UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________________________________

SCHEDULE 14A

__________________________________________

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934
(Amendment No.     )

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Filed by a Party other than the Registrant	☐

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☐	Preliminary Proxy Statement
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☒	Definitive Proxy Statement
☐	Definitive Additional Materials
☐	Soliciting Material Pursuant to §240.14a-12

Summit Midstream Corporation
(Name of Registrant as Specified in Its Charter)

_________________________________________________________________
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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910 Louisiana Street
Suite 4200
Houston, Texas 77002

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS — YOUR VOTE IS VERY IMPORTANT

To Our Stockholders:

Notice is hereby given that a special meeting of stockholders of Summit Midstream Corporation (the “Company”) will be held virtually, conducted via live audio webcast on November 29, 2024, at 2:00 PM, Central Time (the “Special Meeting”). You will be able to attend the Special Meeting online by visiting https://web.lumiconnect.com/275506380 (password: summit2024). You will also be able to vote your shares electronically at the Special Meeting.

The Special Meeting is being held to consider and act on the following matters:

1.      To consider and vote upon a proposal to approve, for purposes of complying with Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual, the issuance of up to 7,471,008 shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”, which will be a non-economic voting interest), together with up to 7,471,008 common units representing limited partner interests (the “Common Units”) of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), to Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak”), and the potential issuance of the underlying shares of Company Common Stock upon the redemption and exchange of the Class B Common Stock and Common Units pursuant to the Business Contribution Agreement, dated as of October 1, 2024, by and among the Company, the Partnership and Tall Oak (the “Issuance Proposal”).

2.      To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal (the “Adjournment Proposal” and, together with the Issuance Proposal, the “Proposals”).

Only stockholders of record at the close of business on October 24, 2024, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment, postponement or continuation thereof. A majority in voting power of the outstanding shares of common stock, par value $0.01 per share (the “Common Stock”), of the Company entitled to vote thereat must be present online or represented by proxy at the Special Meeting to constitute a quorum. Therefore, all stockholders are urged to attend the Special Meeting or to be represented by proxy.

The Board unanimously recommends that you vote FOR the Issuance Proposal and FOR any Adjournment Proposal, if presented.

YOUR VOTE IS IMPORTANT. WHETHER OR NOT YOU EXPECT TO ATTEND THE SPECIAL MEETING, PLEASE SUBMIT YOUR PROXY IN ONE OF THE FOLLOWING WAYS:

•        If you hold your Common Stock in the name of a bank, broker or other nominee, you should follow the instructions provided by your bank, broker or other nominee when voting your Common Stock.

•        If you hold your Common Stock in your own name, you may submit your proxy by:

•        using the Internet website shown on the proxy card; or

•        marking, signing, dating and promptly returning the enclosed proxy card in the postage-paid envelope. It requires no postage if mailed in the United States.

Your attention is directed to the proxy statement accompanying this Notice (including the annexes thereto and the other documents referred to therein) for a more complete description of each of the Proposals. You are urged to read this proxy statement and the annexes carefully and in their entirety. If you have any questions concerning the Proposals or this proxy statement, would like additional copies or need help voting your Common Stock, please contact the Company’s proxy solicitor:

Sodali & Co.
430 Park Avenue, 14th Floor
New York, NY 10022
Call toll-free at (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: smc@info.sodali.com

Date: October 31, 2024	By Order of the Board of Directors of Summit Midstream Corporation,
/s/ James D. Johnston
James D. Johnston
Executive Vice President, General Counsel, Chief Compliance Officer and Secretary

i

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SUMMIT MIDSTREAM CORPORATION

PROXY STATEMENT

Special Meeting of Stockholders

To Be Held on November 29, 2024

INTRODUCTION

This proxy statement and the accompanying proxy card are being furnished to the stockholders of Summit Midstream Corporation, which is referred to in this proxy statement as the “Company,” “Summit Midstream,” “we,” “us” or “our,” in connection with the solicitation by or on behalf of the Board of Directors of the Company, or the “Board,” of proxies to be voted at a special meeting of stockholders of the Company (the “Special Meeting”), to be held at 2:00 PM, Central Time, on November 29, 2024, and at any adjournment, postponement or continuation thereof.

At the Special Meeting, we are seeking stockholder approval: (i) for purposes of complying with Section 312.03 of the New York Stock Exchange (the “NYSE”) Listed Company Manual, the issuance of up to 7,471,008 shares of the Company’s Class B common stock, par value $0.01 per share (the “Class B Common Stock”, which will be a non-economic voting interest), together with up to 7,471,008 common units representing limited partner interests of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), to Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak”), pursuant to the Business Contribution Agreement (the “Business Contribution Agreement”) dated as of October 1, 2024, by and among the Company, the Partnership and Tall Oak (the “Issuance Proposal”); and (ii) for the adjournment of the Special Meeting, if deemed necessary or appropriate (the “Adjournment Proposal” and, together with the Issuance Proposal, the “Proposals”).

Immediately following the closing of the Transaction (as defined below) and based on the estimated number of shares of the Company’s Common Stock, par value $0.01 per share (the “Common Stock”) prior to the execution of the Business Contribution Agreement, we estimate that the existing stockholders of the Company are expected to own approximately an aggregate 59% equity interest in the combined company and Tall Oak and its designees are expected to own approximately an aggregate 41% of the Company’s outstanding voting equity. Immediately thereafter, Tall Oak will distribute the securities it received at Closing to Tailwater and Tall Oak Midstream Investments, LLC, a Delaware limited liability company and an unaffiliated third party of the Company and Tall Oak (“TOMI”). Subsequently, Tailwater is expected to own approximately 35% of the Company’s outstanding voting equity and TOMI is expected to own approximately 6% of the Company’s outstanding voting equity. Initially, subject to step-downs in connection with decreases in its equity ownership, Tailwater will be entitled to designate up to four directors for election to the Board, which will be expanded accordingly upon the consummation of the Transaction to eleven members.

This proxy statement provides extensive information regarding the transactions among us, Tall Oak, and certain other parties identified herein, as contemplated by the Business Contribution Agreement (the “Transaction”). However, we are not seeking stockholder approval for any portion of the Transaction other than the Issuance Proposal, as required under and for the purposes of complying with Section 312.03 of the NYSE Listed Company Manual. As more fully discussed in this proxy statement, our Board believes that the Transaction will benefit the Company and its stockholders by increasing the Company’s scale, its gathering and processing system capacity, and its exposure to natural gas oriented basins, while strengthening the Company’s balance sheet and accelerating the Company’s ability to return capital to the stockholders via distributions and/or share buybacks, which will be subject to Board determination and approval. If you vote against the Issuance Proposal, you are, in effect, voting against the Transaction as a whole.

The Special Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. You will be able to attend the Special Meeting online by visiting https://web.lumiconnect.com/275506380 (password: summit2024). You will also be able to vote your shares electronically at the Special Meeting. You will not be able to attend the Special Meeting in person.

This proxy statement is dated October 31, 2024, and is first being mailed to stockholders of the Company on or about October 31, 2024. Our principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002.

SUMMARY TERM SHEET

This summary term sheet, together with the sections entitled “Questions and Answers About the Proposals” and “Summary of the Proxy Statement,” summarizes certain information contained in this proxy statement, but does not contain all of the information that is important to you. You should read carefully this entire proxy statement, including the attached Annexes, and the other documents referred to herein, for a more complete understanding of the matters to be considered at the Special Meeting. In addition, for definitions used commonly throughout this proxy statement, including this summary term sheet, please see the section entitled “Frequently Used Terms.”

•        Summit Midstream Corporation, a Delaware corporation which we refer to as “we,” “us,” “our,” or the “Company,” was incorporated in Delaware on May 14, 2024, as a result of a corporate reorganization of Summit Midstream Partners, LP, a Delaware master limited partnership (the “Partnership”), in which the Company was incorporated to serve as the new parent holding company of the Partnership. The Company owns the Partnership as a direct wholly owned subsidiary and has no significant assets other than the stock and other voting securities of its subsidiaries.

•        As of October 24, 2024, the record date for the Special Meeting, there were 10,648,646 shares of Common Stock issued and outstanding, no shares of Class B Common Stock issued and outstanding, and there were 65,508 shares of the Company’s Series A Preferred Stock issued and outstanding.

•        On October 1, 2024, the Company and the Partnership entered into the Business Contribution Agreement with Tall Oak, pursuant to which Tall Oak will contribute the Tall Oak Interests to the Partnership, in exchange for consideration in an aggregate amount equal to (i) $425,000,000, consisting of (x) $155,000,000 in cash consideration, subject to certain adjustments contemplated by the Business Contribution Agreement, and (y) 7,471,008 shares of Class B Common Stock and 7,471,008 Common Units, plus (ii) potential earnout payments continuing through March 31, 2026 not to exceed $25,000,000 in the aggregate (the “Earnout Payments”) that Tall Oak may become entitled to receive pursuant to the Business Contribution Agreement, subject to Tall Oak achieving certain business milestones. For more information about the transactions contemplated by the Business Contribution Agreement, please see the section entitled “The Transaction — Business Contribution Agreement.”

•        For information about the Company and the Partnership, please see the section entitled “Information About the Company Parties — The Company” and “— The Partnership.”

•        For information about Tall Oak and its affiliates that are party to the Transaction, please see the sections entitled “Information About the Tall Oak Parties” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations of Tall Oak Midstream and Tall Oak Subsidiaries.”

•        It is anticipated that, upon completion of the Transaction: (i) the Company’s current stockholders will own approximately 59% of the Company’s voting securities and (ii) Tall Oak and its designees are expected to own approximately an aggregate 41% of the Company’s outstanding voting securities. Immediately thereafter, Tall Oak will distribute the Transaction Securities it received at Closing to Tailwater and TOMI, an unaffiliated third party of the Company and Tall Oak. Subsequently, Tailwater is expected to own approximately 35% of the Company’s outstanding voting securities and TOMI is expected to own approximately 6% of the Company’s voting securities. Please see the section entitled “The Transaction.”

•        Our Board considered various factors in determining whether to approve the Business Contribution Agreement and the Transaction contemplated thereby, including the potential to increase the Company’s scale and gathering system capacity, strengthen the Company’s balance sheet and accelerate the Company’s ability to return capital to the stockholders via distributions and/or share buybacks. For more information about the Board’s reasons for approving the Transaction, see the section entitled “The Transaction — Reasons for the Transaction; Recommendation of the Board.”

•        At the Special Meeting, the stockholders of the Company will be asked to consider and vote upon (i) for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the Issuance Proposal, and, if necessary, (ii) the Adjournment Proposal, which is not conditioned on the approval of the Issuance Proposal. Please see the sections entitled “Proposal No. 1 — The Issuance Proposal,” “Proposal No. 2 — The Adjournment Proposal.”

•        The Special Meeting will be held at 2:00 PM, Central Time, on November 29, 2024, which will be a virtual meeting of stockholders, conducted via live audio webcast. Stockholders of the Company may attend the Special Meeting online by visiting https://web.lumiconnect.com/275506380 (password: summit2024). You will not be able to attend the Special Meeting in person. For more information on how to vote your shares, please see the section entitled “The Special Meeting.”

•        Unless waived by the parties to the Business Contribution Agreement, and subject to applicable law, the closings of the Transaction are subject to a number of conditions set forth in the Business Contribution Agreement, including, among others, the receipt of stockholder approval for the Issuance Proposal contemplated by this proxy statement. For more information about the closing conditions to the Transaction, please see the sections entitled “The Transaction — Business Contribution Agreement — Closing Conditions.”

•        The Business Contribution Agreement may be terminated at any time prior to the consummation of the Transaction upon agreement of the parties thereto, or by the Company, the Partnership or Tall Oak in specified circumstances. For more information about the termination rights under the Business Contribution Agreement, please see the section entitled “The Transaction — Business Contribution Agreement — Termination.”

•        The proposed Transaction involves numerous risks. For more information about these risks, please see the section entitled “Risk Factors” beginning on page 41 of this proxy statement.

•        In connection with the Closing of the Transaction, the Company, the General Partner and Tall Oak will enter into the A&R Partnership Agreement, which will set forth, among other things, the rights and obligations of the general and limited partners of the Partnership. For more information about the rights and obligations under the A&R Partnership Agreement, please see the section entitled “The Transaction — A&R Partnership Agreement.”

•        At the Closing, the Company will enter into the Investor Agreement with Tall Oak, pursuant to which Tall Oak (and its permitted transfers and assigns) will be granted certain registration rights with respect to the Company’s Common Stock issuable upon conversion of the Common Units and Class B Common Stock, including Tailwater’s right to designate up to four directors for election to the Company’s Board, pursuant to certain conditions provided therein. For more information about the registration and other rights under the Investor Agreement, please see the section entitled “The Transaction — Investor Agreement.”

•        At the Closing, pursuant to the Business Contribution Agreement, the Company will issue 7,471,008 shares of Class B Common Stock and the Partnership will issue 7,471,008 Common Units to Tall Oak and its designees via a certificate of designation. For more information about the issuance of the Company’s Class B Common Stock to Tall Oak, please see the Section entitled “The Transaction — Certificate of Designation.”

•        In connection with the Closing of the Transaction, certain subsidiaries of the Company and Tall Oak, respectively, will enter into the Transition Services Agreement, which will provide for the administration of certain customary transition services for a period of time following the Closing. For more information about the transition services to be provided following the Closing, please see the section entitled “The Transaction — Transition Services Agreement.”

EXPLANATORY NOTE

On August 1, 2024, Summit Midstream Corporation (the “Company” or “SMC”) completed the corporate reorganization of Summit Midstream Partnership, LP (the “Partnership” or “SMLP”) to convert from a master limited partnership to a C corporation (the “Corporate Reorganization”). The Corporate Reorganization was accomplished through a merger (the “Merger”) between the Partnership and Summit SMC NewCo, LLC, a wholly owned subsidiary of the Company, pursuant to which all of the common units representing limited partner interests in the Partnership outstanding prior to August 1, 2024 were converted into the right to receive shares of common stock, par value $0.01 per share (“Common Stock”), of the Company and all of the 9.50% Series A Fixed-to-Floating Rate Cumulative Redeemable Perpetual Preferred Units representing limited partner interests in the Partnership were converted into the right to receive shares of Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share (“Series A Preferred Stock”), of the Company. The Partnership survived the Merger as a wholly owned subsidiary of the Company. As a result of the Merger, the Company is the successor issuer of the Partnership pursuant to Rule 12g-3(a) under the Securities Exchange Act of 1934, as amended (the “Exchange Act”). The common stock, par value $0.01 per share (the “Common Stock”) of the Company began trading on the New York Stock Exchange (“NYSE”) under the symbol “SMC” on August 1, 2024.

This proxy statement incorporates by reference the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Quarterly Report on Form 10-Q for the period ended June 30, 2024. Such documents do not reflect the change in the Company’s name, type of legal entity, capital stock, or U.S. federal income tax classification, among other things. With respect to such information, the statement or information previously contained or incorporated by reference in this proxy statement shall also be deemed modified or superseded to (i) reflect changes as a result of the Corporate Reorganization to the Company’s name, type of legal entity, capital stock, U.S. federal income tax classification or otherwise or (ii) delete such statement or information to the extent it is no longer applicable at the time of incorporation as a direct or indirect result of the Corporate Reorganization.

FREQUENTLY USED TERMS

Unless otherwise stated or unless the context otherwise requires, the terms “we,” “us,” “our,” the “Company” and “Summit Midstream” refer to Summit Midstream Corporation, and the term “combined company” refers to the Company following the consummation of the Transaction. Unless otherwise stated, any references to the ownership of voting power of the combined company or of economic interests in the Partnership (following the consummation of the Transaction) assumes (i) 10,648,686 shares of Common Stock outstanding as of the Closing Date and (ii) no adjustments to the number of Common Units and shares of Class B Common Stock to be issued pursuant to the Business Contribution Agreement.

In this proxy statement:

“2025 Senior Notes” means Summit Holdings’ and Finance Corp.’s 5.75% senior unsecured notes due April 2025.

“2026 Secured Notes” means Summit Holdings’ and Finance Corp.’s 8.500% senior secured second lien notes due October 2026.

“2026 Unsecured Notes” means Summit Holdings’ and Finance Corp.’s 12.00% senior unsecured notes due October 2026.

“2029 Secured Notes” means Summit Holdings’ 8.625% Senior Secured Second Lien Notes due October 2029.

“A&R Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership of the Partnership to be entered into at the Closing by and among the General Partner, as general partner, and the Company and Tall Oak, as limited partners, substantially in the form attached hereto as Annex B.

“A&R Security Agreement” means the Amended and Restated Loan and Security Agreement, dated as of July 26, 2024, by and among Summit Midstream Holdings, LLC, as borrower, the Partnership and certain subsidiaries party thereto, as guarantors, Bank of America, N.A., as agent.

“ABL Facility” means the $400 million asset-based credit facility, pursuant to the A&R Security Agreement.

“Arkoma” means VM Arkoma STACK, LLC, a Delaware limited liability company and wholly owned subsidiary of Tall Oak Opco.

“BCZ Holdings” means BCZ Land Holdings, LLC, a Delaware limited liability company and wholly owned subsidiary of Arkoma.

“Board” or “Board of Directors” means the board of directors of the Company.

“Business Contribution Agreement” means that certain Business Contribution Agreement, dated as of October 1, 2024, by and among the Company, the Partnership and Tall Oak.

“Change in Recommendation” means any bona fide offer received from a third party, whether in the form of a written merger agreement, unit purchase agreement, asset purchase agreement, unit exchange agreement or other similar agreement relating to a SMC Sale received (without solicitation) by the Company which on its terms and conditions the board of directors of the Company in good faith determines after consultation with the Company’s financial advisors and outside counsel, each of which must be nationally recognized, and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal, all conditions contained therein and the person or entity making the proposal, is more favorable to the Company’s stockholders from a financial point of view than the transactions contemplated by the Business Contribution Agreement as set forth therein.

“Class B Common Stock” means the Class B common stock, par value $0.01 per share, of the Company.

“Closing” means the consummation of the Transaction to be consummated on the terms and subject to the conditions contained in the Business Contribution Agreement.

“Closing Date” means the date of the Closing.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of the Company.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Consideration to be Paid” means 7,471,008 Common Units representing a 39.45% equity interest in the Partnership.

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“FCC” means the Federal Communications Commission.

“General Partner” means Summit Midstream GP, LLC, a Delaware limited liability company and the general partner of the Partnership.

“Guggenheim Securities” means Guggenheim Securities, LLC, financial advisor to the Company.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended.

“Investor Agreement” means that certain Investor and Registration Rights Agreement to be entered into at the Closing by the Company and Tall Oak, substantially in the form attached hereto as Annex C.

“MVC” means minimum volume commitment.

“NYSE” means the New York Stock Exchange.

“Outside Date” means 11:59 p.m. Eastern Time on March 31, 2025 (as may be extended by the parties to the Business Contribution Agreement).

“Partnership” or “SMLP” means Summit Midstream Partners, LP, a Delaware limited partnership and a wholly owned subsidiary of the Company.

“Permian Transmission Credit Facilities” means the $175 million of senior secured credit facilities, which includes a $160 million term loan facility and a $15 million working capital facility, pursuant to a Credit Agreement entered into on March 8, 2021, by Summit Permian Transmission, LLC.

“SEC” means the United States Securities and Exchange Commission.

“Securities Act” means the Securities Act of 1933, as amended.

“Senior Notes” means the 2025 Senior Notes (outstanding until July 26, 2024), the 2026 Unsecured Notes, the 2026 Secured Notes (outstanding until July 26, 2024) and the 2029 Secured Notes.

“Series A Preferred Stock” means the Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of the Company.

“SMC Sale” means any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of the Company and its subsidiaries equal to 50% or more of the Company’s consolidated assets or to which 50% or more of the Company’s revenues or earnings on a consolidated basis are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of 50% or more of any class of equity securities of the Company or (c) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving the Company which is structured to permit any person, entity or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least 50% of the Company’s consolidated assets or Common Stock.

“Sodali” means Sodali & Co., proxy solicitor to the Company.

“SOFR” means the Secured Overnight Financing Rate.

“Special Meeting” means the special meeting of the stockholders of the Company that is the subject of this proxy statement.

“Tailwater” means, collectively, Tailwater Capital LLC and any funds, portfolio companies and investment vehicles managed by or affiliated with Tailwater Capital LLC, expressly including VM Arkoma Stack Holdings, LLC, a Delaware limited liability company, and Connect Midstream, LLC, a Delaware limited liability company, and expressly excluding TOMI.

“Tall Oak” means Tall Oak Midstream Holdings, LLC, a Delaware limited liability company.

“Tall Oak Interests” means all of Tall Oak’s equity interest in Tall Oak Opco being contributed to the Partnership in exchange for the Transaction Consideration.

“Tall Oak Opco” means Tall Oak Midstream Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of Tall Oak.

“Tall Oak Opco Subsidiaries” means Arkoma, BCZ Holdings and Woodford.

“Tall Oak Subsidiaries” means Arkoma, BCZ Holdings, Tall Oak Opco and Woodford.

“TOMI” means Tall Oak Midstream Investments, LLC, a Delaware limited liability company.

“Transaction” means the series of interrelated transactions among us, the Partnership, Tall Oak and its affiliates, as contemplated by the Business Contribution Agreement, pursuant to which Tall Oak will contribute the Tall Oak Interests to the Partnership.

“Transaction Consideration” means an aggregate amount equal to $425,000,000, consisting of $155,000,000 in cash consideration, subject to certain adjustments contemplated by the Business Contribution Agreement, 7,471,008 shares of Class B Common Stock and 7,471,008 Common Units.

“Transaction Documents” means, collectively, the Business Contribution Agreement, the Investor Agreement, the A&R Partnership Agreement, and the Transition Services Agreement.

“Transaction Securities” means the Class B Common Stock and the Common Units to be issued to Tall Oak pursuant to the Business Contribution Agreement.

“Transition Services Agreement” means that certain Transition Services Agreement to be entered into at Closing by and among Tall Oak Midstream Management, LLC, a Delaware limited liability company, and Summit Midstream Holdings, LLC, substantially in the form attached hereto as Annex E.

“TW Directors” means the directors from time to time appointed to the Board pursuant to Tailwater’s designation rights under the Investor Agreement.

“Woodford” means Tall Oak Woodford, LLC, a Delaware limited liability company and wholly owned subsidiary of Tall Oak Opco.

QUESTIONS AND ANSWERS ABOUT THE PROPOSALS

The following questions and answers briefly address some commonly asked questions about the Proposals to be presented at the Special Meeting of stockholders of Summit Midstream Corporation. The following questions and answers do not include all the information that is important to the Company’s stockholders. We urge the Company’s stockholders to read carefully this entire proxy statement, including the annexes and other documents referred to herein.

Q:     Why am I receiving this proxy statement?

A:     A condition to completion of the Transaction is that our stockholders approve the proposed issuance of shares of Class B Common Stock and Common Units pursuant to the Business Contribution Agreement. The Board is providing these proxy materials to you in connection with the Special Meeting of our stockholders, which will take place on November 29, 2024. Our stockholders are invited to virtually attend the Special Meeting and are entitled to and requested to vote on the Proposals described in this proxy statement.

This proxy statement, its annexes and the other documents referred to herein contain important information about the Proposals to be acted upon at the Special Meeting. You should read them carefully and in their entirety.

Your vote is important. You are encouraged to submit your proxy as soon as possible after carefully reviewing this proxy statement, its annexes and the other documents referred to herein.

Q:     What is a proxy?

A:     It is your legal designation of another person to vote the stock you own in the manner you direct. That other person is called a proxy. If you designate someone as your proxy in a written document, that document also is called a proxy or a proxy card. The proxies also may be voted at any adjournments, postponements or continuations of the Special Meeting.

Q:     What is a proxy statement?

A:     It is a document that we give you when we are soliciting your vote pursuant to SEC regulations.

Q:     What is being voted on at the Special Meeting?

A:     Below are the Proposals on which the Company’s stockholders will vote at the Special Meeting.

•        Issuance Proposal — To approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the potential issuance of up to 7,471,008 shares of the Company’s Class B Common Stock, together with up to 7,471,008 Common Units, to Tall Oak and its designees, together with the potential issuance of up to 7,471,008 shares of Common Stock upon the redemption and exchange of the Transaction Securities pursuant to the Business Contribution Agreement.

•        Adjournment Proposal — To approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal.

Q:     Are any of the Proposals conditioned on one another?

A:     No. The approval of the Issuance Proposal is not conditioned on the approval of the Adjournment Proposal, and vice versa.

Q:     What will happen if the Issuance Proposal is not approved at the Special Meeting?

A:     If the Company does not obtain stockholder approval of the Issuance Proposal, the Company will be unable to consummate the Transaction, as stockholder approval of the proposal is a non-waivable condition to closing the Transaction. Thus, if the Issuance Proposal is not approved at the Special Meeting, we will need to seek approval from our stockholders for such proposal at an adjournment of the Special Meeting or a future special or annual meeting of stockholders. It is important to note, however, that the Business Contribution Agreement may be terminated by any of the parties thereto if the Special Meeting (including any adjournments or postponements thereof) shall have concluded and approval of the Issuance Proposal shall not have been obtained. If the Business

Contribution Agreement is terminated pursuant to such termination right, we will be unable to seek stockholder approval of the Issuance Proposal at a subsequent special or annual meeting of stockholders and we will be unable to consummate the Transaction.

Q:     What is the relationship between the Company and Tall Oak and its affiliates?

A:     As of the date of this proxy statement, none of Tall Oak or any of its affiliates owns any capital stock of the Company or any of its affiliates.

Q:     What will the ownership of the Company be if the Issuance Proposal is approved and the Transaction is consummated?

A:     As of October 30, 2024, being the last practicable date prior to the date of this proxy statement, 10,648,686 shares of Common Stock were issued and outstanding. Upon the closing of the Transaction, Tall Oak and its designees are expected to own approximately 41% of the Company’s outstanding voting equity. Immediately thereafter, Tall Oak will distribute the Transaction Securities it received at Closing to Tailwater and TOMI. Subsequently, Tailwater is expected to own approximately 35% of the Company’s outstanding voting equity and TOMI is expected to own approximately 6% of the Company’s outstanding voting equity.

Q:     Why are the stockholders being asked to vote on the Issuance Proposal?

A:     Because our shares of Common Stock are listed on the NYSE, we are subject to the listing requirements of the NYSE, and Section 312.03 of the NYSE Listed Company Manual requires stockholder approval prior to the issuance of securities in any transaction if such securities have, or will have upon issuance, voting power equal to or in excess of 20% of the voting power outstanding before the issuance of the securities. The Transaction Securities to be issued to Tall Oak as consideration in the Transaction will represent voting power in excess of 20% of the total voting power outstanding before the Issuance Proposal. Therefore, under Section 312.03 of the NYSE Listed Company Manual, approval by the stockholders of the Company is required.

Q:     What is the Board’s recommendation with regards to each Proposal?

A:     The Board of Directors makes the following recommendation with regard to each Proposal:

•        The Board unanimously recommends a vote “FOR” the Issuance Proposal.

•        The Board unanimously recommends a vote “FOR” the Adjournment Proposal.

For more information regarding the recommendations of the Board, please see the section entitled “The Transaction — Reasons for the Transaction; Recommendation of the Board.”

Q:     How has the trading price of the Company’s Common Stock changed since the announcement of the Transaction?

A:     On October 1, 2024, the trading date immediately before the public announcement of the Transaction, the Company’s Common Stock closed at $34.45 per share. On October 30, 2024, the last trading day prior to the date of this proxy statement, the Common Stock closed at $35.21.

Q:     How will the Transaction impact the shares of the Company outstanding after the Closing?

A:     As a result of the consummation of the Transaction on an as-converted basis, up to 18,119,693 shares of Common Stock are expected to be outstanding. However, the currently outstanding number of shares of Common Stock of 10,648,686 will not change until the exchange or redemption of Class B Common Stock issued in the Transaction. Pursuant to the Investor Agreement, the Transaction Securities may not be redeemed or exchanged for Common Stock of the Company, with respect to the estimated 6,480,071 Transaction Securities to be held by Tall Oak and its designees, until one year after the Closing Date, after which time 50% of the Transaction Securities will be available for resale, with the remaining 50% available for resale two years after the Closing Date. With respect to its estimated 990,937 Transaction Securities, TOMI is required to exercise its redemption right in full on the fourth business day following the Closing or, if Closing occurs on or prior to December 31, 2024, on January 1, 2025. However, TOMI may not sell the Common Stock received upon redemption until six months after the Closing Date, after which time 50% of such Common Stock will be available for resale, with the remainder of Common Stock held by TOMI being available for resale one year after the Closing Date.

Notwithstanding these restrictions, assuming the redemption or exchange of all the Transaction Securities held by Tailwater and TOMI for Common Stock, the number of shares of Common Stock outstanding would increase by approximately 41% to approximately 18,119,693 shares. It is expected that TOMI, an entity unaffiliated with Tall Oak or the Company, will own approximately 990,937 shares of Common Stock (assuming redemption) or approximately 6% of the Company’s outstanding equity securities.

Q:     When is the Transaction expected to close?

A:     The Transaction is expected to be consummated in the fourth quarter of 2024, subject to receipt of approval by the Company’s stockholders of the Issuance Proposal and the satisfaction or waiver of other closing conditions described herein. For more information about the closing conditions to the Transaction, please see the sections entitled “The Transaction — Business Contribution Agreement — Closing Conditions.”

Q:     Did the Board obtain a third-party valuation or fairness opinion in determining whether or not to proceed with the Transaction?

A:     Yes. Although our current certificate of incorporation does not require our Board to seek a third-party valuation or fairness opinion in connection with transactions of this nature, at the request of the Board, Guggenheim Securities rendered its oral opinion to the Board (subsequently confirmed in writing) that, as of October 1, 2024, and based upon and subject to the factors, procedures, assumptions, qualifications and limitations set forth in its opinion, the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests is fair, from a financial point of view, to the Company. Please see the section entitled “The Transaction — Opinion of Guggenheim Securities”.

Q:     What happens if I sell my shares of Common Stock before the Special Meeting?

A:     The record date for the Special Meeting is October 24, 2024. If you transfer your shares of Common Stock after the record date, but before the Special Meeting, unless the transferee obtains from you a proxy to vote those shares, you will retain your right to vote at the Special Meeting. If you transfer your shares of Common Stock prior to the record date, you will have no right to vote those shares at the Special Meeting.

Q:     What vote is required to approve the Proposals presented at the Special Meeting?

A:     The approval of each of the Proposals requires the affirmative vote of a majority of the votes cast (online at the Special Meeting or by proxy) on such Proposal by holders of the Company’s outstanding shares of Common Stock entitled to vote at the Special Meeting.

Q:     How many votes do I have at the Special Meeting?

A:     Each of the Company’s stockholders is entitled to one vote at the Special Meeting for each share of Common Stock held of record as of October 24, 2024, the record date for the Special Meeting. As of the close of business on the record date, there were 10,648,686 shares of Common Stock outstanding and entitled to vote at the Special Meeting.

Q:     Do I have appraisal rights if I vote against the Issuance Proposal?

A:     No. There are no appraisal rights available to holders of Common Stock in connection with the Issuance Proposal.

Q:     What do I need to do now?

A:     You are urged to read carefully and consider the information contained in this proxy statement, including “Risk Factors” and the annexes and the other documents referred to herein, and to consider how the Proposals will affect you as a stockholder. You should then vote as soon as possible in accordance with the instructions provided in this proxy statement and on the enclosed proxy card or, if you hold your shares through a brokerage firm, bank or other nominee, on the voting instruction form provided by the broker, bank or nominee.

Q:     How do I vote?

A:     If you were a holder of record of Common Stock on October 24, 2024, the record date for the Special Meeting, you may vote with respect to the Proposals virtually at the Special Meeting or by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided. If you hold your shares in “street name,” which means your shares are held of record by a broker, bank or other nominee, you should follow the instructions provided by your broker, bank or nominee to ensure that votes related to the shares you beneficially own are properly counted. In this regard, you must provide the record holder of your shares with instructions on how to vote your shares or, if you wish to virtually attend the Special Meeting and vote online, obtain a proxy from your broker, bank or nominee.

Q:     What is the difference between a stockholder of record and a stockholder who holds shares of stock in street name?

A:     Stockholders of Record.    If your shares of stock are registered in your name with our transfer agent, Equiniti Trust Company, LLC, you are a stockholder of record with respect to those shares and the proxy materials were sent directly to you.

Street Name Holders.    If you hold your shares of stock in an account at a bank, broker or other nominee, then you are the beneficial owner of shares held in “street name.” The proxy materials were forwarded to you by your bank, broker or other nominee, who is considered the stockholder of record for purposes of voting at the Special Meeting. As a beneficial owner, you have the right to direct your bank, broker or other nominee on how to vote the shares of stock held in your account.

Q:     What will happen if I abstain from voting or fail to vote at the Special Meeting?

A:     At the Special Meeting, we will count a properly executed proxy marked “ABSTAIN” with respect to a particular Proposal as present for purposes of determining whether a quorum is present. For purposes of approval, a failure to vote or an abstention will have no effect on any of the Proposals.

Q:     What happens if I return a proxy but do not vote for a Proposal? What is discretionary voting? What is a broker non-vote?

A:     If you properly execute and return a proxy or voting instruction form, your shares will be voted as you specify. If you are a stockholder of record and you make no specifications on your proxy card, your shares will be voted “FOR” each Proposal, in accordance with the recommendations of the Board, as provided above.

If you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted with respect to any Proposal for which your broker does not have authority to vote under the rules of the NYSE. Banks, brokers or other nominee have the authority under the rules of the NYSE to vote stock for which their customers do not provide voting instructions on certain routine matters.

The Company believes that each of the Proposals presented in this proxy statement is a non-routine matter. Accordingly, if you are a beneficial owner and you do not provide voting instructions to your bank, broker or other nominee, your shares will not be voted with respect to any of the Proposals presented in this proxy statement, will have no effect on the votes for any of the Proposals and will not be counted for purposes of establishing a quorum at the Special Meeting.

Broker non-votes occur when (i) a bank, broker or other nominee has discretionary authority to vote on one or more routine proposals to be voted on at a meeting of shareholders, but is not permitted to vote on other non-routine proposals without instructions from the beneficial owner of the shares and (ii) the beneficial owner fails to provide the bank, broker or other nominee with such instructions. As the Company believes that each of the Proposals presented in this proxy statement is a non-routine matter, it is not expected that there will be any broker non-votes.

Q:     What constitutes a quorum at the Special Meeting?

A:     A majority in voting power of the outstanding shares of Common Stock as of October 24, 2024, the record date for the Special Meeting, entitled to vote thereat must be present online or represented by proxy at the Special Meeting in order to constitute a quorum. Abstentions will be counted for purposes of establishing a quorum at the Special Meeting. Broker non-votes, if any, will not counted for purposes of establishing a quorum at the Special Meeting.

Your shares are counted as present at the Special Meeting if you attend the Special Meeting and vote online or if you properly return a proxy by Internet, telephone or mail. A total of 5,324,344 shares of Common Stock will be required to be present online or by proxy at the Special Meeting in order to constitute a quorum.

Q:     If I am not going to virtually attend the Special Meeting, should I submit my proxy card or voting instruction form instead?

A:     Yes. Whether you plan to virtually attend the Special Meeting or not, please read the enclosed proxy statement carefully, and vote your shares by completing, signing, dating and returning the enclosed proxy card in the postage-paid envelope provided, or by returning the voting instruction form to your bank, broker or other nominee.

Q:     May I change my vote after I have submitted my executed proxy card?

A:     Yes. You may change your vote by sending a later-dated, signed proxy card to the Company’s Secretary at the address listed below so that it is received by our secretary prior to the Special Meeting, or by virtually attending the Special Meeting online and voting. You also may revoke your proxy by sending a notice of revocation to the Company’s Secretary, which must be received prior to the Special Meeting.

Q:     What should I do if I receive more than one set of voting materials?

A:     You may receive more than one set of voting materials, including multiple copies of this proxy statement and multiple proxy cards or voting instruction forms. For example, if you hold your shares in more than one brokerage account, you will receive a separate voting instruction form for each brokerage account in which you hold shares. If you are a holder of record and your shares are registered in more than one name, you will receive more than one proxy card. Please complete, sign, date and return each proxy card and voting instruction form that you receive in order to cast your vote with respect to all of your shares.

Q:     Who can help answer my questions?

A:     If you have questions about the Proposals or if you need additional copies of this proxy statement or the enclosed proxy card you should contact:

Summit Midstream Corporation

910 Louisiana Street, Suite 4200
Houston, Texas 77002

(832) 413-4770

Attention: Secretary

You may also contact our proxy solicitor, Sodali & Co., at:

Sodali & Co.
430 Park Avenue, 14th Floor
New York, NY 10022
Call toll-free at (800) 662-5200 (in North America)
or +1 (203) 658-9400 (outside of North America)
Email: smc@info.sodali.com

To obtain timely delivery, our stockholders must request the materials no later than five business days prior to the Special Meeting.

You may also obtain additional information about the Company from documents filed with the SEC by following the instructions in the section entitled “Where You Can Find More Information” beginning on page 141.

Q:     Who will solicit and pay the cost of soliciting proxies?

A:     The Company will pay the cost of soliciting proxies for the Special Meeting. We have engaged Sodali to assist in the solicitation of proxies for the Special Meeting. The Company has paid Sodali an initial retainer fee of $25,000, and also agreed to pay Sodali (a) fees for additional services that may be incurred, and (b) reasonable out-of-pocket expenses. The Company also has agreed to indemnify Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions). The Company will also reimburse banks, brokers and other custodians, nominees and fiduciaries representing beneficial owners of shares of Common Stock for their expenses in forwarding soliciting materials to beneficial owners of Common Stock and in obtaining voting instructions from those owners. Our directors, officers and employees may also solicit proxies by telephone, by facsimile, by mail, on the Internet or in person. They will not be paid any additional amounts for soliciting proxies.

SUMMARY OF THE PROXY STATEMENT

This summary highlights selected information contained in this proxy statement and does not contain all of the information that may be important to you. You should read carefully this entire proxy statement, including the Annexes and accompanying financial statements, to fully understand the proposed Transaction (as described below) before voting on the Proposals to be considered at the Special Meeting (as described below). Please see the section entitled “Where You Can Find Additional Information” beginning on page 141 of this proxy statement.

The Parties to the Transaction

The Company

Summit Midstream Corporation (the “Company”) is a Delaware corporation incorporated on May 14, 2024, as a result of a corporate reorganization (the “Corporate Reorganization”) of Summit Midstream Partners, LP, a Delaware master limited partnership (the “Partnership”), in which the Company was incorporated to serve as the new parent holding company of the Partnership. The Company owns the Partnership as a direct wholly owned subsidiary and has no significant assets other than the stock and other voting securities of its subsidiaries. The Company’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

The Company’s Common Stock is listed on the NYSE under the symbol “SMC.”

Summit Midstream Partners, LP

Summit Midstream Partners, LP, (the “Partnership”), is a Delaware limited partnership headquartered in Houston, Texas, and the wholly owned operating subsidiary of the Company, which is focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.

The Partnership provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. The Partnership has an equity method investment in Double E Pipeline, LLC (“Double E”), which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin in New Mexico to various delivery points in and around the Waha Hub in Texas.

The Partnership’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

Tall Oak Midstream Holdings, LLC

Tall Oak Midstream Holdings, LLC, a Delaware limited liability company, was formed on December 14, 2020.

Tall Oak’s assets, located in central Oklahoma, are comprised of two 220 MMcf/d natural gas processing plants, approximately 244 miles of low-pressure natural gas gathering lines, approximately 167 miles of high-pressure natural gas gathering lines and approximately 65,000 horsepower of field and plant compression. The gathering agreements for the Tall Oak system include long-term, fee-based contracts with a weighted average term of approximately 13 years. Volume throughput on the Tall Oak system is underpinned by acreage dedications, with an estimated 315,000 leased acres from its key customers. The dedicated acreage spans highly productive, rich gas areas within the Arkoma Basin, with producers primarily targeting the Woodford formation.

Recent Developments

Corporate Reorganization.

On August 1, 2024, following unitholder approval at the Partnership’s Special Meeting of Unitholders on July 18, 2024, the Partnership consummated a previously announced transaction that resulted in the Partnership becoming a wholly owned subsidiary of a newly formed Delaware corporation, Summit Midstream Corporation. Upon the consummation of the Corporate Reorganization, each outstanding common unit of the Partnership was converted into the right to receive 1.000 shares of common stock of Summit Midstream Corporation and each outstanding Series A Preferred Unit was converted into the right to receive 1.000 shares of Series A Preferred Stock of Summit Midstream Corporation, with the liquidation preference of each share of Series A Preferred Stock initially equal to $1,000 and the Series A Certificate of Designation deeming all accumulated and unpaid distributions on the Series A Preferred Units to be Series A Unpaid Cash Dividends (as defined in the Certificate of Designation for the Series A Preferred Stock) per share of Series A Preferred Stock, which constituted all consideration to be paid in respect to such Series A Preferred Units, and any rights to accumulated and unpaid distributions on such Series A Preferred Units were discharged.

Mountaineer Transaction.

On May 1, 2024, the Partnership completed the sale of its Mountaineer Midstream system to Antero Midstream LLC for a cash sale price of $70.0 million, subject to customary post-closing adjustments (the “Mountaineer Sale”). Mountaineer Midstream was the owner of midstream assets located in the Marcellus Shale. Prior to closing the Mountaineer Transaction, the Partnership sold related compression assets located in the Marcellus Shale to a compression service provider for cash consideration of approximately $5.0 million in April 2024.

Summit Utica Transaction.

On March 22, 2024, the Partnership completed the disposition (the “Summit Utica Sale”) of Summit Utica, LLC (“Summit Utica”) to a subsidiary of MPLX LP for a cash sale price of $625.0 million, subject to customary post-closing adjustments. Summit Utica was the owner of (i) approximately 36% of the issued and outstanding equity interests in OGC, (ii) approximately 38% of the issued and outstanding equity interests in OCC, together with OGC, Ohio Gathering and (iii) midstream assets located in the Utica Shale. Ohio Gathering was the owner of a natural gas gathering system and condensate stabilization facility located in Belmont and Monroe counties in the Utica Shale in southeastern Ohio.

Refinancing Transactions.

The Partnership issued the 2029 Secured Notes and completed a cash tender offer to purchase any and all of the outstanding 2026 Secured Notes (the “2026 Secured Notes Tender Offer”) and subsequent redemption, and the redemption of the 2025 Senior Notes.

•        2029 Secured Notes.    On July 26, 2024, Summit Holdings issued $575.0 million aggregate principal amount of 8.625% Senior Secured Second Lien Notes due 2029. The 2029 Secured Notes mature on October 31, 2029 and have interest payable semi-annually in arrears on each February 15 and August 15, commencing on February 15, 2025.

•        2026 Secured Notes Tender Offer and Redemption.    Concurrently with closing the offering of 2029 Secured Notes, Summit Holdings and Finance Corp. consummated the 2026 Secured Notes Tender Offer. Summit Holdings and Finance Corp. accepted for payment and made payment for $649.8 million aggregate principal amount of the 2026 Secured Notes validly tendered in the 2026 Notes Tender Offer. On July 26, 2024, concurrently with consummation of the 2026 Secured Notes Tender Offer, Summit Holdings and Finance Corp. delivered a notice of redemption to holders of 2026 Secured Notes for the redemption of all $114.7 million aggregate principal amount of 2026 Secured Notes not purchased in the 2026 Secured Notes Tender Offer, at a price equal to 102.125% of the principal amount thereof, plus accrued and unpaid interest to the redemption date (which was October 15, 2024). On July 26, 2024, concurrently with delivery of the notice of redemption, Summit Holdings and Finance Corp. irrevocably deposited $121.2 million in aggregate principal amount of non-callable United States Treasury securities, which included amounts for principal, interest, and premium with the trustee to satisfy and discharge the 2026 Secured Notes until redeemed on October 15, 2024 with the funds deposited with the trustee.

•        2025 Senior Notes Redemption.    On July 17, 2024, Summit Holdings and Finance Corp. delivered a conditional notice of redemption to holders of 2025 Senior Notes for the redemption of all $49.8 million aggregate principal amount of outstanding 2025 Senior Notes, at a price equal to 100.000% of the principal amount thereof, plus accrued and unpaid interest to the redemption date, which was conditioned on the closing of the offering of 2029 Secured Notes. On July 26, 2024, concurrently with closing of the offering of 2029 Secured Notes, Summit Holdings and Finance Corp. irrevocably deposited $50.6 million in aggregate principal amount of non-callable United States Treasury securities, which included amounts for principal and interest with the trustee to satisfy and discharge the 2025 Senior Notes until redeemed with the funds deposited with the trustee.

Conclusion of Strategic Alternatives Review.

In connection with the announcement of the Utica Sale on March 22, 2024, the Partnership also announced the conclusion of the strategic alternative review process undertaken by the Board of Directors that had initially been announced on October 3, 2023.

Potential Transactions.

The Company regularly evaluates a range of acquisition and divestiture opportunities and frequently engages in discussions with potential counterparties, and as a result, consummates transactions or enters into transaction agreements, such as the Summit Utica Sale in March 2024, the Mountaineer Sale in May 2024, and the Transaction described in this proxy statement, which the Company announced on October 1, 2024.

The Company regularly reviews acquisition opportunities and participates in auction or bid processes conducted by other companies, and the Company has received, from time to time, proposals from unaffiliated third-parties with respect to acquisitions of certain of our assets.

The Company is currently pursuing additional acquisitions as well as entertaining divestiture opportunities that are material in nature which could lead to additional transactions and associated capital markets activity in the near future, however, the Company does not view any such transactions as probable to occur at this time.

None of the transaction opportunities may result in the consummation of an actual acquisition or divestiture and even if the Company decides to move forward with a transaction, it may not be able to obtain regulatory approval or financing at economically attractive terms. Depending on the transaction structure, the Company may be required to seek the approval of the transaction from the Company’s stockholders. In addition, the closing of any such transaction would be dependent upon a number of factors that may be beyond our control, including, among other factors, market condition and regulatory factors.

Transaction Documents

This section describes the material provisions of the Business Contribution Agreement and certain additional agreements entered into in connection with, or to be entered into pursuant to, the Business Contribution Agreement, but does not purport to describe all of the terms thereof. You should carefully read this entire proxy statement and the documents incorporated by reference herein, including the full text of the Business Contribution Agreement and the other Transaction Documents attached hereto as Annexes A through E for a more complete understanding of the terms of the Transaction Documents and the proposed Transaction.

Business Contribution Agreement

On October 1, 2024, the Company and the Partnership entered into the Business Contribution Agreement with Tall Oak. The Business Contribution Agreement provides that, on the terms and subject to the conditions contained therein, Tall Oak will contribute all of its equity interests (the “Tall Oak Interests”) in Tall Oak Midstream Operating, LLC, a Delaware limited liability company (“Tall Oak Opco”), to the Partnership, in exchange for an aggregate amount equal to $425,000,000, consisting of $155,000,000 in cash consideration, subject to certain adjustments contemplated by the Business Contribution Agreement, 7,471,008 shares of Class B Common Stock and 7,471,008 Common Units (the “Transaction Consideration”).

Under the Business Contribution Agreement Tall Oak may also be entitled to additional earnout payments in an aggregate amount not to exceed $25,000,000. For more information about the terms of the Business Contribution Agreement, please see the section entitled “The Transaction — Business Contribution Agreement” for more information.

A&R Partnership Agreement

At the Closing, the Company, the General Partner, and Tall Oak will enter into the A&R Partnership Agreement, which will set forth, among other things, the rights and obligations of the general partner and limited partners of the Partnership. Under the A&R Partnership Agreement, the General Partner, an indirect, wholly owned subsidiary of the Company, will be the sole general partner of the Partnership. As the sole general partner, the General Partner will be able to control all of the day-to-day business affairs and decision-making of the Partnership without the approval of any other partner, unless otherwise stated in the A&R Partnership Agreement.

The A&R Partnership Agreement will also define the rights of the parties thereto and the terms of the Common Units, which will be economic limited partnership interests in the Partnership. Tall Oak will have the right to redeem or exchange each Common Unit (together with one share of Class B Common Stock) for one share of the Company’s Common Stock, or at the Partnership’s election, cash.

For more information about the terms of the A&R Partnership Agreement, please see the section entitled “The Transaction — A&R Partnership Agreement” for more information.

Investor Agreement

At the Closing, the Company and Tall Oak will enter into the Investor Agreement, pursuant to which Tall Oak and Tailwater will be granted certain registration rights with respect to the Common Stock issuable upon redemption or exchange of the Transaction Securities pursuant to the A&R Partnership Agreement (the “Registrable Securities”) and will be entitled to certain rights and subject to certain obligations with respect to the governance of the Company, including Tailwater’s right to designate up to four additional members to the Company’s board of directors. For more information about the terms of the Investor Agreement, please see the section entitled “The Transaction — Investor Agreement” for more information.

Certificate of Designation

At the Closing, in accordance with the Business Contribution Agreement, we will issue 7,471,008 shares of Class B Common Stock to Tall Oak and its designees, with such issuance to be effectuated by filing a certificate of designation with the Delaware Secretary of State. The shares of Class B Common Stock are non-economic interests in the Company, and no dividends may be declared or paid on the Class B Common Stock. The holders of shares of Class B Common Stock will not be entitled to receive any of the Company’s assets in the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up.

The shares of Class B Common Stock are not convertible into any of the Company’s other securities. However, if a holder exchanges one Common Unit for one share of Common Stock, it must also surrender to the Company one share of Class B Common Stock for each Common Unit exchanged.

Transition Services Agreement

At the Closing, Tall Oak Midstream Management, LLC (“Tall Oak Midstream Management”) and Summit Midstream Holdings, LLC (“Summit Holdings”) will enter into the Transition Services Agreement, pursuant to which Tall Oak Midstream Management will provide customary transition services to Summit Holdings for a period of time after the Closing. Please see the section entitled “The Transaction — Transition Services Agreement” for more information.

The Issuance Proposal

The stockholders of the Company are being asked to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance to Tall Oak and its designees of the Transaction Securities, which consist of 7,471,008 shares of voting-only Class B Common Stock, together with 7,471,008 Common Units representing economic interests in SMLP, and the potential issuance of underlying shares of Company Common Stock upon redemption and exchange of the Class B Common Stock and Common Units, pursuant to the Business Contribution Agreement. Please see the section entitled “Proposal No. 1 — The Issuance Proposal” for more information, and the section entitled “The Transaction” for more information about the issuances contemplated by the Business Contribution Agreement.

The Adjournment Proposal

The stockholders of the Company are being asked to approve a proposal to adjourn the Special Meeting to a later date or dates, if necessary, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal. Please see the section entitled “Proposal No.2 — The Adjournment Proposal” for more information.

Date, Time and Place of the Special Meeting

The Special Meeting will be held virtually, conducted via live audio webcast on November 29, 2024, at 2:00 PM, Central Time, or at such other date, time and place to which such meeting may be adjourned or postponed, to consider and vote upon the Proposals. You will be able to attend the Special Meeting online by visiting https://web.lumiconnect.com/275506380 (password: summit2024). You will also be able to vote your shares electronically at the Special Meeting. You will not be able to attend the Special Meeting in person.

Record Date and Voting Rights

Only stockholders of record at the close of business on October 24, 2024, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment, postponement or continuation thereof. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. All shares represented by properly executed and delivered proxies will be voted at the Special Meeting. On the record date, there were 10,648,686 shares of Common Stock outstanding and entitled to vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

Quorum and Required Vote for Proposals for the Special Meeting

A quorum of the Company’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority in voting power of the outstanding shares of Common Stock as of the close of business on the record date entitled to vote thereat are present online or represented by proxy at the Special Meeting. Abstentions will be counted for the purposes of establishing a quorum. Broker non-votes, if any, will be counted for purposes of establishing a quorum at the Special Meeting.

The approval of each of the Proposals requires the affirmative vote of a majority of the votes cast (online at the Special Meeting or by proxy) on such Proposal by holders of the Company’s outstanding shares of Common Stock entitled to vote at the Special Meeting. An abstention, a stockholder’s failure to vote by proxy or to vote online at the Special Meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on any of the Proposals.

The Transaction is conditioned on, among other things, the approval of the Issuance Proposal at the Special Meeting. The Adjournment Proposal is not conditioned on the approval of any other Proposal set forth in this proxy statement.

It is important for you to note that in the event that the Issuance Proposal does not receive the requisite vote for approval at the Special Meeting, including any adjournments or postponements thereof, we will not be able to consummate the Transaction.

Proxy Solicitation

The Company is soliciting proxies on behalf of the Board. Proxies may be solicited by mail. The Company has also engaged Sodali to assist in the solicitation of proxies. See “The Special Meeting — Proxy Solicitation.”

If a stockholder grants a proxy, it may still vote its shares if present online at the Special Meeting if it revokes its proxy before the Special Meeting. A stockholder may also change its vote by submitting a later-dated proxy, as described in the section entitled “The Special Meeting — Revocation of Proxy.”

Post-Closing Organizational Structure

Immediately following the closing of the Transaction, and based on the estimated number of shares of Common Stock issued and outstanding prior to the execution of the Business Contribution Agreement, we estimate that the existing stockholders of the Company are expected to own approximately an aggregate 59% equity interest in the combined company and that Tall Oak and its designees are expected to own approximately an aggregate 41% of the Company’s outstanding voting equity. Immediately thereafter, Tall Oak will distribute the Transaction Securities it received at Closing to Tailwater and TOMI. Subsequently, Tailwater is expected to own approximately 35% of the Company’s outstanding voting equity and TOMI is expected to own approximately 6% of the Company’s outstanding voting equity. Initially, subject to step-downs in connection with decreases in its equity ownership, Tailwater, together with its controlled affiliates, will be entitled to designate up to four directors for election to the Board of the Company, which will be expanded accordingly to eleven members. In accordance with the Certificate of Designation and the Investor Agreement, the directors designated by Tailwater will be elected by the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a series and to the exclusion of the Common Stock and any other class or series of capital stock of the Company, and may be so elected either (i) by written consent or (ii) at annual or special meetings called for the purpose of electing directors. Please see “The Transaction — Post-Closing Organizational Structure” for more information regarding the Transaction, including diagrams illustrating our pre- and post-Transaction organizational structure.

Potential Effects of the Transaction on the Company’s Stockholders

If our stockholders approve the Issuance Proposal, current stockholders will experience immediate and significant dilution to their current equity ownership in the Company upon issuance of the Transaction Securities. In addition, upon the Closing, our existing stockholders are expected to control approximately 59% of our issued and outstanding voting power, while Tailwater, after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing, is expected to control approximately 35% of our issued and outstanding voting power and will have the right to designate four of the members of our Board. TOMI, a third party unaffiliated with the Company and Tall Oak, is expected to control approximately 6% of our issued and outstanding voting power after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing. See “The Transaction — Potential Effects of the Transaction on the Company’s Stockholders.”

Government and Regulatory Approvals

The Company and Tall Oak have agreed to provide each other with such information and assistance as the Company or Tall Oak, as applicable, may reasonably require for the purposes of obtaining approval under the HSR Act and from the FTC, and making any submission, filing or notification to any regulatory authority. Although we expect that all required approvals will be obtained, we cannot assure you that they will be timely obtained, obtained at all or that the granting of the approvals will not involve the imposition of additional conditions on the closing of the Transaction. Receipt of the regulatory approvals are conditions to the closing of the Transaction. Additional information is provided above under the heading “The Transaction — Government and Regulatory Approvals.”

It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Accounting Treatment

The Company and Tall Oak Opco prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The accounting guidance for business combinations requires the use of the acquisition method of accounting, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. The Transaction will be accounted for using the acquisition method of accounting, with the Company being treated as the accounting acquirer.

In identifying the Company as the acquiring entity for accounting purposes, the Company and Tall Oak Opco took into account a number of factors as of the date of this proxy statement, including which entity is issuing its equity interests and transferring cash, the expectation that following the Transaction holders of shares of the Company’s Common Stock immediately prior to the Transaction will hold, in the aggregate, approximately 59% of the issued and outstanding shares of the Company immediately following the Transaction, the intended corporate governance structure of the Company following the Transaction and the intended senior management of the Company following the Transaction. No single factor was the sole determinant in the overall conclusion that the Company is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

No Appraisal Rights

Appraisal rights are not available to stockholders in connection with the Transaction or any of the Proposals to be considered at the Special Meeting described in this proxy statement. See “The Transaction — No Appraisal Rights in Connection with the Transaction.”

Reasons for the Transaction

Our Board considered the following positive factors, although not weighted or in any order of significance, in approving the Transaction and the issuance of the Transaction Securities in connection therewith:

•        Strategic Considerations and Aggregate Value.    The aggregate value of the Common Stock to be retained by the Company’s current stockholders after Closing of the Transaction, taking into account, among other things, the risks to the Company if the Company were not to consummate the Transaction, the Company’s cash flow and the view that the Transaction meet the strategic objectives established by the Board and Company’s management.

•        Operational Benefits and Enhanced Asset Portfolio.    The anticipated growth to the combined company’s asset portfolio and improved flexibility to allocate capital to the projects in the combined company’s portfolio and geographic footprint.

•        Financial Projections.    The financial projections prepared by the Company’s management and Tall Oak’s management.

•        Opinion of Guggenheim Securities.    The financial analyses reviewed and discussed with the Board by representatives of Guggenheim Securities as to the fairness, from a financial point of view, to the Company of the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests.

•        Favorable Terms of the Transaction Documents.    The terms of the Business Contribution Agreement, including the fact that the Company may, under specified circumstances, discuss and negotiate any bona fide offer received from a third party, and that subject to certain conditions the Company may change or withdraw its recommendation to the Company stockholders with respect to the approval of the Proposals in response to a Change in Recommendation, and the likelihood that the Transaction would be completed.

For more information about the Board’s decision-making process, please see the section entitled “The Transaction — Reasons for the Transaction; Recommendation of the Board.”

Opinion of Guggenheim Securities

The Company retained Guggenheim Securities as its financial advisor in connection with the Transaction. In connection with the Transaction, Guggenheim Securities rendered an opinion to the Board to the effect that, as of October 1, 2024 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests was fair, from a financial point of view, to the Company. The full text of Guggenheim Securities’ written opinion, which is attached as Annex F to this proxy statement and which you should read carefully and in its entirety, is subject to the assumptions, limitations, qualifications and other conditions contained in such opinion and is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the Common Stock, the Common Units or the other securities or financial instruments of or relating to the Company, the Partnership, Tall Oak Opco or any Tall Oak Opco Subsidiary may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on the Company, the Partnership or Tall Oak Opco or any Tall Oak Opco Subsidiary, their respective securities or other financial instruments, the Transaction or the financing thereof or (iii) the impact of the Transaction on the solvency or viability of the Company, the Partnership, Tall Oak Opco or any Tall Oak Opco Subsidiary or the ability of the Company, the Partnership or Tall Oak to pay their respective obligations when they come due. In considering the value of the Company equity included in the Consideration to be Paid, Guggenheim Securities focused on the relative value of the Company and Tall Oak Opco (including the Tall Oak Opco Subsidiaries).

Guggenheim Securities’ opinion was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration to be Paid. Guggenheim Securities’ opinion and any materials provided in connection therewith did not constitute a recommendation to the Board with respect to the Transaction, nor does Guggenheim Securities’ opinion or the summary of its underlying financial analyses elsewhere in this proxy statement constitute advice or a recommendation to any holder of Common Stock as to how to vote or act in connection with the Transaction or otherwise. More specifically, Guggenheim Securities’ opinion (i) did not address the Company’s underlying business or financial decision to pursue or effect the Transaction, the relative merits of the

Transaction as compared to any alternative business or financial strategies that might exist for the Company or the Partnership, the financing or funding of the transaction by the Company or the effects of any other transaction in which the Company or the Partnership might engage; (ii) addressed only the fairness, from a financial point of view and as of the date of such opinion, of the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests to the extent expressly specified in such opinion; (iii) expressed no view or opinion as to (a) any other term, aspect or implication of (x) the Transaction (including, without limitation, the form or structure of the Transaction) or the Transaction Agreements or (y) any other agreement, transaction document or instrument contemplated by the Transaction Agreements or to be entered into or amended in connection with the Transaction or any distribution of the Consideration to be Paid or the cash payment after the closing of the Transaction or (b) the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of the Company, the Partnership, Tall Oak Opco, any Tall Oak Opco Subsidiary, Tall Oak or Tailwater; and (iv) expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s, the Partnership’s, Tall Oak Opco’s, any Tall Oak Opco Subsidiary’s, Tall Oak’s or Tailwater’s directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be Paid or otherwise.

For a description of the opinion that the Board received from Guggenheim Securities, see “The Transaction — Opinion of Guggenheim Securities.”

Conditions to Closing of the Transaction

Mutual Closing Conditions

The respective obligations of the Company and the Partnership, on the one hand, and Tall Oak, on the other hand, to consummate and effect the Transaction contemplated by the Business Contribution Agreement are subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company (on our behalf and on behalf of the Partnership) and Tall Oak, at or prior to the Closing, of certain conditions, including the following:

•        no judgments or orders issued by any governmental agency or law shall be in effect restraining, making illegal or otherwise prohibiting the consummation of the Transaction contemplated by the Business Contribution Agreement;

•        the waiting period (and any extension of the waiting period) applicable to the consummation of the Transaction contemplated by the Business Contribution Agreement under the HSR Act shall have been terminated or expired; and

•        the approval of the Issuance Proposal, by the affirmative vote of a majority of the votes cast (online at the Special Meeting or by proxy) on the Issuance Proposal by holders of the Company’s outstanding shares of Common Stock at a Special Meeting where a quorum is present, shall have been obtained.

Tall Oak Closing Conditions

The obligations of Tall Oak to consummate and effect the Transaction contemplated by the Business Contribution Agreement are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Tall Oak, at or prior to the Closing, of certain conditions, including the following:

•        the representations and warranties of the Company and the Partnership related to the “Summit Fundamental Representations” (as defined in the Business Contribution Agreement) shall be true and correct in all respects on and as of October 1, 2024, and the Closing Date as if made on the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date) except for de minimis inaccuracies;

•        all representations and warranties given by the Company and/or the Partnership and contained in Article V of the Business Contribution Agreement other than the Summit Fundamental Representations given by the Company and/or the Partnership, in each case, without giving effect to any materiality or Summit Material Adverse Effect (as defined in the Business Contribution Agreement) qualifiers, (other than in respect of the defined term “Summit Material Contract” as defined in the Business Contribution Agreement) shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except, for such breaches, if any, of such representations and warranties that, when taken as a whole, would not constitute a Summit Material Adverse Effect.

•        the Company and the Partnership shall have performed and complied with, in all material respects, all covenants and obligations required to be performed under the Business Contribution Agreement at or prior to the Closing Date, and shall have delivered, caused to be delivered, or be ready, willing and able to deliver all Closing deliverables on the Closing Date;

•        the Common Stock of the Company continues to be approved for listing on, and continued to be traded on, the NYSE; and

•        no Summit Material Adverse Effect shall have occurred since January 1, 2024.

Company Closing Conditions

The obligations of the Company and the Partnership to consummate and effect the Transaction contemplated by the Business Contribution Agreement are also subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company (on our behalf and on behalf of the Partnership), at or prior to the Closing, of certain conditions, including the following:

•        the representations and warranties of the Company related to the “Tall Oak Fundamental Representations” (as defined in the Business Contribution Agreement) shall be true and correct in all respects on and as of October 1, 2024, and the Closing Date as if made on the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date) except for de minimis inaccuracies, and all representations and warranties given by Tall Oak and contained in Articles III and IV of the Business Contribution Agreement other than the Tall Oak Fundamental Representations given by Tall Oak, in each case, without giving effect to any materiality or Tall Oak Material Adverse Effect (as defined in the Business Contribution Agreement) qualifiers, shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except, for such breaches, if any, of such representations and warranties that, when taken as a whole, would not constitute a Tall Oak Material Adverse Effect;

•        Tall Oak shall have performed and complied with, in all material respects, all covenants and obligations required to be performed under the Business Contribution Agreement at or prior to the Closing Date, and shall have delivered, caused to be delivered, or be ready, willing and able to deliver all Closing deliverables on the Closing Date;

•        all required third-party consents and required notifications to be obtained by Tall Oak, in such form as reasonably acceptable to the Company, shall have been obtained or given, respectively, and are in full force and effect as of the Closing, which the Company agrees to waive as a condition to Closing; provided, that Tall Oak has complied in all material respects with certain applicable conditions to the Business Contribution Agreement; and

•        no Tall Oak Material Adverse Effect shall have occurred since January 1, 2024.

Recommendation of the Board

The Board unanimously determined that the Transaction Documents and the Transaction are in the best interests of, and are advisable to, the Company and its stockholders. The Board unanimously recommends that our stockholders vote “FOR” each of the Proposals. Note that a vote against the Issuance Proposal will, in effect, be a vote against the Transaction as a whole.

For more information regarding the Board’s recommendation and its reasons for approving the Transaction and making such recommendation, see “The Transaction — Reasons for the Transaction; Recommendation of the Board.”

Risk Factors

In evaluating the Transaction and the Proposals to be considered and voted on at the Special Meeting, you should carefully review and consider the risk factors set forth under the section entitled “Risk Factors” beginning on page 41 of this proxy statement. The occurrence of one or more of the events or circumstances described in that section, alone or in combination with other events or circumstances, may have a material adverse effect on (i) the ability of the Company and Tall Oak to complete the Transaction, and (ii) the business, cash flows, financial condition and results of operations of the Company prior to the consummation of the Transaction and the combined company following consummation of the Transaction.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
UNAUDITED PRO FORMA CONDENSED CONSOLIDATED FINANCIAL INFORMATION

The following unaudited pro forma condensed consolidated financial statements are provided to aid you in your analysis of the financial aspects of the Transaction. The unaudited pro forma condensed consolidated financial statements are based on the Company’s historical consolidated financial statements and the Tall Oak historical consolidated financial statements as adjusted to give effect to the Transaction. The unaudited pro forma condensed consolidated combined balance sheet gives pro forma effect to the Transaction as if it had been consummated on June 30, 2024. The unaudited pro forma condensed consolidated combined statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 give effect to the transaction as if it had occurred on January 1, 2023.

The unaudited pro forma condensed consolidated financial statements have been derived from and should be read in conjunction with:

•        the accompanying notes to the unaudited pro forma condensed consolidated financial statements;

•        the historical audited consolidated financial statements of Tall Oak as of and for the year ended December 31, 2023, beginning on page F-17 of this proxy statement;

•        the historical unaudited consolidated financial statements of Tall Oak as of and for the six months ended June 30, 2024, beginning on page F-2 of this proxy statement;

•        the historical audited consolidated financial statements of SMLP as of and for the year ended December 31, 2023, which are incorporated by reference from SMLP’s Annual Report on Form 10-K for the year ended December 31, 2023 (filed with the SEC on March 15, 2024);

•        the historical unaudited condensed consolidated financial statements of SMLP as of and for the six months ended June 30, 2024, which are incorporated by reference from SMLP’s Quarterly Report on Form 10-Q for the quarterly period ended June 30, 2024 (filed with the SEC on August 9, 2024); and

•        other information relating to SMLP and Tall Oak included elsewhere in this proxy statement.

Background

The unaudited pro forma financial information included herein is intended to present the expected impact and scope of change of certain transactions, identified below, to the historical financial position and results of operations of Summit Midstream Partners, LP (the “Partnership”).

Corporate Reorganization.    On August 1, 2024, following a unitholder vote at the Partnership’s Special Meeting of Unitholders on July 18, 2024, the Partnership consummated a previously announced transaction that resulted in the Partnership becoming a wholly owned subsidiary of a newly formed Delaware corporation, Summit Midstream Corporation (the “Corporate Reorganization”). The Corporate Reorganization was accounted for as a common-control transaction between the Partnership and Summit Midstream Corporation as a result of the Partnership’s unitholders controlling both the Partnership and Summit Midstream Corporation before and after the Corporate Reorganization. In the case of this common-control transaction, the historical financial statements of the Partnership became the historical financial statements of Summit Midstream Corporation, except for certain changes that conform the Partnership’s historical financial statements to a corporate entity. These changes include, but are not limited to, the reclassification of the Partnership’s capital accounts to shareholders’ equity accounts and an update of certain limited partner terms to synonymous corporate entity terms. The Corporate Reorganization had no impact to historical revenues, expenses, assets, liabilities, or cash flows.

Refinancing Transactions.    A series of transactions which includes (i) the issuance of $575.0 million aggregate principal amount of 8.625% senior secured second lien notes due 2029 (the “2029 Secured Notes”), (ii) the redemption of $49.8 million of the Company’s 5.75% senior unsecured notes (the “2025 Notes Redemption”), and (iii) the tender offer and redemption of $764.5 million of the Company’s 8.500% senior secured second lien notes (the “2026 Secured Notes Tender Offer”), (collectively the “Refinancing Transactions”).

Divestitures.    Summit Utica Sale. On March 22, 2024, the Partnership completed the disposition of Summit Utica, LLC (“Summit Utica”) to a subsidiary of MPLX for a cash sale price of $625.0 million, subject to customary post-closing adjustments (the “Utica Sale”). Summit Utica was the owner of (i) approximately 36% of the issued and outstanding equity interests in OGC, (ii) approximately 38% of the issued and outstanding equity interests in OCC, together with OGC, Ohio Gathering and (iii) midstream assets located in the Utica Shale. Ohio Gathering was the owner of a natural gas gathering system and condensate stabilization facility located in Belmont and Monroe counties in the Utica Shale in southeastern Ohio.

Mountaineer Midstream System.    On May 1, 2024, the Partnership completed the sale of its Mountaineer Midstream system, to Antero Midstream LLC for a cash sale price of $70.0 million, subject to customary post-closing adjustments (the “Mountaineer Transaction”). Mountaineer Midstream was the owner of midstream assets located in the Marcellus Shale. Prior to closing the Mountaineer Transaction, the Partnership sold related compression assets located in the Marcellus Shale to a compression service provider for cash consideration of approximately $5 million in April 2024 (collectively the “Divestitures”).

Tall Oak Acquisition.    The board of directors of the Company unanimously approved the business contribution agreement with Tall Oak Midstream Holdings, LLC (“Tall Oak”) whereby Tall Oak agreed to contribute to the Company all of the issued and outstanding equity interests of Tall Oak Midstream Operating, LLC for total consideration equal to $425.0 million (the “Tall Oak Acquisition”). Total consideration consists of (i) a $155.0 million cash payment, subject to certain adjustments contemplated by the Business Contribution Agreement, and (ii) the issuance of 7,471,008 million shares of Class B common stock and 7,471,008 common units, representing equity interests in the Partnership that are exchangeable into an equivalent quantity of SMC common stock on a 1:1 exchange ratio, plus (iii) potential earnout payments continuing through March 31, 2026 not to exceed $25,000,000 in the aggregate that Tall Oak may become entitled to receive pursuant to the Business Contribution Agreement, subject to Tall Oak achieving certain business milestones.

Unaudited Pro Forma Condensed Consolidated Financial Statements

The previously discussed Corporate Reorganization was accounted for as a common-control transaction between the Partnership and Summit Midstream Corporation as a result of the Partnership’s unitholders controlling both the Partnership and Summit Midstream Corporation before and after the Corporate Reorganization. In the case of this common-control transaction, the historical financial statements of the Partnership became the historical financial statements of Summit Midstream Corporation, except for certain changes that conform the Partnership’s historical financial statements to a corporate entity. These changes include, but are not limited to, the reclassification of the Partnership’s capital accounts to shareholders’ equity accounts and an update of certain limited partner terms to synonymous corporate entity terms. The Corporate Reorganization had no impact to historical revenues, expenses, assets, liabilities, or cash flows.

Accordingly, the Partnership’s historical financial statements were used as the starting point to prepare the unaudited pro forma condensed consolidated financial statements for Summit Midstream Corporation (including its subsidiaries, collectively “SMC” or the “Company”). These unaudited pro forma condensed consolidated financial statements are presented to illustrate the effect, where applicable, to the Company’s historical financial position and operating results of (i) the Corporate Reorganization, (ii) the Refinancing Transactions (iii) the Divestitures and (iv) the Tall Oak Acquisition.

The unaudited pro forma condensed consolidated financial statements are based on the historical consolidated financial statements of the Partnership and should be read in conjunction with the financial statements and related notes appearing in the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023, and the Quarterly Report on Form 10-Q for the six months ended June 30, 2024, which are incorporated by reference into this proxy statement.

The unaudited pro forma condensed consolidated balance sheet and statements of operations included herein are for information purposes only and are not necessarily indicative of the results that might have occurred had (i) the Corporate Reorganization, (ii) the Refinancing Transactions (iii) the Divestitures and (iv) the Tall Oak Acquisition taken place on the respective dates assumed. Actual results may differ significantly from those reflected in the unaudited pro forma condensed consolidated financial statements for various reasons, including but not limited to, the differences between the assumptions used to prepare the unaudited pro forma condensed consolidated financial statements and actual results. The pro forma adjustments in the unaudited pro forma condensed consolidated balance sheet and the statements of operations included herein include the use of estimates and assumptions as described in the accompanying notes. The pro forma adjustments are based on information available to the Company at the time these unaudited pro forma condensed consolidated financial statements were prepared. The Company believes its current estimates provide a reasonable basis for presenting the significant effects of (i) the Corporate Reorganization, (ii) the Refinancing Transactions (iii) the Divestitures and (iv) the Tall Oak Acquisition. However, the estimates and assumptions are subject to change as additional information becomes available. The unaudited pro forma condensed consolidated financial statements include only those adjustments related to (i) the Corporate Reorganization, (ii) the Refinancing Transactions (iii) the Divestitures and (iv) the Tall Oak Acquisition.

The accompanying unaudited pro forma condensed consolidated balance sheet as of June 30, 2024 has been prepared to reflect (i) the Corporate Reorganization, (ii) the Refinancing Transactions and (iii) the Tall Oak Acquisition of Tall Oak Midstream as of June 30, 2024.

The unaudited pro forma condensed consolidated statements of operations for the six months ended June 30, 2024 and for the year ended December 31, 2023 have been prepared to give effect to (i) the Divestitures, (ii) the Corporate Reorganization (iii) the Refinancing Transactions and (iv) the Tall Oak Acquisition, as if they had occurred on January 1, 2023.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED BALANCE SHEET (UNAUDITED)
As of June 30, 2024

(In thousands)	Historical	Corporate Reorganization: Pro forma adjustments		Refinancing Transactions: Pro forma adjustments		Tall Oak historical financial statements		Tall Oak conforming and other transaction adjustments		Unaudited Pro forma Combined
ASSETS
Cash and cash equivalents	$156,008	$—		$(141,970)	(d)	$5,306	(h)	$(5,306)	(j)(k)(m)	$14,038
Restricted cash	4,208	—		—		—		—		4,208
Accounts receivable	55,991	—		—		6,633	(h)	—		62,624
Other current assets	5,227	—		—		13,256	(h)	—		18,483
Total current assets	221,434	—		(141,970)		25,195		(5,306)		99,353
Property, plant and equipment, net	1,366,522	—		—		300,987	(h)	138,117	(j)(k)	1,805,626
Intangible assets, net	143,735	—		—		—		—		143,735
Investment in equity method investees	271,622	—		—		—		—		271,622
Other noncurrent assets	29,625	—		5,057	(e)	24,156	(h)	(17,400)	(j)(k)	41,438
TOTAL ASSETS	$2,032,938	$—		$(136,913)		$350,338		$115,411		$2,361,774

LIABILITIES AND CAPITAL
Trade accounts payable	$19,090	$596	(a)	$3,900	(f)	$440	(h)	$—		$24,026
Accrued expenses	32,494	—		—		189	(h)	15,000	(f)	47,683
Deferred revenue	8,305	—		—		10	(h)	—		8,315
Ad valorem taxes payable	4,819	—		—		1,021	(h)	—		5,840
Accrued compensation and employee benefits	4,943	—		—		—		—		4,943
Accrued interest	16,160	—		(15,723)	(g)	810	(h)	—		1,247
Accrued environmental remediation	1,764	—		—		—		—		1,764
Accrued settlement payable	6,667	—		—		—		—		6,667
Current portion of long-term debt	65,708	—		(49,699)	(d)	24,000	(h)	(24,000)	(j)(k)(m)	16,009
Other current liabilities	6,695	—		—		16,579	(h)	—		23,274
Total current liabilities	166,645	596		(61,522)		43,049		(9,000)		139,768
Deferred tax liabilities	—	125,427	(b)	—		—		(41,935)	(b)	83,492
Long-term debt, net	861,676	—		(54,124)	(d)(e)	88,500	(h)	66,500	(j)(k)(m)	962,552
Noncurrent deferred revenue	29,496	—		—		83	(h)	—		29,579
Noncurrent accrued environmental remediation	1,198	—		—		—		—		1,198
Other noncurrent liabilities	21,839	—		—		617	(h)	21,000	(j)(k)	43,456
Total liabilities	1,080,854	126,023		(115,646)		132,249		36,565		1,260,045
Commitments and contingencies

Mezzanine Capital
Subsidiary Series A Preferred Units	129,032	—		—		—		—		129,032

Partners’ Capital
Series A Preferred Units	103,426	(103,426)	(c)	—		—		—		—
Common limited partner capital	719,626	(719,626)	(c)	—		—		—		—
Shares of Series A Preferred Stock	—	103,426	(c)	—		—		—		103,426
Common stock, $0.01 par value	—	107	(c)	—		—		—		107
Additional paid in capital/Accumulated deficit	—	593,496	(c)(i)	(21,267)	(i)	218,089	(h)	(356,570)	(k)(l)	433,748
Noncontrolling interest	—	—		—		—		435,416	(l)	435,416
Total partners’ capital	823,052	(126,023)		(21,267)		218,089		78,846		972,697
TOTAL LIABILITIES AND CAPITAL	$2,032,938	$—		$(136,913)		$350,338		$115,411		$2,361,774

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Six Months Ended June 30, 2024

(In thousands, except per-common amounts)	Historical	Divestitures: Pro forma adjustments		Corporate Reorganization: Pro forma adjustments		Refinancing Transactions: Pro forma adjustments		Tall Oak historical financial statements		Tall Oak conforming and other transaction adjustments		Unaudited Pro forma Combined
Revenues:
Gathering services and related fees	$107,198	$(18,851)	(n)	$—		$—		$39,230	(s)	$—		$127,577
Natural gas, NGLs and condensate sales	97,051	—		—		—		12,223	(s)	—		109,274
Other revenues	15,937	—		—		—		—		—		15,937
Total revenues	220,186	(18,851)		—		—		51,453		—		252,788
Costs and expenses:
Cost of natural gas and NGLs	59,801	—		—		—		855	(s)	—		60,656
Operation and maintenance	48,452	(2,259)	(n)	—		—		13,072	(s)	—		59,265
General and administrative	28,949	(220)	(n)	—		—		8,012	(s)	—		36,741
Depreciation and amortization	51,784	(4,248)	(n)	—		—		11,085	(s)	2,762	(x)	61,383
Transaction costs	11,062	—		—		—		—		—		11,062
Acquisition integration costs	40	—		—		—		—		—		40
Loss on asset sales, net	7	—		—		—		3	(s)	—		10
Long-lived asset impairments	67,936	(67,916)	(p)	—		—		—		—		20
Total costs and expenses	268,031	(74,643)		—		—		33,027		2,762		229,177
Other income, net	2,118	—		—		—		162	(s)	—		2,280
Gain on interest rate swaps	3,510	—		—		—		—		—		3,510
Gain (loss) on sale of business	84,010	(84,010)	(o)	—		—		—		—		—
Gain on sale of equity method investment	126,261	(126,261)	(o)	—		—		—		—		—
Interest expense	(69,303)	—		—		31,449	(r)	(5,139)	(s)	(1,021)	(v)	(44,014)
Loss on early extinguishment of debt	(4,964)	—		—		4,964	(r)	—		—		—
Income (loss) before income taxes and equity method investment income	93,787	(154,479)		—		36,413		13,449		(3,783)		(14,613)
Income from equity method investees	14,918	(7,039)	(n)	—		—		—		—		7,879
Income before income taxes	108,705	(161,518)		—		36,413		13,449		(3,783)		(6,734)
Income tax benefit	444	—		4,855	(q)	—		—		(3,363)	(q)	1,936
Net income (loss)	109,149	(161,518)		4,855		36,413		13,449		(7,146)		(4,798)
Less: Net income attributable to Subsidiary Series A Preferred	(7,636)	—		—		—		—		—		(7,636)
Less: Net income attributable to noncontrolling interest	—	—		—		—		—		5,924	(w)	5,924
Net income (loss) available to Summit Midstream (Common and Preferred)	$101,513	$(161,518)		$4,855		$36,413		$13,449		$(1,222)		$(6,510)
Less: net income attributable to Series A Preferred	(6,533)	—		—		—		—		—		(6,533)
Net income (loss) per common:	$94,980	$(161,518)		$4,855		$36,413		$13,449		$(1,222)		$(13,043)

Common – basic	$9.09											$(1.25)
Common – diluted	$8.57											$(1.25)
Weighted-average limited partner units outstanding:
Common – basic	10,449											10,449
Common – diluted	11,081											10,449

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES
PRO FORMA CONDENSED CONSOLIDATED STATEMENT OF OPERATIONS (UNAUDITED)
For the Year Ended December 31, 2023

(In thousands, except per-common amounts)	Historical	Divestitures: Pro forma adjustments		Corporate Reorganization: Pro forma adjustments		Refinancing Transactions: Pro forma adjustments		Tall Oak historical financial statements		Tall Oak conforming and other transaction adjustments		Unaudited Pro forma Combined
Revenues:
Gathering services and related fees	$248,223	$(63,805)	(n)	$—		$—		$88,677	(s)	$—		$273,095
Natural gas, NGLs and condensate sales	179,254	—		—		—		27,768	(s)	—		207,022
Other revenues	31,426	—		—		—		—		—		31,426
Total revenues	458,903	(63,805)		—		—		116,445		—		511,543
Costs and expenses:
Cost of natural gas and NGLs	112,462	—		—		—		2,048	(s)	—		114,510
Operation and maintenance	100,741	(8,860)	(n)	—		—		35,672	(s)	—		127,553
General and administrative	42,135	(868)	(n)	—		—		15,394	(s)	—		56,661
Depreciation and amortization	122,764	(17,855)	(n)	—		—		22,897	(s)	5,525	(x)	133,331
Transaction costs	1,251	—		596	(t)	—		—		15,000	(t)	16,847
Acquisition integration costs	2,654	—		—		—		—		—		2,654
(Gain) loss on asset sales, net	(260)	7	(n)	—		—		49	(s)	—		(204)
Long-lived asset impairments	540	67,936	(p)	—		—		—		—		68,476
Total costs and expenses	382,287	40,360		596		—		76,060		20,525		519,828
Other income, net	865	—		—		—		401	(s)	—		1,266
Gain on interest rate swaps	1,830	—		—		—		—		—		1,830
Gain (loss) on sale of business	(47)	84,010	(o)	—		—		—		—		83,963
Gain on sale of equity method investment	—	126,261	(o)	—		—		—		—		126,261
Interest expense	(140,784)	—		—		65,400	(r)	(8,226)	(s)	(3,600)	(v)	(87,210)
Loss on early extinguishment of debt	(10,934)	—		—		(28,898)	(r)(u)	—		—		(39,832)
Income (loss) before income taxes and equity method investment income	(72,454)	106,106		(596)		36,502		32,560		(24,125)		$77,993
Income from equity method investees	33,829	(22,922)	(n)	—		—		—		—		10,907
Income before income taxes	(38,625)	83,184		(596)		36,502		32,560		(24,125)		$88,900
Income tax benefit (expense)	(322)	—		(172,299)	(q)	—		—		4,490	(q)	(168,131)
Net income (loss)	(38,947)	83,184		(172,895)		36,502		32,560		(19,635)		(79,231)
Less: Net income attributable to Subsidiary Series A Preferred	(12,581)	—		—		—		—		—		(12,581)
Less: Net income attributable to noncontrolling interest	—	—		—		—		—		(31,463)	(w)	(31,463)
Net income available to Summit Midstream (Common and Preferred)	$(51,528)	$83,184		$(172,895)		$36,502		$32,560		$(51,098)		$(123,275)
Less: net income attributable to Series A Preferred	(11,566)	—		—		—		—		—		(11,566)
Net income (loss) per common:	$(63,094)	$83,184		$(172,895)		$36,502		$32,560		$(51,098)		$(134,841)
Common – basic	$(6.11)											$(13.05)
Common – diluted	$(6.11)											$(13.05)
Weighted-average limited partner units outstanding:
Common – basic	10,334											10,334
Common – diluted	10,334											10,334

The accompanying notes are an integral part of these unaudited pro forma condensed consolidated financial statements.

SUMMIT MIDSTREAM PARTNERS, LP AND SUBSIDIARIES

NOTES TO PRO FORMA CONDENSED CONSOLIDATED FINANCIAL STATEMENTS (Unaudited)

1. BASIS OF PRESENTATION

The June 30, 2024 unaudited pro forma condensed consolidated balance sheet gives effect to the pro forma adjustments necessary to reflect (i) the Corporate Reorganization, (ii) the Refinancing Transactions and (iii) the Tall Oak Acquisition, as if they had occurred on June 30, 2024.

The unaudited pro forma condensed consolidated statement of operations gives effect to the pro forma adjustments necessary to reflect (i) the Corporate Reorganization, (ii) the Refinancing Transactions (iii) the Divestitures and (iv) the Tall Oak Acquisition as if they had occurred on January 1, 2023. The unaudited pro forma adjustments were prepared based upon available information and assumptions that management believes depict the accounting for the transaction. The unaudited pro forma condensed consolidated financial statements do not give effect to the potential impact of any anticipated synergies, operating efficiencies, or cost savings that may result from the transactions or of any integration costs.

2. PRO FORMA ADJUSTMENTS

The unaudited pro forma condensed consolidated statements reflect the following adjustments:

Balance Sheet

“Historical” — represents the historical unaudited consolidated balance sheet of the Partnership as of June 30, 2024. The previously discussed Corporate Reorganization was accounted for as a common-control transaction between the Partnership and Summit Midstream Corporation as a result of the Partnership’s unitholders controlling both the Partnership and Summit Midstream Corporation before and after the Corporate Reorganization. In the case of this common-control transaction, the historical financial statements of the Partnership became the historical financial statements of Summit Midstream Corporation, except for certain changes that conform the Partnership’s historical financial statements to a corporate entity. These changes include, but are not limited to, the reclassification of the Partnership’s capital accounts to shareholders’ equity accounts and an update of certain limited partner terms to synonyms corporate entity terms. The Corporate Reorganization had no impact to historical revenues, expenses, assets, liabilities, or cash flows.

(a)     To adjust for $0.6 million of unrecognized costs associated with the Corporate Reorganization, primarily for investment bank, advisory and legal fees.

(b)    To recognize a deferred tax liability of $125.4 million related to the Corporate Reorganization and calculated using the current federal tax rate of 21% plus an appropriate state tax rate. The deferred tax liability is primarily the result of differences between generally accepted accounting principles (“GAAP”) and tax values of the Partnership’s fixed assets as of the date of the Corporate Reorganization and other basis adjustments resulting from the conversion of the Partnership to a taxable entity. The Tall Oak Acquisition involved the use of an Up-C tax structure that established a noncontrolling interest as a result of the issuance of 7,471,008 Partnership common units. Due to the establishment of the noncontrolling interest, the deferred tax liability of Summit Midstream Corporation was reduced by $41.9 million.

(c)     To reclassify the Partnership’s capital accounts to shareholders’ equity accounts.

(d)    Cash adjustments include (i) the issuance of $575.0 million of the 2029 Secured Notes, (ii) the 2026 Secured Notes Tender Offer and redemption of $764.5 million plus the 2025 Notes Redemption of $49.8 million, (iii) $125.0 million of borrowings on our ABL Facility, (iv) the payment of $12.0 million of transaction costs associated with the Refinancing Transactions and (v) the payment of $15.7 million of accrued interest.

Current and long-term debt adjustments include (i) the issuance of $575.0 million of the 2029 Secured Notes, (ii) the 2026 Secured Notes Tender Offer and redemption of $764.5 million plus the 2025 Notes Redemption of $49.8 million, (iii) $125.0 million of borrowings on our ABL Facility, (iv) the write off of $21.2 million of unamortized debt issuance costs, and (v) the capitalization of $10.8 million of debt issuance costs related to the issuance of the 2029 Secured Notes.

(e)     To recognize the effect of $15.9 million of capitalized debt issuance costs, primarily for investment bank, advisory and legal fees, in connection with the issuance of the 2029 Secured Notes and to amend our ABL Facility. Approximately $5.1 million of the issuance costs are related to the ABL Facility and are reflected as an increase to other noncurrent assets, with the remaining $10.8 million of issuance costs reflected as a contra debt balance because they are related to the issuance of the 2029 Secured Notes.

(f)     To adjust for $3.9 million of unrecognized transaction costs associated with the Refinancing Transactions and $15.0 million of unrecognized transaction costs associated with the Tall Oak Acquisition, primarily for investment bank, advisory and legal fees.

(g)    To remove accrued interest as of June 30, 2024, in connection with the 2026 Secured Notes Tender Offer and the 2025 Notes Redemption.

(h)    Represents the historical unaudited consolidated balance sheet of Tall Oak as of June 30, 2024.

(i)     To adjust historical equity to reflect the impact of the transactions described herein.

•        Corporate Reorganization:    Pro forma adjustments — Includes $21.2 million related to the write off of unamortized debt issuance costs.

•        Refinancing Transactions:    Pro forma adjustments — Includes an aggregate $593.5 million related to the reclassification of the partnership’s capital accounts to shareholders’ equity accounts plus deferred tax amounts resulting from the Corporate Reorganization.

(j)     The preliminary consideration for the Tall Oak Acquisition is $425.0 million, which is subject to customary closing adjustment and based on the following:

(Amounts in thousands, except share price data and number of shares to be issued)
Equity Consideration	$270,000
Cash Consideration	155,000
Total preliminary consideration to be paid at closing	$425,000
Estimated per share fair value of equity consideration	$36.14
Number of shares to be issued in exchange for Tall Oak’s equity interest in Tall Oak	7,471,008

Equity Consideration.    SMC will issue 7,471,008 shares of Class B common stock of the Company, par value $0.01 per share (the “Class B Common Stock”) and 7,471,008 common units representing limited partner interests of the Partnership (the “Partnership Units” and together with the Class B Common Stock, the “Securities”). The number of shares was determined by dividing $270.0 million by $36.14 which is the 20-day volume weighted average closing price of SMC’s Class A common stock as of the close of business on the trading day immediately preceding the execution of the business contribution agreement on October 1, 2024.

Cash Consideration.    SMC will also pay to Tall Oak $155.0 million in cash consideration, subject to certain adjustments contemplated by the business contribution agreement. The cash consideration will be used to fully pay off $112.5 million of the outstanding debt of Tall Oak.

Preliminary Purchase Price Allocation.    Under the acquisition method of accounting, the identifiable assets acquired and liabilities assumed from Tall Oak are recorded at their fair values as of the closing date and added to those of SMC.

The following table sets forth a preliminary allocation of the total preliminary Tall Oak Acquisition consideration to the identifiable tangible and intangible assets acquired and liabilities assumed from Tall Oak, based on management’s preliminary estimate of their fair values based on the most recent information available and has been prepared to illustrate the estimated effect of the Tall Oak Acquisition. The preliminary estimate includes the fair value of contingent consideration of $21.0 million which is recorded within Other noncurrent liabilities on the unaudited pro forma condensed consolidated balance sheet.

	Historical	Purchase Price Allocation Adjustments	Fair Values
Preliminary consideration			$425,000
Fair value of assets acquired and liabilities assumed:
Cash	$5,306	$(5,306)	$—
Accounts receivable, net	6,633	—	6,633
Other current assets	13,256	—	13,256
Property and equipment, net	278,137	127,632	405,769
Intangible assets (rights-of-way; included in property and equipment in historical column)	22,850	10,485	33,335
Other noncurrent assets	24,156	(17,400)	6,756

	Historical	Purchase Price Allocation Adjustments	Fair Values
Accounts payable	(440)	—	(440)
Accrued expenses and other	(18,609)	—	(18,609)
Current portion of long term debt	(24,000)	24,000	—
Long term debt	(88,500)	88,500	—
Noncurrent deferred revenues	(83)	—	(83)
Other noncurrent liabilities	(617)	(21,000)	(21,617)
Fair value of net assets acquired	$218,089	$206,911	$425,000

For the preliminary estimate of fair values of assets acquired and liabilities assumed of Tall Oak, the Company used certain assumptions based on publicly available transaction data for the industry. The final purchase price allocation is dependent upon certain valuation and other studies that have yet to be completed. Accordingly, the preliminary purchase price allocation is subject to further adjustment as additional information becomes available and additional analyses and final valuations are completed. Such adjustments could have a material impact on the final purchase price allocation.

Intangible Assets.    Preliminary identifiable intangible assets in the unaudited pro forma condensed combined financial information consist of the following:

Fair Values
Rights of way	$33,335
Total identified intangible assets	$33,335

The fair value estimate for all identifiable intangible assets is preliminary and based on assumptions that market participants would use in pricing an asset, based on the most advantageous market for the asset (i.e., its highest and best use). The final fair value determination for identifiable intangible assets may differ materially from this preliminary determination.

(k)    Fair value of net assets acquired and liabilities assumed.    Pro forma adjustments reflect the incremental fair value of net assets acquired and liabilities assumed.

(l)     Elimination of Tall Oak’s historical equity and issuance of equity consideration for the Tall Oak Acquisition.    The adjustment reflects the elimination of Tall Oak’s historical equity and the issuance of equity consideration by SMC. For purposes of these unaudited condensed consolidated pro forma financial statements, we utilized an SMC price of $36.14 per share for the purpose of determining the equity consideration. Additionally, the issuance of the Securities described above will result in the creation of a $435.4 million noncontrolling interest in the net assets of Summit Midstream Corporation, which is reflective in the amount proforma unaudited financial statements.

(m)   Financing of Tall Oak Acquisition.    The adjustment reflects $155.0 million of new borrowings on the ABL Facility, the proceeds of which were used to repay $112.5 million of assumed Tall Oak Midstream Operating, LLC indebtedness ($24.0 million of current debt and $88.5 million of long-term debt), with the remainder borrowings amount ($42.5 million) provided to Tall Oak as purchase price consideration.

Income Statement

“Historical” — represents the historical audited statement of operations of the Partnership for the six months ended June 30, 2024 and for the year ended December 31, 2023. The previously discussed Corporate Reorganization was accounted for as a common-control transaction between the Partnership and Summit Midstream Corporation as a result of the Partnership’s unitholders controlling both the Partnership and Summit Midstream Corporation before and after the Corporate Reorganization. In the case of this common-control transaction, the historical financial statements of the Partnership became the historical financial statements of Summit Midstream Corporation, except for certain changes that conform the Partnership’s historical financial statements to a corporate entity. These changes include, but are not limited to, the reclassification of the Partnership’s capital accounts to shareholders’ equity accounts and an update of certain limited partner terms to synonyms corporate entity terms. The Corporate Reorganization had no impact to historical revenues, expenses, assets, liabilities, or cash flows.

(n)    Adjustments are to eliminate revenues and costs from the Company’s consolidated financial results for the Divestitures.

(o)    To adjust the gain recognized as a result of the Utica Divestiture as if the transaction had occurred on January 1, 2023.

(p)    To adjust impairment associated with the Mountaineer Divestiture as if the transaction had occurred on January 1, 2023.

(q)    The unaudited pro forma financial results for the year ended December 31, 2023 include a deferred tax expense of $172.3 million, primarily for the establishment of a deferred tax liability resulting from differences between the GAAP and tax values of the Partnership’s fixed assets as of the date of the Corporate Reorganization and other basis adjustments resulting from the conversion of the Partnership to a taxable entity.

The unaudited pro forma financial results for the year ended December 31, 2023 also include an adjustment to the deferred tax benefit of $4.5 million, which is the aggregate impact of the Tall Oak Acquisition including the following: (i) previously non-taxed historical income generated by Tall Oak Midstream, (ii) an allocation of the combined pretax income to the noncontrolling interest and (iii) the impact of non-deductible transaction costs.

The unaudited pro forma financial results for the six months ended June 30, 2024 include deferred tax expense adjustments related to Corporate Reorganization and Tall Oak Acquisition.

(r)     To adjust interest expense and loss on early extinguishment of debt for the impact of the Refinancing Transactions with the assumption that the transactions had occurred on January 1, 2023.

(s)     Represents the historical unaudited consolidated income statements of Tall Oak as of June 30, 2024 and December 31, 2023.

(t)     To adjust for $0.6 million unrecognized transaction costs associated with the Corporate Reorganization and $15.0 million of costs associated with the Tall Oak Acquisition, primarily for investment bank, advisory and legal fees.

(u)    To adjust loss on early extinguishment of debt for premiums on the 2026 Unsecured Notes and 2026 Secured Notes Tender Offer unrecognized transaction costs associated with the 2026 Secured Notes Tender Offer, primarily for investment bank, advisory and legal fees.

(v)    Incremental pro forma interest expense.    The pro forma adjustment relates to the incremental pro forma interest expense as a result of the financing used in connection to the Tall Oak Acquisition with the assumption that such financing was obtained on January 1, 2023, and was outstanding for the entire year ended December 31, 2023, and the six-month period ended June 30, 2024. Additionally, the adjustment assumes that a portion of the cash consideration was utilized to fully payoff $112.5 million of outstanding debt of Tall Oak with the assumption that such repayment was completed as of January 1, 2023.

	Pro Forma Six-Month Period Ended June 30, 2024	Pro Forma Year Ended December 31, 2023
	(in thousands)	(in thousands)
Adjustment to interest expense
Historical Tall Oak interest expense	$(5,139)	$(8,226)
Interest expense for financing acquired for Tall Oak Acquisition	6,160	11,826
Additional pro forma interest expense	$1,021	$3,600

(w)    Net income related to non-controlling interests.    The transaction accounting pro forma adjustment to net income related to non-controlling interests of $5.9 million for the six months ended June 30, 2024 and a net loss of $31.5 million for the year ended December 31, 2023, relates to the establishment of non-controlling interests in connection with the Tall Oak Acquisition.

(x)    Depreciation step-up.    To adjust depreciation expense for the step-up in the basis of property and equipment as a result of fair value measurement.

SELECTED HISTORICAL CONSOLIDATED FINANCIAL DATA OF
SUMMIT MIDSTREAM PARTNERS

The following tables set forth the Partnership’s selected historical consolidated financial data derived from the Partnership’s unaudited condensed consolidated financial statements as of June 30, 2024 and for the six months ended June 30, 2024 and 2023, respectively (the “Interim Financial Statements”), and from the Partnership’s audited consolidated financial statements as of December 31, 2023 and 2022 and for each of the years ended December 31, 2023 and 2022 (the “Annual Financial Statements”). You should read the following data in conjunction with “Management’s Discussion and Analysis of Financial Condition and Results of Operations of the Partnership” and the consolidated financial statements and the related notes thereto included within this proxy statement/prospectus. You should not assume the results of operations for any past period indicate results for any future period.

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands, except per unit data)
Statement of Operations Data:
Revenues:
Gathering services and related fees	$107,198	$114,457	$248,223	$248,358
Natural gas, NGLs and condensate sales	97,051	85,245	179,254	86,225
Other revenues	15,937	10,690	31,426	35,011
Total revenues	220,186	210,392	458,903	369,594
Costs and expenses:
Cost of natural gas and NGLs	59,801	50,857	112,462	76,826
Operation and maintenance	48,452	49,130	100,741	84,152
General and administrative	28,949	20,799	42,135	44,943
Depreciation and amortization	51,784	59,956	122,764	119,055
Transaction costs	11,062	782	1,251	6,968
Acquisition integration costs	40	2,225	2,654	—
(Gain) loss on asset sales, net	7	(143)	(260)	(507)
Long-lived asset impairment	67,936	455	540	91,644
Total costs and expenses	268,031	184,061	382,287	423,081
Other income (expense), net	2,118	1,062	865	(4)
Gain (loss) on interest rate swaps	3,510	1,995	1,830	16,414
Gain (loss) on sale of business	84,010	(36)	(47)	(1,741)
Gain on sale of equity method investment	126,261	—	—	—
Interest expense	(69,303)	(69,398)	(140,784)	(102,459)
Loss on early extinguishment of debt	(4,964)	—	(10,934)	—
Income (loss) before income taxes and equity method investment income	93,787	(40,046)	(72,454)	(141,277)
Income tax benefit (expense)	444	252	(322)	(325)
Income from equity method investees	14,918	12,091	33,829	18,141
Net income (loss)	$109,149	$(27,703)	$(38,947)	$(123,461)
Less: Net income attributable to Subsidiary Series A Preferred Units	(7,636)	(5,242)	(12,581)	(17,144)
Net income (loss) attributable to Summit Midstream Partners, LP	$101,513	$(32,945)	$(51,528)	$(140,605)
Less: net income attributable to Series A Preferred Units	(6,533)	(5,438)	(11,566)	(8,048)
Add: deemed capital contribution	—	—	—	20,974
Net income (loss) attributable to common limited partners	$94,980	$(38,383)	$(63,094)	$(127,679)
Net income (loss) per limited partner unit:
Common unit – basic	$9.00	$(3.73)	$(6.11)	$(12.71)
Common unit – diluted	$8.57	$(3.73)	$(6.11)	$(12.71)

Weighted-average limited partner units outstanding:
Common unit – basic	10,549	10,291	10,334	10,048
Common unit – diluted	11,081	10,291	10,334	10,048

	As of June 30, 2024	As of December 31,
		2023	2022
	(in thousands)
Balance Sheet Data
Assets
Cash and cash equivalents	$156,008	$14,044	$11,808
Restricted cash	4,208	2,601	1,723
Accounts receivable	55,991	76,275	75,287
Other current assets	5,227	5,502	8,724
Total current assets	221,434	98,422	97,542
Property, plant and equipment, net	1,366,522	1,698,585	1,718,754
Intangible assets, net	143,735	175,592	198,718
Investment in equity method investees	271,622	486,434	506,677
Other noncurrent assets	29,625	35,165	38,273
Total assets	$2,032,938	$2,494,198	$2,559,964

Liabilities and Capital
Trade accounts payable	$19,090	$22,714	$14,052
Accrued expenses	32,494	32,377	20,601
Deferred revenue	8,305	10,196	9,054
Ad valorem taxes payable	4,819	8,543	10,245
Accrued compensation and employee benefits	4,943	6,815	16,319
Accrued interest	16,160	19,298	17,355
Accrued environmental remediation	1,764	1,483	1,365
Accrued settlement payable	6,667	6,667	6,667
Current portion of long-term debt	65,708	15,524	10,507
Other current liabilities	6,695	10,395	11,724
Total current liabilities	166,645	134,012	117,889
Long-term debt, net	861,676	1,455,166	1,479,855
Noncurrent deferred revenue	29,496	30,085	37,694
Noncurrent accrued environmental remediation	1,198	1,454	2,340
Other noncurrent liabilities	21,839	30,266	38,784
Total liabilities	1,080,854	1,650,983	1,676,562

Mezzanine Capital
Subsidiary Series A Preferred Units (93,039 units issued and outstanding at June 30, 2024, December 31, 2023 and December 31, 2022)	129,032	124,652	118,584

Partners Capital
Series A Preferred Units (65,508 units issued and outstanding at June 30, 2024, December 31, 2023 and December 31, 2022)	103,426	96,893	85,327
Common limited partner capital (10,648,685, 10,376,189 and 10,182,763 units issued and outstanding at June 30, 2024, December 31, 2023 and December 31, 2022, respectively)	719,626	621,670	679,491
Total partners capital	823,052	718,563	764,818
Total liabilities and Capital	$2,032,938	$2,494,198	$2,559,964

Non-GAAP Financial Measures

The Partnership reports financial results in accordance with U.S. generally accepted accounting principles (“GAAP”). The Partnership also presents adjusted EBITDA, a non-GAAP financial measure.

Adjusted EBITDA

The Partnership defines adjusted EBITDA as net income or loss, plus interest expense, income tax expense, depreciation and amortization, the Partnership’s proportional adjusted EBITDA for equity method investees, adjustments related to minimum volume commitment (“MVC”) shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in the Partnership’s industry, the Partnership’s definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

The Partnership’s management uses adjusted EBITDA in making financial, operating and planning decisions and in evaluating the Partnership’s financial performance. Furthermore, the Partnership’s management believes that adjusted EBITDA may provide external users of the Partnership’s financial statements, such as investors, commercial banks, research analysts and others, with additional meaningful comparisons between current results and results of prior periods as they are expected to be reflective of the Partnership’s core ongoing business.

Adjusted EBITDA is used as a supplemental financial measure to assess:

•        the ability of the Partnership’s assets to generate cash sufficient to make future potential cash distributions and support the Partnership’s indebtedness;

•        the financial performance of the Partnership’s assets without regard to financing methods, capital structure or historical cost basis;

•        the Partnership’s operating performance and return on capital as compared to those of other entities in the midstream energy sector, without regard to financing or capital structure;

•        the attractiveness of capital projects and acquisitions and the overall rates of return on alternative investment opportunities; and

•        the financial performance of the Partnership’s assets without regard to (i) income or loss from equity method investees, (ii) the impact of the timing of MVC shortfall payments under the Partnership’s gathering agreements or (iii) the timing of impairments or other income or expense items that the Partnership characterizes as unrepresentative of the Partnership’s ongoing operations.

Adjusted EBITDA has limitations as an analytical tool and investors should not consider it in isolation or as a substitute for analysis of the Partnership’s results as reported under GAAP. For example:

•        certain items excluded from adjusted EBITDA are significant components in understanding and assessing an entity’s financial performance, such as an entity’s cost of capital and tax structure;

•        adjusted EBITDA does not reflect the Partnership’s cash expenditures or future requirements for capital expenditures or contractual commitments;

•        adjusted EBITDA does not reflect changes in, or cash requirements for, the Partnership’s working capital needs; and

•        although depreciation and amortization are noncash charges, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted EBITDA does not reflect any cash requirements for such replacements.

The Partnership compensates for the limitations of adjusted EBITDA as an analytical tool by reviewing the comparable GAAP financial measures, understanding the differences between the financial measures and incorporating these data points into the Partnership’s decision-making process.

The Partnership does not provide the GAAP financial measures of net income or loss or net cash provided by operating activities on a forward-looking basis because the Partnership is unable to predict, without unreasonable effort, certain components thereof including, but not limited to, (i) income or loss from equity method investees and

(ii) asset impairments. These items are inherently uncertain and depend on various factors, many of which are beyond the Partnership’s control. As such, any associated estimate and its impact on the Partnership’s GAAP performance and cash flow measures could vary materially based on a variety of acceptable management assumptions.

The following tables present a reconciliation of the Partnership’s net income and net cash provided by operating activities to adjusted EBITDA for the six months ended June 30, 2024 and 2023, respectively, and for the years ended December 31, 2023 and 2022, respectively.

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Reconciliation of net income to adjusted EBITDA:
Net Income (loss)	$109,149	$(27,703)	$(38,947)	$(123,461)
Add:
Interest expense	69,303	69,398	140,784	102,459
Income tax expense (benefit)	(444)	(252)	322	325
Depreciation and amortization(1)	52,254	60,425	123,702	119,993
Proportional adjusted EBITDA for equity method investees(2)	27,517	25,738	61,070	45,419
Adjustments related to capital reimbursement activity(3)	(5,651)	(3,667)	(9,874)	(6,041)
Unit-based and noncash compensation	4,858	3,762	6,566	3,778
Loss on early extinguishment of debt	4,964	—	10,934	—
(Gain) loss on asset sales, net	7	(143)	(260)	(507)
Long-lived asset impairment	67,936	455	540	91,644
Gain on interest rate swaps	(3,510)	(1,995)	(1,830)	(16,414)
(Gain) loss on sale of business	(84,010)	36	—	—
Gain on sale of equity method investment	(126,261)	—	—	—
Other, net(4)	12,013	5,075	7,666	13,236
Less:
Income from equity method investees	14,918	12,091	33,829	18,141
Adjusted EBITDA	$113,207	$119,038	$266,844	$212,290

____________

(1)      Includes the amortization expense associated with the Partnership’s favorable gas gathering contracts as reported in other revenues.

(2)      Reflects the Partnership’s proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to the Partnership during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(3)      Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(4)      Represents items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations. For the six months ended June 30, 2024, the amount includes $13.3 million of transaction and other costs. For the six months ended June 30, 2023, the amount includes $2.2 million of integration costs, $2.1 million of transaction and other costs and $1.6 million of severance expense. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.

	Six Months Ended June 30,		Year Ended December 31,
	2024	2023	2023	2022
	(in thousands)
Reconciliation of net cash provided by operating activities to adjusted EBITDA:
Net cash provided by operating activities	$30,973	$51,640	$126,906	$98,744
Add:
Interest expense, excluding amortization of debt issuance costs	62,400	63,073	128,099	93,133
Income tax expense (benefit)	(444)	(252)	322	325
Changes in operating assets and liabilities	11,915	6,512	19,692	13,538
Proportional adjusted EBITDA for equity method investees(1)	27,517	25,738	61,070	45,419
Adjustments related to capital reimbursement activity(2)	(5,651)	(3,667)	(9,874)	(6,041)
Realized gain on swaps	(2,657)	(2,418)	(5,149)	(397)
Other, net(3)	14,518	5,143	7,123	11,494
Less:
Distributions from equity method investees	23,659	23,904	57,572	43,040
Noncash lease expense	1,705	2,827	3,773	885
Adjusted EBITDA	$113,207	$119,038	$266,844	$212,290

____________

(1)      Reflects the Partnership’s proportionate share of Double E and Ohio Gathering adjusted EBITDA. The Partnership records financial results of its investment in Ohio Gathering on a one-month lag and is based on the financial information available to the Partnership during the reporting period. With the divestiture of Ohio Gathering in March 2024, proportional adjusted EBITDA includes financial results from December 1, 2023 through March 22, 2024.

(2)      Adjustments related to capital reimbursement activity represent contributions in aid of construction revenue recognized in accordance with Accounting Standards Update No. 2014-09 Revenue from Contracts with Customers.

(3)      Represents items of income or loss that the Partnership characterizes as unrepresentative of its ongoing operations. For the six months ended June 30, 2024, the amount includes $13.3 million of transaction and other costs. For the six months ended June 30, 2023, the amount includes $2.2 million of integration costs, $2.1 million of transaction and other costs and $1.6 million of severance expense. For the year ended December 31, 2023, the amount includes $3.8 million in transaction costs, $2.6 million of acquisition integration costs, and $1.6 million of severance expenses. For the year ended December 31, 2022, the amount includes the amount includes $8.6 million in transaction costs, $2.5 million of severance expenses and $1.7 million of losses related to sale of business.

COMPARATIVE HISTORICAL AND PRO FORMA PER SHARE DATA

The following table presents the Company’s historical and pro forma per share data as of and for the six months ended June 30, 2024, and the year ended December 31, 2023. The pro forma per share data as of and for the six months ended June 30, 2024, and the year ended December 31, 2023, is presented as if the Transaction had been completed on January 1, 2023.

Historical per share data as of and for the six months ended June 30, 2024, and the year ended December 31, 2023, was derived from the Company’s historical financial statements for the respective periods. This information should be read together with the Company’s historical consolidated financial statements and related notes filed with the SEC, and that are incorporated into this proxy statement by reference. Please see the section entitled “Where You Can Find More Information” beginning on page 141.

Unaudited summary pro forma combined per share data as of and for the six months ended June 30, 2024, and the year ended December 31, 2023, was derived and should be read in conjunction with the unaudited pro forma condensed consolidated financial data included in “Unaudited Pro Forma Condensed Consolidated Financial Statements” and the related notes thereto included in this proxy statement. The pro forma information is presented for illustrative purposes only and is not necessarily indicative of the operating results or financial position that would have occurred if the Transaction had been completed as of the beginning of the period.

	Six Months Ended June 30, 2024	Year Ended December 31, 2023
Historical
Book value per share (at end of period)	$67.58	$59.91
Net income (loss) per shares:
Common Stock – basic	$9.00	$(6.11)
Common Stock – diluted	$8.57	$(6.11)

Pro Forma
Book value per share (at end of period)	$40.74	Not Available
Net income (loss) per shares:
Common Stock – basic	$(1.25)	$(13.05)
Common Stock – diluted	$(1.25)	$(13.05)

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This proxy statement and the documents incorporated by reference herein include “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, addressing activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. Words such as “estimate,” “project,” “predict,” “believe,” “expect,” “anticipate,” “potential,” “create,” “intend,” “could,” “may,” “foresee,” “plan,” “will,” “guidance,” “look,” “outlook,” “goal,” “future,” “assume,” “forecast,” “build,” “focus,” “work,” “continue” or the negative of such terms or other variations thereof and words and terms of similar substance used in connection with any discussion of future plans, actions, or events identify forward-looking statements. However, the absence of these words does not mean that the statements are not forward-looking.

These forward-looking statements include, but are not limited to, statements regarding the Transaction, the expected use of proceeds therefrom, pro forma descriptions of the Company and its operations, integration and transition plans, synergies, opportunities and anticipated future performance, including the Company’s future production and capital expenditures. There are a number of risks and uncertainties that could cause actual results to differ materially from the forward-looking statements included in and incorporated by reference into this proxy statement. These include:

•        the occurrence of any event, change or other circumstances that could give rise to the termination of the Business Contribution Agreement;

•        the effect of the announcement of the Transaction on the Company’s customer relationships, operating results and business generally;

•        the risks that the proposed Transaction disrupts current plans and operations;

•        the amount of the costs, fees, expenses and charges related to the Transaction;

•        the failure to obtain the stockholder approval and to satisfy the other conditions to the consummation of the Business Contribution Agreement;

•        the failure to realize a lower long-term cost of capital and other anticipated benefits of the proposed Transaction;

•        the Company’s ability to access the debt and equity markets, which will depend on general market conditions and the credit ratings for debt obligations;

•        fluctuations in natural gas, NGL and crude oil prices, including as a result of political or economic measures taken by various countries or the Organization of the Petroleum Exporting Countries (“OPEC”);

•        the extent and success of the Company’s customers’ drilling and completion efforts, as well as the quantity of natural gas, crude oil, freshwater deliveries, and produced water volumes produced within proximity of the Company’s and Tall Oak’s assets;

•        failure or delays by the Company’s and Tall Oak’s customers in achieving expected production in their natural gas, crude oil and produced water projects;

•        competitive conditions in the Company’s and Tall Oak’s industry and their impact on the Company’s and Tall Oak’s ability to connect hydrocarbon supplies to the Company’s and Tall Oak’s gathering and processing assets or systems;

•        actions or inactions taken or nonperformance by third parties, including suppliers, contractors, operators, processors, transporters and customers, including the inability or failure of the Company’s and Tall Oak’s shipper customers to meet their financial obligations under the Company’s and Tall Oak’s gathering agreements and the Company’s and Tall Oak’s ability to enforce the terms and conditions of certain of the Company’s and Tall Oak’s gathering agreements in the event of a bankruptcy of one or more of the Company’s and Tall Oak’s customers;

•        the Company’s and Tall Oak’s ability to divest of certain of the Company’s and Tall Oak’s assets to third parties on attractive terms, which is subject to a number of factors, including prevailing conditions and outlook in the natural gas, NGL and crude oil industries and markets;

•        the ability to attract and retain key management personnel;

•        commercial bank and capital market conditions and the potential impact of changes or disruptions in the credit and/or capital markets;

•        changes in the availability and cost of capital and the results of the Company’s and Tall Oak’s financing efforts, including availability of funds in the credit and/or capital markets;

•        restrictions placed on the Company and Tall Oak by the agreements governing the Company’s and Tall Oak’s debt and preferred equity instruments;

•        the availability, terms and cost of downstream transportation and processing services;

•        natural disasters, accidents, weather-related delays, casualty losses and other matters beyond the Company’s and Tall Oak’s control;

•        the current and potential future impact of the COVID-19 pandemic or other pandemics on the Company’s and Tall Oak’s business, results of operations, financial position or cash flows;

•        operational risks and hazards inherent in the gathering, compression, treating and/or processing of natural gas, crude oil and produced water;

•        the Company’s and Tall Oak’s ability to comply with the terms of the agreements comprising the global settlement with the North Dakota Industrial Commission;

•        weather conditions and terrain in certain areas in which the Company and Tall Oak operate;

•        physical and financial risks associated with climate change;

•        any other issues that can result in deficiencies in the design, installation or operation of the Company’s and Tall Oak’s gathering, compression, treating, processing and freshwater facilities;

•        timely receipt of necessary government approvals and permits, the Company’s and Tall Oak’s ability to control the costs of construction, including costs of materials, labor and rights-of-way and other factors that may impact the Company’s and Tall Oak’s ability to complete projects within budget and on schedule;

•        the Company’s and Tall Oak’s ability to finance the Company’s and Tall Oak’s obligations related to capital expenditures, including through opportunistic asset divestitures or joint ventures and the impact any such divestitures or joint ventures could have on the Company’s and Tall Oak’s results;

•        the effects of existing and future laws and governmental regulations, including environmental, safety and climate change requirements and federal, state and local restrictions or requirements applicable to oil and/or gas drilling, production or transportation;

•        the effects of litigation;

•        interest rates;

•        changes in general economic conditions; and

•        other factors and uncertainties discussed in this proxy statement and the Partnership’s filings with the SEC, including the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Partnership’s Quarterly Reports on Form 10-Q for the quarters ended March 31, 2024, and June 30, 2024, and the Company’s registration statement on Form S-4 (File No. 333-279903), filed with the SEC on June 3, 2024, and declared effective on June 14, 2024.

All of these types of statements, other than statements of historical fact included in this document, are forward-looking statements. In some cases, you can identify forward-looking statements by terminology such as “may,” “could,” “should,” “expect,” “plan,” “project,” “intend,” “anticipate,” “believe,” “estimate,” “predict,” “potential,” “pursue,” “target,” “continue,” the negative of such terms or other comparable terminology.

The forward-looking statements contained in this document are largely based on the Company’s expectations, which reflect estimates and assumptions made by the Company’s management. These estimates and assumptions reflect the Company’s best judgment based on currently known market conditions and other factors. Although we believe such estimates and assumptions to be reasonable, they are inherently uncertain and involve a number of risks and uncertainties that are beyond the Company’s control. In addition, management’s assumptions about future events may prove to be inaccurate. All readers are cautioned that the forward-looking statements contained in this document are not guarantees of future performance, and the Company’s expectations may not be realized or the forward-looking events and circumstances may not occur. Actual results may differ materially from those anticipated or implied in the forward-looking statements due to factors described in “Risk Factors.” The forward-looking statements in this document speak only as of the date of this document; we disclaim any obligation to update these statements unless required by securities law, and we caution you not to unduly rely on them.

RISK FACTORS

You should carefully review and consider the following risk factors and the other information contained in this proxy statement, including the financial statements and notes to the financial statements included herein, in evaluating the Proposals to be voted on at the Special Meeting. The following risk factors will also apply to the business and operations of the combined company following the completion of the Transaction. The occurrence of one or more of the events or circumstances described in these risk factors, alone or in combination with other events or circumstances, may adversely affect the ability to complete or realize the anticipated benefits of the Transaction, and may have an adverse effect on the business, cash flows, financial condition and results of operations of the combined company. You should also carefully consider the following risk factors in addition to the other information included in this proxy statement, including matters addressed in the section entitled “Cautionary Note Regarding Forward-Looking Statements” beginning on page 38 of this proxy statement. The Company may face additional risks and uncertainties that are not presently known to it, or that it may currently deem immaterial, which may also impair its business or financial condition. The following discussion should be read in conjunction with the financial statements and notes to the financial statements included herein.

We have grouped the risks into categories for ease of reading, and without any reflection on the importance of, or likelihood of, any particular category.

Risks Related to the Transaction

We will be subject to certain uncertainties while the Transaction is pending, which could adversely affect our business.

Uncertainty about the effect of the Transaction on employees and those that do business with us or invest in our securities may have an adverse effect on the Company or the trading price of our Common Stock. These uncertainties may impair our ability to attract, retain and motivate key personnel until the Transaction is completed and for a period of time thereafter, and could cause those that transact with us to seek to change their existing business relationships with us. During the pendency of the Transaction, management and other personnel will be required to dedicate time and attention to execution of the Transaction, which may partially divert their attention from the Company’s business. The Company will also incur significant transaction expenses regardless of whether the Transaction is consummated or beneficial, and such expenses may be more than anticipated, particularly if the Transaction is not completed on the expected timeline.

In addition, the agreements entered into in connection with the Transaction restrict us from entering into certain corporate transactions and taking other specified actions without the consent of Tall Oak, and generally require us to continue our operations in the ordinary course of business during the pendency of the Transaction. These restrictions may prevent us from pursuing attractive business opportunities or adjusting our capital plan prior to the completion of the Transaction.

Company stockholders as of immediately prior to the Transaction will have reduced ownership in the combined company immediately following the Transaction.

If our stockholders approve the Issuance Proposal, current stockholders will experience immediate and significant dilution to their current equity ownership in the Company upon issuance of the Transaction Securities. In addition, immediately after the Closing, our existing stockholders are expected to control approximately 59% of our issued and outstanding voting power, while Tailwater, after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing, is expected to control approximately 35% of our issued and outstanding voting power and will have the right to designate four of the members of our Board. TOMI, a party unaffiliated with the Company and Tall Oak, is expected to control approximately 6% of our issued and outstanding voting power after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing.

The issuance of shares of the Transaction Securities pursuant to the Business Contribution Agreement could have the effect of depressing the market price of the Common Stock, through dilution of earnings per share or otherwise. Any dilution of, or delay of any accretion to, the Company’s earnings per share could cause the price of the Common Stock to decline or increase at a reduced rate.

The market price for Common Stock following the closing of the Transaction may be affected by factors different from those that historically have affected or currently affect the Common Stock.

Upon the completion of the Transaction, the Company’s financial position may differ from its financial position before the completion of the Transaction, and the results of operations of the combined company may be affected by some factors that are different from those currently affecting the results of operations of the Company and those currently affecting the results of operations of Tall Oak. Accordingly, the market price and performance of the Common Stock is likely to be different from the performance of the Common Stock in the absence of the Transaction. In addition, general fluctuations in stock markets could have a material adverse effect on the market for, or liquidity of, the Common Stock, regardless of the Company’s actual operating performance. For a discussion of the businesses of the Company and important factors to consider in connection with those businesses, see the documents incorporated by reference herein and referred to in “Where You Can Find More Information.”

We may be subject to lawsuits relating to the Transaction, which could adversely affect our business, financial condition and operating results.

Lawsuits may be filed challenging the Transaction, which could prevent the Transaction from being completed, or could result in a material delay in, or the abandonment of, the Transaction. Even if the lawsuits are without merit, defending against these claims can result in substantial costs and divert management time and resources. An adverse judgment could result in monetary damages, which could have a negative impact on our liquidity and financial condition. Additionally, if a plaintiff is successful in obtaining an injunction prohibiting completion of the Transaction, then that injunction may delay or prevent the Transaction from being completed, which may adversely affect our business, financial position and results of operations.

The termination of the Business Contribution Agreement could negatively impact our business or result in our having to pay a termination fee.

The Business Contribution Agreement is subject to a number of conditions that must be satisfied, including the approval by the Company’s stockholders of the Issuance Proposal, in each case prior to the completion of the Transaction. These conditions to the completion of the Business Contribution Agreement, some of which are beyond the control of the Company, may not be satisfied or waived in a timely manner or at all, and, accordingly, the Transaction may be delayed or may not be completed. The Business Contribution Agreement may also be terminated under certain circumstances. If the Transaction is not completed for any reason, the Company’s ongoing businesses and financial results may be adversely affected.

Additionally, if the Business Contribution Agreement is terminated under certain circumstances, we may be required to pay a termination fee of approximately $15 million in the aggregate, which would have a negative impact on our liquidity and financial condition.

The Transaction may be completed even though material adverse changes subsequent to the announcement of the Transaction, such as industry-wide changes or other events, may occur.

In general, the parties to the Transaction can refuse to complete the Transaction if there is a material adverse change affecting the other party. However, some types of changes do not permit the Company to refuse to complete the Transaction, even if such changes would have a material adverse effect on any of the parties involved in the Transaction. For example, if Tall Oak Opco is adversely impacted as a result of a decrease in commodity prices or general economic conditions, the Company would not have the right to refuse to complete the Transaction. If adverse changes occur that affect the assets of the Tall Oak Subsidiaries and the parties are still required to complete the Transaction, the Company’s share price, business and financial results after the completion of the Transaction may suffer.

The failure to successfully integrate the business and operations of Tall Oak in the expected time frame may adversely affect the Company’s future results.

The Company believes that the acquisition of the Tall Oak will result in certain benefits, including certain cost synergies and operational efficiencies. However, to realize these anticipated benefits, the businesses of the Company and Tall Oak must be successfully combined. The success of the Transaction will depend on the Company’s ability to realize these anticipated benefits from combining the businesses of the Company and Tall Oak. The actual integration may result in additional and unforeseen expenses or delays. If the post-Transaction company is not able to successfully integrate Tall Oak’s business and operations, or if there are delays in combining the businesses, the anticipated benefits of the Transaction may not be realized fully or at all or may take longer to realize than expected.

Risks Related to Our Operations

We may not have sufficient cash from operations following the establishment of cash reserves and payment of fees and expenses, to enable us to pay dividends to holders of our Series A Preferred Stock and Common Stock.

We may not have sufficient available cash to pay dividends to holders of our Series A Preferred Stock and Common Stock. We have not made a distribution or dividend on the Partnership’s common units or our Common Stock, as applicable, or the Series A Preferred Units or Series A Preferred Stock, as applicable, since we announced suspension of those distributions on May 3, 2020. Because our Series A Preferred Stock ranks senior to our Common Stock with respect to distribution rights, any accrued amounts on our Series A Preferred Stock must first be paid prior to our resumption of distributions to our holders of Common Stock. As of June 30, 2024, the amount of accrued and unpaid distributions on the Series A Preferred Stock totaled $39.6 million.

Further, we currently cannot predict whether we will be able to pay distributions on the Common Stock or Series A Preferred Stock, and there are restrictions on our ability to pay dividends under our outstanding indebtedness that restrict our ability to pay dividends on any of our equity securities. We currently intend to use our cash flow to reduce debt and invest in our business. Any future dividend payments are contingent upon our ability to generate sufficient cash flow and any dividend declarations are subject to board approval.

The amount of cash we can distribute on our Common Stock principally depends upon the amount of cash we generate from our operations, which will fluctuate from quarter to quarter based on, among other things:

•        the volumes we gather, transport, treat and process;

•        the level of production of natural gas and crude oil (and associated volumes of produced water) from wells connected to our gathering systems, which is dependent in part on the demand for, and the market prices of, crude oil, natural gas and NGLs;

•        damage to pipelines, facilities, related equipment and surrounding properties caused by earthquakes, floods, fires, severe weather, explosions and other natural disasters, accidents and acts of terrorism;

•        leaks or accidental releases of hazardous materials into the environment;

•        weather conditions and seasonal trends;

•        changes in the fees we charge for our services;

•        changes in contractual MVCs and our customer’s capacity to make MVC shortfall payments when due;

•        the level of competition from other midstream energy companies in our areas of operation;

•        changes in the level of our operating, maintenance and general and administrative expenses;

•        regulatory action affecting the supply of, or demand for, crude oil, natural gas and NGLs, the fees we can charge, how we contract for services, our existing contracts, our operating and maintenance costs or our operating flexibility;

•        adverse economic impacts from the COVID-19 pandemic or other epidemics, including disruptions in demand for oil, natural gas and other petroleum products, supply chain disruptions, and decreased productivity resulting from illness, travel restrictions, quarantine, or government mandates; and

•        prevailing economic and market conditions.

In addition, the actual amount of cash we have available for distribution to our holders of Common Stock depends on other factors, some of which are beyond our control, including:

•        the level and timing of capital expenditures we make;

•        the level of our operating, maintenance and general and administrative expenses;

•        the cost of acquisitions, if any;

•        our ability to sell assets, if any, and the price that we may receive for such assets;

•        our debt service requirements and other liabilities;

•        fluctuations in our working capital needs;

•        our ability to borrow funds and access the debt and equity capital markets;

•        restrictions contained in our debt agreements;

•        the amount of cash reserves we establish;

•        not receiving anticipated shortfall payments from our customers;

•        adverse legal judgments, fines and settlements;

•        distributions paid on our Series A Preferred Stock, if any, or on the preferred stock of our subsidiaries, including the Series A Fixed Rate Cumulative Redeemable Preferred Units issued by Summit Permian Transmission Holdco, LLC (“Permian Holdco”); and

•        other business risks affecting our cash levels.

We depend on a relatively small number of customers for a significant portion of our revenues. For example, Caerus, a customer in our Piceance segment accounts for over 10% of our consolidated revenue. The loss of, or material nonpayment or nonperformance by, or the curtailment of production by, any one or more of our customers could materially adversely affect our revenues, cash flows and results of operations.

Certain of our customers may have material financial and liquidity issues or may, as a result of operational incidents or other events, be disproportionately affected as compared to larger, better-capitalized companies. Any material nonpayment or nonperformance by any of our customers could have a material adverse effect on our revenues, cash flows and results of operations. We expect our exposure to concentrated risk of nonpayment or nonperformance to continue as long as we remain substantially dependent on a relatively small number of customers for a significant portion of our revenues.

If any of our customers curtail or reduce production in our areas of operation, it could reduce throughput on our systems and, therefore, materially adversely affect our revenues, cash flows and results of operations.

Further, we are subject to the risk of non-payment or non-performance by our larger customers. We cannot predict the extent to which our customers’ businesses would be impacted if conditions in the energy industry deteriorate, nor can we estimate the impact such conditions would have on any of our customers’ abilities to execute their drilling and development programs or perform under our gathering and processing agreements. An extended low commodity price environment negatively impacts natural gas producers causing some producers in the industry significant economic stress, including, in certain cases, to file for bankruptcy protection or to renegotiate contracts. To the extent that any customer is in financial distress or commences bankruptcy proceedings, contracts with these customers may be subject to renegotiation or rejection under applicable provisions of the United States Bankruptcy Code. Any material non-payment or non-performance by our customers could adversely affect our business and operating results.

We are exposed to the creditworthiness and performance of our customers, suppliers and contract counterparties and any material nonpayment or nonperformance by one or more of these parties could materially adversely affect our financial and operating results.

Although we attempt to assess the creditworthiness and associated liquidity of our customers, suppliers and contract counterparties, there can be no assurance that our assessments will be accurate or that there will not be a rapid or unanticipated deterioration in their creditworthiness, which may have an adverse impact on our business, results of operations, financial condition and cash flows. In addition, there can be no assurance that our contract counterparties will perform or adhere to existing or future contractual arrangements, including making any required shortfall payments or other payments due under their respective contracts.

The policies and procedures we use to manage our exposure to credit risk, such as credit analysis, credit monitoring and, if necessary, requiring credit support, cannot fully eliminate counterparty credit risks. To the extent our policies and procedures prove to be inadequate, our financial and operational results may be negatively impacted.

Some of our counterparties may be highly leveraged, have limited financial resources and/or have recently experienced a rating agency downgrade and will be subject to their own operating and regulatory risks. Even if our credit review and analysis mechanisms work properly, we may experience financial losses in our dealings with such parties. In addition, volatility in commodity prices could have a negative impact on our counterparties, which, in turn, could have a negative impact on their ability to meet their obligations to us.

Any material nonpayment or nonperformance by any of our counterparties or suppliers could require us to pursue substitute counterparties or suppliers for the affected operations or reduce our operations. There can be no assurance that any such efforts would be successful or would provide similar financial and operational results.

Significant prolonged weakness in natural gas, NGL and crude oil prices could reduce throughput on our systems and materially adversely affect our revenues and results of operations.

Lower natural gas, NGL and crude oil prices could negatively impact exploration, development and production of natural gas and crude oil, thereby resulting in reduced throughput on our gathering systems. If natural gas, NGL and/or crude oil prices decrease, it could cause sustained reductions in exploration or production activity in our areas of operation and result in a further reduction in throughput on our systems, which could have a material adverse effect on our business, financial condition, results of operations and cash flows. In the latter half of 2022 and the first half of 2023, the Henry Hub Natural Gas Spot Price declined from a monthly average of $8.81 per MMBtu in August 2022 to a monthly average of $2.18 per MMBtu in June 2023, before rising slightly in the second half of 2023 to close the year at $2.58 per MMBtu on December 29, 2023. As of September 30, 2024, Henry Hub 12-month strip pricing closed at $3.20 per MMBtu. Cushing, Oklahoma West Texas Intermediate crude oil spot prices similarly trended down in the latter half of 2022 through early 2023, from a monthly average of $114.84 per barrel in June 2022 to a monthly average of $70.25 per barrel in June 2023, closing the year at $71.89 per barrel on December 29, 2023. As of September 30, 2024, West Texas Intermediate 12-month strip pricing closed at $67.59 per barrel.

Because of the natural decline in production from our customers’ existing wells, our success depends in part on our customers replacing declining production and also on our ability to maintain levels of throughput on our systems. Any decrease in the volumes that we gather and process could materially adversely affect our business and operating results.

The customer volumes that support our business depend on the level of production from natural gas and crude oil wells connected to our systems, the production from which may be less than expected and will naturally decline over time. As a result, our cash flows associated with these wells will also decline over time. To maintain or increase throughput levels on our systems, we must obtain new sources of volume throughput. The primary factors affecting our ability to obtain new sources of volume throughput include:

(i)     the level of successful drilling activity in our areas of operation, and

(ii)    our ability to compete for new volumes on our systems.

We have no control over the level of drilling activity in our areas of operation, the amount of reserves associated with wells connected to our systems or the rate at which production from a well declines. In addition, we have no control over producers or their drilling and production decisions, which are affected by, among other things:

•        the availability and cost of capital;

•        prevailing and projected hydrocarbon commodity prices;

•        demand for crude oil, natural gas and other hydrocarbon products, including NGLs;

•        levels of reserves;

•        geological considerations;

•        environmental or other governmental regulations, including the availability of drilling permits and the regulation of hydraulic fracturing; and

•        the availability of drilling rigs and other costs of production and equipment.

Fluctuations in energy prices can also greatly affect the development of new crude oil and natural gas reserves. Drilling and production activities generally decrease as commodity prices decrease. In general terms, the prices of crude oil, natural gas and other hydrocarbon products fluctuate in response to changes in supply and demand, market uncertainty and a variety of additional factors that are beyond our control. These factors include:

•        worldwide economic and geopolitical conditions;

•        global or national health concerns, including the outbreak of pandemic or contagious disease, such as COVID-19, which may reduce demand for crude oil, natural gas and NGLs because of reduced global or national economic activity;

•        weather conditions and seasonal trends;

•        the levels of domestic production and consumer demand;

•        the availability of imported liquefied natural gas (“LNG”);

•        the ability to export LNG;

•        the availability of transportation and storage systems with adequate capacity;

•        the volatility and uncertainty of regional pricing differentials and premiums;

•        the price and availability of alternative fuels, including alternative fuels that benefit from government subsidies;

•        the effect of energy conservation measures;

•        the cost and availability of alternative energy sources;

•        the nature and extent of governmental regulation and taxation; and

•        the anticipated future prices of crude oil, natural gas and other hydrocarbon products, including NGLs.

Because of these factors, even if new crude oil or natural gas reserves are known to exist in areas served by our assets, producers may choose not to develop those reserves. If reductions in drilling activity result in our inability to maintain the current levels of throughput on our systems, those reductions could reduce our revenues and cash flows and materially adversely affect our results of operations.

In addition, it may be more difficult to maintain or increase the current volumes on our gathering systems, as several of the formations in the unconventional resource plays in which we operate generally have higher initial production rates and steeper production decline curves than wells in more conventional basins and may have steeper production decline curves than initially anticipated. Should we determine that the economics of our gathering, treating, transportation and processing assets do not justify the capital expenditures needed to grow or maintain volumes associated therewith, revenues associated with these assets will decline over time. In addition to capital expenditures to support growth, the steeper production decline curves associated with unconventional resource plays may require us to incur higher maintenance capital expenditures over time, which will reduce our cash available for distribution.

Many of our costs are fixed and do not vary with our throughput. These costs will not decline ratably or at all should we experience a reduction in throughput, which could result in a decline in our revenues and cash flows and materially adversely affect our results of operations and financial condition.

If our customers do not increase the volumes they provide to our gathering systems, our results of operations and financial condition may be materially adversely affected.

If we are unsuccessful in attracting new customers and/or new gathering opportunities with existing customers, our results of operations will be impaired. Our customers are not obligated to provide additional volumes to our gathering systems, and they may determine in the future that drilling activities in areas outside of our current areas of operation are strategically more attractive to them. Reductions by our customers in our areas of mutual interest could result in reductions in throughput on our systems and materially adversely impact our results of operations and financial condition.

Certain of our gathering and processing agreements contain provisions that can reduce the cash flow stability that the agreements were designed to achieve.

We designed those gathering and processing agreements that contain MVC provisions to generate stable cash flows for us over the life of the MVC contract term while also minimizing our direct commodity price risk. Under certain of these MVCs, our customers agree to ship a minimum volume on our gathering systems or send a minimum volume to our processing plants or, in some cases, to pay a minimum monetary amount, over certain periods during the term of the MVC. In addition, our gathering and processing agreements may also include an aggregate MVC, which represents the total amount that the customer must flow on our gathering system or send to our processing plants (or an equivalent monetary amount) over the MVC term. If such customer’s actual throughput volumes are less than its MVC for the contracted measurement period, it must make a shortfall payment to us at the end of the applicable measurement period. The amount of the shortfall payment is based on the difference between the actual throughput volume shipped or processed for the applicable period and the MVC for the applicable period, multiplied by the applicable fee. To the extent that a customer’s actual throughput volumes are above or below its MVC for the applicable contracted measurement period, certain of our gathering agreements contain provisions that allow the customer to use the excess volumes or the shortfall payment to credit against future excess volumes or future shortfall payments, which could have a material adverse effect on our results of operations, financial condition and cash flows.

We have not obtained independent evaluations of all of the reserves connected to our gathering systems; therefore, in the future, customer volumes on our systems could be less than we anticipate.

We do not routinely obtain or update independent evaluations of the reserves connected to our systems. Moreover, even if we did obtain independent evaluations of all of the reserves connected to our systems, such evaluations may prove to be incorrect. Crude oil and natural gas reserve engineering requires subjective estimates of underground accumulations of crude oil and natural gas and assumptions concerning future crude oil and natural gas prices, future production levels and operating and development costs.

Accordingly, we may not have accurate estimates of total reserves dedicated to our systems or the anticipated life of such reserves. If the total reserves or estimated life of the reserves connected to our gathering systems are less than we anticipate and we are unable to secure additional volumes, it could have a material adverse effect on our business, results of operations and financial condition.

Our industry is highly competitive, and increased competitive pressure could materially adversely affect our business and operating results.

We compete with other midstream companies in our areas of operations, some of which are large companies that have greater financial, managerial and other resources than we do. In addition, some of our competitors may have assets in closer proximity to natural gas and crude oil supplies and may have available idle capacity in existing assets that would not require new capital investments for use. Our competitors may expand or construct gathering systems that would create additional competition for the services we provide to our customers. Because our customers do not have leases that cover the entirety of our areas of mutual interest, non-customer producers that lease acreage within any of our areas of mutual interest may choose to use one of our competitors for their gathering and/or processing service needs.

In addition, our customers may develop their own gathering systems outside of our areas of mutual interest. Our ability to renew or replace existing contracts with our customers at rates sufficient to maintain current revenues and cash flows could be materially adversely affected by the activities of our competitors and our customers. All of these competitive pressures could have a material adverse effect on our business, results of operations and financial condition.

We may not be able to renew or replace expiring contracts at favorable rates or on a long-term basis.

Our gathering, treating, transportation and processing contracts have terms of various durations. As these contracts expire, we may have to negotiate extensions or renewals with existing customers or enter into new contracts with other customers. We may be unable to obtain new contracts on favorable commercial terms, if at all. We also may be unable to maintain the economic structure of a particular contract with an existing customer or the overall mix of our contract portfolio. Moreover, we may be unable to obtain areas of mutual interest from new customers in the future, and we may be unable to renew existing areas of mutual interest with current customers as and when they expire. The extension or replacement of existing contracts depends on a number of factors beyond our control, including:

•        the level of existing and new competition to provide gathering and/or processing services in our areas of operation;

•        the macroeconomic factors affecting gathering, treating, transporting and processing economics for our current and potential customers;

•        the balance of supply and demand, on a short-term, seasonal and long-term basis, in our markets;

•        the extent to which the customers in our areas of operation are willing to contract on a long-term basis; and

•        the effects of federal, state or local regulations on the contracting practices of our customers.

To the extent we are unable to renew our existing contracts on terms that are favorable to us or successfully manage our overall contract mix over time, our revenues and cash flows could decline.

If third-party pipelines or other midstream facilities interconnected to our gathering systems become partially or fully unavailable, our revenues and cash flows could be materially adversely affected.

Our gathering systems connect to third-party pipelines and other midstream facilities, such as interstate pipelines, processing plants, rail terminals and produced water disposal facilities. The continuing operation of such third-party pipelines and other midstream facilities is not within our control. These pipelines and other midstream facilities may become unavailable due to issues including, but not limited to, testing, turnarounds, line repair, reduced operating pressure, lack of operating capacity, regulatory requirements, curtailments of receipt or deliveries due to insufficient capacity or because of damage from other hazards. In addition, we do not have interconnect agreements with all of these pipelines and other facilities and the agreements we do have may be terminated in certain circumstances and/or on short notice. If any of these pipelines or other midstream facilities become unavailable for any reason, or, if these third parties are otherwise unwilling to receive or transport the natural gas, crude oil and produced water that we gather and/or process, our revenues, cash flows and results of operations could be materially adversely affected.

Crude oil and natural gas production and gathering may be adversely affected by weather conditions and terrain, which in turn could negatively impact the operations of our gathering, treating, transportation and processing facilities and our construction of additional facilities.

Extended periods of below freezing weather and unseasonably wet weather conditions, especially in North Dakota, Colorado, New Mexico, and Texas, can be severe and can adversely affect crude oil and natural gas operations due to the potential shut-in of producing wells or decreased drilling activities. These types of interruptions could result in a decrease in the volumes supplied to our gathering systems. Further, delays and shutdowns caused by severe weather may have a material negative impact on the continuous operations of our gathering, treating, transporting and processing systems, including interruptions in service. These types of interruptions could negatively impact our ability to meet our contractual obligations to our customers and thereby give rise to certain termination rights and/or the release of dedicated acreage. Any resulting terminations or releases could materially adversely affect our business and results of operations.

We also may be required to incur additional costs and expenses in connection with the design and installation of our facilities due to their locations and surrounding terrain. We may be required to install additional facilities, incur additional capital and operating expenditures, or experience interruptions in or impairments of our operations to the extent that the facilities are not designed or installed correctly. If such facilities are not designed or installed correctly, do not perform as intended, or fail, we may be required to incur significant expenditures to correct or repair the deficiencies, or may incur significant damages to or loss of facilities, and our operations may be interrupted as a result of deficiencies or failures. In addition, such deficiencies may cause damage to the surrounding environment, including slope failures, stream impacts and other natural resource damages, and we may as a result also be subject to increased operating expenses or environmental penalties and fines.

Interruptions in operations at any of our facilities may adversely affect our operations and cash flows available for distribution.

Our operations depend upon the infrastructure that we have developed and constructed. Any significant interruption at any of our gathering, treating, transporting or processing facilities, or in our ability to provide gathering, treating, transporting or processing services, could adversely affect our operations and cash flows available for distribution. Operations at our facilities could be partially or completely shut down, temporarily or permanently, as the result of circumstances not within our control, such as:

•        unscheduled turnarounds or catastrophic events at our physical plants or pipeline facilities;

•        restrictions imposed by governmental authorities or court proceedings;

•        labor difficulties that result in a work stoppage or slowdown;

•        a disruption in the supply of resources necessary to operate our midstream facilities;

•        damage to our facilities resulting from production volumes that do not comply with applicable specifications; and

•        inadequate transportation and/or market access to support production volumes, including lack of pipelines, rail terminals, produced water disposal facilities and/or third-party processing capacity.

Any significant interruption at any of our gathering, treating, transporting or processing facilities, or in our ability to provide gathering, treating, transporting or processing services, could adversely affect our operations.

Our business involves many hazards and operational risks, some of which may not be fully covered by insurance. If a significant incident or event occurs for which we are not adequately insured or if we fail to recover all anticipated insurance proceeds for significant incidents or events for which we are insured, our operations and financial results could be materially adversely affected.

Our operations are subject to all of the risks and hazards inherent in the operation of gathering, treating, transporting and processing systems, including:

•        damage to pipelines, processing plants, compression assets, related equipment and surrounding properties caused by tornadoes, floods, freezes, fires and other natural disasters and acts of terrorism;

•        inadvertent damage from construction, vehicles, farm and utility equipment;

•        leaks or losses resulting from the malfunction of equipment or facilities;

•        ruptures, fires and explosions; and

•        other hazards that could also result in personal injury and loss of life, pollution and suspension of operations.

These risks could result in substantial losses due to personal injury and/or loss of life, severe damage to and destruction of property and equipment and pollution or other environmental damage. The location of certain of our systems in or near populated areas, including residential areas, commercial business centers and industrial sites, could increase the damages resulting from such events.

These events may also result in the curtailment or suspension of our operations. A natural disaster or any event such as those described above affecting the areas in which we and our customers operate could have a material adverse effect on our operations. Accidents or other operating risks could further result in loss of service available to our customers. Such circumstances, including those arising from maintenance and repair activities, could result in service interruptions on portions or all of our gathering systems. Potential customer impacts arising from service interruptions on segments of our gathering systems could include limitations on our ability to satisfy customer requirements, obligations to temporarily waive MVCs during times of constrained capacity, temporary or permanent release of production dedications, and solicitation of existing customers by others for potential new projects that would compete directly with our existing services. Such circumstances could materially adversely impact our ability to meet contractual obligations and retain customers, with a resulting negative impact on our business and results of operations.

Although we have a range of insurance programs providing varying levels of protection for public liability, damage to property, loss of income and certain environmental hazards, we may not be insured against all causes of loss, claims or damage that may occur. If a significant incident or event occurs for which we are not fully insured, it could materially adversely affect our operations and financial condition. Furthermore, we may not be able to maintain or obtain insurance of the type and amount we desire at reasonable rates. As a result of industry or market conditions, including any reluctance by insurance companies to insure oil and gas operations for political or other reasons, premiums and deductibles for certain of our insurance policies may substantially increase. In some instances, certain insurance could become unavailable or available only for reduced amounts of coverage. Additionally, with regard to the assets we have acquired, we have limited indemnification rights to recover from the seller of the assets in the event of any potential environmental liabilities.

We may fail to successfully integrate gathering system acquisitions into our existing business in a timely manner, which could have a material adverse effect on our business, results of operations, and financial condition, or fail to realize all of the expected benefits of the acquisitions, which could negatively impact our future results of operations.

Integration of gathering system acquisitions, such as the one contemplated in the Transaction and the 2022 acquisitions of natural gas gathering and processing systems, a crude oil gathering system, freshwater rights, and a freshwater delivery system in the DJ Basin, can be a complex, time-consuming and costly process, particularly if the acquired assets significantly increase our size and/or diversify (i) the geographic areas in which we operate or (ii) service offerings that we provide.

The failure to successfully integrate the acquired assets with our existing business in a timely manner may have a material adverse effect on our business, results of operations and financial condition. If any of the risks described above or in the immediately preceding risk factor or unanticipated liabilities or costs were to materialize with respect to future acquisitions or if the acquired assets were to perform at levels below the forecasts we used to evaluate them, then the anticipated benefits from the acquisition may not be fully realized, if at all, and our future results of operations and financial condition could be negatively impacted.

Our construction of new assets may not result in revenue increases and will be subject to regulatory, environmental, political, legal and economic risks, which could materially adversely affect our results of operations and financial condition.

The construction of new assets, including for example, the Double E Pipeline, which was placed into service in November 2021, involve numerous regulatory, environmental, political, legal and economic uncertainties that are beyond our control.

Such construction projects may also require the expenditure of significant amounts of capital and financing, traditional or otherwise, that may not be available on economically acceptable terms or at all. If we undertake these projects, our revenue may not increase immediately upon the expenditure of funds for a particular project and they may not be completed on schedule, at the budgeted cost, or at all.

Moreover, we could construct facilities to capture anticipated future production growth in a region where such growth does not materialize or only materializes over a period materially longer than expected. To the extent we rely on estimates of future production in our decision to construct additions to our systems, such estimates may prove to be inaccurate due to the numerous uncertainties inherent in estimating quantities of future production. As a result, new facilities may not attract enough throughput to achieve our expected investment return, which could materially adversely affect our results of operations and financial condition.

In addition, the construction of additions or modifications to our existing gathering, treating, transporting and processing assets and the construction of new midstream assets may require us to obtain federal, state and local regulatory, environmental or other authorizations. The approval process for gathering, treating, transporting and processing activities has become increasingly challenging, due in part to state and local concerns related to unregulated exploration and production and gathering, treating, transporting and processing activities in new production areas. Such authorization may not be granted or, if granted, such authorization may include burdensome or expensive conditions. In addition, various officials and candidates at the federal, state and local levels have made climate-related pledges or proposed banning hydraulic fracturing altogether. As a result, we may be unable to obtain such authorizations and may, therefore, be unable to connect new volumes to our systems or capitalize on other attractive expansion opportunities. A future government shutdown could delay the receipt of any federal regulatory approvals. Additionally, it may become more expensive for us to obtain authorizations or to renew existing authorizations. If the cost of renewing or obtaining new authorizations increases materially, our cash flows could be materially adversely affected.

We do not own all of the land on which our pipelines and facilities are located, which could result in disruptions to our operations.

We do not own all of the land on which our pipelines and facilities have been constructed, and we are, therefore, subject to the possibility of more onerous terms and/or increased costs to retain necessary land use if we do not have valid rights-of-way or if such rights-of-way lapse or terminate or if our pipelines are not properly located within the boundaries of such rights-of-way. We obtain the rights to construct and operate our pipelines on land owned by third parties and governmental agencies either perpetually or for a specific period of time. If we were to be unsuccessful in renegotiating rights-of-way, we might have to relocate our facilities. Our loss of these rights, through our inability to renew right-of-way contracts or otherwise, could have a material adverse effect on our business, results of operations and financial condition.

Our ability to operate our business effectively could be impaired if we fail to attract and retain key personnel, and a shortage of skilled labor in the midstream energy industry could reduce employee productivity and increase costs, which could have a material adverse effect on our business and results of operations.

Our ability to operate our business and implement our strategies depends on our continued ability to attract and retain highly skilled personnel with midstream energy industry experience and competition for these persons in the midstream energy industry is intense. Given our size, we may be at a disadvantage, relative to our larger competitors, in the competition for these personnel. We may not be able to continue to employ our senior executives and key personnel or attract and retain qualified personnel in the future, and our failure to retain or attract our senior executives and key personnel could have a material adverse effect on our ability to effectively operate our business.

Furthermore, as a result of labor shortages we have experienced difficulty in recruiting and hiring skilled labor throughout our organization. The operation of gathering, treating, transporting and processing systems requires skilled laborers in multiple disciplines such as equipment operators, mechanics and engineers, among others. If we continue to experience shortages of skilled labor in the future, our labor and overall productivity or costs could be materially adversely affected. If our labor prices increase or if we experience materially increased health and benefit costs with respect to our employees, our business and results of operations could be materially adversely affected.

A transition from hydrocarbon energy sources to alternative energy sources could lead to changes in demand, technology and public sentiment, which could have material adverse effects on our business and results of operations.

Increased public attention on climate change and corresponding changes in consumer, commercial and industrial preferences and behavior regarding energy use and generation may result in:

•        technological advances with respect to the generation, transmission, storage and consumption of energy (including advances in wind, solar and hydrogen power as well as battery technology);

•        increased availability of, and increased demand from consumers and industry for, energy sources other than crude oil and natural gas (including wind, solar, nuclear, and geothermal sources as well as electric vehicles); and

•        development of, and increased demand from consumers and industry for, lower-emission products and services (including electric vehicles and renewable residential and commercial power supplies) as well as more efficient products and services.

Such developments relating to a transition from oil and gas to alternative energy sources and a lower-carbon economy may reduce the demand for natural gas and crude oil and other products made from hydrocarbons. For example, in November 2023, the international community, including over 150 governments, gathered in Dubai at the United Nations Climate Change Conference in the United Arab Emirates (“COP28”) and announced a new climate deal that calls on countries to ratchet up action on climate, and, on December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvement by 2030, among other things, to achieve net zero by 2050. Any significant decrease in the demand for natural gas and crude oil resulting from such developments could reduce the volumes of natural gas and crude oil that we gather and process, which could adversely affect our business and operating results.

Furthermore, if any such developments reduce the desirability of participating in the midstream oil and gas industry, then such developments could also reduce the availability to us of necessary third-party services or facilities that we rely on, which could increase our operational costs and have an adverse effect on our business and results of operations.

Such developments and accompanying societal expectations on companies to address climate change, investor and societal expectations regarding voluntary environmental, social and governance (“ESG”) initiatives and disclosures could, among other things, increase costs related to compliance and stakeholder engagement, increase reputational risk and negatively impact our access to and cost of accessing capital. For example, some prominent investors have announced their intention to no longer invest in the oil and gas sector, citing climate change concerns. If other financial institutions and investors refuse to invest in or provide capital to the oil and gas sector in the future because of these reputational risks, that could result in capital being unavailable to us, or only at significantly increased cost. In addition, we have established a corporate strategy intended to meet ESG-related objectives, which currently includes certain ESG targets. However, we cannot guarantee that our strategy will meet our ESG-related objectives. Such initiatives are voluntary, not binding on our business or management and subject to change. We may determine in our discretion that it is not feasible or practical to implement or complete certain of our ESG-related initiatives, or to meet previously set goals and targets based on cost, timing or other considerations. If we do not adapt to or comply with investor or other stakeholder expectations and standards on ESG matters (or meet ESG-related goals and targets that we have set), as they continue to evolve, if we are perceived to have not responded appropriately or quickly enough to growing concern for ESG and sustainability issues, regardless of whether there is a regulatory or legal requirement to do so, or if estimates, assumptions, and/or third-party information we currently believe to be reasonable are subsequently considered erroneous or misinterpreted, we may suffer from reputational damage and our business, financial condition and/or stock price could be materially and adversely affected.

Furthermore, negative public perception regarding the oil and gas industry resulting from, among other things, concerns raised by advocacy groups about climate change, emissions, hydraulic fracturing, seismicity, or oil spills may lead to increased litigation risk and regulatory, legislative and judicial scrutiny, which may, in turn, lead to new state and federal safety and environmental laws, regulations, guidelines and enforcement interpretations. These actions may cause operational delays or restrictions, increased operating costs, additional regulatory burdens and increased risk of litigation. More broadly, the enactment of climate change-related policies and initiatives across the market at the corporate level and/or investor community level may in the future result in increases in our compliance costs and other operating costs and have other adverse effects (e.g., greater potential for governmental investigations or litigation, driving down demand for our products, or stimulating demand for alternative forms of energy that do not rely on combustion of fossil fuels).

Risks Related to Our Finances

Limited access to and/or availability of the commercial bank market or debt and equity capital markets could impair our ability to grow or cause us to be unable to meet future capital requirements.

To expand our asset base, whether through acquisitions or organic growth, we will need to make expansion capital expenditures. We also frequently consider and enter into discussions with third parties regarding potential acquisitions. In addition, the terms of certain of our gathering and processing agreements also require us to spend significant amounts of capital, over a short period of time, to construct and develop additional midstream assets to support our customers’ development projects. Depending on our customers’ future development plans, it is possible that the capital required to construct and develop such assets could exceed our ability to finance those expenditures using our cash reserves or available capacity under the ABL Facility or the Permian Transmission Credit Facilities (each as defined herein).

We plan to use cash from operations, incur borrowings and/or sell additional shares of capital stock or other securities to fund our future expansion capital expenditures. Our ability to obtain financing or to access the capital markets for future debt or equity offerings may be limited by (i) our financial condition at the time of any such financing or offering, (ii) covenants in our debt agreements, (iii) restrictions imposed by our Series A Preferred Stock, (iv) general economic conditions and contingencies, (v) increasing disfavor among many investors towards investments in fossil fuel companies and (vi) general weakness in the debt and equity capital markets and other uncertainties that are beyond our control, including political uncertainty in the U.S. (including the ongoing debates related to the U.S. federal government budget), volatility and disruption in global capital and credit markets (including those resulting from geopolitical events, such as the Russian invasion of Ukraine or the continued conflict in the Middle East), uncertainty regarding increases or decreases in interest rates resulting from changes in the federal funds rate range targeted by the Federal Reserve, pandemics, epidemics and other outbreaks, such as COVID-19, or other adverse developments that affect financial institutions. In addition, lenders are facing increasing pressure to curtail their lending activities to companies in the oil and natural gas industry. Furthermore, market demand for equity issued by master limited partnerships has been significantly lower in recent years than it has been historically, which may make it more challenging for us to finance our expansion capital expenditures and acquisition capital expenditures with the issuance of additional equity.

We have not made a distribution on our Common Stock or Series A Preferred Stock since we announced suspension of those distributions on May 3, 2020, and these suspensions of distributions may further reduce demand for our Common Stock or Series A Preferred Stock. Because our Series A Preferred Stock ranks senior to our Common Stock with respect to distribution rights, any accrued amounts on our Series A Preferred Stock must first be paid prior to our resumption of distributions to holders of our Common Stock, as applicable. As of June 30, 2024, the amount of accrued and unpaid distributions on the Series A Preferred Stock totaled $39.6 million. Additionally, there are restrictions on our ability to pay distributions under our outstanding indebtedness that restrict our ability to pay cash distributions on any of our equity securities. As such, if we are unable to raise expansion capital, we may lose the opportunity to make acquisitions, pursue new organic development projects, or to gather, treat and process new production volumes from our customers with whom we have agreed to construct and develop midstream assets in the future. Even if we are successful in obtaining external funds for expansion capital expenditures through the capital markets, the terms thereof could limit our ability to pay distributions to our common equityholders.

We have a significant amount of indebtedness. Our leverage and debt service obligations may adversely affect our financial condition, results of operations and business prospects, and may limit our flexibility to obtain financing and to pursue other business opportunities.

We have significant levels of indebtedness outstanding. Our existing and future debt services obligations could have significant consequences, including among other things:

•        limiting our ability to obtain additional financing, if necessary, for working capital, capital expenditures, acquisitions or other purposes and/or obtaining such financing on favorable terms;

•        reducing our funds available for operations, future business opportunities and cash distributions by that portion of our cash flow required to make interest payments on our debt;

•        increasing our vulnerability to competitive pressures or a downturn in our business or the economy generally; and

•        limiting our flexibility in responding to changing business and economic conditions.

Our ability to service our debt will depend upon, among other things, our future financial and operating performance, which will be affected by prevailing economic conditions and financial, business and other factors, many of which are beyond our control, such as commodity prices and governmental regulation.

We may not be able to generate sufficient cash to service all of our indebtedness and may be forced to take other actions to satisfy our obligations under our indebtedness or to refinance, which may not be successful.

Our ability to make scheduled payments on, or to refinance, our indebtedness obligations, including the ABL Facility and the Senior Notes, depends on our financial condition and operating performance, which are subject to prevailing economic and competitive conditions and certain financial, business and other factors beyond our control. We may not be able to maintain a level of cash flows from operating activities sufficient to permit us to pay the principal, premium, if any, and interest on our indebtedness.

If our operating cash flows and capital resources are insufficient to fund our debt service obligations, we may be forced to adopt alternative financing strategies, such as reducing or delaying investments and capital expenditures, selling assets, seeking additional capital or restructuring or refinancing our indebtedness, some or all of which may not be available to us on terms acceptable to us, if at all, or such alternative strategies may yield insufficient funds to make required payments on our indebtedness.

On July 26, 2024, the Partnership issued $575.0 million aggregate principal amount of its 2029 Secured Notes, which will mature on October 31, 2029. The net proceeds from the sale of the Secured 2029 Notes, together with cash on hand and borrowings under the ABL Facility were used to repurchase or redeem all of the 2025 Senior Notes and 2026 Secured Notes. As a result, as of the date hereof, there are no amounts outstanding on the 2025 Senior Notes and 2026 Secured Notes.

Our ability to restructure or refinance our indebtedness will depend on the condition of the capital markets, including the market for senior secured or unsecured notes, and our financial condition at the time. Any refinancing of our indebtedness could be at higher interest rates, may require the pledging of collateral and may require us to comply with more onerous covenants than we are currently subject to, which could further restrict our business operations. In addition, any failure to make payments of interest and principal on our outstanding indebtedness on a timely basis would likely result in a reduction of our credit rating, which could harm our ability to incur additional indebtedness on acceptable terms. In the absence of sufficient cash flows and capital resources, we could face substantial liquidity problems and might be required to dispose of material assets or operations to meet our debt service and other obligations.

The indentures governing the Senior Notes and the ABL Facility place certain restrictions on our ability to dispose of assets and our use of the proceeds from such dispositions. We may not be able to consummate those dispositions on terms acceptable to us, if at all, and the proceeds of any such dispositions may not be adequate to meet any debt service obligations then due.

Further, if for any reason we are unable to meet our debt service and principal repayment obligations, or if we fail to comply with the financial covenants in the documents governing our debt, we would be in default under the terms of the agreements governing our debt, which would allow our creditors under those agreements to declare all outstanding indebtedness thereunder to be due and payable (which would in turn trigger cross-acceleration or cross-default rights among our other debt agreements), the lenders under the ABL Facility could terminate their commitments to extend credit, and the lenders could foreclose against our assets securing their borrowings and we could be forced into bankruptcy or liquidation. If the amounts outstanding under our debt agreements were to be accelerated, we cannot assure you that our assets would be sufficient to repay in full the amounts owed to our creditors.

Restrictions in the Permian Transmission Credit Facilities, the indentures governing the Senior Notes and the ABL Facility could materially adversely affect our business, financial condition, results of operations and ability to make cash distributions.

We are dependent upon the earnings and cash flows generated by our operations to meet our debt service obligations and to make cash distributions. The operating and financial restrictions and covenants in the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, the ABL Facility and any future financing agreements could restrict our ability to finance future operations or capital needs or to expand or pursue our business activities. For example, the ABL Facility, the Permian Transmission Credit Facilities and the indentures governing the Senior Notes, taken together, restrict our ability to, among other things:

•        incur or guarantee certain additional debt;

•        make certain cash distributions on or redeem or repurchase certain equity securities;

•        make payments on certain other indebtedness;

•        make certain investments and acquisitions;

•        make certain capital expenditures;

•        incur certain liens or other encumbrances or permit them to exist;

•        enter into certain types of transactions with affiliates;

•        enter into sale and lease-back transactions and certain operating leases;

•        merge or consolidate with another company or otherwise engage in a change of control transaction; and

•        transfer, sell or otherwise dispose of certain assets.

The ABL Facility also contains covenants requiring Summit Midstream Holdings, LLC (“Summit Holdings”) to maintain certain financial ratios and meet certain tests. Summit Holdings’ ability to meet those financial ratios and tests can be affected by events beyond its control, and we cannot guarantee that Summit Holdings will meet those ratios and tests.

The provisions of the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, and the ABL Facility may affect our ability to obtain future financing and pursue attractive business opportunities as well as affect our flexibility in planning for, and reacting to, changes in business conditions. In addition, a failure to comply with the provisions of the Permian Transmission Credit Facilities, the indentures governing the Senior Notes, and the ABL Facility could result in a default or an event of default that could enable our lenders and/or senior noteholders to declare the outstanding principal of that debt, together with accrued and unpaid interest, to be immediately due and payable. If we were unable to repay the accelerated amounts, the lenders under the ABL Facility could proceed against the collateral granted to them to secure such debt. If the payment of the debt is accelerated, our assets may be insufficient to repay such debt in full, and our equityholders could experience a partial or total loss of their investment. The ABL Facility also has cross default provisions that apply to any other indebtedness we may have, and the indentures governing the Senior Notes have cross default provisions that apply to certain other indebtedness. Any of these restrictions in the ABL Facility, the Permian Transmission Credit Facilities and the indentures governing the Senior Notes could materially adversely affect our business, financial condition, cash flows and results of operations.

Inflation could have adverse effects on our results of operation.

Although inflation in the United States had been relatively low for many years, there was a significant increase in inflation beginning in the second half of 2021 through 2023 due to a substantial increase in money supply, a stimulative fiscal policy, a significant rebound in consumer demand as COVID-19 restrictions were relaxed, the Russia-Ukraine war and worldwide supply chain disruptions resulting from the economic contraction caused by COVID-19 and lockdowns followed by a rapid recovery. Inflation rose from 5.4% in June 2021 to 7.0% in December 2021 to 8.2% in September 2022.

While inflation has declined since the second half of 2022, declining to 3.4% in December 2023, further increases in inflation in 2024 could increase our labor and other operating costs and the overall cost of capital projects we undertake. An increase in inflation rates could negatively affect our profitability and cash flows, due to higher wages, higher operating costs, higher financing costs, and/or higher supplier prices. We may be unable to pass along such higher costs to its customers. In addition, inflation may adversely affect customers’ financing costs, cash flows, and profitability, which could adversely impact their operations and our ability to offer credit and collect receivables.

An increase in interest rates will cause our debt service obligations to increase.

Since March 2022, the Federal Reserve has raised its target range for the federal funds rate multiple times to a current target range of 4.75% to 5.00%, and the timing of any potential further increases or decreases remains uncertain. Borrowings under the ABL Facility and the Permian Transmission Credit Facilities bear interest at rates equal to SOFR plus margin. The interest rates are subject to adjustment based on fluctuations in SOFR, as applicable. An increase in the interest rates associated with our floating rate debt would increase our debt service costs and affect our results of operations and cash flow available for payments of our debt obligations. In addition, an increase in interest rates could adversely affect our future ability to obtain financing or materially increase the cost of any additional financing or refinancings.

A downgrade of our credit rating could impact our liquidity, access to capital and our costs of doing business, and independent third parties determine our credit ratings outside of our control.

Moody’s Investors Service, Inc., Standard & Poor’s Ratings Services and Fitch Ratings, Inc. assign ratings to our senior unsecured credit from time to time. A downgrade of our credit rating could increase our future cost of borrowing and could require us to post collateral with third parties, including our hedging arrangements, which could negatively impact our available liquidity and increase our cost of debt. If a credit rating downgrade and the resultant cash collateral requirement were to occur at a time when we are experiencing significant working capital requirements or otherwise lacking liquidity, our results of operations, financial condition and cash flows could be adversely affected.

We have in the past and may in the future incur losses due to an impairment in the carrying value of our long-lived assets or equity method investments.

We recorded long-lived asset impairments of $0.5 million in 2023 and $91.6 million in 2022. When evidence exists that we will not be able to recover a long-lived asset’s carrying value through future cash flows, we write down the carrying value of the asset to its estimated fair value. We test long-lived assets for impairment when events or circumstances indicate that the carrying value of a long-lived asset may not be recoverable. With respect to property, plant and equipment and our amortizing intangible assets, the carrying value of a long-lived asset is not recoverable if the carrying value exceeds the sum of the undiscounted cash flows expected to result from the asset’s use and eventual disposal. In this situation, we recognize an impairment loss equal to the amount by which the carrying value exceeds the asset’s fair value. We determine fair value using either a market-based approach, an income-based approach in which we discount the asset’s expected future cash flows to reflect the risk associated with achieving the underlying cash flows, or a mixture of both market-and income-based approaches. We evaluate our equity method investments for impairment whenever events or circumstances indicate that a decline in fair value is other than temporary. Any impairment determinations involve significant assumptions and judgments. If actual results are not consistent with our assumptions and estimates, or our assumptions and estimates change due to new information, we may be exposed to impairment charges. Adverse changes in our business or the overall operating environment, such as lower commodity prices, may affect our estimate of future operating results, which could result in future impairment due to the potential impact on our operations and cash flows.

A portion of our revenues are directly exposed to changes in crude oil, natural gas and NGL prices, and our exposure may increase in the future.

During the year ended December 31, 2023, we derived 39% of our revenues from (i) the sale of physical natural gas and/or NGLs purchased under percentage-of-proceeds or other processing arrangements with certain of our customers in the Rockies and Piceance segments, (ii) the sale of natural gas we retain from certain Barnett customers, (iii) the sale of condensate we retain from our gathering services in the Rockies and Piceance segment and (iv) additional gathering fees that are tied to performance of certain commodity price indexes, which are then added to the fixed gathering rates. Consequently, our existing operations and cash flows have direct exposure to commodity price risk. Although we will seek to limit our commodity price exposure with new customers in the future, our efforts to obtain fee-based contractual terms may not be successful or the local market for our services may not support fee-based gathering and processing agreements. For example, we have percent-of-proceeds contracts with certain natural gas producer customers and we may, in the future, enter into additional percent-of-proceeds contracts with these customers or other customers or enter into keep-whole arrangements, which would increase our exposure to commodity price risk, as the revenues generated from those contracts directly correlate with the fluctuating price of the underlying commodities.

Furthermore, we may acquire or develop additional midstream assets in the future that have a greater exposure to fluctuations in commodity price risk than our current operations. Future exposure to the volatility of natural gas and crude oil prices could have a material adverse effect on our business, results of operations and financial condition. For example, for a small portion of the natural gas gathered on our systems, we purchase natural gas from producers prior to delivering the natural gas to pipelines where we typically resell the natural gas under arrangements including sales at index prices. Generally, the gross margins we realize under these arrangements decrease in periods of low natural gas prices. If we expand the implementation of such natural gas purchase and sale arrangements within our business, such fluctuations could materially affect our business.

Regulatory and Environmental Policy Risks

We settled a matter that was previously under investigation by federal and state regulatory agencies regarding a pipeline rupture and release of produced water by one of our subsidiaries. The resulting compliance requirements of the settlement may impact our results of operations or cash flows.

On August 4, 2021, we settled an incident involving a produced water disposal pipeline owned by our subsidiary Meadowlark Midstream Company, LLC, that resulted in a discharge of materials into the environment, which was investigated by federal and state agencies. This settlement resulted in losses amounting to $36.3 million and will be paid over five (5) to six (6) years, of which we have paid principal amounts of $14.7 million as of March 31, 2024 and requires compliance with certain conditions and terms and conditions, which may impact our results of operations or cash flows.

We may, from time to time, be involved in litigation and claims arising out of our operations in the normal course of business. As a result, we may be required to expend significant funds for legal defense or to settle claims. Any such loss, if incurred, could be material.

Expenditures made by us for the payment of litigation related costs, including legal defense costs and settlement payments, if any, reduce our cash flows available for debt service and distributions. Any such expenditures, if incurred, could be material.

A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.

Various aspects of our operations are subject to regulation by the various federal, state and local departments and agencies that have jurisdiction over participants in the energy industry. The regulation of our activities and the natural gas and crude oil industries frequently change as they are reviewed by legislators and regulators. For example, the Pipeline and Hazardous Materials Safety Administration (“PHMSA”) has issued new proposed and final rules concerning pipeline safety in recent years. In November 2021, PHMSA issued a final rule that extended pipeline safety requirements to onshore gas gathering pipelines. The rule requires all onshore gas gathering pipeline operators to comply with PHMSA’s incident and annual reporting requirements. It also extends existing pipeline safety requirements to a new category of gas gathering pipelines, “Type C” lines, which generally include high-pressure pipelines that are larger than 8.625 inches in diameter. Safety requirements applicable to Type C lines vary based on pipeline diameter and potential failure consequences. The final rule became effective in May 2022 and operators were required to comply with the applicable safety requirements by November 2022. In addition, in August 2022, PHMSA issued a final rule that established new or additional requirements for natural gas transmission lines related to the management of change process, integrity management, corrosion control standards, and pipeline inspections and repairs. In May 2023, PHMSA published a Notice of Proposed Rulemaking for regulatory amendments to reduce methane emissions from new and existing gas transmission, distribution, and regulated gas gathering pipelines with strengthened leakage survey and patrolling requirements, performance standards for advanced leak detection programs, leak grading and repair criteria with mandatory repair timelines, requirements for mitigation of emissions from blowdowns, pressure relief device design, configuration, and maintenance requirements, clarified requirements for investigating failures, and expanded reporting requirements. To the extent these or other new proposed or final rules create additional requirements for our pipelines, they could have a material adverse effect on our operations, operating and maintenance expenses and revenues. For additional information on the potential risks associated with PHMSA requirements, see “— We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.”

In addition, the adoption of proposals for more stringent legislation, regulation or taxation of drilling activity could directly curtail such activity or increase the cost of drilling, resulting in reduced levels of drilling activity and therefore reduced demand for our services. For example, Colorado Senate Bill 19-181, signed into law in April 2019, changed the mandate of the Colorado Energy and Carbon Management Commission (“ECMC,” formerly the Colorado Oil and Gas Conservation Commission) from fostering oil and gas development to regulating oil and gas development in a reasonable manner to protect public health and the environment. The law also allows local governments to impose more restrictive requirements on oil and gas operations than those issued by the state. As part of its implementation of this law, in November 2020 the ECMC adopted new regulations that increase oil and gas setbacks to a minimum of 2,000 feet from schools and childcare facilities, prohibit routine venting and flaring, increase wildlife protections, and alter certain aspects of the permitting process. In August 2024, the Colorado Department of Public Health and Environment presented a regulatory proposal to the state’s Air Quality Control Commission which was set for hearing in December 2024. The proposed rule would require the midstream industry to meet greenhouse gas (“GHG”) reduction targets by 2030 and also impose additional safeguards for disproportionately impacted communities. These regulations and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future. Regulatory agencies establish and, from time to time, change priorities, which may result in additional burdens on us, such as additional reporting requirements and more frequent audits of operations. Our operations and the markets in which we participate are affected by these laws, regulations and interpretations and may be affected by changes to them or their implementation, which may cause us to realize materially lower revenues or incur materially increased operation and maintenance costs or both.

Increased regulation of hydraulic fracturing could result in reductions or delays in customer production, which could materially adversely impact our revenues.

Hydraulic fracturing is an important and increasingly common practice that is used to stimulate production of natural gas and/or crude oil from dense subsurface rock formations and is primarily regulated by state agencies. However, Congress has in the past considered, and may in the future consider, legislation to regulate hydraulic fracturing by federal agencies. Many states have already adopted laws and/or regulations that require disclosure of the chemicals used in hydraulic fracturing. A number of states — such as Colorado, as discussed above — have adopted, and other states are considering adopting, legal requirements that could impose more stringent permitting, disclosure and well construction requirements on crude oil and/or natural gas drilling activities. For example, during the 2021-2022 election cycle, Colorado representatives proposed a ballot initiative to ban hydraulic fracturing on all non-federal land, but the proposed initiative failed to garner significant support. States also could elect to prohibit hydraulic fracturing altogether, as New York, Maryland, Oregon and Vermont have done. In addition, certain local governments have adopted, and additional local governments may adopt, ordinances within their jurisdictions regulating the time, place and manner of drilling activities in general or hydraulic fracturing activities in particular. These initiatives and similar efforts in Colorado and elsewhere could restrict oil and gas development in the future.

The U.S. Environmental Protection Agency (“EPA”) has also moved forward with various regulatory actions, including announcing final new regulations under the New Source Performance Standard (“NSPS”) to expand and strengthen what is known as NSPS OOOOa emissions reduction requirements. Building upon NSPS OOOOa, EPA promulgated NSPS OOOOb and NSPS OOOOc further regulating oil and gas sources nationwide. NSPS OOOOb requires more stringent standards for new, modified and reconstructed oil and natural gas sources. NSPS OOOOc will require states to reduce methane emissions from existing sources pursuant to standards comparable to those set forth in NSPS OOOOb. The Bureau of Land Management (“BLM”) issued in June 2024 the final Waste Prevention Rule which implemented further control measures for operations on federal lands. The BLM has also asserted regulatory authority over aspects of the hydraulic fracturing process and issued a final rule in March 2015 that established more stringent standards for performing hydraulic fracturing on federal and Indian lands, including requirements relating to well construction and integrity, handling of wastewater and chemical disclosure. However, in December 2017, the BLM published a final rule rescinding the 2015 rule. The U.S. District Court for the Northern District of California upheld the December 2017 rescission rule in a March 2020 decision, and the State of California and environmental plaintiffs appealed to the United States Court of Appeals for the Ninth Circuit. The parties filed briefs and reply briefs in 2020 and 2021. In March 2021, the court directed its clerk to temporarily close the docket for administrative purposes only, specifying that the administrative closure is not a decision on the merits and no mandate is issued in connection with the order. Since that time, the administrative closure period has been periodically extended. Most recently on October 9, 2024, the administrative closure period was extended until November 1, 2024.

Further, several federal governmental agencies (including the EPA) have conducted reviews and studies on the environmental aspects of hydraulic fracturing in the past. The results of such reviews or studies could spur initiatives to further regulate hydraulic fracturing.

State and federal regulatory agencies have also focused on a possible connection between the hydraulic fracturing related activities and the increased occurrence of seismic activity. When caused by human activity, such events are called induced seismicity. Some state regulatory agencies, including those in Colorado and Texas, have modified their regulations or guidance to account for induced seismicity. These developments could result in additional regulation and restrictions on the use of injection disposal wells and hydraulic fracturing. Such regulations and restrictions could cause delays and impose additional costs and restrictions on our customers.

Additionally, certain of our customers produce oil and gas on federal lands. On January 20, 2021, the Acting Secretary for the U.S. Department of the Interior (“DOI”) signed an order effectively suspending new fossil fuel leasing and permitting on federal lands for 60 days. Then on January 27, 2021, President Biden issued an executive order indefinitely suspending new oil and natural gas leases on public lands or in offshore waters pending completion of a comprehensive review and reconsideration of federal oil and gas permitting and leasing practices. Several states filed lawsuits challenging the suspension, and on June 15, 2021, a judge in the U.S. District Court for the Western District of Louisiana issued a nationwide temporary injunction blocking the suspension in July 2021. Although the injunction was subsequently overturned by the Court of Appeals for the Fifth Circuit, on remand the U.S. District Court issued a permanent injunction as requested by the plaintiff states in August 2022. The Department of the Interior has since resumed leasing. In April 2024, the DOI issued the final Onshore Oil and Gas Leasing Rule, which implements further leasing parameters and could restrict oil and gas exploration and production on federal lands. The Biden Administration continues to evaluate federal leasing and could impose additional restrictions in the future.

If new or more stringent federal, state or local legal restrictions relating to drilling activities or to the hydraulic fracturing process are adopted, this could result in a reduction in the supply of natural gas and/or crude oil that our customers produce, and could thereby adversely affect our revenues and results of operations. Compliance with such rules could also generally result in additional costs, including increased capital expenditures and operating costs, for our customers, which could ultimately decrease end-user demand for our services and could have a material adverse effect on our business.

We are subject to FERC jurisdiction, federal anti-market manipulation laws and regulations, potentially other federal regulatory requirements and state and local regulation and could be materially affected by changes in such laws and regulations, or in the way they are interpreted and enforced.

We believe that our natural gas gathering pipeline facilities are exempt from the jurisdiction of FERC under the Natural Gas Act (“NGA”) and the Natural Gas Policy Act of 1978 (“NGPA”). Interstate movements of crude oil on the Epping Pipeline in North Dakota are subject to FERC jurisdiction under the Interstate Commerce Act (“ICA”), and the rates, terms and conditions of service, and practices on the pipeline are subject to review and challenge before FERC.

Additionally, the Double E Pipeline, which provides interstate natural gas transmission service from southeastern New Mexico to the Waha hub in Texas, is subject to FERC jurisdiction under the NGA with respect to post-construction remediation activities, operations, and rates and terms and conditions of service. Pursuant to the NGA, Double E Pipeline’s existing interstate natural gas transportation rates and terms and conditions of service may be challenged by complaint and are subject to prospective change by FERC. Additionally, rate changes and changes to terms and conditions of service proposed by a regulated natural gas interstate pipeline may be protested and such changes can be delayed and may ultimately be rejected by FERC. FERC may also initiate reviews of an interstate pipeline’s rates. We cannot guarantee that any new or existing tariff rate for service on our FERC-regulated pipelines would not be rejected or modified by the FERC or subjected to refunds. Any successful challenge by a regulator or shipper in any of these matters could have a material adverse effect on our business, financial condition and results of operations.

We have certain long-term fixed negotiated rate gas transportation contracts on Double E that may not be adjusted even if our costs increase. As a result, our costs could exceed our revenues. In 2021, we entered into negotiated rate agreements with an average term of 10 years from the in-service date of the pipeline, which occurred on November 18, 2021 and with total maximum daily transportation quantities (“MDTQs”) that increases from 585,000 Dth/d during the first year of the agreements to 1,000,000 Dth/d in the fourth year, which equates to approximately 74% of its certificated capacity of 1,350,000 Dth/d; these rates may not be subject to adjustment, even if our cost to perform such services exceeds the revenues received from such contracts, and, as a result, our costs could exceed our revenues received under such contracts. It is possible that costs to perform services under our “negotiated or discount rate” contracts will exceed the negotiated or discounted rates. It is also possible with respect to discounted rates that if our filed “recourse rates” should ever be reduced below applicable discounted rates, we would only be allowed by FERC to charge the lower recourse rates, since FERC policy does not allow discount rates to be charged to the extent that they exceed applicable recourse rates. If these events were to occur, it could decrease the cash flow realized by our assets.

Under FERC policy, a regulated service provider and a customer may mutually agree to sign a contract for service at a “negotiated rate,” which is generally fixed between the natural gas pipeline and the shipper for the contract term and does not necessarily vary with changes in the level of cost-based “recourse rates,” provided that the affected customer is willing to agree to such rates and that the FERC has accepted the negotiated rate agreement. These “negotiated rate” contracts are not generally subject to adjustment for increased costs, which could be caused by inflation or other factors relating to the specific facilities being used to perform the services. Any shortfall of revenue, representing the difference between “recourse rates” (if higher) and negotiated or discounted rates, under current FERC policy, may be recoverable from other shippers in certain circumstances. For example, the FERC may recognize this shortfall in the determination of prospective rates in a future rate case. However, if the FERC were to disallow the recovery of such costs from other customers, it could decrease the cash flow realized by our assets.

We are also generally subject to the anti-market manipulation provisions in the NGA, as amended by the Energy Policy Act of 2005, and to FERC’s regulations thereunder, and also must comply with the other applicable provisions of the NGA and NGPA and FERC’s rules, regulations, and orders concerning the Double E Pipeline’s interstate natural gas transportation business, including those that require us to provide firm and interruptible transportation service on an open access basis that is not unduly discriminatory or preferential. Violations of the NGA or NGPA, or the rules, regulations, and orders issued by FERC thereunder could result in the imposition of administrative and criminal remedies, including without limitation, revocation of certain authorities, disgorgement of ill-gotten gains, and civil penalties of up to approximately $1.5 million per day per violation of the NGA or its implementing regulations, subject to future adjustment for inflation.

In addition, the Federal Trade Commission (“FTC”) holds statutory authority under the Energy Independence and Security Act of 2007 to prevent market manipulation in oil markets and has adopted broad rules and regulations prohibiting fraud and market manipulation. The FTC is also authorized to seek fines of up to approximately $1.5 million per violation, subject to future adjustment for inflation. The Commodity Futures Trading Commission (“CFTC”) is directed under the Commodity Exchange Act (“CEA”) to prevent price manipulation in the commodity, futures and swaps markets, including the energy markets. Pursuant to the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”), and other authority, the CFTC has adopted additional anti-market manipulation regulations that prohibit fraud and price manipulation in the commodity, futures and swaps markets. The CFTC also has statutory authority to seek civil penalties of up to the greater of approximately $1.5 million per violation, subject to future adjustment for inflation, or triple the monetary gain to the violator for each violation of the anti-market manipulation provisions of the CEA.

The distinction between federally unregulated natural gas and crude oil pipelines and FERC-regulated natural gas and crude oil pipelines has been the subject of extensive litigation and is determined by FERC on a case-by-case basis. FERC has made no determinations as to the status of our gathering facilities. Consequently, the classification and regulation of some of our pipelines could change based on future determinations by FERC, Congress or the courts. If our natural gas gathering operations or crude oil operations beyond the Epping Pipeline become subject to FERC jurisdiction under the NGA, the NGPA or the ICA, the result may materially adversely affect the rates we are able to charge and the services we currently provide and may include the potential for a termination of our gathering agreements with our customers. In addition, if any of our facilities were found to have provided services or otherwise operated in violation of the NGA, the NGPA or the ICA, this could result in the imposition of civil penalties as well as a requirement to disgorge charges collected for such services in excess of the rate established by FERC.

We are subject to state and local regulation regarding the construction and operation of our gathering, treating, transporting and processing systems, as well as state ratable take statutes and regulations. Regulation of the construction and operation of our facilities may affect our ability to expand our facilities or build new facilities and such regulation may cause us to incur additional operating costs or limit the quantities of natural gas and crude oil we may gather, treat and process. Ratable take statutes and regulations generally require gatherers to take natural gas and crude oil production that may be tendered for gathering without undue discrimination. These requirements restrict our right to decide whose production we gather, treat and process. Many states have adopted complaint-based regulation of gathering, treating, transporting and processing activities, which allows producers and shippers to file complaints with state regulators in an effort to resolve access issues, rate grievances and other matters. Other state and municipal regulations do not directly apply to our business but may nonetheless affect the availability of natural gas and crude oil for gathering, treating, transporting and processing, including state regulation of production rates, maximum daily production allowable from wells, and other activities related to drilling and operating wells. While our facilities currently are subject to limited state and local regulation, there is a risk that state or local laws will be changed or reinterpreted, which may materially affect our operations, operating costs and revenues.

We are subject to stringent environmental laws and regulations that may expose us to significant costs and liabilities.

Our gathering, treating, transporting and processing operations are subject to stringent and complex federal, state and local environmental laws and regulations, including laws and regulations regarding the discharge of materials into the environment or otherwise relating to environmental protection, including, for example, the Clean Air Act (“CAA”), the Comprehensive Environmental Response, Compensation and Liability Act (“CERCLA”), the Clean Water Act (the “CWA”), the Oil Pollution Control Act (the “OPA”), the Resource Conservation and Recovery Act (the “RCRA”), the Endangered Species Act (the “ESA”) and the Toxic Substances Control Act.

These laws and regulations may impose numerous obligations that are applicable to our operations, including the acquisition of permits to conduct regulated activities, the incurrence of capital or operating expenditures to limit or prevent releases of materials from our pipelines and facilities, and the imposition of substantial liabilities and remedial obligations for pollution resulting from our operations or at locations currently or previously owned or operated by us. Numerous governmental authorities, such as the EPA and analogous state agencies, have the power to enforce compliance with these laws and regulations and the permits issued under them, oftentimes requiring difficult and costly corrective actions or costly pollution control measures. Failure to comply with these laws, regulations and requisite permits may result in the assessment of significant administrative, civil and criminal penalties, the imposition of remedial obligations and the issuance of injunctions limiting or preventing some or all of our operations. In addition, we may experience a delay in obtaining or be unable to obtain required permits or regulatory authorizations, which may cause us to lose potential and current customers, interrupt our operations and limit our growth and revenue.

There is a risk that we may incur significant environmental costs and liabilities in connection with our operations due to historical industry operations and waste disposal practices, our handling of hydrocarbons and other wastes and potential emissions and discharges related to our operations. Joint and several, strict liability may be incurred, without regard to fault, under certain of these environmental laws and regulations in connection with discharges or releases of hydrocarbon wastes on, under or from our properties and facilities, many of which have been used for midstream activities for a number of years, oftentimes by third parties not under our control. Private parties, including the owners of the properties through which our gathering systems pass, and on which certain of our facilities are located, may also have the right to pursue legal actions to enforce compliance as well as to seek damages for non-compliance with environmental laws and regulations or for personal injury or property damage. For example, an accidental release from one of our pipelines could subject us to substantial liabilities arising from environmental cleanup and restoration costs, claims made by neighboring landowners and other third parties for personal injury and property damage and fines or penalties for related violations of environmental laws or regulations. In addition, changes in environmental laws occur frequently, and any such changes that result in additional permitting obligations or more stringent and costly waste handling, storage, transport, disposal or remediation requirements could have a material adverse effect on our operations or financial position. We may not be able to recover all or any of these costs from insurance.

The Biden Administration is considering revisions to the leasing and permitting programs for oil and gas development on federal lands, which if pursued and made effective, could materially adversely affect our industry and our financial condition and results of operations.

We may incur greater than anticipated costs and liabilities as a result of pipeline safety requirements.

The U.S. Department of Transportation (“DOT”), through PHMSA, has adopted and enforces safety standards and procedures applicable to our pipelines. In addition, many states, including the states in which we operate, have adopted regulations that are identical to or more restrictive than existing DOT regulations for intrastate pipelines. Among the regulations applicable to us, PHMSA requires pipeline operators to develop integrity management programs for certain pipelines located in high consequence areas, which include high population areas such as the Dallas-Fort Worth greater metropolitan area where our DFW Midstream Services LLC system is located. While the majority of our pipelines have historically met the DOT definition of gathering lines and were thus exempt from PHMSA’s integrity management requirements, we also operate a limited number of pipelines that are subject to the integrity management requirements. The regulations require operators, including us, to:

•        perform ongoing assessments of pipeline integrity;

•        identify and characterize applicable threats to pipeline segments that could impact a high consequence area;

•        maintain processes for data collection, integration and analysis;

•        repair and remediate pipelines as necessary;

•        adopt and maintain procedures, standards and training programs for control room operations; and

•        implement preventive and mitigating actions.

For additional information on PHMSA regulations relating to pipeline safety, see “— A change in laws and regulations applicable to our assets or services, or the interpretation or implementation of existing laws and regulations may cause our revenues to decline or our operation and maintenance expenses to increase.”

Climate change legislation, regulatory initiatives and litigation could result in increased operating costs and reduced demand for the services we provide.

In recent years, the U.S. Congress has considered legislation to restrict or regulate emissions of GHGs, such as carbon dioxide and methane that may be contributing to global warming and energy legislation and other initiatives are expected to be proposed that may be relevant to GHG emissions issues. For example, the Inflation Reduction Act, signed into law in August 2022, includes a Methane Emissions Reduction Program to incentivize methane emission reductions and impose a fee on waste methane emissions from certain oil and gas facilities that we operate. EPA proposed the Waste Emissions Charge in January 2024 to implement the waste methane fee requirement.

In addition, almost half of the states, either individually or through multi-state regional initiatives, have begun to address GHG emissions, primarily through the planned development of emission inventories or regional GHG cap and trade programs. Most of these cap and trade programs work by requiring either major sources of emissions, such as electric power plants, or major producers of fuels, such as refineries and gas processing plants, to acquire and surrender emission allowances. In general, the number of allowances available for purchase is reduced each year until the overall GHG emission reduction goal is achieved. Depending on the scope of a particular program, we could be required to purchase and surrender allowances for GHG emissions resulting from our operations (e.g., at compressor stations). It is possible that certain components of our operations, such as our gas-fired compressors, could become subject to state-level GHG-related regulation. For example, in June 2022, as part of a Governor-directed statewide initiative to reduce GHG emissions by at least 45% by 2030, the New Mexico Environment Department (“NMED”) finalized new rules that would establish emissions standards for volatile organic compounds (“VOCs”) and nitrogen oxides for oil and gas production and processing sources located in certain areas of the state with high ozone concentrations. We cannot currently determine the effect of these proposed regulations and other regulatory initiatives to implement the Governor’s directive to reduce GHG emissions, that could, if implemented, impact the business, reputation, financial condition or results of our operations in New Mexico or that of our customers upstream of the Double E Pipeline. Similarly, in April 2021, the New Mexico Department of Energy, Minerals, and Natural Resources (“EMNRD”) finalized new rules concerning venting and flaring of natural gas. EMNRD’s rule could impose new or increased costs and obligations on our customers upstream of the Double E Pipeline.

Independent of Congress, the EPA has adopted regulations under its existing CAA authority. In 2009, the EPA published its findings that emissions of GHGs present an endangerment to public health and the environment because emissions of such gases are contributing to warming of the earth’s atmosphere and other climatic changes. Based on these findings, the EPA adopted regulations that, among other things, establish Prevention of Significant Deterioration (“PSD”) construction and Title V operating permit reviews for certain large stationary sources of GHG emissions.

Further, in December 2015, over 190 countries, including the United States, reached an agreement to reduce global GHG emissions. The agreement entered into force in November 2016 after over 70 countries, including the United States, ratified or otherwise consented to be bound by the agreement (the “Paris Agreement”). In November 2019, the United States submitted formal notification to the United Nations that it intended to withdraw from the Paris Agreement. However, on January 20, 2021, President Biden signed an “Acceptance on Behalf of the United States of America” that, reversed the prior withdrawal, and the United States officially rejoined the Paris Agreement on February 19, 2021. As part of rejoining the Paris Agreement, President Biden announced that the United States would commit to a 50 to 52 percent reduction from 2005 levels of GHG emissions by 2030 and set the goal of reaching net-zero GHG emissions by 2050. In September 2021, the U.S. and the European Union jointly announced the launch of the “Global Methane Pledge,” which aims to cut global methane pollution by at least 30% by 2030 relative to 2020 levels, including “all feasible reductions” in the energy sector. Since its formal launch at the 26th Conference of the Parties, over 150 countries have joined the pledge. In November 2021, the Biden Administration expanded on this commitment and announced “The Long-Term Strategy of the United States: Pathways to Net-Zero Greenhouse Gas Emissions by 2050,” establishing a roadmap to net zero emissions in the United States by 2050 through, among other things, improvements in energy efficiency; decarbonization of energy sources via electricity, hydrogen, and sustainable biofuels; and reductions in non-CO2 GHG emissions, such as methane and nitrous oxide. These initiatives were followed by a series of executive orders by President Biden designed to address climate change. On December 13, 2023, COP28 issued its first global stocktake, which calls on parties, including the U.S., to contribute to global efforts to transitioning away from fossil fuels, reduce methane emissions, and tripling of renewable energy capacity and doubling energy efficiency improvements by 2030, among other things, to achieve net zero by 2050. While the stocktake agreement is not legally binding and has no enforcement mechanism, the U.S. could pass further legislation based on the agreement. Reentry into the Paris Agreement, the related stocktake agreement, new legislation, or President Biden’s executive orders may result in the development of additional regulations or changes to existing regulations, which could have a material adverse effect on our business and that of our customers. In addition, in March 2024, the SEC issued rules regarding the enhancement and standardization of mandatory climate-related disclosures for investors. The rules will require registrants to provide certain climate-related information in their registration statements and annual reports, including governance, risk management, financial impacts and strategy related to material climate-related risks, certain climate-related financial disclosures (subject to de minimis thresholds) and, in some instances, Scopes 1 and 2 GHG emissions. The SEC voluntarily stayed the rules pending completion of judicial review and we cannot predict how the stay may ultimately impact the deadlines for compliance. However, we anticipate that the costs associated with preparation for implementation and compliance may be substantial. In addition, enhanced climate disclosure requirements could accelerate the trend of certain stakeholders and lenders restricting or seeking more stringent conditions with respect to their investments in certain carbon intensive sectors.

Although it is not possible at this time to accurately estimate how potential future laws or regulations addressing GHG emissions would impact our business, either directly or indirectly, any future federal or state laws or implementing regulations that may be adopted to address GHG emissions could require us to incur increased operating costs and could materially adversely affect demand for our services. The potential increase in the costs of our operations resulting from any legislation or regulation to restrict emissions of GHG could include new or increased costs to operate and maintain our facilities, install new emission controls on our facilities, acquire allowances to authorize our GHG emissions, pay any taxes related to our GHG emissions, adhere to alternative energy requirements and administer and manage a GHG emissions program. While we may be able to include some or all of such increased costs in the rates we charge, such recovery of costs is uncertain. Moreover, incentives to conserve energy or use alternative energy sources could reduce demand for our services. We cannot predict with any certainty at this time how these possibilities may affect our operations. Finally, most scientists have concluded that increasing concentrations of GHGs in the Earth’s atmosphere may produce climate changes that have significant physical effects, such as increased frequency and severity of storms, droughts and floods and other climatic events. We cannot predict with any certainty at this time how these possibilities may affect our operations.

Statutory and regulatory requirements for swap transactions could have an adverse impact on our ability to hedge risks associated with our business and increase the working capital requirements to conduct these activities.

In the Dodd-Frank Act, Congress adopted comprehensive financial reform legislation that establishes federal oversight over and regulation of the over-the-counter derivatives market and entities, such as us, that participate in that market. Under this legislation, the CFTC and the SEC and other regulatory authorities have promulgated rules and regulations, including rules and regulations relating to the regulation of certain swaps market participants, such as swap dealers, the clearing of certain swaps through central counterparties, the execution of certain swaps on designated contract markets or swap execution facilities, mandatory margin requirements for uncleared swaps, and the reporting and recordkeeping of swaps. In light of the continuing adjustment of the regulations, we cannot predict the ultimate effect of the rules and regulations on our business. Any new regulations or modifications to existing regulations could increase the cost of derivative contracts, limit the availability of derivatives to protect against risks that we encounter, reduce our ability to monetize or restructure our existing derivative contracts, or increase our exposure to less creditworthy counterparties.

In October 2020, the CFTC adopted rules that place limits on positions in certain core futures and equivalent swaps contracts for or linked to certain physical commodities, subject to exceptions for certain bona fide hedging transactions. We do not expect these regulations to materially impede our hedging activity at this time, but a companion rule on aggregation among entities under common ownership or control may have an impact on our ability to hedge our exposure to certain enumerated commodities.

The CFTC has implemented final rules regarding mandatory clearing of certain classes of interest rate swaps and certain classes of index credit default swaps. Mandatory trading on designated contract markets or swap execution facilities of certain interest rate swaps and index credit default swaps also began in 2014. At this time, the CFTC has not proposed any rules designating other classes of swaps, including physical commodity swaps, for mandatory clearing. The CFTC and prudential banking regulators also adopted mandatory margin requirements on uncleared swaps between swap dealers and certain other counterparties. Although we may qualify for a commercial end-user exception from the mandatory clearing, trade execution and certain uncleared swaps margin requirements, mandatory clearing and trade execution requirements and uncleared swaps margin requirements applicable to other market participants, such as swap dealers, may affect the cost and availability of the swaps that we use for hedging.

Under the Dodd-Frank Act, the CFTC is also directed generally to prevent price manipulation and fraud in the following two markets: (i) physical commodities traded in interstate commerce, including physical energy and other commodities, and (ii) financial instruments, such as futures, options and swaps. The CFTC has adopted additional anti-market manipulation, anti-fraud and disruptive trading practices regulations that prohibit, among other things, fraud and price manipulation in the physical commodities, futures, options and swaps markets. Should we violate these laws and regulations, we could be subject to CFTC enforcement action, material penalties and sanctions.

We currently enter into forward contracts with third parties to buy power and sell natural gas in an attempt to mitigate our exposure to fluctuations in the price of natural gas with respect to those volumes. The CFTC has finalized an interpretation clarifying whether and when certain forwards with volumetric optionality are to be regulated as forwards or qualify as options on commodities and therefore swaps. The application of this interpretation to any particular situation may impact our ability to enter into certain forwards or may impose additional requirements with respect to certain transactions.

In addition to the Dodd-Frank Act, regulators within the European Union and other foreign regulators have adopted and implemented local reforms generally comparable with the reforms under the Dodd-Frank Act. Enforcement of these regulatory provisions may reduce our ability to hedge our market risks with non-U.S. counterparties or may make any transactions involving cross-border swaps more expensive and burdensome. Additionally, the lingering absence of regulatory equivalency across jurisdictions may increase compliance costs and make it more costly to satisfy regulatory obligations.

We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from various groups.

We may face opposition to the development, permitting, construction or operation of our pipelines and facilities from environmental groups, landowners, local groups and other advocates. Such opposition could take many forms, including organized protests, attempts to block or sabotage our operations, intervention in regulatory or administrative proceedings involving our assets, or lawsuits or other actions designed to prevent, disrupt or delay the development or operation of our assets and business. For example, repairing our pipelines often involves securing consent from individual landowners to access their property; one or more landowners may resist our efforts to make needed repairs, which could lead to an interruption in the operation of the affected pipeline or other facility for a period of time that is significantly longer than would have otherwise been the case. In addition, acts of sabotage or eco-terrorism could cause significant damage or injury to people, property or the environment or lead to extended interruptions of our operations. Any such event that interrupts the revenues generated by our operations, or which causes us to make significant expenditures not covered by insurance, could have a material adverse effect on our business, financial condition and results of operations. Moreover, governmental authorities exercise considerable discretion in the timing and scope of permit issuance and the public may engage in the permitting process, including through intervention in the courts. Negative public perception could cause the permits we require to conduct our operations to be withheld, delayed or burdened by requirements that restrict our ability to profitably conduct our business.

For example, in an April 15, 2020 ruling, amended May 11, 2020, the U.S. District Court for the District of Montana issued an order invalidating the U.S. Army Corps of Engineers (“Corps”) 2017 reissuance of Nationwide Permit 12 (“NWP 12”), the general permit governing discharges of dredged or fill material associated with pipeline and other utility line construction projects, to the extent it was used to authorize construction of new oil and gas pipelines. Environmental groups had alleged that the Corps failed to consult with federal wildlife agencies as required by the ESA. However, in January 2021, the EPA and Corps reissued NWP 12 as a general permit specific to oil and gas pipelines, moving other utility line activities into separate general permits. The U.S. Court of Appeals for the Ninth Circuit subsequently held that the Corps’ January 2021 reissuance rendered the prior challenge moot. In May 2021, environmental groups once again filed suit in the U.S. District Court for the District of Montana, seeking vacatur of the reissued NWP 12. Environmental groups allege that the reissuance of NWP 12 violated the ESA, National Environmental Policy Act, and Clean Water Act, among other things. In September 2022, the U.S. District Court for Montana dismissed the ESA consultation challenges as moot and dismissed the remainder of the lawsuit without prejudice. The Corps has announced that it will be reviewing all the nationwide permits for consistency with Administration policies, which could result in additional limitations on the use of nationwide permits. Limitations on the use of NWP 12 may make it more difficult to permit our projects, require consideration of alternative construction or siting, which may impose additional costs and delays, and could cause us to lose potential and current customers and limit our growth and revenue.

In addition, on July 6, 2020, the U.S. District Court for the District of Columbia issued an order vacating a Corps Mineral Leasing Act easement for the Dakota Access Pipeline in a lawsuit filed by the Standing Rock Sioux Tribe and other Native American tribes. The court’s decision required the pipeline to shut down operations by August 5, 2020 but was stayed by the U.S. Court of Appeals for the District of Columbia Circuit. On January 26, 2021, the U.S. Court of Appeals for the District of Columbia Circuit issued a decision affirming the district court’s holding that the easement should be vacated but reversing the requirement to shut down the pipeline. The Court of Appeals left it to the Corps to determine how to proceed after the loss of the easement, and while the Corps declined to shut down the pipeline, it did not formally approve the pipeline’s ongoing operation without an easement. Dakota Access filed for rehearing en banc on April 12, 2021, which the Court of Appeals denied. On September 20, 2021, Dakota Access filed a petition with the U.S. Supreme Court to hear the case. Oppositions were filed by the Solicitor General and plaintiffs, and Dakota Access filed a reply. On February 22, 2022, the Supreme Court declined to hear the appeal.

The Dakota Access Pipeline continues to operate pending the Corps’ ongoing development of a court-ordered environmental impact statement for the project. On June 22, 2021, the District Court terminated the consolidated lawsuits and dismissed all remaining outstanding counts without prejudice. On January 20, 2022, the Standing Rock Sioux Tribe withdrew as a cooperating agency on the draft Environmental Impact Statement (“EIS”), prompting the Corps to temporarily pause on the draft EIS. The Corps published the draft EIS on September 8, 2023 and tribal and public meetings were held in November and December of 2023. Representatives of the Corps advised at a hearing of the Senate Energy and Water Development Appropriations Subcommittee that the EIS will likely be completed in 2025. If the Dakota Access Pipeline is forced to shut down, this could have a material adverse effect on our business, financial condition and results of operations associated with the Polar and Divide system, which interconnects with the Dakota Access Pipeline.

Recently, activists concerned about the potential effects of climate change have directed their attention towards sources of funding for fossil-fuel energy companies, which has resulted in an increasing number of financial institutions, funds, individual investors and other sources of capital restricting or eliminating their investment in fossil fuel-related activities. In addition, financial institutions have begun to screen companies such as ours for sustainability performance, including practices related to GHGs and climate change, before providing loans or investing in our equity securities. There is also a risk that financial institutions may adopt policies that have the effect of reducing the funding provided to the fossil fuel sector, such as the adoption of net zero financed emissions targets. Such policies may be hastened by actions under the Biden Administration, including the implementation by the Federal Reserve of any recommendations made by the Network for Greening the Financial System, a consortium of financial regulators focused on addressing climate-related risks in the financial sector. Ultimately, this could make it more difficult to secure funding for exploration and production activities or energy infrastructure related projects or adversely impact our cost of capital, and consequently could both indirectly affect demand for our services and directly affect our ability to fund construction or other capital projects. Any efforts to improve our sustainability practices in response to these pressures may increase our costs, and we may be forced to implement technologies that are not economically viable in order to improve our sustainability performance and to meet the specific requirements to maintain access to capital or perform services for certain customers.

Our business is subject to complex and evolving U.S. and international laws and regulations regarding privacy and data protection (“data protection laws”). Many of these data protection laws are subject to change and uncertain interpretation, and could result in claims, increased cost of operations or otherwise harm our business.

Along with our own data and information that we collect and retain in the normal course of our business, we and our business partners collect and retain significant volumes of certain types of data, some of which are subject to data protection laws. The collection, use, and transfer of this data, both domestically and internationally, is becoming increasingly complex. The regulatory environment surrounding the collection, use, transfer and protection of such data is constantly evolving and can be subject to significant change. New data protection laws at the federal, state, international, national, provincial and local levels, including recent Colorado, Connecticut, Virginia and Utah legislation, the European Union General Data Protection Regulation (“GDPR”) and the California Consumer Privacy Act, as amended by the California Privacy Rights Act (“CCPA”), pose increasingly complex compliance challenges and potentially elevate our costs.

Complying with these jurisdictional requirements could increase the costs and complexity of compliance, and violations of applicable data protection laws can result in significant penalties. For example, the GDPR applies to activities regarding personal data that may be conducted by us, directly or indirectly through business partners. Failure to comply could result in significant penalties of up to a maximum of 4% of our global turnover that may materially adversely affect our business, reputation, results of operations, and cash flows. Similarly, the CCPA, which came into effect on January 1, 2020, imposes specific obligations on businesses that collect personal data from California residents and provides California residents specific rights in relation to their personal data that we or our business partners collect and use. As interpretation and enforcement of the CCPA evolves, it creates a range of new compliance obligations, which could cause us to change our business practices, and carries the possibility for significant financial penalties for noncompliance that may materially adversely affect our business, reputation, results of operations, and cash flows.

As noted above, we are also subject to the possibility of information security breaches, which themselves may result in a violation of these data protection laws. Additionally, if we acquire a company that has violated or is not in compliance with applicable data protection laws, we may incur significant liabilities and penalties as a result.

Risks Related to Terrorism and Cyberterrorism

Terrorist attacks and threats, escalation of military activity in response to these attacks, or acts of war could have a material adverse effect on our business, financial condition or results of operations.

Terrorist attacks and threats, escalation of military activity, or acts of war may have significant effects on general economic conditions, fluctuations in consumer confidence and spending and market liquidity, each of which could materially and adversely affect our business. Future terrorist attacks, rumors or threats of war, actual conflicts involving the United States or its allies, or military or trade disruptions may significantly affect our operations and those of our customers. Strategic targets, such as energy-related assets, may be at greater risk of future attacks than other targets in the United States. Disruption or significant increases in energy prices could result in government-imposed price controls. It is possible that any of these occurrences, or a combination of them, could have a material adverse effect on our business, financial condition and results of operations. Our insurance may not protect us against such occurrences.

Our operations depend on the use of information technology (“IT”) and operational technology (“OT”) systems that could be the target of a cyberattack.

The oil and gas industry has become increasingly dependent on digital technologies to conduct day-to-day operations, including certain midstream activities. For example, software programs are used to manage gathering and transportation systems and for compliance reporting. The use of remote communication devices has increased rapidly. Industrial control systems now control large scale processes that can include multiple sites and long distances, such as oil and gas pipelines.

Our operations depend on the use of sophisticated IT and OT systems. These systems, as well as those of our customers, business partners and counterparties, may become the target of cyber-attacks or information security breaches. Additionally, increased remote access to information systems by employees and contractors can increase exposure to potential cybersecurity incidents.

Any such cyber-attacks or information security breaches could have a material adverse effect on our revenues and increase our operating and capital costs and could reduce the amount of cash otherwise available for distribution. A cyber-incident involving our IT or OT systems, or that of our customers, business partners or counterparties, could disrupt our business plans and negatively impact our operations in the following ways, among others:

•        a cyber-attack on a vendor or service provider could result in supply chain disruptions, which could delay or halt development of additional infrastructure, effectively delaying the start of cash flows from the project;

•        a cyber-attack on downstream pipelines could prevent us from delivering product at the tailgate of our facilities, resulting in a loss of revenues;

•        a cyber-attack on a communications network or power grid could cause operational disruption, resulting in loss of revenues;

•        a deliberate corruption of our financial or operational data could result in events of non-compliance, which could lead to regulatory fines or penalties; and

•        business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation or a negative impact on the price of our Common Stock or Series A Preferred Stock.

Cyber-incidents and related business interruptions could result in expensive remediation efforts, distraction of management, damage to our reputation or a negative impact on the price of our Common Stock or Series A Preferred Stock. In addition, certain cyberattacks and related incidents, such as reconnaissance or surveillance by threat actors, may remain undetected for an extended period notwithstanding our monitoring and detection efforts. As a result, we may be required to incur additional costs to modify or enhance our IT or OT systems to prevent or remediate any such attacks. Finally, laws and regulations governing cybersecurity pose increasingly complex compliance challenges, and failure to comply with these laws could result in penalties and legal liability.

Risk Factors Relating to the Company Following the Transaction

The market value of our Common Stock could decline if large amounts of our equity securities are sold following the Transaction.

If the Transaction is consummated, the Transaction Securities will be issued to Tall Oak, which are exchangeable for shares of our Common Stock at the election of the holder for no additional consideration. Pursuant to the Investor Agreement, the Transaction Securities may not be redeemed or exchanged for Common Stock of the Company, with respect to the estimated 6,480,071 Transaction Securities to be held by Tall Oak and its designees, until one year after the Closing Date, after which time 50% of the Transaction Securities will be available for resale, with the remaining 50% available for resale two years after the Closing Date. With respect to its estimated 990,937 Transaction Securities, TOMI is required to exercise its redemption right in full on the fourth business day following the Closing or, if Closing occurs on or prior to December 31, 2024, on January 1, 2025. However, TOMI may not sell the Common Stock received upon redemption until six months after the Closing Date, after which time 50% of such Common Stock will be available for resale, with the remainder of the Common Stock held by TOMI being available for resale one year after the Closing Date. Tall Oak and TOMI may decide to reduce their investment in the Company at any time thereafter. Any such sales of our equity securities, or expectations thereof, could have the effect of depressing the market price for our Common Stock.

We may not achieve the anticipated benefits of the Transaction.

The success of the Transaction will depend, in part, on our ability to realize the anticipated benefits of the Transaction. The anticipated benefits of the Transaction may not be fully realized or may take longer to realize for various reasons, including difficulties integrating operations, higher than expected integration and operating costs or other difficulties and fluctuations in market prices. Additionally, there are numerous uncertainties inherent in estimating quantities of proved oil and gas reserves and actual future production rates of Tall Oak’s customers and as a result, the revenue generated by Tall Oak’s assets. Actual results may vary substantially from those assumed in our estimates. A customary review of such properties will not necessarily reveal all existing or potential problems. An inability to realize the full extent of the anticipated benefits of the Transaction could have an adverse effect upon our revenues, level of expenses and results of operations.

The Transaction and subsequent changes in stock ownership of the Company (including upon the redemption or exchange of the Transaction Securities for Common Stock) may trigger a limitation on the utilization of net operating loss carryforwards of the Company.

The Company’s ability to utilize U.S. net operating loss carryforwards to reduce future taxable income depends on many factors, including its future income, which cannot be assured. Section 382 and 383 of the Code generally impose an annual limitation on the amount of net operating losses and certain other tax attributes that may be used to offset taxable income when a corporation has undergone an “ownership change” (as determined under Section 382). An ownership change generally occurs if one or more stockholders (or groups of stockholders) who are each deemed to own at least 5% of such corporation’s stock increase their ownership by more than 50 percentage points over their lowest ownership percentage within a rolling three-year period. In the event that an ownership change occurs, utilization of net operating losses by the Company would be subject to an annual limitation under Section 382, generally determined by multiply (1) the fair market value of its stock at the time of the ownership change by (2) the long-term tax-exempt rate published by the IRS for the month in which the ownership change occurs, subject to certain adjustments. Any unused annual limitation may be carried over to later years. In addition, an ownership change may arise as a result of subsequent changes in the Company’s stock ownership, including as a result of redemptions or exchanges of Transaction Securities for Common Stock, which would trigger a limitation on the Company’s ability to utilize net operating loss carryforwards.

If the Partnership were to become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes, the Company and the Partnership might be subject to potentially significant tax inefficiencies.

Our intent is to cause the Partnership to be operated in a manner such that the Partnership does not become a publicly traded partnership taxable as a corporation for U.S. federal income tax purposes. A “publicly traded partnership” is a partnership the interests of which are traded on an established securities market or are readily tradable on a secondary market or the substantial equivalent thereof. Under certain circumstances, the exchange of Transaction Securities for Common Stock or other transfers of Common Units could cause the Partnership to be treated as a publicly traded partnership. Applicable U.S. Treasury regulations provide for certain safe harbors from treatment as a publicly traded partnership, and we intend to operate such that exchanges or other transfers of Common Units qualify for one or more of such safe harbors. For example, we intend to limit the number of holders of Common Units, and the A&R Partnership Agreement provides for certain limitations on the ability of holders of Common Units to transfer their Common Units and provides the General Partner with the right to impose restrictions on the ability of limited partners to exchange their Common Units for Common Stock pursuant to the redemption right to the extent the General Partner believes there is a material risk that the Partnership would be a publicly traded partnership as a result of such exercise.

Risks Relating to the Company’s Common Stock and Series A Preferred Stock

Our certificate of incorporation and bylaws contain provisions that may make it more difficult for a third party to acquire control of the Company, even if a change in control would result in the purchase of your shares of Common Stock or Series A Preferred Stock at a premium to the market price or would otherwise be beneficial to you.

Our certificate of incorporation and bylaws may make it more difficult for a third party to acquire control of the Company, even if a change in control would result in the purchase of your shares of Common Stock or Series A Preferred Stock at a premium to the market price or would otherwise be beneficial to you. For example, the Company’s certificate of incorporation authorizes the Board to issue preferred stock, $0.01 par value per share (“Preferred Stock”), and common stock, $0.01 par value per share (“Blank Check Common Stock”), without stockholder approval. If the Board elects to issue Preferred Stock or Blank Check Common Stock, it could be more difficult for a third party to acquire the Company.

In addition, provisions of our certificate of incorporation and bylaws, including a classified board of directors and limitations on stockholder actions by written consent and on stockholder proposals and director nominations at meetings of stockholders, could make it more difficult for a third party to acquire control of the Company. Certain provisions of the Delaware General Corporate Law may also discourage takeover attempts that have not been approved by the Board.

Risks Relating to the Company’s Business

You should read and consider risk factors specific to the Company’s business that will also affect the Company after the completion of the Transaction. These risks are described in the Partnership’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024 and June 30, 2024, each of which is incorporated by reference herein. For the location of information incorporated by reference in this proxy statement, please see the section entitled “Where You Can Find More Information” beginning on page 141.

THE TRANSACTION

This section describes the material aspects of the proposed Transaction and does not contain all of the information that may be important to you. You should carefully read this entire proxy statement and the documents incorporated by reference herein, including the full text of the Business Contribution Agreement and the other Transaction Documents attached hereto as Annexes A through E, for a more complete understanding of the proposed Transaction before voting on the Proposals to be considered at the Special Meeting. Please see the section entitled “Where You Can Find More Information” beginning on page 141 of this proxy statement.

Business Contribution Agreement

On October 1, 2024, the Company and the Partnership entered into the Business Contribution Agreement with Tall Oak. The Business Contribution Agreement provides that, on the terms and subject to the conditions contained therein, Tall Oak will contribute all of its equity interests in Tall Oak Midstream Operating, LLC, a Delaware limited liability company and wholly owned subsidiary of Tall Oak (“Tall Oak Opco”), to the Partnership, in exchange for an aggregate amount equal to (i) $425,000,000, consisting of (x) $155,000,000 in cash consideration, subject to certain adjustments contemplated by the Business Contribution Agreement and (y) 7,471,008 shares of Class B Common Stock and 7,471,008 Common Units, plus (ii) potential cumulative earnout payments continuing through March 31, 2026 not to exceed $25,000,000 in the aggregate that Tall Oak may become entitled to receive pursuant to the Business Contribution Agreement, subject to Tall Oak achieving certain business milestones.

Representations and Warranties

The parties have made reciprocal and customary representations and warranties with respect to existence and power, corporate (or limited liability company or limited partnership, as applicable) authority and authorization, the absence of any undisclosed broker’s or finder’s fees, and non-contravention of certain laws or their respective organizational documents.

Subject to the disclosures set forth in the letter the Company delivered to Tall Oak in connection with the execution of the Business Contribution Agreement (the “Company Disclosure Letter”), and disclosures contained in the Company’s or the Partnership’s SEC filings filed with or publicly furnished to the SEC after December 31, 2021 (subject to certain exceptions), the Company and the Partnership have made representations and warranties with respect to, among other things:

•        the organization, good standing and due authority of the Company and the Partnership;

•        the absence of any required consents or notices or violations as a result of the Company’s and the Partnership’s entry into the Business Contribution Agreement with Tall Oak and the Transaction contemplated thereby;

•        the absence of certain pending and threatened litigation;

•        tax matters;

•        the solvency and sufficiency of funds of the Company and the Partnership;

•        the absence of broker’s or finder’s fees, other than with respect to Guggenheim Securities;

•        the investment intent of the Partnership and its status as an “accredited investor” under Regulation D of the Securities Act;

•        the Company’s and Partnership’s capitalization;

•        the Company’s and Partnership’s acknowledgement of their independent valuation of the business conducted by the Tall Oak Subsidiaries;

•        the Company’s and Partnership’s acknowledgement of their assessment and investigation of the business conducted by the Tall Oak Subsidiaries;

•        the absence of breaches or defaults occurring under any material contracts the Company or its subsidiaries are party to or for which their assets are bound, that would be required to be filed with the SEC;

•        certain environmental matters;

•        compliance with the NYSE listing and governance rules;

•        filings with the SEC since January 1, 2023 and the financial statements included therein;

•        the issuance, sale and exemption from registration of the Class B Common Stock and the Common Units;

•        internal controls and procedures;

•        the absence of any material adverse effects on the Company or the Partnership since June 30, 2024;

•        employee benefits, labor and employment matters;

•        compliance with applicable laws;

•        title to the Company’s and its subsidiaries’ properties; and

•        the Company’s and Partnership’s acknowledgement that they are not, nor will they be, required to register as an investment company within the meaning of the Investment Company Act of 1940, as amended.

Covenants

Conduct of Tall Oak’s Business Prior to the Closing

Tall Oak has agreed to abide by the following terms, until the earlier of the Closing or the termination of the Business Contribution Agreement pursuant to its terms, except as may be required by applicable law:

•        Tall Oak shall and shall cause the Tall Oak Subsidiaries not to, directly or indirectly, discuss, negotiate, initiate, solicit, encourage, accept, engage in or facilitate any proposals related to a merger, consolidation, share or equity exchange, restructuring, business combination or similar transaction involving any Tall Oak Subsidiaries.

•        Tall Oak shall and shall cause the Tall Oak Subsidiaries to use commercially reasonable efforts to operate and maintain their assets and conduct their business in the ordinary course of business and in material compliance with all applicable laws; and

•        Tall Oak shall and shall cause the Tall Oak Subsidiaries to use commercially reasonable efforts to preserve the goodwill and assets of the Tall Oak Subsidiaries, to maintain existing personnel and relationships, and to maintain normalized levels of working capital.

In addition, Tall Oak has further agreed that, subject to certain exceptions set forth in the Business Contribution Agreement, as required by applicable law or otherwise consented to by the Company in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the Closing or the termination of the Business Contribution Agreement, Tall Oak shall not and shall cause the Tall Oak Subsidiaries not to:

•        sell, transfer, lease, assign, license, encumber, abandon or otherwise dispose of any of their assets, except in the ordinary course of business;

•        make any capital expenditures, except as may reasonably be required to conduct emergency operations, repairs or replacements on any of their assets, or as otherwise set forth in the Business Contribution Agreement;

•        directly or indirectly merge or consolidate with, purchase all or any portion of any equity interests in, or by any other manner acquire any entity or any division or business of any entity;

•        acquire assets other than acquisitions in the ordinary course of business;

•        form any joint venture or similar arrangement;

•        make any loans, advances or capital contributions to, or investments in, any entity (other than a Tall Oak Subsidiary), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business;

•        offer, issue, sell, transfer, deliver, redeem or purchase the Tall Oak Interests or any other equity interest of any of the Tall Oak Subsidiaries;

•        adjust, split, combine, convert or reclassify any of the Tall Oak Interests or any other equity interests of any of the Tall Oak Subsidiaries;

•        create, assume or suffer to exist any lien (other than permitted liens) upon any of the Tall Oak Interests or any other equity interests of any of the Tall Oak Subsidiaries;

•        enter into, modify, amend, terminate or waive any rights under, renew, extend or assign any material contract (or any contract that, if in effect as of October 1, 2024, would be a material contract), except as otherwise set forth in the Business Contribution Agreement;

•        except in the ordinary course of business, increase or announce the increase of any compensation or benefits payable or provided with respect to any current or former officer, director, employee, consultant or independent contractor,

•        except in the ordinary course of business, grant, award or enter into any employment, consulting, independent contractor, change of control, severance, separation, stay bonus, retention, incentive, equity, equity-based or similar agreement with any employee or current or former officer, director, employee, consultant or independent contractor;

•        except in the ordinary course of business, establish, adopt, enter into, commence participation in, materially amend, materially modify, or terminate any material benefit plan or any other benefit or compensation plan, policy, program, contract, agreement, arrangement or understanding that would be a considered a material benefit plan as of October 1, 2024;

•        except in the ordinary course of business, increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any benefit plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a benefit plan if in effect as of October 1, 2024;

•        cause or permit itself or an affiliated employer to hire or terminate (other than for cause as reasonably determined in good faith) the employment or service of any current or prospective employees, officers, individual consultants or independent contractors, or directors with annual base compensation or fee rate in excess of $200,000, or transfer, or otherwise cause, any employee thereof to cease to be an employee;

•        cause or permit itself or an affiliated employer to implement any employee layoffs, office or plant closings that would trigger the notice requirements of the Worker Adjustment Retraining Notification Act of 1988 and any other applicable state and local laws relating to employment losses or mass layoffs;

•        unless otherwise required by law, cause or permit itself or an affiliated employer (with respect to any employee) to enter into any collective bargaining agreement, project labor agreement, side letter, memorandum of understanding, letter of intent or any similar agreement with any union, works council or labor organization;

•        waive or release (or cause any affiliated employer to waive or release) any non-competition, non-solicitation, non-disclosure, non-interference, or other restrictive covenant or obligation of any employee;

•        change its fiscal year or any material method of tax accounting;

•        make (outside of the ordinary course of business), change or revoke any material tax election, settle or compromise any material tax liability;

•        waive or extend the statute of limitations with respect to any material tax;

•        enter into any closing or similar agreement with any taxing authority with respect to any material tax;

•        file any amended material tax return, in each case, to the extent that such action would materially increase any tax liability of the Tall Oak Subsidiaries for a tax period (or portion thereof) beginning after the Closing Date;

•        change, in any material respect, their accounting principles, practices or methods, except as required by GAAP or applicable law, or change any historical working capital practice, including accelerating any collections of cash or accounts receivable or deferring or delaying accounts payable;

•        authorize, recommend, propose, enter into, announce an intention to adopt or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, amalgamation, consolidation or other reorganization;

•        waive, compromise, propose to settle, settle or agree to settle any pending or threatened legal proceeding involving any Tall Oak Subsidiary or agree to any remedies with respect to any such pending or threatened legal proceeding, except as otherwise set forth in the Business Contribution Agreement;

•        make any loans or advances to any person or entity;

•        incur, create, assume or otherwise become liable for, any indebtedness in an aggregate principal amount exceeding $150,000,000, except as otherwise set forth in the Business Contribution Agreement;

•        terminate, amend, fail to make applicable filings as and when required by applicable law that are necessary to renew, or fail to pay any amounts due with respect to any material governmental authorization;

•        terminate, fail to apply for renewal (when applicable), or fail to pay any premiums when due with respect to any insurance policies as set forth in the Business Contribution Agreement;

•        declare, pay or make any cash or non-cash dividend on, or distribution in respect of, any equity interests of any of the Tall Oak Subsidiaries;

•        reimburse or make any payments, directly or indirectly, to Tall Oak, or any of its affiliates in connection with any reimbursement contract or similar arrangement for general and administrative expenses in connection with the operations of the Tall Oak Subsidiaries, including in connection with payroll and insurance, exceeding $800,000 per calendar month;

•        enter into, conduct, engage in or otherwise operate any material new line of business;

•        adopt any amendment to the organizational documents of any of the Tall Oak Subsidiaries (other than ministerial changes) or form a subsidiary of any Tall Oak Subsidiary or any of its subsidiaries;

•        waive (excluding any deemed waiver or constructive waiver), cancel or assign any claims or rights of substantial value other than in the ordinary course of business; or

•        make or enter into a binding agreement, in writing or otherwise, to take any of the foregoing actions.

Tall Oak has agreed that it shall promptly notify the Company in writing of any material notices received and, to the extent legally permitted, provide copies of such notices from any governmental authority as required pursuant to the Business Contribution Agreement.

Tall Oak has also agreed that neither it nor its controlled affiliates will directly or indirectly:

•        acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any subsidiary thereof,

•        make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any person or entity with respect to the voting of, any voting securities of the Company or any subsidiary thereof;

•        make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any subsidiary thereof, except as otherwise set forth in the Business Contribution Agreement;

•        form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the Company,

•        otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of the Company or any subsidiary thereof;

•        have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other persons in connection with any of the foregoing; or

•        make any public proposal, statement or inquiry, or publicly disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or publicly request the Company or any of its representatives, directly or indirectly, to amend, waive or terminate any provision of the Business Contribution Agreement.

Notwithstanding the foregoing, Tall Oak and/or the Tall Oak Subsidiaries may take such action as it reasonably deems a prudent operator would take in accordance with good industry practices applicable to Tall Oak and/or the Tall Oak Subsidiaries, and any such actions shall not be deemed to be a breach of the provisions of the Business Contribution Agreement; provided, that Tall Oak notifies the Company in writing of such action promptly thereafter.

Conduct of the Company’s Business Prior to the Closing

Except as set forth in the Company Disclosure Letter, the Company has agreed that, until the earlier of the Closing and the termination of the Business Contribution Agreement, it shall, and shall cause each of its subsidiaries to, use commercially reasonable efforts to:

•        continue to own their respective assets and conduct their business in the ordinary course in all material respects; and

•        maintain their business organization and materially advantageous business relationships.

In addition, the Company and Partnership have further agreed that, subject to certain exceptions set forth in the Business Contribution Agreement, the Company Disclosure Letter, required by applicable law or otherwise consented to by Tall Oak in writing (which consent will not be unreasonably withheld, delayed or conditioned), until the earlier of the Closing or the termination of the Business Contribution Agreement, the Company and Partnership shall not, and shall cause its subsidiaries not to:

•        directly or indirectly merge or consolidate with, purchase all or a substantial portion of the equity interest in, or by any other manner acquire, any person or any division or business of any person, in each case, pursuant to any transaction in which the fair market value of the consideration to be paid or received by the Company or its subsidiaries is in excess of $10,000,000, provided, that the Company and its subsidiaries may make ordinary course overnight investments consistent with the cash management policies of the Company without the prior consent of Tall Oak;

•        offer, issue, sell, transfer, deliver, redeem or purchase any equity interests of the Company or the Partnership, or otherwise take any action, that, in any case, would result in Tall Oak’s fully-diluted ownership percentage in the Company or the Partnership immediately following the Closing to be less than the fully-diluted ownership percentage that Tall Oak would have in the Company and the Partnership, respectively, immediately following the Closing as if the Closing had been consummated on October 1, 2024;

•        adjust, split, combine, convert or reclassify any of the equity interests of the Company or the Partnership, or declare, set aside or pay any dividends (including cash dividends) on, or make any other distribution in respect of any outstanding equity interests in the Company or any of its subsidiaries, except for dividends and distributions by a direct or indirect wholly owned subsidiary of the Company;

•        change in any material respect their accounting principles, practices or methods that would materially affect the consolidated assets, liabilities or results of operations of the Company, except as required by GAAP or applicable law or as disclosed in SEC filings filed prior to October 1, 2024, or change any historical working capital practice, including accelerating any collections of cash or accounts receivables or deferring or delaying accounts payable;

•        amend or propose to amend any of the organizational documents of the Company or its subsidiaries (other than ministerial changes);

•        authorize, recommend, propose, enter into, announce an intention to adopt a plan or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, asset sale, entity sale or other reorganization;

•        waive, compromise, settle or agree to settle any pending or threatened legal proceeding or agree to any remedies with respect to any pending or threatened legal proceeding, other than waivers, compromises, settlements or agreements that involve the payment of monetary damages to a third party in an amount not to exceed $5,000,000 in the aggregate;

•        make any capital expenditures other than in the ordinary course of business;

•        change its fiscal year or any material method of tax accounting;

•        make (outside of the ordinary course of business), change or revoke any material tax election, settle or compromise any material tax liability;

•        waive or extend the statute of limitations with respect to any material tax;

•        enter into any closing or similar agreement with any taxing authority with respect to any material tax;

•        file any amended material tax return, in each case, to the extent that such action would materially increase any tax liability of the Company or any subsidiary of the Company for a tax period (or portion thereof) beginning after the Closing Date;

•        make any loans or advances to any person or entity, with the exception of advances to employees in the ordinary course of business;

•        accelerate the vesting of or cause the lapsing of any restrictions with respect to, any option or other equity-based award of any service provider, director or employee servicing the Company or its subsidiaries or consent to or authorize the acceleration of vesting or the lapsing of any restrictions with respect to, any option or other equity-based award of any such employee or service provider; or

•        make or enter into a binding agreement, in writing or otherwise, to take any of the aforementioned actions.

Notwithstanding the foregoing, the Company or its subsidiaries may take such action as it reasonably deems a prudent operator would take in accordance with good industry practices applicable to the Company and its subsidiaries, and any such actions shall not be deemed to be a breach of the provisions of the Business Contribution Agreement; provided, that the Company notifies Tall Oak in writing of such action promptly thereafter.

Special Meeting and Board Recommendations

The Company has agreed to prepare and file with the SEC a preliminary version of this proxy statement as promptly as reasonably practicable following October 1, 2024. Tall Oak has agreed to cooperate and consult with the Company to provide the Company with all information concerning Tall Oak, the Tall Oak Subsidiaries and their affiliates, directors or officers as may be required to be included in this proxy statement or such other filings required to be filed by the Company with the SEC as promptly as practicable. The Company has further agreed to cause this proxy statement and all other documents that it is responsible for filing with the SEC in connection with the Transaction to comply in all material respects with the applicable requirements of the Exchange Act and the rules and regulations promulgated thereunder. The Company has agreed to, following the clearance of this proxy statement by the SEC, cause such definitive proxy statement to be transmitted to the Company’s stockholders as promptly as reasonably practicable thereafter.

The Company has agreed to take, in accordance with applicable law, NYSE listing rules and the Company’s certificate of incorporation and bylaws, all action necessary to call, hold and convene the Special Meeting to consider and vote upon the Issuance Proposal as promptly as reasonably practicable after the filing of this proxy statement in definitive form with the SEC. The Company has agreed to solicit the affirmative vote of the stockholders, except to the extent the Board has made a Change in Recommendation in accordance with the Business Contribution Agreement. Once the Special Meeting has been called and noticed, the Company may postpone or adjourn the Special Meeting (1) to solicit additional proxies for the purpose of obtaining the necessary approval, (2) for the absence of a quorum, (3) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that the Company has determined after consultation with outside legal counsel is necessary under applicable law and for such supplemental or amended disclosure to be disseminated and reviewed by the stockholders prior to the Special Meeting, or (4) if the Board has submitted a notice to Tall Oak advising of its Change of Recommendation and the period of negotiation with Tall Oak remains open.

At any time prior to obtaining the affirmative vote of the holders of at least a majority of the votes cast (online at the Special Meeting or by proxy) on the Issuance Proposal by holders of the Company’s outstanding shares of Common Stock at a Special Meeting where a quorum is present, the Board may withdraw its recommendation (a “Change in Recommendation”) if the Board, after consultation with, and receipt of recommendation from, the Company’s financial advisor and outside legal counsel, determines in good faith that the failure to take such action would not be in the best interest of the Company and would be inconsistent with its duties under the Company’s certificate of incorporation and bylaws and fiduciary duties under applicable law; provided that the Company has agreed that, prior to making any Change in Recommendation, it will promptly, and in any event within two business days, provide Tall Oak with written notice of the Board’s intention to adopt or effect a Change in Recommendation (the “Change in Recommendation Notice”).

The Company has agreed that for ten business days after providing Tall Oak with a Change in Recommendation Notice, the Company will (1) negotiate with Tall Oak in good faith to make such adjustments to the terms and conditions of the Business Contribution Agreement as would permit the Board not to effect a Change in Recommendation, and (2) keep Tall Oak reasonably informed with respect to the status and changes in the material terms and conditions of the bona fide offer received from a third party which the Board has determined to be more favorable to the stockholders from a financial point of view than the transactions contemplated by the Business Contribution Agreement. If, following the ten business day negotiation period, the Board, after having considered in good faith any revisions to the Business Contribution Agreement proposed in writing by Tall Oak, determines in good faith, after consultation with, and receipt of recommendation from, the Company’s financial advisor and outside legal counsel, that failure to effect the Change in Recommendation would not be in the best interests of the Company and would be inconsistent with its duties under applicable law even if such revisions were to be given effect, the Board may proceed with effectuating a Change in Recommendation.

The parties have agreed that nothing contained in the Business Contribution Agreement will prevent the Company or the Board from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a proposed Change in Recommendation if the Board determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable law.

Required Filings and Other Actions

The parties to the Business Contribution Agreement have agreed to (i) use their commercially reasonable efforts to consummate and make effective, as promptly as practicable, the Transaction on the terms specified in the Business Contribution Agreement and the exhibits thereto and (ii) cooperate and consult with each other and use their respective commercially reasonable efforts to prepare and make all filings, applications and notices with third parties or governmental entities necessary or advisable to consummate the Transaction. The parties have further agreed to make any necessary filings under the HSR Act no later than ten business days after the execution of the Business Contribution Agreement, and that the payment of any filing fees under the HSR Act shall be paid by the Company.

The parties have further agreed to make any necessary filings with the FCC as promptly as practicable after the execution of the Business Contribution Agreement to transition an FCC license on or after the Closing.

Listing of Common Stock

The Company has agreed to timely file all required notices and other documents related to the listing of the Common Stock for which the Transaction Securities may be exchanged.

Access to Information and Confidentiality

Upon reasonable notice and subject to applicable laws relating to the confidentiality of information and certain customary limitations, the Company and Partnership have agreed to, and to cause its subsidiaries to, afford to the officers, employees, accountants, counsel, advisors, agents and other representatives of Tall Oak, reasonable access, during normal business hours during the period prior to the Closing, to all its properties, books, contracts, records, personnel, certain external advisors and other representatives.

Litigation Relating to the Transaction Contemplated by the Business Contribution Agreement

In the event any proceeding by any governmental entity or other person is commenced, challenging the Business Contribution Agreement or the consummation of the transactions contemplated thereby (“Transaction Litigation”), the parties to the Business Contribution Agreement have agreed to cooperate with one another and use commercially reasonable efforts to defend against such Transaction Litigation (including by seeking to have lifted or rescinded any restraining order). In cooperating with each other, the parties have further agreed to jointly determine all tactics and strategies and undertake good faith consultations with and consider in good faith the views of the other parties to the Business Contribution Agreement.

Tax Treatment

The parties to the Business Contribution Agreement intend that, for U.S. federal income tax purposes, the contributions and exchanges constitute a transaction pursuant to which the Partnership becomes a new partnership for U.S. federal income tax purposes, Tall Oak is treated as contributing the assets held by Tall Oak OpCo to such partnership in exchange for certain equity and cash consideration and the assumption by the Partnership of the liabilities of Tall Oak OpCo pursuant to Section 752 of the Code, and the Company is treated as contributing the assets held by the Partnership and its subsidiaries and cash consideration to such partnership in exchange for Common Units, in each case, in a contribution governed by Section 721 of the Code to the maximum extent permitted by applicable law (the “Contribution”).

Closing of the Business Contribution Agreement

Unless otherwise mutually agreed to by the parties to the Business Contribution Agreement, the Closing will take place on the third business day following the satisfaction or waiver of all of the conditions to the Closing set forth in the Business Contribution Agreement, other than conditions that by their terms are to be satisfied at the Closing and subject to the satisfaction or waiver of such conditions.

Closing Conditions

Mutual Closing Conditions

The respective obligations of the Company and the Partnership, on the one hand, and Tall Oak, on the other hand, to consummate and effect the Transaction contemplated by the Business Contribution Agreement are subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company (on its behalf and on behalf of the Partnership) and Tall Oak, at or prior to the Closing, of each of the conditions, other than the condition in the last bullet point, listed under the section entitled “Summary of the Proxy Statement — Conditions to Closing of the Transaction — Mutual Closing Conditions.”

Tall Oak Closing Conditions

The obligations of Tall Oak to consummate and effect the Transaction contemplated by the Business Contribution Agreement are subject to the satisfaction or, to the extent permitted by applicable law, waiver by Tall Oak, at or prior to the Closing, of each of the conditions listed under the section entitled “Summary of the Proxy Statement — Conditions to Closing of the Transaction — Tall Oak Parties Closing Conditions.”

Company Closing Conditions

The obligations of the Company and Partnership to consummate and effect the Transaction contemplated by the Business Contribution Agreement are subject to the satisfaction or, to the extent permitted by applicable law, waiver by the Company (on its behalf and on behalf of the Partnership), at or prior to the Closing, of each of the conditions listed under the section entitled “Summary of the Proxy Statement — Conditions to Closing of the Transaction — Company Closing Conditions.”

Termination

The Business Contribution Agreement may be terminated at any time prior to the Closing:

•        by mutual written consent of the parties to the Business Contribution Agreement;

•        by written notice from either the Company or Tall Oak, at any time after the Outside Date, if the Closing has not been consummated; provided, that the right to terminate will not be available if the failure to consummate the Closing by the Outside Date was primarily caused by the failure of the terminating party to perform or comply in any material respect with any of the covenants, agreements, obligations or conditions of the Business Contribution Agreement, or as otherwise therein;

•        by written notice from either the Company or Tall Oak if any governmental entity with lawful jurisdiction shall have issued a final and non-appealable order, decree or ruling that has not been vacated, withdrawn or overturned or taken any other final action restraining, enjoining or otherwise prohibiting the transactions contemplated by the Business Contribution Agreement; provided that the right to terminate will not be available to a party if the issuance or promulgation of such law or order was primarily due to the failure of such party to perform or comply with any of the covenants, agreements, obligations or conditions of the Business Contribution Agreement to be performed or complied with by such party prior to the Closing;

•        by written notice from either the Company or Tall Oak if the Special Meeting (including any adjournments or postponements thereof) shall have concluded and the Issuance Proposal shall not have been obtained;

•        by written notice from Tall Oak, if the Company or the Partnership has breached any of their representations or warranties set forth in the Business Contribution Agreement (or if any such representations or warranties fail to be true) or the Company or the Partnership has failed to perform any of their applicable covenants or agreements set forth therein, which would give rise to a failure of a closing condition to the Business Contribution Agreement and which is incapable of being cured, or is not cured by the Company or the Partnership by the earlier of (i) the Outside Date and (ii) 30 days following receipt of written notice from Tall Oak of such breach or failure;

•        by written notice from the Company or the Partnership, if Tall Oak has breached any of its representations or warranties set forth in the Business Contribution Agreement (or if any such representations or warranties fail to be true) or Tall Oak has failed to perform any of its applicable covenants or agreements set forth in therein, which would give rise to a failure of a closing condition to the Business Contribution Agreement which breach or failure is incapable of being cured, or is not cured by Tall Oak by the earlier of (i) the Outside Date and (ii) 30 days following receipt of written notice from the Company or the Partnership of such breach or failure;

•        by written notice from Tall Oak, if (i) certain closing conditions set forth in the Business Contribution Agreement are and continue to be satisfied and the Closing has not occurred by the time required therein, (ii) Tall Oak has confirmed by irrevocable written notice that all requisite conditions have been and remain satisfied, or that Tall Oak is prepared to irrevocably waive any unsatisfied conditions, (iii) Tall Oak stands ready, willing and able to consummate the Closing on the date of such notice and at all times during the five business day period immediately thereafter, and (iv) the Company fails to consummate the Transaction within such five business day period after the date of the delivery of such notice;

•        by written notice from the Company or the Partnership, if (i) certain closing conditions set forth in the Business Contribution Agreement are and continue to be satisfied and the Closing has not occurred by the time required therein, (ii) the Company and the Partnership have confirmed by irrevocable written notice that all requisite conditions have been and remain satisfied, or that the Company and/or the Partnership is prepared to irrevocably waive any unsatisfied conditions, (iii) the Company and the Partnership stand ready, willing and able to consummate the Closing on the date of such notice and at all times during the five business day period immediately thereafter, and (iv) Tall Oak fails to consummate the Transaction within such five business day period after the date of the delivery of such notice; or

•        by written notice from the Company if a Change in Recommendation shall have occurred.

Termination Fee; Expense Reimbursement

Without limiting any other rights or obligations set forth in the Business Contribution Agreement, the Company or the Partnership shall pay, or cause to be paid, to Tall Oak an amount equal to $15,000,000 (the “Termination Fee”) if the Business Contribution Agreement is terminated by the Company or the Partnership due to a Change in Recommendation. In no event will the Company or the Partnership be required to pay the Termination Fee under the Business Contribution Agreement on more than one occasion, and if the Termination Fee is paid, Tall Oak will not be entitled to seek any other damages or remedies available at law or in equity, including specific performance.

Without limiting any other rights or obligations set forth in the Business Contribution Agreement, in the event the Business Contribution Agreement is terminated under certain circumstances specified therein, Tall Oak shall pay, or cause to be paid, to the Company or the Partnership an amount equal to 60% of certain fees and expenses incurred by the Company and its affiliates in connection with the Transaction, in an amount not to exceed $300,000 in the aggregate.

Remedies; Specific Performance

The parties to the Business Contribution Agreement have agreed that if any provision of the Business Contribution Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, the non-breaching party may be without an adequate remedy at law and the non-breaching party would be irreparably harmed. The parties have also agreed (i) that the parties shall be entitled to seek specific performance, an injunction or other equitable relief (without posting of bond or other security) to prevent non-performance or breaches or threatened breaches of the provisions of the Business Contribution Agreement and to enforce specifically the Business Contribution Agreement and the terms and provisions thereof, in addition to any other remedy to which such person may be entitled, at law or in equity, (ii) not to assert that a remedy of specific performance or other equitable relief is not an appropriate remedy for any reason at law or in equity, and (iii) not to assert that the parties otherwise have an adequate remedy at law.

Governing Law

The Business Contribution Agreement is governed by, and construed in accordance with, the laws of the State of Delaware, without regards to the principles of conflicts of laws thereof.

A&R Partnership Agreement

Following completion of the Transaction, we will operate our business through the Partnership and its subsidiaries, including Tall Oak Opco. At the Closing, the Company, the General Partner, and Tall Oak will enter into the A&R Partnership Agreement, which will set forth, among other things, the rights and obligations of the general partner and limited partners of the Partnership.

General Partner

Under the A&R Partnership Agreement, the General Partner, an indirect, wholly owned subsidiary of the Company, will be the sole general partner of the Partnership. As the sole general partner, the General Partner will be able to control all of the day-to-day business affairs and decision-making of the Partnership without the approval of any other partner, unless otherwise stated in the A&R Partnership Agreement. For example, the General Partner cannot take any action that would result in the failure of the Partnership to be taxable as a partnership for U.S. federal and applicable state and local income tax purposes without the approval of each other partner. The General Partner, through its directors and the officers it appoints as officers of the Partnership, will be responsible for all operational and administrative decisions of the Partnership and the day-to-day management of the Partnership’s business. Pursuant to the terms of the A&R Partnership Agreement, the General Partner cannot be removed as the general partner of the Partnership except by its election and, without the consent of the limited partners, may only transfer or assign its general partner interest to an affiliate of the General Partner that is a wholly owned subsidiary of the Company.

Distributions

The A&R Partnership Agreement will allow for distributions to be made by the Partnership to its limited partners on a pro rata basis out of “available cash”, subject to the distributions the Company is entitled to receive as the holder of all outstanding Series A Cumulative Redeemable Perpetual Preferred Units (“Series A Preferred Units”) in the Partnership. The A&R Partnership Agreement generally defines “available cash” for any quarter as:

•        the sum of:

•        all of the Partnership’s and its subsidiaries’ cash and cash equivalents on hand at the end of that quarter;

•        as determined by the General Partner, all of the Partnership’s and its subsidiaries’ cash and cash equivalents on hand on the date of determination of available cash for that quarter resulting from working capital borrowings (as described below) made after the end of that quarter; less

•        the amount of cash reserves established by the General Partner to:

•        provide for the proper conduct of the Partnership’s business (including reserves for future capital expenditures and for future credit needs);

•        comply with applicable law or any debt instrument or other agreement or obligation to which the Partnership or its subsidiaries are a party or to which the Partnership’s or its subsidiaries’ assets are subject;

•        provide funds for distributions on the Series A Preferred Units; or

•        provide funds for distributions to the Partnership’s common unitholders for any one or more of the next four quarters;

provided, however, that if the General Partner so determines, disbursements made by the Partnership or its subsidiaries or cash reserves established, increased or reduced after the end of such quarter but on or before the date of determination of available cash with respect to such quarter shall deemed to have been made, established, increased or reduced, for purposes of determining available cash within such quarter.

Working capital borrowings are generally borrowings incurred under a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partnership’s unitholders, and with the intent of the borrower to repay such borrowings within 12 months with funds other than from additional working capital borrowings.

In addition, the A&R Partnership Agreement generally will require the Partnership to, subject to the availability of available cash and provided there are no unpaid distributions owed to us as the holder of the Series A Preferred Units, make cash distributions to the limited partners of the Partnership with respect to each taxable year (i) to us in an amount sufficient for us to cover our estimated tax liability for income of the Partnership allocated to the Series A Preferred Units held by us, and (ii) thereafter, pro rata to the limited partners of the Partnership, including us, until we have received (together with certain other distributions) an amount sufficient for us to cover our estimated tax liability for income of the Partnership allocated to us (including the amount allocated to the Series A Preferred Units held by us).

Reimbursement

The A&R Partnership Agreement provides that the Partnership shall reimburse the Company, “at cost” and without markup or premium, for all costs, expenses, taxes, liabilities, obligations and expenditures incurred by the Company in connection with (i) all services, work, actions, activities and omissions of the directors, officers, managers, employees, consultants, independent contractors, advisors and other service providers of the Company and (ii) the performance of all obligations pursuant to the terms of any contracts, agreements, leases, subleases, licenses, sublicenses, purchase orders, indentures, notes, bonds, operating agreements, subscriptions, insurance policies, and all other arrangements or undertakings that are binding on the Company. For the avoidance of doubt, expenses and costs of the Company as a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) shall be reimbursed by the Partnership.

Common Units

The A&R Partnership Agreement will provide for, immediately after the Closing, two classes of units of the Partnership representing limited partner interests: (i) Common Units, and (ii) Series A Preferred Units.

Common Unit Redemption Right

The A&R Partnership Agreement provides a redemption right to each limited partner of the Partnership (other than us) which entitles such limited partner to cause the Partnership to redeem, from time to time, all or a portion of its Common Units (together with one share of Class B Common Stock for each Common Unit to be redeemed), in exchange for, at the Partnership’s option, shares of our Common Stock on a one-for-one basis or a cash payment equal to the average of the volume-weighted closing price of one share of Common Stock for the five trading days prior to the date the limited partner delivers a notice of redemption for each the Common Unit redeemed (subject to customary adjustments, including for stock splits, stock dividends and reclassifications). Absent the prior written consent of the General Partner, a limited partner will be (a) required to redeem at least a number of Common Units equal to the lesser of 0.5% of the total outstanding Common Units and all Common Units held by a limited partner, and (b) permitted to redeem no more frequently than once per calendar quarter, provided, that limited partners may exercise their redemption right with respect to at least 1% of the total outstanding Common Units at any time and TOMI is required to exercise its redemption right in full either (i) on the fourth business day following the Closing or (ii) if Closing occurs on or prior to December 31, 2024, on January 1, 2025. In the event of a “reclassification event” (as defined in the A&R Partnership Agreement), the General Partner is to ensure that each Common Unit is redeemable for the same amount and type of property, securities or cash that a share of Common Stock becomes exchangeable for or converted into as a result of such “reclassification event.” Upon the exercise of the redemption right, the limited partner will surrender its Common Units to the Partnership for cancellation (and concurrently surrender one share of Class B Common Stock for each Common Unit to be redeemed, for cancellation by the Company). The A&R Partnership Agreement requires that we contribute cash or shares of our Common Stock to the Partnership in exchange for a number of Common Units in the Partnership equal to the number of Common Units to be redeemed from the limited partner. The Partnership will then distribute such cash or shares of our Common Stock to such limited partner to complete the redemption. Upon the exercise of the redemption right, we may, at our option, effect a direct exchange of cash or our Common Stock for such Common Units in lieu of such a redemption. Upon the redemption or exchange of Common Units held by a limited partner, a number of shares (equal to the number of redeemed Common Units) of Class B Common Stock held by such limited partner will be cancelled by the Company.

Maintenance of Ratios of Outstanding Securities

The A&R Partnership Agreement includes provisions intended to ensure that we and the Partnership at all times maintain (a) a one-to-one ratio between the number of outstanding shares of Common Stock and the number of Common Units owned by the Company (subject to certain exceptions for certain rights to purchase Summit Midstream equity securities under a “poison pill” or similar stockholder rights plan, if any, certain convertible or exchangeable securities issued under our equity compensation plans and certain equity securities issued pursuant to our equity compensation plans (other than a stock option plan) that are restricted or have not vested thereunder) and (b) a one-to-one ratio between the number of Common Units held by Tall Oak (and its permitted transferees and assigns) and the number of shares of Class B Common Stock outstanding. This construct is intended to result in Tall Oak having a voting interest in the Company that is commensurate with Tall Oak’s economic interest in the Partnership.

Transfer Restrictions

The A&R Partnership Agreement generally does not permit transfers of Common Units by limited partners, subject to limited exceptions. Any transferee of Common Units must assume, by operation of law or written agreement, all of the obligations of a transferring partner with respect to the transferred units, even if the transferee is not admitted as a partner of the Partnership.

Dissolution

The A&R Partnership Agreement will provide that the unanimous consent of all partners will be required to voluntarily dissolve the Partnership. In addition to a voluntary dissolution, the Partnership will be dissolved upon the entry of a decree of judicial dissolution or other circumstances in accordance with Delaware law. Upon a dissolution event, the proceeds of a liquidation will be distributed in the following order: (i) first, to pay the expenses of winding up the Partnership; (ii) second, to pay debts and liabilities owed to creditors of the Partnership; and (iii) third, to the holders of the Series A Preferred Units the aggregate amount of the liquidation preference on the Series A Preferred Units, and (iv) fourth, to the limited partners pro rata in accordance with their respective percentage ownership interests in the Partnership (as determined based on the number of Common Units held by a limited partner relative to the aggregate number of all outstanding Common Units).

Indemnification and Exculpation

The A&R Partnership Agreement provides for indemnification to the fullest extent permitted by Delaware law, against any and all expenses, liabilities and losses reasonably incurred or suffered by such person by reason of the fact that such person is, or was, a partner or is, or was, serving as the general partner, officer, employee, partnership representative, or other agent of the Partnership or is, or was, serving at the request of the Partnership as a manager, officer, director, principal, member, employee or agent of another corporation, partnership, limited liability company or other enterprise, and provides that, except as otherwise provided therein, the General Partner, as the general partner of the Partnership, will have the same fiduciary duties to the Partnership and its partners as are owed to a Delaware corporation and its stockholders by its directors. In addition, officers of the Partnership will have the same fiduciary duties to the Partnership and its partners as would be owed to a Delaware corporation and its stockholders by its officers.

Investor Agreement

At the Closing, we will enter into the Investor Agreement with Tall Oak, pursuant to which Tall Oak will be granted certain registration rights with respect to the Common Stock issuable to Tall Oak upon conversion of the Common Units and corresponding Class B Common Stock issued to Tall Oak at Closing and Tailwater will be entitled to certain rights and subject to certain obligations with respect to the governance of the Company, including rights to designate a number of members of the Board based on Tall Oak’s (and its permitted transferees and assigns) beneficial ownership of our Common Stock (or Transaction Securities redeemable or exchangeable therefor). Such registration rights and governance rights shall be assignable in connection with a transfer of Transaction Securities to a permitted transferee of Tall Oak as long as, among other things (i) such permitted transferee executes a joinder to the Investor Agreement and (ii) the Company is given written notice prior to such transfer or assignment. Immediately after the Closing, Tall Oak shall transfer the Transaction Securities issued to it at Closing to Tailwater and TOMI, and, in connection with such transfer, Tailwater and TOMI will execute joinders to the Investor Agreement.

Registration Rights

Pursuant to the Investor Agreement, the Company is required to file a registration statement to register the Registrable Securities held by Tall Oak and TOMI, within the later of (i) 90 days after the Closing or (ii) 30 days after the filing of the Company’s Annual Report on Form 10-K for the year ended December 31, 2024. Pursuant to the Investor Agreement, the Transaction Securities held by Tall Oak may not be redeemed or exchanged for Common Stock of the Company until one year after the Closing Date, after which time 50% of the Transaction Securities will be available for resale, with the remaining 50% available for resale two years after the Closing Date. With respect to its Transaction Securities, TOMI is required to exercise its redemption right in full on the fourth business day following the Closing or, if Closing occurs on or prior to December 31, 2024, on January 1, 2025. However, TOMI may not sell the Common Stock received upon redemption until six months after the Closing Date, after which time 50% of such Common Stock will be available for resale, with the remainder of the Common Stock held by TOMI being available for resale one year after the Closing Date. Subject to such contractual lockup, Tall Oak may request to sell all or any portion of its Registrable Securities in up to five underwritten offerings that are registered pursuant to such registration statement if the total offering price of the Registrable Securities to be sold in such offering (before deduction of underwriting discounts) is reasonably expected to exceed $35 million in the aggregate.

The holders of Registrable Securities, including TOMI, will also have certain “piggy-back” rights to include Registrable Securities in underwritten offerings conducted by the Company for its own account and for the account of any holder of Common Stock. We will bear the expenses incurred in connection with the filing of any such registration statements (other than any underwriting fees, discounts and selling commissions attributable to the sale of Registrable Securities and Tall Oak’s legal fees up to an aggregate of $400,000). The Investor Agreement also provides that, except as part of an underwritten offering pursuant thereto, the holders of Registrable Securities who participate in such offering or who beneficially own 5% or more of the outstanding shares of Common Stock at such time may not transact as to any economic, voting or other rights in or to any equity securities of the Company, or otherwise transfer or dispose of any equity securities of the Company, directly or indirectly, without prior written consent from the Company during the seven days prior to, and lasting 90 days after the date of the closing of such offering. In addition, while Tall Oak owns any of the Transaction Securities, Tall Oak may not acquire any additional Common Stock, participate in or solicit others to participate in a group seeking to control or influence the management, the Board or the policies of the Company.

Governance

At the Closing, in accordance with the Certificate of Designation and the Investor Agreement, the Board will be increased from the current seven directors to eleven directors, and Tailwater will designate four new directors for election to the Board. The current six independent directors of the Company will continue to serve on the Board, as will the Company’s CEO, Heath Deneke. So long as Tailwater and its permitted transferees continuously own certain threshold amounts of the Total Shares (as defined below), Tailwater will have the right to designate directors (“TW Directors”) to the Board, and the Board will be composed in part of TW directors, as specified below:

•        up to four TW Directors, until such time as the number of shares of Common Stock issuable to Tall Oak upon redemption or exchange of the Common Units and Class B Common Stock held by Tall Oak (the “Total Class B Ownership”) is less than or equal to 32% of the number of shares of Common Stock, on an as converted basis (the “Total Shares”);

•        up to three TW Directors, until such time as the Total Class B Ownership continuously held is less than 28% of the Total Shares;

•        up to two TW Directors, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares; and

•        up to one TW Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares.

In accordance with the Certificate of Designation and the Investor Agreement, the TW Directors will be elected by the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a series and to the exclusion of the Common Stock and any other class or series of capital stock of the Company, and may be so elected either (i) by written consent or (ii) at annual or special meetings called for the purpose of electing directors.

Certificate of Designation

At the Closing, in accordance with the Business Contribution Agreement, we will issue 7,471,008 shares of Class B Common Stock to Tall Oak and its designees, with such issuance to be effectuated by filing a certificate of designation with the Delaware Secretary of State.

Class B Common Stock

The shares of Class B Common Stock are non-economic interests in the Company, and no dividends may be declared or paid on the Class B Common Stock. In the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up, after payment or provision for payment of the Company’s debts and other liabilities, the holders of the Class B Common Stock will be entitled to receive, out of the Company’s assets or proceeds thereof available for distribution to the Company’s stockholders, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock and any other of the Company’s stock ranking junior to the Class B Common Stock as to such distribution, payment in full in an amount equal to $0.01 per share of Class B Common Stock. With the exception of such distribution, the holders of shares of Class B Common Stock will not be entitled to receive any of the Company’s assets in the event of the Company’s voluntary or involuntary liquidation, dissolution or winding up.

The shares of Class B Common Stock are not convertible into any of the Company’s other securities. However, if a holder exchanges one Common Unit for one share of Common Stock, it must also surrender to the Company one share of Class B Common Stock for each Common Unit exchanged.

For so long as any shares of Class B Common Stock remain outstanding, the Company may not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of the certificate of incorporation, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

The holders of Class B Common Stock have no preemptive rights to purchase shares of Class B Common Stock. Shares of Class B Common Stock are not subject to any redemption or sinking fund provisions. All outstanding shares of Class B Common Stock are fully paid and non-assessable.

Board Representation

For so long as the holders of shares of Class B Common Stock have the right to designate any directors, the size of our Board of Directors will not be decreased in a manner that would limit the designation rights described above under “— Investor Agreement”. Upon the occurrence of the step-downs described above, such directors designated by holders of shares of Class B Common Stock in excess of the entitled number of designations will promptly resign from our Board of Directors, the size of our Board of Directors will automatically be reduced as applicable and any right to designate such directors will automatically terminate.

Transition Services Agreement

At the Closing, Tall Oak Midstream Management and Summit Holdings will enter into the Transition Services Agreement, pursuant to which Tall Oak Midstream Management will provide customary transition services to Summit Holdings for a period of at least three months but not to exceed six months after the Closing Date. Under the Transition

Services Agreement, Tall Oak Midstream Management will provide certain accounting, IT migration and maintenance and integration, certain gas control and measurement services, and general administrative services, which are designed to support the ability of the Company to enable continued operations of the Tall Oak Subsidiaries in the ordinary course of business.

The services provided under the Transition Services Agreement will be substantially consistent with the services provided by Tall Oak Midstream Management to the Tall Oak Subsidiaries prior to the Closing of the Transaction. Summit Holdings will pay a monthly fee to Tall Oak Midstream Management for the services provided under the Transition Services Agreement and the services provided therein may be extended by the mutual agreement of the parties thereto under certain circumstances. Either party may terminate the Transition Services Agreement upon written notice if the other party becomes insolvent or for a material breach upon written notice thereof, as further specified in the Transition Services Agreement.

Background of the Transaction

In October 2023, the Partnership announced that the board of directors of the general partner of the Partnership (the “GP Board”) had engaged external advisers to evaluate strategic alternatives for the Partnership.

From the announcement of the strategic alternatives evaluation until the Partnership announced in March 2024 that the GP Board and the Partnership’s management team had completed the active strategic review but would continue to evaluate other transactions as they developed, the evaluation of strategic alternatives resulted in the following:

•        the November 2023 refinancing of the 2025 Senior Notes (as defined herein) and related amendments to the ABL Facility (as defined herein);

•        the Summit Utica Sale (as defined and described below) in March 2024;

•        Mountaineer Divestiture (as defined and described below) in May 2024; and

•        The determination to seek unitholder approval for the Corporate Reorganization (as defined below).

On March 22, 2024, the Partnership completed the disposition (the “Summit Utica Sale”) of Summit Utica, LLC (“Summit Utica”) to a subsidiary of MPLX LP for a cash sale price of $625.0 million, subject to customary post-closing adjustments. Summit Utica was the owner of (i) approximately 36% of the issued and outstanding equity interests in Ohio Gathering Company, L.L.C. (“OGC”), (ii) approximately 38% of the issued and outstanding equity interests in Ohio Condensate Company, L.L.C. (“OCC” and together with OGC, “Ohio Gathering”) and (iii) related midstream assets located in the Utica Shale. Ohio Gathering was the owner of a natural gas gathering system and condensate stabilization facility located in Belmont and Monroe counties in the Utica Shale in southeastern Ohio.

On May 1, 2024, the Partnership completed the sale of its Mountaineer Midstream system to Antero Midstream LLC for a cash sale price of $70.0 million, subject to customary post-closing adjustments (the “Mountaineer Sale”). Mountaineer Midstream was the owner of midstream assets located in the Marcellus Shale. Prior to closing the Mountaineer Transaction, the Partnership sold related compression assets located in the Marcellus Shale to a compression service provider for cash consideration of approximately $5.0 million in April 2024.

In July 2024, the Partnership conducted a series of refinancing transactions.

In connection with the strategic review, on October 17, 2023, Tailwater submitted an initial indication of interest to the Partnership regarding a potential strategic transaction. Between October 2023 and July 2024, Tailwater and the Company exchanged preliminary transaction documents and engaged in preliminary discussions related to a variety of potential transactions.

On July 31, 2024, in a presentation made to the Company, Tailwater initiated preliminary discussions related to a potential transaction involving the contribution to the Company of 100% of the interests in Tall Oak Opco to the company in exchange for $525 million in upfront consideration, with $383 million payable in equity and $142 million payable in cash, with no earnout contemplated.

On August 1, 2024, the Partnership consummated the Corporate Reorganization.

On August 8, 2024, the Company proposed $400 million in upfront consideration, consisting of $258 million in equity and $142 million in cash, with a $50 million earnout component, payable in cash or equity at the Company’s election.

On August 12, 2024, in response to the Company’s August 8, 2024 proposal, Messrs. Downie and Lipscomb with Tailwater proposed an aggregate transaction consideration of $425 million plus a $25 million earn out, payable on June 30, 2025 and March 31, 2025, in cash or equity at Tailwater’s selection, based on the same terms contained in the Company’s August 8, 2024 proposal. Also on August 12, 2024, Mr. Downie and Mr. Heath Deneke, the CEO of the Company, agreed to progress diligence and documentation and finalize the earnout negotiation after the Company completed its diligence. On August 12, 2024, James Johnston, the Company’s general counsel, instructed Locke Lord LLP (“Locke Lord”), the Company’s transaction counsel, to commence preparation of the transaction documents to reflect an “Up-C” structure where the Company would issue newly created voting only Class B Common Stock to Tailwater and cause the Partnership to issue corresponding Common Units to Tailwater in exchange for the 100% interest in Tall Oak Opco and pay off approximately $142.0 million of existing debt of Tall Oak Opco, and Kirkland & Ellis LLP (“Kirkland”) as counsel to Tailwater, reached out to Locke Lord to commence preliminary discussions regarding a potential transaction and drafting responsibilities for the definitive transaction documents.

On August 13, 2024, the Company submitted an updated non-binding offer letter to Tailwater based on their prior discussions and agreed to the $425 million upfront consideration, with a $283 million equity component and $142 million as cash consideration, plus a $25 million earnout, payable solely in cash within 30 days of March 31, 2026. Also on August 13, 2024, Kirkland and Locke Lord conducted a telephone conference to discuss process and next steps. Both parties commenced confirmatory due diligence and agreed to target an execution date of late September 2024.

On August 14, 2024, Tall Oak and its advisors presented certain financial information to the Company and its financial advisors. Over the period from August 21, 2024 to August 29, 2024, the Company and Tall Oak scheduled several calls for the Company to conduct financial, operational, revenue accounting due diligence and land due diligence. Between August 14, 2024 and September 20, 2024, Mr. Deneke, Mr. Mault, Mr. Downie and Mr. Lipscomb had several discussions regarding the potential for variability in Tall Oak’s projected debt balance at closing, working capital assumptions between signing and closing and potential tax consequences to Tall Oak at closing.

On August 23, 2024, Kirkland sent Locke Lord the first draft of the Tall Oak disclosure schedules to be included in the Business Contribution Agreement. On August 26, 2024, Locke Lord submitted to Kirkland a draft of the Company’s preliminary non-binding proposal of the governance and registration rights terms applicable to Tailwater after the consummation of the Transaction.

On August 29, 2024, Locke Lord submitted an initial draft of the Business Contribution Agreement with respect to the Tall Oak Opco sale to Kirkland. Kirkland returned a revised draft of the Business Contribution Agreement to Locke Lord on September 4, 2024.

Also on August 29, 2024, the parties agreed to adjust the equity portion of the aggregate consideration to $270 million to increase the cash payment to $155 million.

On September 6, 2024, the Company, Tailwater and Tall Oak held a teleconference and discussed the proposed purchase price allocation process.

On September 11, 2024, the parties and their respective financial advisors conducted due diligence calls with respect to the Company’s operations and financial performance.

On September 12, 2024, Locke Lord sent a revised draft of the Business Contribution Agreement, along with drafts of the Investor Rights and Registration Agreement, Sixth Amended and Restated Partnership Agreement and related ancillary transaction documents to Kirkland.

On September 17, 2024, in response to Locke Lord’s comments to the Business Contribution Agreement and drafts of the other ancillary transaction documents, the parties and their legal counsel conducted an all hands teleconference to discuss open deal terms, and conducted a follow up call on September 18, 2024. Among the issues discussed and agreed to on such calls were the following: the distribution of Transaction Securities from Tall Oak to TOMI and the timing of the following redemption of TOMI’s interests; the mechanics and timing of the Tall Oak Opco debt payoff; the outside termination date for purposes of the Business Contribution Agreement; the payment of the parties’ transaction expenses; the timing of the measurement period for purposes of the earnout and the form of earnout consideration; certain representations and warranties and covenants; and the amount of the break fee. The parties also discussed other open points in the transition services agreement, including the minimum term and monthly fee; the restrictive covenant agreements, including the scope thereof; the registration rights agreement; the Sixth Amended and Restated Limited Partnership Agreement of the Partnership; and the Investor and Registration Rights Agreement, including the governance terms thereof.

On September 17, 2024, the Board held a meeting, at which members of the Company’s management and the Company’s legal and financial advisors were present. Management presented to the Board the proposed terms of the transaction and updated the members of the Board on the current status of the transaction process. Based on discussion, the Board authorized Company management to proceed with a potential transaction, pending Board approval and receipt of an opinion from Guggenheim Securities as to fairness, from a financial point of view, to the Company of the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests.

From September 17, 2024 through September 29, 2024, representatives of the Company’s management and Tall Oak management continued to conduct due diligence.

On September 22, 2024, Tailwater engaged TPH&Co. to serve as its financial advisor in connection with the proposed transaction.

On September 23, 2024, the Board held a meeting, at which members of the Company’s management and the Company’s legal and financial advisors were present. Guggenheim Securities reviewed with the Board certain preliminary financial analyses of the proposed transaction with Tailwater. Locke Lord reviewed with the Board its fiduciary obligations and Company management summarized the material terms of the proposed transaction documents and reported on the resolution of open issues during the course of negotiations with Tailwater.

On September 29, 2024, the parties discussed by teleconference the remaining material open items related to the proposed transaction.

On October 1, 2024, the Board held a meeting, at which members of the Company’s management and the Company’s legal and financial advisors were present. Guggenheim Securities referred to its financial analyses reviewed on September 30, 2024 regarding the proposed transaction, and reviewed, as requested at the preceding Board meeting, analysis of a scenario forecasting the impact of lower natural gas prices on the transaction forecast. Also at this meeting of the Board, Guggenheim Securities reviewed its financial analysis of the Consideration to be Paid and rendered an oral opinion, confirmed by delivery of a written opinion dated October 1, 2024, to the Board to the effect that, as of that date and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualification to review the undertaken, the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests was fair, from a financial point of view, to the Company. Guggenheim Securities’ opinion is more fully described in “The Transaction — Opinion of Guggenheim Securities” and the full text of the written opinion of Guggenheim Securities is attached as Annex F hereto. After discussions, including as to the matters discussed below in the section entitled “— Reasons for the Transaction” the Board, by unanimous vote of all of its members, approved the Business Contribution Agreement and related transactions and determined that the Business Contribution Agreement and the transaction contemplated thereby are advisable and in the best interests of the Company and its stockholders, and resolved to recommend that the Company’s stockholders vote to approve the transaction contemplated by the Business Contribution Agreement.

On October 1, 2024, the parties held a final all-hands teleconference to finalize the remaining material open items related to the proposed transaction and agree to the final earnout structure proposed by Company management.

Following the conclusion of the Board meeting, and the final all-hands teleconference on October 1, 2024, Kirkland and Locke Lord finalized the transaction documentation, and the parties executed the Business Contribution Agreement and certain of the ancillary documents.

In the afternoon of October 1, 2024, the parties publicly released a joint announcement of the transaction.

Reasons for the Transaction; Recommendation of the Board

After careful consideration, the Board unanimously determined that the Transaction is in the best interests of the Company and its stockholders and unanimously approved the Transaction. This explanation of the Board’s reasons for recommending the proposed Transaction and all other information presented in this section is forward-looking in nature and, therefore, should be read in light of the factors discussed under “Cautionary Statement Regarding Forward-Looking Statements.”

The Board considered the following material factors that it believes support its determinations:

Strategic considerations and aggregate value

•        the aggregate value of the Common Stock to be retained by the Company’s current stockholders after giving effect to the transactions contemplated by the Business Contribution Agreement, relative to the value of the Common Stock on a standalone basis if the Company were not to engage in the Transaction, including the fact that, following the Transaction, Company stockholders will have the opportunity to participate in the potential value created by the Transaction and benefit from any future increases in the value of the Common Stock;

•        the risks to the Company if the Company were not to consummate the Transaction, including the risks associated with the Company’s financial flexibility based on a lower aggregate equity value of the Common Stock without the effects of the Transaction and the Company’s debt level and obligations in respect of the Series A Preferred Stock;

•        that the combined company’s cash flow is expected to result in a lower debt to equity ratio, and the combined company’s increased size and revenues are expected to provide the combined company with improved access to capital markets and increased financial flexibility in its pursuit of opportunistic and bolt-on acquisition opportunities;

•        the view that the Transaction meets the strategic objectives previously established by the Board and Company management with respect to achieving improved financial strength and operational scale relative to the Company’s publicly traded peers and other industry peers, and that the proposed Transaction would be expected to enhance operational performance as well as stockholder value, as compared to continuing the Company’s existing operations on a smaller scale;

•        the view that this strategic acquisition marks a significant milestone in the Company’s growth strategy by increasing scale which is expected to enhance the Company’s credit profile and stockholder value;

Operational benefits and enhanced asset portfolio

•        meaningful anticipated growth to the combined company’s asset portfolio, including the expanded combined operating footprint in the Arkoma Basin;

•        the combined company’s improved flexibility to allocate capital to the projects in the combined company’s portfolio and geographic footprint with the highest available rate of return;

Financial projections

•        the financial projections prepared by Company management and Tall Oak management (described in “— Certain Unaudited Financial Forecasts of Company and Tall Oak”), and the judgment, advice, and analysis of Company management, including their favorable recommendation of the Transaction;

Opinion of Guggenheim Securities

•        the financial presentation and the opinion, each dated as of October 1, 2024, of Guggenheim Securities to the Board as to the fairness, from a financial point of view and as of the date of the opinion, of the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests, which opinion was based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, as more fully described under the section titled “The Transaction — Opinion of Guggenheim Securities” below;

Favorable terms of the transaction documents

•        all of the terms and conditions of the Business Contribution Agreement, including, among other things, the representations, warranties, covenants, and agreements of the parties, the conditions to Closing and the form and structure of the consideration and the termination rights, and the terms and conditions of the Investor Rights and Registration Agreement;

•        the terms of the Business Contribution Agreement that permit the Company, prior to the time that the Company stockholders approve the Issuance Proposal, to discuss and negotiate, under specified circumstances, any bona fide offer received from a third party, if the Board determines in good faith, after consultation with its financial advisor and outside legal counsel, that such offer constitutes a Change in Recommendation;

•        the fact that the Business Contribution Agreement allows the Board, under specified circumstances, to change or withdraw its recommendation to the Company stockholders with respect to the approval of the Issuance Proposal in response to a Change in Recommendation, and, if such change occurs; and

•        the likelihood, considering the terms of the Business Contribution Agreement, that the Transaction would be completed.

Risks and potentially negative factors

The Board also considered a variety of risks and other potentially negative factors concerning the Business Contribution Agreement and the Transaction, including the following:

•        the risk that because the consideration is a fixed number of shares of Class B Common Stock and Common Units, the value of the percentage ownership in the Company that current stockholders are expected to retain after the Transaction could decrease relative to the value of their existing interests in the Common Stock due to the fact that the Business Contribution Agreement does not provide the Company with a price-based termination right or other similar protection;

•        the risk that the potential benefits of the Transaction (including the amount of potential efficiencies) may not be fully achieved;

•        the fact that there may be disruption of Tall Oak Opco’s operations following the announcement of the Business Contribution Agreement and the Transaction;

•        the fact that, while the Company expects the Transaction will be consummated, there can be no guarantee that all conditions to the parties’ obligations to consummate the Transaction will be satisfied, and, as a result, the Transaction may not be consummated and the risks and costs to the Company in such event;

•        the risk that the Transaction may be delayed or may not be completed, as well as the potential loss of value to the Company stockholders and the potential negative impact on the operations and prospects of the Company if for any reason the Transaction is delayed or is not completed;

•        the terms of the Business Contribution Agreement that place restrictions on the conduct of the business of the Company prior to the completion of the Transaction, which may delay or prevent the Company from undertaking business opportunities that may arise pending completion of the Transaction;

•        the significant costs involved in connection with negotiating the Business Contribution Agreement and completing the Transaction, including the substantial time and effort required of management to effectuate the Transaction and the related disruption to the Company’s day-to-day operations and the risk of diverting management’s focus and resources from other strategic opportunities during the pendency of the Transaction;

•        the fact that, under certain circumstances, the Company may be required to pay a termination fee upon termination of the Business Contribution Agreement;

•        the potential challenges and difficulties with integrating the operations of the combined company; and

•        the fact that the analyses and projections on which the Board made its determinations are uncertain.

The Board also considered a variety of other risks and other countervailing factors, including the risks of the type and nature described under “Risk Factors” and “Cautionary Statement Regarding Forward-Looking Statements.”

The Board concluded that the benefits of the Transaction to the Company and its stockholders outweighed the perceived risks. In view of the wide variety of factors considered, and the complexity of these matters, the Board did not find it useful and did not attempt to quantify or assign any relative or specific weights to the various factors it considered. Rather, the Board viewed the decisions as being based on the totality of the information available to it. In addition, individual members of the Board may have given differing weights to different factors.

The Board unanimously recommends that the Company’s stockholders vote “FOR” the Issuance Proposal and “FOR” the Adjournment Proposal. Note that a vote against the Issuance Proposal will, in effect, be a vote against the Transaction as a whole.

Opinion of Guggenheim Securities

Overview

The Company retained Guggenheim Securities, LLC (which we refer to as Guggenheim Securities) as its financial advisor in connection with the Transaction. In selecting Guggenheim Securities as its financial advisor, the Company considered that, among other things, Guggenheim Securities is an internationally recognized investment banking, financial advisory and securities firm whose senior professionals have substantial experience advising companies in, among other industries, the midstream oil and gas industry. Guggenheim Securities, as part of its investment banking, financial advisory and capital markets businesses, is regularly engaged in the valuation and financial assessment of businesses and securities in connection with mergers and acquisitions, recapitalizations, spin-offs/split-offs, restructurings, securities offerings in both the private and public capital markets and valuations for corporate and other purposes.

At the October 1, 2024 meeting of the Board, Guggenheim Securities rendered an oral opinion, which was confirmed by delivery of a written opinion, to the Board to the effect that, as of October 1, 2024 and based on and subject to the matters considered, the procedures followed, the assumptions made and various limitations of and qualifications to the review undertaken, the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests was fair, from a financial point of view, to the Company.

This description of Guggenheim Securities’ opinion is qualified in its entirety by the full text of the written opinion, which is attached as Annex F to this proxy statement and which you should read carefully and in its entirety. Guggenheim Securities’ written opinion sets forth the matters considered, the procedures followed the assumptions made and various limitations of and qualifications to the review undertaken by Guggenheim Securities. Guggenheim Securities’ written opinion, which was authorized for issuance by the Fairness Opinion and Valuation Committee of Guggenheim Securities, is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to Guggenheim Securities, as of the date of such opinion. Guggenheim Securities has no responsibility for updating or revising its opinion based on facts, circumstances or events occurring after the date of the rendering of the opinion.

In rendering its opinion, Guggenheim Securities did not express any view or opinion as to (i) the prices at which the Common Stock, the Common Units or the other securities or financial instruments of or relating to the Company, the Partnership, Tall Oak Opco or any Tall Oak Opco Subsidiary may trade or otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on the Company, the Partnership, Tall Oak Opco or any Tall Oak Opco Subsidiary, their respective securities or other financial instruments, the Transaction or the financing thereof or (iii) the impact of the Transaction on the solvency or viability of the Company, the Partnership, Tall Oak Opco or any Tall Oak Opco Subsidiary or the ability of the Company, the Partnership or Tall Oak to pay their respective obligations when they come due. In considering the value of the Company equity included in the Consideration to be Paid, Guggenheim Securities focused on the relative value of the Company and Tall Oak Opco (including the Tall Oak Opco Subsidiaries).

In reading the discussion of Guggenheim Securities’ opinion set forth below, you should be aware that such opinion (and, as applicable, any materials provided in connection therewith or the summary of Guggenheim Securities’ underlying financial analyses elsewhere in this proxy statement):

•        was provided to the Board (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration to be Paid;

•        did not constitute a recommendation to the Board with respect to the Transaction;

•        does not constitute advice or a recommendation to any holder of the Common Stock as to how to vote or act in connection with the Transaction or otherwise;

•        did not address the Company’s underlying business or financial decision to pursue or effect the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for the Company, the financing or funding of the Transaction by the Company or the effects of any other transaction in which the Company might engage;

•        addressed only the fairness to the Company, from a financial point of view and as of the date of such opinion, of the Consideration to be Paid to the extent expressly specified in such opinion;

•        expressed no view or opinion as to (i) any other term, aspect or implication of (a) the Transaction (including, without limitation, the form or structure of the Transaction) or the Transaction Agreements or (b) any other agreement, transaction document or instrument contemplated by the Transaction Agreements or to be entered into or amended in connection with the Transaction or (ii) the fairness, financial or otherwise, of the Transaction to, or of any Consideration to be Paid to or received by, the holders of any class of securities (other than as expressly specified in Guggenheim Securities’ opinion), creditors or other constituencies of the Company, the Partnership, Tall Oak Opco, any Tall Oak Opco Subsidiary, Tall Oak or Tailwater; and

•        expressed no view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of the Company’s, the Partnership’s, Tall Oak Opco’s, any Tall Oak Opco Subsidiary’s, Tall Oak’s or Tailwater’s directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be Paid or otherwise.

In connection with rendering its opinion, Guggenheim Securities:

•        reviewed a draft of the Business Contribution Agreement dated as of October 1, 2024;

•        reviewed a draft of the A&R Partnership Agreement dated as of October 1, 2024;

•        reviewed drafts of the Assignment Agreement dated as of October 1, 2024, the Investor Agreement dated as of October 1, 2024, the Restrictive Covenant Agreements dated as of October 1, 2024 and the Transition Services Agreement dated as of October 1, 2024 (collectively with the Business Contribution Agreement and the A&R Partnership Agreement, the “Transaction Agreements”);

•        reviewed certain publicly available business and financial information regarding each of the Company and the Partnership;

•        reviewed certain non-public business and financial information regarding Tall Oak Opco (including the Tall Oak Opco Subsidiaries) and its business and future prospects (including certain financial projections for Tall Oak Opco and the Tall Oak Opco Subsidiaries on a stand-alone basis for the years ending December 31, 2025 through December 31, 2028 (the “Tall Oak-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with Tall Oak Opco’s (including Tall Oak Opco Subsidiaries’) senior management (collectively, the “Tall Oak Information”);

•        reviewed (i) certain non-public business and financial information regarding the Company (including the Partnership) and its business and future prospects (including a balance sheet as of December 31, 2024 and certain financial projections for the Company for the years ending December 31, 2025 through December 31, 2028 reflecting three illustrative scenarios identified to us by the Company as the “Base Case,” the “Upside Case” and the “Downside Case” (collectively, the “the Company Financial Projections”) and certain other estimates and other forward-looking information) and (ii) certain non-public business and financial information regarding Tall Oak Opco (including the Tall Oak Opco Subsidiaries) and its business and future prospects (the “Tall Oak-Provided Financial Projections”) (including a balance sheet as of December 31, 2024 and certain financial projections for Tall Oak Opco (including the Tall Oak Opco Subsidiaries) on a stand-alone basis for the years ending December 31, 2025 through December 31, 2028 reflecting three illustrative scenarios identified to us by the Company as the “Upside Case” (which is identical to the Tall Oak-Provided Financial Projections, which the Company management has reviewed, including the assumptions used, and found to be reasonable as the Tall Oak Upside Case), the “Base Case” and the “Downside Case” (collectively, the “Tall Oak Financial Projections” and, together with the Company Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information, including assumptions regarding the potential Earnout Payments and timing thereof), all of the foregoing information in clauses (i) and (ii) as prepared by, discussed with and approved for Guggenheim Securities’ use by the Company’s senior management (all of the foregoing information in clauses (i) and (ii) collectively with the Synergy Estimates (as defined below), the “the Company-Provided Information”);

•        reviewed certain estimated operating and financial synergies expected to result from the Transaction and estimated costs to achieve such synergies (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for Guggenheim Securities’ use by the Company’s senior management;

•        discussed with the Company’s senior management their strategic and financial rationale for the Transaction as well as their views of the Company’s, the Partnership’s, Tall Oak Opco’s and Tall Oak Opco Subsidiaries’ respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the midstream oil and gas sector;

•        discussed with Tall Oak Opco’s (including Tall Oak Opco Subdidiaries’) senior management their views of Tall Oak Opco’s (including Tall Oak Opco Subsidiaries’) business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the midstream oil and gas sector;

•        performed discounted cash flow analyses based on the Financial Projections;

•        reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that Guggenheim Securities deemed relevant in evaluating the Transaction;

•        reviewed the historical prices, trading multiples and trading activity of the Common Stock and the Common Units;

•        compared the financial performance of the Company and the Partnership and the trading multiples and trading activity of the Common Stock and the Common Units with corresponding data for certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating the Company and the Partnership, compared the financial performance of Tall Oak with that of certain publicly traded companies that Guggenheim Securities deemed relevant in evaluating Tall Oak Opco (including the Tall Oak Opco Subsidiaries) and reviewed the trading multiples of such publicly traded companies;

•        reviewed the pro forma financial results, financial condition and capitalization of the Company and the Partnership giving effect to the Transaction, all as prepared by, discussed with and approved for Guggenheim Securities’ use by the Company’s senior management; and

•        conducted such other studies, analyses, inquiries and investigations as Guggenheim Securities deemed appropriate.

With respect to the information used in arriving at its opinion, Guggenheim Securities noted that:

•        Guggenheim Securities relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with the Company, Tall Oak Opco or the Tall Oak Opco Subsidiaries (including, without limitation, the Company-Provided Information and the Tall Oak Information) or obtained from public sources, data suppliers and other third parties.

•        Guggenheim Securities (i) did not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and Guggenheim Securities did not independently verify, any such information (including, without limitation, the Company-Provided Information or the Tall Oak Information), (ii) expressed no view or opinion regarding (a) the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by the Company, Tall Oak Opco or the Tall Oak Opco Subsidiaries or the assumptions upon which any of the foregoing were based or (b) the likelihood or probability of the achievement or satisfaction of the well connections necessary for the Earnout Payments to be paid in accordance with the earnout provisions of the Business Contribution Agreement and (iii) relied upon the assurances of the Company’s senior management that they were (in the case of the Company-Provided Information) and assumed that Tall Oak Opco’s and Tall Oak Opco Subsidiaries’ respective senior management were (in the case of the Tall Oak Information) unaware of any facts or circumstances that would make the Company-Provided Information or the Tall Oak Information incomplete, inaccurate or misleading.

•        Guggenheim Securities (i) was advised by the Company’s senior management, and Guggenheim Securities assumed, that (a) the Financial Projections and the Synergy Estimates had been (y) reasonably prepared on bases reflecting the best then-currently available estimates and judgments of the Company’s senior management as to the expected future performance of the Company, the Partnership and Tall Oak and the expected amounts and realization of the Synergies and (z) reviewed by the Board with the understanding that such information would be used and relied upon by Guggenheim Securities in connection with rendering its opinion and (b) the probability and the timing of achieving the Earnout Payments reflected the best then-currently available estimates and judgments of the Company’s senior management, (ii) assumed that the Tall Oak-Provided Financial Projections had been reasonably prepared on bases reflecting the best currently available estimates and judgments of Tall Oak Opco’s and Tall Oak Opco Subsidiaries’ respective senior management as to the expected future performance of Tall Oak Opco (including any Tall Oak Opco Subsidiary) on a stand-alone basis and (iii) assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties were reasonable and reliable.

Guggenheim Securities also noted certain other considerations with respect to its engagement and the rendering of its opinion:

•        Guggenheim Securities was advised by the Board and the Company’s senior management to rely on and utilize for purposes of its analyses and opinion (i) the Base Case, Downside Case and Upside Case for the Company as reflected in the Company Financial Projections and (ii) the Base Case, Downside Case and Upside Case for Tall Oak Opco (including the Tall Oak Opco Subsidiaries) as reflected in the Tall Oak Financial Projections. In considering the value of the Company equity included in the Consideration to be Paid, Guggenheim Securities was advised by the Board and the Company’s senior management to rely on and utilize only the Upside Case of the Company when evaluating the Upside Case of Tall Oak Opco (including the Tall Oak Opco Subsidiaries), only the Base Case of the Company when evaluating the Base Case of Tall Oak Opco (including the Tall Oak Opco Subsidiaries) and only the Downside Case of the Company when evaluating the Downside Case of Tall Oak Opco (including the Tall Oak Opco Subsidiaries).

•        Guggenheim Securities did not perform or obtain any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of the Company, the Partnership, Tall Oak Opco, any Tall Oak Opco Subsidiary or any other entity or the solvency or fair value of the Company, the Partnership, Tall Oak Opco, any Tall Oak Opco Subsidiary or any other entity, nor was Guggenheim Securities furnished with any such appraisals.

•        Guggenheim Securities’ professionals are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and Guggenheim Securities’ opinion should not be construed as constituting advice with respect to such matters; accordingly, Guggenheim Securities relied on the assessments of the Company’s senior management, Tall Oak Opco’s and Tall Oak Opco Subsidiaries’ respective senior management and the Company’s other professional advisors with respect to such matters. Guggenheim Securities assumed that the Transaction will be characterized for US federal income tax purposes as a contribution and exchange governed by Section 721 of the Code, and the regulations promulgated by the United States Department of the Treasury thereunder. Guggenheim Securities did not express any view or rendering any opinion regarding the tax consequences of the Transaction to the Company or Tall Oak, their respective securityholders or any other person or entity.

Guggenheim Securities further assumed that:

•        In all respects meaningful to its analyses, (i) the final executed forms of the Transaction Agreements would not differ from the drafts that Guggenheim Securities reviewed, (ii) the Company, the Partnership and Tall Oak will comply with all terms and provisions of the Transaction Agreements and (iii) the representations and warranties of the Company, the Partnership, Tall Oak, Tall Oak Opco and the Tall Oak Opco Subsidiaries contained in the Business Contribution Agreement were true and correct and all conditions to the obligations of each party to the Business Contribution Agreement to consummate the Transaction would be satisfied without any waiver, amendment or modification thereof;

•        The Transaction will be consummated in a timely manner in accordance with the terms of the Business Contribution Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on the Company, the Partnership, Tall Oak Opco, any Tall Oak Opco Subsidiary or the Transaction (including its contemplated benefits) in any way meaningful to Guggenheim Securities’ analyses or opinion;

•        The adjustment as provided in the Business Contribution Agreement based on the Target Company Transaction Expense Amount (as defined in the Business Contribution Agreement) would not result in any adjustment to the Consideration to be Paid that would be meaningful to Guggenheim Securities’ analyses and opinion; and

•        The conditions for the payment of the Earnout Payments would occur as and to the extent contemplated in the Financial Projections and the full amount of the Earnout Payments would be paid to Tall Oak as provided in the Business Contribution Agreement.

Summary of Financial Analyses

Overview of Financial Analyses

This “Summary of Financial Analyses” presents a summary of the principal financial analyses performed by Guggenheim Securities and presented to the Board in connection with Guggenheim Securities’ rendering of its opinion. Such presentation to the Board was supplemented by Guggenheim Securities’ oral discussion, the nature and substance of which may not be fully described herein.

Some of the financial analyses summarized below include summary data and information presented in tabular format. In order to understand fully such financial analyses, the summary data and tables must be read together with the full text of the summary. Considering the summary data and tables alone could create a misleading or incomplete view of Guggenheim Securities’ financial analyses.

The preparation of a fairness opinion is a complex process and involves various professional judgments and determinations as to the most appropriate and relevant financial analyses and the application of those methods to the particular circumstances involved. A fairness opinion therefore is not readily susceptible to partial analysis or summary description, and taking portions of the financial analyses set forth below, without considering such analyses as a whole, would in Guggenheim Securities’ view create an incomplete and misleading picture of the processes underlying the financial analyses considered in rendering Guggenheim Securities’ opinion.

In arriving at its opinion, Guggenheim Securities:

•        based its financial analyses on various assumptions, including assumptions concerning general economic, business and capital markets conditions and industry-specific and company-specific factors, all of which are beyond the control of the Company, the Partnership, Tall Oak Opco, Tall Oak, Tailwater and Guggenheim Securities;

•        did not form a view or opinion as to whether any individual financial analysis or factor, whether positive or negative, considered in isolation, supported or failed to support its opinion;

•        considered the results of all its financial analyses and did not attribute any particular weight to any one financial analysis or factor; and

•        ultimately arrived at its opinion based on the results of all its financial analyses assessed as a whole and believes that the totality of the factors considered and the various financial analyses performed by Guggenheim Securities in connection with its opinion operated collectively to support its determination as to the fairness, from a financial point of view and as of the date of such opinion, of the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests to the extent expressly specified in such opinion.

With respect to the financial analyses performed by Guggenheim Securities in connection with rendering its opinion:

•        Such financial analyses, particularly those based on estimates and projections, are not necessarily indicative of actual values or actual future results, which may be significantly more or less favorable than suggested by these analyses.

•        None of the selected publicly traded companies used in the selected publicly traded companies analysis described below is identical or directly comparable to the Company (including the Partnership) or Tall Oak Opco, and none of the selected precedent public midstream asset transactions used in the selected precedent transaction multiples analysis described below is identical or directly comparable to the Transaction. However, such transactions and companies were selected by Guggenheim Securities, among other reasons, because they involved target companies or represented companies which may be considered broadly similar, for purposes of Guggenheim Securities’ financial analyses, to the Company and Tall Oak Opco, as applicable, based on Guggenheim Securities’ familiarity with the midstream oil and gas sector in the United States.

•        In any event, selected precedent transaction multiples analysis and selected publicly traded companies analysis are not mathematical. Rather, such analyses involve complex considerations and professional judgments concerning the differences in business, operating, financial and capital markets-related characteristics and other factors regarding the selected publicly traded companies to which the Company (including the Partnership) and Tall Oak Opco were compared and the selected precedent public midstream asset transactions to which the Transaction was compared.

•        Such financial analyses do not purport to be appraisals or to reflect the prices at which any securities may trade at the present time or at any time in the future.

•        Unless otherwise noted below, all stock price data is as of September 30, 2024.

Certain Definitions

Throughout this “Summary of Financial Analyses,” the following defined terms are used in connection with Guggenheim Securities’ various financial analyses:

•        CapEx:    means capital expenditures.

•        DCF:    means discounted cash flow.

•        EBITDA:    means the relevant company’s operating earnings (after deduction of stock-based compensation) before interest, taxes, depreciation and amortization.

•        EBITDA multiple:    represents the relevant company’s enterprise value divided by its historical or projected EBITDA.

•        Enterprise value:    represents the relevant company’s net equity value (as defined below) plus (i) the principal or face amount of total debt, preferred stock, and certain other debt-like items, (ii) the book value of any non-controlling/minority interests less (iii) cash and cash equivalents.

•        Levered free cash flow or LFCF:    means the relevant company’s after-tax levered operating cash flow minus CapEx.

•        LTM:    means latest twelve months.

•        Net equity value:    represents the relevant company’s (i) gross equity value as calculated (a) based on outstanding common shares, common units or operating units held by third parties, restricted stock units and performance stock units (in each of the foregoing cases, as applicable) plus shares issuable upon the conversion or exercise of all in-the-money convertible securities, stock options and/or stock warrants times (b) the relevant company’s stock price less (ii) the cash proceeds from the assumed exercise of all in-the-money stock options and stock warrants.

•        Unlevered free cash flow or UFCF:    means the relevant company’s after-tax unlevered operating cash flow minus CapEx and changes in working capital.

•        VWAP:    means volume-weighted average share price over the indicated period of time.

•        WACC:    means weighted average cost of capital.

Recap of Implied Transaction Financial Metrics

Based on the Consideration to be Paid, Guggenheim Securities calculated various Transaction-implied multiples as outlined in the table below:

Transaction-Implied Multiples
Implied Transaction Consideration	$450m
	Excluding Synergies	Including Synergies
Transaction Enterprise Value/EBITDA for Tall Oak Opco (Upside Case):
2025E	5.3x	4.7x
Transaction Enterprise Value/EBITDA for Tall Oak Opco (Base Case):
2025E	8.5x	7.1x
Transaction Enterprise Value/EBITDA for Tall Oak Opco (Downside Case):
2025E	8.5x	7.1x

Transaction Enterprise Value/EBITDA for Tall Oak Opco (Upside Case):
2026E	4.5x	3.9x
Transaction Enterprise Value/EBITDA for Tall Oak Opco (Base Case):
2026E	6.1x	5.1x
Transaction Enterprise Value/EBITDA for Tall Oak Opco (Downside Case):
2026E	8.4x	6.7x

Financial Analyses

Recap of Financial Analyses.    In evaluating the Company and Tall Oak Opco in connection with rendering its opinion, Guggenheim Securities performed various financial analyses which are summarized in the table below and described in more detail elsewhere herein, including discounted cash flow analyses, selected publicly traded companies analysis and selected precedent transactions analysis. The SMC Board of Directors has directed us to use an Upside Case, Base Case and Downside Case for each of SMC and TOM and, in valuing the SMC equity included in the Transaction Consideration, instructed us to only use (i) the SMC Upside Case when evaluating the TOM Upside Case, (ii) the SMC Base Case when evaluating the TOM Base Case and (iii) the SMC Downside Case when evaluating the TOM Downside Case. Lastly, the $25 million earnout payment would be fully paid in the TOM Upside and Base Cases, whereas $22 of the potential $25 million is earned in the TOM Downside Case, in each case assuming those projections are realized. For ease of presentation and given the immaterial difference in the Downside Case, we have assumed that the earnout is fully paid in all cases.

Recap of Financial Analyses
Reference Range
Financial Analyses	Low	High
Company Stand-Alone Basis Discounted Cash Flow Analyses (Enterprise Value):
Company Stand-Alone DCF Valuation (Upside Case)	$1.470b	$1.763b
Company Stand-Alone DCF Valuation (Base Case)	$1.382b	$1.644b
Company Stand-Alone DCF Valuation (Downside Case)	$1.189b	$1.413b

Discounted Cash Flow Analyses (Equity Value):
Company Stand-Alone DCF Valuation (Upside Case)	$457m	$752m
Company Stand-Alone DCF Valuation (Base Case)	$370m	$633m
Company Stand-Alone DCF Valuation (Downside Case)	$180m	$406m

Discounted Cash Flow Analyses (Share Price):
Company Stand-Alone DCF Valuation (Upside Case)	$39.88	$65.55
Company Stand-Alone DCF Valuation (Base Case)	$32.23	$55.16
Company Stand-Alone DCF Valuation (Downside Case)	$15.69	$35.38

Recap of Financial Analyses
Reference Range
Financial Analyses	Low	High
Selected Publicly Traded Companies Analysis (Enterprise Value):
Company Stand-Alone Public Market Trading Valuation (Upside Case)	$1.250b	$1.539b
Company Stand-Alone Public Market Trading Valuation (Base Case)	$1.250b	$1.539b
Company Stand-Alone Public Market Trading Valuation (Downside Case)	$1.148b	$1.413b

Selected Publicly Traded Companies Analysis (Equity Value):
Company Stand-Alone Public Market Trading Valuation (Upside Case)	$199m	$488m
Company Stand-Alone Public Market Trading Valuation (Base Case)	$199m	$488m
Company Stand-Alone Public Market Trading Valuation (Downside Case)	$97m	$362m

Selected Publicly Traded Companies Analysis (Share Price):
Company Stand-Alone Public Market Trading Valuation (Upside Case)	$17.36	$42.52
Company Stand-Alone Public Market Trading Valuation (Base Case)	$17.36	$42.52
Company Stand-Alone Public Market Trading Valuation (Downside Case)	$8.48	$31.59

Discounted Cash Flow Analyses (Enterprise Value):
Tall Oak Opco Stand-Alone DCF Valuation (Upside Case)	$683m	$815m
Tall Oak Opco Stand-Alone DCF Valuation (Base Case)	$444m	$533m
Tall Oak Opco Stand-Alone DCF Valuation (Downside Case)	$309m	$366m

Discounted Cash Flow Analyses (Equity Value):
Tall Oak Opco Stand-Alone DCF Valuation (Upside Case)	$541m	$673m
Tall Oak Opco Stand-Alone DCF Valuation (Base Case)	$302m	$391m
Tall Oak Opco Stand-Alone DCF Valuation (Downside Case)	$167m	$224m

Selected Publicly Traded Companies Analysis (Enterprise Value):
Tall Oak Opco Stand-Alone Public Market Trading Valuation (Upside Case)	$550m	$677m
Tall Oak Opco Stand-Alone Public Market Trading Valuation (Base Case)	$343m	$422m
Tall Oak Opco Stand-Alone Public Market Trading Valuation (Downside Case)	$343m	$422m

Selected Publicly Traded Companies Analysis (Equity Value):
Tall Oak Opco Stand-Alone Public Market Trading Valuation (Upside Case)	$408m	$535m
Tall Oak Opco Stand-Alone Public Market Trading Valuation (Base Case)	$201m	$280m
Tall Oak Opco Stand-Alone Public Market Trading Valuation (Downside Case)	$201m	$280m
Selected Precedent Public Midstream Asset Transactions Analysis (Enterprise Value):
Tall Oak Opco Stand-Alone Public Midstream Asset Transactions Valuation(Upside Case)	$531m	$628m
Tall Oak Opco Stand-Alone Public Midstream Asset Transactions Valuation(Base Case)	$350m	$414m
Tall Oak Opco Stand-Alone Public Midstream Asset Transactions Valuation(Downside Case)	$350m	$414m

Selected Precedent Public Midstream Asset Transactions Analysis (Equity Value):
Tall Oak Opco Stand-Alone Public Midstream Asset Transactions Valuation (Upside Case)	$389m	$486m
Tall Oak Opco Stand-Alone Public Midstream Asset Transactions Valuation (Base Case)	$208m	$272m
Tall Oak Opco Stand-Alone Public Midstream Asset Transactions Valuation (Downside Case)	$208m	$272m

Recap of Financial Analyses
	Reference Range
Financial Analyses	Low	High
Relative Value Discounted Cash Flow Analysis:
Company Ownership in the Partnership (Upside Case)	40%	58%
Company Ownership in the Partnership (Base Case)	49%	68%
Company Ownership in the Partnership (Downside Case)	45%	71%

“Has/Gets” Analysis (excluding synergies)
Pro Forma Value per Share Accretion/Dilution (Upside Case)	16%	18%
Pro Forma Value per Share Accretion/Dilution (Base Case)	(2)%	(2)%
Pro Forma Value per Share Accretion/Dilution (Downside Case)	(13)%	(15)%

“Has/Gets” Analysis (including synergies)
Pro Forma Value per Share Accretion/Dilution (Upside Case)	28%	32%
Pro Forma Value per Share Accretion/Dilution (Base Case)	13%	14%
Pro Forma Value per Share Accretion/Dilution (Downside Case)	10%	16%

Relative Value Selected Publicly Traded Companies Analysis:
Company Ownership in the Partnership (Upside Case)	27%	54%
Company Ownership in the Partnership (Base Case)	42%	71%
Company Ownership in the Partnership (Downside Case)	26%	64%

Company Stand-Alone Discounted Cash Flow Analysis.    Guggenheim Securities performed stand-alone discounted cash flow analyses of the Company for each of the Upside Case, Base Case, and Downside Case based on projected after-tax unlevered free cash flow for the Company and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analysis with respect to the Company:

•        Guggenheim Securities utilized the SMC Financial Projections.

•        Guggenheim Securities used a discount rate range of 7.75% – 8.75% based on its estimate of the Company’s weighted average cost of capital.

•        In estimating the Company’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of the Company’s terminal year normalized after-tax unlevered free cash flow of (4.50%) – (3.00%). In estimating the Company’s terminal/continuing value, Guggenheim Securities used a reference range of implied terminal value EBITDA multiples of (i) for the Upside Case, 5.1x – 6.4x, (ii) for the Base Case, 5.2x – 6.5x, and (iii) for the Downside Case, 5.4x – 6.8x. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to the Company’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analyses resulted in (a) an implied enterprise value reference range of (i) $1.470 billion – $1.763 billion under the Upside Case, (ii) $1.382 billion – $1.644 billion under the Base Case, and (iii) $1.189 billion – $1.413 billion under the Downside Case, (b) an implied equity value reference range of (i) $457 million – $752 million under the Upside Case, (ii) $370 million – $633 million under the Base Case, and (iii) $180 million – $406 million under the Downside Case, and (c) an implied reference range of (i) $39.88 – $65.55 per share under the Upside Case, (ii) $32.23 – $55.16 per share under the Base Case, and (iii) $15.69 – $35.38 per share under the Downside Case, in each case as compared to the Transaction Consideration.

Company Selected Publicly Traded Companies Analysis.    Guggenheim Securities reviewed and analyzed the Company’s historical stock price performance, trading metrics and historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for the Company and the selected publicly traded companies (in the case of the selected publicly traded companies, based on each company’s most recent publicly available financial filings, management projections, and FactSet), which are summarized in the table below:

Company Selected Publicly Traded Companies Analysis
Trading Enterprise Value/ EBITDA
Hess Midstream LP A	8.7x
EnLink Midstream	9.1
Antero Midstream	9.6
Kinetik Holdings A	9.5
Aris Water Solutions A	8.7
Kodiak Gas Services	7.5
USA Compression Partners	9.0
NGL Energy Partners	6.6
Statistical Summary
25th Percentile	8.4x
Median	8.9
75th Percentile	9.2
Company
Unaffected Trading Basis	7.4x

In performing its selected publicly traded companies analysis with respect to the Company, Guggenheim Securities selected, based on its professional judgment, reference ranges of trading multiples as summarized in the table below and applied such trading multiples to the SMC Financial Projections:

Guggenheim Securities’ Selected Public Market Trading Multiple Reference Range for the Company
Selected Multiple Range
	Low	High
Enterprise Value/EBITDA for the Company (Upside Case):
2025E	6.5x	8.0x

Enterprise Value/EBITDA for the Company (Base Case):
2025E	6.5x	8.0x

Enterprise Value/EBITDA for the Company (Downside Case):
2025E	6.5x	8.0x

Guggenheim Securities’ selected publicly traded companies analysis resulted in (a) an implied enterprise value reference range of (i) $1.250 billion – $1.539 billion under the Upside Case, (ii) $1.250 billion – $1.539 billion under the Base Case, and (iii) $1.148 – $1.413 billion under the Downside Case, (b) an implied equity value reference range of (i) $199 million – $488 million under the Upside Case, (ii) $199 million – $488 million under the Base Case, and (iii) $97 million – $362 million under the Downside Case, and (c) an implied reference range of (i) $17.36 – $42.52 per share under the Upside Case, (ii) $17.36 – $42.52 per share under the Base Case, and (iii) $8.48 – $31.59 per share under the Downside Case, in each case as compared to the Transaction Consideration.

Tall Oak Opco Stand-Alone Discounted Cash Flow Analysis.    Guggenheim Securities performed stand-alone discounted cash flow analyses of Tall Oak Opco for each of the Upside Case, Base Case, and Downside Case based on projected after-tax unlevered free cash flow for Tall Oak Opco and an estimate of its terminal/continuing value at the end of the projection horizon.

In performing its discounted cash flow analyses with respect to Tall Oak Opco:

•        Guggenheim Securities utilized the Tall Oak Financial Projections.

•        Guggenheim Securities used a discount rate range of 10.00% – 11.50% based on its estimate of Tall Oak Opco’s weighted average cost of capital.

•        In estimating Tall Oak Opco’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of Tall Oak Opco’s terminal year normalized after-tax unlevered free cash flow of (5.00%) – (3.50%). In estimating Tall Oak Opco’s terminal/continuing value, Guggenheim Securities used a reference range of implied terminal value EBITDA multiples of (i) for the Upside Case, 5.5x – 6.8x, (ii) for the Base Case, 4.6x – 5.7x, and (iii) for the Downside Case, 4.7x – 5.8x. The terminal/continuing values implied by the foregoing terminal multiple reference ranges were cross-checked for reasonableness by reference to Tall Oak Opco’s implied terminal year EBITDA multiples.

Guggenheim Securities’ discounted cash flow analyses resulted in (a) an implied enterprise value reference range of (i) $683 million – $815 million for the Upside Case, (ii) $444 million – $533 million for the Base Case, and (iii) $309 million – $366 million for the Downside Case as compared to the consideration of $450 million, and (b) an implied equity value reference range of (i) $541 million – $673 million for the Upside Case, (ii) $302 million – $391 million for the Base Case, and (iii) $167 million – $224 million for the Downside Case, in each case as compared to the Transaction Consideration.

Tall Oak Opco Selected Publicly Traded Companies Analysis.    Guggenheim Securities reviewed and analyzed Tall Oak Opco’s historical and projected/forecasted financial performance compared to corresponding data for selected publicly traded companies that Guggenheim Securities deemed relevant for purposes of this analysis. Guggenheim Securities calculated, among other things, various public market trading multiples for Tall Oak Opco and the selected publicly traded companies (in the case of the selected publicly traded companies, based on FactSet equity research consensus estimates and each company’s most recent publicly available financial filings), which are summarized in the table below:

Tall Oak Opco Selected Publicly Traded Companies Analysis
Enterprise Value/ EBITDA
Summit	7.4x
EnLink Midstream	9.1
Hess Midstream LP A	8.7
Kinetik Holdings A	9.5
Antero Midstream	9.6
USA Compression Partners	9.0
Kodiak Gas Services	7.5
NGL Energy Partners	6.6
Aris Water Solutions A	8.7
Statistical Summary
25th Percentile	7.5x
Median	9.6
75th Percentile	9.1
Tall Oak Opco
Trading Basis	8.5x

In performing its selected publicly traded companies analysis with respect to Tall Oak Opco, Guggenheim Securities selected, based on its professional judgment, reference ranges of trading multiples as summarized in the table below and applied such trading multiples to the Tall Oak Financial Projections:

Guggenheim Securities’ Selected Public Market Trading Multiple Reference Range for Tall Oak Opco
Selected Multiple Range
	Low	High
Enterprise Value/EBITDA for Tall Oak Opco (Upside Case):
2025E	6.5x	8.0x

Enterprise Value/EBITDA for Tall Oak Opco (Base Case):
2025E	6.5x	8.0x

Enterprise Value/EBITDA for Tall Oak Opco (Downside Case):
2025E	6.5x	8.0x

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall (a) implied enterprise value reference range of (i) $550 million – $677 million for the Upside Case, (ii) $343 million – $422 million for the Base Case, and (iii) $343 million – $422 million for the Downside Case, and (b) implied equity value reference range of (i) $408 million – $535 million for the Upside Case, (ii) $201 million – $280 million for the Base Case, and (iii) $201 million – $280 million for the Downside Case, in each case as compared to the Transaction Consideration.

Selected Precedent Transaction Multiples Analysis.    Guggenheim Securities reviewed and analyzed certain financial metrics associated with selected precedent public midstream asset transactions that Guggenheim Securities deemed relevant for purposes of this analysis. The following 21 precedent public midstream asset transactions were selected by Guggenheim Securities for purposes of this analysis:

Selected Precedent Public Midstream Asset Transactions
Date Announced	Acquiror	Target Company	Basin	Target Implied EV/EBITDA
08/21/24	Enterprise Products	Piñon Midstream	Permian	9.5x
05/28/24	Energy Transfer	WTG Midstream	Permian	7.0
05/20/24	Phillips 66	Pinnacle Midstream	Permian	7.0
05/09/24	Kinetik	Durango Midstream	Permian	6.5
05/02/24	Antero Midstream	Summit Midstream Partners Marcellus	Appalachia	4.7
03/22/24	MPLX LP	Summit Midstream Partners Utica	Appalachia	8.0
10/31/23	Williams	Rocky Mountain Midstream (KKR)	DJ	7.0
10/31/23	Williams	Cureton Front Range	DJ	7.0
09/05/23	Western Midstream	Meritage Midstream	Powder River	5.5
03/06/23	EnLink Midstream	Tall Oak Midstream	MidCon	6.0
10/17/22	Summit Midstream	Outrigger and Sterling DJ	DJ	4.0
09/12/22	Antero Midstream	Marcellus G&P Systems (Crestwood)	Appalachia	6.0
08/01/22	Energy Transfer	Woodford Express	MidCon	6.5
06/17/22	DCP Midstream	Woodland Midstream II	Permian	5.5
06/16/22	Targa	Lucid Energy	Permian	7.5
05/25/22	Enlink Midstream	N. Texas G&P System (Crestwood)	MidCon	4.0
04/11/22	Delek Logistics	3Bear Energy	Permian	6.3
03/14/22	Williams	Trace Midstream Partners	Haynesville	6.0
01/10/22	Enterprise Products	Navitas	Permian	7.8
02/16/21	UGI Corp., Stonehenge Energy Resources	Pine Run Midstream	Appalachia	7.3
08/24/20	Citizen Energy	Blue Mountain (Riviera Resources)	MidCon	7.1

Guggenheim Securities calculated, among other things and to the extent publicly available, certain implied transaction multiples for the selected precedent public midstream asset transactions (based on public filings), which are summarized in the table below:

Selected Precedent Public Midstream Asset Transaction Multiples
Target Implied EV/ EBITDA
All Transactions:
75th Percentile	7.1x
Mean	6.5
Median	6.5
25th Percentile	6.0
Excluding Permian:
75th Percentile	7.0x
Mean	6.1
Median	6.0
25th Percentile	5.5

In performing its selected precedent transaction multiples analysis with respect to Tall Oak Opco, Guggenheim Securities selected, based on its professional judgment, a reference range of multiples of 5.5x − 6.5x and applied such transaction multiples to the Tall Oak Financial Projections.

Guggenheim Securities’ selected precedent transaction multiples analyses resulted in (a) an implied enterprise value reference range of (i) $531 million – $628 million for the Upside Case, (ii) $350 million – $414 million for the Base Case, (iii) and $350 million – $414 million for the Downside Case, and (b) an implied equity value reference range of (i) $389 million – $486 million for the Upside Case, (ii) $208 million – $272 million for the Base Case, and (iii) $208 million – $272 million for the Downside Case, in each case as compared to the Transaction Consideration.

Relative Value Discounted Cash Flow Analysis.    Guggenheim Securities performed discounted cash flow analyses for each of the Upside Case, Base Case, and Downside Case, excluding synergies, resulting in a range of ownership levels of the Partnership implied by the high/low to low/high data points of the methodology.

In performing its relative value discounted cash flow analysis:

•        Guggenheim Securities compared the implied discounted equity value of the Company as described above under the caption “Company Stand-Alone Discounted Cash Flow Analysis” to the implied discounted equity value of Tall Oak OpCo as described above under the caption “Tall Oak OpCo Stand-Alone Discounted Cash Flow Analysis”.

Guggenheim Securities’ discounted cash flow analyses resulted in an overall reference range of (i) 40% – 58% ownership in the Partnership held by the Company under the Upside Case, (ii) 49% – 68% ownership in the Partnership held by the Company under the Base Case, and (iii) 45% – 71% ownership in the Partnership held by the Company under the Downside Case, in each case as compared to the Consideration to be Paid.

“Has/Gets” Analysis

Guggenheim Securities performed a “Has/Gets” discounted cash flow analysis to compare the implied discounted cash flow value per share of the Common Stock as described above under the caption “Company Stand-Alone Discounted Cash Flow Analysis” to the implied discounted cash flow value per share of the Common Stock that Company stockholders would retain in the Transaction by calculating the discounted cash flow value per share of the Common Stock after giving pro forma effect to the Transaction, including the Synergy Estimates, and determining the accretion/dilution percentages implied by the Transaction by dividing by the implied discounted cash flow value per share of the Common Stock as described above under the caption “Company Stand-Alone Discounted Cash Flow Analysis”.

In performing its Has/Gets discounted cash flow analysis with respect to the Common Stock after giving pro forma effect to the Transaction:

•        Guggenheim Securities utilized the Financial Projections.

•        Guggenheim Securities used a pro forma discount rate range of 7.50% – 8.75% based on its estimate of the pro forma Company’s weighted average cost of capital.

•        In estimating the pro forma Company’s terminal/continuing value, Guggenheim Securities used a reference range of perpetual growth rates of the pro forma Company’s terminal year normalized after-tax unlevered free cash flow of (4.70%) – (3.20%). In estimating the pro forma Company’s terminal/continuing value, Guggenheim Securities used a reference range of implied terminal value EBITDA multiples of (i) 5.1x – 6.5x for the Upside Case, (ii) 5.0x – 6.3x for the Base Case, and (iii) 5.0x – 6.4x for the Downside Case. The terminal/continuing values implied by the foregoing perpetual growth rate reference range were cross-checked for reasonableness by reference to the pro forma Company’s implied terminal year EBITDA multiples.

Guggenheim Securities’ Has/Gets discounted cash flow analysis based on (a) the Company’s status quo (i) discount rate range of 7.75% – 8.75% (matching low/low and high/high rates) and (ii) assumed perpetuity growth rate of 4.50% – 3.00% and (b) the pro forma (i) discount rate range of 7.50% – 8.75% (matching low/low and high/high rates) and (ii) assumed perpetuity growth rate of (4.70%) – (3.20%) resulted in a pro forma value per share accretion/dilution percentage range to the Company’s shareholders of (i) 16% – 18% excluding synergies and 28% – 32% including synergies under the Upside Case, and (ii) (2%) – (2%) excluding synergies and 13% – 14% including synergies under the Base Case, and (iii) (13%) – (15%) excluding synergies and 10% – 16% including synergies under the Downside Case.

Relative Value Selected Publicly Traded Companies Analysis

Guggenheim Securities performed a relative value selected publicly traded companies analysis for each of the Upside Case, Base Case, and Downside Case, resulting in a range of ownership levels implied by the high/low to low/high data points of the methodology.

Guggenheim Securities’ selected publicly traded companies analysis resulted in an overall reference range of (i) 27% – 54% ownership in the Partnership held by the Company under the Upside Case, (ii) 42% – 71% ownership in the Partnership held by the Company under the Base Case, and (iii) 26% – 64% ownership in the Partnership held by the Company under the Downside Case, in each case as compared to the Consideration to be Paid.

Illustrative Pro Forma Stock Price Analysis

Guggenheim Securities performed, solely for informational purposes, a market approach pro forma stock price analysis to calculate the value accretion/dilution implied by the Transaction Consideration. The market approach pro forma stock price analysis compared the closing price of the Common Stock on September 30, 2024 of $35.03 per share, the last full trading day prior to the announcement of the Transaction, to the implied value of the Company’s pro forma equity held by the Company’s stockholders after giving effect to the Transaction. To calculate the implied value of the Company’s pro forma equity after giving effect to the Transaction, Guggenheim Securities calculated a pro forma enterprise value by adding (i) the enterprise value of the Company based on the closing price of the Common Stock on September 30, 2024, the last full trading day prior to the announcement of the Transaction, (ii) a range of $350 million to $550 million for the illustrative market perceived enterprise values of Tall Oak Opco, and (iii) the approximately $14 million of run-rate EBITDA impact from annual cost synergies reflected in the Synergy Estimates, capitalized at a 7.0x multiple. Guggenheim Securities then derived an implied pro forma value per share of the Common Stock by subtracting the estimated pro forma net debt and preferred equity of the Company as of December 31, 2024, as provided by the Company’s management, and dividing by the estimated number of fully diluted shares outstanding of the pro forma Company, which resulted in an implied pro forma value per share range of the Common Stock of $34.15 to $44.71 and reflected an implied value accretion/dilution per share range of (2.5%) to 27.6% to the holders of the Common Stock.

Illustrative Leverage Adjusted Contribution Analysis

Guggenheim Securities also provided, solely for informational purposes, a leverage adjusted contribution analysis utilizing the same Financial Projections used in its financial analyses.

Other Financial Reviews and Analyses Solely for Informational Reference Purposes

Solely for informational purposes, Guggenheim Securities noted the ranges of enterprise value and equity value of the Company and trading prices for the Common Stock for the 52-week period ended September 30, 2024.

•        Guggenheim Securities indicated that from October 2, 2023 through September 30, 2024 (the last trading day prior to the announcement of the Transaction), the Common Stock generally had traded in a range of approximately $13.52 – $40.75 per share.

Other Considerations

Except as described in the summary above, the Company did not provide specific instructions to, or place any limitations on, Guggenheim Securities with respect to the procedures to be followed or factors to be considered in performing its financial analyses or providing its opinion. The type and amount of consideration payable in the Transaction were determined through negotiations between the Company and Tailwater and were approved by the Board. The decision to enter into the Transaction Agreements was solely that of the Board. Guggenheim Securities’ opinion was just one of the many factors taken into consideration by the Board. Consequently, Guggenheim Securities’ financial analyses should not be viewed as determinative of the decision of the Board with respect to the fairness, from a financial point of view, to the Company of the Consideration to be Paid by the Company to Tall Oak in exchange for the Tall Oak Interests.

Pursuant to the terms of Guggenheim Securities’ engagement, Guggenheim Securities has acted as a financial advisor to the Company in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Transaction and a portion of which was payable upon the rendering of its opinion. In addition, the Company has agreed to reimburse Guggenheim Securities for certain expenses and to indemnify it against certain liabilities arising out of its engagement.

As previously disclosed, Guggenheim Securities is currently and during the past two years has previously been engaged by the Company and the Partnership to provide certain financial advisory or investment banking services in connection with matters unrelated to the Transaction, for which Guggenheim Securities has received (or would expect to receive) customary fees. Specifically, during the past two years, Guggenheim Securities has performed the following financial advisory or investment banking services for the Partnership: Guggenheim Securities served as the Partnership’s financial advisor in connection with (i) its December 2022 acquisition of Sterling Energy Investments LLC and (ii) its August 2024 sale of its Utica assets. Guggenheim Securities received compensation of less than $2,500,000 in the aggregate in connection with the foregoing matters. During the past two years, Guggenheim Securities has not been engaged by Tall Oak or Tailwater to provide financial advisory or other investment banking services for which it received fees. Guggenheim Securities may seek to provide the Company, the Partnership, Tall Oak, Tailwater and their respective affiliates, investment funds and portfolio companies with financial advisory and investment banking services unrelated to the Transaction in the future, for which services Guggenheim Securities would expect to receive compensation.

Guggenheim Securities and its affiliates and related entities engage in a wide range of financial services activities for their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, Guggenheim Securities and its affiliates and related entities may (i) provide such financial services to the Company, the Partnership, Tall Oak, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies, for which services Guggenheim Securities and its affiliates and related entities would expect to receive compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to the Company, the Partnership, Tall Oak, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies. Furthermore, Guggenheim Securities’ affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may make investments in the Company, the Partnership, Tall Oak, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, Guggenheim Securities has adopted certain policies and procedures to establish and maintain the independence of its research departments and personnel. As a result, Guggenheim Securities’ research analysts may hold views, make statements or investment recommendations and publish research reports with respect to the Company, the Partnership, Tall Oak Opco, Tall Oak, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies and the Transaction that differ from the views of Guggenheim Securities’ investment banking personnel.

Certain Projected Financial Information

The Company does not, as a matter of course, publicly disclose long-term projections as to future revenues, earnings or other results due to, among other reasons, the uncertainty, unpredictability and subjectivity of the underlying assumptions and estimates.

However, the Company’s and Tall Oak’s management have included the unaudited financial forecasts set forth below to present the financial information made available and utilized in connection with the Board’s evaluation of the Transaction contemplated by the Business Contribution Agreement. The inclusion of this information should not be regarded as an indication that any of the Company’s, Tall Oak’s, their respective advisors, or other representatives or any other recipient of this information considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such summary projections set forth below should not be relied on as such. The unaudited financial forecasts are not being included in this proxy statement in order to influence any holder of the Company’s Common Stock to make an investment decision with respect to the transaction or to influence any holder of the Company’s Common Stock as to whether such holder should deliver a written consent or act with respect to the approval of the Business Contribution Agreement, the Transaction or any other matter.

This information was prepared solely for internal use and is subjective in many respects. The Company’s unaudited financial forecasts and Tall Oak’s unaudited financial forecasts were based solely upon information available to the Company’s management and Tall Oak’s management, respectively, at the time of their preparation.

While presented with numeric specificity, the unaudited financial forecasts reflect numerous estimates and assumptions that were deemed to be reasonable as of the respective dates the estimates and assumptions were made, but are inherently uncertain and may be beyond the control of the Company’s and Tall Oak’s management. These assumptions include, but are not limited to, the Company’s and Tall Oak’s future results, oil and gas industry activity, commodity prices, demand for natural gas and crude oil, capital availability, general economic and regulatory conditions, and other matters described in the sections entitled “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors.” The unaudited financial forecasts reflect both assumptions as to certain business decisions that are subject to change and, in many respects, subjective judgment, and thus are susceptible to multiple interpretations and periodic revisions based on actual experience and business developments. The Company and Tall Oak can give no assurance that the unaudited financial forecasts and the underlying estimates and assumptions will be realized.

In addition, since the unaudited financial forecasts are inherently forward looking and cover multiple years, such information by its nature becomes less predictive with each successive year. Actual results may differ materially from those set forth below, and important factors that may affect actual results and cause the unaudited financial forecasts to be inaccurate include, but are not limited to, risks and uncertainties relating to the Company’s and Tall Oak’s businesses, industry performance, the regulatory environment, general business and economic conditions, and other matters described under the sections of this proxy statement entitled “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements.”

The accompanying unaudited financial forecasts were not prepared with a view toward public disclosure, nor were they prepared with a view toward compliance with GAAP, published guidelines of the SEC or the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company’s and Tall Oak’s management, were prepared on a reasonable basis, reflect the best estimates and judgments then-available, and present, to the best of management’s knowledge and belief, the then-expected course of action and financial performance of the Company and Tall Oak, as applicable. Neither the Company’s independent registered public accounting firm nor Tall Oak’s independent auditor, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the unaudited financial forecasts contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and they assume no responsibility for, and disclaim any association with, the unaudited financial forecasts. The report of the independent registered public accounting firm of the Partnership contained in its Annual Report on Form 10-K for the year ended December 31, 2023, which is incorporated by reference into this proxy statement, and the report of the independent auditor of Tall Oak contained in this proxy statement, relate to historical financial information of the Company and Tall Oak, respectively, and such reports do not extend to the unaudited financial forecasts included below and should not be read to do so. The unaudited financial forecasts set forth in this proxy statement have been prepared by, and are the responsibility of, the Company and Tall Oak’s management, respectively.

Furthermore, the unaudited financial forecasts do not take into account any circumstances or events occurring after the date they were prepared. The Company and Tall Oak can give no assurance that, had the unaudited financial forecasts been prepared either as of the date the Business Contribution Agreement was entered into or as of the date of this proxy statement, similar estimates and assumptions would be used. Except as required by applicable securities laws, the Company and Tall Oak do not intend to, and disclaim any obligation to, make publicly available any update or other revision to the unaudited financial forecasts to reflect circumstances existing since their preparation or to reflect the occurrence of unanticipated events, even in the event that any or all of the underlying assumptions are shown to be in error, including with respect to the accounting treatment of the transaction under GAAP, or to reflect changes in general economic or industry conditions.

The unaudited financial forecasts do not take into account the effect on the Company or Tall Oak of any possible failure of the Transaction to occur. None of the Company, Tall Oak, or their respective affiliates, officers, directors, advisors, or other representatives has made, makes or is authorized in the future to make any representation to any holder of the Company’s Common Stock or other person regarding the Company’s or Tall Oak’s ultimate performance compared to the information contained in the unaudited financial forecasts or that the forecasted results will be achieved. The inclusion of the unaudited financial forecasts should not be deemed an admission or representation by the Company, Tall Oak, their respective advisors, or any other person that it is viewed as material information of the Company or Tall Oak, particularly in light of the inherent risks and uncertainties associated with such forecasts. The summary of the unaudited financial forecasts included below is not being included to influence your decision whether to consent to the approval of the Business Contribution Agreement or any other matter for which the Company is soliciting consents of the holders of the Company’s Common Stock, but is being provided solely because certain of such information was among the financial information made available to and utilized in connection with the Company’s Board’s evaluation of the transaction contemplated by the Business Contribution Agreement.

In light of the foregoing, and considering the uncertainties inherent in any forecasted information, holders of the Company’s Common Stock are cautioned not to place undue reliance on such information, and the Company urges all holders of the Company’s Common Stock to review the Company’s most recent SEC filings for a description of the Company’s reported financial. See the section entitled “Where You Can Find More Information.”

The following unaudited prospective financial and operating information should not be regarded as an indication that the Company considered, or now considers, it to be necessarily predictive of actual future performance or events, or that it should be construed as financial guidance, and such information does not take into account any circumstances or events occurring after the date it was prepared, including, among other things, the Company’s anticipated or actual capital allocation relating to the Company’s or the Tall Oak Subsidiaries’ assets post-closing of the Transaction.

Company Projections

In preparing the unaudited prospective financial information described herein, the Company’s management applied the current operating model to three different development scenarios, which are referred to in this section as “Upside Case”, “Base Case” and “Downside Case.” In developing the unaudited prospective financial information, the Company’s management made numerous assumptions regarding the Company’s business, on a stand-alone basis including, but not limited to:

•        Well connects across gathering and processing assets, including the following development assumption by segment:

	Rockies Segment	Barnett Segment	Piceance Segment
Upside Case	114 to 156 well connects per year, with an average of 144 well connects per year	23 to 24 well connects per year, with an average of 23 well connects per year	0 to 75 well connects per year, with an average of 56 well connects per year
Base Case	114 to 139 well connects per year, with an average of 129 well connects per year	15 to 24 well connects per year, with an average of 18 well connects per year	0 to 60 well connects per year, with an average of 45 well connects per year
Downside Case	100 to 120 well connects per year, with an average of 107 well connects per year	10 to 15 well connects per year, with an average of 14 well connects per year	0 to 60 well connects per year, with an average of 23 well connects per year

•        Within the Permian segment, the following assumptions regarding the Double E Pipeline joint venture:

•        Upside Case:    Capacity expansion of the Double E Pipeline, adding mid-point compression, with a corresponding increase in volume from approximately 1.1 Bcf/d of existing contracts to approximately 1.9 Bcf/d by 2028

•        Base Case and Downside Case:    Increase in volume from approximately 1.1 Bcf/d of existing contracts to approximately 1.5 Bcf/d by 2028, which corresponds to the approximate existing capacity of the Double E Pipeline;

•        Operating and maintenance expenses across all service offerings of approximately $100 million per year;

•        General and administrative expenses of approximately $45 million per year, inclusive of approximately $8 million of non-cash stock-based compensation per year;

•        Growth capital expenditures, primarily to build out the infrastructure necessary to service the well connects and associated volume forecasts behind the Company’s systems, as well as additional processing plant connections and, in the Upside Case, a mid-point compression project behind the Double E Pipeline system;

•        Maintenance capital expenditures to continue operating assets according to safety, environmental, compliance and reliability standards; and

•        Interest rates on debt as follows:

•        The Company’s ABL Facility:    Approximately 6.5% in 2025 decreasing to approximately 6.2% in 2026, approximately 6.2% in 2027, and approximately 6.2% in 2028;

•        2029 Secured Notes:    8.625%; and

•        Summit Permian Transmission, LLC Term Loan:    Approximately 4.2% in 2025 increasing to approximately 4.5% in 2026, which reflects the interest rate hedges in place at Summit Permian Transmission, LLC;

Summary Company Projections

	Upside Case				Base Case				Downside Case
	Year ending December 31,				Year ending December 31,				Year ending December 31,
	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E
Adjusted EBITDA (in millions)(1)	$195	$224	$238	$268	$195	$212	$222	$233	$180	$183	$186	$192
Growth Capital Expenditures (in millions)(2)	$44	$60	$59	$43	$44	$35	$24	$31	$43	$33	$20	$26
Maintenance Capital Expenditures (in millions)(3)	$8	$8	$8	$8	$8	$8	$7	$7	$7	$7	$7	$7
Other (in millions)(4)	$9	$9	$3	$—	$9	$9	$3	$—	$9	$9	$3	$—

____________

(1)      Net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss) from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

(2)      Cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

(3)      Cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of, new capital assets) made to maintain our long-term operating income or operating capacity.

(4)      Penalties and fees associated with the 2015 Blacktail Release.

Summary Tall Oak Projections

	Upside Case				Base Case				Downside Case
	Year ending December 31,				Year ending December 31,				Year ending December 31,
	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E	2025E	2026E	2027E	2028E
Adjusted EBITDA (in millions)(1)	$85	$100	$107	$116	$53	$74	$86	$94	$53	$53	$51	$58
Growth Capital Expenditures (in millions)(2)	$20	$13	$22	$11	$18	$21	$26	$20	$18	$1	$11	$10
Maintenance Capital Expenditures (in millions)(3)	$1	$1	$1	$1	$4	$3	$3	$2	$4	$3	$3	$2

_________

(1)      Net income or loss, plus interest expense, income tax expense, depreciation and amortization, our proportional adjusted EBITDA for equity method investees, adjustments related to MVC shortfall payments, adjustments related to capital reimbursement activity, unit-based and noncash compensation, impairments, items of income or loss that we characterize as unrepresentative of our ongoing operations and other noncash expenses or losses, income tax benefit, income (loss)

from equity method investees and other noncash income or gains. Because adjusted EBITDA may be defined differently by other entities in our industry, our definition of this non-GAAP financial measure may not be comparable to similarly titled measures of other entities, thereby diminishing its utility.

(2)      Cash expenditures incurred for acquisitions or capital improvements that we expect will increase our operating income or operating capacity over the long term.

(3)      Cash expenditures (including expenditures for the addition or improvement to, or the replacement of, our capital assets or for the acquisition of existing, or the construction or development of, new capital assets) made to maintain our long-term operating income or operating capacity.

In developing the unaudited prospective financial information, the Company’s management made numerous assumptions regarding Tall Oak’s business, including, but not limited to:

•        Well connects across Tall Oak Areas, including the following development assumptions by area:

	Area 1	Area 2	Area 3
Upside Case	18 to 24 well connects per year, with an average of 23 well connects per year	0 to 6 well connects per year, with an average of 3 well connects per year	No well connects
Base Case	12 to 15 well connects per year, with an average of 13 well connects per year	3 to 6 well connects per year, with an average of 4 well connects per year	0 to 15 well connects per year, with an average of 11 well connects per year
Downside Case	3 to 12 well connects per year, with an average of 10 well connects per year	0 to 6 well connects per year, with an average of 3 well connects per year	No well connects

•        Reduction in Natural Gas estimated ultimate recovery (EUR) ranging from 2% – 16% in Base and Downside Cases relative to Upside Case;

•        Operating and maintenance expenses of approximately $35 – 48 million per year in Upside Case, $33 – 47 million per year in Base Case and $33 – 35 million per year in Downside Case;

•        General and administrative expenses of approximately $12 million per year for all cases;

•        Growth capital expenditures, primarily to build out the infrastructure necessary to service the well connects and associated volume forecasts behind Tall Oak system;

•        Maintenance capital expenditures to continue operating assets according to safety, environmental, compliance and reliability standards; and

Other variations in assumptions associated with fuel, lost and unaccounted for gas (FL&U) and processing plant recoveries.

Summary Combined Company Projections

In addition to the assumptions regarding Summit and Tall Oak’s business, in preparing the unaudited prospective financial information on a combined company basis, Summit’s management made numerous assumptions regarding the combined business, including, but not limited to:

•        Integration and compressor relocation capital expenditures of approximately $12 million, including approximately $11 million in 2025 and approximately $1 million in 2026, in all cases; and

•        Operating and maintenance and general and administrative synergies of approximately $10.6 million in 2025 and approximately $13.5 million, thereafter.

Non-GAAP Financial Information

The non-GAAP financial measures used in this section were relied upon by the Company’s financial advisors, at the direction of management of the Company, for purposes of their analyses and, in the case of Guggenheim Securities, its opinion relating to the Transaction, and by the Board in connection with its evaluations of the Transaction. Financial measures provided to a financial advisor are excluded from the definition of non-GAAP financial measures and therefore are not subject to SEC rules regarding disclosures of non-GAAP financial measures, which would otherwise require a reconciliation of a non-GAAP financial measure to a GAAP financial measure. Reconciliations of non-GAAP financial measures were not relied upon by Guggenheim Securities for purposes of its opinion relating to the Business Contribution Agreement, by Guggenheim Securities for purposes of its financial analyses, or by the Board in connection with its evaluations of the Transaction. Accordingly, reconciliation of the financial measures included in the Projections have not been provided.

Post-Closing Organizational Structure

Prior to the Transaction

The following diagram illustrates our simplified organizational structure prior to the Transaction.

Following the Transaction

The following diagram illustrates our simplified organizational structure immediately following the Transaction:

____________

*        It is estimated that Tall Oak and its designees will hold approximately 6,480,071 Common Units and 6,480,071 Class B Common Stock, and TOMI, an unaffiliated third party, will hold approximately 990,937 Common Units and 990,937 Class B Common Stock, which allocations of Common Units and Common Stock may be subject to change prior to the Closing of the Transaction, pursuant to the provisions of the Business Contribution Agreement.

Potential Effects of the Transaction on the Company’s Stockholders

If our stockholders approve the Issuance Proposal, current stockholders will experience immediate and significant dilution to their current equity ownership in the Company upon issuance of the Transaction Securities.

Upon the Closing of the Transaction, our existing stockholders are expected to control approximately 59% of our issued and outstanding voting power while Tailwater, after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing, is expected to control approximately 35% of our issued and outstanding voting power and will have the right to designate four additional members to our Board. An unaffiliated third party, TOMI will own approximately 6% of our issued and outstanding voting power after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing. For additional information regarding the potential effects of the Transaction, please see the section entitled “Risk Factors” beginning on page 41 of this proxy statement.

Board of Directors of the Post-Closing Company

At the Closing, the Board will be increased from the current seven directors to eleven directors, and Tailwater will be able to designate four new directors for election to the Board. So long as Tailwater and its permitted transferees continuously own a threshold amount of the Total Shares, Tailwater will have the right to elect TW Directors to the Board, and the Board will be composed in part of TW directors as specified below:

•        up to four TW Directors, until such time as the Total Class B Ownership continuously held is less than or equal to 32% of the Total Shares;

•        up to three Tall Oak Directors, until such time as the Total Class B Ownership continuously held is less than 28% of the Total Shares;

•        up to two Tall Oak Directors, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares; and

•        up to one Tall Oak Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares.

Government and Regulatory Approvals

The parties to the Business Contribution Agreement have agreed to use their commercially reasonable efforts to cooperate in all respects with, and assist each other in connection with, any filing or submission to any regulatory authority, including for the purposes of obtaining HSR and FCC approvals. Although we expect that all required approvals will be obtained, we cannot assure you that they will be timely obtained, obtained at all or that the granting of the approvals will not involve the imposition of additional conditions on the closing of the Transaction. Receipt of the regulatory approvals are conditions to the closing of the Transaction.

Under the HSR Act and the rules that have been promulgated thereunder by the U.S. Federal Trade Commission (the “FTC”), certain transactions may not be consummated unless information has been furnished to the Antitrust Division of the Department of Justice (“Antitrust Division”) and the FTC and certain waiting period requirements have been satisfied. Certain aspects of the Transaction are subject to these requirements and may not be completed until the expiration of a 30-day waiting period following the filing of the required notification and report forms with the Antitrust Division and the FTC. The Company and Tall Oak have filed the required notification and report forms under the HSR Act with the Antitrust Division and the FTC in accordance with the Business Contribution Agreement. The statutory HSR waiting period for the HSR Act is set to expire on November 12, 2024.

The parties have further agreed to make any necessary filings with the FCC as promptly as practicable after the execution of the Business Contribution Agreement.

None of the Company and Tall Oak are aware of any material regulatory approvals or actions that are required for completion of the Transaction other than the expiration or early termination of the waiting period under the HSR Act and the filings required with the FCC. It is presently contemplated that if any such additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any additional approvals or actions will be obtained.

It is presently contemplated that if any additional regulatory approvals or actions are required, those approvals or actions will be sought. There can be no assurance, however, that any such additional approvals or actions will be obtained.

Expected Timing of the Closing

The Transaction is expected to be consummated in the fourth quarter of 2024, subject to the receipt of approval by the Company’s stockholders of the Issuance Proposal, and the satisfaction or waiver of other closing conditions, and in no event later than March 31, 2025. See “— Business Contribution Agreement — Closing Conditions.”

Accounting Treatment

The Company and Tall Oak Opco prepare their respective financial statements in accordance with generally accepted accounting principles in the United States (“GAAP”). The accounting guidance for business combinations requires the use of the acquisition method of accounting, which requires the determination of the acquirer, the purchase price, the acquisition date, the fair value of assets and liabilities of the acquiree and the measurement of goodwill, if any. The Transaction will be accounted for using the acquisition method of accounting, with the Company being treated as the accounting acquirer.

In identifying the Company as the acquiring entity for accounting purposes, the Company and Tall Oak Opco took into account a number of factors as of the date of this proxy statement, including which entity is issuing its equity interests and transferring cash, the expectation that following the Transaction holders of shares of the Company’s Common Stock immediately prior to the Transaction will hold, in the aggregate, approximately 59% of the issued and outstanding shares of the Company immediately following the Transaction, the intended corporate governance structure of the Company following the Transaction and the intended senior management of the Company following the Transaction. No single factor was the sole determinant in the overall conclusion that the Company is the acquirer for accounting purposes; rather, all factors were considered in arriving at such conclusion.

No Appraisal Rights in Connection with the Transaction

Appraisal rights are not available to the stockholders in connection with the Transaction contemplated by the Business Contribution Agreement or any of the Proposals to be considered at the Special Meeting described in this proxy statement.

THE SPECIAL MEETING

Attending the Special Meeting

The Special Meeting will be held entirely online. To attend, participate in, and vote at the Special Meeting, you will need the control number included on your proxy card, or voting instruction form (if your shares are held through a bank, broker or another nominee). Online access to the audio webcast will open 15 minutes prior to the start of the Special Meeting to allow time for you to log in and test your device’s audio system. We encourage you to access the Special Meeting prior to the start time and allow ample time to log in to the Special Meeting webcast and test your computer audio system.

The Special Meeting will be a virtual meeting of stockholders, conducted via live audio webcast. You will be able to attend the Special Meeting online by visiting https://web.lumiconnect.com/275506380 (password: summit2024). You will also be able to vote your shares electronically at the Special Meeting.

Record Date and Voting Rights

Only stockholders of record at the close of business on October 24, 2024, the record date for the Special Meeting, are entitled to notice of, and to vote at, the Special Meeting or any adjournment, postponement or continuation thereof. You are entitled to one vote for each share of our Common Stock that you owned as of the close of business on the record date. All shares represented by properly executed and delivered proxies will be voted at the Special Meeting. On the record date, there were 10,648,686 shares of Common Stock outstanding and entitled to vote.

If your shares are held in “street name” or are in a margin or similar account, you should contact your broker, bank or other nominee to ensure that votes related to the shares you beneficially own are properly counted.

Quorum and Adjournments

A quorum of the Company’s stockholders is necessary to hold a valid meeting. A quorum will be present at the Special Meeting if the holders of a majority in voting power of the outstanding shares of Common Stock as of the close of business on the record date entitled to vote thereat are present online or represented by proxy at the Special Meeting. Abstentions will be counted for the purposes of establishing a quorum. Broker non-votes, if any, will be counted for purposes of establishing a quorum at the Special Meeting.

If a quorum is not present at the Special Meeting, the holders of a majority of the shares of our Common Stock entitled to vote who are present online or represented by proxy have the power to adjourn the Special Meeting from time to time without notice, other than an announcement at the Special Meeting of the time and place of the adjourned meeting, until a quorum is present. In addition, under our Bylaws, our Chairman has the power to adjourn the Special Meeting for any reason from time to time without notice, other than an announcement of the time and place of the adjourned meeting, provided that a new record date is not set. At any such adjourned meeting at which a quorum is present, any business may be transacted that may have been transacted at the Special Meeting.

Votes Required

The approval of each of the Proposals requires the affirmative vote of a majority of the votes cast (online at the Special Meeting or by proxy) on such Proposal by holders of the Company’s outstanding shares of Common Stock entitled to vote at the Special Meeting. An abstention, a stockholder’s failure to vote by proxy or to vote online at the Special Meeting and a broker non-vote are not counted as a vote cast and, therefore, will have no effect on any of the Proposals.

Broker Non-Votes

Brokers who hold shares in street name for customers are required to vote those shares as the customers instruct. Under applicable rules, brokers are permitted to vote on “routine” matters even if they have not received voting instructions from their customers, but they are not permitted to vote on “non-routine” matters absent specific voting instructions from their customers. A “broker non-vote” occurs when a broker holds shares for a customer, which are present at the meeting, but lacks discretionary voting power with respect to a particular proposal because the customer has not given the broker instructions regarding how to vote those shares.

The approval of the Issuance Proposal (Proposal No. 1) and the Adjournment Proposal (Proposal No. 2) are considered non-routine matters under applicable rules. Consequently, brokers may not vote uninstructed shares on any of these Proposals, and it is unlikely that there will be any broker non-votes on these Proposals. Broker non-votes will have no effect on the outcome of Proposal No. 1 and Proposal No. 2. Broker shares that are voted on any matter at the Special Meeting will be included in determining the number of shares present for purposes of determining whether a quorum is present at the Special Meeting. Broker shares that are not voted on any matter at the Special Meeting will not be included in determining whether a quorum is present at the Special Meeting.

Stockholders of Record

If your shares are registered directly in your name with our transfer agent, Equiniti Trust Company, LLC you are considered the stockholder of record with respect to those shares, and these proxy materials are being sent directly to you. As the stockholder of record, you have the right to grant your voting proxy directly to us or to vote virtually at the Special Meeting. We have enclosed a proxy card for you to use. You can also vote via the Internet. If you desire to vote via the Internet, instructions for using this service are provided on the proxy card. If you desire to vote by mail, you should mark your votes on the proxy card and date, sign and promptly return the proxy card in the accompanying envelope.

Beneficial Owners

If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you by your broker or nominee, together with a voting instruction form. As the beneficial owner, you have the right to direct your broker or nominee how to vote and are also invited to virtually attend the Special Meeting. See “— Broker Non-Votes” above.

Voting at the Special Meeting

You may vote your shares without virtually attending the Special Meeting, or online during the Special Meeting if you choose to attend. If you are a stockholder of record (that is, you hold your shares in your own name), you may vote by Internet, by telephone, by mail, or online during the Special Meeting at https://web.lumiconnect.com/275506380 (password: summit2024). To vote online during the Special Meeting, you will need the control number included on your proxy card.

If your shares are held beneficially in a brokerage account or by another nominee, you may vote your shares without virtually attending the Special Meeting, or online during the Special Meeting if you choose to attend. You will receive a voting instruction form with information about how to instruct your broker or nominee on how to vote your shares.

Even if you plan to attend the Special Meeting, we recommend that you also submit your proxy or voting instructions so that your vote will be counted if you later decide not to attend the Special Meeting.

Default Voting

A proxy that is properly completed and returned will be voted at the Special Meeting in accordance with the instructions on the proxy. If you are a registered holder and properly complete and return a proxy, but do not indicate any contrary voting instructions, your shares will be voted “FOR” the Issuance Proposal (Proposal No. 1) and “FOR” the Adjournment Proposal (Proposal No. 2) and in accordance with the discretion of the proxy holders with respect to any other business that may properly come before the Special Meeting. If we propose to adjourn the Special Meeting, proxy holders will vote all shares for which they have voting authority in favor of Proposal No. 2. The Board knows of no matters other than those stated in the Notice of Special Meeting of Stockholders and described in this proxy statement to be presented for consideration at the Special Meeting.

Revocation of Proxy

A stockholder executing and returning a proxy may revoke it at any time before it is exercised at the Special Meeting by giving written notice of the revocation to our Secretary or by executing and delivering to our Secretary a later dated proxy. Attendance at the Special Meeting will not be effective to revoke the proxy unless written notice of revocation has also been delivered to our Secretary before the proxy is exercised. If you hold your shares in a brokerage account or by other nominee and deliver voting instructions to the record holder of those shares, you may only revoke the voting of those shares in accordance with your instructions if such record holder revokes the original proxy as directed above and either resubmits a proxy reflecting your voting instructions or delivers to you a legal proxy giving you the right to vote the shares.

Written notices to us must be addressed to Summit Midstream Corporation, Attention: Secretary, 910 Louisiana Street, Suite 4200, Houston, Texas 77002. No revocation by written notice will be effective unless such notice has been received by our Secretary prior to the day of the Special Meeting or by the inspector of election at the Special Meeting.

Proxy Solicitation

The expenses of solicitation of proxies, including the cost of preparing and mailing this proxy statement and the accompanying materials, will be paid by us. Such expenses may also include the charges and expenses of banks, brokerage houses and other custodians, nominees or fiduciaries for forwarding proxies and proxy material to beneficial owners of shares.

The Company has paid Sodali an initial retainer fee of $25,000, and also agreed to pay Sodali (a) fees for additional services that may be incurred and (b) reasonable out-of-pocket expenses. The Company also has agreed to indemnify Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

Some of our officers and employees may solicit proxies personally or by telephone, mail or other methods of communication and will not be compensated additionally therefor.

Stockholder List

The Company’s list of stockholders as of October 24, 2024, the record date, will be available for inspection for ten days prior to the Special Meeting, in accordance with applicable law at the Company’s corporate office at 910 Louisiana Street, Suite 4200, Houston, Texas 77002. The list of stockholders will also be available during the Special Meeting at https://web.lumiconnect.com/275506380 (password: summit2024) for those stockholders who choose to attend the Special Meeting online.

PROPOSAL NO. 1 — THE ISSUANCE PROPOSAL

Overview

Pursuant to the Business Contribution Agreement, the stockholders of the Company are being asked to vote on a proposal to approve, for purposes of complying with Section 312.03 of the NYSE Listed Company Manual, the issuance of the Transaction Securities, together with the potential issuance of up to 7,471,008 shares of our Common Stock upon the redemption or exchange of the Common Units (together with surrendering to the Company an equal number of shares of Class B Common Stock) proposed to be issued to affiliates of Tall Oak pursuant to the Transaction.

For a detailed discussion of the Transaction pursuant to which such Transaction Securities are proposed to be issued, see the “The Transaction.”

Why the Company Needs Stockholder Approval

We are seeking stockholder approval of the Issuance Proposal in order to comply with Section 312.03 of the NYSE Listed Company Manual.

Pursuant to Section 312.03 of the NYSE Listed Company Manual, stockholder approval is required prior to the issuance of common stock (or of securities convertible into or exercisable for common stock) in any transaction, or series of related transactions, if (i) the common stock has, or will have upon issuance voting power equal to or in excess of 20% of the voting power outstanding before the issuance of such stock (or of securities convertible into or exercisable for common stock); or (ii) the number of shares of common stock to be issued is, or will be upon issuance, equal to or in excess of 20% of the number of shares of common stock outstanding before the issuance of the common stock (or of securities convertible into or exercisable for common stock).

As described herein, the shares of Class B Common Stock to be issued in connection with the Transaction will entitle the holder thereof to one vote per share of Class B Common Stock on all matters submitted to a vote of the holders of Common Stock. Except as otherwise provided in the Certificate of Designation, the Certificate of Incorporation, or by applicable law, the holders of shares of Class B Common Stock, the holders of shares of Common Stock, and the holders of any other class or series of capital stock of the Company entitled to vote generally together with the Common Stock shall vote together as one class on all matters submitted to a vote of the holders of such Common Stock. Additionally, holders of the Common Units to be issued in connection with the Transaction may exercise their right to exchange or redeem one Common Unit, together with one share of Class B Common Stock, for one share of our Common Stock. The expected issuance of up to 7,471,008 Common Units pursuant to the Transaction would entitle the holders thereof to exercise their right to redeem such securities for Common Stock representing approximately 41% of the Company’s voting power and 41% of the then-outstanding number of shares of Common Stock. This would exceed the 20% thresholds under Section 312.03 of the NYSE Listed Company Manual.

Accordingly, we are seeking stockholder approval under Section 312.03 of the NYSE Listed Company Manual in connection with the expected issuance of up to 7,471,008 shares of our Common Stock, upon the redemption or exchange of the Transaction Securities proposed to be issued to Tall Oak pursuant to the Transaction.

Consequences of Not Approving the Issuance Proposal

If the Company does not obtain stockholder approval for the Issuance Proposal, the Company will be unable to consummate the Transaction, as stockholder approval of the Issuance Proposal is a non-waivable condition to closing the Transaction contemplated by the Business Contribution Agreement. Accordingly, the Company will be unable to consummate the Transaction contemplated by the Business Contribution Agreement unless our stockholders approve the Issuance Proposal. Thus, if the Issuance Proposal is not approved at the Special Meeting, we will need to seek approval from our stockholders for such proposals at an adjournment of the Special Meeting or a future special or annual meeting of stockholders. It is important to note, however, that the Business Contribution Agreement may be terminated by any of the parties thereto if the Special Meeting (including any adjournments or postponements thereof) shall have concluded and approval of the Issuance Proposal shall not have been obtained. If the Business Contribution Agreement is terminated pursuant to such termination right, we will be unable to seek stockholder approval of the Issuance Proposal at a subsequent special or annual meeting of stockholders and we will be unable to consummate the Transaction.

Consequences of Approving the Issuance Proposal

If our stockholders approve the Issuance Proposal, current stockholders will experience immediate and significant dilution to their current equity ownership in the Company upon issuance of the Transaction Securities. Upon the Closing of the Transaction, our existing stockholders are expected to control approximately 59% of our issued and outstanding voting power, while Tailwater, after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing, is expected to control approximately 35% of our issued and outstanding voting power and will have the right to designate four additional members to our Board. An unaffiliated third party, TOMI is expected to indirectly own 6% of our issued and outstanding voting power after being transferred a portion of the Transaction Securities issued to Tall Oak at Closing.

Vote Required for Approval

Approval of the Issuance Proposal requires the affirmative vote of a majority of the votes cast (online at the Special Meeting or by proxy) on such Proposal by holders of the Company’s outstanding shares of Common Stock entitled to vote at the Special Meeting, in compliance with applicable rules of the NYSE Listed Company Manual. Failure to vote by proxy or to vote online at the Special Meeting, or an abstention from voting, will have no effect on the outcome of the vote on the Issuance Proposal.

Recommendation of the Board

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ISSUANCE PROPOSAL.

For a detailed description of the Board’s recommendation and its reasons for approving the Transaction and making such recommendation, see “The Transaction — Reasons for the Transaction; Recommendation of the Board.”

PROPOSAL NO. 2 — THE ADJOURNMENT PROPOSAL

Overview

Pursuant to the Business Contribution Agreement, the stockholders are being asked to vote on a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal. The Adjournment Proposal will only be presented to our stockholders in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal.

Consequences of Not Approving the Adjournment Proposal

If the Adjournment Proposal is not approved by the Company’s stockholders, the Board may not be able to adjourn the Special Meeting to a later date in the event that there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal. If the Issuance Proposal is not approved at the Special Meeting, we will need to seek approval from our stockholders for such proposal at an adjournment of the Special Meeting or a future special or annual meeting of stockholders. It is important to note, however, that the Business Contribution Agreement may be terminated by any of the parties thereto if the Special Meeting (including any adjournments or postponements thereof) shall have concluded and approval of the Issuance Proposal shall not have been obtained. If the Business Contribution Agreement is terminated pursuant to such termination right, we will be unable to seek stockholder approval of the Issuance Proposal at a subsequent special or annual meeting of stockholders and we will be unable to consummate the Transaction.

Vote Required for Approval

Approval of the Adjournment Proposal requires the affirmative vote of a majority of the votes cast (online at the Special Meeting or by proxy) on such Proposal by holders of the Company’s outstanding shares of Common Stock entitled to vote at the Special Meeting, in compliance with applicable rules of the NYSE Listed Company Manual. Failure to vote by proxy or to vote online at the Special Meeting, or an abstention from voting, will have no effect on the outcome of the vote on the Adjournment Proposal.

Recommendation of the Board of Directors

OUR BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT OUR STOCKHOLDERS VOTE “FOR” THE APPROVAL OF THE ADJOURNMENT PROPOSAL.

INFORMATION ABOUT THE COMPANY PARTIES

The Company

Summit Midstream Corporation (the “Company”) is a Delaware corporation incorporated on May 14, 2024, as a result of a corporate reorganization of Summit Midstream Partners, LP, a Delaware master limited partnership (the “Partnership”), in which the Company was incorporated to serve as the new parent holding company of the Partnership. The Company owns the Partnership as a direct wholly owned subsidiary and has no significant assets other than the stock and other voting securities of its subsidiaries. The Company’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

The Company’s Common Stock is listed on the NYSE under the symbol “SMC.”

The Company maintains an Internet site at https://www.summitmidstream.com. Except for the Company’s filings with the SEC that are incorporated by reference into this proxy statement, the information on or accessible through the Company’s website is not a part of this proxy statement. For further information about the Company, please review the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2023 and Quarterly Reports on Form 10-Q for the fiscal quarters ended March 31, 2024, and June 30, 2024, each incorporated by reference herein. Please see the section entitled “Where You Can Find More Information” beginning on page 141.

The Partnership

Summit Midstream Partners, LP, or the Partnership, is a Delaware limited partnership headquartered in Houston, Texas, focused on developing, owning and operating midstream energy infrastructure assets that are strategically located in the core producing areas of unconventional resource basins, primarily shale formations, in the continental United States.

The Partnership provides natural gas, crude oil and produced water gathering, processing and transportation services pursuant to primarily long-term, fee-based agreements with customers and counterparties in four unconventional resource basins: (i) the Williston Basin, which includes the Bakken and Three Forks shale formations in North Dakota; (ii) the Denver-Julesburg Basin, which includes the Niobrara and Codell shale formations in Colorado and Wyoming; (iii) the Fort Worth Basin, which includes the Barnett Shale formation in Texas; and (iv) the Piceance Basin, which includes the Mesaverde formation as well as the Mancos and Niobrara shale formations in Colorado. The Partnership has an equity method investment in Double E Pipeline, LLC (“Double E”), which provides interstate natural gas transportation service from multiple receipt points in the Delaware Basin to various delivery points in and around the Waha Hub in Texas.

The Partnership’s principal executive offices are located at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and its telephone number is (832) 413-4770.

INFORMATION ABOUT THE TALL OAK PARTIES

Tall Oak Midstream Holdings, LLC

Tall Oak Midstream Holdings, LLC (“Tall Oak”) is a Delaware limited liability company headquartered in Edmond, Oklahoma, focused on owning, operating and developing midstream assets in the Arkoma Basin through its currently owned subsidiaries, Tall Oak Midstream Operating, LLC, Tall Oak Woodford, LLC, VM Arkoma STACK, LLC and BCZ Land Holdings, LLC. Tall Oak is directly owned by VM Arkoma Stack Holdings, LLC, which is controlled by Connect Midstream LLC, which is funded by Tailwater Energy Fund III, LP.

Upon the closing of the Transaction, Tall Oak and its designees are expected to own approximately an aggregate 41% of the Company’s outstanding voting equity. Immediately thereafter, Tall Oak will distribute a portion of its holdings to Tailwater Subsequently, Tailwater is expected to own approximately 35% of the Company’s outstanding voting equity.

Tall Oak Midstream Operating, LLC

Tall Oak Midstream Operating, LLC (“Tall Oak Opco”) was formed on December 14, 2020 to facilitate and expedite the midstream development of the Arkoma STACK play centered in Hughes and Coal Counties, OK. Tall Oak Opco is wholly owned by Tall Oak.

Tall Oak and Tall Oak Opco maintain an internet site at www.talloakmidstream.com. Tall Oak and Tall Oak Opco’s principal executive office is located at 2575 Kelley Pointe Parkway, Suite 340, Edmond, Oklahoma 73013.

MANAGEMENT’S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS OF TALL OAK AND TALL OAK SUBSIDIARIES

The following discussion and analysis provides information that Tall Oak Midstream Operating, LLC, and Tall Oak Subsidiaries’ (“Tall Oak Midstream”) management believes is relevant to an assessment and understanding of the Company’s consolidated results of operations and financial condition. The discussion should be read together with Tall Oak Midstream’s historical audited annual consolidated financial statements for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, and the respective notes thereto, included elsewhere in this proxy statement and the unaudited financial statements as of and for the six months ended June 30, 2024 and June 30, 2023.

This discussion may contain forward-looking statements based upon current expectations that involve risks and uncertainties. Unless the context otherwise requires, references in this section to “Tall Oak Midstream,” “we,” “our” and “the Company” refer to the business and operations of Tall Oak Midstream prior to the Transaction.

Company Overview

Tall Oak Midstream Operating, LLC was formed on December 14, 2020 through the transactions described below. The midstream systems that Tall Oak Midstream Operating, LLC owns were originally constructed and began operations in the 2017 to 2019 timeframe. We were formed to facilitate and expedite the midstream development of the Arkoma STACK play centered in Hughes and Coal Counties, OK. We are wholly owned by Tall Oak Midstream Holdings, LLC (“Holdings”). Tall Oak Midstream was founded by a team of experienced executives with diverse and complementary backgrounds across the midstream and upstream sectors. With a firm belief in a set of core values and a dedication to creating a customer-driven company that operates with excellence as its standard and innovation as a requirement, we provide oil and gas producers a full suite of midstream services custom designed to meet our customers’ specific requirements and help achieve their business objectives. Our core capabilities include:

•        Natural gas gathering, compression, treating and processing;

•        Condensate and water handling;

•        Product marketing solutions; and

•        Quickly responding to our customers’ needs with value-creating solutions.

On February 26, 2021, Holdings purchased all the outstanding equity interests of Tall Oak Woodford, LLC (“Woodford”). Woodford was formed on May 9, 2016. Woodford operates a processing plant and a natural gas gathering infrastructure system. Holdings contributed Woodford to the Company on February 26, 2021.

On February 26, 2021, VM Arkoma Stack, LLC (“VMAS”) and its wholly owned subsidiary BCZ Land Holdings, LLC (“BCZ”) were contributed to Holdings by its parent company VM Arkoma Stack Holdings, LLC. On February 26, 2021, Holdings contributed VMAS and BCZ to the Company. VMAS was formed on November 27, 2017, to construct, develop, and operate natural gas gathering systems, natural gas processing plants and compression facilities. BCZ is a Delaware Limited Liability Company formed on November 27, 2017, to acquire land and right of way in support of VMAS’s operations.

The Company is funded by Holdings and furthermore VM Arkoma Stack Holdings, LLC (“VMASH”). VMASH is controlled by Connect Midstream LLC, which is funded by Tailwater Energy Fund III, LP.

Recent Developments

We are expecting compression operating expense to decrease as multiple units are transitioned from leased to owned contributing to the growth of our business. The units purchased to date have been placed into service with strong runtime and performance. Equity compression is helping to mitigate significant increases in lease rates.

Our debt refinancing was completed during July of 2024 and has allowed for repayment of obligations resulting in a simplified capital structure and lower average cost of capital while providing strong liquidity to support near-term capital needs and identified growth opportunities.

Our drill schedules from current producers show additional wells being brought on-line within close proximity to our existing system increasing revenues. We continue to pursue accretive bolt-on opportunities to bring on new producers.

Financial Performance

For the six months ended June 30, 2024, and June 30, 2023, we generated revenues of $51.5 million and $61.6 million and reported a net income of $13.4 million and $17.4 million, respectively. For the years ended December 31, 2023, 2022, and 2021 we generated revenues of $116.4 million, $103.9 million, and $63.6 million, respectively, and reported a net income of $32.6 million, $50.2 million, and $15.7 million, respectively. Net cash provided by operating activities was $32.7 million for the six months ended June 30, 2024, and $31.0 million for the six months ended June 30, 2023. Net cash provided by operating activities was $51.3 million for the year ended December 31, 2023, $60.0 million for the year ended December 31, 2022, and $13.9 million for the year ended December 31, 2021. As noted in our consolidated financial statements, we had member’s equity of $209.6 million, $278.8 million, and $233.6 million as of December 31, 2023, December 31, 2022, and December 31, 2021, respectively.

Business Contribution

On October 1, 2024, Holdings entered into a contribution agreement (the “Business Contribution Agreement”) with Summit Midstream Corporation (“SMC”) and Summit Midstream Partners, LP (“SMLP”). SMC and SMLP are sometimes referred to collectively herein as “Summit.” Under the Business Contribution Agreement, Summit will acquire all the issued and outstanding equity interests of the Company. In connection with the closing of the transaction, Holdings will receive total consideration of $425.0 million which will be comprised of (a) approximately 7.5 million shares of SMC Class B Common Stock and 7.5 million SMLP Common Units, and (b) $155.0 million in cash consideration. In addition, Summit will also be obligated to pay up to $25.0 million to the Company upon the achievement of certain performance milestones. After closing, the Company will be a wholly owned subsidiary of Summit. The transaction is expected to close in the fourth quarter of 2024 and is subject to the approval of the Company’s stockholders and other customary closing conditions.

Tall Oak Midstream Management, LLC is an affiliate of Tall Oak and is subject to a Transition Services Agreement for a period of three to six months post-Closing to the Company. Tall Oak Midstream Management, LLC has provided Selling, General and Administrative services in the past to the Company and its costs have been allocated in the Selling, General and Administrative services expense line. The Company does not expect this cost to continue after the termination of the Transition Services Agreement.

Market Conditions and Trends Affecting Results of Operations

Current Market Environment

The midstream energy business environment and our business are affected by the level of production of natural gas in the areas in which we operate and the various factors that affect this production, including commodity prices, capital markets trends, competition, and regulatory changes. We believe these factors will continue to affect production and therefore the demand for midstream services and our business in the future. To the extent these factors vary from our underlying assumptions, our business and actual results could vary materially from market expectations and from the assumptions discussed in this section.

Production levels by our customers for our natural gas gathering, compression, treating and processing operations are driven in large part by the level of natural gas and natural gas liquids (“NGL”) prices. New drilling activity is necessary to maintain or increase production levels as wells experience production declines over time. New drilling activity generally moves in the same direction as crude oil and natural gas prices as those prices drive investment returns and cash flow available for reinvestment by exploration and production companies. Accordingly, our natural gas gathering, compression, treating and processing operations are affected by the level of crude, natural gas, and NGL prices, the relationship among these prices, and related activity levels from our customers. Low prices for these commodities could reduce the demand for our services and the volumes in our systems.

There has been, and we believe there will continue to be, volatility in commodity prices and in the relationships among NGL, crude oil, and natural gas prices. The table below presents selected average index prices for crude oil, NGL, and natural gas for the periods indicated.

	Crude oil $/Bbl(1)(2)	NGL $/Gal(1)(3)	Natural gas $/MMbtu
2024 by quarter:
1st Quarter	$76.91	$0.55	$2.10
2nd Quarter	$80.66	$0.52	$2.32
2024 Averages	$78.81	$0.53	$2.21
1st Quarter	$75.99	$0.61	$2.74
2nd Quarter	$73.56	$0.43	$2.33
2023 Averages	$74.77	$0.52	$2.54

____________

(1)      The average closing price was computed by taking the sum of the closing prices of each trading day divided by the number of trading days during the period presented.

(2)      Crude oil closing prices based on the NYMEX futures daily close prices.

(3)      Weighted average NGL closing prices based on the OPIS Napoleonville daily average spot liquids prices.

(4)      Natural gas closing prices based on Henry Hub Natural Gas Daily closing prices.

Capital markets and the demands of public investors also affect producer behavior, production levels, and our business. In past years, public investors exerted pressure on crude oil and natural gas producers to increase capital discipline and focus on higher investment returns even if it meant lower growth. This demand by investors for increased capital discipline from energy companies led to more modest capital investment by producers, curtailed drilling, and production activity, and, accordingly, slower growth for us and other midstream companies. However, in response to the rise of crude oil and natural gas prices during 2021 and 2022, capital investments by United States crude oil and natural gas producers have risen, although global capital investments by crude oil and natural gas producers remain below historical levels and producers continue to remain cautious.

Producers generally focus their drilling activity on certain producing basins depending on commodity price fundamentals and favorable drilling economics. In the last few years, many producers have increasingly focused their activities in the Permian Basin, because of the availability of higher investment returns. Currently, a large percentage of all drilling rigs operating in the United States are operating in the Permian Basin. Due to this concentration of drilling activity, other basins, including those in Oklahoma, experienced reduced investment and declines in volumes produced. However, the rise in commodity prices during 2022 led to renewed producer interest in Oklahoma which continued into 2023. Although producer activity did rise during much of 2023, we expect that the decline in natural gas prices in the past year will dampen producer activity in these areas. Competition for crude oil, condensate, natural gas, and NGL supplies and any decrease in the availability of such commodities, volatile prices, and market demand for crude oil, condensate, natural gas, and NGLs that are beyond our control could each adversely affect our financial condition, results of operations, or cash flows.

Inflation

In recent years, U.S. inflation has increased significantly. In order to reduce the inflation rate, the Federal Reserve increased its target for the federal funds rate (the benchmark for most interest rates) several times in 2023. Inflation has moderated in 2023 and the first half of 2024, and the Federal Reserve has in fact begun to cut rates in the second half of 2024.

To the extent that a rising cost environment impacts our results, there are offsetting benefits either inherent in our business or that result from other steps we take proactively to reduce the impact of inflation on our net operating results. These benefits include: (1) provisions included in our long-term fee-based revenue contracts that offset cost increases in the form of rate escalations based on positive changes in the U.S. Consumer Price Index or other factors; (2) provisions in our contracts that enable us to pass through higher costs to customers; and (3) higher commodity prices, which generally enhance the likelihood for incremental volumetric throughput and demand for our services. For these reasons, the increased cost environment, caused in part by inflation, has not had a material impact on our historical results of operations for the periods presented in this report. However, a significant or prolonged period of high inflation could adversely impact our results if costs were to increase at a rate greater than the increase in the revenues we receive.

Regulatory Developments

In accordance with the requirements of the Inflation Reduction Act of 2022, on January 26, 2024, the U.S. Environmental Protection Agency (the “EPA”) published its proposed rule regarding the Waste Emissions Charge, applicable to excess methane emissions at certain crude oil and natural gas facilities. Further, On March 8, 2024, the EPA published its final rules imposing new, stricter requirements for methane monitoring, reporting, and emissions control at certain crude oil and natural gas facilities. Finally, on April 10, 2024, the U.S. Bureau of Land Management published its final Waste Prevention Rule, which requires operators of crude oil and natural gas leases to take reasonable steps to avoid natural gas waste, as well as develop leak detection, repair, and waste minimization plans. Any regulatory changes could adversely affect our business, financial condition, results of operations or cash flows.

Components of Our Results of Operations

Our revenues (net of cost of sales), exclusive of operating expenses and depreciation and amortization, are from natural gas, NGL, and condensate product sales and purchases and midstream services that we perform with respect to those commodities. Fluctuations in our revenues (net of cost of sales), exclusive of operating expenses and depreciation and amortization, largely reflect large changes in volumes. Our adjusted gross margin is not directly affected by the commodity price environment because the commodities that we buy and sell are generally based on the same pricing indexes as those of our cost of sales. Product sales revenues (net of cost of sales), exclusive of operating expenses and depreciation and amortization, will fluctuate with market prices; however, the adjusted gross margin related to those sales and purchases will not necessarily have a corresponding increase or decrease due to the fixed fee nature of our contractual agreements with our customers.

Sources of Our Revenues

The following items are the primary components of our revenues:

•        Midstream services.    Our midstream services include gathering, compressing, treating and processing of energy products. These services are facilitated through a variety of contractual agreements, including fixed fee-based contract arrangements. These services revolve around using the company’s assets to transport or provide a processed product to an end-user at the tailgate of the plant.

•        Product sales.    Our product sales represent the sale of natural gas, NGLs, and condensate where the product is sold in connection with providing our midstream services.

Principal Components of Our Cost Structure

The following items are the primary components of our operating expenses:

•        Cost of sales — revenue.    Cost of sales primarily relate to contracts where the Company possesses control of the commodity and acts as principal in the purchase and sale, the Company records product sales revenue at the price at which the commodities are sold, with a corresponding cost of sales equal to the cost of the commodities when purchased.

•        Operating costs.    Our operating costs consist of a variety of costs associated with the transportation, compression, and processing of natural gas. Furthermore, the costs are related to contract labor, leased compression, materials, supplies, regulatory and compliance, electric, insurance and property taxes.

•        Selling, general and administrative expenses.    Our selling, general and administrative expenses (“SG&A”) consist of expenses associated with general and administrative functions of the business such as the costs of salaries, legal and accounting services, insurance, rent, software and tools, meals, other professional services activities, and certain non-income taxes. Within selling, general and administrative expenses is an allocation of costs incurred by Tall Oak Midstream Management, LLC. Tall Oak Midstream Management is not party to the Summit Midstream Transaction. The Company does not expect this cost allocation to continue after the termination of the Transition Services Agreement.

•        Depreciation expense.    Depreciation represents the allocation of the cost of tangible assets over their useful lives.

•        Amortization expense.    Amortization is the process of systematically reducing the carrying amount of intangible assets over its useful life or the lease term, whichever is shorter.

•        ROU asset amortization expense.    Amortization of ROU assets is the process of systematically reducing the carrying amounts of ROU assets over their useful lives or the lease term, whichever is shorter.

•        Interest income.    Our interest income reflects earnings generated from interest-bearing assets, over the reporting period.

•        Interest expense.    Our interest expense primarily arises from our revolving credit facility and term loan facility, representing the cost of financing our operations and capital needs.

•        Other expenses.    Other expenses relate to all other miscellaneous expenses.

Results of Operations

The period-to-period comparisons of our results of operations have been prepared using the historical periods included in our consolidated financial statements. The following discussion should be read in conjunction with the consolidated financial statements and related notes included elsewhere in this proxy statement. We have derived this data from our annual consolidated financial statements included elsewhere in this proxy statement.

Six Months Ended June 30, 2024, Compared to Six Months Ended June 30, 2023

	Six Months Ended June 30,
	2024	2023	$ Variance	% Variance
	(In thousands)
Revenues
Midstream services	$39,230	$48,046	$(8,816)	(18)%
Product sales	12,223	13,485	(1,262)	(9)%
Total revenues	51,453	61,531	(10,078)	(16)%
Operating expenses
Cost of sales – revenue	855	1,207	(352)	(29)%
Operating costs	13,072	21,351	(8,279)	(39)%
Selling, general and administrative expense	8,012	7,341	671	9%
Depreciation expense	10,365	10,405	(40)	(0)%
Amortization expense	619	1,394	(775)	(56)%
ROU asset amortization expense	100	80	20	25%
Total operating expenses	33,023	41,778	(8,755)	(21)%
Operating income	18,430	19,753	(1,323)	7%
Other income (expense)
Interest income	162	82	80	98%
Interest expense	(5,139)	(2,421)	2,718	112%
Other expense	(3)	(49)	(46)	(94)%
Net income	$13,450	$17,365	$(3,915)	23%

Midstream services

Midstream services for the six months ended June 30, 2024, decreased by $8.8 million when compared to the six months ended June 30, 2023. The decrease was driven by a $6.3 million decrease in gathering, compression, treating and processing fee revenues primarily driven by lower gathering, compression, treating and processing volumes, partially offset by increased volumetric service fees via contractual fee escalators. Furthermore, there was a $2.5 million decrease in processing fee revenues primarily driven by lower processing volumes, partially offset by increased volumetric service fees via contractual fee escalators.

Product sales

Product sales revenue (net of cost of sales) for the six months ended June 30, 2024, decreased by $1.3 million when compared to the six months ended June 30, 2023. This decrease was primarily due to a $0.4 million decrease in natural gas sales primarily driven by lower natural gas prices, a $0.9 million decrease in NGL sales primarily driven by lower NGL prices. Condensate sales remained relatively stable when compared period over period.

Cost of sales — revenue

Cost of sales was $0.9 million for the for the six months ended June 30, 2024, compared to $1.2 million for the for the six months ended June 30, 2023, a decrease of $0.3 million, period over period. The decrease is primarily driven by a decrease of compression fees of $0.3 million due to a decrease in volumes delivered.

Operating costs

Operating costs decreased by $8.3 million for the six months ended June 30, 2024, compared to the six months ended June 30, 2023, driven by a $6.0 million decrease in miscellaneous expense related a contract asset written off during the prior period, a $1.4 million decrease in compressor rentals, and a $1.1 million decrease in utilities. This was partially offset by a $0.2 million increase in materials and supplies.

Selling, general and administrative expenses

Selling, general and administrative expenses were $8.0 million for the six months ended June 30, 2024, compared to $7.3 million for the six months ended June 30, 2023, an increase of $0.7 million. The increase was primarily due to an increase in reimbursed allocated expenses from Tall Oak Midstream Management. The reimbursed allocated SG&A expenses from Tall Oak Midstream Management for the six months ended June 30, 2024 and June 30, 2023 were $5.4 million and $4.8 million, respectively, which are included in the total reported selling, general and administrative expense line.

Depreciation expense

Depreciation expense was $10.4 million for the six months ended June 30, 2024, which remained relatively stable when compared to the six months ended June 30, 2023.

Amortization expense

Amortization expense was $0.6 million for the six months ended June 30, 2024, compared to $1.4 million for the six months ended June 30, 2023, a decrease of $0.8 million, period over period. The decrease was driven by a decrease in contract costs.

ROU asset amortization expense

ROU asset amortization expense was $0.1 million for the six months ended June 30, 2024, which remained relatively stable when compared to the six months ended June 30, 2023.

Interest income

Interest income was $0.2 million for the six months ended June 30, 2024, compared to $0.1 million for the six months ended June 30, 2023, an increase of $0.1 million, period over period. The increase is driven by an increase of $0.1 million related to higher interest rates on our treasury accounts.

Interest expense

Interest expense was $5.1 million for the six months ended June 30, 2024, compared to $2.4 million for the six months ended June 30, 2023, an increase of $2.7 million, period over period. The increase is driven by a net increase in the term facility loan & credit facility loan of $53.7 million.

Other expense

Other expense was zero for the six months ended June 30, 2024, compared to $0.05 million for the six months ended June 30, 2023, a decrease of $0.05 million, period over period. The decrease is driven by a loss on sale of an asset during the six months ended June 30, 2023.

Year Ended December 31, 2023, Compared to Year Ended December 31, 2022

	Year Ended December 31,
	2023	2022	$ Variance	% Variance
	(In thousands)
Revenues
Midstream services	$88,677	$68,259	$20,418	30%
Product sales	27,768	35,618	(7,850)	(22)%
Total revenues	116,445	103,877	12,568	12%
Operating expenses
Cost of sales – revenue	2,048	1,745	303	17%
Operating costs	35,672	19,382	16,290	84%
Selling, general and administrative expense	15,394	11,276	4,118	37%
Depreciation expense	20,714	18,258	2,456	13%
Amortization expense	2,013	483	1,530	317%
ROU asset amortization expense	170	85	85	100%
Total operating expenses	76,011	51,229	24,782	48%
Operating income	40,434	52,648	(12,214)	23%
Other income (expense)
Interest income	401	14	387	2764%
Interest expense	(8,226)	(2,469)	5,757	233%
Other expense	(49)	—	49	(100)%
Net income	$32,560	$50,193	$(17,633)	35%

Midstream services

Midstream services for the year ended December 31, 2023, increased by $20.4 million when compared to the year ended December 31, 2022. The increase was driven by a $13.0 million increase in processing fee revenues primarily driven by higher processing volumes, partially resulting from the expiration of certain pre-existing customer dedications for processing services, as well as increased volumetric service fees via contractual fee escalators. Furthermore, there was a $7.4 million increase in gathering, compression, treating and processing fee revenues primarily driven by higher gathering compression, treating and processing volumes, as well as increased volumetric service fees via contractual fee escalators.

Product sales

Product sales revenue (net of cost of sales) for the year ended December 31, 2023, decreased by $7.9 million when compared to the year ended December 31, 2022. This decrease was primarily due to a $18.5 million decrease in NGL sales primarily driven by lower NGL prices, and a $3.3 million decrease in condensate sales primarily driven by lower condensate prices. This was offset by a $13.9 million increase in natural gas sales primarily driven by higher natural gas prices.

Cost of sales — revenue

Cost of sales was $2.0 million for the year ended December 31, 2023, compared to $1.7 million for the year ended December 31, 2022, an increase of $0.3 million, year over year. The increase is primarily related to an increase in processing fees of $0.2 million and an increase in compression fees of $0.1 million due to higher volumes being delivered.

Operating costs

Operating costs increased $16.3 million for the year ended December 31, 2023 compared to the year ended December 31, 2022 driven by a $6.7 million increase primarily related to a miscellaneous expense for which a contract asset was written off, a $5.9 million increase in compressor rentals, a $2.0 million increase in utilities expense, a $0.7 million increase in other operating expense, a $0.3 million increase in chemicals expense, a $0.3 million increase in ad valorem taxes, a $0.2 million increase in materials and supplies, and a $0.2 million increase in regulatory and compliance costs.

Selling, general and administrative expenses

Selling, general and administrative expenses were $15.4 million for the year ended December 31, 2023, compared to $11.3 million for the year ended December 31, 2022, an increase of $4.1 million. The increase was primarily due to an increase of $3.1 million in reimbursed allocated expenses from Tall Oak Midstream Management, an increase of $0.8 million related to payroll & employee benefits and an increase of $0.2 million related to legal expenses. The reimbursed allocated SG&A expenses from Tall Oak Midstream Management for the year ended December 31, 2023 and December 31, 2022 were $10.2 million and $7.1 million, respectively, which are included in the total reported selling, general and administrative expense line.

Depreciation expense

Depreciation expense was $20.7 million for the year ended December 31, 2023, compared to $18.3 million for the year ended December 31, 2022, an increase of $2.4 million, year over year. The increase was driven by additional depreciable assets being placed into service.

Amortization expense

Amortization expense was $2.0 million for the year ended December 31, 2023, compared to $0.5 million for the year ended December 31, 2022, an increase of $1.5 million, year over year. The increase was driven by additional assets being placed into service. Furthermore, during 2023 we made a change in amortization method for certain contract related intangibles from a unit of production-based method to straight-line basis in accordance with GAAP and prospectively.

ROU asset amortization expense

ROU asset amortization expense was $0.2 million for the year ended December 31, 2023, compared to $0.1 million for the year ended December 31, 2022, an increase of $0.1 million, year over year. The increase is driven by an increase in recognized operating leases.

Interest income

Interest income was $0.4 million for the year ended December 31, 2023, compared to $0.0 million for the year ended December 31, 2022, an increase of $0.4 million, year over year. The increase is driven by an increase of $0.2 million related to higher interest rates on our treasury accounts and an increase of $0.2 million related to the interest generating receivable related to an amended contract with an existing producer.

Interest expense

Interest expense was $8.2 million for the year ended December 31, 2023, compared to $2.5 million for the year ended December 31, 2022, an increase of $5.7 million, year over year. The increase is driven by a net increase in the term facility loan & credit facility loan $65.7 million.

Other expense

Other expense was $0.05 million for the year ended December 31, 2023, compared to zero for the year ended December 31, 2022, an increase of $0.05 million, year over year. The increase is driven by a loss on sale of an asset during the period.

Year Ended December 31, 2022, Compared to Year Ended December 31, 2021

	Year Ended December 31,
	2022	2021	$ Variance	% Variance
	(In thousands)
Revenues
Midstream services	$68,259	$45,662	$22,597	49%
Product sales	35,618	17,924	17,694	99%
Total revenues	103,877	63,586	40,291	63%
Operating expenses
Cost of sales – revenue	1,745	4,928	(3,183)	(65)%
Operating costs	19,382	15,292	4,090	27%
Selling, general and administrative expense	11,276	10,780	496	5%
Depreciation expense	18,258	15,009	3,249	22%
Amortization expense	483	239	244	102%
ROU asset amortization expense	85	—	85	100%
Total operating expenses	51,229	46,248	4,981	11%
Operating income	52,648	17,338	35,310	(204)%
Other income (expense)
Interest income	14	—	14	100%
Interest expense	(2,469)	(1,684)	785	47%
Net income	$50,193	$15,654	$34,539	(221)%

Midstream services

Midstream services for the year ended December 31, 2022, increased $22.6 million to $68.3 million as compared to $45.7 million for the year ended December 31, 2021, due to increased volumes. Midstream services increased primarily due to a $22.2 million increase in gathering, compression, treating and processing fee revenues primarily driven by higher gathering, compression, treating and processing volumes, as well as increased volumetric service fees via contractual fee escalators. In addition, there was a $0.4 million increase in processing fee revenues primarily driven by higher processing volumes, as well as increased volumetric service fees via contractual fee escalators. Increase limited by certain pre-existing customer dedications for processing services.

Product sales

Product sales revenue (net of cost of sales) increased $17.7 million for the year ended December 31, 2022, compared to the year ended December 31, 2021. This increase was caused primarily by a $25.6 million increase in NGL sales driven by higher NGL prices and a $12.9 million decrease in natural gas sales driven by lower natural gas prices. In addition, there was a $5.0 million increase in condensate sales primarily driven by higher condensate prices.

Cost of sales — revenue

Cost of sales were $1.7 million for the year ended December 31, 2022, compared to $4.9 million for the year ended December 31, 2021, a decrease of $3.2 million. The decrease was primarily driven by a $4.2 million decrease in processing fees as less gas was being offloaded. The decrease in processing fees was offset by a total increase of $1.0 million increase in production settlement expenses, compression fees and production taxes.

Operating costs

Operating costs increased $4.1 million for the year ended December 31, 2022, compared to the year ended December 31, 2021, primarily due to a $3.4 million increase in compressor rentals, a $1.3 million increase in utilities expense, a $0.6 million increase in chemicals expense, a $0.6 million increase in materials and supplies, and a $0.3 million increase in other expense. These increases were partially offset by a $0.9 million decrease in ad valorem taxes and a $1.2 million decrease in miscellaneous income/expense.

Selling, general and administrative

Selling, general and administrative expenses were $11.3 million for the year ended December 31, 2022, compared to $10.8 million for the year ended December 31, 2021, an increase of $0.5 million. The increase was due to increases in payroll and reimbursed allocated expenses to Tall Oak Midstream Management. The reimbursed allocated SG&A expenses from Tall Oak Midstream Management for the year ended December 31, 2022 and December 31, 2021 were $7.1 million and $6.8 million, respectively, which are included in the total reported selling, general and administrative expense line.

Depreciation expense

Depreciation expense was $18.2 million for the year ended December 31, 2022, compared to $15.0 million for the year ended December 31, 2021, an increase of $3.2 million. This increase was driven by additional depreciable assets being placed into service.

Amortization expense

Amortization expense was $0.5 million for the year ended December 31, 2022, compared to $0.2 million for the year ended December 31, 2021, an increase of $0.3 million. The increase was driven by additional assets being placed into service.

ROU asset amortization expense

ROU asset amortization expense was $0.09 million for the year ended December 31, 2022, compared to $0.0 million for the year ended December 31, 2021, an increase of $0.09 million, year over year. The increase is driven by an increase in recognized operating leases.

Interest income

Interest income was $0.01 million for the year ended December 31, 2022, compared to $0.0 million for the year ended December 31, 2021, an increase of $0.01 million, year over year. The increase is driven by an increase of $0.1 million related to higher interest rates on our treasury accounts.

Interest expense

Interest expense was $2.5 million for the year ended December 31, 2022, compared to $1.7 million for the period ended December 31, 2021, an increase of $0.8 million. The increase is driven by an increase in our debt payable by $0.8 million.

Non-GAAP Financial Measures

Our consolidated financial statements are prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). We report certain key financial measures that are not required by, or presented in accordance with GAAP, and these non-GAAP financial measures should not be considered as an alternative to the information prepared in accordance with GAAP. In addition, the Company’s management reviews performance by focusing on several key performance indicators not prepared in conformity with GAAP. We believe these non-GAAP financial measures provide a useful measure of our operating results, a meaningful comparison with historical results and with the results of other companies, and insight into our ongoing operating performance. Further, we utilize these measures, in addition to GAAP measures, when evaluating and comparing our operating performance against internal financial forecasts and budgets.

However, there are several limitations related to the use of non-GAAP financial measures because it excludes significant expenses or credits that are required by GAAP to be included in our financial statements. In addition, other companies may calculate non-GAAP measures differently or may use other measures to calculate their financial performance. Therefore, non-GAAP measures may not be directly comparable to similarly titled measures of other companies.

The Company defines adjusted earnings before interest, tax, depreciation, and amortization (“EBITDA”) as net income before interest expense, depreciation, and amortization, as adjusted to exclude non-recurring operating expenses.

Non-GAAP Reconciliations

We use the non-GAAP measure Adjusted EBITDA to help us evaluate our business, identify trends affecting our business, formulate business plans and financial projections, and make strategic decisions. Also, we exclude depreciation, amortization and interest expense on ROU finance leases, which are non-cash expenses, from these non-GAAP financial measures because we believe that excluding these items provides meaningful supplemental information regarding operational performance and provides useful information to investors and others in understanding and evaluating our operating results in the same manner as our management team.

Our definitions may differ from the definitions used by other companies and therefore comparability may be limited. In addition, other companies may not publish these or similar metrics. Further, these metrics have certain limitations, as they do not include the impact of certain expenses that are reflected in our consolidated statements of operations and comprehensive loss. Thus, our non-GAAP Adjusted EBITDA should be considered in addition to, not as a substitute for, or in isolation from, measures prepared in accordance with GAAP.

We compensate for these limitations by providing reconciliations of these non-GAAP measures to the most comparable GAAP measures. We encourage investors and others to review our business, results of operations, and financial information in its entirety, not to rely on any single financial measure, and to view these non-GAAP measures in conjunction with the most directly comparable GAAP financial measures.

The reconciliation of our net income to Adjusted EBITDA for the six months ended June 30, 2024, and June 30, 2023, and for the years ended December 31, 2023, December 31, 2022, and December 31, 2021, is as follows:

(In thousands)	Six Months Ended June 30,
	2024	2023
Net income	$13,450	$17,365
Adjustments:
Interest expense, net	4,977	2,340
Depreciation	10,365	10,405
Amortization	719	1,474
Other non-recurring operating expenses(1)	—	5,978
Adjusted EBITDA	$29,511	$37,561
Adjustments:
Allocated corporate SG&A expenses(2)	5,379	4,751
Asset-Level Adjustment EBITDA	$34,890	$42,312
(In thousands)	Year Ended December 31,
	2023	2022	2021
Net income	$32,560	$50,193	$15,654
Adjustments:
Interest expense, net	7,825	2,456	1,684
Depreciation	20,714	18,258	15,009
Amortization	2,183	568	239
Other non-recurring operating expenses(1)	5,978	—	—
Adjusted EBITDA	$69,260	$71,474	$32,585
Adjustments:
Allocated corporate SG&A expenses(2)	10,223	7,137	6,804
Asset-Level Adjustment EBITDA	$79,482	$78,611	$39,389

____________

(1)      Other non-recurring adjustments include non-cash operating expenses.

(2)      Allocated corporate SG&A includes expenses incurred from Tall Oak Midstream Management, LLC.

Liquidity and Capital Resources as of December 31, 2023, 2022, and 2021

Liquidity is the ability of a company to generate funds to support its current and future operations, satisfy its obligations, and otherwise operate on an ongoing basis. Significant factors in the management of liquidity are funds generated by operations, levels of accounts receivable and accounts payable and capital expenditure. Tall Oak Midstream’s primary capital resources and sources of liquidity have historically been operating cash flows, available borrowings under our credit facility and capital market transactions. See “Note 6 — Debt” to our consolidated financial statements. Furthermore, the business expects to generate free cash flow in excess of the expected spending. Drill schedules provided continue to show the additions of wells as expected. The Company continues to maintain positive relationships with key vendors and customers and has an undrawn balance on its existing credit facility. As a result, management does not believe there is any basis for a going concern. We expect that the combination of these capital resources will be adequate to meet our working capital requirements and capital expenditures program for at least the next 12 months.

As of December 31, 2023, we had cash of approximately $6.9 million and a net working capital of approximately $12.4 million. As of December 31, 2023, we had net income of $32.6 million.

Cash flows

Interim Period Cash Flows

The following table summarizes our cash flows for the periods presented:

(In thousands)	Six Months Ended June 30,
	2024	2023
Net cash provided by (used in):
Operating activities	$32,673	$30,917
Investing activities	(4,181)	(10,725)
Financing activities	(30,111)	(17,411)
Net increase (decrease) in cash	$(1,619)	$2,781

Operating Activities

Net cash provided by operating activities for the six months ended June 30, 2024, was $32.7 million. This amount was primarily related to (i) a net income of $13.5 million; (ii) depreciation of $10.3 million; (iii) amortization of $0.6 million; (iv) amortization and interest on finance leases of $0.1 million; (iv) working capital changes of $8.0 million; and (v) amortization of debt origination costs of $0.2 million. While revenue was lower due to lower natural gas sales, NGL sales and a decrease in gathering, compression, processing and treating fee revenues, cash provided by operating activities was higher as of the six months ended June 30, 2024, due to higher working capital changes primarily due to higher accounts receivable and prepaid costs.

Net cash provided by operating activities for the six months ended June 30, 2023, was $31.0 million. This amount was primarily related to (i) a net income of $17.4 million; (ii) depreciation of $10.4 million; (iii) amortization of $1.4 million; (iv) amortization and interest on finance leases of $0.1 million; (iv) working capital changes of $1.6 million; and (v) amortization of debt origination costs of $0.1 million.

Investing Activities

Net cash used in investing activities for the six months ended June 30, 2024, was $4.2 million and consisted of (i) purchases of property and equipment of $4.5 million; offset by (ii) disposals of property and equipment of $0.3 million.

Net cash used in investing activities for the six months ended June 30, 2023, was $10.7 million and consisted of (i) purchases of property and equipment of $11.0 million; offset by (ii) disposals of property and equipment of $0.3 million.

Financing Activities

Net cash used financing activities for the six months ended June 30, 2024, was $30.1 million and consisted of (i) payments of debt payable of $25.0 million; (ii) distributions of $5.0 million; and (iii) other financing activities of $0.1 million. Cash used in financing activities increased as of the six months ended June 30, 2024, primarily due to repayments on our debt payable.

Net cash used financing activities for the six months ended June 30, 2023, was $17.4 million and consisted of (i) proceeds from debt payable of $2.0 million; and (ii) contributions of $0.8 million; offset by (iii) payments of debt payable of $15.1 million; (iv) distributions of $5.0 million; and (v) other financing activities of $0.09 million.

Year End Period Cash Flows

The following table summarizes our cash flows for the periods presented:

(In thousands)	Year Ended December 31,
	2023	2022	2021
Net cash provided by (used in):
Operating activities	$51,324	$59,977	$13,918
Investing activities	(12,761)	(62,768)	(16,217)
Financing activities	(36,264)	(4,566)	14,281
Net increase (decrease) in cash	$2,299	$(7,357)	$11,982

Operating Activities

Net cash provided by operating activities for the year ended December 31, 2023, was $51.3 million. This amount was primarily related to (i) a net income of $32.6 million; (ii) depreciation of $20.7 million; and (iii) amortization of $2.0 million; offset by (iv) working capital changes of $3.0 million; and (v) amortization of debt origination costs of $1.0 million. Cash provided by operating activities was lower as of December 31, 2023, compared to December 31, 2022, primarily due to higher operating costs related to an assignment of a contract asset for a producer’s incentive payment, increase in compressor rentals, and utilities expense.

Net cash provided by operating activities for the year ended December 31, 2022, was $60.0 million. This amount was primarily related to (i) a net income of $50.2 million, (ii) depreciation of $18.3 million; (iii) amortization of $0.5 million and (iv) amortization of debt origination costs of $0.2 million; offset by (v) working capital changes of $9.2 million. Cash provided by operating activities was higher as of December 31, 2022, compared to December 31, 2021, primarily due to higher revenues from NGL sales and gathering, compression, treating and processing fee revenues.

Net cash provided by operating activities for the year ended December 31, 2021, was $13.9 million. This amount was primarily related to (i) a net income of $15.7 million, (ii) depreciation of $15.0 million; and (iii) amortization of $0.2 million; offset by (iv) working capital changes of $17.0 million.

Investing Activities

Net cash used in investing activities for the year ended December 31, 2023, was $12.8 million and consisted of (i) purchases of property and equipment of $13.0 million; offset by (ii) disposals of property and equipment of $0.2 million.

Net cash used in investing activities for the year ended December 31, 2022, was $62.8 million and consisted entirely of purchases and manufacture of property, plant, and equipment.

Net cash used in investing activities for the year ended December 31, 2021, was $16.2 million and consisted entirely of purchases and manufacture of property, plant, and equipment.

Financing Activities

Net cash used financing activities for the year ended December 31, 2023, was $36.3 million and consisted of (i) proceeds from debt payable of $100.3 million; and (ii) contributions of $0.8 million, offset by (iii) payments of debt payable of $34.6 million; (iv) distributions of $102.5 million; and (v) other financing activities of $0.3 million. Cash used in financing activities increased as of December 31, 2023, compared to December 31, 2022, primarily related to the distribution payment.

Net cash used financing activities for the year ended December 31, 2022, was $4.6 million and consisted of (i) proceeds from debt payable of $10.0 million; offset by (ii) payments of debt payable of $9.5 million; (iii) distributions of $5.0 million; and (iv) other financing activities of $0.1 million. We had cash provided by financing activities as of December 31, 2021, compared to cash used in financing activities as of December 31, 2023, due to the cash contribution we received in 2021.

Net cash provided by financing activities for the year ended December 31, 2021, was $14.3 million and consisted of (i) proceeds from debt payable of $25.0 million; and (ii) contributions of $8.8 million, offset by (iii) payments of debt payable of $9.5 million; and (iv) distributions of $10.0 million.

Contractual Obligations and Commitments

Our contractual cash obligations as of June 30, 2024, are summarized in the table below:

(In thousands)	Total	2024	2025	2026	2027	2028	2029	Thereafter
Debt	$112,500	$12,000	$41,000	$24,000	$24,000	$11,500	$—	$—
Lease obligations	16,158	12,173	1,463	145	51	2,326	—	—
Compression payable	1,750	1,069	681	—	—	—	—	—
Total	$130,408	$25,242	$42,463	$24,145	$24,051	$13,826	$—	$—

Debt Financing Arrangements

In conjunction with Summit Midstream Holdings’ acquisition of all the outstanding membership interests of Woodford, we entered into a third amendment to a preexisting credit agreement on February 26, 2021, extending the maturity date to December 31, 2024. The commitment amount of the revolving credit facility was reduced to $30 million and a term loan facility with a maximum principal amount of $50 million was established. On September 30, 2021, the credit facility was amended and increased to $50 million.

On July 21, 2023, we entered into a third amended and restated credit agreement extending the maturity date to July 21, 2028. The commitment amount of the revolving credit facility was reduced to $30 million, and the term loan was increased to a maximum principal amount of $120 million. There was $30 million drawn on the credit facility at December 31, 2023. The amount outstanding on the term loan facility was $107.5 million at December 31, 2023.

We must comply with certain financial covenants including a maximum leverage ratio and minimum net worth. The leverage ratio requirement commenced on March 31, 2021, and the minimum net worth requirement commenced on July 21, 2023. The Company was in compliance with the financial covenants as of December 31, 2023.

On September 30, 2022, the interest expense per the credit facility agreement was changed from the LIBOR rate plus a specified percentage set in the credit facility to a per annum contract rate equal to the SOFR rate plus a specified percentage set in the agreement. The effective interest rate at December 31, 2023, was 8.18%. In accordance with accrual accounting, interest is recognized at the time it is incurred. We paid $7.2 million in interest associated with the BancFirst debt agreements for the year ended December 31, 2023, and has $1.0 million in interest payable associated with the BancFirst debt agreements at December 31, 2023.

Off-Balance Sheet Arrangements

We do not have any off-balance sheet arrangements (as that term is defined in Item 303 of Regulation S-K) that are reasonably likely to have a current or future material effect on our financial condition, revenue or expenses, results of operations, liquidity, capital expenditures or capital resources.

Related Party Transactions

Refer to “Note 8 — Related Parties” in the “Tall Oak Midstream Operating, LLC and subsidiaries Audited Financial Statements” for disclosure of our related party transactions.

Critical Accounting Policies and Estimates

Our consolidated financial statements have been prepared in accordance with U.S. GAAP. The preparation of these consolidated financial statements requires us to make estimates and assumptions that affect the reported amounts of assets, liabilities, revenue, expenses, and related disclosures. We base our estimates on historical experience and on various other assumptions that we believe are reasonable under the circumstances. We evaluate our estimates and assumptions on an ongoing basis. Actual results could differ materially from those estimates due to risks and uncertainties, including uncertainty in the current economic environment. To the extent that there are material differences between these estimates and our actual results, our future consolidated financial statements will be affected.

We believe that the significant accounting policies described in “Note 2 — Summary of Significant Accounting Policies” to our audited consolidated financial statements are accurate and complete. The critical accounting estimates, assumptions, and judgments that have the most significant impact on our consolidated financial statements are described below.

Contract Costs

We have contract costs associated with costs of obtaining contracts and construction costs paid in relation to third party owned pipelines that benefit our operations. During 2023, we made a change in amortization method for certain contract related intangibles from a unit of production-based method to straight line. We accounted for the change prospectively in accordance with GAAP.

Impairments of Long-Lived Assets and Contract Costs

We review long-lived assets and contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. Individual assets are grouped at the lowest level for which the related identifiable cash flows are largely independent of the cash flows of other assets and liabilities. These cash flow estimates require management to make judgments and assumptions related to operating and cash flow results, economic obsolescence, the business climate, contractual, legal, and other factors. If the carrying amount exceeds the expected future undiscounted cash flows, we recognize a non-cash impairment loss equal to the excess of net book value over fair value as determined by present value techniques. The estimated cash flows used to assess recoverability of our long-lived assets and measure fair value of our asset group are derived from current business plans, which are developed using near-term and long-term price assumptions, other key assumptions include volume projections, operating costs, timing of incurring such costs, and the use of appropriate values and discount rates. Any changes management makes to these projections and assumptions can result in significant revisions to management’s evaluation of recoverability of its long-lived assets and the recognition of additional impairments. We believe our estimates and models used to determine fair values are similar to what a market participant would use.

Revenue Recognition

The identification of performance obligations under its contracts requires a contract-by-contract evaluation of when control, including the economic benefit, of commodities transfers to and from us (if at all). For contracts where control of commodities never transfers to us and we simply earn a fee for our services, we recognize these fees as midstream services revenues over time as we satisfy our performance obligations. We act as an agent and our consolidated statements of operations reflect midstream services revenues that we earn based on the terms contained in the applicable contract.

Our midstream service contracts related to NGL or natural gas gathering, compression, treating and processing do not contain a commodity purchase, and we do not control the commodity. We earn a fee for our services and consider these contracts to contain performance obligations for our services. Accordingly, we consider the satisfaction of these performance obligations as revenue-generating, and we recognize the fees received for satisfying these performance obligations as midstream service revenues over time as we satisfy our performance obligations.

We also evaluate our contractual arrangements that contain the purchase and sale of commodities under the principal/agent provisions in ASC 606. For contracts where we possess control of the commodity and acts as principal in the purchase and sale, we record product sales revenue at the price at which the commodities are sold, with a corresponding cost of sales equal to the cost of the commodities when purchased. For contracts in which we do not possess control of the commodities and are acting as an agent, our consolidated statements of operations reflect midstream services revenues that we earn based on the terms contained in the applicable contract.

For our commodity sales contracts, we satisfy our performance obligations at the point in time at which the commodity transfers from us to the customer. We recognize product sales revenue at the time the commodity is delivered and the amount to which we have the right to invoice the customer. For our midstream service contracts that contain revenue-generating performance obligations, we satisfy our performance obligations over time as we perform the midstream services and as the customer receives the benefit of these services over the term of the contract.

We generally accrue one month of sales and the related natural gas, NGL, and condensate purchases and reverse these accruals when the sales and purchases are invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates.

Recent Accounting Pronouncements

For further information on recent accounting pronouncements, see “Note 2 — Summary of Significant Accounting Policies” to our audited consolidated financial statements included herein.

Quantitative and Qualitative Disclosures About Market Risk

The primary objective of the following information is to provide forward-looking quantitative and qualitative information about our potential exposure to market risk. The term “market risk” refers to the risk of loss arising from adverse changes in commodity prices and interest rates. The disclosures are not meant to be precise indicators of expected future losses, but rather indicators of reasonably possible losses. This forward-looking information provides indicators of how we view and manage our ongoing market risk exposures.

Credit and Counterparty Concentration Risks

We examine the creditworthiness of counterparties to whom we extend credit and manage our exposure to credit risk through credit analysis, credit approval, and monitoring procedures, and for certain transactions, we may request letters of credit, prepayments or guarantees.

If certain customers were temporarily unable to meet their current obligations, this could cause a disruption to cash flows; however, we are properly positioned to deal with any potential disruption because our gathering assets are strategically positioned at the beginning of the midstream value chain. Our infrastructure is connected directly to our customers’ wellheads and pad sites, which means our gathering systems are the first third-party infrastructure through which our customers’ commodities flow and, in many cases, the only way for our customers to get their production to market. Additionally, we maintain a cash positive position via receiving the vast majority of the gross proceeds from the sale of natural gas, NGLs and condensate, of which we retain our gathering, compression, treating and processing fees prior to remitting payment for the sale of natural gas and NGLs to our customers.

BENEFICIAL OWNERSHIP OF COMMON STOCK

Unless otherwise indicated below, the following table sets forth, as of October 18, 2024, the amount and percentage of our outstanding shares of Common Stock beneficially owned by (i) each person known by us to beneficially own more than 5% of our outstanding shares of Common Stock, (ii) each of the executive officers named in the “summary compensation table,” set forth in our Registration Statement on Form S-4, filed with the SEC on June 12, 2024 (and declared effective on June 14, 2024) and our current directors and (iii) all of our current executive officers and directors as a group. Such information (other than with respect to our directors and executive officers and their affiliates) is based on a review of statements filed with the SEC pursuant to Sections 13(d) and 13(g) of the Exchange Act with respect to our Common Stock.

The Company has determined beneficial ownership in accordance with the rules of the SEC. These rules generally attribute beneficial ownership of securities to persons who possess sole or shared voting power or investment power with respect to those securities. In addition, the rules take into account shares of common stock issuable pursuant to the exercise of stock options that are either immediately exercisable or exercisable within 60 days of October 18, 2024. These shares are deemed to be outstanding and beneficially owned by the person holding those shares for the purpose of computing the percentage ownership of that person, but not for the purpose of computing the percentage ownership of any other person.

Except as otherwise noted below, the address for persons listed in the table is c/o Summit Midstream Corporation, 910 Louisiana Street, Suite 4200, Houston, Texas 77002.

Name of Beneficial Owners	Shares of Common Stock	Percentage of Shares of Common Stock Outstanding
5%+ Holders:
Invesco Ltd.(1)	910,352	8.6%
Shenkman Capital Management, Inc.(2)	893,866	8.4%
Zhengxu He(3)	810,000	7.8%
Directors/Named Executive Officers(4)
J. Heath Deneke	288,006	2.7%
William J. Mault	40,282	*
James D. Johnston	51,601	*
Matthew B. Sicinski	20,658	*
James J. Cleary	30,209	*
Lee Jacobe	38,891	*
Robert J. McNally	30,209	*
Rommel M. Oates	19,375	*
Jerry L. Peters(5)	30,239	*
Marguerite Woung-Chapman	30,209	*
All directors and executive officers as a group (10 persons)	579,679	5.4%

____________

*        Less than 1%.

(1)      Based solely on a Schedule 13G/A filed by Invesco Ltd. on February 12, 2024. As a result of the Corporate Reorganization, the number of shares of Common Stock shown in the table above represents the common units of the Partnership previously owned by Invesco, Ltd. on a one-to-one as converted basis. The February 12, 2024 Schedule 13G/A indicates that Invesco Ltd., in its capacity as a parent holding company to its investment advisors, may be deemed to beneficially own 910,352 common units of the Partnership which are held of record by clients of Invesco Ltd. The address for Invesco Ltd. is 1331 Spring Street NW, Suite 2500, Atlanta, GA 30309.

(2)      Based solely on a Schedule 13G/A filed by Shenkman Capital Management, Inc. on February 13, 2024. The address for Shenkman Capital Management, Inc. is 151 West 42nd Street, 29th Floor, New York, NY 10036.

(3)      Based solely on a Schedule 13G/A filed by Zhengxu He on March 26, 2024. The address for Zhengxu He is Inst of Math, Amss, Cas, Zhongguancun, Haidian District, Beijing 10000, PRC.

(4)      The address for each person is 910 Louisiana Street, Suite 4200, Houston, TX 77002.

(5)      Mr. Peters holds 33,658 such Common Stock in a joint spousal trust for which his spouse shares voting and investment power with respect to such Common Stock.

OTHER MATTERS

We know of no matters which are to be presented for consideration at the Special Meeting other than those specifically described in the Notice of Special Meeting of Stockholders. If any other matters properly come before the Special Meeting, however, it is the intention of the persons designated as proxies to vote on them in accordance with their best judgment.

PROXY SOLICITATION

The Company’s Board of Directors is soliciting proxies from our stockholders for the Special Meeting. The entire cost of soliciting proxies will be borne by the Company. These costs will include, among other items, the expense of preparing, assembling, printing and mailing the proxy materials or notices of Internet availability to our stockholders of record and beneficial owners. Proxies will be solicited principally through the use of the mails, but, if deemed desirable, may be solicited personally or by telephone or letters by our officers and regular employees for no additional compensation. We may also solicit proxies by email from stockholders who are our employees or who previously requested to receive proxy materials electronically. Arrangements may be made with brokerage houses and other custodians, nominees and fiduciaries to send proxies and proxy materials or notices of Internet availability to beneficial owners of our stock and obtain their voting instructions, and such persons may be reimbursed for their expenses.

In addition, the Company has paid Sodali an initial retainer fee of $25,000, and also agreed to pay Sodali (a) fees for additional services that may be incurred and (b) reasonable out-of-pocket expenses. The Company also has agreed to indemnify Sodali against various liabilities and expenses that relate to or arise out of its solicitation of proxies (subject to certain exceptions).

HOUSEHOLDING OF PROXY MATERIALS

To reduce the expense of delivering duplicate proxy materials to Summit Midstream stockholders who may have more than one account holding Common Stock but who share the same address, Summit Midstream has adopted a procedure approved by the SEC called “householding.” This means that only one copy of our proxy statement and special report to stockholders may have been sent to multiple stockholders in your household. Once you have received notice from your broker that they will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you no longer wish to participate in householding and would prefer to receive a separate proxy statement in the future, or if you and other stockholders sharing your address are receiving multiple of the proxy materials and you would like to receive only a single copy of such materials in the future, please notify the Company by calling (832) 413-4770 or by sending a written request to the Company’s Secretary at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, and the Company will promptly deliver a separate copy of these materials.

AUDITORS, TRANSFER AGENT AND REGISTRAR

The independent registered public accounting firm that audits the Company’s financial statements is Deloitte & Touche LLP, whose offices are located at 1111 Bagby Street, Suite 4500, Houston, TX 77002. No representative from Deloitte & Touche LLP will be present at the Special Meeting, so there will be no statement made by our auditors and no opportunity to ask questions of our auditors.

The transfer agent and registrar for the Company’s Common Stock is Equiniti Trust Company, LLC.

WHERE YOU CAN FIND MORE INFORMATION

We file annual, quarterly and current reports, and other information with the SEC under the Exchange Act. The SEC maintains an Internet website at www.sec.gov that contains reports and other information about issuers, like us, who file electronically with the SEC. You also may obtain free copies of the documents we file with the SEC by going to our website, https://www.summitmidstream.com, under the “Investors — SEC Filings” tab. The information provided on our website is not part of this proxy statement and is not incorporated by reference.

This proxy statement incorporates by reference the Partnership’s Annual Report on Form 10-K for the year ended December 31, 2023 and the Quarterly Report on Form 10-Q for the period ended June 30, 2024. Such documents do not reflect the change in the Company’s name, type of legal entity, capital stock, or U.S. federal income tax classification, among other things. With respect to such information, the statement or information previously contained or incorporated by reference in this proxy statement shall also be deemed modified or superseded to (i) reflect changes as a result of the Corporate Reorganization to the Company’s name, type of legal entity, capital stock, U.S. federal income tax classification or otherwise or (ii) delete such statement or information to the extent it is no longer applicable at the time of incorporation as a direct or indirect result of the Corporate Reorganization.

INDEX TO FINANCIAL STATEMENTS OF
TALL OAK MIDSTREAM OPERATING, LLC AND ITS SUBSIDIARIES

Tall Oak Midstream Operating, LLC and Subsidiaries
Interim Balance Sheet

	June 30, 2024 (Unaudited)	December 31, 2023
ASSETS
CURRENT ASSETS
Cash & cash equivalents	$5,306,499	$6,925,454
Accounts receivable	6,270,938	8,423,908
Accounts receivable – related party	361,820	—
Revenue receivable	11,368,025	13,518,580
Other receivable	—	4,188,078
Prepaid costs	1,543,978	1,190,944
Deposits	3,490	3,490
Inventory	340,680	389,244
Total current assets	25,195,430	34,639,698

PROPERTY, PLANT AND EQUIPMENT, net
Property, plant and equipment	397,431,857	393,255,373
Accumulated depreciation	(96,444,849)	(86,083,948)
	300,987,008	307,171,425

Contract costs, net	17,516,816	18,135,786
ROU assets	5,348,902	10,514,500
Other assets, net	1,290,196	1,451,470
TOTAL ASSETS	$350,338,352	$371,912,879

LIABILITIES & MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable & accrued liabilities	$1,649,709	$1,206,299
Accounts payable – related party	—	158,934
Revenue payable	10,083,172	11,810,776
Lease liabilities – short term	4,970,563	8,910,972
Compression payable – short term	1,525,750	—
Unearned revenue	10,000	10,000
Debt payable	24,000,000	24,000,000
Interest payable	810,350	973,715
Total current liabilities	43,049,544	47,070,696

Debt payable	88,500,000	113,500,000
Unearned revenue	83,333	88,333
Lease liabilities – long term	392,969	1,614,591
Compression payable – long term	223,333	—

COMMITMENTS AND CONTINGENCIES (NOTE 9) MEMBER’S EQUITY	218,089,173	209,639,259
TOTAL LIABILITIES & MEMBER’S EQUITY	$350,338,352	$371,912,879

Tall Oak Midstream Operating, LLC and Subsidiaries
Interim Statements of Operations (Unaudited)

	Six Month Period Ended June 30, 2024	Six Month Period Ended June 30, 2023
REVENUES
Midstream services	$39,229,726	$48,046,084
Product sales	12,223,077	13,484,757
TOTAL REVENUES	51,452,803	61,530,841

EXPENSES
Cost of sales – revenue	854,718	1,206,852
Operating costs	13,071,901	21,350,829
Selling, general and administrative expenses	8,012,112	7,340,988
Depreciation expense	10,365,234	10,405,119
Amortization expense	618,970	1,393,763
ROU asset amortization expense	100,352	79,775
TOTAL OPERATING EXPENSES	33,023,287	41,777,326
OPERATING INCOME	18,429,516	19,753,515

OTHER INCOME (EXPENSE)
Interest income	161,558	81,897
Interest expense	(5,138,533)	(2,421,464)
Other expense	(2,627)	(48,473)
NET INCOME	$13,449,914	$17,365,475

Tall Oak Midstream Operating, LLC and Subsidiaries
Interim Statements of Changes in Member’s Equity (Unaudited)

Balance, January 1, 2023	$278,779,099
Contributions	799,979
Distributions	(5,000,000)
Net income	17,365,475
Balance, June 30, 2023	$291,944,553

Balance, January 1, 2024	$209,639,259
Distributions	(5,000,000)
Net income	13,449,914
Balance, June 30, 2024	$218,089,173

Tall Oak Midstream Operating, LLC and Subsidiaries
Interim Statements of Cash Flows (Unaudited)

	Six Month Period Ended June 30, 2024	Six Month Period Ended June 30, 2023
Net income	$13,449,914	$17,365,475
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation expense	10,365,234	10,405,119
Amortization expense	618,970	1,393,763
Amortization expense ROU finance leases	100,352	79,775
Interest expense ROU finance leases	14,688	11,351
Amortization of debt origination costs	161,275	75,675

Changes in operating assets and liabilities:
Accounts receivable & prepaid costs	5,626,195	(1,715,751)
Inventory	48,564	111,592
Accounts payable & accrued liabilities	284,475	(2,811,097)
Leases	—	(8,248)
Compression Payable	1,749,083	—
Revenue payable	417,951	247,326
Contract cost	—	5,831,350
Interest payable	(163,366)	(69,439)
NET CASH PROVIDED BY OPERATING ACTIVITIES	32,673,335	30,916,891

INVESTING ACTIVITIES
Purchase of property, plant & equipment	(4,547,912)	(10,976,707)
Disposal of property, plant & equipment	367,096	251,237
NET CASH USED IN INVESTING ACTIVITIES	(4,180,816)	(10,725,470)

FINANCING ACTIVITIES
Increase in debt payable	—	2,000,000
Reduction in debt payable	(25,000,000)	(15,125,000)
Contribution	—	799,979
Distribution	(5,000,000)	(5,000,000)
Other financing activities	(111,474)	(85,834)
NET CASH USED IN FINANCING ACTIVITIES	(30,111,474)	(17,410,855)

NET INCREASE IN CASH	(1,618,955)	2,780,566

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE PERIOD	6,925,454	4,626,026

CASH AND CASH EQUIVALENTS AT END OF THE PERIOD	$5,306,499	$7,406,592

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amount capitalized	$4,149,710	$1,923,021

NON-CASH INVESTING ACTIVITIES:
Capital expenditures included in accounts payable & accrued liabilities	$370,194	$268,535

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

Tall Oak Midstream Operating, LLC (the “Company”) was formed on December 14, 2020. The Company was formed to facilitate and expedite the midstream development of the Arkoma STACK play centered in Hughes County, OK. The Company is wholly owned by Tall Oak Midstream Holdings, LLC (HOLDINGS).

On February 26, 2021, HOLDINGS purchased all the outstanding equity interests of Tall Oak Woodford, LLC (WOODFORD). WOODFORD operates a processing plant and a natural gas liquids (NGL) infrastructure system. HOLDINGS contributed WOODFORD to the Company on February 26, 2021.

On February 26, 2021, VM Arkoma Stack, LLC (VMAS) and its wholly owned subsidiary BCZ Land Holdings, LLC (BCZ) were acquired by HOLDINGS. On February 26, 2021, HOLDINGS contributed VMAS and BCZ to the Company. VMAS was formed on November 27, 2017 to construct, develop and operate natural gas gathering systems, natural gas processing plants and compression facilities. BCZ is a Delaware Limited Liability Company formed on November 27, 2017 to acquire land and right of way in support of VMAS’ operations.

The Company is funded by Tall Oak Midstream Holdings, LLC and furthermore VM Arkoma Stack Holdings, LLC (VMASH). VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Unaudited Interim Financial Information

The accompanying interim unaudited condensed consolidated financial statements have been prepared in accordance with U.S. GAAP and, in the opinion of the Company, contain all adjustments, consisting of only normal recurring adjustments, necessary for a fair statement of its financial position as of June 30, 2024, and its results of operations for the six months ended June 30, 2024, and 2023, and cash flows for the six months ended June 30, 2024, and 2023. The consolidated balance sheet at December 31, 2023, was derived from the audited annual financial statements.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WOODFORD, VMAS and BCZ. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires the Company’s management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. The Company places its cash and cash equivalents with reputable financial institutions. At times, balances deposited may exceed FDIC insured limits. The Company has not incurred any losses related to these deposits.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company generates the majority of its revenues from midstream energy services, including gathering, compressing, processing and marketing, through various contractual arrangements, which include fee-based contract arrangements. While its transactions vary in form, the essential element of each transaction is the use of its assets to transport a product or provide a processed product to an end-user at the tailgate of the plant. Revenues from both “Product sales” and “Midstream services” represent revenues from contracts with customers and are reflected on the consolidated statement of operations as follows:

•        Product sales — Product sales represent the sale of natural gas, NGLs and condensate where the product is sold in connection with providing our midstream services as outlined above.

•        Midstream services — Midstream services represent all other revenue generated as a result of performing our midstream services as outlined above.

Evaluation of Its Contractual Performance Obligations

The Company evaluates its contracts with customers that are within the scope of ASC 606. In accordance with the new revenue recognition framework introduced by ASC 606, the Company identifies its performance obligations under its contracts with customers. These performance obligations include promises to perform midstream services for its customers over a specified contractual term.

The identification of performance obligations under its contracts requires a contract-by-contract evaluation of when control, including the economic benefit, of commodities transfers to and from us (if at all).

Accounting Methodology for Certain Contracts

The Company’s midstream service contracts related to NGL or natural gas gathering and processing do not contain a commodity purchase and the Company does not control the commodity. The Company earns a fee for its services and considers these contracts to contain performance obligations for its services. Accordingly, the Company considers the satisfaction of these performance obligations as revenue-generating, and the Company recognizes the fees received for satisfying these performance obligations as midstream service revenues over time as the Company satisfies its performance obligations. For contracts in which the Company does not possess control of the commodities and is acting as an agent, its consolidated statements of operations reflect midstream services revenues that the Company earns based on the terms contained in the applicable contract.

The Company also evaluates its contractual arrangements that contain a purchase and sale of commodities under the principal/agent provisions in ASC 606. For contracts where the Company possesses control of the commodity and acts as principal in the purchase and sale, the Company records product sales revenue at the price at which the commodities are sold, with a corresponding cost of sales equal to the cost of the commodities when purchased.

Satisfaction of Performance Obligations and Recognition of Revenue

For its commodity sales contracts, the Company satisfies its performance obligations at the point in time at which the commodity transfers from us to the customer. This transfer pattern aligns with its billing methodology. Therefore, the Company recognizes product sales revenue at the time the commodity is delivered and in the amount to which the Company has the right to invoice the customer. For its midstream service contracts that contain revenue-generating performance obligations, the Company satisfies its performance obligations over time as the Company performs the midstream services and as the customer receives the benefit of these services over the term of the contract. As permitted by ASC 606, the Company is utilizing the practical expedient that allows an entity to recognize revenue in the amount to which the entity has a right to invoice, since the Company has a right to consideration from its customer in an amount that corresponds directly with the value to the customer of its performance completed to date. Accordingly, the Company recognizes revenue over time as its midstream services are performed.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company generally accrues one month of sales and the related natural gas, NGL, and condensate purchases and reverses these accruals when the sales and purchases are invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates. The Company typically receives payment for invoiced amounts within one month, depending on the terms of the contract. The Company accounts for taxes collected from customers attributable to revenue transactions and remitted to government authorities on a net basis (excluded from revenues).

Revenue Receivable/Payable

Balances receivable from product sales are presented as revenue receivable on the consolidated balance sheet. Balances payable from product sales are presented as revenue payable on the consolidated balance sheet. The balances for revenue receivable were $11,368,025 and $13,518,580 for June 30, 2024 and December 31, 2023, respectively.

Other Receivable

During the year ended December 31, 2023, WOODFORD amended a contract with an existing producer to incentivize the producer to drill wells. As a result of the amendment, a receivable was recorded. The receivable balance was $4,188,078 at December 31, 2023. The Company’s Other Receivable was paid in full by the party to the contract during February of 2024. As of June 30, 2024 there is no Other Receivable balance.

Accounts Receivable

Accounts and revenues receivable include amounts due from customers for midstream services and product sales under normal trade terms, generally requiring payment within 30 days. Accounts receivable are presented net of an allowance for expected credit losses. The balances for accounts receivable were $6,270,938 and $8,423,908 for June 30, 2024 and December 31, 2023, respectively.

The Company adopted ASU 2016-13, Financial Instruments — Credit Losses and the subsequent applicable modifications to the rule on January 1, 2023. The Company may record a specific reserve for individual accounts when the Company becomes aware of specific customer circumstances. The Company recorded no allowance for any receivables as of December 31, 2023 or June 30, 2024. The Company determines its allowance for expected credit losses for all other accounts by considering a number of factors including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligations to the Company, and the condition of the general economy and industry as a whole. The Company does not generally require collateral from its customers. The Company did not determine the need to record any additional expected credit losses as of December 31, 2023 or June 30, 2024. The adoption of the ASU 2016-13 was adopted under the modified retrospective approach and did not result in an adjustment to opening retaining earnings as of January 1, 2023.

Property, Plant, and Equipment and Contract Costs

Property, plant, and equipment are carried at cost and depreciated on a straight-line basis over the useful life of the asset. When the asset is no longer serviceable and is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference (if any) is recorded as an adjustment to earnings.

The useful lives for each asset classification are as follows:

Processing plant	25 years
Compressor facilities	25 years
Well connects & gathering pipe	15 years
Liquid & gas infrastructure	15 years

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has contract costs associated with costs of obtaining contracts and construction cost paid in relation to third party owned pipelines that benefit our operations. During 2023 the Company made a change in amortization method for certain contract related intangibles from a unit of production based method to straight line. The Company accounted for the change prospectively in accordance with GAAP. All other cost is amortized on a straight-line basis over the life of the associated asset.

Inventory

Inventory is comprised of condensate held at the processing plant and compressor facilities. Inventory is valued at net realizable value.

Impairments of Long-Lived Assets and Contract Costs

The Company reviews long-lived assets and contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. Individual assets are grouped at the lowest level for which the related identifiable cash flows are largely independent of the cash flows of other assets and liabilities. These cash flow estimates require management to make judgments and assumptions related to operating and cash flow results, economic obsolescence, the business climate, contractual, legal and other factors. If the carrying amount exceeds the expected future undiscounted cash flows, the Company recognizes a non-cash impairment loss equal to the excess of net book value over fair value as determined by present value techniques. The estimated cash flows used to assess recoverability of our long-lived assets and measure fair value of our asset group are derived from current business plans, which are developed using near-term and long-term price assumptions, other key assumptions include volume projections, operating costs, timing of incurring such costs, and the use of appropriate values and discount rates. Any changes management makes to these projections and assumptions can result in significant revisions to management’s evaluation of recoverability of its long-lived assets and the recognition of additional impairments. The Company believes its estimates and models used to determine fair values are similar to what a market participant would use.

Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities are representative of fair value due to the highly liquid and short-term nature of the instruments.

Income Taxes

The Company is organized as a Delaware Limited Liability Company. The taxable income of the Company will be included in the federal income tax returns filed by its Members. Accordingly, no tax provision has been made in the consolidated financial statements of the Company.

ASC Topic 740, Income Taxes, related to accounting for uncertainty in income taxes, requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken that would not meet this threshold and that would require recognition in these consolidated financial statements. The Company’s policy is to reflect interest and penalties related to uncertain tax positions as part of its selling, general, and administrative expenses when and if they become applicable.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Asset Retirement Obligations

The Company accounts for asset retirement obligations, if any, by recording the fair value of an asset retirement obligation as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, the Company would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. In order to determine fair value of a liability, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective.

Upon abandonment or retirement of the pipeline, the Company is obligated to render the pipeline site clean and safe for future dormancy. Management is unable to reasonably determine the fair value of such asset retirement obligation because the settlement date is indeterminable and could range up to 25 years.

Recent Accounting Pronouncements

Accounting standard setters frequently issue new or revised accounting rules. The Company reviews new pronouncements to determine the impact, if any, on the Company’s consolidated financial statements. The Company has reviewed recently issued accounting pronouncements that became effective during the year ended December 31, 2023 and the year to date ended June 30, 2024 and has determined that none had a material impact to its consolidated financial statements.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment as of June 30, 2024 and December 31, 2023 consists of the following:

	6/30/2024 (Unaudited)	12/31/2023
Processing plant	$134,899,679	$135,220,748
Compressor facilities	58,607,187	56,147,930
Well connects & gathering pipe	194,303,097	193,416,498
Construction in progress	8,136,451	6,971,075
Land	1,272,260	1,272,260
Auto & Trucks	76,770	90,450
Furniture & Fixtures	21,728	21,728
Equipment & Leasehold	114,685	114,684
Accumulated depreciation	(96,444,849)	(86,083,948)
Property, plant and equipment, net	$300,987,008	$307,171,425

Depreciation expense for property, plant and equipment was $10,365,234 and $10,405,119 for the six months ended June 30, 2024 and June 30, 2023, respectively. Construction in progress includes $302,266 and $511,134 of total capitalized interest at June 30, 2024 and December 31, 2023, respectively.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 4. CONTRACT COSTS

The value of the Company’s net contract costs is $17,516,816 and $18,135,786 as of June 30, 2024 and December 31, 2023, respectively. The contract costs are classified as direct incremental costs of obtaining gas gathering and processing contracts (GGPA) and construction cost paid in relation to third party owned pipelines that benefit our operations.

The balance at June 30, 2024 and December 31, 2023 is comprised of the following:

	6/30/2024 (Unaudited)	12/31/2023
Contributions in Aid of Construction – Interconnect Agreements	$4,591,564	$4,591,564
Producer GGPA Incentive Payment #2	9,500,000	9,500,000
Producer GGPA Incentive Payment #3	2,543,914	2,543,914
Producer GGPA Incentive Payment #4	1,500,000	1,500,000
Acreage Dedication	2,900,000	2,900,000
Accumulated amortization	(3,518,662)	(2,899,692)
Contract Costs, net	$17,516,816	$18,135,786

Amortization expense for contract costs was $618,970 and $1,393,763 for the six months ended June 30, 2024 and June 30, 2023, respectively.

The following table summarizes our estimated aggregate amortization expense for the next five years and thereafter:

2024	$618,969
2025	1,237,939
2026	1,237,939
2027	1,237,939
2028	1,237,939
Thereafter	11,946,091
Total	$17,516,816

NOTE 5. MEMBER’S EQUITY

The Company is supported by HOLDINGS and furthermore VMASH. VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP. As of June 30, 2024 and December 31, 2023, HOLDINGS held 100.0% of the Company.

NOTE 6. DEBT

In conjunction with HOLDINGS’ acquisition of all the outstanding membership interests of WOODFORD, The Company entered into a third amendment to a preexisting credit agreement on February 26, 2021, extending the maturity date to December 31, 2024. The commitment amount of the revolving credit facility was reduced to $30.0 million and a term loan facility with a maximum principal amount of $50.0 million was established. On September 30, 2021 the credit facility was amended and increased to $50.0 million.

On July 21, 2023, OPERATING entered into a third amended and restated credit agreement extending the maturity date to July 21, 2028. The commitment amount of the revolving credit facility was reduced to $30.0 million and the term loan facility was increased to a maximum principal amount of $120.0 million. There was $30.0 million drawn on the credit facility at December 31, 2023. The amount outstanding on the term loan facility was $107.5 million at December 31, 2023.

There was $17.0 million drawn on the credit facility at June 30, 2024. The amount outstanding on the term loan facility was $95.5 million at June 30, 2024.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 6. DEBT (cont.)

The Company must comply with certain financial covenants including a maximum leverage ratio and minimum net worth. The leverage ratio requirement commenced on March 31, 2021 and the minimum net worth requirement commenced on July 21, 2023. The Company was in compliance with the financial covenants as of June 30, 2024 and December 31, 2023.

On September 30, 2022, the Interest expense per the credit facility agreement was changed from the LIBOR rate plus a specified percentage set in the credit facility to a per annum contract rate equal to the SOFR rate plus a specified percentage set in the agreement. The effective interest rate was 8.33% and 8.18% at June 30, 2024 and December 31, 2023, respectively. In accordance with accrual accounting, interest is recognized at the time it is incurred. The Company has paid $5,253,659 and $2,622,614 of interest associated with the BancFirst debt agreements for the six months ended June 30, 2024 and June 30, 2023, respectively, and has $810,350 and $973,715 of interest payable associated with the BancFirst debt agreements at June 30, 2024 and December 31, 2023, respectively.

The scheduled maturities of the outstanding debt as of June 30, 2024 are summarized as follows:

Year	Amount
2024	$12,000,000
2025	41,000,000
2026	24,000,000
2027	24,000,000
2028	11,500,000
Total	$112,500,000

NOTE 7. EMPLOYMENT BENEFITS

Company Benefits

Employees of the Company are eligible to participate in a 401(k) matching plan in which the Company will fully match up to 4% of the employee salary, limited by attributable IRS contribution regulations. The Company paid $56,587 and $51,466 in matching contributions to the plan for the six months ended June 30, 2024 and June 30, 2023, respectively.

NOTE 8. RELATED PARTY TRANSACTIONS

On February 26, 2021, the Company approved a budget wherein Tall Oak Midstream Management, LLC (MANAGEMENT) would provide certain personnel, support services and administrative services with respect to the Company, WOODFORD and VMAS’ midstream operations and certain other matters. MANAGEMENT is wholly owned by VMASH. VMASH is backed by private equity from Tailwater Energy Fund III, LP. The Company reimburses MANAGEMENT monthly for all reasonable general and administrative expenses required for MANAGEMENT to perform its services and is reimbursed by WOODFORD and VMAS for their respective shares of the costs. These costs are recorded in the Selling, general and administrative expenses line on the Interim Statements of Operations (Unaudited).

Total costs allocated from MANAGEMENT were $5,378,665 and $4,750,975 for the six months ended June 30, 2024 and June 30, 2023, respectively. Included in these cost is a receivable from MANAGEMENT in the amount of $361,820 at June 30, 2024 and a payable to MANAGEMENT in the amount of $158,934 at December 31, 2023.

Consolidating journal entries eliminate the related Balance Sheet, Statement of Operations, and Statement of Cash Flows intercompany transactions upon consolidation.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal Matters

In the ordinary course of business, the Company may become involved in certain claims and legal actions. Management does not believe that the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation.

NOTE 10. LEASES

Effective with the adoption of ASC 842 in January of 2022, the Company evaluates new contracts at inception to determine if the contract conveys the right to control the use of an identified asset for a period of time in exchange for periodic payments. A lease exists if we obtain substantially all of the economic benefits of an asset, and we have the right to direct the use of that asset. When a lease exists, we record a right-of-use asset that represents our right to use the asset over the lease term and a lease liability that represents our obligation to make payments over the lease term. Lease liabilities are recorded at the sum of future lease payments discounted by the collateralized rate we could obtain to lease a similar asset over a similar period, and right-of-use assets are recorded equal to the corresponding lease liability, plus any prepaid or direct costs incurred to enter the lease, less the cost of any incentives received from the lessor. The company applied certain practical expedients that were allowed in the adoption of ASC 842, including not recording a right-of-use asset or liability for leases of twelve months or less and not separating lease and non-lease components of lease arrangements.

The majority of our leases are for the following types of assets:

•        Compression Services.    The Company pays third parties to provide compression services for our assets. Under these agreements, a third party installs and operates compressor units per a contractual agreement. While the third party determines which compressors to install and operates and maintains the units, the Company is the sole economic beneficiary of the identified assets. These agreements are typically for an initial term of one to two years and will automatically renew from month to month or year to year until canceled by us or the lessor. Compression services represent $4.9 million of our lease liability and $4.9 million of our right-of-use asset as of June 30, 2024 and $10.2 million of our lease liability and $10.2 million of our right-of-use asset as of December 31, 2023.

•        Vehicles.    The Company leases vehicles. These leases are typically for multiple years and represent $0.5 million of our lease liability and $0.5 million of our right-of-use asset as of June 30, 2024 and $0.3 million of our lease liability and $0.3 million of our right-of-use asset as of December 31, 2023.

Lease balances recorded on the consolidated balance sheets as of June 30, 2024 are as follows:

	Operating leases	Finance leases	Total
ROU assets	$4,861,315	$487,587	$5,348,902
Current lease liabilities	$4,721,237	$249,326	$4,970,563
Long-term lease liabilities	$140,078	$252,891	$392,969
Other lease information
Weighted-average remaining lease term – Operating leases	7 months
Weighted-average discount rate – Operating leases	8.04%
Weighted-average remaining lease term – Finance leases	26 months
Weighted-average discount rate – Finance leases	7.85%

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 10. LEASES (cont.)

Lease balances recorded on the consolidated balance sheets as of December 31, 2023 are as follows:

	Operating leases	Finance leases	Total
ROU assets	$10,208,595	$305,905	$10,514,500
Current lease liabilities	$8,756,650	$154,322	$8,910,972
Long-term lease liabilities	$1,451,943	$162,648	$1,614,591
Other lease information
Weighted-average remaining lease term – Operating leases	13 months
Weighted-average discount rate – Operating leases	7.63%
Weighted-average remaining lease term – Finance leases	24 months
Weighted-average discount rate – Finance leases	7.37%

Certain of our lease agreements have options to extend the lease for a certain period after the expiration of the initial term. We recognize the cost of a lease over the expected total term of the lease, including optional renewal periods that we can reasonably expect to exercise. We do not have material obligations whereby we guarantee a residual value on assets we lease, nor do our lease agreements impose restrictions or covenants that could affect our ability to make distributions.

Lease expense is recognized on the consolidated statements of operations as “Operating costs” and “Selling, general and administrative expenses” depending on the nature of the leased asset. The components of total lease expense for the six months ended June 30, 2024 and June 30, 2023 are as follows:

	2024 (Unaudited)	2023 (Unaudited)
Finance lease expense:
Amortization of right-of-use asset	$100,352	$79,775
Interest on lease liability	14,688	11,351
Operating lease expense:
Long-term operating lease expense	5,222,789	8,447,577
Short-term lease expense	1,998,519	128,425
Variable lease expense	—	—
Total lease expense	$7,336,348	$8,667,128

Other information about our leases for the year six months ended June 30, 2024 and June 30, 2023 is presented below:

Supplemental cash flow information:	2024	2023
Cash payments for finance leases included in cash flows from financing activities	$185,248	217,032
Cash payments for finance leases included in cash flows from operating activities	$115,040	91,126
Right-of-use assets obtained in exchange for operating lease liabilities	$61,969	12,008,357
Right-of-use assets obtained in exchange for finance lease liabilities	$282,034	537,454

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 10. LEASES (cont.)

The following table summarizes the maturity of our lease liability as of June 30, 2024:

	Total	2024	2025	2026	2027	2028	Thereafter
Undiscounted operating lease liability	$4,982,979	$3,620,490	$1,362,489	$—	$—	$—	$—
Reduction due to present value	(121,664)	(103,222)	(18,442)	—	—	—	—
Operating lease liability	$4,861,315	$3,517,268	$1,344,047	$—	$—	$—	$—

Undiscounted finance lease liability	$549,922	$145,200	$250,009	$119,995	$34,718	$—	$—
Reduction due to present value	(47,705)	(18,412)	(21,680)	(7,613)	—	—	—
Finance lease liability	$502,217	$126,788	$228,329	$112,382	$34,718	$—	$—

The following table summarizes the maturity of our lease liability as of December 31, 2023:

	Total	2024	2025	2026	2027	2028	Thereafter
Undiscounted operating lease liability	$10,617,985	$9,147,401	$1,470,584	$—	$—	$—	$—
Reduction due to present value	(409,392)	(390,751)	(18,641)	—	—	—	—
Operating lease liability	$10,208,593	$8,756,650	$1,451,943	$—	$—	$—	$—

Undiscounted finance lease liability	$342,209	$172,945	$148,991	$20,273	$—	$—	$—
Reduction due to present value	(25,239)	(18,623)	(6,522)	(94)	—	—	—
Finance lease liability	$316,970	$154,322	$142,469	$20,179	$—	$—	$—

NOTE 11. COMPRESSION PAYABLE

On January 22, 2024, OPERATING entered into an agreement to purchase five compressor units from an outside third party. These units will incur monthly installment payments that began in February 2024 and run through December 2025. Compression Payable had an outstanding balance of $1,749,083 at June 30, 2024.

NOTE 12. SUBSEQUENT EVENTS

Subsequent events were evaluated through October 10, 2024, the date which the consolidated financial statements were available to be issued, for potential recognition or disclosure in these financials.

On July 30, 2024, OPERATING entered into a fourth amended and restated credit agreement with a maturity date of July 21, 2028. The commitment amount of the revolving credit facility was held at $30.0 million and the term loan facility was increased to a maximum principal amount of $140.0 million. There was $13.5 million drawn on the credit facility at October 9, 2024. The amount outstanding on the term loan facility was $134.04 million at October 9, 2024.

Tall Oak Midstream Operating, LLC and Subsidiaries
Notes to the Consolidated Interim Financial Statements (Unaudited)

NOTE 12. SUBSEQUENT EVENTS (cont.)

On October 1, 2024, Summit Midstream Corporation, a Delaware corporation (“SUMMIT”), entered into a Business Contribution Agreement (the “Business Contribution Agreement”), by and among SUMMIT, Summit Midstream Partners, LP, a Delaware limited partnership (the “PARTNERSHIP”), and HOLDINGS, pursuant to which, among other things, upon the satisfaction of the terms and conditions set forth therein, HOLDINGS will contribute all of its equity interests in the Company to the PARTNERSHIP, in exchange for an aggregate amount equal to (i) $425,000,000, consisting of (x) $155,000,000 in cash consideration, subject to certain adjustments contemplated by the Business Contribution Agreement and (y) 7,471,008 shares of Class B common stock of SUMMIT, par value $0.01 per share (the “Class B Common Stock”) and 7,471,008 common units representing limited partner interests of the PARTNERSHIP (the “Partnership Units” and together with the Class B Common Stock, the “Securities”), plus (ii) potential cumulative earnout payments continuing through March 31, 2026 not to exceed $25,000,000 in the aggregate that HOLDINGS may become entitled to receive pursuant to the Business Contribution Agreement subject to the Company achieving certain business milestones.

Independent Auditor’s Report

To the Member of
Tall Oak Midstream Operating, LLC

Opinion

We have audited the consolidated financial statements of Tall Oak Midstream Operating, LLC and subsidiaries (the “Company”) which comprise the consolidated balance sheet as of December 31, 2023, and the related consolidated statements of operations, changes in member’s equity, and cash flows for the year then ended, and the related notes to the consolidated financial statements (together, the “financial statements”).

In our opinion, the accompanying financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2023, and the results of their operations and their cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for Opinion

We conducted our audit in accordance with auditing standards generally accepted in the United States of America (GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities, in accordance with the relevant ethical requirements relating to our audit. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of Management for the Financial Statements

Management is responsible for the preparation and fair presentation of the financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date that the financial statements are issued (or when applicable, one year after the date that the financial statements are available to be issued).

The Member of
Tall Oak Midstream Operating, LLC

Auditor’s Responsibilities for the Audit of the Financial Statements

Our objectives are to obtain reasonable assurance about whether the financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the financial statements.

In performing an audit in accordance with GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

WEAVER AND TIDWELL, L.L.P.

Oklahoma City, Oklahoma
April 8, 2024

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEET
December 31, 2023

ASSETS
CURRENT ASSETS
Cash & cash equivalents	$6,925,454
Accounts receivable	8,423,908
Revenue receivable	13,518,580
Other receivable	4,188,078
Prepaid costs	1,190,944
Deposits	3,490
Inventory	389,244
Total current assets	34,639,698

PROPERTY, PLANT AND EQUIPMENT, net
Property, plant and equipment	393,255,373
Accumulated depreciation	(86,083,948)
307,171,425

Contract costs, net	18,135,786
ROU assets	10,514,500
Other assets, net	1,451,470
TOTAL ASSETS	$371,912,879

LIABILITIES & MEMBER’S EQUITY

CURRENT LIABILITIES
Accounts payable & accrued liabilities	$1,206,299
Accounts payable – related party	158,934
Revenue payable	11,810,776
Lease liabilities – short term	8,910,972
Unearned revenue	10,000
Debt payable	24,000,000
Interest payable	973,715
Total current liabilities	47,070,696

Debt payable	113,500,000
Unearned revenue	88,333
Lease liabilities – long term	1,614,591

COMMITMENTS AND CONTINGENCIES (NOTE 9)

MEMBER’S EQUITY	209,639,259
TOTAL LIABILITIES & MEMBER’S EQUITY	$371,912,879

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2023

REVENUES
Midstream services	$88,676,960
Product sales	27,767,749
TOTAL REVENUES	116,444,709

EXPENSES
Cost of sales – revenue	2,047,804
Operating costs	35,672,052
Selling, general and administrative expenses	15,394,138
Depreciation expense	20,713,673
Amortization expense	2,012,733
ROU asset amortization expense	170,471
TOTAL OPERATING EXPENSES	76,010,871

OPERATING INCOME	40,433,838

OTHER INCOME (EXPENSE)
Interest income	400,802
Interest expense	(8,225,989)
Other expense	(48,470)
NET INCOME	$32,560,181

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF CHANGES IN MEMBER’S EQUITY
Year Ended December 31, 2023

Member’s Equity
Balance, December 31, 2022	$278,779,099
Contribution	799,979
Distributions	(102,500,000)
Net income	32,560,181
Balance, December 31, 2023	$209,639,259

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2023

OPERATING ACTIVITIES
Net income	$32,560,181
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation expense	20,713,673
Amortization expense	2,012,733
Amortization expense ROU finance leases	170,471
Interest expense ROU finance leases	25,166
Amortization of debt origination costs	(1,148,773)

Changes in operating assets and liabilities:
Accounts receivable & prepaid costs	(4,746,071)
Inventory	43,373
Accounts payable & accrued liabilities	(4,503,175)
Leases	(8,248)
Revenue payable	(128,648)
Contract cost	5,831,350
Interest payable	501,568
NET CASH PROVIDED BY OPERATING ACTIVITIES	51,323,600

INVESTING ACTIVITIES
Purchase of property, plant & equipment	(12,998,934)
Disposal of property, plant & equipment	238,327
NET CASH USED IN INVESTING ACTIVITIES	(12,760,607)

FINANCING ACTIVITIES
Increase in debt payable	100,268,354
Reduction in debt payable	(34,645,833)
Contribution	799,979
Distribution	(102,500,000)
Other financing activities	(186,065)
NET CASH USED IN FINANCING ACTIVITIES	(36,263,565)

NET INCREASE IN CASH	2,299,428

CASH AND CASH EQUIVALENTS AT BEGINNING OF THE YEAR	4,626,026

CASH AND CASH EQUIVALENTS AT END OF THE YEAR	$6,925,454

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amount capitalized	$6,736,970

NON-CASH INVESTING ACTIVITIES:
Capital expenditures included in accounts payable & accrued liabilities	$141,090

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

Tall Oak Midstream Operating, LLC (the “Company”) was formed on December 14, 2020. The Company was formed to facilitate and expedite the midstream development of the Arkoma STACK play centered in Hughes County, OK. The Company is wholly owned by Tall Oak Midstream Holdings, LLC (HOLDINGS).

On February 26, 2021, HOLDINGS purchased all the outstanding equity interests of Tall Oak Woodford, LLC (WOODFORD). WOODFORD operates a processing plant and a natural gas liquids (NGL) infrastructure system. HOLDINGS contributed WOODFORD to the Company on February 26, 2021.

On February 26, 2021, VM Arkoma Stack, LLC (VMAS) and its wholly owned subsidiary BCZ Land Holdings, LLC (BCZ) were acquired by HOLDINGS. On February 26, 2021, HOLDINGS contributed VMAS and BCZ to the Company. VMAS was formed on November 27, 2017 to construct, develop and operate natural gas gathering systems, natural gas processing plants and compression facilities. BCZ is a Delaware Limited Liability Company formed on November 27, 2017 to acquire land and right of way in support of VMAS’ operations.

The Company is funded by Tall Oak Midstream Holdings, LLC and furthermore VM Arkoma Stack Holdings, LLC (VMASH). VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WOODFORD, VMAS and BCZ. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires the Company’s management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. The Company places its cash and cash equivalents with reputable financial institutions. At times, balances deposited may exceed FDIC insured limits. The Company has not incurred any losses related to these deposits.

Revenue Recognition

The Company generates the majority of its revenues from midstream energy services, including gathering, compressing, processing and marketing, through various contractual arrangements, which include fee-based contract arrangements. While its transactions vary in form, the essential element of each transaction is the use of its assets

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to transport a product or provide a processed product to an end-user at the tailgate of the plant. Revenues from both “Product sales” and “Midstream services” represent revenues from contracts with customers and are reflected on the consolidated statement of operations as follows:

•        Product sales — Product sales represent the sale of natural gas, NGLs and condensate where the product is sold in connection with providing our midstream services as outlined above.

•        Midstream services — Midstream services represent all other revenue generated as a result of performing our midstream services as outlined above.

Evaluation of Its Contractual Performance Obligations

The Company evaluates its contracts with customers that are within the scope of ASC 606. In accordance with the new revenue recognition framework introduced by ASC 606, the Company identifies its performance obligations under its contracts with customers. These performance obligations include promises to perform midstream services for its customers over a specified contractual term.

The identification of performance obligations under its contracts requires a contract-by-contract evaluation of when control, including the economic benefit, of commodities transfers to and from us (if at all).

Accounting Methodology for Certain Contracts

The Company’s midstream service contracts related to NGL or natural gas gathering and processing do not contain a commodity purchase and the Company does not control the commodity. The Company earns a fee for its services and considers these contracts to contain performance obligations for its services. Accordingly, the Company considers the satisfaction of these performance obligations as revenue-generating, and the Company recognizes the fees received for satisfying these performance obligations as midstream service revenues over time as the Company satisfies its performance obligations. For contracts in which the Company does not possess control of the commodities and is acting as an agent, its consolidated statements of operations reflect midstream services revenues that the Company earns based on the terms contained in the applicable contract.

The Company also evaluates its contractual arrangements that contain a purchase and sale of commodities under the principal/agent provisions in ASC 606. For contracts where the Company possesses control of the commodity and acts as principal in the purchase and sale, the Company records product sales revenue at the price at which the commodities are sold, with a corresponding cost of sales equal to the cost of the commodities when purchased.

Satisfaction of Performance Obligations and Recognition of Revenue

For its commodity sales contracts, the Company satisfies its performance obligations at the point in time at which the commodity transfers from us to the customer. This transfer pattern aligns with its billing methodology. Therefore, the Company recognizes product sales revenue at the time the commodity is delivered and in the amount to which the Company has the right to invoice the customer. For its midstream service contracts that contain revenue-generating performance obligations, the Company satisfies its performance obligations over time as the Company performs the midstream services and as the customer receives the benefit of these services over the term of the contract. As permitted by ASC 606, the Company is utilizing the practical expedient that allows an entity to recognize revenue in the amount to which the entity has a right to invoice, since the Company has a right to consideration from its customer in an amount that corresponds directly with the value to the customer of its performance completed to date. Accordingly, the Company recognizes revenue over time as its midstream services are performed.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company generally accrues one month of sales and the related natural gas, NGL, and condensate purchases and reverses these accruals when the sales and purchases are invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates. The Company typically receives payment for invoiced amounts within one month, depending on the terms of the contract. The Company accounts for taxes collected from customers attributable to revenue transactions and remitted to government authorities on a net basis (excluded from revenues).

Revenue Receivable/Payable

Balances receivable from product sales are presented as revenue receivable on the consolidated balance sheet. Balances payable from product sales are presented as revenue payable on the consolidated balance sheet. The balances for revenue receivable were $15,578,150 and $13,518,580 for January 2023 and December 2023, respectively.

Other Receivable

During the year ended December 31, 2023, WOODFORD amended a contract with an existing producer to incentivize the producer to drill wells. As a result of the amendment, a receivable was recorded. The receivable balance was $4,188,078 at December 31, 2023. See NOTE 11. SUBSEQUENT EVENTS.

Accounts Receivable

Accounts and revenues receivable include amounts due from customers for midstream services and product sales under normal trade terms, generally requiring payment within 30 days. Accounts receivable are presented net of an allowance for expected credit losses. The balances for accounts receivable were $8,078,165 and $8,423,908 for January 2023 and December 2023, respectively.

The Company adopted ASU 2016-13, Financial Instruments — Credit Losses and the subsequent applicable modifications to the rule on January 1, 2023. The Company may record a specific reserve for individual accounts when the Company becomes aware of specific customer circumstances. The Company recorded no allowance for any receivables as of December 31, 2023. The Company determines its allowance for expected credit losses for all other accounts by considering a number of factors including the length of time accounts receivable are past due, the Company’s previous loss history, the debtor’s current ability to pay its obligations to the Company, and the condition of the general economy and industry as a whole. The Company does not generally require collateral from its customers. The Company did not determine the need to record any additional expected credit losses as of December 31, 2023. The adoption of the ASU 2016-13 was adopted under the modified retrospective approach and did not result in an adjustment to opening retaining earnings as of January 1, 2023.

Property, Plant, and Equipment and Contract Costs

Property, plant, and equipment are carried at cost and depreciated on a straight-line basis over the useful life of the asset. When the asset is no longer serviceable and is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference (if any) is recorded as an adjustment to earnings.

The useful lives for each asset classification are as follows:

Processing plant	25 years
Compressor facilities	25 years
Well connects & gathering pipe	15 years
Liquid & gas infrastructure	15 years

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company has contract costs associated with costs of obtaining contracts and construction cost paid in relation to third party owned pipelines that benefit our operations. During 2023 the Company made a change in amortization method for certain contract related intangibles from a unit of production based method to straight line. The Company accounted for the change prospectively in accordance with GAAP. All other cost is amortized on a straight-line basis over the life of the associated asset.

Inventory

Inventory is comprised of excess pipeline from completed projects and condensate held at the processing plant and compressor facilities. Inventory is valued at the lower of cost or net realizable value.

Impairments of Long-Lived Assets and Contract Costs

The Company reviews long-lived assets and contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. Individual assets are grouped at the lowest level for which the related identifiable cash flows are largely independent of the cash flows of other assets and liabilities. These cash flow estimates require management to make judgments and assumptions related to operating and cash flow results, economic obsolescence, the business climate, contractual, legal and other factors. If the carrying amount exceeds the expected future undiscounted cash flows, the Company recognizes a non-cash impairment loss equal to the excess of net book value over fair value as determined by present value techniques. The estimated cash flows used to assess recoverability of our long-lived assets and measure fair value of our asset group are derived from current business plans, which are developed using near-term and long-term price assumptions, other key assumptions include volume projections, operating costs, timing of incurring such costs, and the use of appropriate values and discount rates. Any changes management makes to these projections and assumptions can result in significant revisions to management’s evaluation of recoverability of its long-lived assets and the recognition of additional impairments. The Company believes its estimates and models used to determine fair values are similar to what a market participant would use.

Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities are representative of fair value due to the highly liquid and short-term nature of the instruments.

Income Taxes

The Company is organized as a Delaware Limited Liability Company. The taxable income of the Company will be included in the federal income tax returns filed by its Members. Accordingly, no tax provision has been made in the consolidated financial statements of the Company.

ASC Topic 740, Income Taxes, related to accounting for uncertainty in income taxes, requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken that would not meet this threshold and that would require recognition in these consolidated financial statements. The Company’s policy is to reflect interest and penalties related to uncertain tax positions as part of its selling, general, and administrative expenses when and if they become applicable.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Asset Retirement Obligations

The Company accounts for asset retirement obligations, if any, by recording the fair value of an asset retirement obligation as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, the Company would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. In order to determine fair value of a liability, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective.

Upon abandonment or retirement of the pipeline, the Company is obligated to render the pipeline site clean and safe for future dormancy. Management is unable to reasonably determine the fair value of such asset retirement obligation because the settlement date is indeterminable and could range up to 25 years.

Recent Accounting Pronouncements

Accounting standard setters frequently issue new or revised accounting rules. The Company reviews new pronouncements to determine the impact, if any, on the Company’s consolidated financial statements. The Company has reviewed recently issued accounting pronouncements that became effective during the year ended December 31, 2023 and has determined that none had a material impact to its consolidated financial statements.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment at December 31, 2023 consists of the following:

Processing plant	$135,220,748
Compressor facilities	56,147,930
Well connects & gathering pipe	193,416,498
Construction in progress	6,971,075
Land	1,272,260
Auto & Trucks	90,450
Furniture & Fixtures	21,728
Equipment & Leasehold	114,684
Accumulated depreciation	(86,083,948)
Property, plant and equipment, net	$307,171,425

Depreciation expense for property, plant and equipment for the year ended December 31, 2023 was $20,713,673. Construction in progress includes $511,134 of total capitalized interest for the year ended December 31, 2023.

NOTE 4. CONTRACT COSTS

The value of the Company’s net contract costs as of December 31, 2023 is $18,135,786. The contract costs are classified as direct incremental costs of obtaining gas gathering and processing contracts (GGPA) and construction cost paid in relation to third party owned pipelines that benefit our operations.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 4. CONTRACT COSTS (cont.)

The balance at December 31, 2023 is comprised of the following:

Contributions in Aid of Construction – Interconnect Agreements	$4,591,564
Producer GGPA Incentive Payment #2	9,500,000
Producer GGPA Incentive Payment #3	2,543,914
Producer GGPA Incentive Payment #4	1,500,000
Acreage Dedication	2,900,000
Accumulated amortization	(2,899,692)
Contract Costs, net	$18,135,786

Amortization expense for contract costs for the year ended December 31, 2023 was $2,012,733.

The following table summarizes our estimated aggregate amortization expense for the next five years and thereafter:

2024	$1,237,939
2025	1,237,939
2026	1,237,939
2027	1,237,939
2028	1,237,939
Thereafter	11,946,091
Total	$18,135,786

NOTE 5. MEMBER’S EQUITY

The Company is supported by HOLDINGS and furthermore VMASH. VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP. As of December 31, 2023, HOLDINGS held 100.0% of the Company.

NOTE 6. DEBT

In conjunction with HOLDINGS’ acquisition of all the outstanding membership interests of WOODFORD, The Company entered into a third amendment to a preexisting credit agreement on February 26, 2021, extending the maturity date to December 31, 2024. The commitment amount of the revolving credit facility was reduced to $30.0 million and a term loan facility with a maximum principal amount of $50.0 million was established. On September 30, 2021 the credit facility was amended and increased to $50.0 million.

On July 21, 2023, OPERATING entered into a third amended and restated credit agreement extending the maturity date to July 21, 2028. The commitment amount of the revolving credit facility was reduced to $30.0 million and the term loan facility was increased to a maximum principal amount of $120.0 million. There was $30.0 million drawn on the credit facility at December 31, 2023. The amount outstanding on the term loan facility was $107.5 million at December 31, 2023.

The Company must comply with certain financial covenants including a maximum leverage ratio and minimum net worth. The leverage ratio requirement commenced on March 31, 2021 and the minimum net worth requirement commenced on July 21, 2023. The Company was in compliance with the financial covenants as of December 31, 2023.

On September 30, 2022, the Interest expense per the credit facility agreement was changed from the LIBOR rate plus a specified percentage set in the credit facility to a per annum contract rate equal to the SOFR rate plus a specified percentage set in the agreement. The effective interest rate at December 31, 2023 was 8.18%. In accordance with accrual accounting, interest is recognized at the time it is incurred. The Company has paid $7,248,104 of interest associated with the BancFirst debt agreements for the year ended December 31, 2023 and has $973,715 of interest payable associated with the BancFirst debt agreements at December 31, 2023.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 6. DEBT (cont.)

The scheduled maturities of the outstanding debt as of December 31, 2023 are summarized as follows:

Year	Amount
2024	$24,000,000
2025	54,000,000
2026	24,000,000
2027	24,000,000
2028	11,500,000
Total	$137,500,000

NOTE 7. EMPLOYMENT BENEFITS

Company Benefits

Employees of the Company are eligible to participate in a 401(k) matching plan in which the Company will fully match up to 4% of the employee salary, limited by attributable IRS contribution regulations. The Company paid $104,380 in matching contributions to the plan during the year ended to December 31, 2023.

NOTE 8. RELATED PARTY TRANSACTIONS

On February 26, 2021, the Company approved a budget wherein Tall Oak Midstream Management, LLC (MANAGEMENT) would provide certain personnel, support services and administrative services with respect to the Company, WOODFORD and VMAS’ midstream operations and certain other matters. MANAGEMENT is wholly owned by VMASH. VMASH is backed by private equity from Tailwater Energy Fund III, LP. The Company reimburses MANAGEMENT monthly for all reasonable general and administrative expenses required for MANAGEMENT to perform its services and is reimbursed by WOODFORD and VMAS for their respective shares of the costs.

Total costs allocated from MANAGEMENT for the year ended December 31, 2023 were $10,222,539, including a payable to MANAGEMENT of $158,934 at December 31, 2023.

Consolidating journal entries eliminate the related Balance Sheet, Statement of Operations, and Statement of Cash Flows intercompany transactions upon consolidation.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal Matters

In the ordinary course of business, the Company may become involved in certain claims and legal actions. Management does not believe that the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation.

NOTE 10. LEASES

Effective with the adoption of ASC 842 in January of 2022, the Company evaluates new contracts at inception to determine if the contract conveys the right to control the use of an identified asset for a period of time in exchange for periodic payments. A lease exists if we obtain substantially all of the economic benefits of an asset, and we have the right to direct the use of that asset. When a lease exists, we record a right-of-use asset that represents our right to use the asset over the lease term and a lease liability that represents our obligation to make payments over the lease term. Lease liabilities are recorded at the sum of future lease payments discounted by the collateralized rate we could obtain to lease a similar asset over a similar period, and right-of-use assets are recorded equal to the corresponding lease liability, plus any prepaid or direct costs incurred to enter the lease, less the cost of any incentives received from

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 10. LEASES (cont.)

the lessor. The company applied certain practical expedients that were allowed in the adoption of ASC 842, including not recording a right-of-use asset or liability for leases of twelve months or less and not separating lease and non-lease components of lease arrangements.

The majority of our leases are for the following types of assets:

•        Compression Services.    The Company pays third parties to provide compression services for our assets. Under these agreements, a third party installs and operates compressor units per a contractual agreement. While the third party determines which compressors to install and operates and maintains the units, the Company is the sole economic beneficiary of the identified assets. These agreements are typically for an initial term of one to two years and will automatically renew from month to month or year to year until canceled by us or the lessor. Compression services represent $10.2 million of our lease liability and $10.2 million of our right-of-use asset as of December 31, 2023.

•        Vehicles.    The Company leases vehicles. These leases are typically for multiple years and represent $0.3 million of our lease liability and $0.3 million of our right-of-use asset as of December 31, 2023.

Lease balances recorded on the consolidated balance sheets as of December 31, 2023 are as follows:

	Operating leases	Finance leases	Total
ROU assets	$10,208,595	$305,905	$10,514,500
Current lease liabilities	$8,756,650	$154,322	$8,910,972
Long-term lease liabilities	$1,451,943	$162,648	$1,614,591
Other lease information
Weighted-average remaining lease term – Operating leases	13 months
Weighted-average discount rate – Operating leases	7.63%
Weighted-average remaining lease term – Finance leases	24 months
Weighted-average discount rate – Finance leases	7.37%

Certain of our lease agreements have options to extend the lease for a certain period after the expiration of the initial term. We recognize the cost of a lease over the expected total term of the lease, including optional renewal periods that we can reasonably expect to exercise. We do not have material obligations whereby we guarantee a residual value on assets we lease, nor do our lease agreements impose restrictions or covenants that could affect our ability to make distributions.

Lease expense is recognized on the consolidated statements of operations as “Operating costs” and “Selling, general and administrative expenses” depending on the nature of the leased asset. The components of total lease expense for the year ended December 31, 2023 are as follows:

Finance lease expense:
Amortization of right-of-use asset	$170,471
Interest on lease liability	25,166
Operating lease expense:
Long-term operating lease expense	15,884,417
Short-term lease expense	1,230,891
Variable lease expense	—
Total lease expense	$17,310,945

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2023

NOTE 10. LEASES (cont.)

Other information about our leases for the year ended December 31, 2023 is presented below:

Supplemental cash flow information:
Cash payments for finance leases included in cash flows from financing activities	$129,888
Cash payments for finance leases included in cash flows from operating activities	$195,637
Right-of-use assets obtained in exchange for operating lease liabilities	$13,862,831
Right-of-use assets obtained in exchange for finance lease liabilities	$290,485

The following table summarizes the maturity of our lease liability as of December 31, 2023:

	Total	2024	2025	2026	2027	2028	Thereafter
Undiscounted operating lease liability	$10,617,985	$9,147,401	$1,470,584	$—	$—	$—	$—
Reduction due to present value	(409,392)	(390,751)	(18,641)	—	—	—	—
Operating lease liability	$10,208,593	$8,756,650	$1,451,943	$—	$—	$—	$—
Undiscounted finance lease liability	$342,209	$172,945	$148,991	$20,273	$—	$—	$—
Reduction due to present value	(25,239)	(18,623)	(6,522)	(94)	—	—	—
Finance lease liability	$316,970	$154,322	$142,469	$20,179	$—	$—	$—

NOTE 11. SUBSEQUENT EVENTS

Subsequent events were evaluated through April 8, 2024, the date which the consolidated financial statements were available to be issued, for potential recognition or disclosure in these financials. The Company’s other receivable was paid in full by the party to the contract during February of 2024.

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Managers
Tall Oak Midstream Operating, LLC

Opinion

We have audited the consolidated financial statements of Tall Oak Midstream Operating, LLC (a Delaware limited liability company) and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2022 and the related consolidated statements of operations, member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2022 and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Emphasis of matter

As discussed in Note 10 to the consolidated financial statements, the Company has adopted new accounting guidance in 2022 related to the accounting for leases. Our opinion is not modified with respect to this matter.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control-related matters that we identified during the audit.

Oklahoma City, Oklahoma
April 14, 2023

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEET
December 31, 2022

ASSETS
CURRENT ASSETS
Cash & cash equivalents	$4,626,026
Accounts receivable	8,078,165
Accounts receivable – related party	2,312
Revenue receivable	15,578,150
Prepaid costs	976,383
Deposits	3,490
Inventory	432,617
Total current assets	29,697,143

PROPERTY, PLANT AND EQUIPMENT, net
Property, plant and equipment	387,540,119
Accumulated depreciation	(65,515,629)
322,024,490

Contract costs, net	25,979,869
Other assets, net	12,717,580

TOTAL ASSETS	$390,419,082

LIABILITIES & MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable & accrued liabilities	$5,868,408
Revenue payable	14,097,327
Capital payable	6,900,000
Lease liabilities	10,929,764
Debt payable	6,250,000
Interest payable	472,147
Total current liabilities	44,517,646

Debt payable	65,627,480
Lease liabilities	1,494,857

COMMITMENTS AND CONTINGENCIES (NOTE 9)

MEMBER’S EQUITY	278,779,099
TOTAL LIABILITIES & MEMBER’S EQUITY	$390,419,082

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2022

REVENUES
Midstream services	$68,259,120
Product sales	35,618,323
TOTAL REVENUES	103,877,443

EXPENSES
Cost of sales – revenue	1,745,075
Operating costs	19,381,851
Selling, general and administrative expenses	11,276,351
Depreciation expense	18,257,614
Amortization expense	483,358
ROU asset amortization expense	84,501
TOTAL OPERATING EXPENSES	51,228,750

OPERATING INCOME	52,648,693

OTHER INCOME (EXPENSE)
Interest income	13,543
Interest expense	(2,469,381)

NET INCOME	$50,192,855

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF MEMBER’S EQUITY
Year Ended December 31, 2022

Tall Oak Midstream Holdings, LLC
Balance, December 31, 2021	$233,586,244
Distributions	(5,000,000)
Net income	50,192,855
Balance, December 31, 2022	$278,779,099

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2022

OPERATING ACTIVITIES
Net income	$50,192,855
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation expense	18,257,614
Amortization expense	483,358
Amortization expense ROU finance leases	84,501
Interest expense ROU finance leases	5,923
Amortization of debt origination costs	151,011

Changes in operating assets and liabilities:
Increase in accounts receivable & prepaid costs	(3,444,596)
Decrease in inventory	66,636
Decrease in accounts payable & accrued liabilities	(7,205,994)
Increase in revenue payable	2,098,275
Increase in contract cost	(1,153,174)
Increase in interest payable	440,949
NET CASH PROVIDED BY OPERATING ACTIVITIES	59,977,358

INVESTING ACTIVITIES
Purchase & manufacture of property, plant & equipment	(62,768,235)
NET CASH USED IN INVESTING ACTIVITIES	(62,768,235)

FINANCING ACTIVITIES
Increase in debt payable	10,002,954
Reduction to debt payable	(9,479,641)
Distribution	(5,000,000)
Other financing activities	(88,931)
NET CASH PROVIDED BY FINANCING ACTIVITIES	(4,565,618)

NET DECREASE IN CASH	(7,356,495)

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	11,982,521

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$4,626,026

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amount capitalized	$1,654,925

NON-CASH INVESTING ACTIVITIES:
Capital expenditures included in accounts payable & accrued liabilities	$3,598,547

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

Tall Oak Midstream Operating, LLC (the “Company”) was formed on December 14, 2020. The Company was formed to facilitate and expedite the midstream development of the Arkoma STACK play centered in Hughes County, OK. The Company is wholly owned by Tall Oak Midstream Holdings, LLC (HOLDINGS).

On February 26, 2021, HOLDINGS purchased all the outstanding equity interests of Tall Oak Woodford, LLC (WOODFORD). WOODFORD operates a processing plant and a natural gas liquids (NGL) infrastructure system. HOLDINGS contributed WOODFORD to the Company on February 26, 2021.

On February 26, 2021, VM Arkoma Stack, LLC (VMAS) and its wholly owned subsidiary BCZ Land Holdings, LLC (BCZ) were acquired by HOLDINGS. On February 26, 2021, HOLDINGS contributed VMAS and BCZ to the Company. VMAS was formed on November 27, 2017 to construct, develop and operate natural gas gathering systems, natural gas processing plants and compression facilities. BCZ is a Delaware Limited Liability Company formed on November 27, 2017 to acquire land and right of way in support of VMAS’ operations.

The Company is funded by Tall Oak Midstream Holdings, LLC and furthermore VM Arkoma Stack Holdings, LLC (VMASH). VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WOODFORD, VMAS and BCZ. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires the Company’s management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. The Company places its cash and cash equivalents with reputable financial institutions. At times, balances deposited may exceed FDIC insured limits. The Company has not incurred any losses related to these deposits.

Revenue Recognition

The Company generates the majority of its revenues from midstream energy services, including gathering, compressing, processing and marketing, through various contractual arrangements, which include fee-based contract arrangements. While its transactions vary in form, the essential element of each transaction is the use of its assets

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to transport a product or provide a processed product to an end-user at the tailgate of the plant. Revenues from both “Product sales” and “Midstream services” represent revenues from contracts with customers and are reflected on the consolidated statement of operations as follows:

•        Product sales — Product sales represent the sale of natural gas, NGLs and condensate where the product is sold in connection with providing our midstream services as outlined above.

•        Midstream services — Midstream services represent all other revenue generated as a result of performing our midstream services as outlined above.

Evaluation of Its Contractual Performance Obligations

The Company evaluates its contracts with customers that are within the scope of ASC 606. In accordance with the new revenue recognition framework introduced by ASC 606, the Company identifies its performance obligations under its contracts with customers. These performance obligations include promises to perform midstream services for its customers over a specified contractual term.

The identification of performance obligations under its contracts requires a contract-by-contract evaluation of when control, including the economic benefit, of commodities transfers to and from us (if at all). For contracts where control of commodities never transfers to us and the Company simply earns a fee for its services, the Company recognizes these fees as midstream services revenues over time as the Company satisfies its performance obligations. The Company acts as an agent and its consolidated statements of operations reflect midstream services revenues that the Company earns based on the terms contained in the applicable contract.

Accounting Methodology for Certain Contracts

The Company’s midstream service contracts related to NGL or natural gas gathering and processing do not contain a commodity purchase and the Company does not control the commodity. The Company earns a fee for its services and considers these contracts to contain performance obligations for its services. Accordingly, the Company considers the satisfaction of these performance obligations as revenue-generating, and the Company recognizes the fees received for satisfying these performance obligations as midstream service revenues over time as the Company satisfies its performance obligations.

The Company also evaluates its contractual arrangements that contain a purchase and sale of commodities under the principal/agent provisions in ASC 606. For contracts where the Company possesses control of the commodity and acts as principal in the purchase and sale, the Company records product sales revenue at the price at which the commodities are sold, with a corresponding cost of sales equal to the cost of the commodities when purchased. For contracts in which the Company does not possess control of the commodities and is acting as an agent, its consolidated statements of operations reflect midstream services revenues that the Company earns based on the terms contained in the applicable contract.

Satisfaction of Performance Obligations and Recognition of Revenue

For its commodity sales contracts, the Company satisfies its performance obligations at the point in time at which the commodity transfers from us to the customer. This transfer pattern aligns with its billing methodology. Therefore, the Company recognizes product sales revenue at the time the commodity is delivered and in the amount to which the Company has the right to invoice the customer. For its midstream service contracts that contain revenue-generating performance obligations, the Company satisfies its performance obligations over time as the Company performs the midstream services and as the customer receives the benefit of these services over the term of the contract. As permitted by ASC 606, the Company is utilizing the practical expedient that allows an entity to recognize revenue in the amount to which the entity has a right to invoice, since the Company has a right to consideration from its customer in an amount that corresponds directly with the value to the customer of its performance completed to date. Accordingly, the Company recognizes revenue over time as its midstream services are performed.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

The Company generally accrues one month of sales and the related natural gas, NGL, and condensate purchases and reverses these accruals when the sales and purchases are invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates. The Company typically receives payment for invoiced amounts within one month, depending on the terms of the contract. The Company accounts for taxes collected from customers attributable to revenue transactions and remitted to government authorities on a net basis (excluded from revenues).

Revenue Receivable

Balances receivable from product sales are presented as revenue receivable on the consolidated balance sheet.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances. The carrying amount of accounts receivable is reduced by an allowance, if needed, that reflects management’s best estimate of the amount that will not be collected. The Company has not recorded an allowance as of December 31, 2022. The Company does not generally require collateral from its customers. Accounts receivable are considered past due after 30 days.

Property, Plant, and Equipment and Contract Costs

Property, plant, and equipment are carried at cost and depreciated on a straight-line basis over the useful life of the asset. When the asset is no longer serviceable and is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference (if any) is recorded as an adjustment to earnings.

The useful lives for each asset classification are as follows:

Processing plant	25 years
Compressor facilities	25 years
Well connects & gathering pipe	15 years
Liquid & gas infrastructure	15 years

The Company has contract costs associated with costs of obtaining contracts and construction cost paid in relation to third party owned pipelines that benefit our operations. For revenue contract related intangibles, amortization is recognized in proportion to the estimated revenue generated over the life of the related contracts as a direct reduction in revenue. Other costs are amortized on a straight-line basis over the life of the associated asset.

Inventory

Inventory is comprised of condensate held at the processing plant and compressor facilities and is valued at the lower of cost or net realizable value.

Impairments of Long-Lived Assets and Contract Costs

The Company reviews long-lived assets and contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. Individual assets are grouped at the lowest level for which the related identifiable cash flows are largely independent of the cash flows of other assets and liabilities. These cash flow estimates require management to make judgments and assumptions related to operating and cash flow results, economic obsolescence, the business climate, contractual, legal and other factors. If the carrying amount exceeds the expected future undiscounted cash flows, the Company recognizes a non-cash impairment loss equal to the excess of net book value over fair value as determined by present value techniques. The estimated cash flows used to assess

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

recoverability of our long-lived assets and measure fair value of our asset group are derived from current business plans, which are developed using near-term and long-term price assumptions, other key assumptions include volume projections, operating costs, timing of incurring such costs, and the use of appropriate values and discount rates. Any changes management makes to these projections and assumptions can result in significant revisions to management’s evaluation of recoverability of its long-lived assets and the recognition of additional impairments. The Company believes its estimates and models used to determine fair values are similar to what a market participant would use.

Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities are representative of fair value due to the short-term nature of the instruments.

Income Taxes

The Company is organized as a Delaware Limited Liability Company. The taxable income of the Company will be included in the federal income tax returns filed by its Members. Accordingly, no tax provision has been made in the consolidated financial statements of the Company.

ASC Topic 740, Income Taxes, related to accounting for uncertainty in income taxes, requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken that would not meet this threshold and that would require recognition in these consolidated financial statements. The Company’s policy is to reflect interest and penalties related to uncertain tax positions as part of its selling, general, and administrative expenses when and if they become applicable.

Asset Retirement Obligations

The Company accounts for asset retirement obligations, if any, by recording the fair value of an asset retirement obligation as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, the Company would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. In order to determine fair value of a liability, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective.

Upon abandonment or retirement of the pipeline, the Company is obligated to render the pipeline site clean and safe for future dormancy. Management is unable to reasonably determine the fair value of such asset retirement obligation because the settlement date is indeterminable and could range up to 50 years.

Recent Accounting Pronouncements

Accounting standard setters frequently issue new or revised accounting rules. The Company reviews new pronouncements to determine the impact, if any, on the Company’s consolidated financial statements.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In March 2016, the FASB issued ASU 2016-03 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-03 replaces current incurred loss methodology for expected loss methodology, resulting in more timely recognition of losses. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. We are assessing the impacts to determine the effects of these changes to our consolidated financial statements.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment at December 31, 2022 consists of the following:

Processing plant	$131,270,186
Compressor facilities	41,266,325
Well connects & gathering pipe	190,283,085
Construction in progress	22,984,814
Land	1,272,260
Auto & Trucks	327,036
Furniture & Fixtures	21,729
Equipment & Leasehold	114,684
Accumulated depreciation	(65,515,629)
Property, plant and equipment, net	$322,024,490

Depreciation expense for property, plant and equipment for the year ended December 31, 2022 was $18,257,614. Construction in progress includes $1,168,530 of total capitalized interest for the year ended December 31, 2022.

NOTE 4. CONTRACT COSTS

The value of the Company’s net contract costs as of December 31, 2022 is $25,979,869. The contract costs are classified as direct incremental costs of obtaining gas gathering and processing contracts (GGPA) and construction cost paid in relation to third party owned pipelines that benefit our operations.

The balance at December 31, 2022 is comprised of the following:

Contributions in Aid of Construction – Interconnect Agreements	$4,591,564
Producer GGPA Incentive Payment #1	6,000,000
Producer GGPA Incentive Payment #2	9,500,000
Producer GGPA Incentive Payment #3	2,404,505
Producer GGPA Incentive Payment #4	1,500,000
Acreage Dedication	2,900,000
Accumulated amortization	(916,200)
Contract Costs, net	$25,979,869

Amortization expense for contract costs for the year ended December 31, 2022 was $483,358.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 4. CONTRACT COSTS (cont.)

The following table summarizes our estimated aggregate amortization expense for the next five years and thereafter:

2023	$1,345,255
2024	1,411,919
2025	1,447,926
2026	1,453,529
2027	1,490,203
Thereafter	18,831,037
Total	$25,979,869

NOTE 5. MEMBER’S EQUITY

The Company is supported by HOLDINGS and furthermore VMASH. VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP. As of December 31, 2022, HOLDINGS held 100.0% of the Company.

NOTE 6. DEBT

In conjunction with HOLDINGS’ acquisition of all the outstanding membership interests of WOODFORD, OPERATING entered into a third amendment to a preexisting credit agreement on February 26, 2021, extending the maturity date to December 31, 2024. The commitment amount of the revolving credit facility was reduced to $30.0 million and a term loan facility with a maximum principal amount of $50.0 million was established. On September 30, 2021 the credit facility was amended and increased to $50.0 million. There was $40.0 million drawn on the credit facility at December 31, 2022. The amount outstanding on the term loan facility was $31.8 million at December 31, 2022.

The Company must comply with certain financial covenants including a debt to capital ratio, interest coverage ratio and leverage ratio. These requirements commenced on March 31, 2021. The Company was in compliance with the financial covenants as of December 31, 2022.

On September 30, 2022, the Interest expense per the credit facility agreement was changed from the LIBOR rate plus a specified percentage set in the credit facility to a per annum contract rate equal to the SOFR rate plus a specified percentage set in the agreement. The effective interest rate at December 31, 2022 was 7.06%. In accordance with accrual accounting, interest is recognized at the time it is incurred. The Company has paid $2,823,455 of interest associated with the BancFirst debt agreements for the year ended December 31, 2022 and has $472,147 of interest payable associated with the credit facility at December 31, 2022.

The scheduled maturities of the outstanding debt as of December 31, 2022 are summarized as follows:

Year	Amount
2023	$6,250,000
2024	65,627,480
Total	$71,877,480

NOTE 7. EMPLOYMENT BENEFITS

Company Benefits

Employees of the Company are eligible to participate in a 401(k) matching plan in which the Company will fully match up to 4% of the employee salary, limited by attributable IRS contribution regulations. The Company paid $83,111 in matching contributions to the plan during the year ended to December 31, 2022.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 8. RELATED PARTY TRANSACTIONS

On February 26, 2021, the Company approved a budget wherein Tall Oak Midstream Management, LLC (MANAGEMENT) would provide certain personnel, support services and administrative services with respect to the Company, WOODFORD and VMAS’ midstream operations and certain other matters. MANAGEMENT is wholly owned by VMASH. VMASH is backed by private equity from Tailwater Energy Fund III, LP. The Company reimburses MANAGEMENT monthly for all reasonable general and administrative expenses required for MANAGEMENT to perform its services and is reimbursed by WOODFORD and VMAS for their respective shares of the costs.

Total costs allocated from MANAGEMENT for the year ended December 31, 2022 were approximately $7.1 million, including a receivable from MANAGEMENT of $2,312 at December 31, 2022.

For the year ended December 31, 2022, a related party analysis regarding the Company and its subsidiaries was performed and a consolidating journal entry was posted to eliminate the related Balance Sheet, Statement of Operations, and Statement of Cash Flows intercompany transactions upon consolidation. This information will not be comparable to information for the year ended December 31, 2021; however, there is no impact on operating income or net income.

The consolidating elimination entry is as follows:

Financial Statement Section	Account	Pre- Consolidation	Elimination Entry	Consolidated Statement
Current Assets	Revenue Receivable	$21,291,321	$5,713,171	$15,578,150
Current Liabilities	Revenue Payable	$19,810,498	$5,713,171	$14,097,327
Revenues	Midstream Services	$76,788,717	$8,529,597	$68,259,120
Expenses	Cost of Sales – revenue	$10,274,672	$8,529,597	$1,745,075

NOTE 9. CONTINGENCIES

Legal Matters

In the ordinary course of business, the Company may become involved in certain claims and legal actions. Management does not believe that the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation.

Contractual

In conjunction with a Gas Gathering and Processing Agreement, VMAS entered into an Asset Purchase and Sale Agreement with Silver Creek Oil and Gas on July 7, 2021. VMAS agreed to purchase a gathering system from Silver Creek Oil and Gas. The assets were purchased for a total of $7,000,010 to be paid in three separate earnouts. The earnouts are to be paid on the condition that target volumes are equaled or exceeded. The Company believes the target volumes will almost certainly be achieved and that it will be required to pay the full amount in earnouts. The company has recorded the liability as capital payable at its discounted value of $6,900,000.

NOTE 10. LEASES

Effective with the adoption of ASC 842 in January of 2022, the Company evaluates new contacts at inception to determine if the contract conveys the right to control the use of an identified asset for a period of time in exchange for periodic payments. A lease exists if we obtain substantially all of the economic benefits of an asset, and we have the right to direct the use of that asset. When a lease exists, we record a right-of-use asset that represents our right to use the asset over the lease term and a lease liability that represents our obligation to make payments over the lease term. Lease liabilities are recorded at the sum of future lease payments discounted by the collateralized rate we could obtain to lease a similar asset over a similar period, and right-of-use assets are recorded equal to the corresponding lease liability, plus any prepaid or direct costs incurred to enter the lease, less the cost of any incentives received from

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 10. LEASES (cont.)

the lessor. The company applied certain practical expedients that were allowed in the adoption of ASC 842, including not recording a right-of-use asset or liability for leases of twelve months or less and not separating lease and non-lease components of lease arrangements.

The majority of our leases are for the following types of assets:

•        Compression Services.    The Company pays third parties to provide compression services for our assets. Under these agreements, a third party installs and operates compressor units per a contractual agreement. While the third party determines which compressors to install and operates and maintains the units, the Company is the sole economic beneficiary of the identified assets. These agreements are typically for an initial term of one to two years and will automatically renew from month to month or year to year until canceled by us or the lessor. Compression services represent $12.2 million of our lease liability and $12.2 million of our right-of-use asset as of December 31, 2022.

•        Vehicles.    The Company leases vehicles. These leases are typically for multiple years and represent $0.2 million of our lease liability and $0.2 million of our right-of-use asset as of December 31, 2022.

Lease balances are recorded on the consolidated balance sheets as of December 31, 2022 are as follows:

	Operating leases	Finance leases	Total
Other assets, net	$12,229,291	$185,590	$12,414,881
Current lease liabilities	$10,841,163	$88,601	$10,929,764
Long-term lease liabilities	$1,396,376	$98,481	$1,494,857
Other lease information
Weighted-average remaining lease term – Operating leases	10 months
Weighted-average discount rate – Operating leases	4.9%
Weighted-average remaining lease term – Finance leases	19 months
Weighted-average discount rate – Finance leases	4.9%

Certain of our lease agreements have options to extend the lease for a certain period after the expiration of the initial term. We recognize the cost of a lease over the expected total term of the lease, including optional renewal periods that we can reasonably expect to exercise. We do not have material obligations whereby we guarantee a residual value on assets we lease, nor do our lease agreements impose restrictions or covenants that could affect our ability to make distributions.

Lease expense is recognized on the consolidated statements of operations as “Operating costs” and “Selling, general and administrative expenses” depending on the nature of the leased asset. The components of total lease expense for the year ended December 31, 2022 are as follows:

Finance lease expense:
Amortization of right-of-use asset	$84,434
Interest on lease liability	5,934
Operating lease expense:
Long-term operating lease expense	11,037,586
Short-term lease expense	3,202
Variable lease expense	—
Total lease expense	$11,131,156

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2022

NOTE 10. LEASES (cont.)

Other information about our leases for the year ended December 31, 2022 is presented below:

Supplemental cash flow information:
Cash payments for finance leases included in cash flows from financing activities	$88,931
Cash payments for finance leases included in cash flows from operating activities	$90,424
Right-of-use assets obtained in exchange for operating lease liabilities	$12,229,291
Right-of-use assets obtained in exchange for finance lease liabilities	$270,980

The following table summarizes the maturity of our lease liability as of December 31, 2022:

	Total	2023	2024	2025	2026	2027	Thereafter
Undiscounted operating lease liability	$12,609,351	$11,193,851	$1,415,500	$—	$—	$—	$—
Reduction due to present value	(530,365)	(396,369)	(133,996)	—	—	—	—
Operating lease liability	$12,078,986	$10,797,482	$1,281,504	$—	$—	$—	$—
Undiscounted finance lease liability	$193,876	$89,944	$63,326	$40,606	$—	$—	$—
Reduction due to present value	(17,890)	(4,327)	(6,968)	(6,595)	—	—	—
Finance lease liability	$175,986	$85,617	$56,358	$34,011	$—	$—	$—

NOTE 11. SUBSEQUENT EVENTS

Subsequent events were evaluated through April 14, 2023, the date which the consolidated financial statements were available to be issued, for potential recognition or disclosure in these financials. Silver Creek met the earnout requirements per its Asset Purchase Agreement and related Gas Gathering and Processing Agreement with VMAS. The $6,900,000 capital payable to Silver Creek was remitted on February 17, 2023 (see NOTE 9 CONTINGENCIES).

REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS

Board of Managers
Tall Oak Midstream Operating, LLC

Opinion

We have audited the consolidated financial statements of Tall Oak Midstream Operating, LLC (a Delaware limited liability company) and subsidiaries (the “Company”), which comprise the consolidated balance sheet as of December 31, 2021, and the related consolidated statements of operations member’s equity, and cash flows for the year then ended, and the related notes to the financial statements.

In our opinion, the accompanying consolidated financial statements present fairly, in all material respects, the financial position of the Company as of December 31, 2021, and the results of its operations and its cash flows for the year then ended in accordance with accounting principles generally accepted in the United States of America.

Basis for opinion

We conducted our audits of the consolidated financial statements in accordance with auditing standards generally accepted in the United States of America (US GAAS). Our responsibilities under those standards are further described in the Auditor’s Responsibilities for the Audit of the Financial Statements section of our report. We are required to be independent of the Company and to meet our other ethical responsibilities in accordance with the relevant ethical requirements relating to our audits. We believe that the audit evidence we have obtained is sufficient and appropriate to provide a basis for our audit opinion.

Responsibilities of management for the financial statements

Management is responsible for the preparation and fair presentation of the consolidated financial statements in accordance with accounting principles generally accepted in the United States of America, and for the design, implementation, and maintenance of internal control relevant to the preparation and fair presentation of consolidated financial statements that are free from material misstatement, whether due to fraud or error.

In preparing the consolidated financial statements, management is required to evaluate whether there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for one year after the date the financial statements are available to be issued.

Auditor’s responsibilities for the audit of the financial statements

Our objectives are to obtain reasonable assurance about whether the consolidated financial statements as a whole are free from material misstatement, whether due to fraud or error, and to issue an auditor’s report that includes our opinion. Reasonable assurance is a high level of assurance but is not absolute assurance and therefore is not a guarantee that an audit conducted in accordance with US GAAS will always detect a material misstatement when it exists. The risk of not detecting a material misstatement resulting from fraud is higher than for one resulting from error, as fraud may involve collusion, forgery, intentional omissions, misrepresentations, or the override of internal control. Misstatements are considered material if there is a substantial likelihood that, individually or in the aggregate, they would influence the judgment made by a reasonable user based on the consolidated financial statements.

In performing an audit in accordance with US GAAS, we:

•        Exercise professional judgment and maintain professional skepticism throughout the audit.

•        Identify and assess the risks of material misstatement of the consolidated financial statements, whether due to fraud or error, and design and perform audit procedures responsive to those risks. Such procedures include examining, on a test basis, evidence regarding the amounts and disclosures in the financial statements.

•        Obtain an understanding of internal control relevant to the audit in order to design audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control. Accordingly, no such opinion is expressed.

•        Evaluate the appropriateness of accounting policies used and the reasonableness of significant accounting estimates made by management, as well as evaluate the overall presentation of the consolidated financial statements.

•        Conclude whether, in our judgment, there are conditions or events, considered in the aggregate, that raise substantial doubt about the Company’s ability to continue as a going concern for a reasonable period of time.

We are required to communicate with those charged with governance regarding, among other matters, the planned scope and timing of the audit, significant audit findings, and certain internal control — related matters that we identified during the audit.

Oklahoma City, Oklahoma

May 31, 2022

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED BALANCE SHEET
December 31, 2021

ASSETS
CURRENT ASSETS
Cash & cash equivalents	$11,982,521
Accounts receivable	4,689,806
Accounts receivable – related party	85,928
Revenue receivable	14,101,448
Prepaid costs	836,530
Deposits	3,490
Inventory	499,254
Total current assets	32,198,977

PROPERTY, PLANT AND EQUIPMENT, net
Property, plant and equipment	317,862,144
Accumulated depreciation	(47,258,015)
270,604,129

Contract costs, net	25,310,053
Other noncurrent assets	453,710
TOTAL ASSETS	$328,566,869

LIABILITIES & MEMBER’S EQUITY
CURRENT LIABILITIES
Accounts payable & accrued liabilities	$13,072,910
Revenue payable	10,522,350
Debt payable	6,250,000
Interest payable	31,198
Total current liabilities	29,876,458

DEBT PAYABLE	65,104,167
MEMBER’S EQUITY	233,586,244
TOTAL LIABILITIES & MEMBER’S EQUITY	$328,566,869

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF OPERATIONS
Year Ended December 31, 2021

REVENUES
Midstream services	$45,661,463
Product sales	17,924,210
TOTAL REVENUES	63,585,673

EXPENSES
Cost of sales – revenue	4,927,850
Operating costs	15,291,625
Selling, general and administrative expenses	10,780,952
Depreciation expense	15,009,197
Amortization expense	238,614
TOTAL OPERATING EXPENSES	46,248,238

OPERATING INCOME

OTHER INCOME (EXPENSE)	17,337,435
Interest income	357
Interest expense	(1,683,955)

NET INCOME	$15,653,837

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF MEMBER’S EQUITY
Year Ended December 31, 2021

Tall Oak Midstream Holdings, LLC
Balance, December 31, 2020	$—
Contribution of Assets	219,432,407
Contributions	8,500,000
Distributions	(10,000,000)
Net income	15,653,837
Balance, December 31, 2021	$233,586,244

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
CONSOLIDATED STATEMENT OF CASH FLOWS
Year Ended December 31, 2021

OPERATING ACTIVITIES
Net income	$15,653,837
Adjustment to reconcile net income to net cash provided by operating activities:
Depreciation expense	15,009,197
Amortization expense	238,614

Changes in operating assets and liabilities:
Increase in accounts receivable & prepaid costs	(1,251,836)
Decrease in inventory	146,514
Decrease in accounts payable & accrued liabilities	(9,362,010)
Decrease in revenue payable	(3,633,718)
Increase in contract cost	(2,913,999)
Increase in interest payable	31,197
NET CASH PROVIDED BY OPERATING ACTIVITIES	13,917,796

INVESTING ACTIVITIES
Purchase & manufacture of property, plant & equipment	(16,216,664)
NET CASH USED IN INVESTING ACTIVITIES	(16,216,664)

FINANCING ACTIVITIES
Increase in debt payable	25,000,000
Reduction to debt payable	(9,528,184)
Capital contributions	8,500,000
Contribution of VM Arkoma Stack, LLC	1,085,145
Contribution of Tall Oak Woodford, LLC	(775,572)
Distribution	(10,000,000)
NET CASH PROVIDED BY FINANCING ACTIVITIES	14,281,389

NET INCREASE IN CASH	11,982,521

CASH AND CASH EQUIVALENTS AT BEGINNING OF PERIOD	—

CASH AND CASH EQUIVALENTS AT END OF PERIOD	$11,982,521

SUPPLEMENTAL CASH FLOW INFORMATION:
Cash paid for interest, net of amount capitalized	$1,683,955

NON-CASH INVESTING ACTIVITIES:
Capital expenditures included in accounts payable & accrued liabilities	$7,822,011

The accompanying notes are an integral part of this consolidated financial statement.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 1. ORGANIZATION AND BUSINESS OPERATIONS

Nature of Operations

Tall Oak Midstream Operating, LLC (the “Company”) was formed on December 14, 2020. The Company was formed to facilitate and expedite the midstream development of the Arkoma STACK play centered in Hughes County, OK. The Company is wholly owned by Tall Oak Midstream Holdings, LLC (HOLDINGS).

On February 26, 2021, HOLDINGS purchased all the outstanding equity interests of Tall Oak Woodford, LLC (WOODFORD). WOODFORD operates a processing plant and a natural gas liquids (NGL) infrastructure system. HOLDINGS contributed WOODFORD to the Company on February 26, 2021. See NOTE 10. ACQUISITION OF TALL OAK WOODFORD, LLC.

On February 26, 2021, VM Arkoma Stack, LLC (VMAS) and its wholly owned subsidiary BCZ Land Holdings, LLC (BCZ) were acquired by HOLDINGS. On February 26, 2021, HOLDINGS contributed VMAS and BCZ to the Company. VMAS was formed on November 27, 2017 to construct, develop and operate natural gas gathering systems, natural gas processing plants and compression facilities. BCZ is a Delaware Limited Liability Company formed on November 27, 2017 to acquire land and right of way in support of VMAS’ operations. See NOTE 11. CONTRIBUTION OF VM ARKOMA STACK, LLC AND SUBSIDIARY.

The Company is funded by Tall Oak Midstream Holdings, LLC and furthermore VM Arkoma Stack Holdings, LLC (VMASH). VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP.

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

The consolidated financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America.

Principles of Consolidation

The consolidated financial statements include the accounts of the Company and its wholly owned subsidiaries, WOODFORD, VMAS and BCZ. All intercompany transactions and balances have been eliminated in consolidation.

Use of Estimates

The preparation of the Company’s consolidated financial statements requires the Company’s management to make estimates and assumptions that affect the reported amounts in the consolidated financial statements and accompanying notes. Actual results could differ from those estimates.

Cash and Cash Equivalents

The Company considers all highly liquid instruments with an original maturity of three months or less at the time of issuance to be cash equivalents. The Company places its cash and cash equivalents with reputable financial institutions. At times, balances deposited may exceed FDIC insured limits. The Company has not incurred any losses related to these deposits.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Revenue Recognition

The Company generates the majority of its revenues from midstream energy services, including gathering, compressing, processing and marketing, through various contractual arrangements, which include fee-based contract arrangements. While its transactions vary in form, the essential element of each transaction is the use of its assets to transport a product or provide a processed product to an end-user at the tailgate of the plant. Revenues from both “Product sales” and “Midstream services” represent revenues from contracts with customers and are reflected on the consolidated statement of operations as follows:

•        Product sales — Product sales represent the sale of natural gas, NGLs and condensate where the product is sold in connection with providing our midstream services as outlined above.

•        Midstream services — Midstream services represent all other revenue generated as a result of performing our midstream services as outlined above.

Evaluation of Its Contractual Performance Obligations

The Company evaluates its contracts with customers that are within the scope of ASC 606. In accordance with the new revenue recognition framework introduced by ASC 606, the Company identifies its performance obligations under its contracts with customers. These performance obligations include promises to perform midstream services for its customers over a specified contractual term.

The identification of performance obligations under its contracts requires a contract-by-contract evaluation of when control, including the economic benefit, of commodities transfers to and from us (if at all). For contracts where control of commodities never transfers to us and the Company simply earns a fee for its services, the Company recognizes these fees as midstream services revenues over time as the Company satisfies its performance obligations. The Company acts as an agent and its consolidated statements of operations reflect midstream services revenues that the Company earns based on the terms contained in the applicable contract.

Accounting Methodology for Certain Contracts

The Company’s midstream service contracts related to NGL or natural gas gathering and processing do not contain a commodity purchase and the Company does not control the commodity. The Company earns a fee for its services and considers these contracts to contain performance obligations for its services. Accordingly, the Company considers the satisfaction of these performance obligations as revenue-generating, and the Company recognizes the fees received for satisfying these performance obligations as midstream service revenues over time as the Company satisfies its performance obligations.

The Company also evaluates its commodity marketing contracts pursuant to ASC 606, including the principal/agent provisions. The Company possesses control of the commodities and acts as an agent. The Company’s consolidated statement of operations only reflect midstream services revenues that the Company earns based on the terms contained in the applicable contract.

Satisfaction of Performance Obligations and Recognition of Revenue

For its commodity sales contracts, the Company satisfies its performance obligations at the point in time at which the commodity transfers from us to the customer. This transfer pattern aligns with its billing methodology. Therefore, the Company recognizes product sales revenue at the time the commodity is delivered and in the amount to which the Company has the right to invoice the customer. For its midstream service contracts that contain revenue-generating performance obligations, the Company satisfies its performance obligations over time as the Company performs the midstream services and as the customer receives the benefit of these services over the term of the contract. As permitted by ASC 606, the Company is utilizing the practical expedient that allows an entity to recognize revenue in the amount

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

to which the entity has a right to invoice, since the Company has a right to consideration from its customer in an amount that corresponds directly with the value to the customer of its performance completed to date. Accordingly, the Company recognizes revenue over time as its midstream services are performed.

The Company generally accrues one month of sales and the related natural gas, NGL, and condensate purchases and reverses these accruals when the sales and purchases are invoiced and recorded in the subsequent month. Actual results could differ from the accrual estimates. The Company typically receives payment for invoiced amounts within one month, depending on the terms of the contract. The Company accounts for taxes collected from customers attributable to revenue transactions and remitted to government authorities on a net basis (excluded from revenues).

Revenue Receivable

Balances receivable from product sales are presented as revenue receivable on the consolidated balance sheet.

Accounts Receivable

Accounts receivable are stated at the amounts management expects to collect from outstanding balances. The carrying amount of accounts receivable is reduced by an allowance, if needed, that reflects management’s best estimate of the amount that will not be collected. The Company has not recorded an allowance as of December 31, 2021. The Company does not generally require collateral from its customers. Accounts receivable are considered past due after 30 days.

Property, Plant, and Equipment and Contract Costs

Property, plant, and equipment are carried at cost and depreciated on a straight-line basis over the useful life of the asset. When the asset is no longer serviceable and is retired or otherwise disposed of, the cost of the property is removed from the asset account, accumulated depreciation is charged with an amount equivalent to the depreciation provided, and the difference (if any) is recorded as an adjustment to earnings.

The useful lives for each asset classification are as follows:

Processing plant	25 years
Compressor facilities	25 years
Well connects & gathering pipe	15 years
Liquid & gas infrastructure	15 years

The Company has contract costs associated with costs of obtaining contracts and construction cost paid in relation to third party owned pipelines that benefit our operations. For revenue contract related intangibles, amortization is recognized in proportion to the estimated revenue generated over the life of the related contracts as a direct reduction in revenue. Other costs are amortized on a straight-line basis over the life of the associated asset.

Inventory

Inventory is comprised of condensate held at the processing plant and compressor facilities and is valued at the lower of cost or net realizable value.

Impairments of Long-Lived Assets and Contract Costs

The Company reviews long-lived assets and contract costs for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. The recoverability of an asset to be held and used is measured by a comparison of the carrying amount of the asset to future net undiscounted cash flows expected to be generated by the asset. No impairment was recognized in the year ended December 31, 2021.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

Financial Instruments

The carrying value of cash and cash equivalents, accounts payable and accrued liabilities are representative of fair value due to the short-term nature of the instruments.

Income Taxes

The Company is organized as a Delaware Limited Liability Company. The taxable income of the Company will be included in the federal income tax returns filed by its Members. Accordingly, no tax provision has been made in the consolidated financial statements of the Company.

ASC Topic 740, Income Taxes, related to accounting for uncertainty in income taxes, requires the evaluation of tax positions taken or expected to be taken in the course of preparing the Company’s tax returns and disallows the recognition of tax positions not deemed to meet a “more-likely-than-not” threshold of being sustained by the applicable tax authority. The Company’s management does not believe it has any tax positions taken that would not meet this threshold and that would require recognition in these consolidated financial statements. The Company’s policy is to reflect interest and penalties related to uncertain tax positions as part of its selling, general, and administrative expenses when and if they become applicable.

Asset Retirement Obligations

The Company accounts for asset retirement obligations, if any, by recording the fair value of an asset retirement obligation as a liability in the period in which the Company incurs a legal obligation for the retirement of tangible long-lived assets, typically at the time the assets are placed into service. A corresponding asset is also recorded and depreciated over the life of the asset. After the initial measurement, the Company would recognize changes in the amount of the liability resulting from the passage of time and revisions to either the timing or amount of estimated cash flows.

An entity is required to recognize the fair value of a liability for an asset retirement obligation in the period in which it is incurred if a reasonable estimate of fair value can be made. If a reasonable estimate cannot be made in the period the asset retirement obligation is incurred, the liability should be recognized when a reasonable estimate of fair value can be made. In order to determine fair value of a liability, management must make certain estimates and assumptions including, among other things, projected cash flows, a credit-adjusted risk-free rate, and an assessment of market conditions that could significantly impact the estimated fair value of the asset retirement obligation. These estimates and assumptions are very subjective.

Upon abandonment or retirement of the pipeline, the Company is obligated to render the pipeline site clean and safe for future dormancy. Management is unable to reasonably determine the fair value of such asset retirement obligation because the settlement date is indeterminable and could range up to 50 years.

Recent Accounting Pronouncements

Accounting standard setters frequently issue new or revised accounting rules. The Company reviews new pronouncements to determine the impact, if any, on the Company’s consolidated financial statements.

In February 2016, the FASB issued ASU 2016-02, Leases (Topic 842). This ASU establishes a right-of-use (“ROU”) model that requires a lessee to record a ROU asset and a lease liability on the balance sheet for all leases with terms longer than 12 months. Leases will be classified as either finance or operating, with classification affecting the pattern of expense recognition in the income statement. A modified retrospective transition approach is required for lessees for capital and operating leases existing at, or entered into after, the beginning of the earliest comparative period presented in the financial statements, with certain practical expedients available.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (cont.)

In January 2018, the FASB issued ASU 2018-01, “Leases (Topic 842): Land Easement Practical Expedient for Transition to Topic 842.” ASU 2018-01 amends ASC 842 and provides an optional practical expedient to not evaluate under ASC 842 existing or expired land easements that were not previously accounted for as leases under the current lease guidance in ASC 840, Leases. Under ASU 2018-01, an entity that elects this practical expedient should evaluate new or modified land easements under ASC 842 beginning at the date that the entity adopts ASC 842.

In July 2018, the FASB issued ASU 2018-11, “Leases (Topic 842): Targeted Improvements.” ASU 2018-11 amends ASC 842 and allows entities to adopt the new leases standard using a modified retrospective approach. With this new transition method, entities initially apply the new leases standard at the adoption date and recognize a cumulative-effect adjustment to the opening balance of retained earnings in the period of adoption. The Company is currently evaluating the impact this standard will have on its consolidated financial statements and related disclosures.

In June 2020, the FASB issued ASU 2020-05, “Revenue from Contracts with Customers (Topic 606) and Leases (Topic 842).” ASU 2020-05 changes the effective date for these standards to be for fiscal years beginning after December 15, 2021. As the Company adopted Revenue from Contracts with Customers (Topic 606) effective January 1, 2019, ASU 2020-05 only defers the Company’s adoption of Leases (Topic 842).

In March 2016, the FASB issued ASU 2016-03 “Financial Instruments — Credit Losses (Topic 326): Measurement of Credit Losses on Financial Instruments.” ASU 2016-03 replaces current incurred loss methodology for expected loss methodology, resulting in more timely recognition of losses. The ASU is effective for annual periods beginning after December 15, 2022, including interim periods within those fiscal years. We will begin assessing the impacts before the effective date to determine the effects of these changes to our consolidated financial statements.

NOTE 3. PROPERTY, PLANT AND EQUIPMENT

Property, plant, and equipment at December 31, 2021 consists of the following:

Processing plant	$129,131,238
Compressor facilities	17,133,324
Well connects & gathering pipe	155,087,288
Construction in progress	14,999,450
Land	1,272,260
Auto & Trucks	216,856
Furniture & Fixtures	21,728
Accumulated depreciation	(47,258,015)
Property, plant and equipment, net	$270,604,129

Depreciation expense for property, plant and equipment for the year ended December 31, 2021 was $15,009,197. Construction in progress includes $316,484 of total capitalized interest for the year ended December 31, 2021.

NOTE 4. CONTRACT COSTS

The value of the Company’s net contract costs as of December 31, 2021 is $25,310,053. The contract costs are classified as direct incremental costs of obtaining gas gathering and processing contracts (GGPA) and construction cost paid in relation to third party owned pipelines that benefit our operations.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 4. CONTRACT COSTS (cont.)

The balance at December 31, 2021 is comprised of the following:

Contributions in Aid of Construction – Interconnect Agreements	$4,591,564
Producer GGPA Incentive Payment #1	6,000,000
Producer GGPA Incentive Payment #2	9,500,000
Producer GGPA Incentive Payment #3	1,251,330
Producer GGPA Incentive Payment #4	1,500,000
Acreage Dedication	2,900,000
Accumulated amortization	(432,841)
Contract Costs, net	$25,310,053

Amortization expense for contract costs for the year ended December 31, 2021 was $238,972.

The following table summarizes our estimated aggregate amortization expense for the next five years and thereafter:

2022	$845,052
2023	969,465
2024	1,048,799
2025	1,115,506
2026	1,178,726
Thereafter	17,638,876
Total	$22,796,424

NOTE 5. MEMBER’S EQUITY

The Company is supported by HOLDINGS and furthermore VMASH. VMASH is controlled by Connect Midstream, LLC which is funded by Tailwater Energy Fund III, LP. As of December 31, 2021, HOLDINGS held 100.0% of the Company.

NOTE 6. DEBT

In conjunction with HOLDINGS’ acquisition of all the outstanding membership interests of WOODFORD, OPERATING entered into a third amendment to a preexisting credit agreement on February 26, 2021, extending the maturity date to December 31, 2024. The commitment amount of the revolving credit facility was reduced to $30.0 million and a term loan facility with a maximum principal amount of $50.0 million was established. On September 30, 2021 the credit facility was amended and increased to $50.0 million. There was $30.0 million drawn on the credit facility at December 31, 2021. The amount outstanding on the term loan facility was $41.4 million at December 31, 2021.

The Company must comply with certain financial covenants including a debt to capital ratio, interest coverage ratio and leverage ratio. These requirements commenced on March 31, 2021.

Interest expense per the credit facility agreement is at a per annum contract rate equal to the LIBOR rate plus a specified percentage set in the credit facility agreement. The effective interest rate at December 31, 2021 was 3.25%. In accordance with accrual accounting, interest is recognized at the time it is incurred. The Company has paid $1,683,955 of interest associated with the BancFirst debt agreements for the year ended December 31, 2021 and has $31,198 of interest payable associated with the credit facility at December 31, 2021.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 6. DEBT (cont.)

VMAS entered into a ten-year note with People’s Electric Cooperative during January of 2019 to aid in the construction necessary to provide electric service to its processing plant. The interest rate of the note was fixed at 5.4%. The note was paid in full during the year ended December 31, 2021.

The scheduled maturities of the outstanding debt as of December 31, 2021 are summarized as follows:

Year	Amount
2022	$6,250,000
2023	6,250,000
2024	58,854,167
Total	$71,354,167

NOTE 7. EMPLOYMENT BENEFITS

Company Benefits

Employees of the Company are eligible to participate in a 401(k) matching plan in which the Company will fully match up to 4% of the employee salary, limited by attributable IRS contribution regulations. The Company paid approximately $72,988 in matching contributions to the plan during the year ended to December 31, 2021.

NOTE 8. RELATED PARTY TRANSACTIONS

On February 26, 2021, the Company approved a budget wherein Tall Oak Midstream Management, LLC (MANAGEMENT) would provide certain personnel, support services and administrative services with respect to the Company, WOODFORD and VMAS’ midstream operations and certain other matters. MANAGEMENT is wholly owned by VM Arkoma Stack Holdings, LLC. VM Arkoma Stack Holdings, LLC is backed by private equity from Tailwater Energy Fund III, LP. The Company reimburses MANAGEMENT monthly for all reasonable general and administrative expenses required for MANAGEMENT to perform its services and is reimbursed by WOODFORD and VMAS for their respective shares of the costs.

Total costs allocated from MANAGEMENT for the year ended December 31, 2021 were approximately $6.8 million, including a receivable from MANAGEMENT of $85,928 at December 31, 2021.

NOTE 9. COMMITMENTS AND CONTINGENCIES

Legal Matters

In the ordinary course of business, the Company may become involved in certain claims and legal actions. Management does not believe that the impact of such matters will have a material adverse effect on the Company’s financial position or results of operation.

Lease Expense

The Company has various surface leases that expire in 2022 and 2036. Surface lease expense for the year ended December 31, 2021 was $2,000. The surface lease expiring in 2022 was paid in advance for the entire lease period.

The Company has various compression leases that expire in 2023. Compression lease expense was $7,937,947 for the year ended December 31, 2021 recorded in operating costs.

The Company has various leases for vehicles and office equipment which expire between 2022 and 2026. Vehicle lease expense was $4,076 for the year ended December 31, 2021 recorded in selling, general and administrative expenses. Office equipment lease expense was $12,195 for the year ended December 31, 2021 recorded in selling, general and administrative expenses.

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 9. COMMITMENTS AND CONTINGENCIES (cont.)

Future annual minimum payments under these leases as of December 31, 2021 are as follows:

	Vehicles	Compression	Surface Leases	Total
2022	$82,763	$3,039,596	$2,200	$3,124,559
2023	32,823	175,041	2,000	209,864
2024	2,719	—	2,000	4,719
2025	—	—	2,000	2,000
2026	—	—	2,000	2,000
Remainder	—	—	20,000	20,000

NOTE 10. ACQUISITION OF TALL OAK WOODFORD, LLC

On February 26, 2021, HOLDINGS entered into a purchase agreement with Tall Oak Woodford Holdings, LLC to acquire all membership interests of Tall Oak Woodford, LLC. The primary operating assets included a processing plant and a natural gas liquids infrastructure system.

HOLDINGS accounted for the acquisition under ASC 805, which requires recording assets and liabilities at fair value. Under the acquisition method of accounting, each tangible and separately identifiable intangible asset acquired and liabilities assumed were recorded based on estimated fair values. The Company engaged KE Andrews to determine fair values of the tangible property and intangible property.

The purchase price was pushed down to all of the subsidiaries of the Company. When using push-down basis of accounting, the acquired company’s separate financial statements reflect the new accounting basis recorded by the acquiring company.

Consideration:
Cash paid	$40,742,695
Deferred payment payable	15,000,000
Note payable	95,000,000
$150,742,695

Fair Value of Assets Acquired and Liabilities Assumed:
Assets:
Cash & cash equivalents	$4,209,549
Receivables	6,780,160
Prepaid costs & other	168,526
Inventory	219,491
Land	870,834
Processing plant	104,374,392
Well connects & gathering pipe	94,754,774
Total Assets	$211,377,726

Liabilities:
Debt	$55,000,000
Payables	5,635,030
Total Liabilities	60,635,030
Net Assets	$150,742,696

Tall Oak Midstream Operating, LLC and Subsidiaries
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
December 31, 2021

NOTE 11. CONTRIBUTION OF VM ARKOMA STACK, LLC AND SUBSIDIARY

On February 26, 2021, VMAS and its wholly owned subsidiary BCZ were contributed to HOLDINGS. HOLDINGS contributed VMAS and BCZ to the Company on February 26, 2021. In accordance with ASC 805, the assets and liabilities were recorded at their historical carrying amounts as the transfer of assets was between entities under common control.

Historical Value of Assets Contributed and Liabilities Assumed:
Assets:
Cash & cash equivalents	$1,085,145
Receivables	2,903,172
Prepaid costs & other	462,598
Inventory	426,277
Intangibles	22,634,668
Processing plant, well connects & pipe	61,574,651
Total Assets	$89,086,511

Liabilities:
Debt	$882,351
Payables	14,529,328
Total Liabilities	15,411,679
Net Assets	$73,674,831

NOTE 12. SUBSEQUENT EVENTS

Subsequent events were evaluated through May 31, 2022, the date which the consolidated financial statements were available to be issued, for potential recognition or disclosure in these financials.

No subsequent events were identified requiring recognition or additional disclosure in the accompanying consolidated financial statements.

Annex A

BUSINESS CONTRIBUTION AGREEMENT

DATED OCTOBER 1, 2024,

by and among

SUMMIT MIDSTREAM CORPORATION,

SUMMIT MIDSTREAM PARTNERS, LP

and

TALL OAK MIDSTREAM HOLDINGS, LLC

Annex A Page No
Article I	CERTAIN DEFINITIONS	A-1
1.1	Certain Defined Terms	A-1

Article II	CONTRIBUTION AND ISSUANCE OF INTERESTS; CLOSING	A-18
2.1	Contribution and Issuance of Interests	A-18
2.2	Time and Place of Closing	A-18
2.3	Estimated Adjustment Amount and Post-Closing Final Adjustment Amount	A-19
2.4	Conditions to Closing	A-21
2.5	Deliveries at the Closing	A-22
2.6	Tax Treatment	A-25
2.7	Withholding	A-26
2.8	Earnout	A-26

Article III	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO TALL OAK PARENT	A-27
3.1	Organization, Good Standing, and Authority	A-27
3.2	Title to the Interests	A-27
3.3	No Conflicts; Consents and Approvals	A-28
3.4	Litigation	A-28
3.5	Bankruptcy	A-28
3.6	Investment Intent	A-28
3.7	Independent Evaluation	A-28
3.8	Business Investigation	A-29

Article IV	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET COMPANIES	A-29
4.1	Organization, Good Standing, and Authority; Capitalization of the Target Companies	A-29
4.2	No Conflicts	A-31
4.3	Consents and Authorizations	A-31
4.4	Taxes	A-31
4.5	Compliance with Laws; Authorizations	A-32
4.6	Material Contracts	A-33
4.7	Intellectual Property; Cybersecurity Measures; Privacy	A-35
4.8	Broker’s or Finder’s Fees	A-36
4.9	Employee Benefits	A-36
4.10	Employee Matters	A-37
4.11	Financial Statements; Absence of Undisclosed Liabilities	A-38
4.12	Environmental and Pipeline Safety Matters	A-39
4.13	Litigation	A-40
4.14	Property	A-40
4.15	Insurance	A-41
4.16	Absence of Certain Changes	A-42
4.17	Title; Sufficiency and Condition of Assets; No Other Business or Assets	A-42
4.18	Bank Accounts	A-42
4.19	Records	A-42
4.20	Bankruptcy	A-42
4.21	Regulatory Status	A-42
4.22	Accounts Receivable; Accounts Payable	A-43
4.23	Credit Support	A-43

Annex A-i

Annex A Page No
4.24	Storage Tanks	A-43
4.25	Imbalances	A-43
4.26	Certain Payments	A-44
4.27	Affiliate Transactions	A-44

Article V	REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SUMMIT	A-44
5.1	Organization, Good Standing, and Authority	A-44
5.2	No Conflicts	A-45
5.3	Litigation	A-45
5.4	Taxes	A-45
5.5	Solvency; Sufficiency of Funds	A-45
5.6	Broker’s or Finder’s Fees	A-46
5.7	Investment Intent	A-46
5.8	Capitalization of Summit	A-46
5.9	Independent Evaluation	A-47
5.10	Business Investigation	A-47
5.11	Material Contracts	A-48
5.12	Environmental Matters	A-48
5.13	NYSE Listing	A-48
5.14	SEC Filings	A-49
5.15	Securities Laws	A-49
5.16	Controls and Procedures	A-50
5.17	Absence of Certain Changes	A-50
5.18	Summit Benefit Plans	A-50
5.19	Employee Matters	A-51
5.20	Compliance with Laws	A-52
5.21	Title to Properties	A-52
5.22	Investment Company	A-52

Article VI	COVENANTS	A-53
6.1	Conduct of Business of the Target Companies	A-53
6.2	Conduct of Business of Summit	A-56
6.3	Access to Information; Confidentiality	A-58
6.4	Contact with Customers, Suppliers and Other Business Relations	A-60
6.5	Efforts	A-61
6.6	Tax Matters	A-63
6.7	Continuation of Indemnity; D&O Tail Coverage	A-64
6.8	Employees	A-65
6.9	Fees and Expenses	A-66
6.10	Retention of Records by Tall Oak Parent	A-67
6.11	Public Announcements	A-67
6.12	Insurance	A-67
6.13	Intercompany Accounts and Target Company Affiliate Contracts	A-68
6.14	Letters of Credit and Guaranties	A-68
6.15	SEC Reporting and Financing Cooperation	A-68
6.16	Exclusivity	A-69
6.17	NYSE Listing	A-69
6.18	Further Assurances	A-69
6.19	Data Room	A-69

Annex A-ii

Annex A Page No
6.20	R&W Insurance Policy	A-70
6.21	SMC Stockholder Approval	A-70
6.22	SMC Adverse Recommendation Change	A-70
6.23	Board Designees	A-71
6.24	Management Aggregator Redemption	A-71
6.25	Required Third Party Consents and Required Notifications	A-71
6.26	Transferred Items	A-71

Article VII	TERMINATION	A-72
7.1	Termination at or Prior to the Closing	A-72
7.2	Effect of Termination	A-73
7.3	Break Fee	A-73
7.4	Return of Documentation and Confidentiality	A-74

Article VIII	SURVIVAL AND REMEDIES; INDEMNIFICATION	A-74
8.1	No Survival	A-74
8.2	Waiver and Release; Disclaimer	A-74

Article IX	MISCELLANEOUS PROVISIONS	A-77
9.1	Assignment	A-77
9.2	Amendments and Waiver	A-77
9.3	Entire Agreement	A-77
9.4	Severability	A-78
9.5	Counterparts	A-78
9.6	Governing Law and Dispute Resolution	A-78
9.7	Notices and Addresses	A-79
9.8	Tall Oak Parent: Legal Representation; Attorney-Client Privilege	A-79
9.9	Summit: Legal Representation; Attorney-Client Privilege	A-80
9.10	Rules of Construction; Joint Drafting; No Joint and Several Liability for Tall Oak Parent	A-81
9.11	Offset	A-82
9.12	No Partnership; Third-Party Beneficiaries	A-82
9.13	Specific Performance	A-82
9.14	Disclosure Schedule	A-83
9.15	Non-Recourse	A-83

Annex A-iii

EXHIBITS

Exhibit A	Form of Certificate of Designation
Exhibit B	Form of A&R Partnership Agreement
Exhibit C	Form of Assignment Agreement
Exhibit D	Form of Investor and Registration Rights Agreement
Exhibit E	Form of Transition Services Agreement
Exhibit F	Allocation Methodology
Exhibit G	Target Companies CapEx Budget
Exhibit H	Allocation Schedule
Exhibit I	R&W Policy Commitment
Exhibit J	Form of Side Letter

SCHEDULES
Schedule I	Earnout

Annex A-iv

BUSINESS CONTRIBUTION AGREEMENT

This Business CoNTRIBUTION Agreement (this “Agreement”), dated October 1, 2024 (the “Execution Date”), is by and among Summit Midstream Corporation, a Delaware corporation (“SMC”), Summit Midstream Partners, LP, a Delaware limited partnership (“SMLP”), and Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak Parent”). SMC and SMLP are sometimes referred to collectively herein as “Summit”. Each of SMC, SMLP and Tall Oak Parent are sometimes referred to collectively herein as the “Parties” and individually as a “Party.”

RECITALS:

WHEREAS, as of the Execution Date, Tall Oak Parent directly owns all of the issued and outstanding Equity Interests of Tall Oak Midstream Operating, LLC, a Delaware limited liability company (“Tall Oak”, and such Equity Interests, the “Tall Oak Interests”);

WHEREAS, as of the Execution Date, Tall Oak directly owns all of the issued and outstanding Equity Interests of Tall Oak Woodford, LLC, a Delaware limited liability company (“Woodford”), and VM Arkoma STACK, LLC, a Delaware limited liability company (“Arkoma”), and Arkoma owns all of the issued and outstanding Equity Interests of BCZ Land Holdings, LLC, a Delaware limited liability company (“BCZ Land” and together with Tall Oak, Woodford and Arkoma, the “Target Companies,” and each, a “Target Company”);

WHEREAS, the Parties desire to enter an arrangement whereby at the Closing, Tall Oak Parent shall contribute to SMLP, and SMLP shall acquire from Tall Oak Parent, the Tall Oak Interests in exchange for the consideration specified in this Agreement, on the terms and subject to the conditions as further described herein;

WHEREAS, immediately after the consummation of the transactions contemplated herein, Tall Oak Parent shall distribute the Equity Consideration to Connect Midstream (indirectly through VM Arkoma Stack Holdings) and Management Aggregator in the amounts set forth on Exhibit H, respectively, in accordance with the A&R Partnership Agreement and the Investor and Registration Rights Agreement; and

WHEREAS, concurrently with the execution of this Agreement, as an inducement for Summit to enter into this Agreement, certain material equityholders of Tall Oak Parent have executed and delivered restrictive covenant agreements to Summit (each such agreement, a “Restrictive Covenant Agreement”).

AGREEMENT:

NOW, THEREFORE, in consideration of the representations, warranties, covenants and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound, the Parties agree as follows:

Article I
CERTAIN DEFINITIONS

1.1         Certain Defined Terms. Capitalized terms used in this Agreement that are not defined in the text of the body of this Agreement shall have the respective meanings set forth below.

“A&R Partnership Agreement” means the Sixth Amended and Restated Limited Partnership Agreement of SMLP, to be entered into at the Closing, which agreement shall be substantially in the form attached hereto as Exhibit B.

“Accountant” is defined in Section 2.3(e).

“Acquisition Proposal” is defined in Section 6.16.

“Adjustment Amount” means an amount of Dollars equal to the Target Company Transaction Expense Adjustment Amount.

“Affiliate” means, when used with respect to a specified Person, any other Person directly or indirectly (through one or more intermediaries or otherwise) Controlling, Controlled by, or under common Control with the specified Person.

“Agreement” is defined in the Preamble.

“Allocation” is defined in Section 2.6(b).

Annex A-1

“Allocation Methodology” is defined in Section 2.6(b).

“Antitrust Laws” means the Sherman Act, the Clayton Act, the HSR Act, the Federal Trade Commission Act, and all other applicable Laws issued by a Governmental Authority that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade or lessening of competition.

“Appraisal” is defined in Section 2.6(b).

“Arkoma” is defined in the Recitals.

“Assets” means all of the assets (including the Real Property) used or held for use by the applicable Target Company in connection with the conduct of the Business.

“Assignment Agreement” means an assignment instrument evidencing the assignment and transfer by Tall Oak Parent to SMLP of the Tall Oak Interests, which agreement shall be substantially in the form attached hereto as Exhibit C.

“Audited Financial Statements” is defined in Section 4.11(a)(i).

“Authorization” means any franchise, permit, license, authorization, Order, certificate, variance, registration, filing, exemption (for which an application with a Governmental Authority must be submitted), waiver or other consent or approval that a Governmental Authority has the legal authority to grant or issue.

“BCZ Land” is defined in the Recitals.

“Benefit Plan” means each: (a) plan, policy, fund, arrangement, agreement, or program that provides or is designed to provide health, medical, surgical, hospital or dental care or other welfare benefits, or benefits in the event of sickness, accident or disability, or death benefits, adoption assistance, dependent, care, or day care centers, scholarship funds, or prepaid legal services; (b) plan, policy, fund, arrangement, agreement, or program that provides or is designed to provide retirement income to current or former employees or other current or former service providers or results in a deferral of income for periods extending to the termination of covered employment or other service or beyond; (c) plan, policy, fund, arrangement, agreement or program that provides or is designed to provide severance, vacation, holiday pay, paid time off, dependent care or healthcare reimbursement accounts, or fringe benefits; (d) incentive compensation plan, bonus plan or arrangement, deferred compensation plan, equity option or equity-based incentive or compensation plan, or equity purchase plan; (e) “employee benefit plan” (as defined in Section 3(3) of ERISA) whether or not subject to ERISA, and (f) other written or oral plan, policy, fund, arrangement, agreement, or program involving direct or indirect compensation or benefits, including employment agreements, consulting agreements with individuals, severance benefits, change in control benefits, retention benefits, disability benefits, fringe benefits, pension or retirement plans, profit sharing, deferred compensation, bonuses, equity options, equity purchase, phantom equity, equity appreciation or other forms of incentive compensation or post-retirement compensation, but in all cases other than any plan or arrangement maintained or to which contributions are required by any Governmental Authority.

“Blank Check Common Stock” means the 30,000,000 shares of common stock, par value $0.01 per share, of SMC.

“Break Up Fee” is defined in Section 7.3.

“Business” means the entire business and operations carried on, respectively, by the Target Companies, as applicable, and conducted in the ordinary course consistent with their respective past practices during the 12-month period immediately preceding the Execution Date, including, to the extent applicable, the crude oil, natural gas, natural gas liquids, natural gas residue, hydrocarbon and/or water (including fresh water and produced water) development, gathering, marketing, transportation, processing and/or storage businesses, and in each case, all activities incidental and related thereto.

“Business Day” means any day, other than Saturday and Sunday, on which federally insured commercial banks in Houston, Texas are generally open for business and capable of sending and receiving wire transfers.

“Bylaws” means those certain Amended and Restated Bylaws of SMC, adopted effective as of August 1, 2024, as the same may be amended or amended and restated from time to time.

“Cash” means all available cash (including restricted cash) and cash equivalents of the Target Companies, including marketable securities, in each case, (a) as determined in accordance with GAAP, (b) including (i) cash on hand in any Target Company’s bank accounts, and (ii) undeposited funds, deposits in transit and other checks payable to a Company that either have not cleared or been cashed, but only to the extent such checks are fully paid and not dishonored, and (c) excluding issued but uncleared checks of a Target Company payable to third parties.

Annex A-2

“Cash Consideration” is defined in Section 2.1.

“Certificate of Designation” means the certificate of designation that establishes the SMC Class B Common Stock, which shall be substantially in the form attached hereto as Exhibit A.

“Charter” means that certain Amended and Restated Certificate of Incorporation of SMC, filed with the Secretary of State of the State of Delaware on August 1, 2024, as the same may be amended or amended and restated from time to time.

“Claim” means any demand, claim, complaint, petition, lawsuit, governmental investigation or audit, administrative order, notice of violation, or any other assertion of a Liability, whether written or oral, for any Loss, specific performance, injunctive relief, remediation or other equitable relief, whether or not ultimately determined to be valid.

“Clayton Act” means the Clayton Antitrust Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“Closing” is defined in Section 2.1(a).

“Closing Date” is defined in Section 2.1(a).

“Closing Per Share Price” means $36.1397.

“Code” means the Internal Revenue Code of 1986, as amended.

“Common Stock” means the common stock, par value $0.01 per share, of SMC.

“Company Systems” means the computer systems, information technology systems and other equipment which is reliant upon microchip technology, including computer software, computer hardware, networks, servers, storage devices, industrial/process control systems, telephone switching systems and private branch exchange systems, environmental control systems, and related information technology systems and services, which are owned, licensed, used or held for use by any Target Company.

“Confidentiality Agreement” means, as applicable, each of those certain Confidentiality Agreements, dated as of November 21, 2023 and December 5, 2023, respectively, by and between Tailwater and SMLP.

“Confidentiality Agreement Termination Letter” means a letter agreement evidencing the termination of each Confidentiality Agreement. in form and substance reasonably satisfactory to Tailwater and SMLP.

“Connect Midstream” means Connect Midstream, LLC, a Delaware limited liability company, which is a portfolio company of Tailwater and indirect managing member of Tall Oak Parent.

“Contract” means any legally binding contract, agreement, lease (including equipment leases), deed, easement, license, obligation, purchase order, instrument, arrangement, evidence of Indebtedness, mortgage, security agreement, or other commitment or undertaking, whether written or oral, including all amendments, restatements, supplements and other modifications thereto, but excluding any Authorizations issued by Governmental Authorities.

“Contribution” is defined in Section 2.6(a).

“Control” (including the correlative terms “controlling” and “controlled”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person whether through the ownership of voting securities, by Contract or otherwise.

“COVID-19” means SARS-CoV-2 or COVID-19, and any evolutions or mutations thereof or related or associated epidemics, pandemic or disease outbreaks.

“Credit Agreement” means that certain Fourth Amended and Restated Credit Agreement, dated as of July 30, 2024, by and among, inter alios, Tall Oak Parent, as Holdings (as defined therein), certain of the Target Companies party thereto, as Borrowers (as defined therein), the lenders party thereto and BancFirst, as Agent (as defined therein).

“Credit Agreement Related Documents” means the “Credit Documents” (as defined in the Credit Agreement).

Annex A-3

“Credit Support Obligations” means all obligations and Liabilities relating to or arising out of or in connection with the letters of credit, guarantees, bonds and other credit assurances of a comparable nature made or issued by or on behalf of (a) Tall Oak Parent or any of its Affiliates for the benefit of any Target Company or (b) the Target Companies for the benefit of any other Person, in each case, with respect to the Assets or the Business.

“D&O Indemnified Persons” is defined in Section 6.7(a).

“D&O Provisions” is defined in Section 6.7(a).

“D&O Tail Policy” is defined in Section 6.7(b).

“Debt Payoff Letter” is defined in Section 2.5(a)(iv).

“Disclosure Schedule” means the Tall Oak Disclosure Schedule and the Summit Disclosure Schedule, as applicable.

“Distribution Amount” is defined in Section 2.5(b)(vii).

“Earnout Measurement Period” means the following periods during the Earnout Period: (a) the Execution Date through December 31, 2024; (b) January 1, 2025 through June 30, 2025; (c) July 1, 2025 through December 31, 2025; and (d) January 1, 2026 through March 31, 2026.

“Earnout Payment” is defined in Schedule I.

“Earnout Period” means the period beginning on the Execution Date and ending on March 31, 2026.

“Earnout Statement” is defined in Schedule I.

“Employees” is defined in Section 4.10(a).

“Environmental Authorization” means any Authorization currently required under any Environmental Law.

“Environmental Law” means any Law relating to the protection, preservation or remediation of the environment or natural resources, public or occupational health or safety (regarding exposure to Hazardous Materials), or the Release, use, generation, manufacture, distribution, transportation, treatment, disposal, storage or other handling of, or exposure of any person to, Hazardous Materials, including any applicable provision of the Comprehensive Environmental Response, Compensation, and Liability Act, 42 U.S.C. 9601 et seq., the Hazardous Materials Transportation Act, 49 U.S.C. § 5101 et seq., the Resource Conservation and Recovery Act, 42 U.S.C. § 6901 et seq., the Clean Water Act, 33 U.S.C. § 1251 et seq., the Clean Air Act, 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, 15 U.S.C. § 2601 et seq., the Safe Drinking Water Act, 42 U.S.C. 300(f) et seq., the Emergency Planning and Community Right-to-Know Act, 42 U.S.C. § 11001 et seq., the Occupational Safety and Health Act of 1970, 29 U.S.C. §§ 651 et seq. (regarding exposure to Hazardous Materials), and the applicable regulations promulgated pursuant thereto, and all analogous state or local Laws.

“Equity Consideration” is defined in Section 2.1.

“Equity Interest” means (a) the equity ownership rights in a business entity, whether a corporation, company, joint stock company, limited liability company, general or limited partnership, joint venture, bank, association, trust, trust company, land trust, business trust, sole proprietorship, or other business entity or organization, and whether in the form of capital stock, shares, ownership unit, limited liability company interest, limited or general partnership interest, or any other form of ownership, and (b) all rights, warrants, options, convertible securities or indebtedness, exchangeable securities or other instruments, or other rights that are outstanding and exercisable for or convertible or exchangeable into, directly or indirectly, any Equity Interest described in the foregoing clause (a) at the time of issuance or upon the passage of time or occurrence of some future event, condition or contingency.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business, whether or not incorporated, that together with such Person, is or, at any relevant time, was deemed to be a single employer for purposes of Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA.

“Estimated Adjustment Amount” is defined in Section 2.3(a).

Annex A-4

“Exchange Act” is defined in Section 5.13.

“Excluded Communications” is defined in Section 9.8(c).

“Execution Date” is defined in the Preamble.

“Exhibits” means any or all of the exhibits attached to and made a part of this Agreement.

“FASB” means the Financial Accounting Standards Board, representing the principle standard-setting authority for GAAP.

“FCC” means the Federal Communications Commission, or any successor thereto.

“Federal Trade Commission Act” means the Federal Trade Commission Act of 1914, as amended, and the rules and regulations promulgated thereunder.

“FERC” means the Federal Energy Regulatory Commission, or any successor thereto.

“Final Adjustment Amount” is defined in Section 2.3(b).

“Financial Statements” is defined in Section 4.11(a)(ii).

“Flow-Through Tax Return” means a federal, state or local income Tax Return filed by or with respect to a Target Company that is treated as a pass-through entity for purposes of such Tax Return and for which the items of income and loss or results of operations reflected on such Tax Return are reflected on the Tax Returns of the direct or indirect beneficial owner(s) of such Target Company under applicable Law.

“Fraud” means, with respect to any Party, any actual and intentional Delaware common law fraud with respect to the making of any representation or warranty set forth in Article III, Article IV, or Article V or in any certificate delivered pursuant to the terms hereof, as applicable; provided, that such actual or intentional fraud of such Party shall be deemed to exist only if (a) such Party had (i) actual knowledge that such representation or warranty was false when made (as opposed to any fraud claim based on imputed knowledge, constructive knowledge, negligent or reckless misrepresentation or a similar theory) and (ii) a specific intention to induce the party to whom such representation or warranty was made to act or refrain from acting in reliance upon it; (b) such Party to whom such representation or warranty was made, in justifiable reliance upon such false representation or warranty, took or refrained from taking action; and (c) such Party to whom such representation or warranty is made suffered Loss by reason of such reliance.

“G&A Reimbursement” is defined in Section 6.1(b)(xx).

“GAAP” means generally accepted accounting principles as in effect in the United States for financial reporting, applied consistently with past practices on a consistent basis.

“Good Industry Practices” means those practices, methods, standards and acts engaged in, accepted as reasonable or approved by a significant portion of the oil and gas midstream industry in the Southwest region of the United States with assets and businesses similar to the Assets and the Business, as applicable, during the relevant time period. For the avoidance of doubt, Good Industry Practices are not limited to the optimum practices, methods, or acts.

“Governmental Authorities” means any (a) federal, state, municipal, provincial, tribal or local (whether domestic or foreign) government (or department or subdivision thereof) and (b) federal, state, municipal, provincial, tribal or local (whether domestic or foreign) court of competent jurisdiction, commission, board, bureau, commission agency, or arbitration tribunal or other governmental, administrative or regulatory authority or instrumentality or other body administering alternative dispute resolution.

“Hazardous Material” means any waste, chemical, substance or material that is regulated, defined, designated or characterized as extremely hazardous, hazardous or toxic, or as a pollutant or contaminant, under, or for which Liability or standards of conduct may be imposed pursuant to, any Environmental Law, due to its hazardous, toxic, dangerous or deleterious properties, including any (a) Hydrocarbons or any derivative thereof, (b) asbestos, (c) polychlorinated biphenyls (PCBs), and/or (d) per- or polyfluoroalkyl substances.

“HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, and the rules and regulations promulgated thereunder.

Annex A-5

“Hydrocarbon” means oil, gas, minerals, casinghead gas, drip gasoline, natural gasoline, condensate, distillate, liquid hydrocarbons, gaseous hydrocarbons, all products refined or separated therefrom, or any combination of the foregoing.

“Indebtedness” means, as of any time: (a) all obligations of the Target Companies, whether current, short-term or long-term and whether secured or unsecured, for (i) indebtedness for borrowed money, whether or not represented by bonds (excluding, for the avoidance of doubt, payment, and similar bonds), debentures, notes or other securities (and whether or not convertible into any other security), including the principal thereof and accrued and unpaid interest thereon; and (ii) other obligations evidenced by any note, bond (excluding, for the avoidance of doubt, payment, performance and similar bonds), debenture, mortgage, loan or other debt security (including, in each case, any termination payments, pre-payment premiums or penalties, “breakage costs” (including on interest rate swaps and any other hedging obligations (including foreign currency or exchange contracts)), redemption fees, make-whole payments, costs and expenses or premiums and other amounts owing pursuant to the instruments evidencing Indebtedness, assuming that such Indebtedness is repaid on the Closing Date); (b) all obligations of the Target Companies for or on account of capitalized or synthetic leases that would properly be classified as a Liability on the balance sheet of the Target Companies in accordance with GAAP (excluding any leases that would not be classified as such prior to the effectiveness of ASC 842); (c) all Liabilities of a Person other than one of the Target Companies, whether direct or indirect, contingent or otherwise, secured by a Lien against any Assets of any Target Company; (d) all obligations of the Target Companies for the reimbursement of drawn letters of credit, bankers’ acceptances, bank guarantees and similar instruments; (e) all obligations of the Target Companies for the deferred purchase price of property, assets, services or Equity Interests, including “earn-outs” and “seller notes” and all conditional sale obligations of such Person (but excluding in all instances any trade payables or accrued expenses arising in the ordinary course of business); (f) the net settlement amount of any derivative financial instruments, including interest rate or commodities swaps, collars, caps or other Contracts the principal purpose of which is for the Target Companies to benefit from or reduce or eliminate the risk of fluctuations in interest rates, currencies or commodity prices (which amount will reduce Indebtedness if in a net asset position); (g)  all Liabilities in the nature of accrued fees, interest, premiums or penalties in respect of any of the foregoing clauses (a) through (f), including any such Liabilities in connection with clause (d); and (h) all Liabilities of the types described in clauses (a) through (g) above of any Person other than one of the Target Companies, the payment of which is guaranteed, directly or indirectly, by a Target Company (which the amount thereof being measured as the lesser of (x) the maximum stated amount of such guarantee and (y) the amount of such obligations). Notwithstanding the foregoing, “Indebtedness” shall not include any amounts included as (i) Transaction Expenses, (ii) trade accounts payable and accrued expenses arising in the ordinary course of business, including without limitation, payroll liabilities, capitalized/finance lease liabilities and operating lease liabilities, (iii) compression payables listed on Schedule 1.1—CP, (iv) Taxes and (v) unearned revenue.

“Indebtedness for Borrowed Money” means, in the aggregate, the Indebtedness of the Target Companies described in clause (a) of the definition of “Indebtedness”.

“Indebtedness Schedule” is defined in Section 2.5(a)(iv).

“Inspection Indemnitees” is defined in Section 6.3(d).

“Intellectual Property” means all of the following: (a) patents and patent applications, together with all reissuances, continuations, continuations-in-part, divisionals, revisions, extensions, and reexaminations thereof, (b) trademarks, service marks, trade dress, corporate names, logos and slogans, social media handles, and Internet domain names, together with all goodwill associated with each of the foregoing and all registrations and applications therefor, (c) works of authorship, copyrights and registrations and applications therefor, (d) trade secrets, know-how, confidential or proprietary information not generally known by the public, and inventions, (e) rights in computer software (including rights in source code, executable code, application program interfaces, and user interfaces), website, and databases, and (f) all other intellectual property and industrial property rights throughout the world, whether or not subject to statutory registration or protection.

“Intended Tax Treatment” is defined in Section 2.6(a).

“Intercompany Accounts” means any accounts, balances, payables, receivables or Indebtedness or other amounts owing between (a) Tall Oak Parent or any of its Affiliates (other than the Target Companies), on the one hand, and (b) any Target Company, on the other hand.

“Interim Balance Sheet Date” is defined in Section 4.11(a)(ii).

Annex A-6

“Interim Period” is defined in Section 6.1(a).

“Investor and Registration Rights Agreement” means the investor and registration rights agreement, by and between Tall Oak Parent and SMC to be entered into at the Closing, which agreement shall be substantially in the form attached hereto as Exhibit D.

“IRS” means the United States Internal Revenue Service.

“Knowledge” means (a) with respect to Summit, the actual knowledge of any of Heath Deneke, Bill Mault or James Johnston, and (b) with respect to Tall Oak Parent, the actual knowledge of any of Ryan Lewellyn, Carlos Evans, Max Myers or Tyson Williams.

“Laws” means all applicable federal, foreign, state or local laws (including common law), statutes, rules, regulations, codes (including the Code), ordinances, constitutions, Orders, treaties or other similar authorities enacted, promulgated, adopted or applied by any Governmental Authority.

“Leased Real Property” means all leasehold or subleasehold estates and other rights to use or occupy any land, buildings, structures, improvements, fixtures or other interest in real property held by the Target Companies, excluding oil, gas, and/or mineral rights and other Hydrocarbon interests.

“Leases” means all leases, subleases, licenses, concessions, and other agreements (written or oral) used in connection with the Business pursuant to which each Target Company holds any Leased Real Property, including the right to all security deposits and other amounts and instruments deposited by or on behalf such Target Company thereunder.

“Liability” means any and all Indebtedness, Claims, losses, liabilities, obligations, or duties of any kind, nature, character or description (including those arising out of any demand, assessment, settlement, judgment or compromise relating to any actual or threatened Proceeding), and costs (including any unknown, undisclosed, unfixed, unliquidated, unsecured, unmatured, unaccrued, unasserted, vested, disputed, executory, contingent, conditional, inchoate, implied, vicarious, joint, several or secondary liability), STRICT LIABILITY (INCLUDING STRICT LIABILITY ARISING UNDER ENVIRONMENTAL LAW), regardless of whether such Indebtedness, Claims, losses, liabilities, obligations, or duties would be required to be disclosed as a liability on a balance sheet prepared in accordance with GAAP.

“Lien” means any lien, mortgage, deed of trust, security interest, pledge, charge, encumbrance in the nature of security, easement, option, license, hypothecation, Preferential Right, or similar restriction.

“Lookback Date” means (a) with respect to the Target Companies, five (5) years prior to the Execution Date, and (b) with respect to Summit and the Summit Companies (other than SMC), January 1, 2023 and with respect to SMC, August 1, 2024.

“Loss” or “Losses” means all losses, damages, Liabilities, payments, penalties, assessments, disbursements, costs and expenses, including interest, awards, judgments, settlements, fines, costs of remediation, fees, costs of defense and reasonable attorneys’ fees, costs of accountants, expert witnesses and other professional advisors, and costs of investigation and preparation of any kind or nature whatsoever.

“Management Aggregator” means Tall Oak Midstream Investments, LLC, a Delaware limited liability company.

“Material Contracts” is defined in Section 4.6(a).

“Material Gathering Contracts” is defined in Section 4.6(a)(i).

“Multiemployer Plan” means a “multiemployer plan” as defined in Section 3(37) or 4001(a)(3) of ERISA.

“NORM” means naturally occurring radioactive material.

“Notice Period” is defined in Section 6.22(b).

“Notification” means any notice to or filing with from any Person or Governmental Authority required under the terms of any Material Contract to which Tall Oak Parent or a Target Company is a party, by the terms of any Authorization held by or applicable to Tall Oak Parent or a Target Company or by Law that is necessary for Tall Oak Parent to execute, deliver, and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party or is otherwise required in connection with the consummation by Tall Oak Parent of the transactions contemplated hereby or thereby.

Annex A-7

“NYSE” means the New York Stock Exchange.

“Order” means all applicable legally binding orders (including executive, judicial, administrative or regulatory orders), awards, writs, judgments, verdicts, injunctions, determinations, directives or decrees enacted, promulgated, adopted, or applied by, and decisions of or by, any Governmental Authority or arbitrator.

“Organizational Documents” means with respect to any particular entity: (a) if a corporation, its articles or certificate of incorporation and its bylaws; (b) if a limited partnership, its limited partnership agreement and its articles or certificate of limited partnership; (c) if a limited liability company, its articles of organization or certificate of formation and its limited liability company agreement or operating agreement; (d) any similar organizational documents of such entity; and (e) any amendment, restatement or supplement to any of the foregoing.

“Outside Date” means March 31, 2025; provided that the Outside Date will be extended automatically by an additional period of time not to exceed 120 days in the event that the failure to consummate the Closing and the other transactions contemplated by this Agreement by the Outside Date is a result of a continuing investigation by a Governmental Authority under Antitrust Laws or the applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement not having expired or been terminated or in the event of a review by the SEC which delays the SMC Stockholders Meeting; provided, that all other conditions to Closing set forth in Section 2.4 shall have been satisfied or capable of being satisfied at such time (other than those conditions that by their nature cannot be satisfied until the Closing, but which would be capable of being satisfied if the Closing occurred at such time) or waived.

“Owned Real Property” means all land, together with all buildings, structures, improvements, and fixtures located thereon, and all easements and other rights and interests appurtenant thereto, owned in fee by the Target Companies, but excluding severed oil, gas, and/or mineral rights and other Hydrocarbon interests, and any Rights-of-Way.

“Partner Tax Attributes” is defined in Section 6.6(h).

“Party” and “Parties” are defined in the Preamble.

“Payoff Amounts” is defined in Section 2.5(b)(iv).

“PCAOB” means the Public Company Accounting Oversight Board, which serves as the governing authoritative board responsible for establishing audit and interim review standards for financial statements of public business entities, as defined by the FASB Accounting Standards Codification.

“PCAOB-Registered Firm” means a public accounting firm that is duly registered with the PCAOB, in good standing, and that may audit (or perform interim review of) financial statements of entities, including those of the Target Companies, in accordance with the public company audit or interim review standards promulgated by the PCAOB.

“Permitted Liens” means the following:

(a)         with respect to tangible personal property, Equity Interests (including, without limitation, the Tall Oak Interests), and the Real Property owned by any Target Company, as applicable, any:

(i)          statutory Liens for Taxes, assessments, governmental charges, or levies that are not yet due or payable or, if due, that are being contested in good faith in appropriate Proceedings for which appropriate reserves have been established accordance with GAAP;

(ii)         mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens, in each case arising or incurred in the ordinary course of business that are not delinquent or that are being contested in good faith in appropriate Proceedings for which appropriate reserves have been established in accordance with GAAP;

(iii)        pledges and deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, in each case arising or incurred in the ordinary course of business;

(iv)        purchase money Liens and Liens arising under conditional sales Contracts, capital lease arrangements and equipment leases with Third Parties in the ordinary course of business;

Annex A-8

(v)         Liens paid or discharged (including pursuant to Debt Payoff Letters) at or prior to the Closing;

(vi)        Liens granted at the Closing securing the financing of the acquisition of the Target Companies by Summit;

(vii)       the terms and conditions contained in any Material Contract, any Lease, or any Right-of-Way which are not violated in any material respect by the current use or occupancy of such property being leased or in the operation of the Business;

(viii)      Liens created by Summit or any of its Affiliates, successors or assigns or otherwise expressly consented to by Summit;

(ix)        Liens imposed under any Organizational Documents of the Target Companies which are not violated in any material respect;

(x)         non-exclusive licenses of Intellectual Property entered into in the ordinary course of business;

(xi)        Liens that individually or in the aggregate would not reasonably be expected to materially impair the ability of the Target Companies to operate the Business in the ordinary course of business;

(xii)       the Liens listed on Schedule 1.1--PL;

(xiii)      Permitted Target Securities Liens;

(xiv)      pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature; and

(b)         with respect to the Real Property and without limiting the foregoing, any:

(i)          restrictions, exceptions, reservations, limitations, and other matters contained in any document filed or recorded in the appropriate county or parish to reflect title thereto or that are disclosed on any title commitment or title report, title policy, survey or site plan, or that would be disclosed by an accurate survey, title report or physical inspection, creating, transferring, limiting, encumbering, reserving or granting any rights in (including rights of reverter, reservation and life estates) such Real Property that individually or in the aggregate do not materially and adversely affect the value of, or materially interfere with, the ownership, use or operation of the Real Property subject thereto or affected thereby and that are of a nature that would be reasonably acceptable to a prudent operator of similar Real Property;

(ii)         all zoning, conservation, entitlement and other land use, building or planning restrictions imposed by any Governmental Authority having jurisdiction over the Real Property and not violated in any material respect by the current use and operation of the Assets or the Business and that do not materially detract from the value of, or materially interfere with, the ownership, use or operation of the Real Property subject thereto or affected thereby and that are of a nature that would be reasonably acceptable to a prudent operator of similar Real Property; or

(iii)        easement, right-of-way, covenant, servitude, permit, surface lease, condition, restriction and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, that, individually or in the aggregate, do not materially and adversely affect the value of the Assets, or materially interfere with the ownership, use, or operation of the Assets subject thereto or affected thereby and that are of a nature that would be reasonably acceptable to a prudent operator of similar Assets.

Annex A-9

Notwithstanding the preceding to the contrary, Permitted Liens shall not include any Preferential Rights.

“Permitted Target Securities Liens” means (a) restrictions on transfer arising under any applicable federal and state securities Laws, (b) restrictions on transfer arising pursuant to, or as otherwise set forth in, the Organizational Documents of the applicable Target Company, (c) with respect to pre-Closing periods only (and only to the extent fully and finally released as of the Closing), Liens arising under Contracts governing Indebtedness, or (d) Liens that are created by Summit or any of its Affiliates arising under or created by this Agreement or any Transaction Document.

“Person” means any natural person, corporation, company, partnership (general or limited), limited liability company, sole proprietorship, trust, joint venture, joint stock company, unincorporated organization, Governmental Authority, or other entity or association.

“Personal Information” means information defined as “personal information” or any similar term (e.g., “personal data” or “personally identifiable information”) provided by applicable Law, and all such information that directly or indirectly can be used to identify, is related to, describes, is reasonably capable of being associated with, or could reasonably be linked with a particular individual or household.

“Pipeline Safety Law” means any Law regulating pipeline safety, including any applicable provision of the federal Pipeline Safety Act, 49 U.S.C. § 60101 et seq., and the regulations promulgated pursuant thereto, and all applicable analogous state or local Laws.

“Post-Closing Statement” is defined in Section 2.3(b).

“Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date.

“Preferential Right” means any rights of first refusal, rights of first offer, options, preferential rights to purchase or similar rights in favor of any Person.

“Preferred Stock” means the preferred stock, par value $0.01 per share, of SMC.

“Preliminary Settlement Statement” is defined in Section 2.3(a).

“Privacy and Security Requirement” means, collectively, all of the following to the extent relating to Personal Information or otherwise relating to privacy, security, or security breach notification requirements and applicable to the Business: (a) the Target Companies’ internal or external policies, (b) all applicable Laws, and (c) Contracts by which any Target Company is bound.

“Privileged Information” is defined in Section 9.8(c).

“Proceeding” means any action, suit, charge, Claim, investigation, audit or other judicial or administrative proceeding of any nature (civil, criminal, regulatory or otherwise), at law or in equity, whether in contract, in tort or otherwise, before or by any Governmental Authority.

“R&W Policy” means the representations and warranties insurance policy, to be purchased and bound by SMLP at or prior to the Closing in accordance with the R&W Policy Commitment.

“R&W Policy Commitment” means the conditional binder and commitment attached hereto as Exhibit I.

“Real Property” means, collectively, the Owned Real Property, the Leased Real Property, and the Rights-of-Way.

“Records” is defined in Section 6.10.

“Registered Intellectual Property” means all Intellectual Property that is registered, filed or issued under the authority of any Governmental Authority or private registrar, and all applications for Intellectual Property, in each case that is owned by or purported to be owned by the Target Companies.

“Registration Statement” means a filing with the SEC making required disclosures in connection with the registration of a security or a securities offering under federal securities Laws.

“Related Person” means, with respect to a particular Person, such Person and any of its former, current and future Affiliates and beneficiaries, each of their respective former, current and future direct or indirect directors, officers, “principals,” general or limited partners, financing sources, employees, holders of Equity Interests, members, managers, agents, successors, assignees, Affiliates, controlling Persons or agents.

Annex A-10

“Release” means any spill, emission, leaking, pumping, pouring, emitting, emptying, escape, injection, deposit, disposal, discharge, dispersal, abandoning, discarding, migrating, dumping or leaching of Hazardous Materials into the environment. “Released” and other derivatives shall be construed accordingly.

“Released Claims and Liabilities” is defined in Section 8.2(a).

“Released Parties” is defined in Section 8.2(a).

“Releasor” is defined in Section 8.2(a).

“Representatives” means, with respect to any Person, such Person’s Affiliates and its and their respective managers, members, partners, directors, officers, employees, agents, advisors (including attorneys, accountants, consultants, bankers, financial advisors and any representatives of those advisors), successors and assigns.

“Required Information” means the following:

(a)  Audited financial statements of the Target Companies, conducted by a PCAOB-Registered Firm, at and for the fiscal years ended December 31, 2023, December 31, 2022, and December 31, 2021, including the related balance sheet, statement of operations, statement of members’ equity, statement of cash flows, and related notes.  Such financial statements should include an auditor’s report indicating the audit was prepared in accordance with the standards of the American Institute of Certified Public Accountants.

(b)  Interim financial statements of the Target Companies, including a balance sheet as of June 30, 2024, the related statements of operations, cash flows, and members’ equity for the six-month periods ended June 30, 2024 and 2023.

(c)  Within forty-five (45) days following the end of the quarter ending September 30, 2024, as required or requested by Summit, interim financial statements of the Target Companies, including a balance sheet as of September 30, 2024, the related statements of operations, cash flows, and members’ equity for the nine-month periods ended September 30, 2024 and 2023.

(d)  For the financial statements listed above in (a) through (c), a written management’s discussion and analysis prepared in accordance with Item 303 of Regulation S-K.

“Required Notifications” is defined in Section 4.3.

“Required SEC Filings” is defined in Section 5.14(a).

“Required Third-Party Consent” is defined in Section 4.3.

“Restrictive Covenant Agreement” is defined in the Recitals.

“Rights-of-Way” is defined in Section 4.14(c).

“Schedules” means the schedules referenced in this Agreement (other than the Disclosure Schedule) delivered simultaneously with the execution of this Agreement.

“SEC” is defined in Section 5.14(a).

“SEC Filings” is defined in Section 5.14(a).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Security Incident” means any (a) unauthorized intrusion, ransomware or malware attack affecting any Company Systems or any unauthorized access, modification, encryption, destruction, exfiltration, or use of any of the data or information stored or contained therein, or (b) incident in which confidential information or Personal Information held by the Company Systems was accessed, modified, disclosed, damaged, destroyed, processed, used, or exfiltrated in an unauthorized manner.

“Sherman Act” means the Sherman Antitrust Act of 1890, as amended, and the rules and regulations promulgated thereunder.

Annex A-11

“Side Letter” means the side letter agreement, by and among SMC, SMLP, Tailwater and Producers Midstream II, LLC, to be entered into at the Closing, which agreement shall be substantially in the form attached hereto as Exhibit J.

“SMC” is defined in the Preamble.

“SMC Adverse Recommendation Change” means any bona fide offer received from a third party, whether in the form of a written merger agreement, unit purchase agreement, asset purchase agreement, unit exchange agreement or other similar agreement relating to a SMC Sale received (without solicitation) by SMC which on its terms and conditions the board of directors of SMC in good faith determines after consultation with SMC’s financial advisors and outside counsel, each of which must be nationally recognized, and after taking into account all legal, financial (including the financing terms of such proposal), regulatory, timing and other aspects of the proposal, all conditions contained therein and the Person making the proposal, is more favorable to the SMC Stockholders from a financial point of view than the transactions contemplated by this Agreement (after giving effect to any adjustments to the terms and provisions of this Agreement committed to in writing by Tall Oak Parent in response to such proposed SMC Sale). For the avoidance of doubt, the following shall not contribute to or constitute a SMC Adverse Recommendation Change: (A) any action taken by the Parties pursuant to the affirmative covenants set forth in Section 6.5, (B) the fact that SMC or the other Summit Companies exceed any internal or published projections, estimates or expectations of revenue, earnings or other financial performance or results of operations for any period or (C) changes in the Common Stock price.

“SMC Board Recommendation” is defined in Section 6.21.

“SMC Class B Common Stock” means Class B Common Stock, par value $0.01 per share, of SMC.

“SMC Class B Payment Amount” is defined in Section 2.1(a).

“SMC Sale” means any (a) direct or indirect acquisition (whether in a single transaction or a series of related transactions), outside of the ordinary course of business, of assets of SMC and its Subsidiaries equal to fifty percent (50%) or more of SMC’s consolidated assets or to which fifty percent (50%) or more of SMC’s revenues or earnings on a consolidated basis are attributable, (b) direct or indirect acquisition (whether in a single transaction or a series of related transactions) of beneficial ownership (within the meaning of Section 13 under the Exchange Act) of fifty percent (50%) or more of any class of equity securities of SMC or (c) merger, consolidation, unit exchange, share exchange, business combination, recapitalization, liquidation, dissolution or similar transaction involving SMC which is structured to permit any Person or “group” (as defined in Section 13(d) of the Exchange Act) to acquire beneficial ownership of at least fifty percent (50%) of SMC’s consolidated assets or Common Stock.

“SMC Stockholder Approval” means the affirmative vote of a majority of the votes cast, at the SMC Stockholders Meeting or any adjournment or postponement thereof relating to the approval of the issuance of the Equity Consideration as contemplated by this Agreement for the purposes of complying with the applicable NYSE listing rules.

“SMC Stockholders” is defined in Section 6.21.

“SMC Stockholders Meeting” is defined in Section 6.21.

“SMLP” is defined in the Preamble.

“SMLP Common Units” shall be the Common Units as defined in the A&R Partnership Agreement.

“Straddle Period” means any Tax period beginning on or before and ending after the Closing Date.

“Submission” is defined in Section 2.3(e).

“Subsidiary” means, with respect to any Person, any corporation or other organization, whether incorporated or unincorporated, of which (a) such Person or any other subsidiary of such Person is a general partner, managing member, or sole or controlling member or (b) at least a majority of the Equity Interests having by their terms ordinary voting power to elect a majority of the board of directors, managers or others performing similar functions with respect to such corporation, partnership, limited partnership, limited liability company, or other organization is, directly or indirectly, owned or controlled by such Person or by any one or more of its subsidiaries, or by such Person and any one or more of its subsidiaries.

Annex A-12

“Summit” is defined in the Preamble.

“Summit Allocation” is defined in Section 2.6(b).

“Summit Appraisal” is defined in Section 2.6(b).

“Summit Closing Notice” is defined in Section 7.1(g).

“Summit Companies” means Summit and each of its Subsidiaries.

“Summit Company Benefit Plan” means any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by any Summit Company or for which any Summit Company has any Liability.

“Summit D&O Indemnified Persons” is defined in Section 6.7(d).

“Summit D&O Provisions” is defined in Section 6.7(d).

“Summit Disclosure Schedule” means the Disclosure Schedule delivered by Summit to Tall Oak Parent simultaneously with the execution of this Agreement.

“Summit Fundamental Representations” means the representations and warranties set forth in Section 5.1 (Organization, Good Standing, and Authority), Section 5.2(b) (No Conflicts), Section 5.6 (Broker’s or Finder’s Fees) and Section 5.8 (Capitalization).

“Summit GP” means Summit Midstream GP, LLC, a Delaware limited liability company.

“Summit Inspection Indemnitees” is defined in Section 6.3(i).

“Summit Material Adverse Effect” means (x) any result, change, effect, event, circumstance, development, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the assets, Liabilities, condition (financial or otherwise) or results of operations of Summit and its Subsidiaries, taken as a whole, or (y) any change, event, occurrence or development with respect to Summit that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Closing; provided, however, that in no event will any result, change, effect, event, circumstance, development, condition or occurrence that arises out of or results from any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Summit Material Adverse Effect with respect to the foregoing clause (x): (a) the execution, pendency or announcement of this Agreement and the transactions contemplated hereby or by any Transaction Document (including the impact thereof on the relationship of Summit or any of its Subsidiaries with their respective customers, partners, employees, financing sources, vendors, suppliers, licensors, licensees or others having relationships with Summit or any of its Subsidiaries); (b) changes or conditions affecting the crude oil, natural gas and natural gas liquids transportation, treatment, processing or storage industries generally or in the general geographic areas where any of Summit or any of its Subsidiaries’ assets are located or in the general geographic areas where Summit or its Subsidiaries operate (including changes in commodity prices, general market prices and regulatory changes affecting such industries or geographic areas generally); (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations); (d) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof, or any action required to be taken to comply with such changes; (e) fluctuations in currency exchange rates; (f) acts of war, insurrection, or terrorism (including hostilities involving Russia and Ukraine), the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war; (g) any act or omission to act by Summit or its Affiliates in accordance with this Agreement or any Transaction Document, or taken (or omitted to be taken) with the express written consent of Tall Oak Parent; (h) any failure of Summit or any of its Subsidiaries to meet any projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure has resulted in a Summit Material Adverse Effect); (i) changes, events, occurrences or developments arising from or related to epidemics, pandemics (including COVID-19) or disease outbreaks or any worsening thereof; (j) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; or (k) the matters set forth Summit’s SEC Filings; provided further, that any result, change, effect, event, circumstance, development, condition or occurrence referred to in the immediately preceding clauses (b) through (f), and clauses (i) through (j) will be taken into account for purposes of determining whether there has been a Summit Material Adverse Effect to the extent such result, change, effect, event, circumstance, development, condition

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or occurrence disproportionately and adversely affects Summit and its Subsidiaries, taken as a whole, as compared to other participants in the domestic midstream oil and gas industry in the general geographic areas where any of Summit’s or its Subsidiaries’ assets are located or in which Summit or its Subsidiaries operate.

“Summit Material Contract” means each Contract to which a Summit Company is party or to which its assets are bound that would be required to be filed with the SEC by SMC as an exhibit under Item 601(b)(10) of Regulation S-K.

“Summit Permitted Liens” means the following:

(a)         with respect to tangible personal property, Equity Interests (including, without limitation, Equity Interests of Summit and the Summit Companies), and the real property owned by any Summit Company, as applicable, any:

(i)          statutory Liens for Taxes, assessments, governmental charges, or levies that are not yet due or payable or, if due, that are being contested in good faith in appropriate Proceedings for which appropriate reserves have been established in accordance with GAAP;

(ii)         mechanics’, materialmen’s, workmen’s, repairmen’s, warehousemen’s, carrier’s and other similar Liens, in each case arising or incurred in the ordinary course of business that are not delinquent or that are being contested in good faith in appropriate Proceedings for which appropriate reserves have been established in accordance with GAAP;

(iii)        pledges and deposits under workers’ compensation legislation, unemployment insurance Laws or similar Laws, in each case arising or incurred in the ordinary course of business;

(iv)        purchase money Liens and Liens arising under conditional sales Contracts, capital lease arrangements and equipment leases with Third Parties in the ordinary course of business;

(v)         Liens paid or discharged if applicable, at or prior to the Closing;

(vi)        the terms and conditions, contained in any Summit Material Contract, any lease or any right-of-way which are not violated in any material respect by the current use or occupancy of such property being leased or in the operation of Summit’s business;

(vii)       Liens created by Tall Oak Parent or any of its Affiliates, successors or assigns or otherwise expressly consented to by Tall Oak Parent;

(viii)       Liens imposed under any Organizational Documents of Summit Companies which are not violated in any material respect;

(ix)        non-exclusive licenses of intellectual property entered into in the ordinary course of business;

(x)         Liens that individually or in the aggregate would not reasonably be expected to materially impair the ability of the Summit Companies to operate their business in the ordinary course of business;

(xi)        the Liens listed on Schedule 1.1--SPL;

(xii)       pledges and deposits to secure the performance of bids, trade Contracts, leases, surety and appeal bonds, performance bonds, and other obligations of a similar nature; and

(b)         with respect to the real property of the Summit Companies and without limiting the foregoing, any:

(i)          restrictions, exceptions, reservations, limitations, and other matters contained in any document filed or recorded in the appropriate county or parish to reflect title thereto or that are disclosed on any title commitment or title report, title policy, survey or site plan, or that would be disclosed by an accurate survey, title report or physical inspection, creating, transferring, limiting, encumbering, reserving or granting any rights in (including rights of reverter, reservation and life

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estates) such real property that individually or in the aggregate do not materially and adversely affect the value of, or materially interfere with, the ownership, use or operation of such real property subject thereto or affected thereby and that are of a nature that would be reasonably acceptable to a prudent operator of similar real property;

(ii)         all zoning, conservation, entitlement and other land use, building or planning restrictions imposed by any Governmental Authority having jurisdiction over the real property of Summit and not violated in any material respect by the current use and operation of the assets or the business of Summit and that do not materially detract from the value of, or materially interfere with, the ownership, use or operation of the real property subject thereto or affected thereby and that are of a nature that would be reasonably acceptable to a prudent operator of similar real property; or

(iii)        easement, right-of-way, covenant, servitude, permit, surface lease, condition, restriction and other rights included in or burdening the Assets for the purpose of surface or subsurface operations, roads, alleys, highways, railways, pipelines, transmission lines, transportation lines, distribution lines, power lines, telephone lines, removal of timber, grazing, logging operations, canals, ditches, reservoirs and other like purposes, or for the joint or common use of real estate, rights of way, facilities and equipment, in each case, that, individually or in the aggregate, do not materially and adversely affect the value of the assets of the Summit Companies, or materially interfere with the ownership, use, or operation of the assets of the Summit Companies subject thereto or affected thereby and that are of a nature that would be reasonably acceptable to a prudent operator of similar assets.

Notwithstanding the preceding to the contrary, Summit Permitted Liens shall not include any Preferential Rights.

“Summit Tax Contest” is defined in Section 6.6(d).

“Tailwater” means, collectively, Tailwater Capital LLC and any funds, portfolio companies and investment vehicles managed by or affiliated with Tailwater Capital LLC, expressly including VM Arkoma Stack Holdings and Connect Midstream.

“Takeover Proposal” means any inquiries, proposals or offers relating to (i) a merger, consolidation, share or equity exchange, restructuring, business combination or similar transaction involving any Target Company, (ii) the liquidation, dissolution or recapitalization of any Target Company, (iii) the issuance or acquisition of any Equity Interest in any Target Company, (iv) the sale, lease, exchange or other disposition of any material portion of the properties or assets of any Target Company, (v) any sale of securities of any Target Company, or acquisition of beneficial ownership of or the right to vote securities of any Target Company or (vi) any other transaction having a similar effect to those described in clauses (i) – (v) or any other transaction that would require the Parties to abandon the transactions contemplated by this Agreement, in each case, other than the transactions contemplated by this Agreement.

“Tall Oak” is defined in the Recitals.

“Tall Oak Allocation” is defined in Section 2.6(b).

“Tall Oak Appraisal” is defined in Section 2.6(b).

“Tall Oak Benefit Plan” means any Benefit Plan sponsored, maintained, contributed to or required to be contributed to by Tall Oak Parent or any of its Affiliates, including Tall Oak Midstream Management, LLC, that provides benefits or compensation to employees of any Target Company, excluding any Target Company Benefit Plan.

“Tall Oak Closing Indebtedness” means the aggregate amount of Indebtedness for Borrowed Money of the Target Companies as of immediately prior to the Closing, without giving effect to the transactions contemplated herein.

“Tall Oak Closing Notice” is defined in Section 7.1(f).

“Tall Oak Counsel” is defined in Section 9.8(a).

“Tall Oak Disclosure Schedule” means the Disclosure Schedule delivered by Tall Oak Parent to Summit simultaneously with the execution of this Agreement.

“Tall Oak Employer” is defined in Section 4.10(a).

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“Tall Oak Fundamental Representations” means the representations and warranties set forth in Section 3.1 (Organization, Good Standing, and Authority), Section 3.2 (Title to the Interests), Section 3.3(b) (No Conflicts; Consents and Approvals), Section 4.1(a) – (f) (Organization, Good Standing, and Authority; Capitalization of the Target Companies), Section 4.2(b) (No Conflicts) and Section 4.8 (Broker’s or Finder’s Fees).

“Tall Oak Interests” is defined in the Recitals.

“Tall Oak Material Adverse Effect” means (x) with respect to the Target Companies, any result, change, effect, event, circumstance, development, condition or occurrence that has had, or would reasonably be expected to have, individually or in the aggregate, a material adverse effect on the Assets, Liabilities, condition (financial or otherwise) or results of operations of the Target Companies, taken as a whole, or (y) with respect to Tall Oak Parent, any change, event, occurrence or development with respect to Tall Oak Parent that would reasonably be expected to prevent, materially impede or materially delay the consummation of the Closing; provided, however, that in no event will any result, change, effect, event, circumstance, development, condition or occurrence that arises out of or results from any of the following be deemed to constitute, or be taken into account in determining whether there has been, a Tall Oak Material Adverse Effect with respect to the foregoing clause (x): (a) the execution, pendency or announcement of this Agreement and the transactions contemplated hereby or by any Transaction Document (including the impact thereof on the relationship of the Target Companies with their respective customers, partners, employees, financing sources, vendors, suppliers, licensors, licensees or others having relationships with the Target Companies); (b) changes or conditions affecting the crude oil, natural gas and natural gas liquids transportation, treatment, processing or storage industries generally or in the general geographic areas where any of the Assets are located or in the general geographic areas where the Target Companies operate (including changes in commodity prices, general market prices and regulatory changes affecting such industries or geographic areas generally); (c) changes in general economic, capital markets, regulatory or political conditions in the United States or elsewhere (including interest rate fluctuations); (d) changes in Law, GAAP or regulatory accounting requirements or interpretations thereof, or any action required to be taken to comply with such changes; (e) fluctuations in currency exchange rates; (f) acts of war, insurrection, or terrorism (including hostilities involving Russia and Ukraine), the outbreak or escalation of hostilities involving the United States, the declaration by the United States of a national emergency or war; (g) any act or omission to act by Tall Oak Parent, the Target Companies or their respective Affiliates in accordance with this Agreement or any Transaction Document, or taken (or omitted to be taken) with the express written consent of Summit; (h) any failure of the Target Companies to meet any projections, forecasts or predictions of financial performance or estimates of revenue, earnings, cash flow or cash position, for any period (provided, however, that this clause (h) shall not prevent a determination that any change or effect underlying such failure has resulted in a Tall Oak Material Adverse Effect); (i) changes, events, occurrences or developments arising from or related to epidemics, pandemics (including COVID-19) or disease outbreaks or any worsening thereof; or (j) any earthquake, hurricane, tsunami, tornado, flood, mudslide, wild fire or other natural disaster or act of God; provided further, that any result, change, effect, event, circumstance, development, condition or occurrence referred to in the immediately preceding clauses (b) through (f), and clauses (i) through (j) will be taken into account for purposes of determining whether there has been a Tall Oak Material Adverse Effect to the extent such result, change, effect, event, circumstance, development, condition or occurrence disproportionately adversely affects the Target Companies, taken as a whole, as compared to other participants in the domestic midstream oil and gas industry in the general geographic areas where any of the Assets are located or in which the Target Companies operate.

“Tall Oak Parent” is defined in the Preamble.

“Tall Oak Tax Contest” is defined in Section 6.6(d).

“Tall Oak Transaction Expense Schedule” is defined in Section 2.5(a)(v).

“Target Company” is defined in the Recitals.

“Target Company Affiliate Contracts” is defined in Section 4.6(a)(viii).

“Target Company Benefit Plan” means any Benefit Plan (a) sponsored and maintained by any Target Company or (b) with respect to which any Target Company has any Liability, excluding any Tall Oak Benefit Plan.

“Target Company Transaction Expense Adjustment Amount” means an amount of Dollars equal to the amount by which the Target Company Transaction Expense Amount is greater than the Target Company Transaction Expense Cap.

“Target Company Transaction Expense Amount” means the aggregate amount of all Transaction Expenses of Tall Oak Parent and the Target Companies that remain unpaid immediately prior to Closing.

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“Target Company Transaction Expense Cap” means $9,500,000.

“Tax” or “Taxes” means (i) any U.S. federal, state or local or non-U.S. taxes, assessments or similar governmental charges imposed by any Taxing Authority, including all net income, gross receipts, capital, sales, use, ad valorem, value added, transfer, franchise, margin, profits, net proceeds, alternative or add-on minimum, inventory, goods and services, capital stock, license, registration, leasing, user, withholding, payroll, employment, social security, unemployment, disability, excise, severance, stamp, occupation, property, fuel, excess profits, premium, windfall profit, deficiency and estimated taxes, including any and all interest, penalties, fines, additions to tax or additional amounts imposed by any Taxing Authority in connection with respect thereto or in lieu thereof, and (ii) any liability for the payment of such amounts as a result of being a member of a consolidated, combined, unitary, affiliated or similar group, as a transferee or successor or by contract.

“Tax Contest” is defined in Section 6.6(d).

“Tax Item” means any item of income, gain, loss, deduction, credit, recapture, or any other attribute or item (including the adjusted basis of property) that may have the effect of increasing or decreasing any Tax.

“Tax Return” means any return, report, information return, claim for refund, declaration of estimated Taxes or similar filing (including any attached schedules and supplements and any amendments thereof) filed or required to be filed with any Taxing Authority respect to Taxes.

“Taxing Authority” with respect to any Tax means the Governmental Authority or political subdivision thereof that imposes such Tax, and the agency (if any) charged with the collection of such Tax for such jurisdiction or subdivision.

“Third Party” means, with respect to any Person, any other Person excluding its Affiliates.

“Third-Party Consent” means any consent, waiver, permission, authorization, or approval of, or exemption by, any Third Party (other than a Governmental Authority).

“Transaction Consideration” is defined in Section 2.1.

“Transaction Documents” means this Agreement, the Assignment Agreement, the Certificate of Designation, the A&R Partnership Agreement, the Investor and Registration Rights Agreement, the Restrictive Covenant Agreements, the Transition Services Agreement, the Side Letter, and/or any and all other instruments, certificates, and other agreements entered into by one or more Parties or their respective Affiliates in connection with the consummation of the transactions contemplated by this Agreement.

“Transaction Expenses” means, to the extent not paid prior to the Closing, the aggregate amount of all fees, expenses and other similar amounts incurred by or on behalf of a Party or any Affiliate thereof in connection with the preparation, negotiation, and execution of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby, including the following (without duplication): (a) all fees and expenses of counsel (including with respect to Tall Oak Parent, Tall Oak Counsel, and with respect to Summit, Summit Counsel), accounting and tax advisors, consultants, investment bankers (including with respect to Tall Oak Parent, Tudor, Pickering, Holt & Co., and with respect to Summit, Guggenheim Securities LLC) and similar professional experts and advisors; (b) all brokers’, finders’ or similar fees; (c) all change of control payments, transaction bonuses, retention bonus obligations and similar amounts payable or due by a Target Company or Summit or one or more of its Subsidiaries solely as a result of the consummation of the transactions contemplated by this Agreement (and not requiring any subsequent action by a Target Company, Summit or its applicable Subsidiary or any employee or the occurrence of any other contingency), including the employer portion of any employment, payroll or similar Taxes payable in connection therewith; and (d) all severance, termination and similar payments payable or due by a Target Company, Summit or its applicable Subsidiary solely as a result of the consummation of the transactions contemplated by this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby and thereby (and not requiring any subsequent action by a Target Company, Summit or its applicable Subsidiary or any employee or the occurrence of another contingency), including the employer portion of any employment, payroll or similar Taxes payable in connection therewith.

“Transaction Tax Deductions” means, without duplication, any Tax deductions relating to (a) the payment of Transaction Expenses, or (b) the repayment of the Tall Oak Closing Indebtedness at or prior to the Closing (excluding, for the avoidance of doubt, any Indebtedness of the Target Companies repaid from and after the Closing), including any unamortized deferred financing fees in connection with such Tall Oak Closing Indebtedness.

“Transfer” is defined in Section 6.26.

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“Transfer Taxes” means all transfer, documentary, sales, use, stamp, registration, value-added, recording, filing, registration, conveyance, stock transfer, gross receipts, duty, securities transactions and other similar fees or Taxes incurred as a result of the transactions contemplated in this Agreement.

“Transition Services Agreement” means the transition services agreement, by and between Summit Midstream Holdings, LLC and Tall Oak Midstream Management, LLC to be entered into at the Closing, which agreement shall be substantially in the form attached hereto as Exhibit E.

“Treasury Regulations” means the regulations promulgated by the United States Department of the Treasury pursuant to and in respect of provisions of the Code.

“Unaudited Interim Financial Statements” is defined in Section 4.11(a)(ii).

“UST Systems” is defined in Section 4.24.

“VM Arkoma Stack Holdings” means VM Arkoma Stack Holdings, LLC, a Delaware limited liability company.

“Willful Breach” means, with respect to a Party, (a) such Party’s willful or deliberate act or a willful or deliberate failure to act by such Party, which act or failure to act constitutes in and of itself a material breach of any representation, warranty or covenant set forth in this Agreement and which was undertaken with the actual knowledge of such Party that such act or failure to act would be, or would reasonably be expected to cause, a material breach of this Agreement or (b) the failure by such Party to consummate the transactions contemplated by this Agreement after all conditions to such Party’s obligations in Section 2.4 have been satisfied or waived in accordance with the terms of this Agreement (other than those conditions which by their terms can only be satisfied simultaneously with the Closing but which would be capable of being satisfied at the Closing if the Closing were to occur).

“Woodford” is defined in the Recitals.

Article II
CONTRIBUTION AND ISSUANCE OF INTERESTS; CLOSING

2.1         Contribution and Issuance of Interests. Subject to and upon the terms and conditions of this Agreement, at the Closing, Tall Oak Parent shall contribute, assign, transfer, convey and deliver to SMLP, and SMLP shall acquire from Tall Oak Parent, the Tall Oak Interests, free and clear of all Liens, except for Permitted Target Securities Liens. The aggregate consideration for the contribution, assignment, transfer, conveyance and delivery of the Tall Oak Interests (the “Transaction Consideration”) shall be an aggregate amount equal to (i) $425,000,000, consisting of (x) the SMLP Common Units and the corresponding shares of SMC Class B Common Stock to be issued in accordance with Section 2.1(a) and Section 2.1(b) below (collectively, the “Equity Consideration”), and (y) $155,000,000 in cash consideration (the “Cash Consideration”), which shall be contributed and paid as provided in Section 2.5(b)(iv), Section 2.5(b)(vi) and Section 2.5(b)(vii), subject to adjustment as set forth in Section 2.3, plus (ii) the Earnout Payments pursuant to Section 2.8. At the Closing:

(a)         For each SMLP Common Unit issued under paragraph (b) below, SMC shall issue to Tall Oak Parent 7,471,008 shares of SMC Class B Common Stock and Tall Oak Parent shall pay to SMC an amount of cash equal to such number of shares of SMC Class B Common Stock multiplied by the par value for such shares (the “SMC Class B Payment Amount”); and

(b)         Pursuant to the terms of the A&R Partnership Agreement, SMC shall cause SMLP to issue to Tall Oak Parent 7,471,008 SMLP Common Units.

2.2         Time and Place of Closing. The consummation of the transactions contemplated hereby (the “Closing”) shall take place remotely by electronic exchange and delivery of all documents (including executed signature pages, in .PDF or other digital format) on the third Business Day after the conditions to Closing set forth in Section 2.4 (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) have been satisfied or waived, or such other time and place as to which the Parties agree in writing (the date on which Closing occurs, the “Closing Date”). The effective time of the Closing shall be deemed to be 12:01 a.m. Houston, Texas time on the Closing Date. Once the conditions set forth in Section 2.4 have been satisfied or waived in writing

Annex A-18

by the applicable Party or Parties, the Parties shall proceed with the Closing in accordance with this Section 2.2. All actions to be taken and all documents and instruments to be executed and delivered at Closing shall be deemed to have been taken, executed, and delivered simultaneously and, except as permitted hereunder, no actions shall be deemed taken nor any document and instruments executed or delivered until all actions have been taken and all documents and instruments have been executed and delivered.

2.3         Estimated Adjustment Amount and Post-Closing Final Adjustment Amount.

(a)         Not later than three (3) Business Days prior to the Closing Date, Tall Oak Parent will prepare and deliver to Summit a preliminary settlement statement (the “Preliminary Settlement Statement”), which shall include a calculation and good faith estimate of the Adjustment Amount (such estimated amount, the “Estimated Adjustment Amount”), along with reasonable supporting documentation to enable a review thereof by Summit. If Summit disputes any amounts or adjustments set forth in the Preliminary Settlement Statement, Summit and Tall Oak Parent will reasonably negotiate in good faith to resolve any such dispute by the Closing Date. If the Parties cannot resolve the dispute by the Closing Date, then the Estimated Adjustment Amount initially proposed by Tall Oak Parent, or such other amount as the Parties may mutually agree, will be used for purposes of calculating the aggregate Transaction Consideration paid at Closing pursuant to Section 2.1. For the avoidance of doubt, Summit’s failure to object to the Preliminary Settlement Statement prior to the Closing shall not be deemed to constitute a final agreement on the items included therein, and Summit shall not be precluded from disputing any such items following the Closing in accordance with this Agreement. The Transaction Consideration shall be decreased at the Closing by the amount of the Estimated Adjustment Amount, if applicable. The number of shares of SMC Class B Common Stock and SMLP Common Units contemplated in Section 2.1(a) and Section 2.1(b) to be delivered at Closing will be adjusted based on such Estimated Adjustment Amount, if applicable, using the Closing Per Share Price.

(b)         Not later than the sixtieth (60th) day following the Closing Date, Summit will prepare and deliver to Tall Oak Parent a statement (the “Post-Closing Statement”), attaching reasonable supporting documentation to enable a review thereof by Tall Oak Parent, setting forth the calculation of the final Adjustment Amount (the “Final Adjustment Amount”).

(c)         Not later than the thirtieth (30th) day following receipt of the Post-Closing Statement, Tall Oak Parent may deliver to Summit a written notice (an “Adjustment Notice”) containing any changes Tall Oak Parent proposes to be made in the Post-Closing Statement, which shall include an explanation of any such changes and the reasons therefor, along with reasonable supporting documents thereof in Tall Oak Parent’s possession. If Tall Oak Parent does not deliver to Summit an Adjustment Notice within such thirty (30) day period, then Tall Oak Parent will be deemed to have irrevocably accepted and agreed to all items in the Post-Closing Statement, which shall be final, conclusive and binding on the Parties. If Tall Oak Parent does timely deliver to Summit an Adjustment Notice, then Tall Oak Parent will be deemed to have accepted and agreed to all items in the Post-Closing Statement, other than such matters that are specifically disputed in such Adjustment Notice. Any items or changes not so specified in the Adjustment Notice shall be deemed forever waived, and Summit’s determinations with respect to all such elements of the Post-Closing Statement that are not addressed specifically in the Adjustment Notice shall prevail and shall be final, conclusive and binding on the Parties. The Parties will use commercially reasonable efforts to agree on the Final Adjustment Amount no later than thirty (30) days after delivery of any Adjustment Notice in accordance with the foregoing.

(d)         If an Adjustment Notice is timely delivered to Summit in accordance with Section 2.3 and the Final Adjustment Amount is mutually agreed upon in writing by Tall Oak Parent and Summit during such thirty (30) day period, then the Final Adjustment Amount as so agreed will be conclusive and binding on the Parties.

(e)         If an Adjustment Notice is timely delivered to Summit in accordance with Section 2.3 and the Final Adjustment Amount is not mutually agreed upon by Tall Oak Parent and Summit during such thirty (30) day period, then PricewaterhouseCoopers LLP (the “Accountant”) will be engaged by the Parties to resolve any disagreements. If such accounting firm does not agree to serve as the Accountant within ten (10) days after a written request from the Parties to serve, then the Parties will mutually select and engage an alternative internationally recognized accounting firm. If the Parties are unable to agree upon such firm

Annex A-19

or if such firm declines to serve as the Accountant, then any Party may request that the Houston office of the American Arbitration Association select the Accountant, and the Parties will engage such Accountant. In connection with the engagement of the Accountant, each Party will execute such engagement, indemnity and other agreements as the Accountant and the American Arbitration Association may reasonably require as a condition to such engagement. The Accountant will determine as promptly as practicable, but in any event within thirty (30) days after the selection of the Accountant, based solely on (A) a written submission provided by each of Summit and Tall Oak Parent to the Accountant within ten (10) days following the Accountant’s selection (and without independent investigation on the part of the Accountant) and (B) the terms and provisions of this Agreement, whether the Post-Closing Statement requires adjustment. Specifically, within ten (10) days following the agreement of the Accountant to serve hereunder, (i) Summit and Tall Oak Parent shall deliver to the Accountant and Summit or Tall Oak Parent, as applicable, the Post-Closing Statement, the Adjustment Notice and such work papers, invoices and other reports and information relating to the disputed matters as the Accountant may reasonably request and (ii) each of Summit and Tall Oak Parent shall (A)  summarize its position with regard to the disputed matters in the Adjustment Notice in a written document of twenty (20) pages or less (exclusive of exhibits, schedules or other attachments) and (B) submit such summaries along with reasonable supporting detail (the foregoing items together forming Summit’s or Tall Oak Parent’s, as applicable, “Submission”). Summit and Tall Oak Parent shall be afforded the opportunity to discuss the disputed matters and both Submissions with the Accountant, but the Accountant shall not conduct a formal evidentiary hearing. The Parties shall, and shall cause their respective Affiliates and representatives to, cooperate in good faith with the Accountant, and shall give the Accountant access to all data and other information it reasonably requests for purposes of such resolution, other than any such data or information that is covered by attorney-client privilege, the attorney work-product doctrine or similar protections; provided, however, that no Party will disclose to the Accountant, and the Accountant will not consider for any purpose, any settlement discussions or settlement offers made by any Party. Tall Oak Parent and Summit will cooperate with the Accountant in all reasonable respects, but neither Party will have ex parte meetings, teleconferences or other correspondence with such Accountant, as it is intended for each of Tall Oak Parent and Summit to be included in all discussions and correspondence with such Accountant. The Accountant shall act as an arbitrator for the limited purpose of determining the specific disputed matters submitted by either Tall Oak Parent or Summit in their respective Submissions to the Accountant, and whether and to what extent, if any, the Final Adjustment Amount requires adjustment as a result of the resolution of those disputed matters; provided, however, that if any of the disputed matters relate to the interpretation of the Parties’ legal rights or obligations under this Agreement or the Transaction Documents rather than financial or accounting matters pertinent to the calculation of the Final Adjustment Amount, such disputed matter shall instead be resolved in the manner set forth in Section 9.6 (with any dispute as to whether a disputed matter is legal or financial, or accounting-related in nature to be resolved solely by the Accountant in its capacity as an arbitrator). The Accountant’s determination shall constitute an arbitral award upon which a judgment may be entered in any court having jurisdiction thereof. In determining the proper amount of the Adjustment Amount, the Accountant shall not increase the Adjustment Amount more than the increase proposed by Summit or Tall Oak Parent nor decrease the Adjustment Amount more than the decrease proposed by Summit or Tall Oak Parent, as set forth in their respective Submissions, as applicable. The costs and expenses of the Accountant in connection with resolving such disputed matters will be borne by Summit and Tall Oak Parent in such proportion as is appropriate to reflect the relative benefits received by Tall Oak Parent and Summit from the resolution of such dispute. For instance, if Tall Oak Parent challenges the calculation of the Final Adjustment Amount in the Post-Closing Statement by an amount of $100,000, but the Accountant determines that Tall Oak Parent has a valid claim for only $40,000, Summit shall bear 40% of the fees and expenses of the Accountant and Tall Oak Parent shall bear the other 60% of such fees and expenses. Except as provided in the immediately preceding two sentences, all other costs and expenses incurred by the Parties in connection with resolving any dispute hereunder before the Accountant shall be borne by the Party incurring such cost and expense. The determination of the Accountant with respect to such dispute will be final, conclusive and binding on the Parties, without right of appeal, absent manifest error.

(f)          If the Final Adjustment Amount is less than the Estimated Adjustment Amount, then such excess shall be paid to Tall Oak Parent within five (5) Business Days after the final determination of the Final Adjustment Amount in cash by wire transfer of immediately available funds to the account or accounts designated in writing by Tall Oak Parent. If the Final Adjustment Amount is greater than the Estimated Adjustment Amount, then, at Summit’s election, such shortfall shall be paid by Tall Oak Parent within five (5)

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Business Days after the final determination of the Final Adjustment Amount in cash by wire transfer of immediately available funds to the account or accounts designated in writing by SMLP or shall be satisfied by offset against any Earnout Payments pursuant to Schedule I.

2.4         Conditions to Closing.

(a)         Conditions to Each Party’s Obligation. The respective obligations of each Party to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by such Party in writing), at or prior to Closing, of each of the following conditions:

(i)          No Governmental Authority shall have enacted, issued, promulgated, enforced or entered any Order or Law which is in effect as of the Closing Date and has the effect of (A) making the transactions contemplated by this Agreement illegal or (B) otherwise restraining or prohibiting the consummation of any transactions contemplated by this Agreement;

(ii)         The waiting period (and any extension of the waiting period) applicable to the consummation of the transactions contemplated by this Agreement under the HSR Act shall have been terminated or shall have expired; and

(iii)        The SMC Stockholder Approval shall have been obtained in accordance with applicable Law, the Charter and the Bylaws.

(b)         Tall Oak Parent Conditions. The obligations of Tall Oak Parent to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by Tall Oak Parent in writing), at or prior to Closing, of each of the following conditions:

(i)          (A) Each of the Summit Fundamental Representations shall be true and correct in all respects on and as of the Execution Date and the Closing Date as if made on the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date) except for de minimis inaccuracies, and (B) all representations and warranties given by Summit and contained in Article V other than the Summit Fundamental Representations given by Summit, in each case, without giving effect to any materiality or Summit Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Summit Material Contract”), shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except, in the case of this clause (B), for such breaches, if any, of such representations and warranties that, when taken as a whole, would not constitute a Summit Material Adverse Effect;

(ii)         Summit shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Summit on or prior to the Closing Date and shall have delivered, caused to be delivered, or be ready, willing and able to deliver at the Closing, to Tall Oak Parent or the applicable required Person, all of the closing deliveries set forth in Section 2.5(b);

(iii)        Common Stock of SMC continues to be approved for listing on, and continue to be traded on, the NYSE; and

(iv)        No Summit Material Adverse Effect shall have occurred since January 1, 2024.

(c)         Summit Conditions. The obligations of Summit to consummate the transactions contemplated by this Agreement shall be subject to the satisfaction (or waiver, if permissible under applicable Law, by Summit in writing), at or prior to Closing of each of the following conditions:

(i)          (A) Each of the Tall Oak Fundamental Representations given by Tall Oak Parent shall be true and correct in all respects on and as of the Execution Date and the Closing Date as if made on the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except for de minimis inaccuracies, and (B) all representations and warranties of Tall Oak Parent contained in Article III

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and Article IV other than the Tall Oak Fundamental Representations given by Tall Oak Parent, in each case, without giving effect to any materiality or Tall Oak Material Adverse Effect qualifiers contained therein (other than in respect of the defined term “Material Contract”), shall be true and correct on and as of the Closing Date as if made on and as of the Closing Date (other than any such representation or warranty that is made as of a specified date, which shall be true and correct as of such specified date), except, in the case of this clause (B), for such breaches, if any, of such representations and warranties that, when taken as a whole with respect to the Target would not constitute a Tall Oak Material Adverse Effect;

(ii)         Tall Oak Parent shall have performed and complied in all material respects with all covenants required by this Agreement to be performed or complied with by Tall Oak Parent, as applicable, on or prior to the Closing Date and Tall Oak Parent shall have delivered, caused to be delivered, or be ready, willing and able to deliver at the Closing, to Summit or the applicable required Person, all of the closing deliveries set forth in Section 2.5(a);

(iii)        All Required Third-Party Consents and Required Notifications set forth on Schedule 2.4(c)(iii), in such form as are reasonably acceptable to Summit, shall have been obtained or given, respectively, and are in full force and effect as of the Closing, which Summit agrees to waive as a condition to Closing provided that Tall Oak Parent has complied in all material respects with Section 6.25; and

(iv)        No Tall Oak Material Adverse Effect shall have occurred since January 1, 2024.

(d)         Frustration of Closing Conditions; Deemed Waiver. No Party may rely on the failure of any condition it has to Closing set forth in this Section 2.4 to be satisfied if such failure was primarily caused by such Party’s or any of its Affiliates’ breach of this Agreement. Upon the occurrence of the Closing, any condition set forth in this Section 2.4 that was not satisfied as of the Closing shall be deemed to have been waived as of and from the Closing for purposes of this Section 2.4 (and, for the avoidance of doubt, such waiver shall not apply to or limit the rights of the Parties under this Agreement or the Transaction Documents after the Closing).

2.5         Deliveries at the Closing.

(a)         Tall Oak Parent’s Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Tall Oak Parent will execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated), in each case in form and substance reasonably satisfactory to Summit:

(i)          To Summit, a certificate, dated as of the Closing Date and duly executed by an authorized representative of Tall Oak Parent, certifying the satisfaction of the conditions specified in Section 2.4(c)(i), Section 2.4(c)(ii) and Section 2.4(c)(iv);

(ii)         To Summit, a counterpart of the Assignment Agreement, duly executed by an authorized representative of Tall Oak Parent;

(iii)        To SMLP, a duly executed IRS Form W-9;

(iv)        To Summit, (x) a schedule setting forth the aggregate amount of all outstanding Indebtedness as of immediately prior to the Closing (the “Indebtedness Schedule”), (y) copies of duly executed customary payoff letters from each holder of Indebtedness for Borrowed Money, in each case, in which the payee shall (A) provide the dollar amount required to be paid with respect to such Indebtedness in order to fully pay off such Indebtedness for Borrowed Money as of the Closing and (B) provide that upon payment in full of such amount, all such Indebtedness for Borrowed Money and all Liens, security interests and guarantees related thereto (if any) shall be released, and either (1) such payee will, or will be obligated to, file all necessary UCC and Lien terminations in respect thereof following the Closing, or (2) Tall Oak Parent or Summit (or one or more of their respective designees) is expressly authorized to have any such documents filed on the payee’s behalf

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(each such payoff letter or communication, a “Debt Payoff Letter”) and (z) copies of UCC and Lien terminations and releases that are required to release and discharge, as of record, the Liens, security interests and guarantees (if any) in respect of the Indebtedness for Borrowed Money to be repaid and terminated pursuant to each Debt Payoff Letter (drafts thereof which shall be provided no less than three (3) Business Days prior to the Closing Date (or such later date as Summit may agree in writing));

(v)         To Summit, at least three (3) Business Days prior to the Closing Date, a schedule summarizing the outstanding Transaction Expenses of Tall Oak Parent and the Target Companies as of the Closing and attaching reasonable supporting invoices from the applicable vendors (the “Tall Oak Transaction Expense Schedule”);

(vi)        To Summit, the written resignations, effective as of the Closing, of the directors, managers and officers of the Target Companies, other than those designated by Summit in a writing delivered to Tall Oak Parent at least two (2) Business Days prior to the Closing;

(vii)       To Summit, a counterpart to the Investor and Registration Rights Agreement, duly executed by Tall Oak Parent;

(viii)      To Summit, a counterpart to the A&R Partnership Agreement, duly executed by Tall Oak Parent;

(ix)        To Summit, a counterpart to the Transition Services Agreement, duly executed by Tall Oak Midstream Management, LLC;

(x)         To Summit, a counterpart to the Side Letter, duly executed by Tailwater and Producers Midstream II, LLC;

(xi)        To Summit, good standing certificates or the equivalent for Tall Oak Parent and each Target Company from the applicable Secretaries of State of each of their respective jurisdictions of formation and, with respect to each Target Company, any jurisdictions in which such Target Company is qualified to do business, in each case, dated within ten (10) days of the Closing Date;

(xii)       To Summit, a certificate from a duly authorized officer of Tall Oak Parent certifying to and providing (A) copies of the Organizational Documents of Tall Oak Parent and each Target Company, as applicable, as in effect at the Closing (including all amendments thereto); and (B) resolutions from the board of managers, members, managing member or similar governing body of Tall Oak Parent duly authorizing and approving the execution and delivery of this Agreement and the other Transactions Documents and the consummation of the transactions contemplated hereby and thereby by Tall Oak Parent, as having been duly and validly adopted and being in full force and effect as of the date hereof and the Closing Date;

(xiii)      To Summit, the Required Third-Party Consents and Required Notifications set forth on Schedule 2.4(c)(iii);

(xiv)      To Summit, a written statement, together with reasonable supporting documentation, of any G&A Reimbursement payments made during the Interim Period;

(xv)       To SMC, the SMC Class B Common Stock Payment Amount in cash by wire transfer of immediately available funds to an account designated in writing in advance of the Closing Date by SMC; and

(xvi)      To SMLP, a counterpart to the Confidentiality Agreement Termination Letter, duly executed by Tailwater.

(b)         Summit Closing Deliverables. Subject to the terms and conditions of this Agreement, at the Closing, Summit, will execute and deliver (or cause to be executed and delivered) each of the following documents (where the execution and delivery of the documents is contemplated), deliver (or cause to be delivered) each of the following items (where the delivery of the items is contemplated) and take (or cause to be taken) each of the following actions (where the taking of action is contemplated), in each case in form

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and substance reasonably satisfactory to Tall Oak Parent (provided, that, notwithstanding any other provision in this Agreement to the contrary, the payoff of the Payoff Amounts set forth in Section 2.5(b)(iv) shall be deemed to take place immediately following the Closing);

(i)          To Tall Oak Parent, a certificate, dated as of the Closing Date and duly executed by an authorized representative of Summit, certifying the satisfaction of the conditions specified in Section 2.4(b)(i), Section 2.4(b)(ii) and Section 2.4(b)(iv);

(ii)         To Tall Oak Parent, a counterpart of the Assignment Agreement, duly executed by an authorized representative of SMLP;

(iii)        To Tall Oak Parent, evidence reasonably satisfactory to Tall Oak of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware and the issuance and delivery of (x) the SMC Class B Common Stock issued to Tall Oak Parent in accordance with Section 2.1(a), subject to the Investor and Registration Rights Agreement; and (y) the SMLP Common Units issued to Tall Oak Parent in accordance with Section 2.1(a), subject to the A&R Partnership Agreement;

(iv)        On behalf of Tall Oak Parent, the payoff amounts for all Indebtedness for Borrowed Money set forth in the Debt Payoff Letters (the “Payoff Amounts”) in cash by wire transfer of immediately available funds in such amounts and to such accounts and payees as set forth in the Debt Payoff Letters, with such cash being paid immediately following the Closing from an account of SMLP in accordance with the Debt Payoff Letters;

(v)         To Tall Oak Parent, at least three (3) Business Days prior to the Closing Date, a schedule summarizing the outstanding Transaction Expenses of Summit and any Subsidiary thereof as of the Closing and attaching reasonable supporting invoices from the applicable vendors (the “Summit Transaction Expense Schedule”);

(vi)        To the payees of the Transaction Expenses, as applicable, (x) on behalf of Tall Oak Parent, the Transaction Expenses as set forth on the Tall Oak Transaction Expense Schedule and (y) on behalf of Summit, the Transaction Expenses set forth on the Summit Transaction Expense Schedule, in each case, by wire transfer of immediately available funds to the accounts designated by such payee; provided, that any Transaction Expenses that are compensatory amounts due to current or former employees subject to Tax withholding shall be retained by Summit or delivered to its applicable Subsidiary, as applicable, for further distribution by such entity through its payroll;

(vii)       To Tall Oak Parent, from an account of SMLP, a wire transfer or transfers of immediately available funds (to such account or accounts as Tall Oak Parent shall have notified Summit of at least two (2) Business Days prior to the Closing Date) in an amount, if any, equal to (x) the Cash Consideration less (y) any amounts paid pursuant to Section 2.5(b)(iv) and, without duplication, any other amounts set forth on the Indebtedness Schedule less (z) amounts paid by Summit on behalf of Tall Oak Parent pursuant to Section 2.5(b)(vi)(x) if, and only to the extent, such amounts exceed the Target Company Transaction Expense Cap (such net amount, the “Distribution Amount”);

(viii)      To Tall Oak Parent, Summit shall deliver a good standing certificate or the equivalent for each of SMC and SMLP from the Secretary of State of its jurisdiction of formation, dated within ten (10) days of the Closing Date;

(ix)        To Tall Oak Parent, a certificate from a duly authorized officer of SMC and SMLP certifying to and providing resolutions from the governing body of SMC and SMLP, respectively, duly authorizing and approving the execution and delivery of this Agreement and the other Transaction Documents and the consummation of the transactions contemplated hereby and thereby by Summit, as having been duly and validly adopted and being in full force and effect as of the date hereof and the Closing Date;

(x)         To Tall Oak Parent, evidence of the filing of the Certificate of Designation with the Secretary of State of the State of Delaware;

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(xi)        To Tall Oak Parent, a counterpart to the A&R Partnership Agreement, duly executed by SMC and Summit GP;

(xii)       To Tall Oak Parent, the written appointments (i) to the board of directors of SMC, effective as of the Closing, of those individuals that Tall Oak Parent designates in writing to Summit prior to the Closing in accordance with Section 6.23;

(xiii)      To Tall Oak Parent, a counterpart to the Transition Services Agreement, duly executed by Summit Midstream Holdings, LLC;

(xiv)      To Tailwater, a counterpart to the Side Letter, duly executed by SMC and SMLP;

(xv)       To Tall Oak Parent, a counterpart to the Investor and Registration Rights Agreement, duly executed by SMC; and

(xvi)      To Tailwater, a counterpart to the Confidentiality Agreement Termination Letter, duly executed by SMLP.

2.6         Tax Treatment.

(a)         The Parties acknowledge and agree that for U.S. federal and applicable state and local income Tax purposes, the contribution and exchange contemplated by this Agreement will be treated, in accordance with the principles of Revenue Ruling 99-5, Situation 2, as a transaction pursuant to which (i) SMLP becomes a partnership and (ii)(A) Tall Oak Parent is treated as contributing the assets held by Tall Oak and each of its Subsidiaries to such partnership in exchange for the Initial Equity Consideration, the Distribution Amount, the Earnout Payments and the assumption by SMLP of the liabilities of Tall Oak pursuant to Section 752 and (B) SMC is treated as contributing the assets held by SMLP and each of its Subsidiaries and cash consideration to such partnership in exchange for SMLP Common Units, in each case, in a contribution governed by Section 721 of the Code (the “Contribution”); provided that such Contribution by Tall Oak Parent shall be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration (including, for the avoidance of doubt, the Earnout Payments) pursuant to Treasury Regulations Sections 1.707-3, 1.707-4 and 1.707-5; provided, further, that the Parties (1) shall treat the Distribution Amount and the Earnout Payments as (x) a reimbursement of preformation capital expenditures under Treasury Regulations Section 1.707-4(d) and (y) a debt-financed distribution under Treasury Regulations Section 1.707-5, in each case, to the maximum extent permitted by applicable Tax Law and (2) intend that the liabilities assumed by SMLP in connection with the Contribution by Tall Oak Parent shall constitute “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6) to the maximum extent permitted by applicable Tax Law (the “Intended Tax Treatment”).

(b)

(i)          The Parties shall agree on (i) the relative fair market values of the assets of the Target Companies on an asset by asset basis and (ii) the relative fair market values of the assets of the Summit Companies on an asset by asset basis, in each case, for all Tax purposes, including Sections 704, 707 and 721 and any other applicable provisions of the Code and the Treasury Regulations promulgated thereunder.

(ii)         For purposes of determining such fair market values, Summit shall cause a nationally recognized independent valuation firm chosen by Summit that is reasonably satisfactory to Tall Oak Parent (the “Independent Valuation Firm”) to prepare and deliver to Summit an appraisal of the fair market value of the assets of the Target Companies (the “Tall Oak Appraisal”) and the fair market value of the assets of the Summit Companies (the “Summit Appraisal” and each of the Tall Oak Appraisal and the Summit Appraisal, an “Appraisal”) as soon as reasonably practicable, but not more than 30 days following the Closing Date. Within 30 days following the date on which the Appraisals are finalized in accordance with Section 2.6(b)(iv), Summit will prepare and deliver to Tall Oak Parent a draft schedule setting forth the relative fair market values of each of the assets of the Target Companies (the “Tall Oak Allocation”) and a draft schedule setting forth the relative fair market values of each of the assets of the Summit Companies (the “Summit Allocation” and each of the Tall Oak Allocation and the Summit Allocation, an “Allocation”).

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(iii)        The Tall Oak Allocation shall be prepared in accordance with the Tall Oak Appraisal and each of the Tall Oak Appraisal and the Tall Oak Allocation shall be prepared in accordance with the methodology set forth on Exhibit F (the “Allocation Methodology”). Subject to Tall Oak Parent executing a customary non-reliance agreement and such other documentation as the Independent Valuation Firm reasonably requests, Tall Oak Parent shall have the right to participate in discussions with the Independent Valuation Firm and the opportunity to review, comment on and dispute in accordance with Section 2.6(b)(iv) any draft Tall Oak Appraisal or Tall Oak Allocation provided by the Independent Valuation Firm or Summit, as applicable.

(iv)        With respect to each of the Appraisals and the Allocations, Tall Oak Parent shall notify Summit in writing within 30 days of receipt of the applicable draft Appraisal or Allocation of any comments to any such draft Appraisal or Allocation. If Tall Oak Parent does not deliver any comments to the applicable Appraisal or Allocation within such 30-day period, such Appraisal or Allocation as delivered by the Independent Valuation Firm or Summit, as applicable, shall be final, conclusive and binding on the Parties. If comments are timely delivered, Tall Oak Parent and Summit will negotiate in good faith for a period of 20 days to resolve such dispute. If, during such period, Tall Oak Parent and Summit resolve their differences in writing as to any disputed amount, such resolution shall be deemed final, conclusive and binding upon the Parties with respect to such amount for the purpose of determining that component of the applicable Appraisal or Allocation. If the Parties are unable to resolve such dispute(s) during such period, any remaining disputed issues shall be referred to and resolved by the Accountant in accordance with (i) the procedures set forth in Section 2.3(e) which shall apply mutatis mutandis, (ii) in the case of the Allocations, the applicable Appraisal (as finalized in accordance with Section 2.6(b)(iv)), and (iii) in the case of the Tall Oak Appraisal and the Tall Oak Allocation, the Allocation Methodology. The Accountant’s determination of such remaining disputed issues shall be binding upon the Parties. Each Appraisal and each Allocation, as delivered by the Independent Valuation Firm or Summit, as applicable, and as revised to reflect the resolution of any disputed item under this Section ٢.٦(b), either by the Parties or by the Accountant, as applicable, shall be final, conclusive and binding on the Parties.

(c)         The Parties shall (and shall cause their respective Affiliates to) report consistently with the Intended Tax Treatment and the Tall Oak Allocation and the Summit Allocation (each, as finally determined) in all Tax Returns, and no Party shall (and each Party shall cause their respective Affiliates not to) take any position in any Tax Return or in any Tax examination, audit, claim or similar Proceeding that is inconsistent with the Intended Tax Treatment or the Tall Oak Allocation or the Summit Allocation (each, as finally determined), unless required to do so by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law) or with the other Party’s prior written consent; provided, however, that no Party shall be unreasonably impeded in its ability and discretion to negotiate, compromise or settle any Tax examination, audit, claim or similar Proceedings in connection with this Section 2.6.

2.7         Withholding. Notwithstanding any other provision in this Agreement to the contrary, any Party, as applicable, shall be entitled to deduct and withhold from any amounts otherwise payable (directly or indirectly) pursuant to this Agreement such amounts as such Party is required to deduct and withhold with respect to the making of such payment under applicable Tax Law; provided, that, other than in the case of compensatory amounts due to current or former employees, such Party (as applicable) shall provide prompt written notice to the applicable payee upon becoming aware that such deduction or withholding is required, but in no event fewer than five (5) Business Days prior to the making of the applicable payment. To the extent that amounts are so deducted and withheld and timely paid to the appropriate Governmental Authority, such deducted and withheld amounts shall be treated for all purposes of this Agreement as having been paid to the applicable payee in respect of which such deduction and withholding was made. The Parties shall (and shall cause their respective Affiliates to) cooperate with the applicable payee and take such commercially reasonable steps as such payee may reasonably request to reduce or eliminate any amount that may otherwise be deducted or withheld under this Section 2.7.

2.8         Earnout. Subject to the terms and limitations set forth in Schedule I, as additional consideration for the contribution and acquisition of the Tall Oak Interests, at such times as provided in Schedule I, Tall Oak Parent shall be entitled to receive one or more Earnout Payments, provided that the maximum cumulative Earnout Payments shall in no event exceed $25,000,000 in the aggregate.

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Article III
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO TALL OAK PARENT

Tall Oak Parent represents and warrants to Summit as of the Execution Date and, if Closing occurs, as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows, in each case, other than with respect to the matters set forth in the Tall Oak Disclosure Schedule:

3.1         Organization, Good Standing, and Authority.

(a)         Tall Oak Parent is duly formed and organized, validly existing, and in good standing under the Laws of the State of Delaware and has all requisite power and authority to carry on its business as it is now being conducted and to own, operate, lease, use and maintain the assets (including the Tall Oak Interests and, indirectly, the Assets) it now owns, operates, leases, uses or maintains. Tall Oak Parent is duly licensed, qualified or otherwise authorized to transact its business and is in good standing under the Laws of each jurisdiction in which it has assets or conducts activities that would require it to be so licensed, qualified, or authorized or in good standing, except where the failure to be so licensed, qualified or authorized or in good standing would not reasonably be expected to prevent or materially delay the consummation of the transactions contemplated by this Agreement or to materially impair Tall Oak Parent’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is, or will be, a party.

(b)         Tall Oak Parent has the full right, power, and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party and to contribute to Summit at the Closing the Tall Oak Interests. The execution, delivery and performance of this Agreement and the Transaction Documents to which Tall Oak Parent is or shall be a party have been duly authorized by all requisite action on the part of Tall Oak Parent and no other proceeding on the part of Tall Oak Parent is necessary to authorize this Agreement or any of the Transaction Documents to which it is, or will be, a party. This Agreement and the Transaction Documents to which Tall Oak Parent is or shall be a party have been or will be duly executed and delivered by Tall Oak Parent, and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) constitute or will constitute legal, valid and binding obligations of Tall Oak Parent, enforceable against Tall Oak Parent in accordance with their terms, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

3.2         Title to the Interests.

(a)         Except as set forth in Section 3.2(a) of the Tall Oak Disclosure Schedule, Tall Oak Parent has and represents, with respect to the Tall Oak Interests, sole legal, record and beneficial title to such interests, free and clear of any and all Liens, except for Permitted Liens. Tall Oak Parent represents with respect to the Tall Oak Interests that upon the Closing (should the Closing occur), Summit will acquire sole legal, record and beneficial title to such interests, free and clear of any Liens, except for Permitted Target Securities Liens and with respect to the Equity Interests of the Target Companies, Summit will indirectly acquire sole legal, record and beneficial title to such interests, free and clear of any Liens, except for Permitted Target Securities Liens.

(b)         Except as set forth in Section 3.2(b) of the Tall Oak Disclosure Schedule and for the applicable Transaction Documents, Tall Oak Parent is not a party to any Contract obligating it to sell, transfer or otherwise dispose of the Tall Oak Interests or any voting trust, proxy or other agreement or understanding with respect to such interests.

(c)         Except to the extent set forth in the Credit Agreement Related Documents, Tall Oak Parent represents it has not, with respect to any Target Company granted to any Person any Contract, agreement or option, or any right or privilege capable of becoming a Contract, agreement or option, for the purchase, pledge, encumbrance, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) or any Equity Interests of any applicable Target Company. There are no outstanding contractual obligations of Tall Oak Parent to repurchase, redeem or otherwise acquire any Equity Interest in any Target Company or any securities that are convertible, exercisable or exchangeable into any Equity Interests of any Target Company.

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3.3         No Conflicts; Consents and Approvals. Except as set forth in Section 3.3 of the Tall Oak Disclosure Schedule, neither the execution and delivery by Tall Oak Parent of this Agreement, any Transaction Documents to which Tall Oak Parent is (or at the Closing will be) a party, or any instrument required hereby or thereby to be executed and delivered by it at the Closing, nor the performance by Tall Oak Parent of its obligations hereunder or thereunder will (i) require any consent or notice under, conflict with, violate or breach the terms of any Contract to which Tall Oak Parent is a party or by which it or its assets are bound, or cause a default or acceleration (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or modification or to the loss of a material benefit under any such Contract, (ii) violate or conflict with any term or provision of the Organizational Documents Tall Oak Parent; (iii) assuming the Authorizations or Notifications referred to in Section 4.3 (including any filings required under, and compliance with other applicable requirements of, the HSR Act and the expiration or termination of any applicable waiting period thereunder) are duly and timely obtained, violate or result in a violation of any Law or Order applicable to Tall Oak Parent; or (iv) result in the creation of any Lien (other than Permitted Liens) on any of the Tall Oak Interests except in the case of subsections (i), (iii) and (iv), for such matters as would not reasonably be expected, individually or in the aggregate, to materially impede or materially delay the consummation of the Closing.

3.4         Litigation. Other than with respect to the matters set forth in Section 3.4 of the Tall Oak Disclosure Schedule, (a) there is no Proceeding pending or, to the Knowledge of Tall Oak Parent, threatened against or affecting Tall Oak Parent or any of its Affiliates, including any Target Company or its Assets, and (b) there are no Orders from any Governmental Authority binding upon Tall Oak Parent relating to the Target Companies, the Assets or the Tall Oak Interests, in each case, that (x) seek to (i) challenge the validity or enforceability of the obligations of Tall Oak Parent under this Agreement or the obligations of Tall Oak Parent under the other Transaction Documents to which it is, or will be, a party or (ii) enjoin, alter, challenge, materially delay or prevent the consummation of the transactions contemplated hereby or thereby, or (y) would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or thereby or to materially impair Tall Oak Parent’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is, or will be, a party.

3.5         Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by, or, to the Knowledge of Tall Oak Parent, threatened against Tall Oak Parent, and Tall Oak Parent is not entering into this Agreement or any other Transaction Document to which it is, or will be, a party with an intent to hinder, delay or defraud any present or future creditors of Tall Oak Parent or its Affiliates.

3.6         Investment Intent.

(a)         Tall Oak Parent is acquiring the SMC Class B Common Stock and the SMLP Common Units for its own account as an investment, and not with a view to sell, transfer or otherwise distribute in violation of any securities Laws. Tall Oak Parent has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of such SMC Class B Common Stock or SMLP Common Units, in violation of any securities Laws.

(b)         Tall Oak Parent (i) is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act, (ii) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the SMC Class B Common Stock, the SMLP Common Units, the Target Companies and Summit, (iii) is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the SMC Class B Common Stock, the SMLP Common Units, the Target Companies and Summit and (iv) acknowledges and understands that (A) the acquisition of the SMC Class B Common Stock and the SMLP Common Units pursuant to this Agreement has not been registered under the Securities Act in reliance on an exemption therefrom and (B) that each of the SMC Class B Common Stock and the SMLP Common Units will, upon such acquisition, be characterized as “restricted securities” as defined in Section (a)(3) of Rule 144 of the Securities Act.

3.7         Independent Evaluation. Tall Oak Parent is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of businesses similar to that of Summit, including the operation of assets similar to Summit’s assets, and Tall Oak Parent is capable of evaluating the merits and risks of acquiring the SMC Class B Common Stock and the SMLP Common Units and bearing the economic risks of such investment. Tall Oak Parent has conducted its own independent investigation of Summit, the SMC Class B Common Stock and the SMLP Common Units, which investigation was done by Tall Oak Parent and its own advisors.

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3.8         Business Investigation.

(a)         Tall Oak Parent has conducted such investigation of the business of Summit as it has deemed necessary in order to make an informed decision concerning the transactions contemplated by this Agreement. Tall Oak Parent acknowledges that it has had an opportunity to ask questions of the officers and management of Summit and has been given access to, and has had the opportunity to visit and examine, the assets and the properties of Summit. For the purpose of conducting these investigations, Tall Oak Parent has employed the services of its own Representatives and have reviewed such information, and obtained such advice, as Tall Oak Parent has deemed necessary or advisable to evaluate the Common Stock and the transactions contemplated by this Agreement and the Transaction Documents. In all matters affecting the condition of Summit’s assets and properties and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Tall Oak Parent is solely relying upon the advice and opinion offered by its own Representatives and the representations and warranties of Summit contained in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided in this Agreement, no representation or warranty has been or is being made by Summit or any of its respective Representatives as to the accuracy or completeness of any of the information provided or made available to Tall Oak Parent or any of its Affiliates or Representatives, including any information, documents or material provided or made available to Tall Oak Parent and its Representatives in any “data rooms” (virtual or otherwise), in management presentations or in any other form in expectation of the transactions contemplated hereby.

(b)         In connection with the investigation by Tall Oak Parent of Summit and the Common Stock, Tall Oak Parent has received from Summit and its respective Representatives certain projections, forecasts and other forward-looking information, including projected financial statements, cash flow items, business plans and other data related to Summit and its prospects. Tall Oak Parent acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, it is not relying on them and (ii) Tall Oak Parent is familiar with such uncertainties and is making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it. Accordingly, notwithstanding any other provision of this Agreement to the contrary, Tall Oak Parent acknowledges that none of Summit or any of its respective Representatives has made any representation or warranty with respect to such projections and other information, data, forecasts and plans.

Article IV
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO THE TARGET COMPANIES

Tall Oak Parent represents and warrants to Summit as of the Execution Date and, if Closing occurs, as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows, in each case, other than with respect to the matters set forth in the Tall Oak Disclosure Schedule:

4.1         Organization, Good Standing, and Authority; Capitalization of the Target Companies.

(a)         Each Target Company is a legal entity duly formed and organized, validly existing, and in good standing under the Laws of the state of its formation, and has all requisite corporate, partnership, limited liability company or other applicable corporate power and authority to carry on its business as it is now being conducted and to own, operate, lease, use and maintain the Assets it now owns, operates, leases, uses or maintains. Each Target Company is duly licensed, qualified, or otherwise authorized to transact business and is in good standing under the Laws of each jurisdiction in which it has assets or conducts activities that would require it to be so licensed, qualified, or authorized or in good standing, except for any failures to be so qualified or in good standing as would not reasonably be expected to, individually or in the aggregate, materially impair the ability of the Target Companies to operate the Business in the ordinary course of business. Section 4.1(a) of the Tall Oak Disclosure Schedule sets forth a true, correct and complete list of each jurisdiction in which each Target Company is qualified or authorized to do business as a foreign company.

(b)         The Tall Oak Interests constitute all of the issued and outstanding Equity Interests in Tall Oak. All of such Equity Interests have been duly authorized and validly issued, are fully paid (to the extent required under the Organizational Documents of Tall Oak), nonassessable (except as such non-assessability

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may be affected by applicable Law or the Organizational Documents of Tall Oak), were issued in compliance with applicable securities Laws, and are not subject to, and were not issued in violation of, any Preferential Rights.

(c)         Section 4.1(c)(A) of the Tall Oak Disclosure Schedule sets forth the following information with respect to each Subsidiary of Tall Oak as of the Execution Date: (i) the name of the Subsidiary; (ii) such Subsidiary’s jurisdiction of formation; (iii) the name of each holder of each class and series (if applicable) of Equity Interests issued by such Subsidiary, and the number or percentage (as applicable) of each such class and series (as applicable) of Equity Interests held by such Persons; and (iv) the aggregate number of percentage (as applicable) of each class and series (if applicable) of each such class and series of Equity Interests issued by such Subsidiary and outstanding. Except as set forth in Section 4.1(c) of the Tall Oak Disclosure Schedule, no Target Company owns, directly or indirectly, beneficially or of record, any Equity Interest or other equity or ownership interest in any other Person. Except as set forth in Section 4.1(c) of the Tall Oak Disclosure Schedule, the applicable Target Company owns the Equity Interests in the Persons set forth in Section 4.1(c) of the Tall Oak Disclosure Schedule free and clear of all Liens, other than Permitted Liens. Except as set forth in Section 4.1(c) of the Tall Oak Disclosure Schedule, the Equity Interests of each Target Company have been duly authorized and validly issued, are fully paid (to the extent required under the Organizational Documents of such respective Subsidiary), nonassessable (except as such non-assessability may be affected by applicable Law), were issued in compliance with applicable securities Laws, and are not subject to any Preferential Rights (except those waived or fully complied with at or prior to the Closing). Such Equity Interests of the Subsidiaries of the Company were not issued in violation of any Preferential Right.

(d)         Except as set forth in Section 4.1(d) of the Tall Oak Disclosure Schedule, in this Agreement or in the applicable Tall Oak Parent’s or Target Company’s Organizational Documents, there are no outstanding obligations, options, warrants, calls, convertible securities or other rights, agreements, arrangements or commitments, including any appreciation rights, agreements, arrangements, subscription agreements, rights of first offer, rights of first refusal, tag along rights, drag along rights, subscription rights, or commitments or other rights or Contracts of any kind or character, contingent or not, obligating Tall Oak Parent or any Target Company that is a Subsidiary thereof: to issue, sell, transfer, assign, pledge, encumber or otherwise dispose of any Equity Interests of any Target Company, (ii) make any dividend or distribution of any kind with respect to any of the Equity Interests in any Target Company, including the Tall Oak Interests, or (iii) to provide funds (in the form of a capital contribution) to, or make any investment (in the form of a capital contribution) in, any other Person or to register under federal or state securities Laws any of the Equity Interests in any Target Company, including the Tall Oak Interests. Except as set forth in Section 4.1(d) of the Tall Oak Disclosure Schedule or in this Agreement, neither Tall Oak Parent nor any Target Company that is a Subsidiary thereof is a party to any voting trust, proxy or other agreement or understanding with respect to the voting of any Equity Interests of any such Target Company.

(e)         Except as set forth in the applicable Target Company’s Organizational Documents, there are no outstanding or authorized equity appreciation, phantom equity, profit participation or other rights to participate in the revenues, profits or equity (or the value thereof) or similar rights affecting the Equity Interests in any Target Company, including the Tall Oak Interests. No Person has any outstanding option, warrant, equity equivalents, or any other right for the purchase, pledge, encumbrance, exchange, conversion, subscription, allotment or issue of any unissued interests, units or other securities (including convertible securities, warrants or convertible obligations of any nature) or any Equity Interests of any Target Company. There are no outstanding contractual obligations of Tall Oak Parent to convert, exchange, repurchase, redeem or otherwise acquire any Equity Interest in any Target Company that is a Subsidiary thereof or any securities that are convertible, exercisable or exchangeable into any Equity Interests of any such Target Company.

(f)          Other than as expressly set forth in the Organizational Documents of a Target Company, there are no preemptive rights, rights of first refusal or first offer, option grants or exercise rights, voting or veto rights, voting trusts, change of control rights, anti-dilution protections or other Preferential Rights that any equity holder, officer, employee, manager or director of a Target Company either is or would be entitled to invoke with respect to the Equity Interests in any Target Company, including the Tall Oak Interests, as a result of the transactions contemplated by this Agreement.

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(g)         Tall Oak Parent has made available to Summit true, correct and complete copies of the Organizational Documents of each of the Target Companies that is a Subsidiary thereof, each as in effect on the Execution Date, including all amendments, restatements, modifications and supplements thereto, and each as made available to Summit is in full force and effect, and neither Tall Oak Parent nor any Target Company is in material violation of any of the provisions of such Organizational Documents.

4.2         No Conflicts. Assuming the filings and the receipt of the Required Notifications, the Required Third-Party Consents and any Authorizations described on Schedule 4.2 of the Tall Oak Disclosure Schedule are duly and timely made or obtained (as applicable), neither the execution and delivery by any of the Target Companies of any of the Transaction Documents to which such Target Company is (or at the Closing will be) a party, or any instrument required hereby or thereby to be executed and delivered by such Target Company at the Closing, nor the performance by the Target Companies of their respective obligations hereunder or thereunder, as applicable, will (a) require any consent or notice under, conflict with, violate or breach the terms of any Material Contract to which any Target Company is a party, or cause a default or acceleration (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or modification or to the loss of a material benefit under any such Material Contract, (b) violate or conflict with any provision of the Organizational Documents of any of the Target Companies, (c) violate or result in a violation of any Authorization, Law or Order applicable to any of the Target Companies, or give any Governmental Authority the right to revoke, withdraw, suspend, cancel, terminate or modify, any Authorization held by any of the Target Companies, or (d) result in the creation of any Lien on any of the Assets (other than Permitted Liens) or Equity Interests of any Target Company, except in the case of clauses (a), (c) and (d), for such matters as would not reasonably be expected, individually or in the aggregate, to be material to the Target Companies, taken as a whole.

4.3         Consents and Authorizations. Except for (a) any Notifications described in Section 4.3 of the Tall Oak Disclosure Schedule (the “Required Notifications”), (b) any Third-Party Consents described in Section 4.3 of the Tall Oak Disclosure Schedule (the “Required Third-Party Consents”), (c) any Authorizations described in Section 4.3 of the Tall Oak Disclosure Schedule, (d) Authorizations, Notifications or Third-Party Consents previously obtained or made or (e) otherwise expressly required by the terms of this Agreement and any filings required under, and compliance with other applicable requirements of, the HSR Act (including the expiration or termination of any applicable waiting period thereunder), no Authorization, Notification, Third-Party Consent or other material approval is necessary for Tall Oak Parent or the Target Companies that are Subsidiaries thereof to execute, deliver and perform their respective obligations under this Agreement and the Transaction Documents to which Tall Oak Parent or such Target Company is (or at the Closing will be) a party or to consummate the transactions contemplated hereby or thereby.

4.4         Taxes.

(a)         Other than with respect to the matters set forth in Section 4.4(a) of the Tall Oak Disclosure Schedule:

(i)          All material Tax Returns required to be filed by the Target Companies have been timely filed (taking into account any applicable extensions), and such Tax Returns are true, complete and correct in all material respects.

(ii)         All material Taxes of the Target Companies that are due and payable (whether or not shown as due on such Tax Returns) have been timely paid, other than Taxes being contested in good faith and for which appropriate reserves have been established on the Financial Statements.

(iii)        The Target Companies have withheld all material Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(iv)        There are no Liens for Taxes (other than Permitted Liens) on any of the Assets.

(v)         There are no material Tax audits, examinations, litigations or similar proceedings currently ongoing or pending or, to the Knowledge of Tall Oak Parent, threatened in writing with respect to any Target Company.

(vi)        No Target Company has waived any statute of limitations in respect of Taxes of such Target Company, which waiver is currently in effect.

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(vii)       No Target Company is a party to (or bound by) any Tax sharing, Tax allocation or Tax indemnity agreement with respect to Taxes (other than (i) any agreement the principal purpose of which does not relate to Taxes and (ii) any such agreement solely between Target Companies) for which any Target Company may be liable after Closing.

(viii)      No Target Company (A) has been a member of an affiliated group filing a consolidated U.S. federal income Tax Return or a similar consolidated, combined or unitary group for state, local or non-U.S. Tax purposes (other than a group (1) of which Tall Oak Parent or another Target Company is the common parent or (2) that includes only Target Companies) or (B) has any material liability for any Taxes of any Person (other than any Target Company) under Treasury Regulations Section 1.1502-6, as a transferee or successor, or by contract (other than any contract the principal purpose of which does not relate to Taxes).

(ix)        None of the Target Companies has been a party to a “listed transaction” within the meaning of Treasury Regulations Section 1.6011-4(b)(2).

(x)         None of the Target Companies has been a “controlled corporation” or a “distributing corporation” (within the meaning of Section 355(a)(1)(A) of the Code) in any transaction occurring in the two-year period ending on the date hereof that was purported or intended to be governed in whole or in part by Section 355 of the Code.

(xi)        None of the Target Companies will be required to include any material item of income in, or exclude any material item of deduction from, taxable income for any taxable period (or portion of a Straddle Period) ending after the Closing Date as a result of any (A) change in method of accounting of the Target Companies prior to the Closing for a taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date, (B) use of an improper method of accounting for a taxable period (or portion of a Straddle Period) ending on or prior to the Closing Date, (C) installment sale or open transaction disposition made prior to the Closing outside of the ordinary course of business, (D) prepaid amount received or paid prior to the Closing, or (E)  closing agreement described under Section 7121 of the Code (or any corresponding or similar provision of state, local or non-U.S. Tax Law) executed prior to the Closing.

(xii)       No written Claim has been made by any Taxing Authority in a jurisdiction where a Target Company does not file Tax Returns that such Target Company is subject to material taxation by that jurisdiction, which Claim has not been resolved or settled.

(xiii)      None of the Target Companies has filed any entity classification election pursuant to Treasury Regulations Section 301.7701-3 (or any similar provision of state, local, or non-U.S. Tax Law) or has taken any other action to change its classification for U.S. federal and applicable state and local income Tax purposes.

4.5         Compliance with Laws; Authorizations.

(a)         Other than with respect to the matters set forth in Section 4.5(a) of the Tall Oak Disclosure Schedule: (i) each of the Target Companies is, and since the Lookback Date has been, in compliance in all material respects with all applicable Laws; and (ii) no Target Company has received written, or to the Knowledge of Tall Oak Parent, oral notice from any Governmental Authority or other Person that it is not in compliance in any material respect with any applicable Law. There is no fact, circumstance, condition or situation existing which, after notice or lapse of time or both, would constitute material noncompliance by any Target Company or give rise to any material future Liability of any Target Company with respect to any Law currently in effect.

(b)         Except as set forth in Part I of Section 4.5(b) of the Tall Oak Disclosure Schedule, each Target Company has, and since the Lookback Date has had, all material Authorizations necessary for the conduct of the Business and has made all material declarations and filings with, Governmental Authorities necessary for the lawful conduct of its Business as and when conducted, including the ownership and use of the Assets. Part II(a) of Section 4.5(b) of the Tall Oak Disclosure Schedule sets forth a true, correct and complete list of all material Authorizations (including all material Environmental Authorizations) held by the Target Companies, and such Authorizations are valid and in full force and effect, and there are no Proceedings

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or Claims pending or, to the Knowledge of Tall Oak Parent, threatened that seek the suspension, termination, revocation or adverse modification of any such Authorization or that would result in the imposition of any fine, penalty or other sanctions for violation of any requirements relating to any such Authorizations, except as set forth in Part II(b) of Section 4.5(b) of the Tall Oak Disclosure Schedule. Each Target Company is, and since the Lookback Date, has been, in compliance with all terms, conditions and provisions of all such Authorizations and, to the Knowledge of Tall Oak Parent, no event has occurred which, with notice or the lapse of time or both, would constitute material noncompliance under any such Authorization. None of Tall Oak Parent or any Target Company has received any written, or to Knowledge of Tall Oak Parent, oral notice of any default under, cancellation, suspension, revocation, invalidation or non-renewal of any such Authorization. Applications for the renewal of each such Authorization have been timely filed and all fees and charges with respect to the Authorizations as of the date hereof have been paid in full. True, correct and complete copies of all Authorizations set forth in Part II(a) of Section 4.5(b) of the Tall Oak Disclosure Schedule have been provided to Summit.

4.6         Material Contracts.

(a)         Section 4.6(a) of the Tall Oak Disclosure Schedule contains a true, correct and complete list as of the Execution Date of all of the following Contracts (excluding any Rights-of-Way) to which a Target Company or a Tall Oak Employer is a party or to which its assets are bound, true, correct and complete copies of which (including all amendments, restatements, modifications and supplements) have been made available to Summit, other than any Benefit Plans (collectively, the “Material Contracts”):

(i)          each gathering, treating, transportation or processing Contract that either (A) during the 12-month period immediately preceding the Execution Date resulted in aggregate payments to such Target Company in excess of $1,000,000 or (B) is reasonably anticipated in the 12-month period immediately following the Execution Date to result in proceeds retained by such Target Company for its owned account in excess of $1,000,000 (“Material Gathering Contracts”);

(ii)         each Contract involving obligations of a Target Company, including projected capital expenditures, that are reasonably anticipated to exceed $1,000,000 during the 12-month period following the Execution Date other than such Contracts that are terminable by the applicable Target Company on notice of 30 days or less without material penalty or other payment by such Target Company (excluding, for the avoidance of doubt, any Material Gathering Contracts);

(iii)        each Contract (A) restricting a Target Company from freely engaging in any line of business, competing with any other Person (other than customary confidentiality agreements entered into in the ordinary course of business) or in any geographic location, or from hiring or soliciting any Person; (B) providing for any exclusivity obligation, including any grant of any exclusive distribution, sale, or purchase right to any Third Party; (C) providing for any Preferential Rights, rights of first negotiation or similar rights or terms provided to any Person; (D) containing any most favored nations or similar preferential pricing provisions in favor of Third Parties; or (E) obligating any Target Company to purchase all of its requirements for any product, material or service from or to any Person;

(iv)        each Contract evidencing or otherwise relating to the creation, incurrence, assumption or guarantee of Indebtedness for Borrowed Money or creating a Lien on the Assets of the Target Companies securing Indebtedness for Borrowed Money, in each case, in excess of $500,000;

(v)         each Contract, the primary purpose of which is to indemnify another Person rather than the provision of goods or services;

(vi)        each joint venture, strategic alliance, partnership or similar Contract (however named) with one or more Person other than Tall Oak Parent or another Target Company with respect to the sharing of profits, revenues, losses, costs, assets or liabilities of, or with, any Third Party, or that relates to a commitment, arrangement, or agreement to contribute capital or make additional investments in any other Person with respect to the sharing of profits, revenues, losses, costs, assets or liabilities of, or with, any Third Party;

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(vii)       each Contract (1) for the issuance, redemption, repurchase, sale, transfer, acquisition or disposition, as applicable, of (x) Assets outside of the ordinary course of business, or (y) Equity Interests in any Target Company or Business of any of the Target Companies or (2) for the grant to any Person of any Preferential Right to purchase any of the Assets of any Target Company outside of the ordinary course of business, any Equity Interests of any Target Company, or Business of any Target Company;

(viii)      each Contract (other than any Benefit Plan or Organizational Document of any Target Company) between (A) any Target Company, on the one hand, and (B)(1) Tall Oak Parent or any of its Affiliates (other than the Target Companies) or (2) any Related Person (other than limited partners or similar passive equityholders in investment funds or vehicles) of Tall Oak Parent or any of its Affiliates (other than the Target Companies), on the other hand; provided that for purposes of this Section 4.6(a)(viii), “Related Person” shall not be deemed to include any future Related Persons (collectively, the “Target Company Affiliate Contracts”);

(ix)        each Contract (A) pursuant to which a Third Party has licensed Intellectual Property to any Target Company, excluding generally commercially available, off-the-shelf software programs, (B) pursuant to which any Intellectual Property is licensed by a Target Company to any Third Party, excluding non-exclusive licenses of Intellectual Property granted in the ordinary course of business, or (C) involving the development, ownership or concurrent use (including co-existence agreements) of Intellectual Property, excluding assignments from employees and individual independent contractors to a Target Company;

(x)         each Contract that relates to the commitment or reservation of the future capacity of the material operating Assets of any Target Company (e.g., pipelines, processing facilities, storage facilities, terminals, etc.) for a period of 12 months or longer;

(xi)        each Contract (A) containing a take-or-pay provision, minimum volume commitment or similar right or obligation, affecting any Asset or the Business or (B) containing an acreage dedication;

(xii)       each other Contract providing for annual payments by any Target Company in excess of $500,000 in the aggregate in calendar year 2023 or expected for calendar year 2024;

(xiii)      each Contract in the nature of a futures, swap, collar, put, call, floor, cap, option or similar Contract that is intended to benefit from or reduce or eliminate the risk of fluctuations in the price of any derivatives or commodities and that is not subject to cancellation by each Target Company that is party to such Contract on notice of 30 days or less without any material Liability to such Target Company;

(xiv)      each Contract that is a collective bargaining agreement or similar labor agreement with any union, works council or similar labor organization;

(xv)       each Contract (other than any Benefit Plan) that provides for any change of control, severance or any deferred compensation or post-termination payments or benefits or transaction bonus, including in each case, any that could become payable as a result of the transactions contemplated by this Agreement;

(xvi)      each Contract relating to the acquisition or disposition of any business (whether by merger, sale of Equity Interests, sale of assets or otherwise);

(xvii)     each commitment to make any capital expenditures or to purchase a capital asset in excess of $1,000,000 per annum;

(xviii)    each Contract that requires any Target Company to provide any funds to or make any investment in (in each case, in the form of a loan, investment, capital contribution or similar transaction) any Person;

(xix)      each Contract providing for payments to or by any Person, including sales agents and purchasing agents, based on sales, purchases or profits, other than direct payments for goods;
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(xx)       each Contract (other than Authorizations) with any Governmental Authority;

(xxi)      each Contract that is a settlement, conciliation, or similar agreement with a Governmental Authority or otherwise pursuant to which any Target Company will have any material outstanding obligations after the Execution Date;

(xxii)     each Contract for the lease of personal property to or from any Person providing for lease payments in excess of $500,000 per annum; and

(xxiii)    each Lease where a Target Company is the lessee and has a term of 12 months or longer and lease payments in excess of $500,000 per annum.

(b)         Other than with respect to the matters set forth in Section 4.6(b) of the Tall Oak Disclosure Schedule, (i) all such Material Contracts are legal, valid and binding obligations of the applicable Target Company and, to the Knowledge of Tall Oak Parent, each other party thereto, and are in full force and effect in all material respects and enforceable in accordance with their terms with respect to such Target Company and, to the Knowledge of Tall Oak Parent, the other parties thereto, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), (ii) there is no event or condition that has occurred or that exists that constitutes or would constitute (with or without notice, the happening of any event and/or the passage of time) a default or breach under any Material Contract by any Target Company or, to the Knowledge of Tall Oak Parent, any other party thereto, except to the extent such breach or default has not and would not reasonably be expected to be, individually or in the aggregate, material to the Target Companies, and (iii) no Target Company has received written, or to the Knowledge of Tall Oak Parent, oral notice from any other party to a Material Contract that such party intends to terminate, cancel, materially breach, or amend the terms of any such Material Contract. None of Tall Oak Parent nor any Target Company is currently participating in any active discussions or negotiations regarding modification of or amendment to any Material Contract.

4.7         Intellectual Property; Cybersecurity Measures; Privacy.

(a)         Section 4.7(a) of the Tall Oak Disclosure Schedule contains a list of the Registered Intellectual Property owned by the Target Companies. The Registered Intellectual Property is subsisting and enforceable and all required filings and fee payments have been timely made and are not in any extension or grace period. The Target Companies exclusively own, free and clear of all Liens (other than Permitted Liens), all right, title and interest in and to all Intellectual Property owned or purported to be owned by the Target Companies, including the Registered Intellectual Property of which a Target Company is the record owner, or have valid licenses to use, all Intellectual Property necessary to conduct its business as currently being conducted. Each Target Company has taken commercially reasonable steps to protect all material Intellectual Property it owns or purports to own, including protecting the secrecy of all trade secrets and confidential information contained therein. The consummation of the transactions contemplated hereunder will not result in the loss or impairment of or require the payment of any additional amounts with respect to, nor require the consent of any other Person in respect of, the Target Companies’ right to own, use or hold for use any Intellectual Property that is material to the conduct of the Business. The operation of the Business does not infringe on the Intellectual Property of any Person or constitute unfair competition, and neither Tall Oak Parent nor any Target Company has in the past five years received any written or, to the Knowledge of Tall Oak Parent, oral notice from any Person of any such alleged infringement or unfair competition by a Target Company. To the Knowledge of Tall Oak Parent, no Person is infringing on any Target Company’s rights with respect to the Intellectual Property. No Target Company is a party or subject to any settlement agreement involving any outstanding Order, judgment, decree, stipulation or agreement restricting the Target Companies’ use of any Intellectual Property owned or purported to be owned by a Target Company.

(b)         Since the Lookback Date, the Company Systems have been reasonably sufficient for the Business’s immediate needs and have functioned without any material failures or extended outages and substantially in accordance with their published specifications. Since the Lookback Date, there has been no Security Incident that has caused or would reasonably be expected to cause any substantial disruption to the use of such Company Systems or the Business or any material loss or harm to the Target Companies. None of the Company Systems are dependent on software that no longer has security updates available or that is

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engineered such that future security updates and patches cannot be applied. All available security patches and updates have been applied to the Company Systems and the Target Companies have taken commercially reasonable steps to ensure that future security patches and updates will be made available to, and promptly applied to the Company Systems. The Target Companies have implemented reasonable security, backup and disaster recovery arrangements, including providing plans, procedures and facilities, compliance with such plans and procedures, and periodic testing of the adequacy of such plans, procedures and facilities, with respect to the backup and continued operation of the Business in the event of a disaster or business interruption and provide security for the Company Systems that meet good industry practices. The Target Companies employ commercially reasonable policies to ensure that the Company Systems remain free of, and to the Knowledge of Tall Oak Parent such Company Systems are in fact free of, any “back door,” “drop dead device,” “time bomb,” “Trojan horse,” “virus,” or “worm” (as such terms are commonly understood in the software industry), security vulnerability, or any other code designed or intended to have, or capable of performing, any of the following functions: (A) disrupting, disabling, harming, or otherwise impeding in any manner the operation of, or providing unauthorized access to, a computer system or network or other device on which such code is stored or installed; or (B) damaging, encrypting, exfiltrating or destroying any data or file without the user’s consent.

(c)         Since the Lookback Date, each Target Company has maintained a commercially reasonable cybersecurity and privacy program that complies in all material respects with applicable cybersecurity and privacy Laws and has used commercially reasonable efforts to protect the Company Systems in the control of a Target Company from experiencing any Security Incident. Since the Lookback Date, there has been no Claim alleging (i) a violation of any Privacy and Security Requirement, (ii) any breach, misappropriation or unauthorized disclosure, access, use or dissemination of any Personal Information (whether in connection with a Security Incident or otherwise), or (iii) a violation of applicable cybersecurity or privacy Law, has been asserted or, to the Knowledge of Tall Oak Parent, threatened against any Target Company by any Person. All websites established or maintained by the Target Companies that are accessible to individuals contain privacy notices advising individuals as to how their Personal Information will be used, collected, stored, and protected. The Target Companies do not store or maintain Personal Information received via their websites, except in a manner consistent with their published privacy policies. The Target Companies (x) are, and have been, at all times since the Lookback Date, in compliance in all material respects with all contractual requirements pursuant to which the Target Companies are obligated to protect Personal Information, including without limitation the Payment Card Industry Data Security Standard, and (y) have not received written notice regarding any actual, alleged, or asserted violation of any such contractual obligation.

4.8         Broker’s or Finder’s Fees. Except for Tudor, Pickering, Holt & Co., no investment banker, broker, finder, agent or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements, or understandings made by or on behalf of Tall Oak Parent or any Target Company.

4.9         Employee Benefits.

(a)         Section 4.9(a) of the Tall Oak Disclosure Schedule lists each material Target Company Benefit Plan and separately lists each material Tall Oak Benefit Plan.

(b)         With respect to each Target Company Benefit Plan, Tall Oak Parent has made available to Summit accurate, current and complete copies of each of the following, as applicable: (i) where the Target Company Benefit Plan has been reduced to writing, the current plan document together with any amendments thereto; (ii) where the Target Company Benefit Plan has not been reduced to writing, a written summary of the material plan terms; (iii) where applicable, copies of the most recent adoption agreements, trust agreements, other funding arrangements, insurance policies and contracts; (iv) the most recent summary plan description and any summaries of material modifications thereto; (v) in the case of any Target Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Target Company Benefit Plan for which a Form 5500 is required to be filed, copies of the filed Form 5500 for each of the prior three plan years, with schedules attached; and (vii) copies of nonroutine and material notices, letters or other correspondence from or with any Governmental Authority with respect to the prior plan year.

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(c)         None of the Target Companies contributes to or is required to contribute to or has Liability with respect to a Multiemployer Plan. None of the Target Companies sponsors, maintains, contributes to or is required to contribute to, or has any Liability (including on account of an ERISA Affiliate) with respect to any Benefit Plan that (i) is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) is a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, or (iii) is a multiple employer plan as described in Section 413(c) of the Code.

(d)         No Target Company Benefit Plan provides post-termination or retiree health or life insurance benefits to any individual, other than as required pursuant to Section 601 et Seq. of ERISA or Section 4980B of the Code or similar state Law. No Target Company or Subsidiary has any Liability for any material Tax or material penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e)         No Proceeding is pending or, to the Knowledge of Tall Oak Parent, threatened with respect to any Target Company Benefit Plan, other than Claims for benefits in the ordinary course. No Target Company Benefit Plan is currently under audit or investigation by any Governmental Authority that would result in material Liability to the Target Companies, and, to the Knowledge of Tall Oak Parent, no such audit or investigation is contemplated or threatened.

(f)          Each Target Company Benefit Plan has been established, maintained, funded, operated and administered in all material respects in compliance with its terms and with all applicable Laws, including ERISA and the Code. Each Target Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code has received a favorable determination, advisory or opinion letter from the IRS and to the Knowledge of Tall Oak Parent there are no circumstances reasonably expected to materially adversely affect the qualification of such Target Company Benefit Plan under Section 401(a) of the Code. With respect to each Target Company Benefit Plan, all required contributions, premiums and other payments with respect to each Target Company Benefit Plan have been timely made or properly accrued in accordance with applicable accounting standards in all material respects. No Target Company Benefit Plan has been subject to a non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code that would result in material Liability to the Target Companies. None of the Target Companies has engaged in or been a party to any breach of fiduciary duty under ERISA that would result in material Liability to the Target Companies.

(g)         Each Target Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has complied in all material respects at all times with the documentary and operational requirements of Section 409A of the Code.

(h)         Neither the execution of this Agreement nor the transactions contemplated hereunder (whether alone or together with any other event) has or will (i) result in any amount paid or payable (or benefit provided or to be provided) with respect to any individual who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) failing to be deductible by reason of Section 280G of the Code or subject to the tax imposed by Section 4999 of the Code, (ii) entitle any Employee or any current or former employee, director or consultant of any Target Company or Subsidiary thereof to any material payments or benefits, including any severance benefits or other benefit or (iii) accelerate the time of payment, funding or vesting of any material compensation or benefits or materially increase the amount of compensation or benefits due any such Employee, employee, director or consultant.

(i)          There is no Target Company Benefit Plan, Contract, agreement, plan or arrangement to which the any Target Company or any Subsidiary thereof is bound to provide a gross-up or otherwise reimburse any current or former director, officer, employee or other service provider of any Target Company or any Subsidiary thereof for Taxes, including pursuant to Sections 409A or 4999 of the Code.

(j)          No Target Company Benefit Plan or any asset thereof is primarily subject to the Laws of any jurisdiction outside the United States.

4.10     Employee Matters.

(a)     Section 4.10(a) of the Tall Oak Disclosure Schedule sets forth a true, correct and complete list of all of the employees of Tall Oak Management Midstream, LLC or Woodford who primarily provide services to the Target Companies (such employees, the “Employees” and each such employing entity, a “Tall

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Oak Employer”), along with each Employee’s: (i) name, (ii) job title, (iii) applicable Tall Oak Employer, (iv) date on which employment commenced, (v) primary work location, (vi) base salary or base hourly wage, (vii) bonuses received to date for 2023 and opportunities for bonuses in 2024, (viii) all other bonuses and incentive compensation for which such Employee is eligible, (ix) accrued or available paid time off, vacation and/or paid sick time, (x) classification as full-time or part-time, (xi) status as exempt or non-exempt under the Fair Labor Standards Act and (xii) employment status (i.e., active or on leave, but not the reason for the leave, and, if applicable, the expected return date).

(b)         Neither the Target Companies nor any Tall Oak Employer (with respect to the Business) is a party to any collective bargaining agreement, project labor agreement, side letter, memorandum of understanding, or any similar agreement with any union, works council or labor organization. None of the Employees are represented by a labor union with respect to their employment. To the Knowledge of Tall Oak Parent, since the Lookback Date, there has not been any (i) effort by a labor union to organize any of the Employees, (ii) strike, hand billing, picketing, concerted work stoppage, walkout, concerted slowdown or lockout related to a potential labor dispute, and (iii) unfair labor practice charge, material labor grievance, material labor arbitration or other form of material labor dispute, in each case, with respect to the Tall Oak Employers (with respect to the Business) or the Target Companies.

(c)         The Tall Oak Employers (with respect to the Business) and the Target Companies are, and since the Lookback Date have been, in compliance in all material respects with all applicable Laws respecting employment practices, including discrimination, harassment and retaliation in employment, terms and conditions of employment, workers’ compensation (or where applicable, nonsubscriber programs), termination of employment, equal opportunity, affirmative action, unemployment insurance, wages, overtime classification, hours, family leave, disability rights or benefits, employee training and notices, plant closures/furloughs/layoffs, occupational safety and health, employee whistle-blowing, immigration, and employment practices.

(d)         Since the Lookback Date, the Tall Oak Employers (with respect to the Business) and Target Companies have reasonably investigated all sexual harassment allegations, or other discrimination or retaliation allegations of which Tall Oak Parent had Knowledge. With respect to each such allegation which the applicable Tall Oak Employers or Target Companies determined had potential merit, the applicable Tall Oak Employers or Target Companies have taken corrective action that is reasonably calculated to prevent further improper conduct.

(e)         To the Knowledge of Tall Oak Parent, no Employee is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, non-competition agreement, non-solicitation agreement, or restrictive covenant agreement, or common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Tall Oak Employers or the Target Companies or (ii) to any third Person with respect to such Person’s right to be employed or engaged by the Tall Oak Employers or the Target Companies.

(f)          To the Knowledge of Tall Oak Parent, no Employee with annualized compensation at or above the level of $200,000 has provided written notice of an intent to terminate his or her employment prior to the first (1st) anniversary of the Execution Date.

4.11       Financial Statements; Absence of Undisclosed Liabilities.

(a)         Section 4.11(a) of the Tall Oak Disclosure Schedule sets forth true, correct and complete copies of the following:

(i)          the audited (in accordance with standards issued by the American Institute of Certified Public Accountants) consolidated balance sheet and related audited consolidated statements of income, operations, cash flows and members’ equity of (A) the Target Companies for the year ended December 31, 2021, (B) the Target Companies for the year ended December 31, 2022, and (C) the Target Companies for the year ended December 31, 2023, including the related notes (collectively, the “Audited Financial Statements”); and

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(ii)         the unaudited balance sheet and related unaudited statements of income, operations, cash flows, and members’ equity of the Target Companies for the six-month period ended June 30, 2024 (the “Interim Balance Sheet Date”, and such unaudited interim financial statements, collectively, the “Unaudited Interim Financial Statements”). The Audited Financial Statements and the Unaudited Interim Financial Statements are hereinafter referred to, collectively, as the “Financial Statements.”

(b)         The Financial Statements (including any related notes and schedules) have been prepared in accordance with GAAP and the books and records of the Target Companies and fairly and accurately present in all material respects the financial position of the applicable Target Companies as of the date thereof, and each of the income statements, statements of cash flows and statements of members’ equity included in the Financial Statements (including any related notes and schedules) fairly and accurately presents in all material respects the results of operations, cash flows and changes in members’ equity, as the case may be, of the applicable Target Companies for the periods set forth therein, in each case, in accordance with GAAP, consistently applied, subject, in the case of the Unaudited Interim Financial Statements, to normal year-end adjustments and the absence of notes or other textual disclosures required under GAAP that are not, individually or in the aggregate, material to any of the Target Companies. Upon the delivery of the Required Information in accordance with the terms of this Agreement, the Financial Statements included in the Required Information (including any related notes and schedules) will fairly and accurately present in all material respects the financial position of the applicable Target Companies as of the date thereof, and each of the income statements, statements of cash flows and statements of members’ equity included in the Required Information (including any related notes and schedules) will fairly and accurately present in all material respects the results of operations, cash flows and changes in members’ equity, as the case may be, of the applicable Target Companies for the periods set forth therein, in each case, in accordance with GAAP, consistently applied.

(c)         Other than with respect to the matters set forth in Schedule 4.11(c) of the Tall Oak Disclosure Schedule, there are no Liabilities of the Target Companies that are not accrued, expressly reflected or adequately reserved against in the Unaudited Interim Financial Statements, other than Liabilities (i) incurred in the ordinary course of business of the Target Companies since the Interim Balance Sheet Date (none of which is a Liability resulting from breach of Contract, breach of warranty, tort, infringement or misappropriation), (ii) that, individually or in the aggregate, are not, and would not reasonably be expected to be, material to the Target Companies, taken as a whole or (iii) arising under the Credit Agreement Related Documents.

(d)         Except as (i) set forth in Section 4.11(d) of the Tall Oak Disclosure Schedule and (ii) Indebtedness arising under the Credit Agreement Related Documents, none of the Target Companies has any Indebtedness outstanding.

4.12       Environmental and Pipeline Safety Matters. Other than with respect to the matters set forth in Section 4.12 of the Tall Oak Disclosure Schedule: (a) each Target Company is and since the Lookback Date has been in compliance in all material respects with all applicable Environmental Laws and Pipeline Safety Laws; (b) without limiting the generality of the foregoing, each Target Company has since the Lookback Date obtained and maintained in effect and is and since the Lookback Date has been in compliance in all material respects with all Environmental Authorizations required for the operation of its business as conducted during such period; (c) no Target Company has Released any Hazardous Materials in violation of Environmental Laws or for which such Target Company is subject to any material reporting, investigative, or remedial obligations or other Liability pursuant to any Environmental Laws nor, to the Knowledge of Tall Oak Parent, has any other person Released any Hazardous Materials at any location for which any Target Company is reasonably anticipated to be subject to material investigative or remedial obligations or other Liability under any Environmental Laws; (d) there are no Proceedings pending or, to the Knowledge of Tall Oak Parent, threatened in writing against any Target Company alleging a material violation of or material Liability under any Environmental Law or Pipeline Safety Law; (e) no Target Company is subject to any outstanding Order or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment with a Governmental Authority, in each case regarding Environmental Laws, Pipeline Safety Laws, or Hazardous Materials; and (f) since the Lookback Date, no Target Company has received any written notice alleging any material violation of or material Liability under Environmental Laws or Pipeline Safety Laws from any Governmental Authority or Third Party, the subject of which is unresolved.

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4.13       Litigation. Other than with respect to the matters set forth in Section 4.13 of the Tall Oak Disclosure Schedule, since the Lookback Date, (a) there has not been any Proceeding pending or, to the Knowledge of Tall Oak Parent, threatened against or affecting any of the Target Companies, any executive officer, director or manager or employee of any Target Company (in their capacity as such) or against the Business, the Equity Interests of such Target Company, or the Assets and (b) no Target Company nor its Equity Interests or Assets is subject to any outstanding Order (other than routine regulatory orders) or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment with a Governmental Authority, nor, to the Knowledge of Tall Oak Parent, has any Order been threatened by any Governmental Authority, that in each case set forth in clauses (a) and (b), would reasonably be expected to be material to the Target Companies, individually or taken as a whole.

4.14       Property.

(a)         Section 4.14(a) of the Tall Oak Disclosure Schedule contains a true, correct and complete list of each parcel of Owned Real Property and sets forth the address and description of each Owned Real Property, as well as the identification of each Target Company that is the owner of each Owned Real Property. With respect to each Owned Real Property: (i) each Target Company, as the case may be, has good and marketable (and indefeasible with respect to Texas parcels) fee simple title to such Owned Real Property (other than severed oil, gas, and/or mineral interests and other Hydrocarbon interests), free and clear of all Liens (except in all cases for Permitted Liens); (ii) except as set forth in Schedule 4.14(a), no Target Company has leased or otherwise granted to any Person the right to use or occupy such Owned Real Property or any portion thereof; and (iii) other than the right of Summit pursuant to this Agreement, there are no outstanding options, rights of first offer or rights of first refusal to purchase such Owned Real Property or any portion thereof or interest therein. Tall Oak Parent has made available to Summit true, correct, and complete copies of all of vesting deeds for each Owned Real Property, and prior and existing title insurance policies, title commitments or title reports in the possession of Tall Oak Parent or the Target Companies insuring title to the Owned Real Property, including copies of any exceptions thereto in the possession of Tall Oak Parent or the Target Companies relating to the Owned Real Property and all surveys of the Owned Real Property which are in the possession of Tall Oak Parent or the Target Companies.

(b)         Section 4.14(b) of the Tall Oak Disclosure Schedule sets forth a true, correct and complete list of the Leases that are material to the ownership or operation of the Business, including any amendments, supplements, extensions, exhibits, or schedules thereto in the actual possession of Tall Oak Parent or the Target Companies, together with the address of each Leased Real Property. True, correct and complete copies of the Leases have been made available to Summit. Except as set forth in Section 4.14(b) of the Tall Oak Disclosure Schedule: (i) such Lease is legal, valid, binding, enforceable and in full force and effect (subject to proper authorization and execution of such Lease by the other party thereto and the application of any bankruptcy or other creditor’s rights Laws); (ii) the Target Companies’ possession and quiet enjoyment of the Leased Real Property under such Lease has not been disturbed, and to the Knowledge of Tall Oak Parent, there are no disputes with respect to any of the Leases; (iii) no Target Company nor, to the Knowledge of Tall Oak Parent, any other party to any of the Leases is in breach or default under such Lease (beyond the applicable notice and cure period, if any, set forth therein), and no event has occurred or circumstance exists which, with the delivery of notice, the passage of time or both, would constitute such a breach or default, or permit the termination, modification or acceleration of rent under such Lease; (iv) no Target Company has subleased, licensed or otherwise granted any Person the right to use or occupy such Leased Real Property or any portion thereof other than customary easements and rights of access entered into in the ordinary course of business, none of which materially impairs or obstructs the Target Companies’ use of the Leased Real Property; and (v) all rents due on each such Lease has been paid and no rents are past due and no security deposit or portion thereof deposited with respect to such Lease has been applied in respect of a breach or default under such Lease which has not been redeposited in full.

(c)         Each Target Company has such consents, easements, rights-of-way, licenses, permits, surface use agreements, crossing agreements, grants, servitudes, or Authorizations (including any other related documents, including amendments, modifications, supplements, guaranties or addendums thereto, including all notices exercising renewal, expansion or termination rights thereunder, collectively, “Rights-of-Way”) from each Person as are sufficient to conduct the Business conducted by such Target Company in all material respects as it is currently conducted. Section 4.14(c) of the Tall Oak Disclosure Schedule sets forth a true, correct and complete list of the Rights-of-Way that are material to the ownership or operation of the Business.

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True, correct and complete copies of the Rights-of-Way set forth on Section 4.14(c) of the Tall Oak Disclosure Schedule have been made available to Summit. All Rights-of-Way are valid, binding and effective against the applicable Target Company and, to the Knowledge of Tall Oak Parent, as applicable, the counterparties thereto, in accordance with their respective terms. Each of the Target Companies has a valid easement estate in the Rights-of-Way and has fulfilled and performed all of its material obligations with respect to such Rights-of-Way which are required to be fulfilled or performed with respect to such Rights-of-Way, as of the Execution Date, and, to the Knowledge of Tall Oak Parent, no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any material impairment of the rights of the holder of any material Rights-of-Way. All pipelines operated by the Target Companies are located within the boundaries of Rights-of-Way, and there are no material gaps (including any material gap arising as a result of any breach by a Target Company of the terms of any Rights-of-Way) in such Rights-of-Way. There are no written agreements or other contracts granting to any Person the right to use (expressly excluding any Permitted Liens) or occupy any of the Rights-of-Way or any portion thereof.

(d)         The Real Property comprises all the real property used or intended to be used in or otherwise related to, the Business. No Person holds any Preferential Rights with respect to any Real Property.

(e)         There are no pending nor has any Target Company received written, or to the Knowledge of Tall Oak Parent, oral notice that any portion of the Real Property is subject to any pending or threatened condemnation, or eminent domain Proceedings relating to any portion thereof. The current operation of the Business at or upon the Real Property does not violate in any material respect any applicable zoning Law, building code, covenant, condition or restriction, including any recorded or unrecorded covenants, conditions, restrictions, reservations, easements, agreements or other contracts affecting such property.

(f)          The buildings, improvements, and facilities at each parcel of Real Property that are material to the ownership or operation of the Business are structurally sound and in good condition and repair (reasonable wear and tear excepted) and are adequate and suitable for the uses for which they are currently used by the applicable Target Company. All utilities required by Law or for the normal operation of all buildings and other improvements located on each parcel of Real Property in connection with the Business are available and are installed across public property or valid easements to the property lines of such Real Property, are all connected with valid Permits, and are adequate to service such Real Property for its current use. All of the Assets are located on the Real Property.

4.15       Insurance. Section 4.15 of the Tall Oak Disclosure Schedule sets forth a list, including the name of the insurer, a description of the risks insured and related limits and coverage amounts, of all insurance policies, binders and insurance Contracts maintained by, or otherwise covering the Assets, Business, operations, employees, officers, directors or managers of, the Target Companies (other than any such policies, binders or Contracts relating to a Target Company Benefit Plan), including all material property, general liability, automobile liability, workers’ compensation and employers’ liability, umbrella/excess liability and directors’ and officers’ liability insurance. All such policies, binders and insurance Contracts are in full force and effect and taken together, are sufficient for compliance with all Material Contracts and provide adequate insurance coverage for the operations and Assets of the Target Companies and the Business. All premiums due and payable under all such policies, binders, or Contracts have been paid and the Target Companies have complied in all material respects with the terms and conditions of all such policies, binders, and Contracts. As of the Execution Date, no written notice has been received by Tall Oak Parent or any Target Company that would reasonably be expected to be followed by a written notice of cancellation, alteration of coverage or non-renewal of any insurance policies, binders and insurance Contracts set forth on Section 4.15 of the Tall Oak Disclosure Schedules. Tall Oak Parent has made available to Summit true, complete and correct copies of all such insurance policies, binders and insurance Contracts set forth on Section 4.15 of the Tall Oak Disclosure Schedules. Other than with respect to the matters set forth in Section 4.15 of the Tall Oak Disclosure Schedule, as of the Execution Date there is no material claim outstanding under any such insurance policy, and none of the Target Companies or Tall Oak Parent has received any written notice from any insurer or reinsurer of any reservation of rights with respect to pending or paid claims. No Target Company has been denied coverage under any such insurance policies, binders and insurance Contracts during the prior two-year period.

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4.16       Absence of Certain Changes. Except in connection with the transactions contemplated by this Agreement or as set forth in Section 4.16 of the Tall Oak Disclosure Schedule, since the Interim Balance Sheet Date:

(a)         the Business has been conducted in all material respects in the ordinary course of business and in accordance with Good Industry Practice;

(b)         neither Tall Oak Parent nor any Target Company has taken or failed to take any action which, if taken or failed to be taken after the Execution Date, would require the consent of Summit pursuant to Section 6.1; and

(c)         there has not been a Material Adverse Effect with respect to the Target Companies.

4.17       Title; Sufficiency and Condition of Assets; No Other Business or Assets. The Target Companies have good, valid and marketable title to (or a valid leasehold interest in or enforceable license to use) all of the Assets, properties, Authorizations (as applicable) and Contracts necessary to conduct the Business, free and clear of all Liens, except for Permitted Liens, and are exclusively entitled to possess and dispose of such Assets, such that the Target Companies will, subject to the Required Third-Party Consents (if any), be able to conduct the Business immediately after the Closing in the same manner in all material respects as the Business is currently conducted by the Target Companies. Since the Lookback Date, the Target Companies have not engaged in any line of business that is substantially different from the Business. There are no outstanding Preferential Rights which grant any Person other than Summit the right to purchase or otherwise acquire any of the Assets. No Person owns or has an interest, directly or indirectly, in any equipment, supplies, personal property or other assets used in the Business (other than those owned or held indirectly through a Target Company). The motor vehicles, equipment and other tangible personal property comprising the Assets (i) are in a state of good operating condition and repair, subject to ordinary wear and tear, (ii) have been maintained in accordance with Good Industry Practices, (iii) conform with all applicable Laws in all material respects, and (iv) are adequate for the uses to which they are being put. None of such motor vehicles, equipment or other tangible personal property is in need of maintenance or repairs except for ordinary, routine maintenance and repairs consistent with past practice or that are not material in nature or cost.

4.18       Bank Accounts. Section 4.18 of the Tall Oak Disclosure Schedule sets forth an accurate and complete list of the names and locations of banks, trust companies and other financial institutions at which each of the Target Companies maintain deposit, checking, investment securities or similar accounts or safe deposit boxes and the names of all Persons authorized to draw thereon, make withdrawals therefrom or have access thereto.

4.19       Records. The books and records of the Target Companies are complete and correct in all material respects and have been maintained in all material respects in accordance with applicable Law and Good Industry Practices, including an adequate system of internal controls, and comprise in all material respects all of the books and records relating to the ownership and operation of the Assets. Such books and records are (and will be as of the Closing) in the possession of the Target Companies, have been kept with reasonable detail so that such books, records and files accurately and fairly reflect, in all material respects, the transactions, acquisitions and dispositions of the Target Companies and all actions taken by the Target Companies’ members, officers, board of managers or directors, and committees thereof.

4.20       Bankruptcy. There are no bankruptcy, insolvency, reorganization or receivership Proceedings pending against, being contemplated by or, to the Knowledge of Tall Oak Parent, threatened against any Target Company.

4.21       Regulatory Status.

(a)         Other than as identified in Section 4.21(a) of the Tall Oak Disclosure Schedule, no Target Company, nor any of the Assets, nor the Business, is subject to the jurisdiction of (i) the FERC pursuant to (A) the Natural Gas Act of 1938, as amended (15 U.S.C. Section 717, et seq.), and the regulations promulgated thereunder, (B) the Natural Gas Policy Act of 1978, as amended (15 U.S.C. Section 3301) and the regulations promulgated thereunder, or (C) the Interstate Commerce Act (49 U.S.C. § 1, et seq. (1988)) and the regulations promulgated thereunder, or (ii) any state or local Governmental Authorities respecting rates, terms of service, access to facilities, or financial or organizational regulation, and neither Tall Oak Parent nor any Target Company has received written, or to the Knowledge of Tall Oak Parent, oral notice from the FERC or any other Person asserting that any Target Company, any of the Assets, or the Business is or are, should, or will be subject to any of the jurisdiction or regulation specified in (i) or (ii) above.

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(b)         Other than as identified in Section 4.21(b) of the Tall Oak Disclosure Schedule, there are no Proceedings initiated by any Governmental Authority or any Third Party pending, or to the Knowledge of Tall Oak Parent, threatened, that challenge any of the rates, rules, charges or fees currently received from providing gathering or related services on the Assets, or the results of which are reasonably likely to materially change, alter or modify the rates, rules, charges or fees for transportation services related to the pipelines owned by the Target Companies or any other terms or conditions of service as the same is currently provided by the Target Companies, or as the same are in effect, nor are there any Proceedings pending, or to the Knowledge of Tall Oak Parent, threatened, the outcome of which would alter the jurisdictional nature of any Target Company, Assets, or the Business as set forth in Section 4.21(a).

4.22       Accounts Receivable; Accounts Payable.

(a)         The accounts receivable reflected in the Financial Statements and the accounts receivable arising after the Interim Balance Sheet Date (i) have arisen from valid, bona fide transactions entered into by the Target Companies in the ordinary course of business, and (ii) constitute only valid claims of the Target Companies which, to the Knowledge of Tall Oak Parent, are not subject to claims of set-off or other defenses or counterclaims other than normal cash discounts accrued in the ordinary course of business. The reserve for bad debts shown on the Financial Statements or, with respect to accounts receivable arising after the Interim Balance Sheet Date, on the accounting records of the Target Companies, have been determined in accordance with GAAP, consistently applied, subject to normal year-end adjustments and the absence of disclosures normally made in footnotes, are adequate and reasonable based on the past history of the Target Companies with respect to their business and customers. Set forth on Section 4.22(a) of the Tall Oak Disclosure Schedule is a list of the accounts receivable of the Target Companies that, as of the Execution Date, have been outstanding for more than sixty (60) days after the relevant invoice date; provided, that any accounts receivable that have been re-issued or re-dated shall be deemed to have been outstanding since the original issuance of such accounts receivable.

(b)         All accounts payable of the Target Companies, including those included in the Unaudited Interim Financial Statements, arose in bona fide arm’s-length transactions in the ordinary course of business of the Target Companies. Since the Interim Balance Sheet Date, the Target Companies have paid their accounts payable in the ordinary course and in a manner that is consistent with past practices of the Target Companies. Except as set forth on Section 4.22(b) of the Tall Oak Disclosure Schedule, no Target Company has any accounts payable owing to Tall Oak Parent or any Related Person.

4.23       Credit Support. Section 6.14 of the Tall Oak Disclosure Schedule sets forth all outstanding Credit Support Obligations (other than any Credit Support Obligations arising under the Credit Agreement Related Documents). A copy of each instrument reflecting such Credit Support Obligations, which copy is true, complete and correct in all material respects, has been made available to Summit.

4.24       Storage Tanks. Section 4.24 of the Tall Oak Disclosure Schedule sets forth a true, correct and complete list of all underground tanks (whether active or idle) that are owned, leased or used or held for use by the Target Companies and for each such tank lists, to the Knowledge of Tall Oak Parent, its (a) location, (b) size (shell capacity), (c) whether such tank is active or idle, (d) the original in-service date of such tank and (e) the type of product(s) such tank contains. Other than as set forth in Section 4.24 of the Tall Oak Disclosure Schedule, (i) there are no underground storage tanks or associated piping (“UST Systems”) present on or at any of the Real Property and (ii) any UST Systems previously present on or at any of the Real Property were removed, to the Knowledge of Tall Oak Parent, in accordance with all Laws including federal underground storage tank regulations.

4.25       Imbalances. Except for Hydrocarbon imbalances reflected in Section 4.25 of the Tall Oak Disclosure Schedule and for any obligations of the Target Companies under Material Contracts with respect to linefill, there do not exist as of the date set forth in Section 4.25 of the Tall Oak Disclosure Schedule any material Hydrocarbon imbalances (a) under any Material Contracts or (b) for which any Target Company will have a duty to deliver an equivalent quantity of Hydrocarbons after the Closing.

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4.26       Certain Payments. None of the Target Companies, Tall Oak Parent nor anyone acting on their behalf, including any Representative, has directly or indirectly, authorized, paid or delivered or agreed to pay or deliver any fee, commission or other sum of money or item of property, however characterized, to any foreign, federal, state, provincial or local government official or other Person, including any political party or official thereof or candidate for political office, that is in any manner related to the Target Companies, their business or Assets that is illegal or improper under any Law.

4.27       Affiliate Transactions. Except as set forth in Schedule 4.27 of the Tall Oak Disclosure Schedule and other than the Organizational Documents of the Target Companies and any Benefit Plan, (a) there are no Contracts between (i) any Target Company or any of its respective directors, managers, officers, employees or consultants, on the one hand, and (ii) Tall Oak Parent or any other Related Person, on the other hand and (b) no Related Person has any direct interest in any property or assets (real, personal, or mixed), tangible or intangible, used or currently intended to be used by the applicable Target Companies or in connection with the Business as of the Execution Date. Neither Tall Oak Parent nor any Related Person is, as of the Execution Date, loaning money to or borrowing money from any Target Company.

Article V
REPRESENTATIONS AND WARRANTIES WITH RESPECT TO SUMMIT

Except (i) as disclosed in Summit’s SEC Filings filed with or publicly furnished to the SEC on or after December 31, 2021 (but excluding any disclosure contained in any such filings under the heading “Risk Factors” or “Cautionary Statements” or similar heading (other than any factual information contained within such disclosure)) or (ii) with respect to the matters set forth in the Summit Disclosure Schedule, each of SMC and SMLP, severally and not jointly, hereby represents and warrants to Tall Oak Parent as of the Execution Date and, if the Closing occurs, as of the Closing Date (except with respect to those representations and warranties that are expressly made as of a specific date, which representations and warranties are made only as of such specific date) as follows:

5.1         Organization, Good Standing, and Authority.

(a)         Each of SMC and SMLP is a legal entity duly formed and organized, validly existing and in good standing under the Laws of the state of its formation and has all requisite power and authority to own, lease and operate its properties and to carry on its business as it is now being conducted.

(b)         Each Subsidiary of Summit is a legal entity duly formed and organized, validly existing, and in good standing under the Laws of the state of its formation, and has all requisite corporate, partnership, limited liability company or other applicable corporate power and authority to carry on its business as it is now being conducted and to own, operate, lease, use and maintain the properties it now owns, operates, leases, uses or maintains. Each of the Summit Companies is duly licensed, qualified, or otherwise authorized to transact business and is in good standing under the Laws of each jurisdiction in which it has assets or conducts activities that would require it to be so licensed, qualified, or authorized or in good standing, except for any failures to be so qualified or in good standing as would not reasonably be expected to, individually or in the aggregate, result in a Summit Material Adverse Effect.

(c)         Each of SMC and SMLP has the full right, power and authority to enter into and perform its obligations under this Agreement and the Transaction Documents to which it is or shall be a party. SMLP has full right, power and authority to acquire the Tall Oak Interests from Tall Oak Parent at the Closing. The execution, delivery and performance of this Agreement and the Transaction Documents to which each of SMC and SMLP or any Affiliate thereof is or shall be a party have been duly authorized by all requisite corporate or limited partnership action, as applicable, and no other proceeding on the part of SMC or SMLP (other than the SMC Stockholder Approval) is necessary to authorize this Agreement or any of the Transaction Documents to which it is, or will be, a party. This Agreement and the Transaction Documents to which SMC or SMLP or any Affiliate thereof is or shall be a party have been or will be duly executed and delivered by Summit or the applicable Affiliate, and (assuming due authorization, execution and delivery hereof and thereof by the other parties hereto and thereto) this Agreement and such Transaction Documents constitute or will constitute legal, valid and binding obligations of SMC or SMLP, as applicable, or the applicable Affiliate, enforceable against SMC or SMLP, as applicable, or the applicable Affiliate in accordance with their terms,

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subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law).

5.2         No Conflicts. Assuming receipt of the SMC Stockholder Approval, assuming filings and the receipt of the Notifications and Authorizations described in Section 4.3 (including any filings required under, and compliance with other applicable requirements of, the HSR Act and the expiration or termination of any applicable waiting period thereunder) are duly and timely made or obtained (as applicable) in accordance with the terms of this Agreement, and assuming filings required under, and compliance with other applicable requirements of, the Exchange Act and the Securities Act and any consents, authorizations, approvals, filings or exemptions in connection with compliance with the rules of the NYSE, neither the execution and delivery by SMC or SMLP or any Affiliate thereof of this Agreement, any Transaction Documents to which it or its Affiliate is or shall be a party, or any instrument required hereby or thereby to be executed and delivered by such Person at the Closing, nor the performance by such Person of its obligations hereunder or thereunder, will (a) require any consent or notice under, conflict with, violate or breach the terms of any Summit Material Contract to which SMC or SMLP or any Affiliate thereof is a party, or cause a default or acceleration (with or without notice or lapse of time or both) or give rise to a right of termination, cancellation or modification or to the loss of a material benefit under any such Summit Material Contract, (b) violate or conflict with any provision of the Organizational Documents of such Person (c) violate or result in a violation of any Law or Order applicable to such Person or (d) result in the creation of any Lien on any of the Equity Interests of SMC or SMLP or any Affiliate thereof, except in the case of clauses (a), (c) and (d), for such matters as would not, individually or in the aggregate, reasonably be expected to result in a Summit Material Adverse Effect.

5.3         Litigation. Other than with respect to the matters set forth in Section 5.3 of the Summit Disclosure Schedule, there is no Proceeding pending or, to the Knowledge of Summit, threatened against or affecting SMC or SMLP that questions or challenges the validity of this Agreement or that would reasonably be expected to prevent or materially delay the consummation of the transactions contemplated hereby or thereby or to materially impair SMC’s or SMLP’s ability to perform its obligations under this Agreement and the other Transaction Documents to which it is, or will be, a party.

5.4         Taxes. Other than with respect to the matters set forth in Section 5.4 of the Summit Disclosure Schedule, and except for matters as would not, individually or in the aggregate, reasonably be expected to result in a Summit Material Adverse Effect:

(a)         All Tax Returns required to be filed by the Summit Companies have been timely filed (taking into account any applicable extensions), and such Tax Returns are true, complete and correct in all respects.

(b)         All Taxes of the Summit Companies that are due and payable (whether or not shown as due on such Tax Returns) have been timely paid, other than Taxes being contested in good faith and for which appropriate reserves have been established on the annual or quarterly financial statements included in the SEC Filings.

(c)         The Summit Companies have withheld all Taxes required to have been withheld in connection with amounts paid or owing to any employee, independent contractor, creditor, stockholder or other Third Party.

(d)         There are no Liens for Taxes (other than Permitted Liens) on any of the assets of the Summit Companies.

(e)         There are no Tax audits, examinations, litigations or similar proceedings currently ongoing or pending or, to the Knowledge of SMC, threatened in writing with respect to any Summit Company.

5.5         Solvency; Sufficiency of Funds. SMC and SMLP have as of the Execution Date, and will have, as of the Closing, sufficient funding to consummate the transactions contemplated by this Agreement and any other Transaction Document and satisfy all other costs and expenses arising in connection herewith and therewith. Upon consummation of the transactions contemplated hereby, SMC and SMLP will not (i) be insolvent or (ii) have incurred debts beyond its ability to pay such debts as they mature.

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5.6         Broker’s or Finder’s Fees. Except for Guggenheim Securities LLC, no investment banker, broker, finder, agent or other Person is entitled to any brokerage or finder’s fee or similar commission in respect of the transactions contemplated by this Agreement or any Transaction Document based in any way on agreements, arrangements or understandings made by or on behalf of Summit or any Affiliate thereof.

5.7         Investment Intent.

(a)         SMLP is acquiring the Tall Oak Interests for its own account as an investment, and not with a view to sell, transfer or otherwise distribute the Tall Oak Interests in violation of any securities Laws. SMLP has no present or contemplated agreement, undertaking, arrangement, obligation, indebtedness or commitment providing for the disposition of the Tall Oak Interests in violation of any securities Laws.

(b)         SMLP (i) is an “accredited investor” within the meaning of Rule 501(a) under Regulation D of the Securities Act, (ii) has such knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risks of its investment in the Tall Oak Interests and the Target Companies, (iii) is capable of bearing the economic risks of such investment and is able to bear the complete loss of its investment in the Tall Oak Interests and the Target Companies and (iv) acknowledges and understands that (A) the acquisition of the Tall Oak Interests pursuant to this Agreement has not been registered under the Securities Act in reliance on an exemption therefrom and (B) that the Tall Oak Interests will, upon such acquisition, be characterized as “restricted securities” under federal and state securities laws.

(c)         SMLP agrees that the Tall Oak Interests may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of except pursuant to an effective Registration Statement under the Securities Act or pursuant to an available exemption from the registration requirements of the Securities Act, and in compliance with other applicable federal and state securities Laws.

5.8         Capitalization of Summit.

(a)         As of the Execution Date, the total number of shares of all classes of stock that SMC is authorized to issue is 72,500,000 shares, consisting of (i) 500,000 shares of preferred stock, par value $0.01 per share, (ii) 42,000,000 shares of common stock, par value $0.01 per share, and (iii) 30,000,000 shares of common stock, par value $0.01 per share designated as Blank Check Common Stock. At the close of business on June 30, 2024, immediately prior to the reorganization of SMLP from a master limited partnership to a c-corporation, (A) 10,648,686 common units of SMLP were issued and outstanding, none of which were subject to vesting or other forfeiture conditions or repurchase by SMLP, (B) 65,508 preferred units were issued and outstanding, and (C) 1,926,281 units were reserved for issuance pursuant to the incentive plans of SMLP, of which (1) 674,329 units were previously issued and vested, (2) 461,754 shares were issuable upon settlement of outstanding time-based awards and (3) 466,690 shares were issuable upon settlement of outstanding performance-based awards (assuming maximum, 200% levels of performance are achieved). Except as set forth in this Section 5.8(a), at the close of business on August 1, 2024, no shares of capital stock or voting securities of, or other equity interests in, Corporation were issued, reserved for issuance or outstanding. From the close of business on August 1, 2024, to the Execution Date, there have been no issuances by SMC of shares of capital stock or voting securities of, or other equity interests in SMC, other than the issuance of shares of Common Stock upon the settlement of the awards, in each case outstanding at the close of business on August 1, 2024 and disclosed in this Section 5.8(a), and in accordance with their terms in effect at such time. SMC owns all of the outstanding limited partner interest in SMLP and Summit GP owns the non-economic general partner interest in SMLP.

(b)         The SMLP Common Units to be issued in accordance with Section 2.1 have been duly authorized and, when such SMLP Common Units have been issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid (to the extent required under the A&R Partnership Agreement) and nonassessable (except as such non-assessability may be affected by Sections 17-303(a), 17-607 and 17-804 of the Delaware Revised Uniform Limited Partnership Act, as amended) and free and clear of all Liens (other than (i) Liens created by Tall Oak Parent or any of its Affiliates and (ii) transfer restrictions under applicable securities Laws and the A&R Partnership Agreement). The shares of SMC Class B Common Stock to be issued in accordance with Section 2.1 have been duly authorized and, when such

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shares of SMC Class B Common Stock have been issued and paid for in accordance with this Agreement, will be duly and validly issued, fully paid and nonassessable and free and clear of all Liens (other than (A) Liens created by Tall Oak Parent or any of its Affiliates and (B) transfer restrictions under applicable securities Laws and the Investor Rights Agreement).

(c)         As of the Closing, assuming receipt of the SMC Stockholder Approval, SMC will have all requisite corporate power and authority to issue and deliver the SMC Class B Common Stock to Tall Oak Parent (or its designee(s)) in accordance with and upon the terms and conditions set forth in this Agreement. As of the Closing, assuming receipt of the SMC Stockholder Approval, SMLP will have all requisite limited partnership power and authority to issue and deliver the SMLP Common Units to Tall Oak Parent (or its designee(s)) in accordance with and upon the terms and conditions set forth in this Agreement. As of the Closing, all corporate and limited partnership action for the authorization, issuance, transfer and delivery of the SMC Class B Common Stock and SMLP Common Units to Tall Oak Parent (or their designee(s)) shall have been validly taken, and no other authorization by any Person is required therefor.

(d)         Except as set forth in Section 5.8(d) of the Summit Disclosure Schedule, SMC, SMLP, or a Subsidiary of Summit, owns, directly or indirectly, all of the issued and outstanding Equity Interests of each Subsidiary of Summit, in each case, free and clear of any Liens, other than Liens arising under the Organizational Documents of Summit or arising under applicable federal and state securities Laws, or as set forth in Section 5.8(d) of the Summit Disclosure Schedule, and all of such Equity Interests are duly authorized, validly issued, fully paid and non-assessable (except as such non-assessability may be affected by applicable Law and Summit’s Organizational Documents) and are not subject to any preemptive rights.

(e)         Except as set forth in Section 5.8(e) of the Summit Disclosure Schedule, none of Summit nor any of its Subsidiaries has any outstanding bonds, debentures, notes or other indebtedness, the holders of which have the right to vote (or which are convertible or exchangeable into or exercisable for Equity Interests of Summit having the right to vote) with the unitholders of Summit on any matter.

(f)          Summit GP is the sole general partner of SMLP. Summit GP is the sole record and beneficial owner of the general partner interest of SMLP, which it owns free and clear of any Liens, other than Liens arising under the Organizational Documents of SMLP or arising under applicable federal and state securities Laws or as otherwise set forth in Section 5.8(f) of the Summit Disclosure Schedule. Summit GP has no assets, Liabilities or obligations of any nature other than those incident to serving as the general partner of Summit. All of the issued and outstanding membership interests of Summit GP are owned, directly or indirectly, by SMC, and have been duly authorized and validly issued and are fully paid and non-assessable (except as such non-assessability may be affected by applicable Law).

(g)         Except as disclosed in the Summit SEC Filings, there are no voting trusts or other agreements or understandings to which Summit or any of its Affiliates is a party with respect to the voting or registration of partnership interests, limited liability company interests or other Equity Interests of Summit, Summit GP or any of their respective Subsidiaries.

5.9         Independent Evaluation. Summit is sophisticated in the evaluation, purchase, ownership, development, investment in and operation of businesses similar to the Business, including the operation of assets similar to the Assets, and Summit is capable of evaluating the merits and risks of acquiring the Tall Oak Interests and bearing the economic risks of such investment. Summit has conducted its own independent investigation of the Target Companies, the Tall Oak Interests and the Assets, which investigation was done by Summit and its own advisors.

5.10       Business Investigation.

(a)         Summit has conducted such investigation of the business of the Target Companies as it has deemed necessary in order to make an informed decision concerning the transactions contemplated by this Agreement. Summit acknowledges that it has had an opportunity to ask questions of the officers and management of Tall Oak Parent and the Target Companies and has been given access to, and has had the opportunity to visit and examine, the Assets and the properties of the Target Companies. For the purpose of conducting these investigations, Summit has employed the services of its own Representatives and has reviewed such information, and obtained such advice, as Summit has deemed necessary or advisable to evaluate the Tall Oak Interests, the Target Companies, the Business and the transactions contemplated by

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this Agreement and the Transaction Documents. In all matters affecting the condition of the Assets, the properties of the Target Companies and the contents of the documents, records, reports or other materials in connection with the transactions contemplated hereby, Summit is solely relying upon the advice and opinion offered by its own Representatives and the representations and warranties of Tall Oak Parent and the Target Companies contained in this Agreement. Notwithstanding any other provision of this Agreement to the contrary, except as expressly provided in this Agreement, no representation or warranty has been or is being made by Tall Oak Parent, the Target Companies, or any of their respective Representatives as to the accuracy or completeness of any of the information provided or made available to Summit or any of its Affiliates or Representatives, including any information, documents or material provided or made available to Summit and its Representatives in any “data rooms” (virtual or otherwise), in management presentations or in any other form in expectation of the transactions contemplated hereby.

(b)         In connection with the investigation by Summit of the Business, Summit has received from Tall Oak Parent, the Target Companies and their respective Representatives certain projections, forecasts and other forward-looking information, including projected financial statements, cash flow items, business plans and other data related to the Target Companies, the Business and the prospects of the Target Companies. Summit acknowledges that (i) there are uncertainties inherent in attempting to make such projections, forecasts and plans and, accordingly, it is not relying on them and (ii) Summit is familiar with such uncertainties and is making its own evaluation of the adequacy and accuracy of all projections, forecasts and plans so furnished to it. Accordingly, notwithstanding any other provision of this Agreement to the contrary, Summit acknowledges that none of Tall Oak Parent, the Target Companies or any of their respective Representatives has made any representation or warranty with respect to such projections and other information, data, forecasts and plans.

5.11       Material Contracts. Except as would not, individually or in the aggregate, reasonably be expected to result in a Summit Material Adverse Effect, no member of the Summit Companies is in breach of or default under, and, to the Knowledge of Summit, there is no event or circumstance that constitutes or, with notice or lapse of time or both would constitute, a breach of or event of default under the terms of any Summit Material Contract. Except as would not, individually or in the aggregate, reasonably be expected to result in a Summit Material Adverse Effect, all of the Summit Material Contracts are in full force and effect, subject, as to enforceability, to bankruptcy, insolvency, reorganization, moratorium and other Laws of general applicability relating to or affecting creditors’ rights and to general principles of equity (regardless of whether such enforceability is considered in a Proceeding in equity or at law), and, to the Knowledge of Summit, no counterparty to any Summit Material Contract is in default under the terms of such Summit Material Contract.

5.12       Environmental Matters. Except as would not, individually or in the aggregate, reasonably be expected to result in a Summit Material Adverse Effect, (a) each Summit Company is and since the Lookback Date has been in compliance in all respects with all applicable Environmental Laws and Pipeline Safety Laws; (b) without limiting the generality of the foregoing, each Summit Company has obtained and maintained in effect and is and since the Lookback Date has been in compliance in all respects with all Environmental Authorizations required for the operation of its business as conducted during such period; (c) no Summit Company has Released any Hazardous Materials in violation of Environmental Laws or for which such Summit Company is subject to any reporting, investigative, or remedial obligations or other Liability pursuant to any Environmental Laws nor, to the Knowledge of Summit, has any other person Released any Hazardous Materials at any location for which any Summit Company is reasonably anticipated to be subject to investigative or remedial obligations or other Liability under any Environmental Laws; (d) there are no Proceedings pending or, to the Knowledge of Summit, threatened in writing against any Summit Company alleging a violation of or Liability under any Environmental Law or Pipeline Safety Law; (e) no Summit Company is subject to any outstanding Order or any executory compliance or settlement agreement, conciliation agreement, memorandum of understanding or letter of commitment with a Governmental Authority, in each case regarding Environmental Laws, Pipeline Safety Laws, or Hazardous Materials, excepting those that are generally applicable and not specific to any Summit Company; and (f) since the Lookback Date, no Summit Company has received any written notice alleging any material violation of or Liability under Environmental Laws or Pipeline Safety Laws from any Governmental Authority or Third Party, the subject of which is unresolved.

5.13       NYSE Listing. SMC has not received any notice from the NYSE of delisting or noncompliance with the applicable listing and governance rules and regulations of the NYSE. The issued and outstanding shares of Common Stock are registered pursuant to Section 12(b) of the Securities Exchange Act of 1934 (as amended, the “Exchange Act”), and are listed for trading on the NYSE. SMC is in compliance in all material respects with all applicable rules

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and regulations of the NYSE. No Order of any securities commission or similar securities regulatory authority or any other Governmental Authority, or of the NYSE, preventing or suspending trading in the Common Stock has been issued and no Proceeding for such purposes are, to the Knowledge of Summit, pending or contemplated or threatened against SMC by any securities commission, Governmental Authority or the NYSE with respect to any intention by such entity to deregister the Common Stock or prohibit, prevent, suspend or terminate the listing of the Common Stock on the NYSE. SMC has taken no action that is designed to terminate the registration of the Common Stock under the Exchange Act. Subject to the receipt of NYSE listing approval with respect to the Equity Consideration, the issuance of the Common Stock pursuant to Section 2.1(a) does not contravene NYSE rules and regulations.

5.14       SEC Filings.

(a)         Summit has timely filed or furnished all forms, statements, schedules, reports and other documents with the U.S. Securities and Exchange Commission (the “SEC”) required to be filed or furnished by it on or since January 1, 2023. All such forms, reports and other documents, including any audited or unaudited financial statements and any notes thereto or schedules included therein (including those that Summit may file during the Interim Period), are referred to herein as the “Required SEC Filings,” and such Required SEC Filings, with any voluntarily filed forms, reports or other documents filed by Summit via EDGAR on or since January 1, 2023 (excluding, in each case, information expressly deemed “furnished” rather than “filed”), are referred to herein as the “SEC Filings.” The Required SEC Filings (i) were filed on a timely basis, and (ii) when filed or furnished, complied in all material respects with applicable requirements of federal securities Laws and the rules and regulations of the SEC thereunder. The SEC Filings did not, at the time they were filed (except to the extent corrected or superseded by a subsequent SEC Filing), (a) in the case of any Registration Statement, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading or (b) in the case of SEC Filings other than Registration Statements, include any untrue statement of a material fact or omit to state a material fact necessary in order to make the statements therein, in the light of the circumstances under which they were made, not misleading. As of the Execution Date, there are no outstanding or unresolved comments received from the SEC staff with respect to the SEC Filings and Summit has not received any notification that any of the SEC Filings is the subject of ongoing SEC review or investigation.

(b)         As of their respective dates, the financial statements included in the SEC Filings (i) complied in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto, (ii) were prepared in accordance with GAAP applied on a consistent basis during the periods involved (except as may be indicated in the notes thereto or, in the case of unaudited statements, subject to normal year-end audit adjustments or otherwise as permitted by Form 10-Q of the SEC), and (iii) fairly present (subject in the case of unaudited statements to normal, recurring and year end audit adjustments) in all material respects the consolidated financial position of Summit as of the dates thereof and the consolidated results of its operations and cash flows for the periods indicated therein.

(c)         Neither Summit nor any of its Subsidiaries has any Liabilities of any nature, whether or not accrued, contingent, absolute or otherwise, that would be required to be set forth or reserved for on a consolidated balance sheet of Summit prepared in accordance with GAAP, except for Liabilities (i) as and to the extent specifically disclosed, reflected or reserved against in Summit’s consolidated balance sheet (or the notes thereto) as of December 31, 2023 included in the SEC Filings filed or furnished prior to the Execution Date, (ii) incurred in the ordinary course of business since January 1, 2024, (iii) incurred in connection with this Agreement, the Transaction Documents and the transactions contemplated hereby and thereby or (iv) that would not reasonably be expected to have a Summit Material Adverse Effect.

5.15       Securities Laws. Assuming all of Tall Oak Parent’s representations and warranties contained in this Agreement are true and correct, the offer of the SMC Class B Common Stock and the SMLP Common Units pursuant to Section 2.1(a) and Section 2.1(b) will be issued pursuant to an exemption from securities registration afforded by Section 4(a)(2) of the Securities Act and Regulation D as promulgated by the SEC under the Securities Act.

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5.16       Controls and Procedures.

(a)         Summit maintains “internal control over financial reporting” (as defined in Rule 13a-15(f) of the Exchange Act) which is effective in providing reasonable assurance regarding the reliability of Summit’s financial reporting and the preparation of its financial statements for external purposes in accordance with GAAP.

(b)         Summit maintains “disclosure controls and procedures” (as defined in Rule 13a-15(e) of the Exchange Act) that are designed to ensure that information required to be disclosed by Summit in reports that it files or submits under the Exchange Act is recorded, processed, summarized and reported within the time periods specified in the SEC’s rules and forms. Summit has carried out evaluations of the effectiveness of its disclosure controls and procedures as required by Rule 13a-15 of the Exchange Act and such disclosure controls and procedures were effective as of the end of Summit’s most recently completed fiscal quarter.

5.17       Absence of Certain Changes. Since the Interim Balance Sheet Date through the Execution Date, there has not occurred any Summit Material Adverse Effect.

5.18       Summit Benefit Plans. Except as would not otherwise individually or in the aggregate give rise to a Summit Material Adverse Effect:

(a)         Section 5.18(a) of the Summit Disclosure Schedule lists all material Summit Company Benefit Plans.

(b)         With respect to each material Summit Company Benefit Plan, Summit has made available to Tall Oak Parent accurate, current and complete copies of each of the following, as applicable: (i) where the Summit Company Benefit Plan has been reduced to writing, the current plan document together with any amendments thereto; (ii) where the Summit Company Benefit Plan has not been reduced to writing, a written summary of the material plan terms; (iii) where applicable, copies of the most recent adoption agreements, trust agreements, other funding arrangements, insurance policies and contracts; (iv) the most recent summary plan description and any summaries of material modifications thereto; (v) in the case of any Summit Company Benefit Plan that is intended to be qualified under Section 401(a) of the Code, a copy of the most recent determination, opinion or advisory letter from the Internal Revenue Service; (vi) in the case of any Summit Company Benefit Plan for which a Form 5500 is required to be filed, copies of the filed Form 5500 for each of the prior three plan years, with schedules attached; and (vii) copies of nonroutine and material notices, letters or other correspondence from or with any Governmental Authority with respect to the prior plan year.

(c)         None of the Summit Companies contributes to or is required to contribute to or has Liability with respect to a Multiemployer Plan. None of the Summit Companies sponsors, maintains, contributes to or is required to contribute to, or has any Liability (including on account of an ERISA Affiliate) with respect to any Benefit Plan that (i) is or was subject to Section 302 or Title IV of ERISA or Section 412 of the Code, (ii) is a “multiple employer welfare arrangement” as defined in Section 3(40)(A) of ERISA, or (iii) is a multiple employer plan as described in Section 413(c) of the Code.

(d)         Except as set forth on Section 5.18(d) of the Summit Disclosure Schedule, no Summit Company Benefit Plan provides post-termination or retiree health or life insurance benefits to any individual, other than as required pursuant to Section 601 et Seq. of ERISA or Section 4980B of the Code or similar state Law. No Summit Company or Subsidiary has any Liability for any material Tax or material penalty under Section 4980B, 4980D, 4980H, 6721 or 6722 of the Code.

(e)         No Proceeding is pending or, to the Knowledge of Summit, threatened with respect to any Summit Company Benefit Plan, other than Claims for benefits in the ordinary course. No Summit Company Benefit Plan is currently under audit or investigation by any Governmental Authority that would result in Liability to the Summit Companies, and, to the Knowledge of Summit, no such audit or investigation is contemplated or threatened.

(f)          Each Summit Company Benefit Plan has been established, maintained, funded, operated and administered in all respects in compliance with its terms and with all applicable Laws, including ERISA and the Code. Each Summit Company Benefit Plan that is intended to be qualified under Section 401(a) of the

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Code, has received a favorable determination, advisory or opinion letter from the IRS and to the Knowledge of Summit, there are no circumstances reasonably expected to adversely affect the qualification of such Summit Company Benefit Plan under Section 401(a) of the Code. With respect to each Summit Company Benefit Plan, all required contributions, premiums and other payments with respect to each Summit Company Benefit Plan have been timely made or properly accrued in accordance with applicable accounting standards in all respects. No Summit Company Benefit Plan has been subject to a non-exempt “prohibited transaction” as defined in Section 406 of ERISA or Section 4975 of the Code that would result in material Liability to the Summit Companies. To the Knowledge of Summit, none of the Summit Companies has engaged in or been a party to any breach of fiduciary duty under ERISA that would result in material Liability to the Summit Companies.

(g)         Each Summit Company Benefit Plan that constitutes a “nonqualified deferred compensation plan” (as defined in Section 409A of the Code) has complied in all respects at all times with the documentary and operational requirements of Section 409A of the Code.

(h)         Neither the execution of this Agreement nor the transactions contemplated hereunder (whether alone or together with any other event) has or will (i) result in any amount paid or payable (or benefit provided or to be provided) with respect to any individual who is a “disqualified individual” (as defined in Treasury Regulation Section 1.280G-1) failing to be deductible by reason of Section 280G of the Code or subject to the tax imposed by Section 4999 of the Code, (ii) entitle any current or former employee, director or consultant of any Summit Company or Subsidiary thereof to any payments or benefits, including any severance benefits or other benefit or (iii) accelerate the time of payment, funding or vesting of any compensation or benefits or increase the amount of compensation or benefits due any such employee, director or consultant.

(i)          There is no Summit Company Benefit Plan, Contract, agreement, plan or arrangement to which the any Summit Company or any Subsidiary thereof is bound to provide a gross-up or otherwise reimburse any current or former director, officer, employee or other service provider of any Summit Company or any Subsidiary thereof for Taxes, including pursuant to Sections 409A or 4999 of the Code.

(j)          No Summit Company Benefit Plan or any asset thereof is primarily subject to the Laws of any jurisdiction outside the United States.

5.19       Employee Matters.

(a)         No Summit Company is a party to any collective bargaining agreement, project labor agreement, side letter, memorandum of understanding, or any similar agreement with any union, works council or labor organization. None of the employees of the Summit Companies are represented by a labor union with respect to their employment. To the Knowledge of Summit, since the Lookback Date, there has not been any (i) effort by a labor union to organize any of the employees of the Summit Companies, (ii) strike, hand billing, picketing, concerted work stoppage, walkout, concerted slowdown or lockout related to a potential labor dispute, and (iii) unfair labor practice charge, material labor grievance, material labor arbitration or other form of material labor dispute, in each case, with respect to the Summit Companies.

(b)         The Summit Companies are, and since the Lookback Date have been, in compliance with all applicable Laws respecting employment practices, including discrimination, harassment and retaliation in employment, terms and conditions of employment, workers’ compensation (or where applicable, nonsubscriber programs), termination of employment, equal opportunity, affirmative action, unemployment insurance, wages, overtime classification, hours, family leave, disability rights or benefits, employee training and notices, plant closures/furloughs/layoffs, occupational safety and health, employee whistle-blowing, immigration, withholding of Taxes, and employment practices.

(c)         Since the Lookback Date, the Summit Companies have reasonably investigated all sexual harassment allegations, or other discrimination or retaliation allegations of which Summit had Knowledge. With respect to each such allegation which the applicable Summit Companies determined had potential merit, the applicable Summit Companies have taken corrective action that is reasonably calculated to prevent further improper conduct.

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(d)         To the Knowledge of Summit, no employee of a Summit Company is in violation in any material respect of any term of any employment agreement, nondisclosure agreement, non-competition agreement, non-solicitation agreement, or restrictive covenant agreement, or common law nondisclosure obligation, fiduciary duty, or other obligation: (i) to the Summit Companies or (ii) to any third Person with respect to such Person’s right to be employed or engaged by the Summit Companies.

(e)         To the Knowledge of Summit, no employee of the Summit Companies with annualized compensation at or above the level of $200,000 has provided written notice of an intent to terminate his or her employment prior to the first (1st) anniversary of the Execution Date.

5.20       Compliance with Laws.

(a)         Except as would not otherwise individually or in the aggregate give rise to a Summit Material Adverse Effect: (i) each of the Summit Companies is, and since the Lookback Date has been, in compliance in all respects with all applicable Laws; and (ii) no Summit Company has received written, or to the Knowledge of Summit, oral notice from any Governmental Authority or other Person that it is not in compliance in any respect with any applicable Law.

(b)         Except as would not otherwise individually or in the aggregate give rise to a Summit Material Adverse Effect, (i) each Summit Company has all material Authorizations necessary for the conduct of its business as operated during the twelve months prior to the Execution Date, (ii) all Authorizations (including Environmental Authorizations) held by the Summit Companies, are valid and in full force and effect, and there are no Proceedings or Claims pending or, to the Knowledge of Summit, threatened that seek the suspension, termination, revocation or adverse modification of any such Authorization and (iii) each Summit Company is in compliance with all terms, conditions and provisions of all such Authorizations and, to the Knowledge of Summit, no event has occurred which, with notice or the lapse of time or both, would constitute noncompliance under any such Authorization.

5.21       Title to Properties. Except as would not, individually or in the aggregate, have a Summit Material Adverse Effect and subject to Summit Permitted Liens, to the Knowledge of Summit:

(a)         each Summit Company has good and defensible title to, or valid leasehold or other ownership interests or rights in, all real properties (excluding easements and rights-of-way) and tangible assets sufficient for the conduct of its business as currently conducted, excepting (i) such interests or rights as are no longer used or useful in the conduct of its businesses and have been disposed of in the ordinary course of business consistent with past practice and (ii) such minor defects in title, burdens, easements and similar encumbrances or impediments that, in the aggregate, do not and are reasonably expected not to, interfere with its ability to conduct its business as currently conducted;

(b)         the properties and tangible assets of the Summit Companies are suitable for the uses to which they are currently being used in the conduct of the business of the Summit Companies;

(c)         as of the Execution Date, none of the properties and assets of any Summit Company are subject to any Liens that, individually or in the aggregate, currently, nor would be reasonably expected to, interfere with the ability of such Summit Company to conduct business as currently conducted;

(d)         each Summit Company, directly or indirectly, has such easements or rights-of-way from each Person as are necessary to conduct its respective businesses as currently conducted;

(e)         the Summit Companies have fulfilled and performed all of their material obligations with respect to such easements and rights of way and no event has occurred that allows, or after notice or lapse of time would allow, revocation or termination thereof or would result in any impairment of the rights of the holder of any such easements or rights-of-way and none of such easements or rights-of-way contain any restriction that is materially burdensome to the Summit Companies, taken as a whole.

5.22       Investment Company. Summit is not, and immediately after the issuance of the Common Stock hereunder, will not be, required to register as an “investment company” or a company “controlled by” an entity required to register as an “investment company” within the meaning of the Investment Company Act of 1940, as amended.

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Article VI
COVENANTS

6.1         Conduct of Business of the Target Companies.

(a)         Tall Oak Parent will not, and no applicable Target Company or any of its and their Affiliates or their respective Representatives shall, directly or indirectly, during the period from the Execution Date until the earlier to occur of the Closing and the termination of this Agreement pursuant to Article VII (the “Interim Period”): (i) initiate, solicit, encourage, accept, engage in or facilitate a Takeover Proposal with respect to any Target Company; (ii) enter into any Contract with respect to a Takeover Proposal; or (iii) discuss or negotiate with, or enter into or continue conversations with, or furnish any assistance or non-public information to, any Person (other than Summit and its Affiliates and Representatives) concerning any Takeover Proposal.

(b)         During the Interim Period, Tall Oak Parent shall and shall cause the Target Companies to (A) own the Assets and use commercially reasonable efforts to operate and maintain the Assets and conduct the Business in the ordinary course of business and in material compliance with all applicable Laws and (B) use commercially reasonable efforts to preserve substantially intact their present business organization, goodwill and assets, keeping available the services of their current officers and employees (except as otherwise expressly contemplated by this Agreement), preserving their existing relationships with Governmental Authorities and their significant customers, suppliers, licensors, licensees, distributors, lessors and other Persons having significant business dealings with any of them, maintaining normalized working capital balances and implementing the annual capital expenditure for each applicable Target Company; provided, that except (i) as expressly required or permitted by this Agreement, (ii) as set forth in Section 6.1(b) of the Tall Oak Disclosure Schedule, (iii) as required by applicable Law, or (iv) as consented to in writing by Summit (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Tall Oak Parent shall not and shall cause the Target Companies not to:

(i)          sell, transfer, lease, assign, license, encumber, abandon or otherwise dispose of any of its Assets, except (A) sales or dispositions of obsolete or worthless equipment in the ordinary course of business, or (B) transactions (including sales of Hydrocarbons and non-exclusive licenses) in the ordinary course of business;

(ii)         make any capital expenditures, except (A) as may be reasonably required to conduct emergency operations, repairs or replacements on any of the Assets or (B) in amounts no greater than 110% of the relevant line item set forth on the capital expenditures budget attached hereto as Exhibit G;

(iii)        (A) directly or indirectly merge or consolidate with, purchase all or any portion of the Equity Interests in, or by any other manner acquire any Person or any division or business of any Person; (B) acquire assets other than, in the case of this clause (B), acquisitions in the ordinary course of business; (C) form any joint venture or similar arrangement; or (D) make any loans, advances or capital contributions to, or investments in, any Person (other than a Target Company), except for loans, advances or capital contributions in the form of trade credit granted to customers in the ordinary course of business;

(iv)        (A) offer, issue, sell, transfer, deliver, redeem or purchase the Tall Oak Interests or any other Equity Interests of any of the Target Companies, (B) adjust, split, combine, convert or reclassify any of the Tall Oak Interests or any other Equity Interests of any of the Target Companies or (C) create, assume or suffer to exist any Lien upon any of the Tall Oak Interests or any other Equity Interests of any of the Target Companies (other than Permitted Target Securities Liens);

(v)         except for Credit Agreement Related Documents, enter into, modify, amend, terminate or waive any rights under, renew, extend or assign any Material Contract (or any Contract that, if in effect as of the Execution Date, would be a Material Contract), other than (A) any termination, renewal or extension in accordance with the terms thereof as such terms exist on the Execution Date or (B) termination of any Target Company Affiliate Contracts in accordance with Section 6.13;

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(vi)        except (A) in the ordinary course of business (including, for the avoidance of doubt, the granting and payment of customary year-end bonuses and incentives to officers, employees and other individual service providers or base salary or wage increases in connection with annual merit review cycles), (B) in connection with offering and entering into employment offer letters with new hires not restricted by Section 6.1(b)(vii)(A) or (C) as required by the terms of any Target Company Benefit Plan as in effect immediately prior to the Execution Date, cause or permit itself or any Tall Oak Employer or controlled Affiliate thereof to (I) increase or announce the increase of any compensation or benefits payable or provided with respect to any current or former officer, director, employee, consultant or independent contractor of, as applicable, any Target Company or Subsidiary thereof, or Tall Oak Employer, (II) grant, award or enter into any employment, consulting, independent contractor, change of control, severance, separation, stay bonus, retention, incentive, equity, equity-based or similar Contract or agreement with any Employee or current or former officer, director, employee, consultant or independent contractor of, as applicable, any Target Company or Subsidiary thereof, or Tall Oak Employer, (III) establish, adopt, enter into, commence participation in, materially amend, materially modify, or terminate any material Target Company Benefit Plan or any other benefit or compensation plan, policy, program, contract, agreement, arrangement or understanding that would be a material Target Company Benefit Plan if in effect on the Execution Date, or (IV) increase or accelerate the funding, payment or vesting of the compensation or benefits provided under any Target Company Benefit Plan or any other benefit or compensation plan, agreement, contract, program, policy or arrangement that would be a Target Company Benefit Plan if in effect on the Execution Date;

(vii)       except in the ordinary course of business, cause or permit itself or any Tall Oak Employer to (A) hire or terminate (other than for cause as reasonably determined by Tall Oak Parent in good faith) the employment or service of any current or prospective employees, officers, individual consultants or independent contractors, or directors with annual base compensation or fee rate in excess of $200,000 or (B) transfer or otherwise cause any Employee to cease to be an Employee;

(viii)      cause or permit itself or any Tall Oak Employer to implement any employee layoffs, office or plant closings that would trigger the notice requirements of the Worker Adjustment Retraining Notification Act of 1988 and any other applicable state and local Laws relating to employment losses or mass layoffs;

(ix)        unless otherwise required by Law, cause or permit itself or any Tall Oak Employer (with respect to any Employee) to enter into any collective bargaining agreement, project labor agreement, side letter, memorandum of understanding, letter of intent or any similar agreement with any union, works council or labor organization;

(x)         waive or release (or cause or permit any Tall Oak Employer to waive or release) any non-competition, non-solicitation, non-disclosure, non-interference, or other restrictive covenant or obligation of any Employee;

(xi)        (A) change its fiscal year or any material method of Tax accounting, (B) make (outside of the ordinary course of business), change or revoke any material Tax election, (C) settle or compromise any material Tax liability, (D) waive or extend the statute of limitations with respect to any material Tax, (E) enter into any closing or similar agreement with any Taxing Authority with respect to any material Tax or (F) file any amended material Tax Return, in each case, to the extent that such action would materially increase any Tax Liability of the Target Companies for a Tax period (or portion thereof) beginning after the Closing Date;

(xii)       change in any material respect their accounting principles, practices or methods, except as required by GAAP or applicable Law or change any historical working capital practice, including accelerating any collections of Cash or accounts receivables or deferring or delaying accounts payable;

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(xiii)      authorize, recommend, propose, enter into, announce an intention to adopt or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, amalgamation, consolidation or other reorganization;

(xiv)      waive, compromise, propose to settle, settle or agree to settle any pending or threatened Proceeding or agree to any remedies with respect to any pending or threatened Proceeding with respect to any Target Company unless such settlement, waiver or compromise (A) requires an aggregate payment of less than $500,000 by such Target Company, (B) relates to Taxes (which shall be governed exclusively by clause (xi)), (C) involves the unconditional release of such Target Company, all other Target Companies and the Target Companies’ respective Subsidiaries with respect to the subject matter of such Proceeding, (D) does not impose any material obligations on such Target Company, any other Target Company, or any of the Target Companies’ respective Subsidiaries after the Closing and (E) does not involve an admission of liability by such Target Company;

(xv)       make any loans or advances to any other Person;

(xvi)      (A) except pursuant to the Credit Agreement Related Documents, incur, create, assume or otherwise become liable for, any Indebtedness in an aggregate principal amount exceeding $150,000,000, or (B) other than Permitted Liens and such other Liens as will be discharged in full prior to or at the Closing, create, assume or suffer to exist any material Lien upon any of its Assets;

(xvii)     terminate, amend, fail to make applicable filings as and when required by applicable Law that are necessary to renew, or fail to pay any amounts due with respect to any material Authorization;

(xviii)    terminate, fail to apply for renewal (when applicable), or fail to pay any premiums when due with respect to any insurance policies set forth on Schedule 4.15 of the Tall Oak Disclosure Schedule;

(xix)      declare, pay or make any Cash or non-cash dividend on, or distribution in respect of, any Equity Interests of any of the Target Companies;

(xx)       reimburse or make any payments, directly or indirectly, to Tall Oak Parent, Tailwater or any of their respective Affiliates in connection with any reimbursement Contract or similar arrangement for general and administrative expenses in connection with the operations of the Target Companies, including in connection with payroll and insurance (“G&A Reimbursement”), exceeding $800,000 per calendar month;

(xxi)      enter into, conduct, engage in or otherwise operate any material new line of business;

(xxii)     (A) adopt any amendment to any Organizational Documents of any of the Target Companies (other than ministerial changes) or (B) form a Subsidiary of any Target Company or any of its Subsidiaries;

(xxiii)    waive (excluding any deemed waiver or constructive waiver), cancel or assign any claims or rights of substantial value other than in the ordinary course of business; or

(xxiv)    make or enter into a binding agreement, in writing or otherwise, to take any of the foregoing actions.

(c)         Tall Oak Parent shall promptly notify Summit in writing of any material notices received (and to the extent not breaching any applicable Law or any duty of confidentiality, will promptly provide a copy of any such notices) from any Governmental Authority pertaining to the Assets and any written notice from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated herein.

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(d)         In the event of an emergency, Tall Oak Parent and/or Target Company may take such action as it reasonably deems a prudent operator would take in accordance with Good Industry Practices, and any such actions shall not be deemed to be a breach of the provisions of Section 6.1(b); provided, that Tall Oak Parent notifies Summit in writing of such action promptly thereafter.

(e)         Notwithstanding anything in this Agreement to the contrary, nothing contained in this Agreement shall (i) give Summit, directly or indirectly, the right to control or direct in any manner the operations of the Target Companies prior to the Closing; (ii) prohibit or restrict any Target Company’s ability to make withdrawals or make payments or pre-payments under any agreement in effect as of the Execution Date or entered into after the Execution Date with the consent of Summit related to Indebtedness or Transaction Expenses; or (iii) prohibit or restrict any Target Company from using any cash to make cash dividends or distributions during the Interim Period in the ordinary course of business; or (iv) prohibit or restrict Tall Oak Parent or any of the Target Companies from using any Cash to pay down Indebtedness.

(f)          Tall Oak Parent agrees that during the Interim Period, except as expressly contemplated herein, neither Tall Oak Parent nor its controlled Affiliates nor anyone acting on behalf of such Persons will, directly or indirectly: (i) acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of SMC or any subsidiary thereof, (ii) make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the SEC) to vote, or seek to advise or influence any Person or entity with respect to the voting of, any voting securities of SMC or any subsidiary thereof, (iii) make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving SMC or any subsidiary thereof, in each case other than any confidential proposals made to the board of directors of SMC, (iv) form, join or in any way participate in a “group” (as defined in Section 13(d)(3) of the Securities Exchange Act of 1934, as amended) in connection with any voting securities of SMC, (v) otherwise act, alone or in concert with others, to seek to control or influence the management, board of directors or policies of SMC or any subsidiary thereof, or (vi) have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other Persons in connection with any of the foregoing. Neither Tall Oak Parent nor its controlled Affiliates shall, directly or indirectly, make any public proposal, statement or inquiry, or publicly disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or publicly request SMC or any of its Representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 6.1(f).

6.2         Conduct of Business of Summit.

(a)         During the Interim Period, Summit shall, and shall cause the other Summit Companies to, (A) own their respective assets and use commercially reasonable efforts to operate and maintain Summit’s assets and conduct the business of Summit in the ordinary course of business and in material compliance with all applicable Laws and (B) use commercially reasonable efforts to conduct the Summit Business in the ordinary course of business, including preserving substantially intact their present business organization, goodwill and assets, keeping available the services of their current officers and employees (except as otherwise expressly contemplated by this Agreement), preserving their existing relationships with Governmental Authorities and their significant customers, suppliers, licensors, licensees, distributors, lessors and other Persons having significant business dealings with any of them, maintaining normalized working capital balances and implementing the annual capital expenditure for Summit and each Summit Company; provided, that except (i) as expressly required or permitted by this Agreement, (ii) as set forth on Schedule 6.2(a), (iii) as required by applicable Law, or (iv) as consented to in writing by Tall Oak Parent (which consent shall not be unreasonably withheld, delayed or conditioned), during the Interim Period, Summit shall not and shall cause the other Summit Companies not to:

(i)          directly or indirectly merge or consolidate with, purchase all or a substantial portion of the Equity Interests in, or by any other manner acquire, any Person or any division or business of any Person, in each case, pursuant to any transaction in which the fair market value of the consideration to be paid or received by Summit or the other Summit Companies is in excess of

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$10,000,000; provided, that Summit and the other Summit Companies may make ordinary course overnight investments consistent with the cash management policies of Summit without the prior consent of Tall Oak Parent;

(ii)         (A) offer, issue, sell, transfer, deliver, redeem or purchase any Equity Interests of Summit, or otherwise take any action, that, in any case, would result in Tall Oak Parent’s fully-diluted ownership percentage in Summit immediately following the Closing to be less than the fully-diluted ownership percentage that Tall Oak Parent would have in Summit immediately following the Closing as if the Closing had been consummated on the Execution Date or (B) adjust, split, combine, convert or reclassify any of the Equity Interests of Summit, or declare, set aside or pay any dividends (including cash dividends) on, or make any other distribution in respect of any outstanding Equity Interests in Summit or any other Summit Company, except for dividends and distributions by a direct or indirect wholly owned Subsidiary of Summit;

(iii)        change in any material respect their accounting principles, practices or methods that would materially affect the consolidated assets, Liabilities or results of operations of Summit, except as required by GAAP or applicable Law or as disclosed in SEC Filings filed prior to the Execution Date or change any historical working capital practice, including accelerating any collections of Cash or accounts receivables or deferring or delaying accounts payable;

(iv)        amend or propose to amend any of the Organizational Documents of Summit or any Summit Company (other than ministerial changes);

(v)         authorize, recommend, propose, enter into, announce an intention to adopt a plan or adopt a plan or agreement of complete or partial liquidation, dissolution, restructuring, recapitalization, merger, consolidation, asset sale, entity sale or other reorganization;

(vi)        waive, compromise, settle or agree to settle any pending or threatened Proceeding or agree to any remedies with respect to any pending or threatened Proceeding, other than waivers, compromises, settlements or agreements that involve the payment of monetary damages to a Third Party not in excess of $5,000,000 in the aggregate;

(vii)       make any capital expenditures other than in the ordinary course of business;

(viii)      (A) change its fiscal year or any material method of Tax accounting, (B) make (outside of the ordinary course of business), change or revoke any material Tax election, (C) settle or compromise any material Tax liability, (D) waive or extend the statute of limitations with respect to any material Tax, (E) enter into any closing or similar agreement with any Taxing Authority with respect to any material Tax or (F) file any amended material Tax Return, in each case, to the extent that such action would materially increase any Tax Liability of Summit or any other Summit Company for a Tax period (or portion thereof) beginning after the Closing Date;

(ix)        other than advances to employees in the ordinary course of business, make any loans or advances to any other Person;

(x)         except as expressly required in the applicable underlying award agreements with Summit (excluding any discretionary or voluntary acceleration approved or authorized by the board of directors of SMC, which shall not be permitted), accelerate the vesting of or cause the lapsing of any restrictions with respect to, any option or other equity-based award of any service provider, director or employee servicing any Summit Company or consent to or authorize the acceleration of vesting or the lapsing of any restrictions with respect to, any option or other equity-based award of any such employee or service provider; or

(xi)        make a binding agreement, in writing or otherwise, to take any of the foregoing actions.

(b)         In the event of an emergency, Summit or the applicable Summit Company may take such action as it reasonably deems a prudent operator would take in accordance with good industry practices applicable to Summit, and any such actions shall not be deemed to be a breach of the provisions of Section 6.2(a); provided that Summit notifies Tall Oak Parent in writing of such action promptly thereafter.

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6.3         Access to Information; Confidentiality.

(a)         During the Interim Period, upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Tall Oak Parent shall, and shall cause each of the Target Companies to, afford to Summit and its Representatives reasonable access during normal business hours to all of the Target Companies’ properties (to conduct visual inspections), books, Contracts and records (in each case, whether in physical or electronic form), officers, employees, accounting firms, counsel, financial advisors and other Representatives, in each case at the sole cost of Summit. Notwithstanding any other provision of this Agreement to the contrary, Summit’s access hereunder shall not include the collection or analysis of samples, or any invasive or subsurface investigation of environmental media or property.

(b)         This Section 6.3 shall not require Tall Oak Parent to permit any access, or to disclose any information, (i) (A) which Tall Oak Parent reasonably believes it or the Target Companies are prohibited from providing to Summit by reason of applicable Law, (B) the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege or the work-product doctrine) available to Tall Oak Parent, any Target Company or any of their Affiliates relating to such information or (C) which Tall Oak Parent or any Target Company is required to keep confidential or prevent access to by reason of any Contract with or duty to any Third Party, (ii) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or other information, as determined by legal counsel to Tall Oak Parent, would reasonably be expected to result in regulatory concerns for Tall Oak Parent, the Target Companies or any of their Affiliates, (iii) relating to any sale or potential sale of any of the Target Companies or the Business to any other Person, including with respect to bids, the identity of any bidder, confidentiality or nondisclosure agreements, letters of intent, expressions of interest or other proposals received in connection with any such transactions, or (iv) if Tall Oak Parent, the Target Companies or any of their Affiliates, on the one hand, and Summit or any of its Affiliates, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. Notwithstanding the foregoing to the contrary, with respect to any privileged documents or communications or any documents or communications subject to confidentiality obligations that Tall Oak Parent elect not to disclose in accordance with this Section 6.3, Tall Oak Parent shall notify Summit that they are so withholding information and provide a general description of the nature of the information being withheld, but in no way shall the foregoing require disclosure of detail that would result in the loss of any privilege.

(c)         Any inspection or investigation conducted by Summit or its Representatives prior to the Closing will be conducted in accordance with applicable Laws, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of Tall Oak Parent or the Target Companies. Subject to this Section 6.3, upon reasonable prior notice to Tall Oak Parent, Summit shall be authorized to perform visual environmental assessments and compliance evaluations with respect to any of the premises of Tall Oak Parent or any Target Company including Phase I environmental site assessments; provided, that Summit acknowledges that the permission of the operator (if other than Tall Oak Parent or any Target Company) or another Third Party may be required before Summit may perform visual assessments of such premises, in which such event, Tall Oak Parent shall use commercially reasonable efforts, but at no cost or expense to Tall Oak Parent, to obtain such permission for Summit upon Summit’s request, but Tall Oak Parent shall have no liability to Summit if such permission is not obtained; and provided further, that Summit shall not conduct any collection of surface or subsurface samples or intrusive testing of any environmental media at any premises of Tall Oak Parent or any Target Company without the prior written consent of the relevant Tall Oak Parent (such consent to be given or withheld in the sole discretion of Tall Oak Parent). None of Tall Oak Parent, any Target Company or any of their respective Affiliates make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3, and Summit may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article III or Article IV.

(d)         If Summit exercises its rights of access under this Section 6.3 or otherwise, or conducts examinations or inspections under this Section 6.3 or otherwise, then (i) such access, examination and inspection will be at Summit’s sole risk, cost and expense and Summit waives and releases, on behalf of itself and each Person undertaking any such examination or inspection on Summit’s behalf, all Losses and other Claims against Tall Oak Parent, the Target Companies and their respective Representatives (collectively, the “Inspection Indemnitees”) arising in any way therefrom or in any way related thereto and (ii) except to the

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extent of an Inspection Indemnitee’s willful misconduct or gross negligence, Summit will indemnify, defend and hold harmless the Inspection Indemnitees from and against any and all Losses and other Claims of any kind or character arising out of the granting of any such access or the undertaking of any such examination or inspection; provided, however, that Summit shall not become responsible or liable for the mere discovery of any pre-existing environmental conditions by virtue of Summit’s activities undertaken pursuant to this Section 6.3, except to the extent the negligence of Summit, its Affiliates or their respective Representatives contributed to or exacerbated such conditions. THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH DAMAGES OR OTHER CLAIMS ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF TALL OAK PARENT OR ITS AFFILIATES. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(d) will survive the termination of this Agreement pursuant to Article VII and the Closing.

(e)         Except for disclosures permitted by the terms of the Confidentiality Agreement, Summit and its Representatives will hold all information received from Tall Oak Parent pursuant to this Section 6.3 in confidence in accordance with the terms of the Confidentiality Agreement.

(f)          During the Interim Period, upon reasonable prior notice and subject to applicable Laws relating to the exchange of information, Summit shall, and shall cause each of the other Summit Companies to, afford to Tall Oak Parent and its Representatives reasonable access during normal business hours to all of the Summit Companies’ properties (to conduct visual inspections), books, Contracts and records (in each case, whether in physical or electronic form), officers, employees, accounting firms, counsel, financial advisors and other Representatives, in each case at the sole cost of Tall Oak Parent. Notwithstanding any other provision of this Agreement to the contrary, Tall Oak Parent’s access hereunder shall not include the collection or analysis of samples, or any invasive or subsurface investigation of environmental media or property.

(g)         This Section 6.3 shall not require Summit to permit any access, or to disclose any information, (i) (A) which Summit reasonably believes it or the Summit Companies are prohibited from providing to Tall Oak Parent by reason of applicable Law, (B) the disclosure of which could reasonably be expected to jeopardize any applicable privilege (including the attorney-client privilege or the work-product doctrine) available to Summit, any other Summit Company or any of their Affiliates relating to such information or (C) which Summit or any Summit Company is required to keep confidential or prevent access to by reason of any Contract with or duty to any Third Party, (ii) relating to pricing or other matters that are highly sensitive if the exchange of such documents (or portions thereof) or other information, as determined by legal counsel to Summit, would reasonably be expected to result in regulatory concerns for Summit, the other Summit Companies or any of their Affiliates, (iii) relating to any sales or potential sale of any of the Summit Companies or their business to any other Person, including with respect to bids, the identity of any bidder, confidentiality or nondisclosure agreements, letters of intent, expressions of interest or other proposals received in connection with any such transactions, or (iv) if Summit, the other Summit Companies or any of their Affiliates, on the one hand, and Tall Oak Parent or any of its Affiliates, on the other hand, are adverse parties in a litigation, such information being reasonably pertinent thereto. Notwithstanding the foregoing to the contrary, with respect to any privileged documents or communications or any documents or communications subject to confidentiality obligations that Summit elects not to disclose in accordance with this Section 6.3, Summit shall notify Tall Oak Parent that it is so withholding information and provide a general description of the nature of the information being withheld, but in no way shall the foregoing require disclosure of detail that would result in the loss of any privilege.

(h)         Any inspection or investigation conducted by Tall Oak Parent or its Representatives prior to the Closing will be conducted in accordance with applicable Laws, including any applicable Environmental Laws, and in such manner as not to interfere unreasonably with the business or operations of the Summit Companies. Subject to this Section 6.3, upon reasonable prior notice to Summit, Tall Oak Parent shall be authorized to perform visual environmental assessments and compliance evaluations with respect to any of the premises of any Summit Company including Phase I environmental site assessments; provided, that Tall Oak Parent acknowledge that the permission of the operator (if other than a Summit Company) or another Third Party may be required before Tall Oak Parent may perform visual assessments of such premises, in which such event, Summit shall use commercially reasonable efforts, but at no cost or expense to Summit, to

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obtain such permission for Tall Oak Parent upon Tall Oak Parent’s request, but Summit shall have no liability to Tall Oak Parent if such permission is not obtained; and provided further, that Tall Oak Parent shall not conduct any collection of surface or subsurface samples or intrusive testing of any environmental media at any premises of any Summit Company. None of the Summit Companies or any of their respective Affiliates make any representation or warranty as to the accuracy of any information (if any) provided pursuant to this Section 6.3, and Tall Oak Parent may not rely on the accuracy of any such information, in each case other than as expressly set forth in the representations and warranties contained in Article V.

(i)          If Tall Oak Parent exercises its rights of access under this Section 6.3 or otherwise, or conducts examinations or inspections under this Section 6.3 or otherwise, then (i) such access, examination and inspection will be at Tall Oak Parent’s sole risk, cost and expense and Tall Oak Parent waives and releases, on behalf of itself and each Person undertaking any such examination or inspection on its behalf, all Losses and other Claims against the Summit Companies and their respective Representatives (collectively, the “Summit Inspection Indemnitees”) arising in any way therefrom or in any way related thereto and (ii) except to the extent of a Summit Inspection Indemnitee’s willful misconduct or gross negligence, Tall Oak Parent will indemnify, defend and hold harmless the Summit Inspection Indemnitees from and against any and all Losses and other Claims of any kind or character arising out of the granting of any such access or the undertaking of any such examination or inspection; provided, however, that Tall Oak Parent shall not become responsible or liable for the mere discovery of any pre-existing environmental conditions by virtue of Tall Oak Parent’s activities undertaken pursuant to this Section 6.3, except to the extent the negligence of Tall Oak Parent, its Affiliates or their respective Representatives contributed to or exacerbated such conditions. THE FOREGOING RELEASE AND INDEMNIFICATION WILL APPLY WHETHER OR NOT SUCH DAMAGES OR OTHER CLAIMS ARISE OUT OF NEGLIGENCE (INCLUDING SOLE NEGLIGENCE, SIMPLE NEGLIGENCE, CONCURRENT NEGLIGENCE, ACTIVE OR PASSIVE NEGLIGENCE, BUT EXCLUDING GROSS NEGLIGENCE OR WILLFUL MISCONDUCT) OF SUMMIT OR ITS AFFILIATES. Notwithstanding any provision to the contrary contained in this Agreement, the provisions of this Section 6.3(i) will survive the termination of this Agreement pursuant to Article VII and the Closing.

(j)          Except for disclosures permitted by the terms of the Confidentiality Agreement, Tall Oak Parent and its Representatives will hold all information received from the Summit Companies pursuant to this Section 6.3 in confidence in accordance with the terms of the Confidentiality Agreement.

6.4         Contact with Customers, Suppliers and Other Business Relations.

(a)         Without the prior written consent of Tall Oak Parent (which may be requested and provided via email), which shall not be unreasonably withheld, conditioned or delayed, during the Interim Period, Summit and its Affiliates shall not, and shall cause their respective Representatives not to, directly or indirectly (i) contact or communicate with the employees (except the executive officers), contractors, customers, suppliers, vendors, distributors and other business relations of any of Tall Oak Parent or the Target Companies, as applicable, in connection with, or relating in any way to, the transactions contemplated hereby; (ii) persuade or seek to persuade any such employees, contractors, customers, suppliers, vendors, distributors and other business relations to cease to do business or to reduce the amount of business which that Person has customarily done or contemplates to continue doing with Tall Oak Parent or the Target Companies, as applicable; or (iii) interfere or attempt to interfere with the business relationships (whether formed prior to or after the Execution Date) between Tall Oak Parent or the Target Companies and any such employees, contractors, customers, suppliers, vendors, distributors and other business relations. For the avoidance of doubt, nothing contained in this Section 6.4 shall prevent Summit and its Representatives from contacting any Person in the ordinary course of business for matters unrelated to those contemplated by this Agreement or from conducting general market diligence. Notwithstanding the foregoing, Tall Oak Parent hereby agree to, and will cause the Target Companies to, reasonably cooperate with Summit’s and its Affiliates’ requests to communicate with the Persons described in clause (a) of this Section 6.4 in order to effectuate an orderly transition of the Business to Summit at the Closing.

(b)         Without the prior written consent of Summit (which may be requested and provided via email), which shall not be unreasonably withheld, conditioned or delayed, prior to the Closing, Tall Oak Parent and its Affiliates shall not, and shall cause their respective Representatives not to, directly or indirectly (i) contact or communicate with the employees (except the executive officers), contractors, customers,

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suppliers, vendors, distributors and other business relations of any of the Summit Companies, as applicable, in connection with, or relating in any way to, the transactions contemplated hereby; (ii) persuade or seek to persuade any such employees, contractors, customers, suppliers, vendors, distributors and other business relations to cease to do business or to reduce the amount of business which that Person has customarily done or contemplates to continue doing with the Summit Companies, as applicable; or (iii) interfere or attempt to interfere with the business relationships (whether formed prior to or after the Execution Date) between the Summit Companies and any such employees, contractors, customers, suppliers, vendors, distributors and other business relations. For the avoidance of doubt, nothing contained in this Section 6.4 shall prevent Tall Oak Parent and its Representatives from contacting any Person in the ordinary course of business for matters unrelated to those contemplated by this Agreement or from conducting general market diligence. Notwithstanding the foregoing, Summit hereby agrees to, and will cause the other Summit Companies to, reasonably cooperate with Tall Oak Parent’s and its Affiliates’ requests to communicate with the Persons described in clause (b) of this Section 6.4 in order to effectuate an orderly transition of the business at the Closing.

6.5         Efforts.

(a)         Subject to the terms and conditions of this Agreement (including Section 6.5(e)), each of Tall Oak Parent and Summit shall cooperate with one another and use (and shall use each of their respective commercially reasonable efforts to cause, as applicable, the Target Companies, the Tall Oak Employers, and Summit’s Subsidiaries and controlled Affiliates to use) each of their respective commercially reasonable efforts to (i) take, or cause to be taken, all actions, and do, or cause to be done, all things, necessary, proper or advisable to cause the conditions to the Closing to be satisfied as promptly as practicable (and in any event no later than the Outside Date) and to consummate and make effective, in the most expeditious manner practicable, the transactions contemplated hereby, including preparing and filing as promptly as practicable and fully all documentation to effect all necessary filings, Notifications, notices, petitions, statements, registrations, submissions of information, applications and other documents (including any required or recommended filings under applicable Antitrust Laws), (ii) obtain as promptly as practicable (and in any event no later than the Outside Date) and maintain all approvals, consents, clearances, expirations or terminations of waiting periods, registrations, Authorizations and other confirmations from any Governmental Authority or Third Party necessary, proper or advisable to consummate the transactions contemplated hereby, and (iii) defend any Proceedings challenging this Agreement or the consummation of the transactions contemplated hereby or seek to have lifted or rescinded any restraining order or other Order adversely affecting the ability of the Parties to consummate the transactions contemplated hereby (provided, however, that the Parties agree that the obligations of each Party with respect thereto shall not extend beyond the Outside Date); provided, further, however, that the Parties shall jointly determine all tactics and strategies relating to compliance with this Section 6.5(a)(iii), subject to each Party undertaking good faith consultations with and considering in good faith the views of the other Parties. Notwithstanding anything to the contrary in this Agreement, nothing in this Section 6.5(a) shall require the Parties or any of their respective Affiliates to make any payments to any Third Party in connection with obtaining any consent, approval or waiver relating to fulfilling its obligations under this Section 6.5(a).

(b)         Each Party (including its Subsidiaries) agrees to make an appropriate filing (if required) of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and in any event within ten (10) Business Days after the Execution Date (unless a later date is mutually agreed to by the Parties) and to supply as promptly as practicable any additional information and documentary material that may be requested by any Governmental Authority that is related to the transactions contemplated by this Agreement and the HSR Act or any other Antitrust Law and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.5 necessary to cause the expiration or termination of any applicable waiting periods under the HSR Act as soon as practicable (and in any event no later than the Outside Date). Each Party shall use its commercially reasonable efforts to (A) take all action necessary to ensure that no state takeover statute or similar Law is or becomes applicable to any of the transactions contemplated hereby and (B) if any state takeover statute or similar Law becomes applicable to any of the transactions contemplated hereby, take all action necessary to ensure that such transactions may be consummated as promptly as practicable on the terms contemplated by this Agreement and otherwise minimize the effect of such Law on the transactions. No Party will commit to or agree with any Governmental Authority to stay, toll

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or extend any applicable waiting period under the HSR Act or other applicable Antitrust Laws, or enter into any agreement with any Governmental Authority, without the prior written consent of the other Party. Summit shall pay one hundred percent (100%) of any and all filing fees due under any Antitrust Law with respect to all antitrust filings (including, for the avoidance of doubt, under the HSR Act) in connection with the acquisition of the Tall Oak Interests pursuant to this Agreement, which such obligation shall survive termination of this Agreement.

(c)         Each Party (including its Subsidiaries) agrees to prepare and file all requisite FCC applications as promptly as practicable after the Execution Date and to supply as promptly as practicable any additional information and documentary material that may be requested by the FCC that is related to the transactions contemplated by this Agreement and use its commercially reasonable efforts to take, or cause to be taken (including by their respective Subsidiaries), all other actions consistent with this Section 6.5 necessary to obtain consent of the FCC with respect to the transactions contemplated by this Agreement.

(d)         Each of the Parties shall use (and shall use its commercially reasonable efforts to cause the Target Companies and Summit’s Subsidiaries and controlled Affiliates to use) its commercially reasonable efforts to (i) cooperate in all respects with and assist each other in connection with the preparation of any filing or submission with a Governmental Authority in connection with the transactions contemplated hereby, including by providing the other Party a reasonable opportunity to review, comment and discuss thereon in advance, and consider in good faith the incorporation of the other Party’s reasonable views and comments thereon, and in connection with any investigation or other inquiry by or before a Governmental Authority relating to the transactions contemplated hereby, including any Proceeding initiated by a private Person, (ii) promptly inform the other Party of (and supply to the other Party copies of) any communication received by such Party from, or given by such Party to, the Federal Trade Commission, the Antitrust Division of the Department of Justice, the FCC or any other Governmental Authority and any material communication received or given in connection with any Proceeding by a private Person, in each case regarding any of the transactions contemplated hereby, (iii) permit the other Party to review, comment on and discuss in advance, and consider in good faith the incorporation of the other Party’s reasonable views and comments in, any filing, presentation, submission, proposal or communication to be submitted or given by it to any Governmental Authority with respect to obtaining any clearances required under any Antitrust Law in connection with the transactions contemplated hereby, (iv) coordinate with the other Party in preparing and exchanging such information and promptly provide the other Party (and its counsel) with copies of all filings, presentations, submissions, proposals and other communications (and a summary of any oral presentations or communications) made by such Party with or to any Governmental Authority relating to this Agreement or the transactions contemplated hereby (excluding copies of Notification and Report Forms and related attachments filed pursuant to the HSR Act) and (v) consult with the other Party prior to taking any material position with respect to the filings or in any submissions to or discussions or filings with any Governmental Authority. Subject to Section 6.3(b), pursuant to a mutually acceptable joint defense agreement, the Parties shall take commercially reasonable efforts to share (on an outside antitrust counsel basis only) information protected from disclosure under the attorney-client privilege, work product doctrine, joint defense privilege or any other privilege pursuant to this Section 6.5 in a manner so as to preserve the applicable privilege; provided, however, such information may be redacted to remove references to valuation, negotiation objectives, strategies and purchase price expectations.

(e)         Unless prohibited by applicable Law or by the applicable Governmental Authority, each Party shall (i) to the extent reasonably practicable, not participate in or attend any meeting, or engage in any conversation, with any Governmental Authority in respect of the transactions contemplated by this Agreement, without the other Party, (ii) to the extent reasonably practicable, give the other Party reasonable prior notice of, and the opportunity to participant in or attend, any such meeting or conversation and (iii) if one such Party is prohibited by applicable Law or by the applicable Governmental Authority from participating or attending any such meeting or engaging in any such conversation, keep such non-participating Party apprised of the material content and status with respect thereto.

(f)          Tall Oak Parent shall not, and shall cause its respective Affiliates not to, acquire or agree to acquire, by merging with or into or consolidating with, or by purchasing a portion of the assets of or equity in, or by any other manner, any business or any corporation, partnership, association or other business organization or division thereof, or otherwise acquire or agree to acquire any assets or Equity Interests, if

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the entering into of a definitive agreement relating to, or the consummation of such acquisition, merger or consolidation would reasonably be expected to, (i) impose any material delay in the obtaining of, or materially increase the risk of not obtaining, any consents of any Governmental Authority necessary to consummate the transactions contemplated by this Agreement or the expiration or termination of any applicable waiting period; (ii) materially increase the risk of any Governmental Authority seeking or entering an Order prohibiting the consummation of the transactions contemplated by this Agreement; (iii) materially increase the risk of not being able to remove any such Order on appeal or otherwise; or (iv) materially delay or prevent the consummation of the transactions contemplated by this Agreement.

6.6         Tax Matters.

(a)         Summit shall prepare and timely file, or cause to be prepared and timely filed, all Tax Returns of the Target Companies (other than any Flow-Through Tax Returns, as provided in Section 6.6(b) hereof, or any other Tax Return with respect to which a “partnership representative” within the meaning of Section 6223 of the Code (or similar party under U.S. state or local law) has responsibility for the filing of such Tax Return) relating to any Pre-Closing Tax Period or any Straddle Period that are required to be filed after the Closing Date (taking into account applicable extensions). Summit shall cause each such Tax Return due (or otherwise filed) prior to the determination of the Final Adjustment Amount to be prepared in a manner consistent with the applicable Target Company’s past practice and deliver a copy of each such Tax Return to Tall Oak Parent for its review and comment reasonably in advance of the due date for filing such Tax Return (taking into account applicable extensions) and Summit shall implement all reasonable comments received from Tall Oak Parent prior to the due date for filing any such Tax Return (taking into account applicable extensions).

(b)         Tall Oak Parent shall prepare and timely file, or cause to be prepared and timely filed, in a manner consistent with past practices, all Flow-Through Tax Returns of the Target Companies relating to any Pre-Closing Tax Period or any Straddle Period that are required to be filed after the Closing Date (taking into account applicable extensions). To the extent such Flow-Through Tax Return relates to a Straddle Period, Tall Oak Parent shall deliver a copy of each such Flow-Through Tax Return to Summit for its review and comment reasonably in advance of the due date for filing such Flow-Through Tax Return (taking into account applicable extensions) and Tall Oak Parent shall consider in good faith all reasonable comments received from Summit prior to the due date for filing any such Flow-Through Tax Return (taking into account applicable extensions).

(c)         In connection with the preparation of Tax Returns or any Tax audit, examination or administrative or judicial Proceeding relating to Taxes attributable to any Target Company for any Pre-Closing Tax Period or Straddle Period, the Parties shall use commercially reasonable efforts to cooperate as and to the extent reasonably requested by the other Party with each other, including by furnishing or making available, during normal business hours, any records, information, personnel (as reasonably required), books of account or other materials reasonably relevant or helpful for the preparation of such Tax Returns or the conduct of such Tax audit, examination or administrative or judicial Proceeding. Summit agrees to (i) retain all books and records with respect to Tax matters pertinent to the Target Companies relating to any Pre-Closing Tax Period or Straddle Period until the expiration of the applicable statute of limitations and any extension thereof for the respective taxable periods, and to abide by all record retention agreements entered into with any Taxing Authority; and (ii) use commercially reasonable efforts to give Tall Oak Parent written notice prior to transferring, destroying or discarding any such books and records and, if Tall Oak Parent so requests, allow Tall Oak Parent to copy such books and records.

(d)         Summit shall notify Tall Oak Parent within 20 calendar days of receipt of a written notice of any pending or threatened Tax audit, assessment, litigation or other similar Proceeding with respect to any Target Company (or any Asset of any Target Company) attributable to any Pre-Closing Tax Period or Straddle Period for (i) any Flow-Through Tax Return or (ii) prior to the determination of the Final Adjustment Amount, any other Tax or Tax Return of a Target Company (a “Tax Contest”). Tall Oak Parent shall control any Tax Contest with respect to a Flow-Through Tax Return relating to a Pre-Closing Tax Period or Straddle Period (a “Tall Oak Tax Contest”). Summit shall have the right to participate in any Tall Oak Tax Contest at Summit’s sole cost and expense. Tall Oak Parent shall not settle any Tall Oak Tax Contest (other than a Tall Oak Tax Contest related to a Flow-Through Tax Return for a Pre-Closing Tax Period) without the prior written consent

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of Summit (such consent not to be unreasonably withheld, conditioned or delayed). Summit shall control any Tax Contests for a Pre-Closing Tax Period or Straddle Period that are not Tall Oak Tax Contests (each, a “Summit Tax Contest”). Summit shall keep Tall Oak Parent reasonably informed with respect to any Summit Tax Contest and Tall Oak Parent shall have the right to participate, at Tall Oak Parent’s sole cost and expense, in any Summit Tax Contest. Summit shall not settle any Summit Tax Contest without the prior written consent of Tall Oak Parent (such consent not to be unreasonably withheld, conditioned or delayed).

(e)         Notwithstanding anything in this Agreement to the contrary, all Transfer Taxes shall be borne by Summit. Summit shall timely prepare and file all Tax Returns required to be filed with respect to such Transfer Taxes. Summit and Tall Oak Parent shall use their commercially reasonable efforts to mitigate, reduce or eliminate any such Transfer Tax that could be imposed to the extent permitted under applicable Law.

(f)          Summit, the Target Companies, Tall Oak Parent and any of their respective Affiliates agree that (i) to the fullest extent allowable under applicable Tax Law, Tall Oak Parent will claim any allowable Transaction Tax Deductions on its Tax Returns for the Tax period including the Closing Date and (ii) Summit, the Target Companies and any of their respective Affiliates will not take any position inconsistent with such treatment on any Tax Return or in connection with any Proceeding in respect of Taxes, unless required to do so by a “determination” as defined in Section 1313(a) of the Code (or any similar provision of applicable U.S. state or local or non-U.S. Law).

(g)         The Parties agree that the per SMLP Common Unit capital account of Tall Oak Parent as of immediately after the Closing shall be equal to the per SMLP Common Unit capital account of SMC.

(h)         Immediately following Closing, Tall Oak Parent intends to distribute the SMLP Common Units (and the corresponding SMC Class B Common Stock) received pursuant to Section 2.1(b) to Management Aggregator and Tailwater pro rata in proportion to their relative ownership in Tall Oak Parent. In connection with Tall Oak Parent’s distribution of such SMLP Common Units and SMC Class B Common Stock, Tall Oak Parent intends to provide SMLP with certain relevant Tax information prepared in consultation with Tall Oak Parent’s tax advisor regarding the allocation of Tax Items (including any Tax Item arising under Section 704(c) of the Code) between Management Aggregator, on the one hand, and Tailwater, on the other hand (the “Partner Tax Attributes”). To the extent Tall Oak Parent provides the Tax information described in the preceding sentence to SMLP, SMLP shall review and consult with Tall Oak Parent regarding the basis on which such allocation of Partner Tax Attributes is predicated and supportable. To the extent Summit GP reasonably agrees that such allocations are permitted by applicable Tax Law, SMLP shall issue IRS Form 1065, Schedule K-1s to each of Management Aggregator and Tailwater and otherwise file any IRS Form 8308 or other statement required under Section 751(a) of the Code, in each case, reflecting such allocation of Partner Tax Attributes, as set forth in such Tax information. The Parties agree (and agree to cause their Affiliates) to cooperate to effectuate the intent of this Section 6.6(h) and to cooperate in connection with any Tax audit, assessment, litigation or other similar Proceeding relating thereto.

6.7         Continuation of Indemnity; D&O Tail Coverage.

(a)         Summit acknowledges that (i) each Person that, prior to the Closing, served as a director, officer, manager, employee, agent, trustee or fiduciary of any Target Company or who, at the request of any Target Company, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Organizational Documents of the Target Companies in effect as of the Execution Date (“D&O Provisions”), (ii) such D&O Provisions are rights of Contract and (iii) no amendment or modification to any such D&O Provisions shall affect in any manner the D&O Indemnified Persons’ rights, or any Target Company’s obligations, with respect to Claims arising from facts or events that occurred on or before the Closing. Without limiting the foregoing, Summit shall not, and shall not permit any Target Company, to amend, repeal or modify any provision in the Target Companies’ Organizational Documents in a manner that would adversely affect the rights of the D&O Indemnified Persons relating to the indemnification, expense reimbursement and advancement and exculpation by the Target Companies.

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(b)         At or prior to the Closing, Tall Oak Parent shall or shall cause the Target Companies to purchase (at Summit’s sole cost and expense) and maintain, in effect for a period of six years thereafter, (i) a tail policy reasonably acceptable to Summit to the current policy of directors’ and officers’ liability insurance maintained by or on behalf of the Target Companies, which tail policy shall be effective for a period from the Closing through and including the date that is six years after the Closing Date with respect to Claims arising from facts or events that occurred on or before the Closing, and which tail policy shall contain substantially the same coverage and amounts as, and contain terms and conditions no less advantageous than, in the aggregate, the coverage currently provided by such current policy and (ii) “run-off” coverage as provided by any Target Companies’ fiduciary and employee benefit policies (or such policies if maintained on behalf of the Target Companies), in each case, covering those Persons who are covered on the Execution Date by such policies and with terms, conditions, retentions and limits of Liability that are no less advantageous than the coverage provided under any Target Companies’ existing policies or such policies maintained on their behalf (collectively, the “D&O Tail Policy”); provided, that in each case of clauses (i) and (ii), Summit may reasonably cause the Target Companies to substitute therefor policies of at least the same coverage containing terms and conditions which are no less advantageous to the beneficiaries thereof so long as such substitution does not result in gaps or lapses in coverage with respect to matters occurring on or prior to the Closing. No Claims made under or in respect of such D&O Tail Policy shall be settled without the prior written consent of Tall Oak Parent.

(c)         In the event that Summit or any Target Company or any of their respective successors or assigns (i) consolidates with or merges into any other Person or (ii) transfers all or substantially all of its assets or properties to any Person, then, in each case, proper provisions shall be made so that the successors and assigns of Summit or the applicable Target Company, as the case may be, shall honor in full the obligations set forth in this Section 6.7.

(d)         Tall Oak Parent acknowledges that (i) each Person that, prior to the Closing, served as a director, officer, manager, employee, agent, trustee or fiduciary of Summit or any Summit Company or who, at the request of Summit, served as a director, officer, manager, member, employee, agent, trustee or fiduciary of another corporation, limited liability company, partnership, joint venture, trust, pension or other employee benefit plan or enterprise (collectively, with such Person’s heirs, executors or administrators, the “Summit D&O Indemnified Persons”) is entitled to indemnification, expense reimbursement and advancement and exculpation to the extent provided in the Organizational Documents of Summit and the Summit Companies in effect as of the Execution Date (“Summit D&O Provisions”), (ii) such Summit D&O Provisions are rights of Contract and (iii) no amendment or modification to any such Summit D&O Provisions shall affect in any manner the Summit D&O Indemnified Persons’ rights, or Summit’s or any Summit Company’s obligations, with respect to Claims arising from facts or events that occurred on or before the Closing. Without limiting the foregoing, Tall Oak Parent shall not, and shall not permit Summit or any Summit Company, to amend, repeal or modify any provision in Summit’s or any Summit Company’s Organizational Documents in a manner that would adversely affect the rights of the Summit D&O Indemnified Persons relating to the indemnification, expense reimbursement and advancement and exculpation by Summit or the Summit Companies.

(e)         The provisions of this Section 6.7 are intended to be for the benefit of, and will be enforceable by, each D&O Indemnified Person and each Summit D&O Indemnified Person, his or her heirs and his or her representatives. The obligations of Summit, Tall Oak Parent and the Target Companies under this Section 6.7 shall survive the Closing and shall not be terminated or modified in such a manner as to affect adversely any D&O Indemnified Person or Summit D&O Indemnified Person to whom this Section 6.7 applies without the consent (which consent shall not be unreasonably withheld or delayed) of such affected D&O Indemnified Person or Summit D&O Indemnified Person (it being expressly agreed that the D&O Indemnified Persons and Summit D&O Indemnified Persons to whom this Section 6.7 applies shall be third-party beneficiaries of this Section 6.7, each of whom may enforce the provisions of this Section 6.7).

6.8         Employees.

(a)         For a period of at least twelve (12) months following the Closing (or if earlier, the termination of employment of the Employee), Summit shall, or shall cause its applicable Affiliate to, provide each Employee with (i) an annual base salary or hourly base wage, as applicable, that is no less than such Employee’s annual base salary or hourly base wage with Tall Oak or its Affiliates as of immediately prior

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to the Closing Date, and (ii) employee benefits, target cash bonus opportunity, and other cash incentive compensation opportunities that are no less favorable than the employee benefits, bonus opportunity, and other cash incentive opportunities that are provided to Summit’s or its Affiliate’s similarly situated employees.

(b)         Summit shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to cause each of its Benefit Plans to give such Employee credit for purposes of eligibility, paid time off, severance and vesting for all continuous service with the applicable Tall Oak Employer prior to the Closing Date to the extent such service was recognized immediately prior to the Closing Date for a similar purpose under an analogous Target Company Benefit Plan; provided, however, that such service need not be credited to the extent it would result in a duplication of benefits. In addition, from and after Closing, Summit shall, or shall cause its applicable Affiliate to, use commercially reasonable efforts to (i) cause to be waived any eligibility waiting periods, any evidence of insurability requirements and the application of any pre-existing condition limitations under each of its Benefit Plans that provide health care benefits to the extent such periods, requirements and limitations were satisfied or did not apply immediately prior to the Closing Date under an analogous Target Company Benefit Plan, and (ii) cause any eligible expenses paid by any Employee and his or her covered dependents, during the portion of the plan year in which the Closing occurs, under Target Company Benefit Plans that provide health care benefits and in which such Employee participates immediately prior to the Closing Date to be taken into account under the applicable Benefit Plans of Summit and its Affiliates that provide health care benefits for purposes of satisfying all deductible, coinsurance, and maximum out-of-pocket requirements applicable to such Employee and his or her covered dependents for the plan year in which Closing occurs.

(c)         From and after the Closing, Tall Oak Parent will cause Tall Oak Midstream Management, LLC to continue to maintain the medical, dental, and vision coverage under the Tall Oak Benefit Plans for Employees of the Target Companies for the month in which the Closing occurs. Employees (and their covered dependents) of the Target Companies shall be permitted to continue their participation in the medical, dental, and vision coverage under the Tall Oak Benefit Plans through the end of the month in which the Closing occurs, and all such Tall Oak Benefit Plans allow for such participation by their terms or Tall Oak Midstream Management, LLC has obtained written approval from the insurance carriers to allow for such continued participation. Tall Oak Parent will cause Tall Oak Midstream Management, LLC to terminate the participation of the Target Companies in all other Tall Oak Benefit Plans that are welfare plans effective as of the Closing. Tall Oak Parent will cause Tall Oak Midstream Management, LLC to terminate the participation of the Target Companies, as applicable, in the Tall Oak Midstream Management, LLC 401(k) Profit Sharing Plan and Trust as of immediately prior to the Closing Date.

(d)         No provision of this Section 6.8 shall be construed as a guarantee of continued employment of any Employee and this Agreement shall not be construed so as to prohibit Summit or any of its respective Affiliates or Subsidiaries from having the right to terminate the employment of any Employee.

(e)         The provisions of this Section 6.8 are for the sole benefit of the Parties and nothing herein, express or implied, is intended or shall be construed to confer upon or give to any Person (including any Employee), other than the Parties to this Agreement and their respective successors and permitted assigns, any legal or equitable or other rights or remedies under or by reason of any provision of this Section 6.8. Nothing contained herein, express or implied: (i) shall be construed to establish, amend or modify any benefit plan, program, agreement or arrangement (including any Benefit Plan of Summit or its Affiliates or Target Company Benefit Plan); (ii) shall (subject to compliance with the other provisions of this Section 6.8) alter or limit Summit’s ability to amend, modify or terminate any benefit plan, program, agreement or arrangement (including any Benefit Plan of Summit or its Affiliates or Target Company Benefit Plan); or (iii) is intended to confer upon any Employee any right to employment or continued employment for any period of time by reason of this Agreement, or any right to a particular term or condition of employment.

6.9         Fees and Expenses. Except as expressly provided otherwise in this Agreement, all fees and expenses incurred in connection with the transactions contemplated by this Agreement, including all legal, accounting, financial advisory, consulting and all other fees and expenses of Third Parties incurred by a Party in connection with the negotiation and effectuation of the terms and conditions of this Agreement and the transactions contemplated by this Agreement, shall be the obligation of the respective Party incurring such fees and expenses; provided, however, that notwithstanding anything to the contrary herein, in the event that this Agreement is terminated pursuant to

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Section 7.1(b), Section 7.1(c), Section 7.1(e), or Section 7.1(g), then within five (5) Business Days of termination of this Agreement, Tall Oak Parent shall reimburse Summit for sixty percent (60%) of: (a) the antitrust filing fee paid by Summit pursuant to Section 6.5(b), (b) the D&O Tail Policy premium fee paid by Summit pursuant to Section 6.7(b), and (c) the R&W Insurance Policy premium and fees (including underwriting fees and broker fees) (giving effect to the termination of the transaction) paid by Summit pursuant to Section 6.22; provided, that in no event shall such reimbursement amount exceed $300,000.

6.10       Retention of Records by Tall Oak Parent. Subject to any applicable confidentiality obligations, Tall Oak Parent, its members and their respective Affiliates (not including the Target Companies) shall have the right to retain (i) photocopies of all books and records, including all Tax Returns and other information and documents relating to Taxes, of the Target Companies, in each case, relating to periods (or portions thereof) ending on or prior to the Closing Date (A) as required by any Governmental Authority, including any applicable Law or regulatory request or (B) as may be reasonably necessary for Tall Oak Parent, its members and their respective Affiliates to perform their respective obligations pursuant to this Agreement and the Transaction Documents, (ii) all data room materials financial information and all other accounting books and records prepared or used in connection with the preparation of financial statements of Tall Oak Parent, its members or their respective Affiliates, and (iii) any books and records to the extent reasonably necessary to prepare Tall Oak Parent’s, its members’ and their respective Affiliates’ financial statements and Tax Returns (collectively, the “Records”). Additionally, after the Closing Date, to the extent not retained by Tall Oak Parent in accordance with this Section 6.10, and solely to the extent such Records are not privileged or proprietary or subject to confidentiality restrictions, Summit will grant to Tall Oak Parent (or its Representatives) reasonable access following reasonable advance notice to Summit during reasonable business hours to the Records, and will afford Tall Oak Parent and its Representatives the right to make copies thereof at Tall Oak Parent’s sole expense to the extent reasonably necessary to prepare Tall Oak Parent’s, its members’ or their respective Affiliates’ financial statements or Tax Returns, or in connection with any third-party inquiry, audit or investigation, any dispute or litigation (other than any dispute or litigation between the Parties) or for such other legitimate business purpose as such Persons may reasonably request; provided, that such access shall not unreasonably interfere with the business or operations of Summit or its employees. Summit will maintain the Records in accordance with Summit’s document retention policies and at least until the sixth anniversary of the Closing Date.

6.11       Public Announcements. Except to the extent required by any applicable securities or other Laws or regulations or the applicable rules of any stock exchange having jurisdiction over the Parties or their respective Affiliates, any press or other public release or announcement concerning the transactions contemplated hereby shall not be issued without the consent of each of the Parties, which consent shall not be unreasonably withheld, conditioned or delayed. Except in connection with the procurement of any necessary consents, approvals, payoff letters and similar documentation or to the extent necessary for a Party to perform this Agreement (including disclosures to Governmental Authorities), the Parties shall keep the terms of this Agreement confidential, except to the extent required by applicable Law, including the applicable rules of any stock exchange, and except that the Parties may disclose such terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of this Agreement confidential). Subject to the foregoing provisions of this Section 6.11, if any Party wishes to make a press release or other public announcement respecting this Agreement or the transactions contemplated hereby, such Party will provide the other with a draft of the press release or other public announcement (together with any related materials contemplated to be disclosed) for review at least forty-eight (48) hours prior to the time that such press release or other public announcement is to be made. Notwithstanding anything to the contrary herein, Summit shall not be required by this Section 6.11 to consult with any other Party with respect to a public announcement in connection with a SMC Adverse Recommendation Change.

6.12       Insurance. Summit shall be solely responsible from and after the Closing for providing or procuring insurance for the Target Companies. Summit acknowledges and agrees that all insurance arrangements maintained by Tall Oak Parent its Affiliates for the benefit of the Target Companies will be terminated as of the Closing and the Target Companies will cease to be insured by, have access or availability to, be entitled to make claims on, or claim benefits or seek coverage under, any of Tall Oak Parent’s or its Affiliates’ insurance policies or self-insurance programs; provided, however, that in respect of any claims commenced after the Closing Date arising from an event or occurrence prior to the Closing Date, the Target Companies, subject to the terms and conditions of the applicable policies, may make claims on any of Tall Oak Parent’s or its Affiliates’ occurrence-based insurance policies covering the Target Companies at the time of such event or occurrence, and Tall Oak Parent and its Affiliates shall use commercially reasonable efforts to assist Summit and the Target Companies in asserting any such claims; provided further, that Summit shall be solely

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liable for, and Tall Oak Parent shall have no obligation to pay or reimburse Summit or the Target Companies for, all deductibles and retentions and all uninsured, uncovered, unavailable or uncollectable amounts relating to or associated with such claims, whether made by the Target Companies, their respective employees or Third Parties.

6.13       Intercompany Accounts and Target Company Affiliate Contracts. At or prior to the Closing, Tall Oak Parent shall have caused (a) all Liabilities under its applicable Intercompany Accounts to be paid, settled, netted, cancelled and released and (b) all Target Company Affiliate Contracts to be terminated, in each case, without any further force or effect following the Closing such that Summit and the Target Companies, on the one hand, and Tall Oak Parent and its Affiliates (other than the Target Companies), on the other hand, do not have any further Liability to one another in respect thereof following the Closing, and in each case, Tall Oak Parent shall provide evidence of the same to Summit, in form and substance reasonably satisfactory to Summit, at or prior to the Closing.

6.14       Letters of Credit and Guaranties.

(a)         Summit shall (and shall cause its Affiliates to) use commercially reasonable efforts to ensure that, effective as of the Closing, (i) Tall Oak Parent and its Affiliates (other than the Target Companies) shall be released from all Credit Support Obligations listed in Schedule 6.14 of the Tall Oak Disclosure Schedule and (ii) substitute arrangements, if required by any beneficiary of any Credit Support Obligation, procured by Summit or any of its Affiliates shall be in effect, including substitute letters of credit, guarantees or similar credit support.

(b)         If any Credit Support Obligation is not replaced as of the Closing then (i)  Tall Oak Parent shall maintain (or cause its applicable Affiliate to maintain) in full force and effect such Credit Support Obligation for 60 days after the Closing (or such other period as may be mutually agreed in writing by Summit and Tall Oak Parent), (ii) Summit shall (and shall cause its Affiliates, as applicable, to) take all action necessary to ensure that, effective no later than 60 days following the Closing (or such other time as mutually agreed in writing by Summit and Tall Oak Parent), Tall Oak Parent and its applicable Affiliates (other than the Target Companies) shall be released from all such Credit Support Obligations and (iii) from and after the Closing until the effective time of such release, Summit shall indemnify and hold harmless Tall Oak Parent and its Affiliates from and against all Losses suffered or incurred by Tall Oak Parent or such Affiliates relating to any such Credit Support Obligations (including any draws thereon or claims thereunder, and any costs or expenses of maintenance, extension, renewal, termination, cancellation or settlement thereof) not released as of the Closing until the effective time of such release by Tall Oak Parent or such Affiliate. For the avoidance of doubt, unless otherwise mutually agreed upon in writing by Summit and Tall Oak Parent, whose consent shall not be unreasonably withheld, conditioned or delayed, Tall Oak Parent shall not be obligated to maintain in full force and effect any Credit Support Obligation after the date that is 90 days after the Closing.

(c)         The actions set forth in Section 6.14(a) shall be taken by Summit at its own cost and expense, and Tall Oak Parent shall reasonably cooperate with Summit in connection therewith, including by facilitating discussions with any beneficiary of any Credit Support Obligations (it being understood that in no event shall Tall Oak Parent, any of its Affiliates or any of its or their Representatives be required to make any payment, or assume any Liability or grant any other accommodation (financial or otherwise) to any beneficiary of any of the Credit Support Obligations or any other Person in connection therewith).

6.15       SEC Reporting and Financing Cooperation.

(a)         Following the Execution Date and until the earlier of (x) the date Summit’s (or any successor thereof) Annual Report on Form 10-K for the year ended December 31, 2024 is filed with the SEC and (y) March 16, 2025, Tall Oak Parent shall (and prior to the Closing, shall cause the Target Companies to, as applicable) provide such reasonable cooperation as may be reasonably requested by Summit in writing with respect to preparation, at Summit’s sole cost and expense, of such financial statements and other financial information in such form and for such periods as may be required pursuant to the requirements of applicable state and U.S. federal securities Laws (including pursuant to the requirements of Regulation S-X of the Securities Act affecting Summit) relating to Summit’s acquisition of the Tall Oak Interests (including any pro forma financial information described in the definition of Required Information).

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(b)         Without limitation of Section 6.15(a), at Summit’s sole cost and expense, Tall Oak Parent shall promptly deliver or cause to be delivered to Summit at such times as reasonably requested by Summit all of the Required Information. For the avoidance of doubt, any reasonable documented out of pocket expenses incurred by Tall Oak Parent in connection with the preparation and delivery of Required Information shall be reimbursed by Summit.

(c)         If any unanticipated SEC rules or regulations are applicable that would cause additional requirements with respect to financial statements or financial information or to accelerate the compliance deadlines thereof, the Required Information and related timing set forth in such sections will be assumed to adjust accordingly to conform to those requirements; provided, however, that Summit must provide Tall Oak Parent with reasonable notice of such accelerated timing.

6.16       Exclusivity.

(a)         From the Execution Date until the earlier of the Closing Date or the termination of this Agreement pursuant to Article VIII, Tall Oak Parent agrees not to, and to direct or cause its Affiliates (including the Target Companies) and their respective Affiliates not to, directly or indirectly, take any of the following actions:

(i)          initiate, solicit, encourage, consider or accept in any way any inquiry, offer or proposal from, or submit any proposal to, any Person or group of Persons other than Summit, its Affiliates and any of its and their respective Representatives relating to (A) the sale, purchase, acquisition, disposition, lease or exchange (whether by transfer, merger, consolidation or other means) of (1) all or a portion of the Equity Interests in the Target Companies, including the Tall Oak Interests, or (2) all or a material portion of the assets or properties of any of the Target Companies, including the Assets, to any Person or group of Persons other than Summit or any of its Affiliates; (B) the issuance of any Equity Interests in any of the Target Companies; (C) any financing transaction of any kind, other than routine lending arrangements in the ordinary course of business or as otherwise expressly required under the terms of this Agreement in connection with the consummation of the transactions contemplated herein; or (D) any merger, consolidation, restructuring, recapitalization, equity exchange, liquidation, dissolution or similar transaction involving any of the Target Companies (each, an “Acquisition Proposal”);

(ii)         participate in any negotiations or discussions with, or furnish any assistance or non-public information to, any Person or group of Persons other than Summit and its Representatives regarding any Acquisition Proposal; or

(iii)        enter into any agreement or understanding, whether oral or in writing, to effect an Acquisition Proposal.

(b)         Tall Oak Parent agrees that the rights and remedies for noncompliance with this Section 6.16 shall include having such provision specifically enforced by any court having equity jurisdiction, it being acknowledged and agreed that any such breach or threatened breach shall cause irreparable injury to Summit and its Affiliates and that money damages would not provide an adequate remedy to Summit and its Affiliates.

6.17       NYSE Listing. SMC shall use commercially reasonable efforts to timely file all required notices and other documents related to the listing of the shares of Common Stock for which the SMLP Common Units (and corresponding shares of SMC Class B Common Stock) issuable hereunder may be exchanged.

6.18       Further Assurances. Following the Closing, each Party shall execute and deliver such further instruments of conveyance and transfer and take such additional action as reasonably requested by any other Party to effect, consummate, confirm or evidence the transactions contemplated by this Agreement and carry out the purposes of this Agreement.

6.19       Data Room. Within five (5) Business Days after the Closing Date, Tall Oak Parent shall deliver to Summit two electronic discs or flash drives containing copies of the documents uploaded as of the Closing Date to the data room.

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6.20       R&W Insurance Policy. The Parties acknowledge and agree that, as of or prior to the Execution Date, Summit has procured the R&W Policy Commitment and that, following the Execution Date, Summit shall use commercially reasonable efforts to satisfy the conditions in the R&W Policy Commitment to cause the R&W Policy to be issued on terms and in the form set forth in the R&W Policy Commitment as soon as practicable and in any event in connection with the Closing, and Tall Oak Parent shall reasonably cooperate with Summit in connection therewith. Summit shall be solely responsible for the premium and any and all other costs of procuring the R&W Policy, and Summit shall pay or cause to be paid one hundred percent (100%) of all costs and expenses related to the R&W Policy. From and after the issuance of the R&W Policy, none of the Parties shall amend, modify or otherwise change, terminate or waive any provision of the R&W Policy in a manner materially adverse to Tall Oak Parent or Summit and/or any of their respective past, present or future Representatives, without the prior written consent of each of the Parties.

6.21       SMC Stockholder Approval. As promptly as practicable following the Execution Date, SMC shall (i) prepare and file with the SEC, a preliminary proxy statement containing the information specified in Schedule 14A of the Exchange Act with respect to the issuance of the Equity Consideration as contemplated by this Agreement and (ii) following the completion of the SEC review and comment(s) thereon, file with the SEC and distribute to the SMC Stockholders the definitive proxy statement. Each of SMC and, to the extent required, Tall Oak Parent, shall cooperate and consult with each other in connection with the preparation and filing of the proxy statement, including promptly furnishing to each other in writing upon request any and all proxies, information or disclosures relating to a party or its Affiliates, directors or officers as may be required to be set forth therein, as applicable, under applicable Law. As promptly as reasonably practicable after all comments, if any, received from the SEC or the staff of the SEC have been cleared by the SEC with respect to the preliminary proxy statement, SMC shall file the definitive proxy statement with the SEC and cause such definitive proxy statement to be mailed to the holders of the Common Stock (the “SMC Stockholders”). SMC shall, as soon as practicable following the date of this Agreement, establish a record date for, duly call, give notice of, convene and hold a special meeting of the SMC Stockholders (the “SMC Stockholders Meeting”) for the purpose of obtaining the SMC Stockholder Approval. Subject to Section 6.22, SMC shall, through its board of directors, recommend to the SMC Stockholders approval of the issuance of the Equity Consideration as contemplated by this Agreement (the “SMC Board Recommendation”). Unless the board of directors of SMC has adopted or effected a SMC Adverse Recommendation Change in accordance with Section 6.22, SMC shall use its commercially reasonable efforts to solicit from the SMC Stockholders proxies in favor of the SMC Stockholders proposal and to take all other action necessary or advisable to secure the SMC Stockholder Approval. The proxy statement shall include, subject to Section 6.22, the SMC Board Recommendation. Notwithstanding anything in this Agreement to the contrary, unless this Agreement is terminated in accordance with Section 7.1, SMC shall submit this Agreement for approval by the SMC Stockholders at such SMC Stockholders Meeting. Notwithstanding anything in this Agreement to the contrary, SMC may postpone or adjourn the SMC Stockholders Meeting (i) to solicit additional proxies for the purpose of obtaining the SMC Stockholder Approval, (ii) for the absence of a quorum, (iii) to allow reasonable additional time for the filing and/or mailing of any supplemental or amended disclosure that SMC has determined after consultation with outside legal counsel is necessary under applicable Law and for such supplemental or amended disclosure to be disseminated and reviewed by the SMC Stockholders prior to the SMC Stockholders Meeting, or (iv) if SMC has delivered any notice contemplated by Section 6.22 and the time periods contemplated by Section 6.22 have not expired.

6.22       SMC Adverse Recommendation Change.

(a)         Notwithstanding any other provision of this Agreement, at any time prior to obtaining the SMC Stockholder Approval, the board of directors of SMC may adopt or effect a SMC Adverse Recommendation Change if the board of directors of SMC, after consultation with, and receipt of recommendation from, Summit’s financial advisor and outside legal counsel, determines in good faith that the failure to take such action would not be in the best interest of Summit and would be inconsistent with its duties under the Charter and Bylaws and fiduciary duties under applicable Law and after such determination by the board of directors of SMC, SMC shall promptly (and in any event within two (2) Business Days) provide written notice to Tall Oak Parent of the SMC’s board of directors’ intention to adopt or effect a SMC Adverse Recommendation Change.

(b)         During the period that commences on the date of delivery of such written notice to Tall Oak Parent and ends at 11:59 P.M. Central time on the date that is the tenth Business Day following the date of such delivery (the “Notice Period”), Summit shall (1) negotiate with Tall Oak Parent in good faith to

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make such adjustments to the terms and conditions of this Agreement as would permit the board of directors of SMC not to effect a SMC Adverse Recommendation Change; and (2) keep Tall Oak Parent reasonably informed with respect to the status and changes in the material terms and conditions of such proposed SMC Adverse Recommendation Change or other change in circumstances related thereto.

(c)         If the board of directors of SMC shall have considered in good faith all revisions to the terms of this Agreement offered in writing by Tall Oak Parent and, at the end of the Notice Period, shall have determined in good faith, after consultation with, and receipt of recommendation from, Summit’s financial advisor and outside legal counsel, that failure to effect a SMC Adverse Recommendation Change would not be in the best interest of Summit and would be inconsistent with its duties under applicable Law even if such revisions were to be given effect, the board of directors of SMC may proceed with effectuating a SMC Adverse Recommendation Change.

(d)         Nothing contained in this Agreement shall prevent SMC or the board of directors of SMC from issuing a “stop, look and listen” communication pursuant to Rule 14d-9(f) under the Exchange Act or complying with Rule 14d-9 and Rule 14e-2 under the Exchange Act with respect to a proposed SMC Adverse Recommendation Change if the board of directors of SMC determines in good faith (after consultation with outside legal counsel) that its failure to do so would be reasonably likely to constitute a violation of applicable Law.

6.23       Board Designees. As soon as practicable following the Execution Date, but no later than fifteen (15) Business Days following the Execution Date, Tall Oak Parent shall provide to SMC a list of those individuals that Tall Oak Parent proposes to appoint the board of directors of SMC.

6.24       Management Aggregator Redemption. If requested in writing by Tall Oak Parent no later than two (2) Business Days prior to the Closing Date, SMC and SMLP will (a) cause any SMLP Common Units (and the corresponding shares of SMC Class B Common Stock) received by Tall Oak Parent pursuant to Section 2.1(b) that are distributed by Tall Oak Parent to Management Aggregator on the Closing Date to be redeemed as soon as reasonably practicable by Summit following the Closing (in any event within four (4) Business Days after the Closing) on the terms set forth in Section 11.01 of the A&R Partnership Agreement and (b) in consideration for such redemption cause to be issued to Management Aggregator as soon as reasonably practicable by Summit following the Closing (in any event within four (4) Business Days after the Closing) a corresponding number of shares of Common Stock on the terms set forth in Section 11.01 of the A&R Partnership Agreement. In furtherance of the foregoing, SMC and SMLP hereby waive any requirement to deliver any Redemption Notice (as defined in the A&R Partnership Agreement) or other waiting or notice periods under the A&R Partnership Agreement that would otherwise be applicable to such redemption and agree to cause Common Stock to be issued to Management Aggregator on the Closing Date on the terms set forth in this Section 6.24; provided, that, nothing in this Section 6.24 shall limit the right of Tall Oak Parent to revoke its election prior to the consummation of such redemption under the circumstances set forth in Section 11.01(c) of the A&R Partnership Agreement.

6.25       Required Third Party Consents and Required Notifications. As soon as reasonably practicable following the Execution Date, Tall Oak Parent shall, and shall cause its Affiliates to, use commercially reasonable efforts to obtain all Required Third-Party Consents and to make all Required Notifications set forth on Schedule 2.4(c)(iii) prior to the Closing. In the event that any Third-Party Consents are not obtained prior to the Closing, from and after the Closing Date, Tall Oak Parent shall, and shall cause its Affiliates to, cooperate with Summit and the Target Companies and use commercially reasonable efforts to assist Summit and the Target Companies to obtain any such Required Third-Party Consents and to do any and all such further acts and things as may be reasonably necessary to effect completely the intent of this Section 6.25.

6.26       Transferred Items. Prior to the Closing, Tall Oak Parent shall, or shall cause its applicable Affiliates to, use commercially reasonable efforts to transfer (which may be implemented pursuant to an assignment, partial assignment, novation or otherwise, in each case, in form and substance reasonably acceptable to Summit) (“Transfer”), any Authorizations that are currently in the name of Tall Oak Parent or another Person but which are primarily related to the Business and should be in the name of a Target Company to the Target Company designated by Summit; provided that, to the extent any such Transfer requires the consent of a Third Party, Tall Oak Parent shall, or shall cause its applicable Affiliate to, at Summit’s election, (a) reasonably cooperate with Summit’s efforts prior to and following Closing to obtain the applicable consent or consents required for such Transfer or (b) enter into such alternative arrangements (at Summit’s sole cost and expense) that provide the applicable Target Company with rights

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and obligations substantially similar to those that such Target Company would have if the Transfer had occurred prior to the Closing; provided, further, that if Tall Oak Parent becomes aware prior to or after Closing of any other Contract or Authorization that a Target Company is not a party to or any asset that is not currently held by any Target Company but which, in either case, is material to the Business, then Tall Oak Parent shall provide prompt written notice to Summit.

Article VII
TERMINATION

7.1         Termination at or Prior to the Closing. This Agreement may be terminated prior to the Closing:

(a)         by the mutual written consent of all Parties;

(b)         by any Party, by written notice to the other Parties, at any time after the Outside Date, if the Closing has not been consummated on or before the Outside Date; provided, that the right to terminate this Agreement under this Section 7.1(b) will not be available to (i) a Party if the failure to consummate the Closing by the Outside Date was primarily caused by the failure of such Party to perform or comply in any material respect with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing or (ii) a Party if another Party has filed (and is then actively pursuing) an action before a Governmental Authority in good faith seeking specific performance as permitted by Section 9.13;

(c)         by any Party, by written notice to the other Parties, if any Governmental Authority has issued, enacted, entered, promulgated or enforced any Law or issued any Order, in either case, that is final and non-appealable and that has not been vacated, withdrawn or overturned (other than a temporary restraining order), restraining, enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement; provided, however, that the right to terminate this Agreement under this Section 7.1(c) shall not be available to a Party if the issuance or promulgation of such Law or Order was primarily due to the failure of such Party to perform or comply with any of the covenants, agreements, obligations or conditions of this Agreement to be performed or complied with by such Party prior to the Closing;

(d)         by Tall Oak Parent, by written notice to Summit, if Summit has breached any of its applicable representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or Summit has failed to perform any of its applicable covenants or agreements set forth in this Agreement, which breach or failure (A) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 2.4(b)(i) or Section 2.4(b)(ii) of this Agreement and (B) is incapable of being cured, or is not cured by Summit by the earlier of (x) the Outside Date and (y) 30 days following receipt of written notice from Tall Oak Parent of such breach or failure;

(e)         by Summit, by written notice to Tall Oak Parent, if Tall Oak Parent has breached any of its representations or warranties set forth in this Agreement (or if any such representations or warranties fail to be true) or has failed to perform any of its covenants or agreements set forth in this Agreement, which breach or failure (i) would (if it occurred or was continuing as of the Closing Date) give rise to the failure of a condition set forth in Section 2.4(c)(i) or Section 2.4(c)(ii) and (ii) is incapable of being cured, or is not cured by Tall Oak Parent by the earlier of (A) the Outside Date and (B) 30 days following receipt of written notice from Summit of such breach or failure;

(f)          by Tall Oak Parent, by written notice to Summit, if (i) all of the conditions set forth in Section 2.4(a) and Section 2.4(c) have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.1(a), (ii) Tall Oak Parent has confirmed by irrevocable written notice (a “Tall Oak Closing Notice”) delivered to Summit that (A) all conditions set forth in Section 2.4(a) and Section 2.4(b) have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or that Tall Oak Parent is prepared to irrevocably

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waive any unsatisfied conditions in Section 2.4(b) of this Agreement as of the Closing and (B) Tall Oak Parent stands ready, willing and able to consummate the Closing on the date of such notice and at all times during the five Business Day period immediately thereafter, and (iii) Summit fails to consummate the transactions contemplated by this Agreement within such five Business Day period after the date of the delivery of a Tall Oak Closing Notice;

(g)         by Summit, by written notice to Tall Oak Parent, if (i) all of the conditions set forth in Section 2.4(a) and Section 2.4(b) of this Agreement have been and continue to be satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) and the Closing has not occurred by the time required under Section 2.1(a), (ii) Summit has confirmed by irrevocable written notice (a “Summit Closing Notice”) delivered to Tall Oak Parent that (A) all conditions set forth in Section 2.4(c) of this Agreement have been and remain satisfied (other than such conditions as, by their nature, are to be satisfied by the delivery of documents or the taking of any other action at the Closing, but subject to the satisfaction (or waiver) of such conditions at the Closing) or Summit is prepared to irrevocably waive any unsatisfied conditions in Section 2.4(c) of this Agreement as of the Closing and (B) Summit stands ready, willing and able to consummate the Closing on the date of such notice and at all times during the five Business Day period immediately thereafter, and (iii) Tall Oak Parent fails to consummate the transactions contemplated by this Agreement within such five Business Day period after the date of the delivery of the Summit Closing Notice;

(h)         by Summit or Tall Oak Parent if the SMC Stockholders Meeting shall have concluded and the SMC Stockholder Approval shall not have been obtained; or

(i)          by Summit if a SMC Adverse Recommendation Change shall have occurred.

7.2         Effect of Termination. In the event of the termination of this Agreement as provided in Section 7.1, written notice thereof will be given to the other Parties, specifying the provision of this Agreement pursuant to which such termination is made, and this Agreement shall forthwith become void and there shall be no further obligation on the part of any Party or its respective Representatives, except that (a) nothing herein shall relieve a Party from any Liability for any Fraud or Willful Breach of this Agreement occurring prior to such termination and all rights and remedies of a non-breaching Party under this Agreement in the case of any such breach at law and in equity shall be preserved and (b) the provisions of Section 6.3(d), Section 6.3(e), Section 6.3(i), Section 6.3(j), Section 6.9, this Section 7.2, Section 7.3, Section 7.4 and Article IX (and any defined terms necessary to interpret such Sections) shall survive any termination of this Agreement. Upon the termination of this Agreement, Tall Oak Parent shall be free to enjoy immediately all rights of ownership of the Target Companies, the Tall Oak Interests and the Assets and to own, manage, operate, sell, transfer, encumber or otherwise dispose of the same to any Person without any restriction under this Agreement.

7.3         Break Fee. Notwithstanding anything herein to the contrary, if this Agreement is terminated by Summit pursuant to Section 7.1(i), then, within three (3) Business Days of such SMC Adverse Recommendation Change being consummated, and Summit’s receipt of Tall Oak Parent’s wire instructions, Summit shall pay Tall Oak Parent an aggregate amount equal to $15,000,000 (the “Break Up Fee”) by wire transfer of immediately available funds in accordance with the wire transfer instructions provided by Tall Oak Parent to Summit. The Break Up Fee and this Section 7.3 shall be Tall Oak Parent’s sole and exclusive remedy in connection with a termination of this Agreement pursuant to Section 7.1(i) with the Break Up Fee constituting liquidated damages in lieu of any other damages or remedies available at Law or in equity, including any right of specific performance or other equitable relief against Summit or any of its Affiliates. Upon Tall Oak Parent’s receipt of the Break Up Fee, neither Summit nor any of its Affiliates shall have any liability or obligation to Tall Oak Parent relating to or arising out of this Agreement or the transactions contemplated hereby. UPON TALL OAK PARENT’S RECEIPT OF THE BREAK UP FEE, ALL OTHER RIGHTS AND REMEDIES AT LAW OR IN EQUITY BEING HEREBY EXPRESSLY DISCLAIMED AND WAIVED BY TALL OAK PARENT, TALL OAK PARENT (ON THEIR BEHALF AND ON BEHALF OF THEIR AFFILIATES) RELEASES SUMMIT, THE SUMMIT COMPANIES AND EACH OF THEIR AFFILIATES, WAIVES ANY RIGHT OF RECOVERY FOR AND AGREES NOT TO SEEK ANY RECOVERY FOR ANY LOSS SUFFERED AS A RESULT OF ANY BREACH OF ANY COVENANT, OBLIGATION, REPRESENTATION OR WARRANTY IN THIS AGREEMENT OR THE FAILURE OF THE TRANSACTIONS CONTEMPLATED BY THIS AGREEMENT TO BE CONSUMMATED, OR IN RESPECT OF ANY ORAL REPRESENTATION MADE

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OR ALLEGED TO HAVE BEEN MADE IN CONNECTION HEREWITH. IT IS EXPRESSLY STIPULATED BY THE PARTIES THAT THE ACTUAL AMOUNT OF DAMAGES RESULTING FROM THE FAILURE TO CONSUMMATE THE TRANSACTIONS CONTEMPLATED HEREUNDER AT CLOSING WOULD BE DIFFICULT IF NOT IMPOSSIBLE TO DETERMINE ACCURATELY BECAUSE OF THE UNIQUE NATURE OF THIS AGREEMENT, THE UNIQUE NATURE OF SUMMIT, THE UNCERTAINTIES OF APPLICABLE COMMODITY MARKETS AND DIFFERENCES OF OPINION WITH RESPECT TO SUCH MATTERS, AND THAT THE LIQUIDATED DAMAGES PROVIDED FOR HEREIN ARE A REASONABLE ESTIMATE BY THE PARTIES OF SUCH DAMAGES UNDER THE CIRCUMSTANCES AND DO NOT CONSTITUTE A PENALTY.

7.4         Return of Documentation and Confidentiality. Upon termination of this Agreement, each Party (as receiving party) shall, at the option of such Party, return or destroy all title, engineering, data, assessments, reports, records, materials, maps and other information furnished to such receiving Party by the disclosing Party and all reports prepared by Third Parties on behalf of the receiving Party in connection with its due diligence investigation of the transactions contemplated by this Agreement, in each case in accordance with, and subject to the terms of, the Confidentiality Agreement, and upon request, a Representative of such Party shall confirm the same to the other Party in writing.

Article VIII
SURVIVAL AND REMEDIES; INDEMNIFICATION

8.1         No Survival. Except as otherwise expressly provided in this Section 8.1, each of the representations, warranties, covenants and agreements (to the extent such covenant or agreement contemplates or requires performance by a Party on or prior to the Closing) of the Parties set forth in this Agreement or any certificate delivered hereunder will terminate as of the Closing such that no Claim for breach of any such representation, warranty, covenant or agreement, detrimental reliance or other right or remedy (whether in contract, in tort or at law or in equity) may be brought with respect thereto after the Closing, except in the case of Fraud. Each covenant and agreement that by its nature contemplates performance at or after the Closing will, in each case and to such extent, expressly survive the Closing in accordance with its terms until fully performed, and the covenants set forth in Section 6.1(b)(xvi) and (xx) will expressly survive the Closing in accordance with its terms until thirty (30) days after the Closing, and no Party shall have any Liability or other obligation with respect to any such surviving covenant thereafter, it being understood that nothing in this Section 8.1 will be deemed to limit any rights or remedies of any Person for breach of any such surviving covenant or agreement until fully performed.

8.2         Waiver and Release; Disclaimer.

(a)         Effective as of the Closing, Tall Oak Parent and its Affiliates (other than the Target Companies), on the one hand, and Summit and its Subsidiaries (including the Target Companies), on the other hand, in each case on behalf of themselves and each of their respective Affiliates (each, a “Releasor”), unconditionally and irrevocably acquit, remise, waive, discharge and forever release to the fullest extent permitted by Law, the other Party/ies that are on the other hand, its/their Affiliates (including, with respect to Summit, the Target Companies) and its and their respective Representatives (collectively, the “Released Parties”) from any and all Claims and Liabilities, including those arising under any Law or Contract, that in any way arise out of, relate to, result from or that are in connection with the Tall Oak Interests, the Target Companies, Summit, the Summit Companies, the Assets or the Business, in each case, whether arising prior to or after the Closing (the “Released Claims and Liabilities”). The Parties further covenant and agree not to bring or threaten to bring or otherwise join in any Claim against any of the Released Parties that in any way arises out of, relates to, results from or is in connection with any Released Claims and Liabilities, and each of the Parties represents that none of the Releasors has assigned any such Claims to any Person. Each Party, on behalf of itself and each Releasor, hereby expressly covenants and agrees that neither it nor any other Releasor shall seek (and shall cause each other Releasor not to seek) to recover any amounts in connection with any Released Claims and Liabilities from any of the Released Parties.

(b)         Notwithstanding the foregoing, the Released Claims and Liabilities acquitted, remised, discharged and released pursuant to this Section 8.2 shall not include any rights of any Person providing such a release that are expressly provided under this Agreement, the Transaction Documents, the Confidentiality Agreement or for Fraud.

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(c)         WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES, RIGHTS AND REMEDIES SET FORTH IN THIS AGREEMENT, SUMMIT ACKNOWLEDGES THAT: (I) THE ASSETS HAVE BEEN USED FOR HYDROCARBON MIDSTREAM OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; AND (III) the Assets have been used for THE TRANSPORTATION, TREATMENT, STORAGE AND PROCESSING of CRUDE OIL, Natural gas AND NATURAL GAS LIQUIDS and that there may be petroleum, wastes or other substances or materials located in, on or under or associated with the Assets; NORM may affix or attach itself to the inside of pipe, materials and equipment as scale, or in other forms; The Equipment located on the Real Property or included in the Assets may contain ASBESTOS, NORM and other wastes or regulated substances; NORM-containing material or other wastes or regulated substances may have come in contact with various environmental media, includinG water, soils or sediment; AND Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other regulated substances from the Assets. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY TALL OAK PARENT IN ARTICLE III AND ARTICLE IV AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, (A) SUMMIT EXPRESSLY ACKNOWLEDGES AND AGREES THAT (A) NEITHER TALL OAK PARENT NOR ANY TARGET COMPANY IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF TALL OAK PARENT, THE TALL OAK INTERESTS, THE ASSETS, THE TARGET COMPANIES, OR THE TARGET COMPANIES’ BUSINESSES, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING THE TARGET COMPANIES FURNISHED TO SUMMIT OR SUMMIT’S REPRESENTATIVES OR MADE AVAILABLE TO SUMMIT OR SUMMIT’S REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, AND (B) NO REPRESENTATIVE OF TALL OAK PARENT OR THE TARGET COMPANIES (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (B) SUMMIT SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT TALL OAK PARENT AND THE TARGET COMPANIES HAVE SPECIFICALLY DISCLAIMED AND DO SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (C) SUMMIT SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY TALL OAK PARENT OR THE TARGET COMPANIES TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, AND SUMMIT HAS NOT RELIED UPON THE ABSENCE OF A DISCLOSURE OF ANY SPECIFIC FACT; AND (D) SUMMIT IS ACQUIRING THE TALL OAK INTERESTS SUBJECT ONLY TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE III AND ARTICLE IV OF THIS AGREEMENT AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, AND AS FURTHER LIMITED BY THE SPECIFICALLY BARGAINED-FOR EXCLUSIVE REMEDIES AS SET FORTH IN THIS ARTICLE VIII.

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(d)         EXCEPT AS EXPRESSLY SET OUT IN ARTICLE III AND ARTICLE IV AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, TALL OAK PARENT AND THE TARGET COMPANIES MAKE NO REPRESENTATION, COVENANT, OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO, OR MADE AVAILABLE TO, SUMMIT WITH RESPECT TO, (I) THE TARGET COMPANIES, INCLUDING ANY DESCRIPTION OF THE TARGET COMPANIES, THE ASSETS OR PRICING ASSUMPTIONS, OR (II) FUTURE REVENUES, RESULTS OF OPERATIONS, OR OTHER RESULTS WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO, OR MADE AVAILABLE TO, SUMMIT BY OR ON BEHALF OF TALL OAK PARENT OR ANY OF ITS AFFILIATES, AND SUMMIT ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) SUMMIT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) SUMMIT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED.

(e)         WITHOUT LIMITING THE EXPRESS REPRESENTATIONS AND WARRANTIES, RIGHTS AND REMEDIES SET FORTH IN THIS AGREEMENT, TALL OAK PARENT ACKNOWLEDGES THAT: (I) SUMMIT’S ASSETS HAVE BEEN USED FOR HYDROCARBON MIDSTREAM OPERATIONS AND PHYSICAL CHANGES IN THE ASSETS AND IN THE LANDS BURDENED THEREBY MAY HAVE OCCURRED AS A RESULT OF SUCH USES; (II) THE ASSETS INCLUDE ABOVE-GROUND AND BURIED PIPELINES AND OTHER EQUIPMENT, THE LOCATIONS OF WHICH MAY NOT BE READILY APPARENT BY A PHYSICAL INSPECTION OF THE ASSETS OR THE LANDS BURDENED THEREBY; AND (III) SUMMIT’S Assets have been used for THE TRANSPORTATION, TREATMENT, STORAGE AND PROCESSING of CRUDE OIL, Natural gas AND NATURAL GAS LIQUIDS and that there may be petroleum, wastes or other substances or materials located in, on or under or associated with the Assets; NORM may affix or attach itself to the inside of pipe, materials and equipment as scale, or in other forms; The Equipment located on the Real Property or included in the Assets may contain ASBESTOS, NORM and other wastes or regulated substances; NORM-containing material or other wastes or regulated substances may have come in contact with various environmental media, includinG water, soils or sediment; AND Special procedures may be required for the assessment, remediation, removal, transportation or disposal of environmental media, wastes, asbestos, NORM and other regulated substances from the Assets. EXCEPT FOR THE SPECIFIC REPRESENTATIONS AND WARRANTIES EXPRESSLY MADE BY SUMMIT IN ARTICLE V AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, (A) TALL OAK PARENT EXPRESSLY ACKNOWLEDGES AND AGREES THAT (1) NEITHER SUMMIT OR SUMMIT GP NOR ANY SUMMIT COMPANY IS MAKING OR HAS MADE ANY REPRESENTATION OR WARRANTY, EXPRESSED OR IMPLIED, AT LAW OR IN EQUITY, IN RESPECT OF SUMMIT, THE SUMMIT COMPANIES, SUMMIT’S ASSETS OR BUSINESSES, LIABILITIES, OPERATIONS, PROSPECTS OR CONDITION (FINANCIAL OR OTHERWISE), INCLUDING WITH RESPECT TO MERCHANTABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OF ANY ASSETS, THE NATURE OR EXTENT OF ANY LIABILITIES, THE BUSINESS OR FINANCIAL PROSPECTS, THE EFFECTIVENESS OR THE SUCCESS OF ANY OPERATIONS OR THE ACCURACY OR COMPLETENESS OF ANY CONFIDENTIAL INFORMATION MEMORANDA, DOCUMENTS, PROJECTIONS, MATERIAL OR OTHER INFORMATION (FINANCIAL OR OTHERWISE) REGARDING SUMMIT FURNISHED TO TALL OAK PARENT OR THEIR REPRESENTATIVES OR MADE AVAILABLE TO TALL OAK PARENT OR THEIR REPRESENTATIVES IN ANY “DATA ROOMS,” “VIRTUAL DATA ROOMS,” MANAGEMENT PRESENTATIONS OR IN ANY OTHER FORM IN EXPECTATION OF, OR IN CONNECTION WITH, THE TRANSACTIONS CONTEMPLATED HEREBY, AND (2) NO REPRESENTATIVE OF SUMMIT OR SUMMIT GP (OR ANY OF THEIR RESPECTIVE AFFILIATES) HAS ANY AUTHORITY, EXPRESS OR IMPLIED, TO MAKE ANY REPRESENTATIONS, WARRANTIES OR AGREEMENTS NOT SPECIFICALLY SET FORTH IN THIS AGREEMENT AND SUBJECT TO THE LIMITED REMEDIES HEREIN PROVIDED; (B) TALL OAK PARENT SPECIFICALLY DISCLAIMS THAT IT IS RELYING UPON OR HAS RELIED UPON ANY SUCH OTHER REPRESENTATIONS OR WARRANTIES THAT

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MAY HAVE BEEN MADE BY ANY PERSON, AND ACKNOWLEDGES AND AGREES THAT SUMMIT AND SUMMIT GP HAVE SPECIFICALLY DISCLAIMED AND DO SPECIFICALLY DISCLAIM ANY SUCH OTHER REPRESENTATION OR WARRANTY MADE BY ANY PERSON; (C) TALL OAK PARENT SPECIFICALLY DISCLAIMS ANY OBLIGATION OR DUTY BY SUMMIT OR SUMMIT GP TO MAKE ANY DISCLOSURES OF FACT NOT REQUIRED TO BE DISCLOSED PURSUANT TO THE SPECIFIC REPRESENTATIONS AND WARRANTIES SET FORTH IN ARTICLE V OF THIS AGREEMENT AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, AND TALL OAK PARENT HAS NOT RELIED UPON THE ABSENCE OF A DISCLOSURE OF ANY SPECIFIC FACT; AND (D) TALL OAK PARENT IS ACQUIRING THE SMC CLASS B COMMON STOCK AND SMLP COMMON UNITS SUBJECT ONLY TO THE TERMS AND CONDITIONS OF THIS AGREEMENT.

(f)          EXCEPT AS EXPRESSLY SET OUT IN ARTICLE V AND IN ANY CERTIFICATE REQUIRED TO BE DELIVERED HEREUNDER, SUMMIT AND SUMMIT GP MAKE NO REPRESENTATION, COVENANT, OR WARRANTY, EXPRESS, IMPLIED, OR STATUTORY, AS TO THE ACCURACY OR COMPLETENESS OF ANY DATA OR RECORDS DELIVERED TO, OR MADE AVAILABLE TO, TALL OAK PARENT WITH RESPECT TO, SUMMIT, INCLUDING ANY DESCRIPTION OF SUMMIT, ITS ASSETS OR PRICING ASSUMPTIONS, OR (II) FUTURE REVENUES, RESULTS OF OPERATIONS, OR OTHER RESULTS WITH RESPECT TO ANY PROJECTION OR FORECAST DELIVERED TO, OR MADE AVAILABLE TO, TALL OAK PARENT BY OR ON BEHALF OF SUMMIT OR SUMMIT GP OR ANY OF ITS AFFILIATES, AND TALL OAK PARENT ACKNOWLEDGES THAT (A) THERE ARE UNCERTAINTIES INHERENT IN ATTEMPTING TO MAKE SUCH PROJECTIONS AND FORECASTS, (B) TALL OAK PARENT IS FAMILIAR WITH SUCH UNCERTAINTIES, AND (C) TALL OAK PARENT IS TAKING FULL RESPONSIBILITY FOR MAKING ITS OWN EVALUATION OF THE ADEQUACY AND ACCURACY OF ALL SUCH PROJECTIONS AND FORECASTS FURNISHED.

Article IX
MISCELLANEOUS PROVISIONS

9.1         Assignment. No Party may assign this Agreement or any of its rights or obligations arising hereunder without the prior written consent of the other Parties; provided, that Summit may with the written consent of Tall Oak Parent (not to be unreasonably withheld, conditioned or delayed), assign its rights and obligations hereunder to another wholly-owned Subsidiary of Summit if such assignment will not cause or result in any material delays to Closing; provided, however, that no such assignment will relieve Summit or any of its Affiliates of any of its or their obligations hereunder. Subject to the preceding sentences of this Section 9.1, this Agreement shall be binding upon, inure to the benefit of, and be enforceable by, the Parties and their respective successors and assigns permitted pursuant to this Section 9.1. Any purported assignment not expressly permitted under this Section 9.1 shall be null and void.

9.2         Amendments and Waiver. This Agreement may be amended, superseded or otherwise modified only by a written instrument duly executed by each Party, specifically stating that it amends, supersedes or otherwise modifies this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by the Party entitled to the benefit of such term or condition specifically stating that it waives such term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall a waiver constitute a continuing waiver unless otherwise expressly provided in writing. Unless otherwise specified in this Agreement, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

9.3         Entire Agreement. This Agreement (together with any Exhibits and Schedules hereto), the other Transaction Documents (once executed and delivered in accordance with this Agreement) and the Confidentiality Agreement contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.

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9.4         Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

9.5         Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by email or other electronic transmission (including in portable document format (.pdf)), and delivery of the executed signature page by such method will be deemed to have the same effect as if an original signature had been delivered to the other Parties.

9.6         Governing Law and Dispute Resolution.

(a)         Governing Law. THIS AGREEMENT, THE TRANSACTION DOCUMENTS AND THE PERFORMANCE OF THE TRANSACTIONS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT AND THE TRANSACTION DOCUMENTS WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL CLAIMS, CONTROVERSIES AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR STATUTE AND ANY AND ALL PROCEEDINGS RELATED THERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS OR OTHER RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTES OF LIMITATIONS OF A DIFFERENT JURISDICTION.

(b)         Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute and/or Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The Parties irrevocably waive, to the fullest extent permitted by applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents to process being served by any Party to this Agreement in any Proceeding of the nature specified in this Section 9.6(b) in the manner specified by the provisions of Section 9.7.

(c)         Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY PROCEEDING UNDER, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(d)         Settlement Proceedings. All aspects of any voluntary resolution or settlement of any Proceeding relating to this Agreement in any way, including the negotiations, communications, offers, statements and/or other documents provided to a mediator or otherwise used during mediation, and any executed settlement agreements, if any, pursuant to this Section 9.6 shall be held confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of any settlement confidential), by each Party and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.

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9.7         Notices and Addresses. Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by e-mail (without notice of failed delivery) to the addresses of the Parties as follows:

If to Summit or, after the Closing, the Target Companies:

Summit Midstream Corporation
910 Louisiana Street, Suite 4200
Houston, TX 77002
Attention: Legal Department
Email: Legal@summitmidstream.com

with a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street
Suite 2800
Houston, Texas 77002
Attention: H. William Swanstrom; Jennie Simmons
Email: bswanstrom@lockelord.com; Jennie.simmons@lockelord.com

If to Tall Oak Parent or, prior to the Closing, the Target Companies:

Tall Oak Midstream Holdings, LLC
2575 Kelley Pointe Parkway, Suite 340
Edmond, Oklahoma 73013
Attention: Max J. Myers
Email: mmyers@talloakmidstream.com

and

Tailwater Capital LLC
2021 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attention: Jason Downie; Stephen Lipscomb
Email: jdownie@tailwatercapital.com; slipscomb@tailwatercapital.com with a copy to (which shall not constitute notice but shall be necessary for proper notice):

Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attention: Kevin T. Crews, P.C.; Adam Garmezy
E-mail: kevin.crews@kirkland.com; adam.garmezy@kirkland.com

or at such other address as a Party may designate by written notice to the other Party in the manner provided in this Section 9.7. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service or personal delivery shall be deemed given on the date of actual delivery. Notice by email transmission shall be deemed given on the date of actual delivery when transmitted between 12:01 a.m. and 6:00 p.m. Houston, Texas time on a Business Day, or at 8:00 a.m. on the following Business Day if transmitted after 6:00 p.m.

9.8         Tall Oak Parent: Legal Representation; Attorney-Client Privilege.

(a)         It is acknowledged by each of the Parties that Kirkland & Ellis LLP (“Tall Oak Counsel”) represented Tailwater, Tall Oak Parent, the Target Companies and their Subsidiaries in connection with the negotiation of this Agreement and the Transaction Documents. Summit agrees, and shall cause its Subsidiaries to agree, that, following consummation of the transactions contemplated by this Agreement, such representation and any prior representation of the Target Companies, Tailwater and their Subsidiaries by

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Tall Oak Counsel shall not preclude Tall Oak Counsel from serving as counsel to Tailwater, Tall Oak Parent or their Subsidiaries or any of their respective Affiliates or any director, manager, member, equityholder, partner, officer or employee of the foregoing, in connection with any matter in which the interests of Summit or its Affiliates, on one hand, and Tailwater, Tall Oak Parent or any of their respective Affiliates, on the other hand, are adverse, including any litigation, Claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the Transaction Documents.

(b)         Summit shall not, and shall cause the Target Companies not to, seek to or have Tall Oak Counsel disqualified from representing Tailwater, Tall Oak Parent, or any of their respective Affiliates related to this Agreement based upon the prior representation of the Target Companies by Tall Oak Counsel. Each of the Parties consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.8 shall not be deemed exclusive of any other rights to which the Tall Oak Counsel is entitled whether pursuant to law, contract or otherwise.

(c)         Summit and Tall Oak Parent agree that any attorney-client privilege, attorney work-product protection and expectation of client confidence (the “Privileged Information”) attaching as a result of Tall Oak Counsel’s representation of the Target Companies in connection with the negotiation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Tall Oak Parent and may be waived only by Tall Oak Parent, and not by any Target Company, and shall not pass to or be claimed or used by Summit, the Target Companies, or any of their respective Affiliates; provided, however, that with respect to any Privileged Information that (a) is (i) related to the Business or (ii) any Assets, Liabilities, Losses, Proceedings or other matters associated with any Target Company and (b) is only tangentially related to the transactions contemplated by this Agreement (collectively, the “Excluded Communications”), the privilege and the expectation of client confidence belongs to the applicable Target Company, may be controlled by such Target Company and shall pass to and may be claimed by Summit, the Target Companies, or any of their respective Affiliates. The Privileged Information (other than the Excluded Communications) is the property of Tall Oak Parent, and, from and after the Closing Date, none of Summit, the Target Companies or any of their respective Subsidiaries or Affiliates, nor any Person purporting to act on behalf of Summit, any of the Target Companies or any of their respective Subsidiaries or Affiliates, shall seek to obtain any such Privileged Information, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Information arising prior to the Closing Date, none of Summit, the Target Companies or any of their respective Subsidiaries, Affiliates, successors or assigns may disclose, use or rely on in any way any of such Privileged Information after the Closing. Tall Oak Parent and its Affiliates may not use any Privileged Information in connection with any dispute that relates in any way to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. In the event a dispute arises between Summit, any of its Affiliates or the Target Companies, on one hand, and a Third Party, on the other hand, after the Closing, the Target Companies and their respective Subsidiaries may assert the privilege to prevent disclosure of any such Privileged Information to such Third Party; and, provided, further, that the Target Companies and their respective Subsidiaries shall not, unless required by Law, waive such privilege without Tall Oak Parent’s prior written consent.

9.9         Summit: Legal Representation; Attorney-Client Privilege.

(a)         It is acknowledged by each of the Parties that Locke Lord LLP (“Summit Counsel”) represented Summit and its Subsidiaries in connection with the negotiation of this Agreement and the Transaction Documents. Tall Oak Parent agrees, and shall cause its Affiliates to agree, that, following consummation of the transactions contemplated by this Agreement, such representation and any prior representation of Summit and its Subsidiaries by Summit Counsel shall not preclude Summit Counsel from serving as counsel to Summit or its Subsidiaries or any of their respective Affiliates or any director, manager, member, equityholder, partner, officer or employee of the foregoing, in connection with any matter in which

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the interests of Summit or its Affiliates, on one hand, and Tailwater, Tall Oak Parent or any of their respective Affiliates, on the other hand, are adverse, including any litigation, Claim or obligation arising out of or relating to this Agreement or the transactions contemplated by this Agreement or the Transaction Documents.

(b)         Tall Oak Parent shall not, and shall cause their Affiliates not to, seek to or have Summit Counsel disqualified from representing Summit or its Subsidiaries or any of their respective Affiliates related to this Agreement based upon the prior representation of Summit and its Subsidiaries by Summit Counsel. Each of the Parties consents thereto and waives any conflict of interest arising from such prior representation, and each of such Parties shall cause any of its Affiliates to consent to waive any conflict of interest arising from such representation. Each of the Parties acknowledges that such consent and waiver is voluntary, that it has been carefully considered, and that the Parties have consulted with counsel or have been advised they should do so in connection herewith. The covenants, consent and waiver contained in this Section 9.9 shall not be deemed exclusive of any other rights to which the Summit Counsel is entitled whether pursuant to law, contract or otherwise.

(c)         Summit and Tall Oak Parent agree that any Privileged Information attaching as a result of Summit Counsel’s representation of Summit and its Subsidiaries in connection with the negotiation of this Agreement and the Transaction Documents and the transactions contemplated hereby and thereby, and all information and documents covered by such privilege or protection, shall belong to and be controlled by Summit and may be waived only by Summit, and not by Tall Oak Parent or any Target Company, and shall not pass to or be claimed or used by Tall Oak Parent or the Target Companies, or any of their respective Affiliates. Such Privileged Information is the property of Summit, and, from and after the Closing Date, none of Tall Oak Parent, the Target Companies or any of their respective Subsidiaries or Affiliates, nor any Person purporting to act on behalf of Tall Oak Parent, any of the Target Companies or any of their respective Subsidiaries or Affiliates, shall seek to obtain any such Privileged Information, whether by seeking a waiver of the privilege or through other means. As to any such Privileged Information arising prior to the Closing Date, none of Tall Oak Parent, the Target Companies or any of their respective Subsidiaries, Affiliates, successors or assigns may disclose, use or rely on in any way any of such Privileged Information after the Closing. Tall Oak Parent and its Affiliates may not use any Privileged Information in connection with any dispute that relates in any way to this Agreement, the other Transaction Documents or the transactions contemplated hereby or thereby. In the event a dispute arises between Summit, any of its Affiliates or the Target Companies, on one hand, and a Third Party, on the other hand, after the Closing, the Target Companies and their respective Subsidiaries may assert the privilege to prevent disclosure of any such Privileged Information to such Third Party.

9.10       Rules of Construction; Joint Drafting; No Joint and Several Liability for Tall Oak Parent.

(a)         In construing and interpreting this Agreement, the following principles will be followed, in each case unless expressly provided otherwise in a particular instance: (a) the singular includes the plural and vice versa; (b) reference to a Person includes such Person’s successors and assigns but, in the case of a Party, only if such successors and assigns are permitted by this Agreement, and reference to a Person in a particular capacity excludes such Person in any other capacity; (c) reference to any gender includes each other gender and neuter forms and unless expressly provided to the contrary, if a word or phrase is defined, its other grammatical forms have a corresponding meaning; (d) references to any Exhibit, Schedule, Tall Oak Disclosure Schedule, Summit Disclosure Schedule, Section, Article, Annex, subsection and other subdivision refer to the corresponding Exhibits, Schedules, Tall Oak Disclosure Schedule, Summit Disclosure Schedule, Sections, Articles, Annexes, subsections and other subdivisions of this Agreement, unless expressly provided otherwise and the headings and captions in this Agreement are for convenience only and shall not be considered a part of or affect the construction or interpretation of any provision of this Agreement; (e) references in any Section, Article or definition to any clause means such clause of such Section, Article or definition; (f) “hereunder,” “hereof,” “hereto,” “hereby” and words of similar import are references to this Agreement as a whole and not to any particular provision of this Agreement; (g) references to conduct undertaken or to be undertaken “in the ordinary course” means that such conduct was or shall be undertaken in a manner consistent with past practices; (h) the word “or” is not exclusive, the word “including” (in its various forms) means “including without limitation” and the words “shall” and “will” have the equal force and effect; (i) each accounting term not otherwise defined in this Agreement has the meaning commonly applied to it in accordance with GAAP; (j) references to “days” are to calendar days, unless the term “Business Days” is used; (k) all references to money and monetary figures refer to the lawful currency of the United States unless

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otherwise specified; (l) references to the “other Party” from the perspective of Summit refers to Tall Oak Parent, and from the perspective of Tall Oak Parent refers to Summit; (m) any reference to any federal, state, local or foreign Law shall be deemed also to refer to all rules and regulations promulgated under such Law and references to any Law or agreement means such Law or agreement as it may be amended from time to time; (n) the phrase “made available”, “delivered” or words of similar import shall mean that the documents or information referred to have been posted at least two (2) Business Days prior to the Execution Date, (1) in the case of Tall Oak Parent, to the electronic data site hosted by Datasite.com and established by Tall Oak Parent and its Representatives for the purpose of providing due diligence materials and information to Summit and its Representatives, and, (2) in the case of Summit, to the electronic data site hosted by Datasite.com and established by Summit and its Representatives for the purpose of providing due diligence materials and information to Tall Oak Parent and its Representatives; and (o) each representation and warranty in this Agreement is given independent effect so that if a particular representation and warranty proves to be incorrect or is breached, the fact that another representation and warranty concerning the same or similar subject matter is correct or is not breached, whether such other representation and warranty is more general or more specific, narrower or broader or otherwise, will not affect the incorrectness or breach of such particular representation and warranty. If any action under this Agreement is required to be done or taken on a day that is not a Business Day, then such action shall be required to be done or taken not on such day but on the first succeeding Business Day thereafter.

(b)         The Parties have participated jointly in the negotiation and drafting of this Agreement with the assistance of counsel. Consequently, in the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as jointly drafted by the Parties and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provision of this Agreement or interim drafts of this Agreement.

9.11       Offset. Nothing contained herein shall impair or constitute a waiver of any right of offset or setoff for any Party.

9.12       No Partnership; Third-Party Beneficiaries. Other than with respect to the Intended Tax Treatment, nothing in this Agreement shall be deemed to create a joint venture, partnership or agency relationship between or among the Parties. This Agreement shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies under this Agreement, except that the Persons specified in each of Section 6.3(d) and Section 6.3(i) (Access to Information; Confidentiality), Section 6.7 (Continuation of Indemnity; D&O Tail Coverage), Section 6.15 (SEC Reporting and Financing Cooperation of Tall Oak Parent), Section 8.2 (Waiver and Release; Disclaimer), and Section 9.15 (Non-Recourse) as third-party beneficiaries are each intended third-party beneficiaries of each such applicable provision and of this Section 9.12 (No Partnership; Third-Party Beneficiaries).

9.13       Specific Performance. Subject to Section 7.2, the Parties agree that irreparable damage would occur in the event that any provision of this Agreement were not performed in accordance with its specific terms or were otherwise breached or threatened to be breached, and further agree that monetary damages would be an inadequate remedy therefor. Accordingly, each Party agrees, on behalf of itself and its Affiliates and its and their respective Representatives, that, in the event of any non-performance or other breach or threatened breach by any Party of any of provision of this Agreement, the other Parties shall individually be entitled, prior to the valid termination of this Agreement in accordance with Section 7.1, to seek an injunction, specific performance and other equitable relief, and to enforce specifically the provisions of this Agreement, to prevent such non-performance or other breach or threatened breach of such provisions. Any Party seeking any injunction, specific performance or other equitable relief, or to enforce specifically the provisions of this Agreement, shall not be required, prior to the valid termination of this Agreement in accordance with Section 7.1, to provide any bond or other security in connection with any such injunction, specific performance or other equitable relief or enforcement. In the event that any Proceeding is brought to enforce specifically the provisions of this Agreement, no Party shall allege, and each Party, on behalf of itself and its Affiliates and its and their respective Representatives, hereby waives the defense, that there is an adequate remedy at law and agrees that it will not oppose the granting of any equitable relief on the basis that (a) a Party has an adequate remedy at law or (b) an award of specific performance is not an appropriate remedy for any reason at law or in equity. The Parties further agree that (x) by seeking the remedies provided for in this Section 9.13, a Party shall not in any respect waive its right to seek any other form of relief that may be available to such Party under this Agreement, and (y) nothing contained in this Section 9.13 shall require any Party to institute any proceeding for (or limit any Party’s right to institute any proceeding for) specific performance under this Section 9.13 before exercising any termination

Annex A-82

right under Section 7.1 (and pursuing damages after such termination), nor shall the commencement of any action pursuant to this Section 9.13 or anything contained in this Section 9.13 restrict or limit Summit’s or Tall Oak Parent’s right to terminate this Agreement in accordance with the terms of Section 7.1 or pursue any other remedies under this Agreement that may be available then or thereafter.

9.14       Disclosure Schedule. The Disclosure Schedule to this Agreement are arranged in sections corresponding to those contained in this Agreement merely for convenience, and the disclosure of an item in one section or subsection of such Disclosure Schedule as an exception to any particular covenant, representation or warranty shall be deemed adequately disclosed as an exception with respect to all other covenants, representations or warranties, notwithstanding the presence or absence of an appropriate section or subsection of such Disclosure Schedule with respect to such other covenants, representations or warranties or an appropriate cross-reference thereto, in each case to the extent relevancy of such disclosure to such other covenants, representations or warranties is reasonably apparent on the face of such disclosure that such disclosed information is applicable thereto. Additionally, for each of the Disclosure Schedule, the mere inclusion of an item in such Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission or acknowledgment, in and of itself and solely by virtue of the inclusion of such information in such Disclosure Schedule, that such information is required to be listed in such Disclosure Schedule or that such item (or any non-disclosed item or information of comparable or greater significance) represents a material exception or fact, event or circumstance, that such item has constituted, or is expected to constitute, a Material Adverse Effect, that such item actually constitutes noncompliance with, or a violation of, any Law, Authorization or Contract or other topic to which such disclosure is applicable or that such item is or has occurred outside the ordinary course of the Business. The specification of any dollar amount in the representations and warranties contained in this Agreement or the inclusion of any specific item in the Disclosure Schedule is not intended to imply that such amounts (or higher or lower amounts) are or are not material, and no Party shall use the fact of the setting of such amounts or the fact of the inclusion of any such item in the Disclosure Schedule in any dispute or controversy between the Parties as to whether any obligation, item or matter not described in this Agreement or included in a Disclosure Schedule is or is not material for purposes of this Agreement. Capitalized terms used in the Disclosure Schedule, unless otherwise defined therein, shall have the meanings assigned to them in this Agreement.

9.15       Non-Recourse. Without limiting Section 9.13 and except in the case of Fraud, this Agreement may only be enforced against, and any Proceeding based upon, arising out of, or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby, or the negotiation, execution or performance of this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby may only be brought against, in each case, the Persons that are expressly named as parties hereto or thereto and then only with respect to the specific obligations set forth in this Agreement or the other Transaction Documents with respect to such Person. Except in the case of Fraud, no Related Person of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement or such Transaction Document) shall have any Liability (whether in contract, tort, or statute or at law, in equity or otherwise) for any obligations or Liabilities of such Party arising under, in connection with or related to this Agreement, the other Transaction Documents, or the transactions contemplated hereby or thereby, or for any claim based on, in respect of, or by reason of, the transactions contemplated by this Agreement. Notwithstanding the foregoing, nothing in this Section 9.15 shall limit any Liability of the Parties for breaches of the terms and conditions of this Agreement or any other Transaction Document to which such Person is a party. To the extent permitted by Law, except in the case of Fraud, each Party hereby (a) waives and releases all such claims, causes of action, Liabilities and other obligations described in this Section 9.15 against any Related Person of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement), and (b) waives and releases any and all Claims that may otherwise be available to avoid or disregard the entity form of a Party or otherwise impose the Liability of a Party on any Related Person of any Party or any of their respective Affiliates (unless such Affiliate is expressly a party to this Agreement), whether granted by Law or based on theories of equity, agency, control, instrumentality, alter ego, domination, sham, single business enterprise, piercing the veil, unfairness, undercapitalization or otherwise.

[SIGNATURE PAGES FOLLOW]

Annex A-83

IN WITNESS WHEREOF, the Parties have caused this Agreement to be duly executed and delivered as of the date first above written.

SUMMIT:
SUMMIT MIDSTREAM CORPORATION
By:	/s/ William J. Mault
Name:	William J. Mault
Title:	Executive Vice President and Chief Financial Officer
SUMMIT MIDSTREAM PARTNERS, LP
By: Summit Midstream GP, LLC, its general partner
By:	/s/ William J. Mault
Name:	William J. Mault
Title:	Executive Vice President and Chief Financial Officer

Signature Page to Business Contribution Agreement

Annex A-84

TALL OAK PARENT:
TALL OAK MIDSTREAM HOLDINGS, LLC
By: VM Arkoma Stack Holdings, LLC, its sole member
By: Connect Midstream, LLC, its managing member
By:	/s/ Jason Downie
Name:	Jason Downie
Title:	Director

Signature Page to Business Contribution Agreement

Annex A-85

Exhibit A

Form of Certificate of Designation

[Attached.]

[Exhibit A to Business Contribution Agreement]

Annex A-86

Exhibit B

Form of A&R Partnership Agreement

[Attached.]

[Exhibit B to Business Contribution Agreement]

Annex A-87

Exhibit C

Form of Assignment Agreement

[Intentionally Omitted.]

[Exhibit C to Business Contribution Agreement]

Annex A-88

Exhibit D

Form of Investor and Registration Rights Agreement

[Attached.]

[Exhibit D to Business Contribution Agreement]

Annex A-89

Exhibit E

Form of Transition Services Agreement

[Intentionally Omitted.]

[Exhibit E to Business Contribution Agreement]

Annex A-90

Exhibit F

Allocation Methodology

[Intentionally Omitted.]

[Exhibit F to Business Contribution Agreement]

Annex A-91

Exhibit G

Target Companies CapEx Budget

[Intentionally Omitted.]

[Exhibit G to Business Contribution Agreement]

Annex A-92

Exhibit H

Allocation Schedule

[Intentionally Omitted.]

[Exhibit H to Business Contribution Agreement]

Annex A-93

Exhibit I

R&W Policy Commitment

[Intentionally Omitted.]

[Exhibit I to Business Contribution Agreement]

Annex A-94

Exhibit J

Form of Side Letter

[Intentionally Omitted.]

[Exhibit J to Business Contribution Agreement]

Annex A-95

Schedule I

[Intentionally Omitted.]

[Schedule I to Business Contribution Agreement]

Annex A-96

Annex B

SIXTH AMENDED AND RESTATED

AGREEMENT OF LIMITED PARTNERSHIP

OF

SUMMIT MIDSTREAM PARTNERS, LP

Dated as of [______] [•], 2024

THE UNITS REPRESENTED BY THIS SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP HAVE NOT BEEN REGISTERED UNDER THE UNITED STATES SECURITIES ACT OF 1933, AS AMENDED, OR UNDER ANY OTHER APPLICABLE SECURITIES LAWS. SUCH UNITS MAY NOT BE SOLD, ASSIGNED, PLEDGED OR OTHERWISE DISPOSED OF AT ANY TIME WITHOUT EFFECTIVE REGISTRATION UNDER SUCH ACT AND LAWS OR EXEMPTION THEREFROM, AND COMPLIANCE WITH THE OTHER SUBSTANTIAL RESTRICTIONS ON TRANSFERABILITY SET FORTH HEREIN, AND IN THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF THE DATE HEREOF, AMONG SUMMIT MIDSTREAM CORPORATION AND OTHER PARTIES HERETO.

Annex B-i

Annex B-ii

Schedules
Schedule 1 — Initial Schedule of Limited Partners
Exhibits
Exhibit A — Form of Joinder Agreement

Annex B-iii

SIXTH AMENDED AND RESTATED
AGREEMENT OF LIMITED PARTNERSHIP
OF SUMMIT MIDSTREAM PARTNERS, LP

This SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP (this “Agreement”) of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), dated as of [_____] [•], 2024, is adopted, executed and agreed to by and among Summit Midstream GP, LLC, a Delaware limited liability company, as the sole general partner of the Partnership, and each of the Limited Partners (as defined herein) set forth on the signature pages hereto.

WHEREAS, the Partnership was formed as a limited partnership pursuant to and in accordance with the Delaware Act (as defined herein) by filing a Certificate of Limited Partnership of the Partnership (the “Certificate”) with the Secretary of State of the State of Delaware on April 30, 2012;

WHEREAS, the General Partner, as the sole general partner of the Partnership, entered into the Fifth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of August 1, 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time to but excluding the date hereof, together with all schedules, exhibits and annexes thereto, the “Fifth A&R Partnership Agreement”), with Summit Midstream Corporation, a Delaware corporation (the “Corporation”), as the sole limited partner of the Partnership;

WHEREAS, immediately prior to the Effective Time (as defined herein), the Corporation was the sole limited partner of the Partnership and holder of all of the issued and outstanding limited partner interests in the Partnership;

WHEREAS, pursuant to the Fifth A&R Partnership Agreement, the General Partner (as defined herein) may amend and restate the Fifth A&R Partnership Agreement without the consent of the Corporation, in its capacity as the sole limited partner of the Partnership; and

WHEREAS, the parties are entering into this Agreement to amend and restate the Fifth A&R Partnership Agreement as of the Effective Time to reflect (a) the consummation of the transactions contemplated by the Contribution Agreement (as defined herein) and the admission of Tall Oak Parent (as defined herein) as a Limited Partner, and (b) the rights and obligations of the Partners that are enumerated and agreed upon in the terms of this Agreement effective as of the Effective Time, at which time the Fifth A&R Partnership Agreement shall be superseded entirely by this Agreement.

NOW, THEREFORE, in consideration of the mutual covenants, rights and obligations set forth herein and other good and valuable consideration, the receipt and sufficiency of which each Partner (as defined herein) hereby acknowledges and confesses, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

The following definitions shall be applied to the terms used in this Agreement for all purposes, unless otherwise clearly indicated to the contrary.

“2017 Agreement” means that certain Second Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of November 14, 2017.

“2020 Agreement” means that certain Fourth Amended and Restated Agreement of Limited Partnership of the Partnership, dated as of May 28, 2020.

“Acquisition” means any transaction in which any Group Member acquires (through an asset acquisition, stock acquisition, merger or other form of investment) control over all or a portion of the assets, properties or business of another Person for the purpose of increasing, over the long-term, the operating capacity or operating income of the Partnership Group from the operating capacity or operating income of the Partnership Group existing immediately prior to such transaction. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Additional Limited Partner” has the meaning set forth in Section 12.02.

Annex B-1

“Adjusted Capital Account” means the Capital Account maintained for each Partner, adjusted as follows:

(a)          reduced for any items described in Treasury Regulations Sections 1.704-1(b)(2)(ii)(d)(4), (5), and (6); and

(b)         increased for any amount such Partner is obligated to contribute or is treated as being obligated to contribute to the Partnership pursuant to Treasury Regulations Sections 1.704-1(b)(2)(ii)(c) (relating to partner liabilities to a partnership) or 1.704-2(g)(1) and 1.704-2(i) (relating to minimum gain).

“Admission Date” has the meaning set forth in Section 10.06.

“Affiliate” (and, with a correlative meaning, “Affiliated”) means, with respect to a specified Person, each other Person that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Person specified. As used in this definition, “control” (including with correlative meanings, “controlled by” and “under common control with”) means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract, or otherwise. Notwithstanding the foregoing, solely for purposes of this Agreement, (a) no Limited Partner nor any Affiliate thereof shall be deemed an Affiliate of the Corporation or its Subsidiaries and (b) the Corporation and its Subsidiaries shall not be deemed an Affiliate of any Limited Partner or any Affiliate thereof.

“Agreement” has the meaning set forth in the preamble to this Agreement.

“Allocable Margin Tax Liability” has the meaning set forth in Section 9.03.

“Applicable Share” has the meaning set forth in Section 9.03.

“Appraisers” has the meaning set forth in Section 15.02.

“Assignee” means a Person to whom a Limited Partner Interest has been transferred but who has not become a Limited Partner pursuant to Article XII.

“Available Cash” means, with respect to any Quarter ending prior to the Liquidation Date:

(a)         the sum of:

(i)          all cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand at the end of such Quarter; and

(ii)         if the General Partner so determines, all or any portion of additional cash and cash equivalents of the Partnership Group (or the Partnership’s proportionate share of cash and cash equivalents in the case of Subsidiaries that are not wholly owned) on hand on the date of determination of Available Cash with respect to such Quarter resulting from Working Capital Borrowings made subsequent to the end of such Quarter; less

(b)          the amount of any cash reserves established by the General Partner (or the Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) to:

(i)          provide for the proper conduct of the business of the Partnership Group (including reserves for future capital expenditures and for anticipated future credit needs of the Partnership Group) subsequent to such Quarter;

(ii)         comply with applicable law or any loan agreement, security agreement, mortgage, debt instrument or other agreement or obligation to which any Group Member is a party or by which it is bound or its assets are subject;

(iii)        provide funds for Series A Distributions; or

(iv)        provide funds for distributions to the holders of Common Units in respect of any one or more of the next four Quarters;

Annex B-2

provided, however, that disbursements made by a Group Member or cash reserves established, increased or reduced after the end of such Quarter but on or before the date of determination of Available Cash with respect to such Quarter shall be deemed to have been made, established, increased or reduced, for purposes of determining Available Cash within such Quarter if the General Partner so determines.

Notwithstanding the foregoing, “Available Cash” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Base Rate” means, on any date, a variable rate per annum equal to the rate of interest most recently published by The Wall Street Journal as the “prime rate” at large U.S. money center banks.

“Black-Out Period” means any “black-out” or similar period under the Corporation’s policies covering trading in the Corporation’s securities to which the applicable Redeemed Partner is subject, which period restricts the ability of such Redeemed Partner to immediately resell shares of Common Stock to be delivered to such Redeemed Partner in connection with a Share Settlement.

“Book Value” means, with respect to any Partnership property, the Partnership’s adjusted basis for U.S. federal income tax purposes, adjusted from time to time to reflect the adjustments required or permitted by Treasury Regulations Sections 1.704-1(b)(2)(iv)(d)-(g), 1.704-1(b)(2)(iv)(s) and 1.704-3(d)(2); provided that (i) the initial Book Value of (A) any asset contributed to the Company as part of the Contribution shall be consistent with the Allocation (as defined in the Contribution Agreement) and (B) any other asset shall equal the Fair Market Value of such asset on the date of such contribution, as reasonably determined by the General Partner and (ii) if any noncompensatory options are outstanding upon the occurrence of any adjustment described herein, the Partnership shall adjust the Book Values of its properties in accordance with Treasury Regulations Sections 1.704-1(b)(2)(iv)(f)(1) and 1.704-1(b)(2)(iv)(h)(2).

“Business Day” means Monday through Friday of each week, except that a legal holiday recognized as such by the government of the United States of America or the State of Delaware shall not be regarded as a Business Day.

“Calculation Agent Agreement” means the amended and restated calculation agent agreement entered into on or around the Series A Original Issue Date between the Corporation and the Series A Calculation Agent, as amended or modified from time to time.

“Capital Account” means the capital account maintained for a Partner in accordance with Section 5.01.

“Capital Contribution” means, with respect to any Partner, the amount of any cash, cash equivalents, promissory obligations or the Fair Market Value of other property that such Partner contributes (or is deemed to contribute) to the Partnership pursuant to Article III, net of any liabilities assumed by the Partnership for or from such Partner in connection with such contribution and net of any liabilities to which the assets contributed by such Partner are subject.

“Capital Improvement” means (i) the construction of new capital assets by a Group Member, (ii) the replacement, improvement or expansion of existing capital assets by a Group Member or (iii) a capital contribution by a Group Member to a Person that is not a Subsidiary in which a Group Member has, or after such capital contribution will have, directly or indirectly, an equity interest, to fund such Group Member’s pro rata share of the cost of the construction of new, or the replacement, improvement or expansion of existing, capital assets by such Person, in each case if and to the extent such construction, replacement, improvement or expansion is made to increase, over the long-term, the operating capacity or operating income of the Partnership Group, in the case of clauses (i) and (ii), or such Person, in the case of clause (iii), from the operating capacity or operating income of the Partnership Group or such Person, as the case may be, existing immediately prior to such construction, replacement, improvement, expansion or capital contribution. For purposes of this definition, “long-term” generally refers to a period of not less than twelve months.

“Capital Stock” means all classes and series of capital stock of the Corporation, including the Common Stock and the Class B Common Stock.

“Cash Settlement” means immediately available funds in U.S. dollars in an amount equal to the product of (a) the Share Settlement and (b) the Common Unit Redemption Price.

“Certificate” has the meaning set forth in the recitals to this Agreement.

Annex B-3

“Certificate of Designation” has the meaning set forth in the Contribution Agreement.

“Class B Common Stock” means, as applicable, (a) the Class B Common Stock, par value $0.01 per share, of the Corporation or (b) following any consolidation, merger, reclassification, or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Class B Common Stock or into which the Class B Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Closing” has the meaning set forth in the Contribution Agreement.

“Closing Date” means the first date on which Common Units were sold by the Partnership to the underwriters party to that certain Underwriting Agreement, dated as of September 27, 2012, pursuant thereto.

“Code” means the United States Internal Revenue Code of 1986, as amended from time to time.

“Commences Commercial Service” means the date upon which a Capital Improvement is first put into commercial service by a Group Member following completion of construction, replacement, improvement or expansion and testing, as applicable.

“Common Stock” means, as applicable, (a) the Common Stock, par value $0.01 per share, of the Corporation, or (b) following any consolidation, merger, reclassification or other similar event involving the Corporation, any shares or other securities of the Corporation or any other Person or cash or other property that become payable in consideration for the Common Stock or into which the Common Stock is exchanged or converted as a result of such consolidation, merger, reclassification or other similar event.

“Common Unit” means a Unit representing a fractional part of the Limited Partner Interests of the Limited Partners and having the rights and obligations specified with respect to the Common Units in this Agreement.

“Common Unit Redemption Price” means the average of the volume-weighted closing price for a share of Common Stock on the Stock Exchange or automated or electronic quotation system on which the Common Stock trades, as reported by Bloomberg, L.P., or its successor, for each of the five (5) consecutive full Trading Days ending on and including the last full Trading Day immediately prior to the Redemption Notice Date, subject to appropriate and equitable adjustment for any stock splits, reverse splits, stock dividends or similar events affecting the Common Stock. If the Common Stock no longer trades on a securities exchange or automated or electronic quotation system, then the Common Unit Redemption Price shall be the fair market value of one share of Common Stock, as determined by the Corporate Board, that would be obtained in an arms-length transaction between an informed and willing buyer and an informed and willing seller, with neither party having any compulsion to buy or sell, and without regard to the particular circumstances of the buyer or seller.

“Connect Midstream” means Connect Midstream, LLC, a Delaware limited liability company.

“Construction Debt” means debt incurred to fund (i) all or a portion of a Capital Improvement, (ii) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on other Construction Debt or (iii) distributions (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on Construction Equity.

“Construction Equity” means equity issued to fund (i) all or a portion of a Capital Improvement, (ii) interest payments (including periodic net payments under related interest rate swap agreements) and related fees on Construction Debt or (iii) distributions (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on other Construction Equity. Construction Equity does not include equity issued in the Initial Public Offering.

“Construction Period” means the period beginning on the date that a Group Member enters into a binding obligation to commence a Capital Improvement and ending on the earlier to occur of the date that such Capital Improvement Commences Commercial Service and the date that the Group Member abandons or disposes of such Capital Improvement.

“Contribution Agreement” means that certain Business Contribution Agreement, dated as of October 1, 2024, by and among the Corporation, the Partnership, and Tall Oak Parent (as may be amended or supplemented from time to time).

Annex B-4

“Corporate Board” means the Board of Directors of the Corporation.

“Corporation” has the meaning set forth in the recitals to this Agreement, together with its successors and assigns.

“Corporation Change of Control” shall be deemed to have occurred if or upon:

(a)          any Person or any group of Persons acting together which would constitute a “group” for purposes of Section 13 of the Securities and Exchange Act of 1934, or any successor provisions thereto (excluding a corporation or other entity owned, directly or indirectly, by the stockholders of the Corporation in substantially the same proportions as their ownership of stock of the Corporation), is or becomes the beneficial owner, directly or indirectly, of securities of the Corporation representing more than 50% of the combined voting power of the Corporation’s then outstanding voting securities; or

(b)         there is consummated a merger or consolidation of the Corporation with any other corporation or other entity, and, immediately after the consummation of such merger or consolidation, either (a) the members of the Corporate Board immediately prior to the merger or consolidation do not constitute at least a majority of the members of the board of directors of the company surviving the merger or, if the surviving company is a Subsidiary, the ultimate parent thereof, or (b) the voting securities of the Corporation immediately prior to such merger or consolidation do not continue to represent or are not converted into more than 50% of the combined voting power of the then-outstanding voting securities of the Person resulting from such merger or consolidation or, if the surviving company is a Subsidiary, the ultimate parent thereof; or

(c)         the stockholders of the Corporation approve a plan of complete liquidation or dissolution of the Corporation or there is consummated an agreement or series of related agreements for the sale or other disposition, directly or indirectly, by the Corporation of all or substantially all of the Corporation’s assets, other than such sale or other disposition by the Corporation of all or substantially all of the Corporation’s assets to an entity, at least 50% of the combined voting power of the voting securities of which are owned by stockholders of the Corporation in substantially the same proportions as their ownership of the Corporation immediately prior to such sale.

Notwithstanding the foregoing, except with respect to clause (ii)(a) above, a “Corporation Change of Control” shall not be deemed to have occurred by virtue of the consummation of any transaction or series of integrated transactions immediately following which the record holders of the shares of the Corporation immediately prior to such transaction or series of transactions continue to have substantially the same proportionate ownership in, and own substantially all of the shares of, an entity which owns, either directly or through a Subsidiary, all or substantially all of the assets of the Corporation immediately following such transaction or series of transactions.

“Credit Agreement” means any credit facility or obligation of the Partnership or any of its Subsidiaries, as borrower, as may be subsequently amended, restated, supplemented or otherwise modified from time to time, and including any one or more refinancings or replacements thereof, in whole or in part, with any other debt facility or debt obligation.

“Delaware Act” means the Delaware Revised Uniform Limited Partnership Act, 6 Del.L. § 17-101, et seq., as it may be amended from time to time, and any successor thereto.

“Depreciation” means, for each Taxable Year or other Fiscal Period, an amount equal to the depreciation, amortization or other cost recovery deduction (excluding depletion) allowable for U.S. federal income tax purposes with respect to property for such Taxable Year or other Fiscal Period, except that (a) if the Book Value of any such property differs from its adjusted tax basis for U.S. federal income tax purposes, and if such difference is being eliminated by use of the “remedial method” pursuant to Treasury Regulations Section 1.704-3(d), Depreciation for such Taxable Year or other Fiscal Period shall be the amount of book basis recovered for such Taxable Year or other Fiscal Period under the rules prescribed by Treasury Regulations Section 1.704-3(d)(2), and (b) with respect to any other such property, the Book Value of which differs from its adjusted tax basis at the beginning of such Taxable Year or other Fiscal Period, Depreciation shall be an amount which bears the same ratio to such beginning Book Value as the U.S. federal income tax depreciation, amortization, or other cost recovery deduction for such Taxable Year or other Fiscal Period bears to such beginning adjusted tax basis; provided, however, that if the adjusted tax basis of any property at the beginning of such Taxable Year or other Fiscal Period is zero dollars ($0.00), Depreciation with respect to such property shall be determined with reference to such beginning Book Value using any reasonable method selected by the General Partner.

Annex B-5

“Designated Individual” has the meaning set forth in Section 9.04(a).

“Direct Exchange” has the meaning set forth in Section 11.03(a).

“Discount” has the meaning set forth in Section 6.05.

“Distribution” (and, with a correlative meaning, “Distribute”) means each distribution made by the Partnership to a Limited Partner with respect to such Limited Partner’s Units, whether in cash, property, or securities and whether by liquidating distribution or otherwise; provided, however, that none of the following shall be a Distribution: (a) any recapitalization that does not result in the distribution of cash, property or securities to Limited Partners or any exchange of securities of the Partnership, and any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Units, (b) any other payment made by the Partnership to a Limited Partner in redemption of all or a portion of such Limited Partner’s Units, or (c) any amounts payable pursuant to Section 6.05.

“Effective Time” has the meaning set forth in Section 16.14.

“Equity Plan” means any stock or equity purchase plan, restricted stock or equity plan or other similar equity compensation plan now or hereafter adopted by the Partnership or the Corporation.

“Equity Securities” means (a) with respect to the Partnership or any of its Subsidiaries, (i) Units or other equity interests in the Partnership or any Subsidiary of the Partnership (including other classes or groups thereof having such relative rights, powers and duties as may from time to time be established by the General Partner pursuant to the provisions of this Agreement, including rights, powers and/or duties senior to existing classes and groups of Units and other equity interests in the Partnership or any Subsidiary of the Partnership), (ii) obligations, evidences of indebtedness or other securities or interests convertible or exchangeable into Units or other equity interests in the Partnership or any Subsidiary of the Partnership, and (iii) warrants, options or other rights to purchase or otherwise acquire Units or other equity interests in the Partnership or any Subsidiary of the Partnership and (b) with respect to the Corporation, any and all shares, interests, participation or other equivalents (however designated) of corporate stock, including all common stock and preferred stock, or warrants, options or other rights to acquire any of the foregoing, including any debt instrument convertible or exchangeable into any of the foregoing.

“Event of Withdrawal” means the expulsion or bankruptcy of a Partner or the occurrence of any other event that terminates the continued partnership of a Partner in the Partnership. “Event of Withdrawal” shall not include an event that does not terminate the existence of such Partner under applicable state law (or, in the case of a trust that is a Partner, does not terminate the trusteeship of the fiduciaries under such trust with respect to all the Limited Partner Interests of such trust that is a Limited Partner).

“Exchange Act” means the Securities Exchange Act of 1934, as amended.

“Exchange Election Notice” has the meaning set forth in Section 11.03(b).

“Expansion Capital Expenditures” means cash expenditures for Acquisitions or Capital Improvements. Expansion Capital Expenditures shall include interest (including periodic net payments under related interest rate swap agreements) and related fees paid during the Construction Period on Construction Debt. Where cash expenditures are made in part for Expansion Capital Expenditures and in part for other purposes, the General Partner shall determine the allocation between the amounts paid for each.

“Fair Market Value” means, with respect to any asset, its fair market value determined according to Article XV.

“Fiscal Period” means any interim accounting period within a Taxable Year established by the Partnership and which is permitted or required by Code Section 706.

“Fiscal Year” means the Partnership’s annual accounting period established pursuant to Section 8.02.

“Fifth A&R Partnership Agreement” has the meaning set forth in the recitals to this Agreement.

“General Partner” means Summit Midstream GP, LLC, a Delaware limited liability company, and its successors and permitted assigns as general partner of the Partnership. The General Partner, in its capacity as such, has no obligation to make Capital Contributions or right to receive Distributions under this Agreement.

Annex B-6

“General Partner Interest” means the non-economic management interest of the General Partner in the Partnership (in its capacity as a general partner without reference to any Limited Partner Interest held by it) and includes any and all rights, powers and benefits to which the General Partner is entitled as provided in this Agreement, together with all obligations of the General Partner to comply with the terms and provisions of this Agreement. The General Partner Interest does not include any rights to Profits or Losses or any rights to receive Distributions from operations or upon the liquidation or winding-up of the Partnership.

“Governmental Entity” means any legislature, court, tribunal, authority, agency, commission, division, board, bureau, branch, official, or other instrumentality of the United States, or any domestic state, county, city, or other political subdivision, governmental department, or similar governing entity, and including any governmental body exercising similar powers of authority and jurisdiction, in each case with jurisdiction over the Partnership or its business.

“Group Member” means a member of the Partnership Group.

“Hedge Contract” means any exchange, swap, forward, cap, floor, collar, option or other similar agreement or arrangement entered into for the purpose of reducing the exposure of a Group Member to fluctuations in interest rates, the price of hydrocarbons, basis differentials or currency exchange rates in their operations or financing activities and not for speculative purposes.

“Indemnified Person” has the meaning set forth in Section 7.04(a).

“Initial Public Offering” means the initial offering and sale of Common Units to the public, as described in the IPO Registration Statement.

“Interim Capital Transactions” means the following transactions if they occur prior to the Liquidation Date: (i) borrowings, refinancings or refundings of indebtedness (other than Working Capital Borrowings and other than for items purchased on open account or for a deferred purchase price in the ordinary course of business) by any Group Member and sales of debt securities of any Group Member; (ii) issuance of equity interests of any Group Member (including the Common Units sold to the IPO Underwriters in the Initial Public Offering) to anyone other than another Group Member; (iii) sales or other voluntary or involuntary dispositions of any assets of any Group Member other than (1) sales or other dispositions of inventory, accounts receivable and other assets in the ordinary course of business and (2) sales or other dispositions of assets as part of normal retirements or replacements; and (iv) capital contributions received by a Group Member.

“IPO Registration Statement” means the Registration Statement on Form S-1 (File No. 333-183466) as it has been amended or supplemented, filed by the Partnership, as predecessor registrant to the Corporation, with the SEC under the Securities Act to register the offering and sale of the Common Units in the Initial Public Offering.

“IPO Underwriter” means each Person named as an underwriter in Schedule I to the IPO Underwriting Agreement who purchased Common Units pursuant thereto.

“IPO Underwriting Agreement” means that certain Underwriting Agreement dated as of September 27, 2012 among the IPO Underwriters, Summit Midstream Partners, LLC, the Partnership, the General Partner and the Operating Company providing for the purchase of Common Units by the IPO Underwriters.

“Investment Company Act” means the U.S. Investment Company Act of 1940, as amended from time to time.

“Investor and Registration Rights Agreement” means that certain Investor and Registration Rights Agreement, dated as of the date hereof, by and among the Corporation and Tall Oak Parent (together with any joinder thereto from time to time by any successor or assign to any party to such Agreement).

“Joinder” means a joinder to this Agreement, in form and substance substantially similar to Exhibit A to this Agreement.

“Law” means any applicable constitutional provision, statute, act, code (including the Code), law, regulation, rule, order, or decree of a Governmental Entity.

“Limited Partner” means, as of any date of determination, (a) each of the partners named on the Schedule of Limited Partners and (b) any Person admitted to the Partnership as a Substituted Limited Partner or Additional Limited Partner in accordance with Article XII, but in each case does not include any Person that has ceased to be a limited partner of the Partnership.

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“Limited Partner Interest” means the interest of a Partner in Profits, Losses and Distributions.

“Liquidation Date” means, in the case of any event giving rise to the dissolution of the Partnership, the date on which such event occurs.

“Losses” means items of Partnership loss or deduction determined according to Section 5.01(b).

“Maintenance Capital Expenditures” means cash expenditures (including expenditures for the construction of new capital assets or the replacement, improvement or expansion of existing capital assets) by a Group Member made to maintain, over the long term, the operating capacity or operating income of the Partnership Group. For purposes of this definition, “long term” generally refers to a period of not less than twelve months.

“Management Aggregator” means Tall Oak Midstream Investments, LLC, a Delaware limited liability company.

“Market Price” means, with respect to a share of Common Stock as of a specified date, the last sale price per share of Common Stock, regular way, or if no such sale took place on such day, the average of the closing bid and asked prices per share of Common Stock, regular way, in either case as reported in the principal consolidated transaction reporting system with respect to securities listed or admitted to trading on the Stock Exchange or, if the Common Stock is not listed or admitted to trading on any Stock Exchange, the last quoted price, or, if not so quoted, the average of the high bid and low asked prices in the over-the-counter market, as reported by the National Association of Securities Dealers, Inc. Automated Quotation System or, if such system is no longer in use, the principal other automated quotation system that may then be in use or, if the Common Stock is not quoted by any such organization, the average of the closing bid and asked prices as furnished by a professional market maker making a market in the Common Stock selected by the Corporate Board or, in the event that no trading price is available for the shares of Common Stock, the fair market value of a share of Common Stock, as determined in good faith by the Corporate Board.

“Officer” has the meaning set forth in Section 6.01(b).

“Operating Company” means Summit Midstream Holdings, LLC, a Delaware limited liability company, and any successors thereto.

“Operating Expenditures” means all Partnership Group cash expenditures (or the Partnership’s proportionate share of expenditures in the case of Subsidiaries that are not wholly owned), including taxes, compensation of employees, officers and directors of the General Partner, reimbursement of expenses of the General Partner and its Affiliates, Maintenance Capital Expenditures, debt service payments, repayment of Working Capital Borrowings, and payments made in the ordinary course of business under any Hedge Contracts, subject to the following:

(a)         repayments of Working Capital Borrowings deducted from Operating Surplus pursuant to clause (b)(3) of the definition of “Operating Surplus” shall not constitute Operating Expenditures when actually repaid;

(b)         payments (including prepayments and prepayment penalties) of principal of and premium on indebtedness other than Working Capital Borrowings shall not constitute Operating Expenditures;

(c)         Operating Expenditures shall not include (1) Expansion Capital Expenditures, (2) payment of transaction expenses (including taxes) relating to Interim Capital Transactions, (3) distributions to Partners, (4) repurchases of Limited Partner Interests, other than repurchases of Limited Partner Interests by the Partnership to satisfy obligations under employee benefit plans or reimbursement of expenses of the General Partner or the Partnership for purchases of Limited Partner Interests by the Partnership to satisfy obligations under employee benefit plans or (5) any other expenditures or payments using the proceeds of the Initial Public Offering as described under “Use of Proceeds” in the IPO Registration Statement; and

(d)

(i)          amounts paid in connection with the initial purchase of a Hedge Contract shall be amortized as Operating Expenditures over the life of such Hedge Contract; and

(ii)         payments made in connection with the termination of any Hedge Contract prior to the expiration of its scheduled settlement or termination date shall be included as Operating Expenditures in equal quarterly installments over the remaining scheduled life of such Hedge Contract.

Annex B-8

“Operating Surplus” means, with respect to any period ending prior to the Liquidation Date, on a cumulative basis and without duplication,

(a)         the sum of (1) $50.0 million, (2) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) for the period beginning on the Closing Date and ending on the last day of such period, but excluding cash receipts from Interim Capital Transactions and the termination of Hedge Contracts (provided that cash receipts from the termination of a Hedge Contract prior to its scheduled settlement or termination date shall be included in Operating Surplus in equal quarterly installments over the remaining scheduled life of such Hedge Contract), (3) all cash receipts of the Partnership Group (or the Partnership’s proportionate share of cash receipts in the case of Subsidiaries that are not wholly owned) after the end of such period but on or before the date of determination of Operating Surplus with respect to such period resulting from Working Capital Borrowings and (4) the amount of cash dividends or other distributions from Operating Surplus paid during the Construction Period (including incremental Incentive Distributions (as defined in the 2017 Agreement)) on Construction Equity, less.

(b)         the sum of (1) Operating Expenditures for the period beginning on the Closing Date and ending on the last day of such period, (2) the amount of cash reserves (or Partnership’s proportionate share of cash reserves in the case of Subsidiaries that are not wholly owned) established by the General Partner to provide funds for future Operating Expenditures, and (3) all Working Capital Borrowings not repaid within twelve (12) months after having been incurred, or repaid within such twelve (12) month period with the proceeds of additional Working Capital Borrowings; provided, however, that disbursements made (including contributions to a Group Member or disbursements on behalf of a Group Member) or cash reserves established, increased or reduced after the end of such period but on or before the date of determination of Available Cash with respect to such period shall be deemed to have been made, established, increased or reduced, for purposes of determining Operating Surplus, within such period if the General Partner so determines.

Notwithstanding the foregoing, “Operating Surplus” with respect to the Quarter in which the Liquidation Date occurs and any subsequent Quarter shall equal zero.

“Optionee” means a Person to whom a stock option is granted under any Stock Option Plan.

“Other Agreements” has the meaning set forth in Section 10.04.

“Partner” means the General Partner or any Limited Partner.

“Partner Minimum Gain” means “partner nonrecourse debt minimum gain” as defined in Treasury Regulations Section 1.704-2(i)(3).

“Partnership” has the meaning set forth in the preamble to this Agreement.

“Partnership Directives” has the meaning set forth in Section 16.16(c).

“Partnership Employee” means an employee of, or other service provider to, the Partnership or any Subsidiary, in each case acting in such capacity.

“Partnership Group” means, collectively, the Partnership and its Subsidiaries.

“Partnership Level Taxes” has the meeting set forth in Section 9.04(b).

“Partnership Minimum Gain” means “partnership minimum gain” determined pursuant to Treasury Regulations Section 1.704-2(d).

“Partnership Representative” has the meaning set forth in Section 9.04(a).

“Percentage Interest” means, with respect to a Partner (other than in respect of Series A Preferred Units) at a particular time, such Partner’s percentage interest in the Partnership determined by dividing such Partner’s Units (other than in respect of Series A Preferred Units) by the total Units (other than in respect of Series A Preferred Units) of all Partners (other than in respect of Series A Preferred Units) at such time. The Percentage Interest of each Partner shall be calculated to the fourth decimal place, and the Percentage Interest with respect to the General Partner Interest shall at all times be zero.

Annex B-9

“Periodic Term SOFR Determination Day” has the meaning specified in the definition of “Term SOFR.”

“Permitted Transfer” has the meaning set forth in Section 10.02.

“Person” means any individual, corporation, limited liability company, partnership, joint venture, association, joint stock company, trust, enterprise, unincorporated organization, or Governmental Entity.

“Pro rata,” “proportional,” “in proportion to,” and other similar terms, means, with respect to the holder of Units, pro rata based upon the number of such Units held by such holder as compared to the total number of Units outstanding.

“Profits” means items of Partnership income and gain determined according to Section 5.01(b).

“Quarter” means, unless the context requires otherwise, a fiscal quarter of the Partnership.

“Reclassification Event” means any of the following: (a) any reclassification or recapitalization of Common Stock (other than a change in par value, or from par value to no par value, or from no par value to par value, or as a result of a subdivision or combination or any transaction subject to Section 3.04), (b) any merger, consolidation or other combination involving the Corporation, or (c) any sale, conveyance, lease, or other disposal of all or substantially all the properties and assets of the Corporation to any other Person, in each of clauses (a), (b) or (c), as a result of which holders of Capital Stock shall be entitled to receive cash, securities or other property for their shares of Capital Stock.

“Redeemed Partner” has the meaning set forth in Section 11.01(a).

“Redeemed Units” has the meaning set forth in Section 11.01(a).

“Redemption” has the meaning set forth in Section 11.01(a).

“Redemption Date” has the meaning set forth in Section 11.01(a).

“Redemption Notice” has the meaning set forth in Section 11.01(a).

“Redemption Notice Date” has the meaning set forth in Section 11.01(a).

“Redemption Right” has the meaning set forth in Section 11.01(a).

“Regulatory Allocations” has the meaning set forth in Section 5.03(f).

“Reimbursable Expenses” has the meaning set forth Section 16.16(a).

“Related Person” has the meaning set forth in Section 7.01(c).

“Relative” means, with respect to any natural person: (a) such natural person’s spouse; (b) any lineal descendant, parent, grandparent, great grandparent or sibling or any lineal descendant of such sibling (in each case whether by blood or legal adoption); and (c) the spouse of a natural person described in clause (b) of this definition.

“Reporting Partner” has the meaning set forth in Section 9.03.

“Required Class B Shares” means a number of shares of Class B Common Stock equal to one share of Class B Common Stock for each Common Unit that is (a) Transferred in accordance with Article X, or (b) otherwise redeemed or exchanged in accordance with Article XI.

“Retraction Notice” has the meaning set forth in Section 11.01(b).

“Schedule of Limited Partners” has the meaning set forth in Section 3.01(b).

“SEC” means the U.S. Securities and Exchange Commission, including any governmental body or agency succeeding to the functions thereof.

“Securities Act” means the U.S. Securities Act of 1933, as amended, and applicable rules and regulations thereunder, and any successor to such statute, rules or regulations. Any reference herein to a specific section, rule or regulation of the Securities Act shall be deemed to include any corresponding provisions of future Law.

Annex B-10

“Series A Calculation Agent” means a bank, trust company or other Person appointed by the Corporate Board to act as calculation agent for the Series A Preferred Stock.

“Series A Certificate of Designation” means the certificate of designation, effective August 1, 2024, for the Series A Preferred Stock.

“Series A Change of Control Offer” has the meaning set forth in Section 7(a) of the Series A Certificate of Designations.

“Series A Distribution” means distributions with respect to Series A Preferred Units pursuant to Section 3.12(b)(i).

“Series A Distribution Payment Date” has the meaning given such term in Section 3.12(b)(i).

“Series A Distribution Period” means a period of time from and including the preceding Series A Distribution Payment Date (other than the initial Series A Distribution Period, which shall commence on and include the Series A Original Issue Date), to, but excluding, the next Series A Distribution Payment Date for such Series A Distribution Period.

“Series A Distribution Rate” means except as modified pursuant to Section 3.12(b)(i), an annual rate equal to a percentage of the Series A Liquidation Preference equal to the sum of (i) the Series A Three-Month SOFR, as calculated on each applicable Periodic Term SOFR Determination Day, and (ii) 7.69%.

“Series A Junior Securities” means any class or series of Limited Partner Interests that, with respect to distributions on such Limited Partner Interests and distributions upon liquidation of the Partnership, expressly ranks junior to the Series A Preferred Units, including but not limited to Common Units, but excluding any Series A Parity Securities and Series A Senior Securities.

“Series A Liquidation Preference” means a liquidation preference for each Series A Preferred Unit initially equal to $1,000 per unit (subject to adjustment for any splits, combinations or similar adjustments to the Series A Preferred Units), which liquidation preference shall be subject to increase by the per Series A Preferred Unit amount of any accumulated and unpaid Series A Distributions (whether or not such distributions shall have been declared).

“Series A Original Issue Date” means [______] [•], 2024.

“Series A Parity Securities” means any class or series of Limited Partner Interests established after the Series A Original Issue Date that, with respect to distributions on such Limited Partner Interests and distributions upon liquidation of the Partnership, is not expressly made senior or subordinated to the Series A Preferred Units. For the avoidance of doubt, classes or series of Limited Partner Interests may qualify as Series A Parity Securities irrespective of whether or not the record date, distribution payment date, distribution rate or distribution periods of such class or series of Partnership Interests match those of the Series A Preferred Units or any other class or series of Series A Parity Securities.

“Series A Preferred Stock” means the Series A Floating Rate Cumulative Redeemable Perpetual Preferred Stock, par value $0.01 per share, of the Corporation, the rights and preferences of which are set forth in the Series A Certificate of Designation.

“Series A Preferred Unitholder” means a record holder of Series A Preferred Units.

“Series A Preferred Units” has the meaning set forth in Section 3.12(a).

“Series A Redemption Date” has the meaning set forth in the Series A Certificate of Designations.

“Series A Senior Securities” means any class or series of Limited Partner Interests established after the Series A Original Issue Date that, with respect to distributions on such Limited Partner Interests and distributions upon liquidation of the Partnership, is expressly made senior to the Series A Preferred Units.

“Series A Three-Month SOFR” has the meaning set forth in Section 3.12(b)(i)(F).

“Series A Unpaid Cash Distributions” has the meaning set forth in Section 3.12(b)(i)(C).

“Services” has the meaning set forth in Section 16.16(a).

Annex B-11

“Services Personnel” has the meaning set forth in Section 16.16(a).

“Settlement Method Notice” has the meaning set forth in Section 11.01(b).

“Share Settlement” means a number of shares of Common Stock equal to the number of Redeemed Units.

“SOFR” means a rate equal to the secured overnight financing rate as administered by the SOFR Administrator.

“Sponsor Person” has the meaning set forth in Section 7.04(d).

“Stand-Alone Margin Tax Liability” has the meaning set forth in Section 9.03.

“Stock Exchange” means the New York Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed or admitted to trading.

“Stock Option Plan” means any stock option plan now or hereafter adopted by the Partnership or by the Corporation.

“Subsidiary” means, with respect to any Person, (i) a corporation of which more than 50% of the voting power of shares entitled (without regard to the occurrence of any contingency) to vote in the election of directors or other governing body of such corporation is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person or a combination thereof, (ii) a partnership (whether general or limited) in which such Person or a Subsidiary of such Person is, at the date of determination, a general or limited partner of such partnership, but only if more than 50% of the partnership interests of such partnership (considering all of the partnership interests of the partnership as a single class) is owned, directly or indirectly, at the date of determination, by such Person, by one or more Subsidiaries of such Person, or a combination thereof, or (iii) any other Person (other than a corporation or a partnership) in which such Person, one or more Subsidiaries of such Person, or a combination thereof, directly or indirectly, at the date of determination, has (1) at least a majority ownership interest or (2) the power to elect or direct the election of a majority of the directors or other governing body of such Person.

“Substituted Limited Partner” means a Person that is admitted as a Limited Partner to the Partnership pursuant to Section 12.01 with all of the rights of a Limited Partner and who is shown as a Limited Partner on the books and records of the Partnership.

“Tailwater Capital” means Tailwater Capital LLC, a Delaware limited liability company, and its managed funds and accounts.

“Tailwater Partner” means (a) initially, Tall Oak Parent, (b) following the transfer of Units by Tall Oak Parent to VM Arkoma Stack Holdings and Management Aggregator, VM Arkoma Stack Holdings, and (c) following the transfer of Units by VM Arkoma Stack Holdings to Connect Midstream, Connect Midstream.

“Tall Oak” means Tall Oak Midstream Operating, LLC, a Delaware limited liability company.

“Tall Oak Interests” means all of the Equity Securities in Tall Oak contributed to the Partnership by Tall Oak Parent pursuant to the Contribution Agreement.

“Tall Oak Parent” means Tall Oak Midstream Holdings, LLC, a Delaware limited liability company.

“Taxable Year” means the Partnership’s accounting period for U.S. federal income tax purposes determined pursuant to Section 9.02.

“Term SOFR” means the Term SOFR Reference Rate for a three-month tenor on the day (such day, the “Periodic Term SOFR Determination Day”) that is two (2) U.S. Government Securities Business Days immediately preceding the first date of the applicable distribution period, as such rate is published by the Term SOFR Administrator; provided, however, that if as of 5:00 p.m. (New York City time) on any Periodic Term SOFR Determination Day, the Term SOFR Reference Rate for a three-month tenor has not been published by the Term SOFR Administrator, then Term SOFR will be (x) the Term SOFR Reference Rate for such tenor as published by the Term SOFR Administrator on the first preceding U.S. Government Securities Business Day for which such Term SOFR Reference Rate for such tenor was published by the Term SOFR Administrator so long as such first preceding U.S. Government Securities Business Day is not more than three (3) U.S. Government Securities Business Days prior to such Periodic Term SOFR Determination Day or (y) if the Term SOFR Reference Rate cannot be determined in accordance with clause (x) of

Annex B-12

this proviso, Term SOFR shall be the Term SOFR Reference Rate as determined on the previous Periodic Term SOFR Determination Day until a substitute or successor rate has been determined by the General Partner in accordance with Section 3.12(b)(i)(F)(1).

“Term SOFR Administrator” means CME Group Benchmark Administration Limited, as administrator of the Term SOFR Reference Rate (or a successor administrator of the Term SOFR Reference Rate selected by the General Partner in its reasonable discretion).

“Term SOFR Reference Rate” means the forward-looking term rate based on SOFR.

“Total Separate Company Margin Tax Liability” has the meaning set forth in Section 9.03.

“Trading Day” means a day on which the Stock Exchange or such other principal United States securities exchange on which the Common Stock is listed or admitted to trading is open for the transaction of business (unless such trading shall have been suspended for the entire day).

“Transfer” (and, with a correlative meaning, “Transferring”) means any sale, transfer, assignment, pledge, encumbrance, or other disposition of (whether directly or indirectly, whether with or without consideration and whether voluntarily or involuntarily or by operation of Law) any interest (legal or beneficial) in any Equity Securities of the Partnership; provided however, that the following shall not constitute a Transfer hereunder: (a) any direct or indirect transfer of any equity or other interest (legal or beneficial) in any Partner unless substantially all of the assets of such Partner consist solely of Units or (b) without limitation of clause (a) above, with respect to (i) any Person that directly or indirectly holds any equity or other interests (legal or beneficial) in any Partner and constitutes a fund or similar pooled investment vehicle, any transfer of limited partnership interests or similar equity interests in such Person, (ii) the Corporation, any transfer of equity interests in the Corporation or (iii) Tall Oak Parent, any transfer of Equity Securities in Tall Oak Parent.

“Treasury Regulations” means the regulations promulgated by the U.S. Department of the Treasury pursuant to and in respect of provisions of the Code, as such regulations may be amended from time to time (including any corresponding provisions of succeeding regulations).

“TW Directors” shall have the meaning set forth in the Investor and Registration Rights Agreement. “Unit” means a Limited Partner Interest of a Limited Partner or a permitted Assignee in the Partnership and shall include Common Units, but shall not include the General Partner Interest.

“U.S. Government Securities Business Day” means any day except for (a) a Saturday, (b) a Sunday or (c) a day on which the Securities Industry and Financial Markets Association recommends that the fixed income departments of its members be closed for the entire day for purposes of trading in U.S. government securities.

“Value” means (a) for any Stock Option Plan, the Market Price for the trading day immediately preceding the date of exercise of a stock option under such Stock Option Plan and (b) for any Equity Plan other than a Stock Option Plan, the Market Price for the trading day immediately preceding the Vesting Date.

“Vesting Date” has the meaning set forth in Section 3.10(c).

“VM Arkoma Stack Holdings” means VM Arkoma Stack Holdings, LLC, a Delaware limited liability company.

“Working Capital Borrowings” means borrowings incurred pursuant to a credit facility, commercial paper facility or similar financing arrangement that are used solely for working capital purposes or to pay distributions to the Partners; provided that when such borrowings are incurred it is the intent of the borrower to repay such borrowings within twelve (12) months from the date of such borrowings other than from additional Working Capital Borrowings.

Article II
ORGANIZATIONAL MATTERS

Section 2.01        Formation of Partnership. The Partnership has been previously formed as a limited partnership pursuant to the provisions of the Delaware Act and the parties hereby amend and restate the Fifth A&R Partnership Agreement in its entirety.

Annex B-13

Section 2.02        Amended and Restated Limited Partnership Agreement. The Partners hereby execute this Agreement for the purpose of continuing the affairs of the Partnership and the conduct of its business in accordance with the provisions of the Delaware Act. The Partners hereby agree that during the term of the Partnership set forth in Section 2.06, the rights and obligations of the Partners with respect to the Partnership will be determined in accordance with the terms and conditions of this Agreement and the Delaware Act. On any matter upon which this Agreement is silent, the Delaware Act shall control. No provision of this Agreement shall be in violation of the Delaware Act and, to the extent any provision of this Agreement is in violation of the Delaware Act, such provision shall be void and of no effect to the extent of such violation without affecting the validity of the other provisions of this Agreement; provided, however, that where the Delaware Act provides that a provision of the Delaware Act shall apply “unless otherwise provided in a limited partnership agreement” or words of similar effect, the relevant provisions of this Agreement shall in each instance control; provided, further, that notwithstanding the foregoing, Section 17-212 of the Delaware Act shall not apply or be incorporated into this Agreement.

Section 2.03        Name. The name of the Partnership shall be “Summit Midstream Partners, LP”. The General Partner in its sole discretion may change the name of the Partnership at any time and from time to time without the consent or approval of any Limited Partner. Notification of any such change shall be given to all of the Partners and, to the extent practicable, to all of the holders of any Equity Securities then outstanding. The Partnership’s business may be conducted under its name and/or any other name or names deemed advisable by the General Partner.

Section 2.04        Purpose. The primary business and purpose of the Partnership shall be to engage in such activities as are permitted under the Delaware Act and determined from time to time by the General Partner in accordance with the terms and conditions of this Agreement.

Section 2.05        Principal Office; Registered Office. The principal office of the Partnership shall be at 910 Louisiana Street, Suite 4200, Houston, Texas 77002, or such other place as the General Partner may from time to time designate. The address of the registered office of the Partnership in the State of Delaware shall be 1675 South State Street, Suite B, City of Dover, Delaware 19901, and the registered agent for service of process on the Partnership in the State of Delaware at such registered office shall be Capitol Services, Inc. The General Partner may from time to time change the Partnership’s registered agent and registered office in the State of Delaware.

Section 2.06        Term. The term of the Partnership commenced upon the filing of the Certificate in accordance with the Delaware Act and shall continue in existence until termination and dissolution of the Partnership in accordance with the provisions of Article XIV.

Section 2.07        No Joint Venture. Except for U.S. federal income tax purposes, the Partners intend that the Partnership not be a joint venture, and that no Partner be a joint venturer of any other Partner by virtue of this Agreement, and neither this Agreement nor any other document entered into by the Partnership or any Partner relating to the subject matter hereof shall be construed to suggest otherwise. The Partners intend that the Partnership be treated as a partnership (other than a “publicly traded partnership” within the meaning of 7704 of the Code) for U.S. federal and applicable state or local income tax purposes, and the Partnership and each Partner shall file all tax returns and shall otherwise take all tax and financial reporting positions in a manner consistent with such treatment, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Article III
PARTNERS; UNITS; CAPITALIZATION

Section 3.01        Partners.

(a)         The Corporation previously was admitted as a Limited Partner and shall remain a Limited Partner of the Partnership and the General Partner previously was admitted as the sole general partner of the Partnership and shall remain the sole general partner of the Partnership, in each case, upon the Effective Time. At the Effective Time and concurrently with the contribution described in Section 3.03, Tall Oak Parent shall be admitted to the Partnership as a Limited Partner and such admission shall be reflected in the Schedule of Limited Partners (as defined below).

(b)         The Partnership shall maintain a schedule setting forth: (i) the name and address of each Limited Partner and (ii) the aggregate number of outstanding Units and the number and class of Units held by each Limited Partner (such schedule, the “Schedule of Limited Partners”). The applicable Schedule of Limited Partners in effect as of the Effective Time (after giving effect to the contribution described in Section 3.03) is set forth as Schedule 1 to this Agreement. The Schedule of Limited Partners shall be the definitive record of ownership of each Unit of the Partnership and all relevant information with respect to each Limited Partner (absent manifest error, fraud or willful

Annex B-14

misconduct). The Partnership shall be entitled to recognize the exclusive right of a Person registered on its records as the owner of Units for all purposes and shall not be bound to recognize any equitable or other claim to or interest in Units on the part of any other Person, whether or not it shall have express or other notice thereof, except as otherwise provided by the Delaware Act.

(c)         No Limited Partner shall be required or, except as approved by the General Partner and in accordance with the other provisions of this Agreement, permitted to loan any money or property to the Partnership or borrow any money or property from the Partnership.

Section 3.02        Units. Interests in the Partnership shall be represented by Units, or such other securities of the Partnership, in each case as the General Partner may establish in its discretion in accordance with the terms and subject to the restrictions hereof. Immediately after the Effective Time, the Units will be comprised of Common Units and Series A Preferred Units. Without limiting the foregoing, to the extent required pursuant to Section 3.04(a), the General Partner may create one or more classes or series of Common Units or preferred Units solely to the extent they have substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as a class of common stock of the Corporation or class or series of preferred stock of the Corporation.

Section 3.03        New Limited Partner Contribution; the Corporation’s Capital Contribution; Contribution Agreement Matters. Pursuant to the Contribution Agreement, at the Closing, Tall Oak Parent contributed to the Partnership, as a Capital Contribution, the Tall Oak Interests in exchange for the number of Common Units set forth next to Tall Oak Parent’s name on Schedule 1, which are hereby issued and outstanding as of the Effective Time. The Partners acknowledge and agree that, for U.S. federal income tax purposes, the contribution and exchange pursuant to the Contribution Agreement will be treated, in accordance with the principles of Revenue Ruling 99-5, Situation 2, as a transaction pursuant to which (i) the Partnership becomes a new partnership for U.S. federal income tax purposes and (ii)(A) Tall Oak Parent is treated as contributing the assets held by Tall Oak and each of its Subsidiaries to the Partnership in exchange for the Initial Equity Consideration, the Distribution Amount, the Earnout Payments (each, as defined in the Contribution Agreement) and the assumption by the Partnership of the liabilities of Tall Oak pursuant to Section 752 and (B) the Corporation is treated as contributing the assets held by the Partnership and each of its Subsidiaries prior to the date hereof, and cash consideration to the Partnership in exchange for Units, in each case, in a contribution governed by Section 721 of the Code (the “Contributions”); provided that such Contribution by Tall Oak Parent shall be characterized as a disguised sale transaction described in Section 707(a)(2)(B) of the Code with respect to any amounts treated as a transfer of consideration (including, for the avoidance of doubt, the Earnout Payments) pursuant to Treasury Regulations Sections 1.707-3, 1.707-4 and 1.707-5; provided, further, that the Partners (1) shall treat the Distribution Amount and the Earnout Payments as (x) a reimbursement of preformation capital expenditures under Treasury Regulations Section 1.707-4(d) and (y) a debt-financed distribution under Treasury Regulations Section 1.707-5, in each case, to the maximum extent permitted by applicable Tax Law and (2) shall treat any liabilities assumed by the Partnership in connection with the Contribution by Tall Oak Parent as “qualified liabilities” within the meaning of Treasury Regulations Section 1.707-5(a)(6) to the maximum extent permitted by applicable Tax Law (the “Intended Tax Treatment”).

Section 3.04        Authorization and Issuance of Additional Units.

(a)         If at any time after the Effective Time the Corporation issues a share of its Common Stock or any other Equity Security of the Corporation (other than shares of Class B Common Stock), (i) the Partnership shall concurrently issue to the Corporation one Common Unit (if the Corporation issues a share of Common Stock), or such other Equity Security of the Partnership (if the Corporation issues Equity Securities other than Common Stock) corresponding to the Equity Securities issued by the Corporation, and with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation to be issued and (ii) the net proceeds received by the Corporation with respect to the corresponding share of Common Stock or other Equity Security, if any, shall be concurrently contributed by the Corporation to the Partnership as a Capital Contribution; provided, that if the Corporation issues any shares of Common Stock in order to directly purchase from another Limited Partner (other than the Corporation or its wholly owned Subsidiaries) a number of Common Units (and the Required Class B Stock) pursuant to Section 11.03(a), then the Partnership shall not issue any new Common Units in connection therewith and the Corporation shall not be required to transfer such net proceeds to the Partnership (it being understood that such net proceeds shall instead be transferred to such other Limited Partner as consideration for such purchase). Notwithstanding the foregoing, this Section 3.04(a) shall not apply to (i) (A) the issuance and distribution to holders of shares of Common Stock of rights to purchase Equity Securities of

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the Corporation under a “poison pill” or similar shareholders rights plan (and upon any redemption of Common Units for Common Stock, such Common Stock will be issued together with a corresponding right under such plan) or (B) the issuance under the Corporation’s Equity Plans or Stock Option Plans of any warrants, options, other rights to acquire Equity Securities of the Corporation or rights or property that may be converted into or settled in Equity Securities of the Corporation, but shall in each of the foregoing cases apply to the issuance of Equity Securities of the Corporation in connection with the exercise (including cashless exercise) or settlement of such rights, warrants, options or other rights or property, (ii) the issuance of Equity Securities pursuant to any Equity Plan (other than a Stock Option Plan) that are restricted, subject to forfeiture or otherwise unvested upon issuance, but shall apply on the applicable Vesting Date with respect to such Equity Securities or (iii) the issuance of any Required Class B Shares in connection with the issuance of Common Units to any Limited Partner. Except pursuant to Article XI, (x) the Partnership may not issue any additional Common Units to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells an equal number of shares of the Corporation’s Common Stock to another Person, and (y) the Partnership may not issue any other Equity Securities of the Partnership to the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary issues or sells, to another Person, an equal number of shares of a new class or series of Equity Securities of the Corporation or such Subsidiary with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Partnership.

(b)         The Partnership shall only be permitted to issue additional Units or other Equity Securities in the Partnership to the Persons and on the terms and conditions provided for in Section 3.02, this Section 3.04 and Section 3.11.

(c)         The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of the outstanding Common Units unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Capital Stock, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of the outstanding Capital Stock unless accompanied by an identical subdivision or combination, as applicable, of the outstanding Common Units, with corresponding changes made with respect to any other exchangeable or convertible securities. The Partnership shall not in any manner effect any subdivision (by equity split, equity distribution, reclassification, recapitalization or otherwise) or combination (by reverse equity split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Partnership (other than the Common Units) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Corporation, with corresponding changes made with respect to any other exchangeable or convertible securities. The Corporation shall not in any manner effect any subdivision (by stock split, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, reclassification, recapitalization or otherwise) of any outstanding Equity Securities of the Corporation (other than the Capital Stock) unless accompanied by an identical subdivision or combination, as applicable, of the corresponding Equity Securities of the Partnership, with corresponding changes made with respect to any other exchangeable or convertible securities.

Section 3.05        Repurchases or Redemptions. The Corporation or any of its Subsidiaries may not redeem, repurchase or otherwise acquire (i) any shares of Common Stock unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equal number of Common Units for the same price per security or (ii) any other Equity Securities of the Corporation unless substantially simultaneously the Partnership redeems, repurchases or otherwise acquires from the Corporation an equivalent number of Equity Securities of the Partnership of a corresponding class or series with substantially the same rights to dividends and distributions (including distributions upon liquidation) and other economic rights as those of such Equity Securities of the Corporation for the same price per security. The Partnership may not redeem, repurchase or otherwise acquire (A) any Common Units from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires an equal number of shares of Common Stock for the same price per security from holders thereof, or (B) any other Equity Securities of the Partnership from the Corporation or any of its Subsidiaries unless substantially simultaneously the Corporation or such Subsidiary redeems, repurchases or otherwise acquires for the same price per security an equivalent number of Equity Securities of the Corporation of a corresponding class or series with substantially the same rights to dividends and distributions (including distribution upon liquidation) and other economic rights as those of such Equity Securities of the Corporation. Notwithstanding the foregoing, (x) to the extent that any consideration payable by the Corporation in connection with the redemption

Annex B-16

or repurchase of any shares of Common Stock or other Equity Securities of the Corporation or any of its Subsidiaries consists (in whole or in part) of shares of Common Stock or such other Equity Securities (including, for the avoidance of doubt, in connection with the cashless exercise of an option or warrant), then the redemption or repurchase of the corresponding Common Units or other Equity Securities of the Partnership shall be effectuated in an equivalent manner, and (y) this Section 3.05 shall not apply with respect to any shares of Class B Common Stock that are redeemed pursuant to Article XI.

Section 3.06        Certificates Representing Units; Lost, Stolen or Destroyed Certificates; Registration and Transfer of Units.

(a)         Units shall not be certificated unless otherwise determined by the General Partner. If the General Partner determines that one or more Units shall be certificated, each such certificate shall be signed by or in the name of the Partnership, by the Chief Executive Officer and any other officer designated by the General Partner, representing the number of Units held by such holder. Such certificate shall be in such form (and shall contain such legends) as the General Partner may determine. Any or all of such signatures on any certificate representing one or more Units may be a facsimile, engraved or printed, to the extent permitted by applicable Law. The General Partner agrees that it shall not elect to treat any Unit as a “security” within the meaning of Article 8 of the Uniform Commercial Code unless thereafter all Units then outstanding are represented by one or more certificates.

(b)         If Units are certificated, the General Partner may direct that a new certificate representing one or more Units be issued in place of any certificate theretofore issued by the Partnership alleged to have been lost, stolen or destroyed, upon delivery to the General Partner of an affidavit of the owner or owners of such certificate, setting forth such allegation. The General Partner may require the owner of such lost, stolen or destroyed certificate, or such owner’s legal representative, to give the Partnership a bond sufficient to indemnify it against any claim that may be made against it on account of the alleged loss, theft or destruction of any such certificate or the issuance of any such new certificate.

(c)         Upon surrender to the Partnership or the transfer agent of the Partnership, if any, of a certificate for one or more Units, duly endorsed or accompanied by appropriate evidence of succession, assignment or authority to transfer, in compliance with the provisions hereof, the Partnership shall issue a new certificate representing one or more Units to the Person entitled thereto, cancel the old certificate and record the transaction upon its books. Subject to the provisions of this Agreement, the General Partner may prescribe such additional rules and regulations as it may deem appropriate relating to the issue, Transfer and registration of Units.

Section 3.07        Negative Capital Accounts. No Partner shall be required to pay to any other Partner or the Partnership any deficit or negative balance which may exist from time to time in such Partner’s Capital Account (including upon and after dissolution of the Partnership).

Section 3.08        No Withdrawal. No Person shall be entitled to withdraw any part of such Person’s Capital Contribution or Capital Account or to receive any Distribution from the Partnership, except as expressly provided in this Agreement.

Section 3.09        Loans From Partners. Loans by Partners to the Partnership shall not be considered Capital Contributions. Subject to the provisions of Section 3.01(c), the amount of any such advances shall be a debt of the Partnership to such Partner and shall be payable or collectible in accordance with the terms and conditions upon which such advances are made.

Section 3.10        Tax Treatment of Corporate Stock Option Plans and Equity Plans.

(a)         Options Granted to Persons other than Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for shares of Common Stock to a Person other than a Partnership Employee is duly exercised, notwithstanding the amount of the Capital Contribution actually made pursuant to Section 3.04(a), solely for U.S. federal (and applicable state and local) income tax purposes, the Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution, in lieu of the Capital Contribution actually made and in consideration of additional Common Units, an amount equal to the Value of a share of Common Stock as of the date of such exercise multiplied by the number of shares of Common Stock then being issued by the Corporation in connection with the exercise of such stock option.

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(b)         Options Granted to Partnership Employees. If at any time or from time to time, in connection with any Stock Option Plan, a stock option granted for shares of Common Stock to a Partnership Employee is duly exercised, solely for U.S. federal (and applicable state and local) income tax purposes, the following transactions shall be deemed to have occurred:

(i)          The Corporation shall sell to the Optionee, and the Optionee shall purchase from the Corporation, the number of shares of Common Stock equal to the number of shares of Common Stock as to which such stock option is being exercised multiplied by the following: (x) the exercise price payable by the Optionee in connection with the exercise of such stock option divided by (y) the Value of a share of Common Stock at the time of such exercise.

(ii)         The Corporation shall sell to the Partnership (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Corporation shall sell to such Subsidiary), and the Partnership (or such Subsidiary, as applicable) shall purchase from the Corporation, a number of shares of Common Stock equal to the excess of (x) the number of shares of Common Stock as to which such stock option is being exercised over (y) the number of shares of Common Stock sold pursuant to Section 3.10(b)(i) hereof. The purchase price per share of Common Stock for such sale of shares of Common Stock to the Partnership (or such Subsidiary) shall be the Value of a share of Common Stock as of the date of exercise of such stock option.

(iii)        The Partnership shall transfer to the Optionee (or, if the Optionee is an employee of, or other service provider to, a Subsidiary, the Subsidiary shall transfer to the Optionee) at no additional cost to such Partnership Employee and as additional compensation to such Partnership Employee, the number of shares of Common Stock described in Section 3.10(b)(ii).

(iv)        The Corporation shall be deemed to have contributed to the Partnership as a Capital Contribution any amounts received by the Corporation pursuant to Section 3.10(b)(i) and any amounts deemed to be received by the Partnership pursuant to Section 3.10(b)(ii) in connection with the exercise of such stock option.

The transactions described in this Section 3.10(b) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(c)         Restricted Stock Granted to Partnership Employees. If at any time or from time to time, in connection with any Equity Plan (other than a Stock Option Plan), any shares of Common Stock are issued to a Partnership Employee (including any shares of Common Stock that are subject to forfeiture in the event such Partnership Employee terminates his or her employment with the Partnership or any Subsidiary) in consideration for services performed for the Partnership or any Subsidiary, on the date (such date, the “Vesting Date”) that the Value of such shares is includible in taxable income of such Partnership Employee, the following events will be deemed to have occurred solely for U.S. federal (and applicable state and local) income tax purposes: (i) the Corporation shall be deemed to have sold such shares of Common Stock to the Partnership (or, if such Partnership Employee is an employee of, or other service provider to, a Subsidiary, to such Subsidiary) for a purchase price equal to the Value of such shares of Common Stock, (ii) the Partnership (or such Subsidiary) shall be deemed to have delivered such shares of Common Stock to such Partnership Employee, (iii) the Corporation shall be deemed to have contributed the purchase price for such shares of Common Stock to the Partnership as a Capital Contribution, and (iv) in the case where such Partnership Employee is an employee of a Subsidiary, the Partnership shall be deemed to have contributed such amount to the capital of the Subsidiary. The transactions described in this Section 3.10(c) are intended to comply with the provisions of Treasury Regulations Section 1.1032-3 and shall be interpreted consistently therewith.

(d)         Future Stock Incentive Plans. Nothing in this Agreement shall be construed or applied to preclude or restrain the Corporation from adopting, modifying or terminating stock incentive plans for the benefit of employees, directors or other business associates of the Corporation, the Partnership or any of their respective Affiliates. The Partners acknowledge and agree that, in the event that any such plan is adopted, modified or terminated by the Corporation, amendments to this Section 3.10 may become necessary or advisable and that any approval or consent to any such amendments requested by the Corporation shall be deemed granted by the General Partner without the requirement of any further consent or acknowledgement of any other Partner.

Annex B-18

(e)         Anti-dilution adjustments. For all purposes of this Section 3.10, the number of shares of Common Stock and the corresponding number of Common Units shall be determined after giving effect to all anti-dilution or similar adjustments that are applicable, as of the date of exercise or vesting, to the option, warrant, restricted stock or other equity interest that is being exercised or becomes vested under the applicable Stock Option Plan or other Equity Plan and applicable award or grant documentation.

Section 3.11        Dividend Reinvestment Plan, Cash Option Purchase Plan, Stock Incentive Plan or Other Plan. Except as may otherwise be provided in this Article III, all amounts received or deemed received by the Corporation in respect of any dividend reinvestment plan, cash option purchase plan, stock incentive or other stock or subscription plan or agreement, either (a) shall be utilized by the Corporation to effect open market purchases of shares of Common Stock, or (b) if the Corporation elects instead to issue new shares of Common Stock with respect to such amounts, shall be contributed by the Corporation to the Partnership in exchange for additional Units. Upon such contribution, the Partnership will issue to the Corporation a number of Units equal to the number of new shares of Common Stock so issued.

Section 3.12        Establishment of Series A Preferred Units.

(a)         General. The Partnership hereby designates and creates a series of Units to be designated as “Series A Floating Rate Cumulative Redeemable Perpetual Preferred Units” (“Series A Preferred Units”), having the preferences, rights, powers and duties set forth herein, including this Section 3.12. Each Series A Preferred Unit shall be identical in all respects to every other Series A Preferred Unit. The Partnership may, from time to time, issue additional Series A Preferred Units.

(b)         Rights of Series A Preferred Units. The Partnership intends that the rights, preferences and privileges of the Series A Preferred Units issued to the Corporation mirror the rights, preferences and privileges of Series A Preferred Stock issued by the Corporation, and that at all times the ratio between the number of outstanding Series A Preferred Units and the number of outstanding shares of Series A Preferred Stock be maintained at 1:1. Accordingly, the terms and provisions of this Section 3.12 shall be construed in accordance with such intent, and to the extent there is a conflict between the rights, preferences and privileges of the Series A Preferred Units under this Agreement and the rights, preferences and privileges of the Series A Preferred Stock under the Series A Certificate of Designations, the terms of the Series A Certificate of Designations shall control. Subject to the foregoing, the Series A Preferred Units shall have the following rights, preferences and privileges and the Series A Preferred Unitholders shall be subject to the following duties and obligations:

(i)          Distributions

(A)        Distributions on each outstanding Series A Preferred Unit shall be cumulative and compounding, and shall accumulate at the applicable Series A Distribution Rate from and including the Series A Original Issue Date (or, for any subsequently issued and newly outstanding Series A Preferred Units, from and including the Series A Distribution Payment Date immediately preceding the issue date of such Series A Preferred Units) until such time as the Partnership pays the Series A Distribution or redeems such Series A Preferred Unit in accordance with Section 3.12(b)(i)(C) or Section 3.12(b)(i)(D), whether or not such Series A Distributions shall have been declared. Series A Preferred Unitholders shall be entitled to receive Series A Distributions from time to time out of any assets of the Partnership legally available for the payment of distributions at the Series A Distribution Rate per Series A Preferred Unit when, as, and, if declared by the General Partner, prior to any other distributions made in respect of any other Limited Partner Interest pursuant to Section 4.01. Series A Distributions shall be paid on a quarterly basis on March 15, June 15, September 15 and December 15 of each year (each date, a “Series A Distribution Payment Date”). If any Series A Distribution Payment Date would otherwise occur on a day that is not a Business Day, such Series A Distribution Payment Date shall instead be on the immediately succeeding Business Day without the accumulation of additional distributions. Series A Distributions shall be computed by multiplying the Series A Distribution Rate by a fraction, the numerator of which will be the actual number of days elapsed during that Series A Distribution Period (determined by including the first day of such Series A Distribution Period and excluding the last day, which is the Series A Distribution Payment Date), and the denominator of which will be 360, and by multiplying the result by the aggregate Series A Liquidation Preference of all outstanding Series A Preferred Units.

Annex B-19

(B)         Not later than 5:00 p.m., New York City time, on each Series A Distribution Payment Date, the Partnership shall pay those Series A Distributions, if any, that shall have been declared by the General Partner to Series A Preferred Unitholders on the record date for the applicable Series A Distribution. The record date for the payment of any Series A Distributions shall be as of the close of business on the first Business Day of the month of the applicable Series A Distribution Payment Date.

(C)         If the Partnership fails to pay in full a Series A Distribution on any Series A Distribution Payment Date, then from and after the first date of such failure and continuing until such failure is cured by payment in full in cash of all such arrearages, (1) the amount of such unpaid cash distributions unless and until paid will accumulate and accrue at the Series A Distribution Rate from and including the first day of the Series A Distribution Period immediately following the Series A Distribution Period in respect of which such payment is due until paid in full (such unpaid and accrued distributions, the “Series A Unpaid Cash Distributions”) and (2) the Partnership shall not be permitted to, and shall not, declare or make or set aside for payment any distributions in respect of any Series A Junior Securities (including, for the avoidance of doubt, with respect to any distributions to Series A Junior Securities during the Series A Distribution Period for which the Partnership first failed to pay in full the Series A Distribution in cash when due), other than a distribution payable in kind solely in Series A Junior Securities. Payments in respect of Series A Unpaid Cash Distributions may be declared by the General Partner and paid on any date selected by the General Partner, whether or not a Series A Distribution Payment Date, to Series A Preferred Unitholders on the record date for such payment, which may not be less than 10 days before such payment date. As of the Series A Original Issue Date, the Series A Unpaid Cash Distributions outstanding shall be deemed to be $[•] per Series A Preferred Unit.

(D)        The General Partner may not declare, make or set aside for payment (1) full Series A Distributions or full distributions with respect to any Series A Parity Securities or (2) any distributions with respect to Series A Junior Securities, in each case, in respect of any distribution period unless, at the time of the declaration of such distribution, (x) all Series A Unpaid Cash Distributions and any accumulated and unpaid distributions on any Series A Parity Securities have been paid or funds have been set aside for payment thereof, and (y) at the time of declaration of the applicable distribution, the General Partner expects to have sufficient Available Cash to pay the next Series A Distribution and the next distribution in respect of any Series A Parity Securities in full, regardless of the relative timing of such distributions; provided, however, that to the extent a distribution period applicable to a class of Series A Junior Securities or Series A Parity Securities is shorter than the distribution period applicable to the Series A Preferred Units, the General Partner may declare and pay regular distributions with respect to such Series A Junior Securities or Series A Parity Securities so long as, at the time of declaration of such distribution, the General Partner expects to have sufficient funds to pay the full Series A Distribution on the next successive Series A Distribution Payment Date. If the General Partner expects to have insufficient Available Cash to pay the next Series A Distribution in full at the time of declaration of a Series A Distribution or Series A Parity Security distribution, it will adjust the amount of such distributions so that the Series A Preferred Units and Series A Parity Securities are paid on a pari passu basis on their respective payment dates.

(E)         Each Series A Distribution shall, to the extent permitted by applicable law, be paid out of Available Cash with respect to the Quarter immediately preceding the applicable Series A Distribution Payment Date that is deemed to be Operating Surplus prior to making any distribution pursuant to Section 4.01. To the extent that any portion of the aggregate of a Series A Distribution and distributions to any Series A Parity Securities to be paid in cash with respect to any Series A Distribution Period exceeds the amount of Available Cash from Operating Surplus for such Quarter, an amount of cash equal to the Available Cash from Operating Surplus for such Quarter will be paid to the Series A Preferred Unitholders and Series A Parity Securities in proportion to the distribution amounts payable in respect of the Series A Preferred Units and Series A Parity Securities, and the balance of the Series A Distribution shall be unpaid and shall constitute a Series A Unpaid Cash Distribution and shall accrue and accumulate as set forth in Section 3.12(b)(i)(C).

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(F)         The “Series A Three-Month SOFR” component of the Series A Distribution Rate for each Series A Distribution Period shall be determined by the Series A Calculation Agent, as of the applicable Periodic Term SOFR Determination Day commencing on the first day of such Series A Distribution Period.

(1)         If the General Partner determines that no such rate is so published or otherwise available, the General Partner will determine whether to use a substitute or successor rate to the rate that it has determined, in accordance with the Calculation Agent Agreement, is most comparable to the rate described in Section 3.12(b)(i)(F); provided, that if the General Partner determines there is a base rate that is commonly used by banking institutions and other financial services industry participants as a successor rate to the rate set forth in Section 3.12(b)(i)(F), the Partnership shall use such successor base rate. If the General Partner has identified a successor or substitute rate in accordance with the preceding sentence, it may, in its sole discretion, modify the Periodic Term SOFR Determination Day and other terms contained in Section 3.12(b)(i)(F) or similar or analogous definitions, the timing and frequency of determining rates, timing of notices, the applicability and length of lookback periods and other technical, administrative or operational matters that the General Partner decides may be appropriate to reflect the adoption and implementation of any such rate or to permit the use and administration thereof by the Partnership or the Series A Calculation Agent, as applicable, in a manner substantially consistent with market practice.

(2)         The Series A Calculation Agent’s determination of the Series A Three-Month SOFR, the Series A Distribution Rate and its calculation of the amount of interest for any interest period will be on file at the Partnership’s principal offices, will be made available to any Series A Preferred Unitholder upon request and will each be final and binding in the absence of manifest error.

(3)         All percentages resulting from any of the calculations described in this Section 3.12(b)(i)(F) will be rounded, if necessary, to the nearest one hundred-thousandth of a percentage point, with five one-millionths of a percentage point rounded upwards (e.g., 9.876545% (or 0.9876545) being rounded to 9.87655% (or .0987655)) and all dollar amounts used in or resulting from such calculations will be rounded to the nearest cent (with one-half cent being rounded upwards).

(ii)         Voting. Notwithstanding any other provision of this Agreement or the Delaware Act, the Series A Preferred Units shall not have any relative, participating, optional or other voting, consent or approval rights or powers, and the vote, consent or approval of the Series A Preferred Unitholders shall not be required for the taking of any Partnership action.

(iii)        Redemption. Each time that the Corporation redeems a share of Series A Preferred Stock pursuant to Section 6 of the Series A Certificate of Designations, the Partnership shall redeem an equal number of Series A Preferred Units from the Corporation in exchange for cash consideration equal to (i) with respect to a redemption pursuant to Section 6(a)(i) of the Series A Certificate of Designations, 100% of the Series A Liquidation Preference, or (ii) with respect a redemption pursuant to Section 6(a)(ii) of the Series A Certificate of Designations, 102% of the Series A Liquidation Preference, in each case, for such Series A Preferred Units on such Series A Redemption Date, plus any Series A Unpaid Cash Distributions from the Series A Original Issue Date to, but not including, the Series A Redemption Date, whether or not such distributions shall have been declared. Any such redemption shall occur on a date set by the General Partner. Any Series A Preferred Units that are redeemed or otherwise acquired by the Partnership shall be cancelled.

(iv)        Series A Change of Control Offer. Each time that the Corporation repurchases a share of Series A Preferred Stock pursuant to Section 7 of the Series A Certificate of Designations following a Series A Change of Control Offer, the Partnership shall repurchase an equal number of Series A Preferred Units from the Corporation at a purchase price equal to 101% of the Series A Liquidation Preference, plus any Series A Unpaid Cash Distributions from the Series A Original Issue Date to, but not including, the date of settlement, whether or not such distributions shall have been declared.

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(v)         Liquidation Rights. In the event of any liquidation, dissolution and winding up of the Partnership under Section 14.02 or a sale, exchange or other disposition of all or substantially all of the assets of the Partnership, either voluntary or involuntary, the record holders of the Series A Preferred Units shall be entitled to receive, out of the assets of the Partnership available for distribution to the Limited Partners, prior and in preference to any distribution of any assets of the Partnership to the record holders of any other class or series of Limited Partner Interests (other than Series A Parity Securities (the record holders of which shall have a pari passu entitlement) or Series A Senior Securities), the aggregate amount of the Series A Liquidation Preference for all outstanding Series A Preferred Units.

Article IV
DISTRIBUTIONS

Section 4.01        Distributions.

(a)         Available Cash; Other Distributions. To the extent permitted by applicable Law and hereunder and subject to Section 4.03 and Section 3.12(b)(i), Distributions to Limited Partners may be declared by the General Partner out of Available Cash or other funds or property legally available therefor in such amounts and on such terms (including the payment dates of such Distributions) as the General Partner shall determine using such record date as the General Partner may designate; such Distributions shall be made to the Limited Partners as of the close of business on such record date on a pro rata basis in accordance with each Limited Partner’s Percentage Interest as of the close of business on such record date; provided, however, that the General Partner shall have the obligation to make Distributions as set forth in Section 4.01(b) and Section 14.02; and provided further that, notwithstanding any other provision herein to the contrary, no Distributions shall be made to any Limited Partner to the extent such Distribution would violate Section 17-607 of the Delaware Act. Promptly following the designation of a record date and the declaration of a Distribution pursuant to this Section 4.01(a), the General Partner shall give notice to each Limited Partner of the record date, the amount and the terms of the Distribution and the payment date thereof. In furtherance of the foregoing, it is intended that the General Partner shall, to the extent permitted by applicable Law and hereunder, have the right in its sole discretion to make Distributions to the Limited Partners pursuant to this Section 4.01(a) in such amounts as shall enable the Corporation to pay dividends or to meet its obligations (to the extent such obligations are not otherwise able to be satisfied as a result of the Distributions required to be made pursuant to Section 4.01(b) or reimbursements required to be made pursuant to Section 6.05).

(b)         Tax Distributions. Notwithstanding anything to the contrary in this Agreement, the Partnership shall, subject to the availability of Available Cash (as determined by the General Partner in its sole discretion), and provided there are no Series A Unpaid Cash Distributions owed to the Series A Preferred Unitholders, make cash distributions to the Limited Partners with respect to each Taxable Year as follows:

(i)          first, to the Corporation in an amount equal to (A) the income of the Partnership allocable to the Corporation with respect to the Series A Preferred Units held by the Corporation, multiplied by (B) the tax rate then applicable to the Corporation; and

(ii)          thereafter, to the Limited Partners pro rata in accordance with each Limited Partner’s Percentage Interest, until the Corporation has received an amount pursuant to this Section 4.01(b)(ii) equal to (A)(x) the income of the Partnership allocable to the Corporation (including with respect to the Series A Preferred Units held by the Corporation), multiplied by (y) the tax rate then applicable to the Corporation, minus (B) the amount distributed to the Corporation with respect to such Taxable Year under Section 4.01(b)(i), minus (C) any distributions received by the Corporation pursuant to Section 4.01(a) during such Taxable Year.

Tax distributions with respect to each Taxable Year shall be made within forty-five (45) days after the end of such Taxable Year. In addition, the Partnership shall, subject to the availability of Available Cash (as determined by the General Partner in its reasonable discretion), and provided there are no Series A Unpaid Cash Distributions owed to the Series A Preferred Unitholders, make advance distributions to the Limited Partners within fifteen (15) days after the end of each Quarter of the Partnership based on estimates of the required tax distributions under this Section 4.01(b), which quarterly distributions shall be treated as an advance of and shall reduce the amount of the annual tax distribution required hereunder.

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(c)         To the extent permitted by the Code and Treasury Regulations, any distributions made to any Partner during a Fiscal Year pursuant to this Section 4.01 shall be considered drawings of money against their distributive shares of income for purposes of Treasury Regulations Section 1.731-1(a)(1)(ii).

Section 4.02        Restricted Distributions. Notwithstanding any provision to the contrary contained in this Agreement, the Partnership shall not make any Distribution to any Partner on account of any Limited Partner Interest if such Distribution would violate any applicable Law or the terms of the Credit Agreement or other debt financing of the Partnership or its Subsidiaries.

Section 4.03        Distributions on Series A Preferred Units. No distributions shall be made with respect to the Series A Preferred Units except as permitted under Section 3.12 and Section 4.01(b). For the avoidance of doubt, and without limiting the foregoing, no distributions pursuant to Article IV shall be made with respect to the Series A Preferred Units other than in accordance with and pursuant to the terms of Section 4.01(b).

Article V
CAPITAL ACCOUNTS; ALLOCATIONS; TAX MATTERS

Section 5.01        Capital Accounts.

(a)         The Partnership shall maintain a separate Capital Account for each Partner according to the rules of Treasury Regulations Section 1.704-1(b)(2)(iv). For this purpose, the Partnership may (in the discretion of the General Partner), upon the occurrence of the events specified in Treasury Regulations Section 1.704-1(b)(2)(iv)(f), increase or decrease the Capital Accounts in accordance with the rules of such Treasury Regulations and Treasury Regulations Section 1.704-1(b)(2)(iv)(g) to reflect a revaluation of Partnership property.

(b)         For purposes of computing the amount of any item of Partnership income, gain, loss or deduction to be allocated pursuant to this Article V and to be reflected in the Capital Accounts of the Partners, the determination, recognition and classification of any such item shall be the same as its determination, recognition and classification for U.S. federal income tax purposes (including any method of depreciation, cost recovery or amortization used for this purpose); provided, however, that:

(i)          The computation of all items of income, gain, loss and deduction shall include those items described in Code Section 705(a)(l)(B) or Code Section 705(a)(2)(B) and Treasury Regulations Section 1.704-1(b)(2)(iv)(i), without regard to the fact that such items are not includable in gross income or are not deductible for U.S. federal income tax purposes.

(ii)         If the Book Value of any Partnership property is adjusted pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(e) or (f), the amount of such adjustment shall be taken into account as gain or loss from the disposition of such property.

(iii)        Items of income, gain, loss or deduction attributable to the disposition of Partnership property having a Book Value that differs from its adjusted basis for tax purposes shall be computed by reference to the Book Value of such property.

(iv)        In lieu of the depreciation, amortization and other cost recovery deductions (excluding depletion) taken into account in computing Profits or Losses, there shall be taken into account Depreciation for such Taxable Year or other Fiscal Period.

(v)         To the extent an adjustment to the adjusted tax basis of any Partnership asset pursuant to Code Sections 732(d), 734(b) or 743(b) is required, pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(m), to be taken into account in determining Capital Accounts, the amount of such adjustment to the Capital Accounts shall be treated as an item of gain (if the adjustment increases the basis of the asset) or loss (if the adjustment decreases such basis).

(vi)        Items specifically allocated under Section 5.03 shall be excluded from the computation of Profits and Losses.

Section 5.02        Allocations. After giving effect to the allocations under Section 5.03, net Profits and net Losses (or, to the extent the General Partner reasonably determines necessary, individual gross items of income, gain, deduction, or loss constituting such net Profits and net Losses) for any Taxable Year or other Fiscal Period

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shall be allocated among the Capital Accounts of the Partners in such a manner that, after adjusting for all Capital Contributions and distributions through the end of such Taxable Year or other Fiscal Period, the Capital Account balance of each Partner, immediately after making such allocation, is as nearly as possible equal to (a) the amount such Partner would receive pursuant to Section 14.02(d) if all of the assets of the Partnership on hand at the end of such Taxable Year or other Fiscal Period were sold for cash equal to their Book Values, all liabilities of the Partnership were satisfied in cash in accordance with their terms (limited with respect to each nonrecourse liability to the Book Value of the assets securing such liability), and all remaining or resulting cash were distributed, in accordance with Section 14.02(d), to the Partners, minus (b) such Partner’s share of the Partnership Minimum Gain and Partner Minimum Gain, computed immediately prior to the hypothetical sale of assets, and the amount any such Partner is treated as obligated to contribute to the Partnership, computed immediately after the hypothetical sale of assets.

Section 5.03        Regulatory and Special Allocations.

(a)         Partner nonrecourse deductions (as defined in Treasury Regulations Section 1.704-2(i)(2)) attributable to partner nonrecourse debt (as defined in Treasury Regulations Section 1.704-2(b)(4)) shall be allocated in the manner required by Treasury Regulations Section 1.704-2(i). If there is a net decrease during a Taxable Year in Partner Minimum Gain, Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) shall be allocated to the Partners in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(i)(4). This Section 5.03(a) is intended to be a partner nonrecourse debt minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(i), and shall be interpreted in a manner consistent therewith.

(b)         Nonrecourse deductions (as determined according to Treasury Regulations Section 1.704-2(b)(1)) for any Taxable Year shall be allocated pro rata among the Partners holding outstanding Common Units in accordance with their Percentage Interests. Except as otherwise provided in Section 5.03(a), if there is a net decrease in the Partnership Minimum Gain during any Taxable Year, each Partner shall be allocated Profits for such Taxable Year (and, if necessary, for subsequent Taxable Years) in the amounts and of such character as determined according to Treasury Regulations Section 1.704-2(f). This Section 5.03(b) is intended to be a minimum gain chargeback provision that complies with the requirements of Treasury Regulations Section 1.704-2(f), and shall be interpreted in a manner consistent therewith.

(c)         A Partner that unexpectedly receives an adjustment, allocation or Distribution described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d)(4), (5) and (6) shall be allocated items of income and gain in an amount and manner sufficient to eliminate any deficit balance in such Partner’s Adjusted Capital Account as quickly as possible; provided, that an allocation pursuant to this Section 5.03(c) shall be made only if and to the extent that such Partner would have a deficit Adjusted Capital Account balance after all other allocations provided for in this Article V have been tentatively made as if this Section 5.03(c) were not in this Agreement. This Section 5.03(c) is intended to be a qualified income offset provision as described in Treasury Regulations Section 1.704-1(b)(2)(ii)(d) and shall be interpreted in a manner consistent therewith.

(d)         If the allocation of Losses to a Partner as provided in Section 5.02 would create or increase the deficit balance of such Partner’s Adjusted Capital Account, there shall be allocated to such Partner only that amount of Losses as will not create or increase such deficit balance in the Partner’s Adjusted Capital Account. The Losses that would, absent the application of the preceding sentence, otherwise be allocated to such Partner shall be allocated to the other Partners who do not have a deficit balance in their Adjusted Capital Account in accordance with the provisions of Section 5.02 and the other provisions of this Section 5.03, subject to this Section 5.03(d).

(e)         Profits and Losses described in Section 5.01(b)(v) shall be allocated in a manner consistent with the manner that the adjustments to the Capital Accounts are required to be made pursuant to Treasury Regulations Section 1.704-1(b)(2)(iv)(j) and (m).

(f)          The allocations set forth in Section 5.03(a) through and including Section 5.03(e) (the “Regulatory Allocations”) are intended to comply with certain requirements of Sections 1.704-1(b) and 1.704-2 of the Treasury Regulations. The Regulatory Allocations may not be consistent with the manner in which the Partners intend to allocate Profit and Loss of the Partnership or make Distributions. Accordingly, notwithstanding the other provisions of this Article V, but subject to the Regulatory Allocations, income, gain, deduction and loss shall be reallocated among the Partners so as to eliminate the effect of the Regulatory Allocations and thereby cause the respective Capital Accounts of the Partners to be in the amounts (or as close thereto as possible) they would have been if net Profit and net
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Loss (and such other items of income, gain, deduction and loss) had been allocated without reference to the Regulatory Allocations. In general, the Partners anticipate that this will be accomplished by specially allocating other net Profit and net Loss (and such other items of income, gain, deduction and loss) among the Partners so that the net amount of the Regulatory Allocations and such special allocations to each such Partner is zero.

Section 5.04        Tax Allocations.

(a)         The income, gains, losses, deductions and credits of the Partnership will be allocated, for U.S. federal (and applicable state and local) income tax purposes, among the Partners in accordance with the allocation of such income, gains, losses, deductions and credits among the Partners for computing their Capital Accounts; provided, that if any such allocation is not permitted by the Code or other applicable Law, the Partnership’s income, gains, losses, deductions and credits will be allocated among the Partners so as to reflect as nearly as possible the allocation set forth herein in computing their Capital Accounts.

(b)         Items of Partnership taxable income, gain, loss, deduction and depletion with respect to any property contributed to the capital of the Partnership shall be allocated among the Partners in accordance with Code Section 704(c) so as to take account of any variation between the adjusted basis of such property to the Partnership for U.S. federal income tax purposes and its Book Value using such method as reasonably determined in good faith by the General Partner; provided, however, that with respect to the Section 704(c) layer created as a result of the Contribution with respect to the property deemed contributed by the Corporation to the Partnership as of the Effective Time, the Partnership shall use the “traditional method”, as described in Treasury Regulations Section 1.704-3(b), and with respect to the Section 704(c) layer created as a result of the Contribution with respect to the property deemed contributed by Tall Oak Parent to the Partnership as of the Effective Time, the Partnership shall use the “remedial allocation method”, as described in Treasury Regulations Section 1.704-3(d).

(c)         If the Book Value of any Partnership asset is adjusted pursuant to Section 5.01(b), subsequent allocations of items of taxable income, gain, loss and deduction with respect to such asset shall take account of any variation between the adjusted basis of such asset for U.S. federal income tax purposes and its Book Value under Code Section 704(c) using such method as reasonably determined in good faith by the General Partner.

(d)         If, as a result of an exercise of a noncompensatory option to acquire an interest in the Partnership, a Capital Account reallocation is required under Treasury Regulations Section 1.704-1(b)(2)(iv)(s)(3), the Partnership shall make corrective allocations pursuant to Treasury Regulations Section 1.704-1(b)(4)(x).

(e)         Allocations of tax credits, tax credit recapture, and any items related thereto shall be allocated to the Partners pro rata as determined by the General Partner taking into account the principles of Treasury Regulations Section 1.704-1(b)(4)(ii).

(f)          For purposes of determining a Partner’s pro rata share of the Partnership’s “excess nonrecourse liabilities” within the meaning of Treasury Regulations Section 1.752-3(a)(3), each Partner’s interest in income and gain shall be in such proportions as the General Partner determines is consistent with the provisions of the Code and the Treasury Regulations.

(g)         Allocations pursuant to this Section 5.04 are solely for purposes of U.S. federal (and applicable state and local) income taxes and shall not affect, or in any way be taken into account in computing, any Partner’s Capital Account or share of Profits, Losses, Distributions or other Partnership items pursuant to any provision of this Agreement.

Section 5.05        Withholding; Indemnification and Reimbursement for Payments on Behalf of a Partner. The Partnership and its Subsidiaries may withhold from any amount distributable or allocable to a Partner pursuant to this Agreement such amount as the Partnership or any of its Subsidiaries is required to withhold under applicable U.S. federal, state or local or non-U.S. tax Law and each Partner hereby authorizes the Partnership and its Subsidiaries to pay the applicable Governmental Entity on behalf of, or with respect to, such Partner any amount required to be paid under applicable U.S. federal, state, or local or non-U.S. tax Law with respect to any amount distributable or allocable to such Partner pursuant to this Agreement. In addition, if the Partnership is obligated to pay (and actually pays) any other amount to a Governmental Entity that is specifically attributable to a Partner (including U.S. federal income taxes as a result of Partnership obligations arising in connection with a U.S. federal income tax audit of the Partnership with respect to items of income, gain, loss deduction or credit allocable or attributable to such Partner, state personal property taxes, and state unincorporated business taxes), then such tax shall be treated as an amount of taxes withheld

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and paid with respect to such Partner pursuant to this Section 5.05. For all purposes under this Agreement, any amounts paid to the applicable Governmental Entity with respect to a Partner pursuant to this Section 5.05 shall be treated as having been distributed to such Partner at the time such payment is made. The General Partner may offset Distributions to which a Partner is otherwise entitled under this Agreement against such Partner’s obligation to indemnify the Partnership under this Section 5.05. Further, to the extent that the cumulative amount of such payments for any period exceeds the distributions to which such Partner is entitled for such period, such Partner shall indemnify the Partnership in full for the amount of such excess. A Partner’s obligation to indemnify the Partnership under this Section 5.05 shall survive such Partner ceasing to be a partner in the Partnership and the termination, dissolution, liquidation and winding up of the Partnership, and for purposes of this Section 5.05, the Partnership shall be treated as continuing in existence. The Partnership may pursue and enforce all rights and remedies it may have against each Partner under this Section 5.05, including instituting a lawsuit to collect amounts owed under such indemnity with interest accruing from the date such withholding or payment is made by the Partnership at a rate per annum equal to the sum of the Base Rate (but not in excess of the highest rate per annum permitted by Law). Each Partner hereby agrees to furnish to the Partnership such information and forms as required or reasonably requested in order to comply with any laws and regulations governing withholding of tax or in order to claim any reduced rate of, or exemption from, withholding to which the Partner is legally entitled.

Section 5.06        Tax Treatment. Notwithstanding anything herein to the contrary, the Partnership and the Partners intend to follow (a) the tax treatment described in Section 2.6 of the Contribution Agreement and (b) the Partner Tax Attribute allocation described in Section 6.6(h) of the Contribution Agreement.

Article VI
MANAGEMENT

Section 6.01        Authority of General Partner.

(a)         Except for situations in which the approval of any Limited Partner(s) is specifically required by this Agreement, (i) all management powers over the business and affairs of the Partnership shall be exclusively vested in the General Partner and (ii) the General Partner shall conduct, direct and exercise full control over all activities of the Partnership. Except as otherwise expressly provided for herein and subject to the other provisions of this Agreement, no Limited Partner has the right or power to participate in the management or affairs of the Partnership, nor does any Limited Partner have the power to sign for or bind the Partnership or deal with third parties on behalf of the Partnership without the consent of the General Partner.

(b)         The day-to-day business and operations of the Partnership shall be overseen and implemented by officers of the Partnership (each, an “Officer” and collectively, the “Officers”), subject to the limitations imposed by the General Partner. An Officer may, but need not, be a Partner. Each Officer shall be appointed by the General Partner and shall hold office until his or her successor shall be duly designated and shall qualify or until his or her death or until he or she shall resign or shall have been removed in the manner hereinafter provided. Any one Person may hold more than one office. Subject to the other provisions in this Agreement, the salaries or other compensation, if any, of the Officers shall be fixed from time to time by the General Partner. The authority and responsibility of the Officers shall include, but not be limited to, such duties as the General Partner may, from time to time, delegate to them and the carrying out of the Partnership’s business and affairs on a day-to-day basis. An Officer may also perform one or more roles as an officer of the General Partner. The General Partner may remove any Officer from office at any time, with or without cause, in its sole discretion. If any vacancy shall occur in any office, for any reason whatsoever, then the General Partner shall have the right to appoint a new Officer to fill the vacancy. Any Officer (subject to any contract rights available to the Partnership, if applicable) may resign as such at any time. Such resignation shall be made in writing and shall take effect at the time specified therein, or if no time be specified, at the time of its receipt by the General Partner. The acceptance of a resignation shall not be necessary to make it effective, unless expressly so provided in the resignation.

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(c)         The following individuals shall be the Officers of the Partnership (constituting all of the Officers of the Partnership) as of the Effective Time:

J. Heath Deneke	Chairman of the Board, President and Chief Executive Officer
William J. Mault	Executive Vice President and Chief Financial Officer
James D. Johnston	Executive Vice President, General Counsel, Chief Compliance Officer and Secretary
Matthew B. Sicinski	Senior Vice President and Chief Accounting Officer

(d)         The General Partner shall have the power and authority to effectuate the sale, lease, transfer, exchange or other disposition of any, all or substantially all of the assets of the Partnership (including the exercise or grant of any conversion, option, privilege or subscription right or any other right available in connection with any assets at any time held by the Partnership) or the merger, consolidation, reorganization or other combination of the Partnership with or into another entity, in each case without the consent of any Limited Partner.

(e)         Notwithstanding any other provision of this Agreement, neither the General Partner nor any Officer authorized by the General Partner shall have the authority, on behalf of the Partnership, either directly or indirectly, without the prior approval of each Partner, to take any action that would result in the failure of the Partnership to be taxable as a partnership for U.S. federal and applicable state and local income tax purposes, or take any position inconsistent with the treatment of the Partnership as a partnership for U.S. federal and applicable state and local income tax purposes, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

(f)          In connection with the performance of its duties as an Officer, each Officer will owe the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its officers.

Section 6.02        Actions of the General Partner. The General Partner may act through any Officer or through any other Person or Persons to whom authority and duties have been delegated pursuant to Section 6.01.

Section 6.03        Transfer and Withdrawal of General Partner.

(a)         The General Partner shall not have the right to transfer or assign the General Partner Interest, and the General Partner shall not have the right to withdraw from the Partnership; provided, that, without the consent of any of the Limited Partners, the General Partner may in good faith, at the General Partner’s expense, be reconstituted as or converted into a corporation, partnership or other form of entity (any such reconstituted or converted entity being deemed to be the General Partner for all purposes hereof) by merger, consolidation, conversion or otherwise, or transfer or assign the General Partner Interest (in whole or in part) to one of its Affiliates that is a wholly owned Subsidiary of the Corporation so long as such other entity or Affiliate shall have assumed in writing the obligations of the General Partner under this Agreement. In the event of an assignment or other transfer of all of the General Partner Interest in accordance with this Section 6.03, such assignee or transferee shall be substituted in the General Partner’s place as general partner of the Partnership and is hereby authorized to and shall continue the Partnership without dissolution and immediately thereafter the General Partner shall withdraw as a general partner of the Partnership (but shall remain entitled to exculpation and indemnification pursuant to Section 6.07 and Section 7.04 with respect to events occurring on or prior to such date).

(b)         Except as otherwise contemplated by Section 6.03(a), no assignee or transferee shall become the general partner of the Partnership by virtue of such assignee’s or transferee’s receiving all or a portion of any interest in the Partnership from the General Partner or another assignee or transferee from the General Partner without the written consent of all of the Partners to such substitution, which consent may be given or withheld, or made subject to such conditions as each Partner deems appropriate in its sole discretion.

Section 6.04         Transactions Between Partnership and General Partner. The General Partner may cause the Partnership to contract and deal with the General Partner, or any Affiliate of the General Partner, provided such contracts and dealings are (i) on terms comparable to and competitive with those available to the Partnership from others dealing at arm’s length, (ii) are approved by the Partners holding a majority of the Units (excluding Units held by the General Partner and its controlled Affiliates) then outstanding and (iii) are otherwise permitted by the Credit Agreement.

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Section 6.05        Reimbursement for Expenses. The Limited Partners acknowledge and agree that the General Partner is and will continue to be a wholly owned Subsidiary of the Corporation, whose Common Stock is and will continue to be publicly traded, and therefore the General Partner and the Corporation will have access to the public capital markets and that such status and the services performed by the General Partner will inure to the benefit of the Partnership and all Limited Partners; therefore, the General Partner and the Corporation shall be reimbursed by the Partnership for any expenses incurred on behalf of the Partnership, including all fees, expenses and costs of the Corporation being a public company (including public reporting obligations, proxy statements, stockholder meetings, stock exchange fees, transfer agent fees, SEC and FINRA filing fees and offering expenses) and maintaining its corporate existence. In the event that (i) shares of Common Stock are sold to underwriters in any public offering after the Effective Time at a price per share that is lower than the price per share for which such shares of Common Stock are sold to the public in such public offering after taking into account underwriters’ discounts or commissions and brokers’ fees or commissions (including, for the avoidance of doubt, any deferred discounts or commissions and brokers’ fees or commissions payable in connection with or as a result of the closing of such public offering) (such difference, the “Discount”) and (ii) the proceeds from such public offering are used to fund the Cash Settlement for any Redeemed Units or otherwise contributed to the Partnership, the Partnership shall reimburse the Corporation for such Discount by treating such Discount as an additional Capital Contribution made by the Corporation to the Partnership, issuing Common Units in respect of such deemed Capital Contribution in accordance with Section 11.02, and increasing the Corporation’s Capital Account by the amount of such Discount. To the extent practicable, expenses incurred by the General Partner or the Corporation on behalf of or for the benefit of the Partnership shall be billed directly to and paid by the Partnership and, if and to the extent any reimbursements to the General Partner or the Corporation or any of their respective Affiliates by the Partnership pursuant to this Section 6.05 constitute gross income to such Person (as opposed to the repayment of advances made by such Person on behalf of the Partnership), such amounts shall be treated as “guaranteed payments” within the meaning of Code Section 707(c).

Section 6.06        [Reserved].

Section 6.07        Limitation of Liability of the General Partner.

(a)         Except as otherwise provided herein or in an agreement entered into by such Person and the Partnership, neither the General Partner nor any of the General Partner’s Affiliates shall be liable to the Partnership or to any Partner that is not the General Partner for any act or omission performed or omitted by the General Partner in its capacity as the general partner of the Partnership pursuant to authority granted to the General Partner by this Agreement; provided, however, that, except as otherwise provided herein, such limitation of liability shall not apply to the extent the act or omission was attributable to the General Partner’s fraud, bad faith, willful misconduct or violation of Law in which the General Partner acted with knowledge that its conduct was unlawful. The General Partner may exercise any of the powers granted to it by this Agreement and perform any of the duties imposed upon it hereunder either directly or by or through its agents, and shall not be responsible for any misconduct or negligence on the part of any such agent (so long as such agent was selected in good faith and with reasonable care). The General Partner shall be entitled to rely upon the advice of legal counsel, independent public accountants and other experts, including financial advisors, and any act of or failure to act by the General Partner in good faith reliance on such advice shall in no event subject the General Partner to liability to the Partnership or any Partner that is not the General Partner.

(b)         Whenever this Agreement or any other agreement contemplated herein provides that the General Partner shall act in a manner which is, or provide terms which are, “fair and reasonable” to the Partnership or any Partner that is not the General Partner, the General Partner shall determine such appropriate action or provide such terms considering, in each case, the relative interests of each party to such agreement, transaction or situation and the benefits and burdens relating to such interests, any customary or accepted industry practices, and any applicable United States generally accepted accounting practices or principles.

(c)         Whenever in this Agreement or any other agreement contemplated herein, the General Partner is permitted or required to take any action or to make a decision in its “sole discretion” with “complete discretion” or under a grant of similar authority or latitude, the General Partner shall be entitled to consider such interests and factors as it desires, including its own interests, and shall, to the fullest extent permitted by applicable Law, have no duty (including any fiduciary duty) or obligation to give any consideration to any interest of or factors affecting the Partnership or other Partners.

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(d)         Whenever in this Agreement the General Partner is permitted or required to take any action or to make a decision in its “reasonable discretion,” “good faith” or under another express standard, the General Partner shall act under such express standard and, to the fullest extent permitted by applicable Law, shall not be subject to any other or different standards imposed by this Agreement or any other agreement contemplated herein, and, notwithstanding anything contained herein to the contrary, so long as the General Partner acts in good faith, the resolution, action or terms so made, taken or provided by the General Partner shall not constitute a breach of this Agreement or any other agreement contemplated herein or impose liability upon the General Partner or any of the General Partner’s Affiliates.

Section 6.08        Investment Company Act. The General Partner shall use its best efforts to ensure that the Partnership shall not be subject to registration as an investment company pursuant to the Investment Company Act.

Section 6.09        Outside Activities of the Corporation and the General Partner. The Corporation shall not, and shall not cause or permit the General Partner to, directly or indirectly, enter into or conduct any business or operations, other than, as applicable, in connection with (a) the ownership, acquisition and disposition of Common Units and the General Partner Interest, (b) the management of the business and affairs of the Partnership and its Subsidiaries, (c) the operation of the Corporation as a reporting company with a class (or classes) of securities registered under Section 12 or 15(d) of the Exchange Act and listed on a securities exchange, (d) the offering, sale, syndication, private placement or public offering of stock, bonds, securities or other interests, (e) financing or refinancing of any type related to the Partnership, its Subsidiaries or their assets or activities, and (f) such activities as are incidental to the foregoing; provided, however, that, except as otherwise provided herein, the net proceeds of any sale of Equity Securities of the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as Capital Contributions and the proceeds of any other financing raised by the Corporation pursuant to the preceding clauses (d) and (e) shall be made available to the Partnership as loans or otherwise as deemed appropriate by the Corporation and, provided further, that the Corporation may, in its sole and absolute discretion, from time to time hold or acquire assets in its own name or otherwise other than through the Partnership and its Subsidiaries so long as the Corporation takes all necessary measures to ensure that the economic benefits and burdens of such assets are otherwise vested in the Partnership or its Subsidiaries, through assignment, mortgage loan or otherwise. Nothing contained herein shall be deemed to prohibit the General Partner from executing any guarantee of indebtedness of the Partnership or its Subsidiaries.

Section 6.10        Standard of Care. Except to the extent otherwise expressly set forth in this Agreement, the General Partner shall, in connection with the performance of its duties in its capacity as the General Partner, have the same fiduciary duties to the Partnership and the Partners as would be owed to a Delaware corporation and its stockholders by its directors, and shall be entitled to the benefit of the same presumptions in carrying out such duties as would be afforded to a director of a Delaware corporation (as such duties and presumptions are defined, described and explained under the Laws of the State of Delaware as in effect from time to time). The provisions of this Agreement, to the extent that they restrict or eliminate the duties (including fiduciary duties) and liabilities of the General Partner otherwise existing at law or in equity, are agreed by the Partners to replace, to the fullest extent permitted by applicable Law, such other duties and liabilities of the General Partner.

Article VII
RIGHTS AND OBLIGATIONS OF PARTNERS

Section 7.01        Limitation of Liability and Duties of Partners; Investment Opportunities.

(a)         Except as provided in this Agreement or in the Delaware Act, no Partner (including the General Partner) shall be obligated personally for any debt, obligation, or liability solely by reason of being a Partner or acting as the General Partner of the Partnership; provided that, in the case of the General Partner, this sentence shall not in any manner limit the liability of the General Partner to the Partnership or any Partner (other than the General Partner) attributable to a breach by the General Partner of any obligations of the General Partner under this Agreement; provided, further, that such limitation of liability shall not apply to the extent the act or omission was attributable to the Partner’s bad faith, willful misconduct or violation of Law in which the Partner acted with knowledge that it conduct was unlawful. Notwithstanding anything contained herein to the contrary, the failure of the Partnership to observe any formalities or requirements relating to the exercise of its powers or management of its business and affairs under this Agreement or the Delaware Act shall not be grounds for imposing personal liability on the Partners for liabilities of the Partnership.

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(b)         In accordance with the Delaware Act and the laws of the State of Delaware, a Partner may, under certain circumstances, be required to return amounts previously distributed to such Partner. It is the intent of the Partners that no Distribution to any Partner pursuant to Article IV shall be deemed a return of money or other property paid or distributed in violation of the Delaware Act. The payment of any such money or Distribution of any such property to a Partner shall be deemed to be a compromise within the meaning of Section 17-502(b) of the Delaware Act, and, to the fullest extent permitted by Law, any Partner receiving any such money or property shall not be required to return any such money or property to the Partnership or any other Person. However, if any court of competent jurisdiction holds that, notwithstanding the provisions of this Agreement, any Partner is obligated to make any such payment, such obligation shall be the obligation of such Partner and not of any other Partner.

(c)         Notwithstanding any other provision of this Agreement (subject to Section 6.07 and except as set forth in Section 6.10, in each case with respect to the General Partner), to the extent that, at law or in equity, any Partner (or such Partner’s Affiliate or any manager, managing member, general partner, director, officer, employee, agent, fiduciary or trustee of such Partner or of any Affiliate of such Partner (each Person described in this parenthetical, a “Related Person”)) has duties (including fiduciary duties) to the Partnership, to another Partner (including the General Partner), to any Person who acquires an interest in a Limited Partner Interest or to any other Person bound by this Agreement, all such duties (including fiduciary duties) are hereby eliminated, to the fullest extent permitted by law, and replaced with the duties or standards expressly set forth herein, if any. The elimination of duties (including fiduciary duties) to the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement and replacement thereof with the duties or standards expressly set forth herein, if any, are approved by the Partnership, each of the Partners (including the General Partner), each other Person who acquires an interest in a Limited Partner Interest and each other Person bound by this Agreement.

(d)         Subject to Section 3.06 (Corporate Opportunities) of the Investor and Registration Rights Agreement, and notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, the doctrine of corporate opportunity, or any analogous doctrine, will not apply to any Partner (including the General Partner) or to any Related Person of such Partner, and no Partner (or any Related Person of such Partner) that acquires knowledge of a potential transaction, agreement, arrangement or other matter that may be an opportunity for the Partnership or the Partners will have any duty to communicate or offer such opportunity to the Partnership or the Partners, or to develop any particular investment, and such Person will not be liable to the Partnership or the Partners for breach of any fiduciary or other duty by reason of the fact that such Person pursues or acquires such opportunity for itself, directs such opportunity to another Person or does not communicate such investment opportunity to the Partners. Subject to Section 3.06 (Corporate Opportunities) of the Investor and Registration Rights Agreement, notwithstanding any duty (including any fiduciary duty) otherwise applicable at law or in equity, neither the Partnership nor any Partner has any rights or obligations by virtue of this Agreement or the relationships created hereby in or to such independent ventures or the income or profits or losses derived therefrom, and the pursuit of any such ventures outside the Partnership, even if competitive with the activities of the Partnership or the Partners, will not be deemed wrongful or improper.

Section 7.02        Lack of Authority. No Partner, other than the General Partner or a duly appointed and authorized Officer, in each case in its capacity as such, has the authority or power to act for or on behalf of the Partnership, to do any act that would be binding on the Partnership or to make any expenditure on behalf of the Partnership. The Partners hereby consent to the exercise by the General Partner of the powers conferred on the General Partner by Law and this Agreement.

Section 7.03        No Right of Partition. No Partner, other than the General Partner, shall have the right to seek or obtain partition by court decree or operation of Law of any Partnership property, or the right to own or use particular or individual assets of the Partnership.

Section 7.04        Indemnification.

(a)         Subject to Section 5.05, the Partnership hereby agrees to indemnify and hold harmless any Person (each an “Indemnified Person”) to the fullest extent permitted under the Delaware Act, as the same now exists or may hereafter be amended, substituted, or replaced (but, in the case of any such amendment, substitution, or replacement

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only to the extent that such amendment, substitution, or replacement permits the Partnership to provide broader indemnification rights than the Partnership is providing immediately prior to such amendment), against all expenses, liabilities, and losses (including attorneys’ fees, judgments, fines, excise taxes or penalties) reasonably incurred or suffered by such Person (or one or more of such Person’s Affiliates) by reason of the fact that such Person is or was a Partner or is or was serving as the General Partner, Officer, employee, Partnership Representative, Designated Individual or other agent of the Partnership or is or was serving at the request of the Partnership as a manager, officer, director, principal, member, employee, or agent of another corporation, partnership, joint venture, limited liability company, trust, or other enterprise; provided, however, that no Indemnified Person shall be indemnified for any expenses, liabilities, and losses suffered that are attributable to such Indemnified Person’s or its Affiliates’ bad faith, willful misconduct or violation of Law in which such Indemnified Person acted with knowledge that its conduct was unlawful; provided, further, that no Indemnified Person shall be indemnified for any expenses, liabilities and losses suffered that are attributable to any proceeding among Partners. Expenses, including attorneys’ fees, incurred by any such Indemnified Person in defending a proceeding shall be paid by the Partnership in advance of the final disposition of such proceeding, including any appeal therefrom, upon receipt of an undertaking by or on behalf of such Indemnified Person to repay such amount if it shall ultimately be determined that such Indemnified Person is not entitled to be indemnified by the Partnership.

(b)         The right to indemnification and the advancement of expenses conferred in this Section 7.04 shall not be exclusive of any other right which any Person may have or hereafter acquire under any statute, agreement, bylaw, action by the General Partner, or otherwise.

(c)         The Partnership shall maintain, or cause to be maintained, directors’ and officers’ liability insurance, or substantially equivalent insurance, at its expense, to protect any Indemnified Person against any expense, liability, or loss described in Section 7.04(a) whether or not the Partnership would have the power to indemnify such Indemnified Person against such expense, liability, or loss under the provisions of this Section 7.04; provided, however, that the Partnership’s inability to obtain, directly or indirectly, such insurance shall in no way limit or waive its obligations pursuant to this Section 7.04. The Partnership shall use its commercially reasonable efforts to purchase and maintain, or cause to be purchased and maintained, property and casualty insurance in types and at levels customary for companies of similar size engaged in similar lines of business, as determined in good faith by the General Partner.

(d)         Notwithstanding anything contained herein to the contrary (including in this Section 7.04), the Partnership agrees that any indemnification and advancement of expenses available to any current or former Indemnified Person from any investment fund that is an Affiliate of the Partnership who served as a director of the Partnership or as a Partner of the Partnership by virtue of such Person’s service as a member, director, partner, or employee of any such fund prior to or following the Effective Time (any such Person, a “Sponsor Person”) shall be secondary to the indemnification and advancement of expenses to be provided by the Partnership pursuant to this Section 7.04 which shall be provided out of and to the extent of Partnership assets only and no Partner (unless such Partner otherwise agrees in writing or is found in a final decision by a court of competent jurisdiction to have personal liability on account thereof) shall have personal liability on account thereof or shall be required to make additional Capital Contributions to help satisfy such indemnity of the Partnership and the Partnership (i) shall be the primary indemnitor of first resort for such Sponsor Person pursuant to this Section 7.04 and (ii) shall be fully responsible for the advancement of all expenses and the payment of all damages or liabilities with respect to such Sponsor Person which are addressed by this Section 7.04.

(e)         If this Section 7.04 or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the Partnership shall nevertheless indemnify and hold harmless each Indemnified Person pursuant to this Section 7.04 to the fullest extent permitted by any applicable portion of this Section 7.04 that shall not have been invalidated and to the fullest extent permitted by applicable Law.

Section 7.05        Limited Partners’ Right to Act. For matters that require the approval of the Limited Partners, the Limited Partners shall act through meetings and written consents as described in paragraphs (a) and (b) below:

(a)         Except as otherwise expressly provided by this Agreement, acts by the Limited Partners holding a majority of the outstanding Units, voting together as a single class, shall be the acts of the Limited Partners. Any Limited Partner entitled to vote at a meeting of Limited Partners may authorize another person or persons to act for

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it by proxy. An electronic mail or similar transmission by the Limited Partner, or a photographic, facsimile or similar reproduction of a writing executed by the Limited Partner shall (if stated thereon) be treated as a proxy executed in writing for purposes of this Section 7.05(a). No proxy shall be voted or acted upon after eleven (11) months from the date thereof, unless the proxy provides for a longer period. A proxy shall be revocable unless the proxy form conspicuously states that the proxy is irrevocable and that the proxy is coupled with an interest. Should a proxy designate two or more Persons to act as proxies, unless that instrument shall provide to the contrary, a majority of such Persons present at any meeting at which their powers thereunder are to be exercised shall have and may exercise all the powers of voting or giving consents thereby conferred, or, if only one be present, then such powers may be exercised by that one; or, if an even number attend and a majority do not agree on any particular issue, the Partnership shall not be required to recognize such proxy with respect to such issue if such proxy does not specify how the votes that are the subject of such proxy are to be voted with respect to such issue.

(b)         The actions by the Limited Partners permitted hereunder may be taken at a meeting called by the General Partner or by the Limited Partners holding a majority of the Units entitled to vote on such matter on at least forty eight (48) hours’ prior written notice to the other Limited Partners entitled to vote, which notice shall state the purpose or purposes for which such meeting is being called. The actions taken by the Limited Partners entitled to vote or consent at any meeting (as opposed to by written consent), however called and noticed, shall be as valid as though taken at a meeting duly held after regular call and notice if (but not until), either before, at or after the meeting, the Limited Partners entitled to vote or consent as to whom it was improperly held signs a written waiver of notice or a consent to the holding of such meeting or an approval of the minutes thereof. The actions by the Limited Partners entitled to vote or consent may be taken by vote of the Limited Partners entitled to vote or consent at a meeting or by written consent, so long as such consent is signed by Limited Partners having not less than the minimum number of Units that would be necessary to authorize or take such action at a meeting at which all Limited Partners entitled to vote thereon were present and voted. Prompt notice of the action so taken, which shall state the purpose or purposes for which such consent is required and may be delivered via email, without a meeting shall be given to those Limited Partners entitled to vote or consent who have not consented in writing; provided, however, that the failure to give any such notice shall not affect the validity of the action taken by such written consent. Any action taken pursuant to such written consent of the Limited Partners shall have the same force and effect as if taken by the Limited Partners at a meeting thereof.

Section 7.06        Inspection Rights; Information Rights. The Partnership shall permit each Partner and each of its designated representatives to visit and inspect, upon reasonable advance notice and during business hours, (a) the books and records of the Partnership, including its partner ledger and a list of its Partners and (b) the books and records of its Subsidiaries, in each case, only to the extent such visitation and inspection would be permitted under Section 3.05 (Information Rights) of the Investor and Registration Rights Agreement and subject to any restrictions contained therein as though such Partner were deemed to be a part of the “Investor Group” (as defined therein). Each Limited Partner shall have the right to obtain from the General Partner either (A) the Partnership’s most recent filings with the SEC on Form 10-K and any subsequent filings on Form 10-Q and 8-K or (B) if the Partnership is no longer subject to the reporting requirements of the Exchange Act, the information specified in, and meeting the requirements of, Rule 144A(d)(4) under the Securities Act (provided that the foregoing materials shall be deemed to be available to a Limited Partner in satisfaction of the requirements of this Section 7.06 if posted on or accessible through the Partnership’s or the SEC’s website).

Article VIII
BOOKS, RECORDS, ACCOUNTING AND REPORTS

Section 8.01        Records and Accounting. The Partnership shall keep, or cause to be kept, appropriate books and records with respect to the Partnership’s business, including all books and records necessary to provide any information, lists and copies of documents required to be provided pursuant to Section 9.01 or pursuant to applicable Laws. All matters concerning (a) the determination of the relative amount of allocations and Distributions among the Limited Partners pursuant to Articles III and IV and (b) accounting procedures and determinations, and other determinations not specifically and expressly provided for by the terms of this Agreement, shall be determined by the General Partner, whose determination shall be final and conclusive as to all of the Limited Partners absent manifest clerical error.

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Section 8.02        Fiscal Year. The Fiscal Year of the Partnership shall end on December 31 of each year or such other date as may be established by the General Partner; provided that the Partnership shall have the same Fiscal Year for accounting purposes as its Taxable Year for U.S. federal income tax purposes.

Article IX
TAX MATTERS

Section 9.01        Preparation of Tax Returns. The General Partner shall arrange, at the Partnership’s expense, for the preparation and timely filing of all tax returns required to be filed by the Partnership and its Subsidiaries; provided that no later than thirty (30) days prior to the due date (including any applicable extensions) for filing any income tax return with respect to the Partnership and its Subsidiaries, the General Partner shall provide such tax return to the Tailwater Partner. The Tailwater Partner shall provide the General Partner with any comments to such income tax return within fifteen (15) days of the Tailwater Partner’s receipt thereof and the General Partner shall consider such comments in good faith and shall bring such comments to the attention of the Partnership’s tax return preparer prior to the due date for filing the relevant tax return. The General Partner shall, and shall cause the Partnership’s tax return preparer to, consult with the Tailwater Partner in good faith with respect to the preparation of the income tax returns of the Partnership and its Subsidiaries and any comments provided by the Tailwater Partner with respect thereto. The General Partner shall cause the Partnership to send to each Person who was a Partner at any time during a Taxable Year, a completed IRS Schedule K-1 by July 15 following the end of such Taxable Year, which, to the extent that Tall Oak Parent provides the tax information regarding the Partner Tax Attributes (as defined in the Contribution Agreement) and the General Partner reasonably agrees that such allocations are permitted by applicable Tax Law as set forth in the Contribution Agreement, shall reflect such Partner Tax Attributes. The General Partner also shall timely provide each such Person all other information reasonably requested by such Person and necessary for the preparation of such Person’s U.S. federal (and applicable state and local) income tax returns. In addition, the General Partner shall cause the Partnership to provide each such Person a good faith estimate of the amounts to be included on such IRS Schedule K-1 for the relevant Taxable Year by February 29 following the end of such Taxable Year; provided, however, that the estimates for Taxable Year 2024 shall be provided by March 31, 2025. Subject to the terms and conditions of this Agreement, the General Partner shall prepare the tax returns of the Partnership using the elections set forth in Section 9.02 and such other permissible methods and elections as it determines in its reasonable discretion. Any tax return filed by or with respect to the Partnership and its Subsidiaries shall be consistent with the Intended Tax Treatment, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code.

Section 9.02        Tax Elections. The Partnership and any eligible Subsidiary shall make an election pursuant to Code Section 754 and shall not thereafter revoke such election at any time. In addition, the Partnership and each eligible Subsidiary shall make the following elections on the appropriate forms or tax returns:

(a)         to adopt the calendar year as its Taxable Year, if permitted under the Code;

(b)         to adopt the accrual method of accounting for U.S. federal income tax purposes; and

(c)         to elect to amortize the organizational expenses as permitted by Code Section 709(b).

Each Partner will upon request supply any information reasonably requested and necessary to give proper effect to any such elections.

Section 9.03         Texas Margin Tax Sharing Arrangement. If applicable Law requires (a) a Partner (the “Reporting Partner”) and (b) the Partnership to participate in the filing of a Texas margin tax combined group report, the Partners agree that the Partnership shall be responsible for the Partnership’s Texas margin tax liability as determined prior to the application of any tax credits or similar tax assets generated by and available to any entity included in the combined group, other than the Partnership (the “Allocable Margin Tax Liability”). The Partnership’s Allocable Margin Tax Liability shall be equal to (i) the Partnership’s Texas margin tax liability determined on a separate company basis (the “Stand-Alone Margin Tax Liability”), adjusted upward (if a positive number) or downward (if a negative number) by (ii) the Partnership’s Applicable Share, multiplied by the difference between (A) the combined group’s Texas margin tax liability and (B) the sum of the Texas margin tax liability (determined on a separate company basis) of each separate company in the combined group (the “Total Separate Company Margin Tax Liability”); provided, that no separate company (including the Partnership) shall receive any downward adjustment to its Stand-Alone Margin Tax Liability for any tax credits or similar tax assets generated by and available to any other entity included in the combined group. For purposes of this Section 9.03, the term “Applicable Share” means the proportion, expressed as a percentage, that the Partnership’s Stand-Alone Margin Tax Liability bears to the Total Separate Company Margin Tax Liability.

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Section 9.04        Tax Controversies.

(a)         The General Partner shall be designated and shall, on behalf of the Partnership, at any time, and without further notice to or consent from any Partner, act as the “partnership representative” of the Partnership, within the meaning given to such term in Code Section 6223 (the “Partnership Representative”) and the Partnership Representative shall be permitted to name the designated individual as described in Treasury Regulation Section 301.6223-1(b)(3) (the “Designated Individual”). The Partnership Representative and Designated Individual shall have the rights and obligations to take all actions authorized and required, respectively, by the Code and the Treasury Regulations for the Partnership Representative and Designated Individual, and each is authorized and required to represent the Partnership (at the Partnership’s expense) in connection with all examinations of the Partnership’s affairs by tax authorities, including resulting administrative and judicial proceedings, and to expend Partnership funds for professional services reasonably incurred in connection therewith; provided that all such actions taken by the Partnership Representative and the Designated Individual shall, for the avoidance of doubt, be consistent with the Intended Tax Treatment, except as otherwise required pursuant to a “determination” within the meaning of Section 1313(a) of the Code. Each Partner agrees to reasonably cooperate with the Partnership Representative and Designated Individual and to do or refrain from doing any or all things reasonably requested by the Partnership Representative or Designated Individual with respect to the conduct of such proceedings. The Partnership Representative shall (i) notify each of the other Partners promptly following receipt of any notice of tax examination of the Partnership by U.S. federal, state or local authorities, and (ii) keep all Partners reasonably informed of material developments with respect to any contacts by or discussions with the tax authorities regarding such tax examination; provided that, in connection with any examination by tax authorities, including any resulting administrative and judicial proceedings, (A) to the extent such examination or proceeding could reasonably be expected to result in a material tax liability to the Tailwater Partner, the Partnership Representative shall (x) consult with the Tailwater Partner in good faith regarding such examination or proceeding and (y) provide any material filings in connection therewith to the Tailwater Partner reasonably in advance of the date for submission of such filings and consider in good faith any reasonable comments provided by the Tailwater Partner and (B) to the extent any settlement with respect to such examination or proceeding could reasonably be expected to have a material and disproportionate adverse effect on the Tailwater Partner, the Partnership Representative shall not settle or compromise such examination or proceeding without the prior written consent of the Tailwater Partner (such consent not to be unreasonably withheld, conditioned or delayed).

(b)         Each Partner agrees to indemnify and hold harmless the Partnership from and against any liability with respect to its share of any tax deficiency paid or payable by the Partnership that is allocable to the Partner with respect to an audited or reviewed taxable year for which such Partner was a partner of the Partnership (for the avoidance of doubt, including any applicable interest and penalties) (“Partnership Level Taxes”); such obligation will survive such Partner’s ceasing to be a partner of the Partnership and/or the termination, dissolution, liquidation and winding up of the Partnership. In connection with any audit, examination, or other proceeding, the Partnership Representative shall use reasonable efforts to reduce the amount of any “imputed underpayment” within the meaning of Code Section 6225 (or any similar or analogous provision under state or local tax Law) payable by the Partnership by taking into account the tax status of each Partner (and its direct and indirect owners, to the extent applicable) and to take into account any such reduction pursuant to Code Section 6225(c) (or any similar or analogous provision under state or local tax Law) actually obtained by reason of the tax status of such Partner (and its applicable direct and indirect owners) in determining the portion, if any, of the imputed underpayment amount allocable to such Partner.

Article X
RESTRICTIONS ON TRANSFER OF UNITS

Section 10.01      Transfers by Partners. No holder of Units may Transfer any interest in any Units, except Transfers (a) pursuant to and in accordance with Section 10.02 or (b) approved in writing by the General Partner in its sole discretion, which approval shall require the affirmative vote of a majority of the TW Directors.

Section 10.02      Permitted Transfers. The restrictions contained in Section 10.01 shall not apply to any Transfer (each, a “Permitted Transfer”) (a) by Tall Oak Parent to VM Arkoma Stack Holdings and Management Aggregator, (b) by VM Arkoma Stack Holdings to Connect Midstream, (c) by Connect Midstream to any of its Affiliates that is a fund or investment vehicle controlled by Tailwater Capital (and, for the avoidance of doubt, expressly excluding any portfolio or operating company controlled by Tailwater Capital) or (d) pursuant to a Redemption or

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Direct Exchange in accordance with Article XI hereof; provided, however, that (i) the restrictions contained in this Agreement will continue to apply to Units after any Permitted Transfer of such Units and (ii) in the case of the foregoing clause (a), the transferees of the Units so Transferred shall agree in writing to be bound by the provisions of this Agreement, and the transferor will deliver a written notice to the Partnership and the Partners, which notice will disclose in reasonable detail the identity of the proposed transferee. All Permitted Transfers shall also be subject to the restrictions on the transfer of rights provided under the Investor and Registration Rights Agreement and the Certificate of Designation. In the case of a Permitted Transfer (other than a Redemption or Direct Exchange) by any Limited Partner (other than the Corporation and its wholly owned Subsidiaries) of Common Units to a transferee in accordance with this Section 10.02, such Limited Partner (or any subsequent transferee of such Limited Partner) shall be required to also transfer the Required Class B Shares and, in the case of a Redemption or Direct Exchange, the Required Class B Shares shall be cancelled. All Permitted Transfers are subject to the additional limitations set forth in Section 10.07(b).

Section 10.03      Restricted Units Legend. The Units have not been registered under the Securities Act and, therefore, in addition to the other restrictions on Transfer contained in this Agreement, cannot be sold unless subsequently registered under the Securities Act or an exemption from such registration is then available. All Units issued to any Person shall bear a legend, or be evidenced by notations in a book entry system including a legend, in substantially the following form:

“THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAW AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS A TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS [CERTIFICATE][BOOK ENTRY] ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUMMIT MIDSTREAM PARTNERS, LP, DATED AS OF [_______] [•], 2024, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, (2) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [_______] [•], 2024, BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO, AND (3) THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SUMMIT MIDSTREAM CORPORATION, AS AMENDED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY UNITHOLDER MAKING A REQUEST THEREFOR). SUMMIT MIDSTREAM PARTNERS, LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY SUMMIT MIDSTREAM PARTNERS, LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.”

The Partnership acting in good faith may make any necessary modifications to the legend set forth in this Section 10.03 for such legends to comply with applicable Law and to achieve the purpose and intent of the transfer restrictions such Units are subject to.

Section 10.04      Transfer. Prior to Transferring any Units (other than (i) in connection with a Redemption or Direct Exchange in accordance with Article XI or (ii) pursuant to a Corporation Change of Control), the Transferring holder of Units shall cause the prospective transferee to be bound by this Agreement and any other agreements executed by the holders of Units and relating to such Units in the aggregate (collectively, the “Other Agreements”), and shall cause the prospective transferee to execute and deliver to the Partnership a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements. Any Transfer or attempted Transfer of any Units in violation of any provision of this Agreement (including any prohibited indirect Transfers) (a) shall be void, and (b) the Partnership shall not record such Transfer on its books or treat any purported transferee of such Units as the owner of such securities for any purpose.

Section 10.05      Assignee’s Rights.

(a)         The Transfer of a Limited Partner Interest in accordance with this Agreement shall be effective as of the date of its assignment (assuming compliance with all of the conditions to such Transfer set forth herein), and such Transfer shall be shown on the books and records of the Partnership. Profits, Losses and other Partnership items shall

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be allocated between the transferor and the Assignee according to Code Section 706, using any permissible method as determined in the reasonable discretion of the General Partner; provided that, the “closing of the books” method under Code Section 706 shall be utilized with respect to any Redemption exercised by Management Aggregator. Distributions made before the effective date of such Transfer shall be paid to the transferor, and Distributions made after such date shall be paid to the Assignee.

(b)         Unless and until an Assignee becomes a Limited Partner pursuant to Article XII, the Assignee shall not be entitled to any of the rights granted to a Limited Partner hereunder or under applicable Law, other than the rights granted specifically to Assignees pursuant to this Agreement; provided, however, that, without relieving the transferring Limited Partner from any such limitations or obligations as more fully described in Section 10.06, such Assignee shall be bound by any limitations and obligations of a Limited Partner contained herein that a Limited Partner would be bound on account of the Assignee’s Limited Partner Interest (including the obligation to make Capital Contributions on account of such Limited Partner Interest), including any such limitations and obligations set forth in the Investor and Registration Rights Agreement and the Certificate of Designation.

Section 10.06      Assignor’s Rights and Obligations. Any Limited Partner who shall Transfer any Limited Partner Interest in a manner in accordance with this Agreement shall cease to be a Limited Partner with respect to such Units or other interest and shall no longer have any rights or privileges, or, except as set forth in this Section 10.06, duties, liabilities or obligations, of a Limited Partner with respect to such Units or other interest (it being understood, however, that the applicable provisions of Section 7.01 and Section 7.04 shall continue to inure to such Person’s benefit), except that unless and until the Assignee (if not already a Limited Partner) is admitted as a Substituted Limited Partner in accordance with the provisions of Article XII (the “Admission Date”), (i) such assigning Limited Partner shall retain all of the duties, liabilities and obligations of a Limited Partner with respect to such Units or other interest, and (ii) the General Partner may, in its sole discretion, reinstate all or any portion of the rights and privileges of such Limited Partner with respect to such Units or other interest for any period of time prior to the Admission Date. Nothing contained herein shall relieve any Limited Partner who Transfers any Units or other interest in the Partnership from any liability of such Limited Partner to the Partnership with respect to such Limited Partner Interest that may exist on the Admission Date or that is otherwise specified in the Delaware Act and incorporated into this Agreement or for any liability to the Partnership or any other Person for any materially false statement made by such Limited Partner (in its capacity as such) or for any present or future breaches of any representations, warranties or covenants by such Limited Partner (in its capacity as such) contained herein or in the other agreements with the Partnership.

Section 10.07      Overriding Provisions.

(a)         Any Transfer in violation of this Article X shall be null and void ab initio, and the provisions of Sections 10.05 and 10.06 shall not apply to any such Transfers. For the avoidance of doubt, any Person to whom a Transfer is made or attempted in violation of this Article X shall not become a Limited Partner or an Assignee hereunder and shall have no interest in the Partnership, shall not be entitled to vote on any matters coming before the Limited Partners and shall not have any other rights in or with respect to any rights of a Limited Partner or an Assignee of the Partnership. The approval of any Transfer in any one or more instances shall not limit or waive the requirement for such approval in any other or future instance. The General Partner shall promptly amend the Schedule of Limited Partners to reflect any Permitted Transfer pursuant to this Article X.

(b)         Notwithstanding anything contained herein to the contrary (including, for the avoidance of doubt, the provisions of Section 10.01 and Section 10.02 and Article XI and Article XII), in no event shall any Limited Partner Transfer any Units to the extent such Transfer would:

(i)          result in the violation of the Securities Act, or any other applicable U.S. federal or state or non-U.S. Laws;

(ii)         subject the Partnership to registration as an investment company under the Investment Company Act;

(iii)        in the reasonable determination of the General Partner, be a violation of or a default (or an event that, with notice or the lapse of time or both, would constitute a default) under, or result in an acceleration of any indebtedness under, any promissory note, mortgage, loan agreement, indenture or similar instrument or agreement to which the Partnership or the General Partner is a party; provided that the payee

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or creditor to whom the Partnership or the General Partner owes such obligation is not an Affiliate of the Partnership or the General Partner;

(iv)        be a Transfer to a Person who is not legally competent or who has not achieved his or her majority age under applicable Law (excluding trusts for the benefit of minors); or

(v)         (A) cause the Partnership to be treated as other than a partnership or a disregarded entity for U.S. federal income tax purposes, or (B) result in the Partnership having more than one hundred (100) partners, within the meaning of Treasury Regulations Section 1.7704-1(h)(1) (determined pursuant to the rules of Treasury Regulations Section 1.7704-1(h)(3)), or otherwise cause the Partnership to be treated as a “publicly traded partnership” within the meaning of Section 7704 of the Code.

Article XI
REDEMPTION AND EXCHANGE RIGHTS

Section 11.01      Redemption Right of a Limited Partner.

(a)          Upon the terms and subject to the conditions set forth in this Article XI, each Limited Partner (other than the Corporation and its wholly owned Subsidiaries) shall be entitled to cause the Partnership to redeem (a “Redemption”) all or any portion of its Common Units (together with the Required Class B Shares) (the “Redemption Right”) at any time on or after the Effective Time. A Limited Partner desiring to exercise its Redemption Right (the “Redeemed Partner”) shall exercise such right by giving written notice (the “Redemption Notice”) to the Partnership with a copy to the Corporation (the date of the delivery of such Redemption Notice, the “Redemption Notice Date”). The Redemption Notice shall specify the number of Common Units (the “Redeemed Units”) that the Redeemed Partner intends to have the Partnership redeem and, if the shares of Common Stock to be received are to be issued other than in the name of the Redeemed Partner, the name(s) of the Person(s) in whose name or on whose order the shares of Common Stock are to be issued. Absent the prior written consent of the General Partner, with respect to each Redemption, the Redeemed Partner shall be (A) required to redeem at least a number of Common Units equal to the lesser of 0.5% of the total outstanding Common Units (as adjusted for any Common Unit splits, combinations, subdivisions, reclassifications or other similar actions or events) and all of the Common Units then held by such Redeemed Partner, and (B) permitted to effect a Redemption no more frequently than once per calendar quarter. Notwithstanding the foregoing, a Redeemed Partner may exercise its Redemption Right with respect to at least 1% of the total outstanding Common Units (as adjusted for any Common Unit splits, combinations, subdivisions, reclassifications or other similar actions or events) at any time. Notwithstanding any other provision in this Agreement to the contrary, Management Aggregator shall exercise in full its Redemption Right, at its election, either (a) on the fourth Business Day following the date of the Closing or (b) if Closing occurs on or prior to December 31, 2024, on January 1, 2025. The Redemption shall be completed on the date that is three (3) Business Days following delivery of the applicable Redemption Notice, unless the Partnership elects to make the redemption payment by means of a Cash Settlement, in which case the Redemption shall be completed as promptly as practicable following delivery of the applicable Redemption Notice, but in any event, no more than five (5) Business Days after delivery of such Redemption Notice (unless and to the extent that the General Partner in its sole discretion agrees in writing to waive such time periods) (the date of such completion, the “Redemption Date”); provided, that the Partnership, the Corporation and the Redeemed Partner may change the number of Redeemed Units and/or the Redemption Date specified in such Redemption Notice to another number and/or date by mutual agreement signed in writing by each of them; provided further, that a Redemption Notice may be conditioned on the closing of an underwritten distribution of the shares of Common Stock that may be issued in connection with such proposed Redemption. Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c) or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date), (i) the Redeemed Partner shall transfer and surrender the Redeemed Units to the Partnership and the Required Class B Shares to the Corporation, in each case free and clear of all liens and encumbrances, (ii) the Partnership shall (x) cancel the Redeemed Units, (y) transfer to the Redeemed Partner the consideration to which the Redeemed Partner is entitled under Section 11.01(b), and (z) if the Units are certificated, issue to the Redeemed Partner a certificate for a number of Common Units equal to the difference (if any) between the number of Common Units evidenced by the certificate surrendered by the Redeemed Partner pursuant to clause (i) of this Section 11.01(a) and the Redeemed Units and (iii) the Corporation shall cancel such shares of Required Class B Shares. Upon the Redemption of all of a Limited Partner’s Common Units, such Limited Partner shall cease to be a Limited Partner of the Partnership.

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(b)         In exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive the Share Settlement or, at the Partnership’s election, the Cash Settlement from the Partnership. Within one (1) Business Day of delivery of the Redemption Notice, the Partnership shall give written notice (the “Settlement Method Notice”) to the Redeemed Partner (with a copy to the Corporation) of its intended settlement method; provided that if the Partnership does not timely deliver a Settlement Method Notice, the Partnership shall be deemed to have elected the Share Settlement method. The Redeemed Partner may retract its Redemption Notice by giving written notice (the “Retraction Notice”) to the Partnership (with a copy to the Corporation) at any time prior to 5:00 p.m., New York City time, on a Business Day after delivery of the Settlement Method Notice. The timely delivery of a Retraction Notice shall terminate all of the Redeemed Partner’s, the Partnership’s and the Corporation’s rights and obligations under this Section 11.01 arising from the retracted Redemption Notice without prejudice to the Redeemed Partner’s right to issue further Redemption Notices in the future.

(c)         Notwithstanding anything to the contrary in Section 11.01(b), and without limiting the generality thereof, in the event the Partnership elects a Share Settlement in connection with a Redemption, a Redeemed Partner shall be entitled, at any time prior to the consummation of a Redemption, to revoke its Redemption Notice or delay the consummation of a Redemption if any of the following conditions exists: (i) any registration statement pursuant to which the resale of the Common Stock to be registered for such Redeemed Partner at or immediately following the consummation of the Redemption shall have ceased to be effective pursuant to any action or inaction by the SEC or no such resale registration statement has yet become effective; (ii) the Corporation shall have failed to cause any related prospectus to be supplemented by any required prospectus supplement necessary to effect such Redemption; (iii) the Corporation shall have exercised its right to defer, delay or suspend the filing or effectiveness of a registration statement and such deferral, delay or suspension shall affect the ability of such Redeemed Partner to have the resale of its Common Stock registered at or immediately following the consummation of the Redemption; (iv) the Corporation shall have disclosed to such Redeemed Partner any material non-public information concerning the Corporation, the receipt of which results in such Redeemed Partner being prohibited or restricted from selling Common Stock at or immediately following the Redemption without disclosure of such information (and the Corporation does not permit disclosure); (v) any stop order relating to the registration statement pursuant to which the Common Stock was to be registered by such Redeemed Partner at or immediately following the Redemption shall have been issued by the SEC; (vi) there shall have occurred a material disruption in the securities markets generally or in the market or markets in which the Common Stock is then traded; (vii) there shall be in effect an injunction, a restraining order or a decree of any nature of any Governmental Entity that restrains or prohibits the Redemption; (viii) the Corporation shall have failed to comply in all material respects with its obligations under the Investor and Registration Rights Agreement, and such failure shall have affected the ability of such Redeemed Partner to consummate the resale of Common Stock to be received upon such redemption pursuant to an effective registration statement; or (ix) the Redemption Date would occur three (3) Business Days or less prior to, or during, a Black-Out Period; provided further, that in no event shall the Redeemed Partner seeking to delay the consummation of such Redemption and relying on any of the matters contemplated in clauses (i) through (ix) above have controlled or intentionally materially influenced any facts, circumstances, or Persons in connection therewith (except in the good faith performance of his or her duties as an officer or director of the Corporation) in order to provide such Redeemed Partner with a basis for such delay or revocation. If a Redeemed Partner delays the consummation of a Redemption pursuant to this Section 11.01(c), the Redemption Date shall occur on the third (3rd) Business Day following the date on which the conditions giving rise to such delay cease to exist (or such earlier day as the Corporation, the Partnership and such Redeemed Partner may agree in writing).

(d)         The amount of the Share Settlement or the Cash Settlement that a Redeemed Partner is entitled to receive under Section 11.01(b) shall not be adjusted on account of any Distributions previously made with respect to the Redeemed Units or dividends previously paid with respect to Common Stock; provided, however, that if a Redeemed Partner causes the Partnership to redeem Redeemed Units and the Redemption Date occurs subsequent to the record date for any Distribution with respect to the Redeemed Units but prior to payment of such Distribution, the Redeemed Partner shall be entitled to receive such Distribution with respect to the Redeemed Units on the date that it is made notwithstanding that the Redeemed Partner transferred and surrendered the Redeemed Units to the Partnership prior to such date.

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(e)         In the event of a distribution (by dividend or otherwise) by the Corporation to all holders of Common Stock of evidences of its indebtedness, securities, or other assets (including Equity Securities of the Corporation), but excluding any cash dividend or distribution of any such assets received by the Corporation in respect of its Units, then in exchange for its Redeemed Units, a Redeemed Partner shall be entitled to receive, in addition to the consideration set forth in Section 11.01(b), the amount of such security, securities or other property that the Redeemed Partner would have received if such Redemption Right had been exercised and the Redemption Date had occurred immediately prior to the record date or effective time of any such transaction, taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after such record date or effective time. For the avoidance of doubt, subsequent to any such transaction, this Article XI shall apply mutatis mutandis with respect to any such security, securities or other property received by holders of Common Stock in such transaction.

(f)          If a Reclassification Event occurs, the General Partner or its successor, as the case may be, shall, as and to the extent necessary, amend this Agreement in compliance with Section 16.02, and enter into any necessary supplementary or additional agreements, to ensure that, following the effective date of the Reclassification Event: (i) the rights of holders of Common Units (other than the Corporation and its wholly owned Subsidiaries) set forth in this Section 11.01 provide that each Common Unit is redeemable for the same amount and same type of property, securities or cash (or combination thereof) that one share of Common Stock becomes exchangeable for or converted into as a result of the Reclassification Event (taking into account any adjustment as a result of any subdivision (by any split, distribution or dividend, reclassification, reorganization, recapitalization or otherwise) or combination (by reverse split, reclassification, recapitalization or otherwise) of such security, securities or other property that occurs after the record date or effective time for such Reclassification Event) and (ii) the Corporation or the successor to the Corporation, as applicable, is obligated to deliver such property, securities or cash upon such redemption. The Corporation shall not consummate or agree to consummate any Reclassification Event unless the successor Person, if any, becomes obligated to comply with the obligations of the Corporation (in whatever capacity) under this Agreement.

(g)         In connection with a Corporation Change of Control, the Corporation and the General Partner shall have the right to require each Limited Partner (other than the Corporation and its wholly owned Subsidiaries) to effect a Redemption of some or all of such Limited Partner’s Common Units and the Required Class B Shares (in each case, free and clear of all liens). Any Redemption pursuant to this Section 11.01(g) shall be effective immediately prior to the consummation of the Corporation Change of Control (and for the avoidance of doubt, shall not be effective if such Corporation Change of Control is not consummated) (the “Change of Control Redemption Date”). From and after the Change of Control Redemption Date, (i) the Common Units (and the Required Class B Shares) subject to such Redemption shall be deemed to be automatically transferred to the Partnership or the Corporation, as applicable, on the Change of Control Redemption Date and (ii) such Limited Partner shall cease to have any rights with respect to the Common Units and Required Class B Shares subject to such Redemption (other than the right to receive shares of Common Stock pursuant to such Redemption). The Corporation shall provide written notice of an expected Corporation Change of Control to all Limited Partners within the earlier of (x) five (5) Business Days following the execution of the agreement with respect to such Corporation Change of Control and (y) ten (10) Business Days before the proposed date upon which the contemplated Corporation Change of Control is to be effected, indicating in such notice such information as may reasonably describe the Corporation Change of Control transaction, subject to applicable law, including the date of execution of such agreement or such proposed effective date, as applicable, the amount and types of consideration to be paid for shares of Common Stock in the Corporation Change of Control, any election with respect to types of consideration that a holder of shares of Common Stock, as applicable, shall be entitled to make in connection with such Corporation Change of Control, and the number of Common Units (and corresponding shares of Class B Common Stock) held by such Limited Partner that the Corporation intends to require to be subject to such Redemption. Following delivery of such notice and on or prior to the Change of Control Redemption Date, the Limited Partners shall take all actions reasonably requested by the Corporation to effect such Redemption, including taking any action and delivering any document required pursuant to the remainder of this Section 11.01 to effect a Redemption.

(h)         The General Partner may impose additional limitations and restrictions on Redemptions (including limiting Redemptions), to the extent it determines, in good faith based on advice of counsel, such limitations and restrictions to be necessary to avoid the Partnership being classified as a “publicly traded partnership” within the meaning of 7704 of the Code.

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Section 11.02      Contribution of the Corporation. Subject to Section 11.03, in connection with the exercise of a Redeemed Partner’s Redemption Rights under Section 11.01(a), the Corporation shall contribute to the Partnership the consideration the Redeemed Partner is entitled to receive under Section 11.01(b). Unless the Redeemed Partner has timely delivered a Retraction Notice as provided in Section 11.01(b) or has delayed a Redemption as provided in Section 11.01(c), or the Corporation has elected to effect a Direct Exchange as provided in Section 11.03, on the Redemption Date (to be effective immediately prior to the close of business on the Redemption Date) (i) the Corporation shall make its Capital Contribution to the Partnership (in the form of the Share Settlement or the Cash Settlement, as applicable) required under this Section 11.02, and (ii) the Partnership shall issue to the Corporation a number of Common Units equal to the number of Redeemed Units surrendered by the Redeemed Partner. Notwithstanding any other provisions of this Agreement to the contrary, in the event that the Partnership elects a Cash Settlement, the Corporation shall only be obligated to contribute to the Partnership an amount in respect of such Cash Settlement equal to the net proceeds (after deduction of any underwriters’ discounts or commissions and brokers’ fees or commissions) from the sale by the Corporation of a number of shares of Common Stock equal to the number of Redeemed Units to be redeemed with such Cash Settlement; provided that the Corporation’s Capital Account shall be increased by an amount equal to any such discounts, commissions and fees relating to such sale of shares of Common Stock in accordance with Section 6.05.

Section 11.03      Exchange Right of the Corporation.

(a)         Notwithstanding anything to the contrary in this Article XI, the Corporation may, in its sole and absolute discretion, elect to effect on the Redemption Date the exchange of Redeemed Units for the Share Settlement or Cash Settlement, at the Corporation’s option, through a direct exchange of such Redeemed Units and such consideration between the Redeemed Partner and the Corporation (a “Direct Exchange”). Upon such Direct Exchange pursuant to this Section 11.03, the Corporation shall acquire the Redeemed Units and shall be treated for all purposes of this Agreement as the owner of such Units.

(b)         The Corporation may, at any time prior to a Redemption Date, deliver written notice (an “Exchange Election Notice”) to the Partnership and the Redeemed Partner setting forth its election to exercise its right to consummate a Direct Exchange; provided that such election does not prejudice the ability of the parties to consummate a Redemption or Direct Exchange on the Redemption Date. An Exchange Election Notice may be revoked by the Corporation at any time; provided that any such revocation does not prejudice the ability of the parties to consummate a Redemption on the Redemption Date. The right to consummate a Direct Exchange in all events shall be exercisable for all the Redeemed Units that would have otherwise been subject to a Redemption. Except as otherwise provided by this Section 11.03, a Direct Exchange shall be consummated pursuant to the same timeframe and in the same manner as the relevant Redemption would have been consummated if the Corporation had not delivered an Exchange Election Notice.

Section 11.04      Reservation of Shares of Common Stock; Listing. At all times the Corporation shall reserve and keep available out of its authorized but unissued Common Stock, solely for the purpose of issuance upon a Redemption or Direct Exchange, such number of shares of Common Stock as shall be issuable upon any such Redemption or Direct Exchange pursuant to Share Settlements; provided that nothing contained herein shall be construed to preclude the Corporation from satisfying its obligations in respect of any such Redemption or Direct Exchange by delivery of purchased Common Stock (which may or may not be held in the treasury of the Corporation) or the delivery of cash pursuant to a Cash Settlement. The Corporation shall deliver Common Stock that has been registered under the Securities Act with respect to any Redemption or Direct Exchange to the extent a registration statement is effective and available for such shares. The Corporation shall use its commercially reasonable efforts to list the Common Stock required to be delivered upon any such Redemption or Direct Exchange prior to such delivery upon each national securities exchange upon which the outstanding shares of Common Stock are listed at the time of such Redemption or Direct Exchange (it being understood that any such shares may be subject to transfer restrictions under applicable securities Laws). The Corporation covenants that all Common Stock issued upon a Redemption or Direct Exchange will, upon issuance, be validly issued, fully paid and non-assessable.

Section 11.05      Effect of Exercise of Redemption or Exchange Right. This Agreement shall continue notwithstanding the consummation of a Redemption or Direct Exchange and all governance or other rights set forth herein shall be exercised by the remaining Partners and the Redeemed Partner (to the extent of such Redeemed Partner’s remaining interest in the Partnership). No Redemption or Direct Exchange shall relieve such Redeemed Partner of any prior breach of this Agreement.

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Section 11.06      Tax Treatment. Unless otherwise required by applicable Law, the parties hereto acknowledge and agree that a Redemption or a Direct Exchange, as the case may be, shall be treated as a taxable exchange under Section 1001 of the Code between the Corporation and the Redeemed Partner for U.S. federal (and applicable state and local) income tax purposes. Any transfer taxes, stamp taxes or duties or other similar taxes in connection with, or arising by reason of a Redemption or Direct Exchange shall be borne by the Partnership.

Section 11.07      No Restrictions. There are no limitations on the Redemption Right of any Redeemed Partner and this Agreement does not contractually restrict the ability of any Limited Partner or the Affiliates of such Limited Partner to transfer its or their Common Stock.

Article XII
ADMISSION OF LIMITED PARTNERS

Section 12.01      Substituted Limited Partners. Subject to the provisions of Article X, in connection with the Permitted Transfer of a Limited Partner Interest hereunder, the transferee shall become a Substituted Limited Partner on the effective date of such Transfer, which effective date shall not be earlier than the date of compliance with the conditions to such Transfer, and such admission shall be shown on the books and records of the Partnership.

Section 12.02      Additional Limited Partners. Subject to the provisions of Article III and Article X, any Person may be admitted to the Partnership as an additional Limited Partner (any such Person, an “Additional Limited Partner”) only upon furnishing to the General Partner (a) a Joinder (or other counterpart to this Agreement acceptable to the General Partner) and counterparts of any applicable Other Agreements and (b) such other documents or instruments as may be reasonably necessary or appropriate to effect such Person’s admission as a Limited Partner (including entering into such documents as the General Partner may deem appropriate in its reasonable discretion). Such admission shall become effective on the date on which the General Partner determines in its reasonable discretion that such conditions have been satisfied and when any such admission is shown on the books and records of the Partnership.

Article XIII
WITHDRAWAL AND RESIGNATION; TERMINATION OF RIGHTS

Section 13.01      Withdrawal and Resignation of Limited Partners. No Limited Partner shall have the power or right to withdraw or otherwise resign as a Limited Partner from the Partnership prior to the dissolution and winding up of the Partnership pursuant to Article XIV. Any Limited Partner, however, that attempts to withdraw or otherwise resign as a Limited Partner from the Partnership without the prior written consent of the General Partner upon or following the dissolution and winding up of the Partnership pursuant to Article XIV, but prior to such Limited Partner receiving the full amount of Distributions from the Partnership to which such Limited Partner is entitled pursuant to Article XIV, shall be liable to the Partnership for all damages (including all lost profits and special, indirect and consequential damages) directly or indirectly caused by the withdrawal or resignation of such Partner. Upon a Transfer of all of a Limited Partner’s Units in a Transfer permitted by this Agreement, subject to the provisions of Section 10.06, such Limited Partner shall cease to be a Partner.

Article XIV
DISSOLUTION AND LIQUIDATION

Section 14.01      Dissolution. The Partnership shall not be dissolved by the admission of Additional Limited Partners or Substituted Limited Partners or the attempted withdrawal or resignation of a Partner. The Partnership shall dissolve, and its affairs shall be wound up, upon:

(a)         the unanimous decision of the General Partner together with all the Partners to dissolve the Partnership;

(b)         a dissolution of the Partnership as a result of Sections 17-801(3) or (4) of the Delaware Act unless the Partnership is continued as permitted by such provisions of the Delaware Act; or

(c)         the entry of a decree of judicial dissolution of the Partnership under Section 17-802 of the Delaware Act.

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Except as otherwise set forth in this Article XIV, the Partnership is intended to have perpetual existence. An Event of Withdrawal shall not cause a dissolution of the Partnership and the Partnership shall continue in existence subject to the terms and conditions of this Agreement.

Section 14.02      Liquidation and Termination. On dissolution of the Partnership, the General Partner shall act as liquidator or may appoint one or more Persons as liquidator. The liquidators shall proceed diligently to wind up the affairs of the Partnership and make final distributions as provided herein and in the Delaware Act. The costs of liquidation shall be borne as a Partnership expense. Until final distribution, the liquidators shall continue to operate the Partnership properties with all of the power and authority of the General Partner. The steps to be accomplished by the liquidators are as follows:

(a)         as promptly as possible after dissolution and again after final liquidation, the liquidators shall cause a proper accounting to be made by a recognized firm of certified public accountants of the Partnership’s assets, liabilities and operations through the last day of the calendar month in which the dissolution occurs or the final liquidation is completed, as applicable;

(b)         the liquidators shall cause notice of liquidation to be mailed to each known creditor of and claimant against the Partnership;

(c)         the liquidators shall pay, satisfy or discharge from Partnership funds, or otherwise make adequate provision for payment and discharge thereof (including the establishment of a cash fund for contingent liabilities in such amount and for such term as the liquidators may reasonably determine): first, all expenses incurred in liquidation; and second, all of the debts, liabilities and obligations of the Partnership; and

(d)         all remaining assets of the Partnership shall be distributed to the Partners in accordance with Section 4.01 by the end of the Taxable Year during which the liquidation of the Partnership occurs (or, if later, by ninety (90) days after the date of the liquidation). The distribution of cash and/or property to the Partners in accordance with the provisions of this Section 14.02 and Section 14.03 below constitutes a complete return to the Partners of their Capital Contributions, a complete distribution to the Partners of their interest in the Partnership and all the Partnership’s property and constitutes a compromise to which all Partners have consented within the meaning of the Delaware Act. To the extent that a Partner returns funds to the Partnership, it has no claim against any other Partner for those funds.

Section 14.03      Deferment; Distribution in Kind. Notwithstanding the provisions of Section 14.02, but subject to the order of priorities set forth therein, if upon dissolution of the Partnership the liquidators determine that an immediate sale of part or all of the Partnership’s assets would be impractical or would cause undue loss (or would otherwise not be beneficial) to the Partners, the liquidators may, in their sole discretion, defer for a reasonable time the liquidation of any assets except those necessary to satisfy Partnership liabilities (other than loans to the Partnership by Partners) and reserves. Subject to the order of priorities set forth in Section 14.02, the liquidators may, in their sole discretion, distribute to the Partners, in lieu of cash, either (a) all or any portion of such remaining Partnership assets in-kind in accordance with the provisions of Section 14.02(d), (b) as tenants in common and in accordance with the provisions of Section 14.02(d), undivided interests in all or any portion of such Partnership assets or (c) a combination of the foregoing. Any such Distributions in kind shall be subject to (x) such conditions relating to the disposition and management of such assets as the liquidators deem reasonable and equitable and (y) the terms and conditions of any agreements governing such assets (or the operation thereof or the holders thereof) at such time. To the extent the Partnership distributes property in kind that was contributed to the Partnership (or received in a tax-free exchange for property contributed to the Partnership), the Partnership shall, if possible, distribute such property to the Partner who contributed such property. Any Partnership assets distributed in kind will first be written up or down to their Fair Market Value, thus creating Profit or Loss (if any), which shall be allocated in accordance with Article V. The liquidators shall determine the Fair Market Value of any property distributed in accordance with the valuation procedures set forth in Article XV.

Section 14.04      Cancellation of Certificate. On completion of the winding up and distribution of Partnership assets as provided herein, the Partnership is terminated (and the Partnership shall not be terminated prior to such time), and the General Partner (or such other Person or Persons as the Delaware Act may require or permit) shall file

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a certificate of cancellation with the Secretary of State of Delaware, cancel any other filings made pursuant to this Agreement that are or should be canceled and take such other actions as may be necessary to terminate the Partnership. The Partnership shall be deemed to continue in existence for all purposes of this Agreement until it is terminated pursuant to this Section 14.04.

Section 14.05      Reasonable Time for Winding Up. A reasonable time shall be allowed for the orderly winding up of the business and affairs of the Partnership and the liquidation of its assets pursuant to Sections 14.02 and 14.03 in order to minimize any losses otherwise attendant upon such winding up.

Section 14.06      Return of Capital. The liquidators shall not be personally liable for the return of Capital Contributions or any portion thereof to the Partners (it being understood that any such return shall be made solely from Partnership assets).

Article XV
VALUATION

Section 15.01      Determination. “Fair Market Value” of a specific Partnership asset will mean the amount which the Partnership would receive in an all-cash sale of such asset in an arms-length transaction with a willing unaffiliated third party, with neither party having any compulsion to buy or sell, consummated on the day immediately preceding the date on which the event occurred which necessitated the determination of the Fair Market Value (and after giving effect to any transfer taxes payable in connection with such sale), as such amount is determined by the General Partner (or, if pursuant to Section 14.02, the liquidators) in its good faith judgment using all factors, information and data it deems to be pertinent.

Section 15.02      Dispute Resolution. If any Limited Partner or Limited Partners dispute the accuracy of any determination of Fair Market Value in accordance with Section 15.01, and the General Partner and such Limited Partner(s) are unable to agree on the determination of the Fair Market Value of any asset of the Partnership, the General Partner (with the approval of a majority of the TW Directors) and such Limited Partner(s) shall each select a nationally recognized investment banking firm experienced in valuing securities of closely-held companies such as the Partnership in the Partnership’s industry (the “Appraisers”), who shall each determine the Fair Market Value of the asset or the Partnership (as applicable) in accordance with the provisions of Section 15.01. The Appraisers shall be instructed to give written notice of their determination of the Fair Market Value of the asset or the Partnership (as applicable) within thirty (30) days of their appointment as Appraisers. If Fair Market Value as determined by an Appraiser is higher than Fair Market Value as determined by the other Appraiser by 10% or more, and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the original Appraisers shall designate a third Appraiser meeting the same criteria used to select the original two, and the Fair Market Value shall be the average of the Fair Market Values determined by all three Appraisers, unless the General Partner and such Limited Partner(s) otherwise agree on a Fair Market Value. If Fair Market Value as determined by an Appraiser is within 10% of the Fair Market Value as determined by the other Appraiser (but not identical), and the General Partner and such Limited Partner(s) do not otherwise agree on a Fair Market Value, the General Partner shall select the Fair Market Value of one of the Appraisers. The fees and expenses of the Appraisers shall be borne by the Partnership.

Article XVI
GENERAL PROVISIONS

Section 16.01      Power of Attorney.

(a)         Each Limited Partner who is an individual hereby constitutes and appoints the General Partner (or the liquidator, if applicable) with full power of substitution, as his or her true and lawful agent and attorney-in-fact, with full power and authority in his, her or its name, place and stead, to:

(i)          execute, swear to, acknowledge, deliver, file and record in the appropriate public offices (A) this Agreement, all certificates and other instruments and all amendments thereof which the General Partner deems appropriate or necessary to form, qualify, or continue the qualification of, the Partnership as a limited partnership in the State of Delaware and in all other jurisdictions in which the Partnership may conduct business or own property; (B) all instruments which the General Partner deems appropriate or

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necessary to reflect any amendment, change, modification or restatement of this Agreement in accordance with its terms; (C) all conveyances and other instruments or documents which the General Partner deems appropriate or necessary to reflect the dissolution and liquidation of the Partnership pursuant to the terms of this Agreement, including a certificate of cancellation; and (D) all instruments relating to the admission, withdrawal or substitution of any Partner pursuant to Article XII or Article XIII; and

(ii)         sign, execute, swear to and acknowledge all ballots, consents, approvals, waivers, certificates and other instruments appropriate or necessary, in the reasonable judgment of the General Partner, to evidence, confirm or ratify any vote, consent, approval, agreement or other action which is made or given by the Partners hereunder or is consistent with the terms of this Agreement, in the reasonable judgment of the General Partner, to effectuate the terms of this Agreement.

(b)         The foregoing power of attorney is irrevocable and coupled with an interest, and shall survive the death, disability, incapacity, dissolution, bankruptcy, insolvency or termination of any Limited Partner who is an individual and the transfer of all or any portion of his, her or its Limited Partner Interest and shall extend to such Limited Partner’s heirs, successors, assigns and personal representatives.

Section 16.02      Amendments. This Agreement may be amended or modified solely by the General Partner. Notwithstanding the foregoing, no amendment or modification (a) to this Section 16.02 or to Article XI (whether directly to Article XI or to any related definitions or other provision of this Agreement that indirectly affects the rights and obligations in Article XI as of the date hereof) may be made without the prior written consent of each of the Partners (and with respect to the written consent of the Corporation in its capacity as a Limited Partner, only to the extent such amendment is approved by a majority of the TW Directors), (b) that modifies the limited liability of any Partner, or increases the liabilities or obligations of any Partner, in each case, may be made without the consent of each such affected Partner, (c) that materially alters or changes any rights, preferences or privileges of any Limited Partner Interests in a manner that is different or prejudicial relative to any other Limited Partner Interests, may be made without the approval of a majority in interest of the Partners holding the Limited Partner Interests affected in such a different or prejudicial manner (excluding any such Limited Partner Interests held by the General Partner or any affiliates controlled by the General Partner); provided, clause (a) above will apply independent of this clause (c), (d) that materially alters or changes any rights, preferences or privileges of a holder of any class of Limited Partner Interests in a manner that is different or prejudicial relative to any other holder of the same class of Limited Partner Interests, may be made without the approval of the holder of Limited Partner Interests affected in such a different or prejudicial manner; provided, clause (a) above will apply independent of this clause (d), and (e) to any of the terms and conditions of this Agreement which terms and conditions expressly require the approval or action of certain Persons may be made without obtaining the consent of the requisite number or specified percentage of such Persons who are entitled to approve or take action on such matter; provided, that the General Partner, acting alone, may amend this Agreement, including Schedule 1, to reflect the admission of new Limited Partners, Transfers of Common Units, the issuance of additional Units or Equity Securities, as provided by and in accordance with the terms of this Agreement, and subdivisions and combinations of Units made in compliance with Section 3.04(c).

Section 16.03      Title to Partnership Assets. Partnership assets shall be deemed to be owned by the Partnership as an entity, and no Partner, individually or collectively, shall have any ownership interest in such Partnership assets or any portion thereof. The Partnership shall hold title to all of its property in the name of the Partnership and not in the name of any Partner. All Partnership assets shall be recorded as the property of the Partnership on its books and records, irrespective of the name in which legal title to such Partnership assets is held. The Partnership’s credit and assets shall be used solely for the benefit of the Partnership, and no asset of the Partnership shall be transferred or encumbered for, or in payment of, any individual obligation of any Partner.

Section 16.04      Addresses and Notices. Any notice provided for in this Agreement will be in writing and will be either personally delivered, or received by certified mail, return receipt requested, or sent by reputable overnight courier service (charges prepaid) to the Partnership at the address set forth below and to any other recipient and to any Partner at such address as indicated by the Partnership’s records, or at such address or to the attention of such other person as the recipient party has specified by prior written notice to the sending party. Notices will be deemed to have

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been given hereunder (a) when delivered personally to the party to be notified, (b) when received by the party to be notified when sent by email, (c) three (3) days after deposit in the U.S. mail to the address required herein and (d) one (1) day after deposit with a reputable overnight courier service. The Partnership’s address is:

to the Partnership:

Summit Midstream Partners, LP
910 Louisiana, Suite 4200
Houston, Texas 77002
Attention:  Legal Department
Email:        Legal@summitmidstream.com

with a copy (which copy shall not constitute notice) to:

Locke Lord LLP
600 Travis Street

Suite 2800
Houston, Texas 77002
Attention: H. William Swanstrom

Jennie Simmons

Email:       bswanstrom@lockelord.com

Jennie.simmons@lockelord.com

Section 16.05      Binding Effect; Intended Beneficiaries. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their heirs, executors, administrators, successors, legal representatives and permitted assigns.

Section 16.06      Creditors. None of the provisions of this Agreement shall be for the benefit of or enforceable by any creditors of the Partnership or any of its Affiliates, and no creditor who makes a loan to the Partnership or any of its Affiliates may have or acquire (except pursuant to the terms of a separate agreement executed by the Partnership in favor of such creditor) at any time as a result of making the loan any direct or indirect interest in Partnership Profits, Losses, Distributions, capital or property other than as a secured creditor.

Section 16.07      Waiver. No failure by any party to insist upon the strict performance of any covenant, duty, agreement or condition of this Agreement or to exercise any right or remedy consequent upon a breach thereof shall constitute a waiver of any such breach or any other covenant, duty, agreement or condition.

Section 16.08      Counterparts. This Agreement may be executed in separate counterparts, each of which will be an original and all of which together shall constitute one and the same agreement binding on all the parties hereto.

Section 16.09      Applicable Law. This Agreement shall be governed by, and construed in accordance with, the laws of the State of Delaware, without giving effect to any choice of law or conflict of law rules or provisions (whether of the State of Delaware or any other jurisdiction) that would cause the application of the laws of any jurisdiction other than the State of Delaware. Any dispute relating hereto shall be heard in the state or federal courts of the State of Delaware, and the parties agree to jurisdiction and venue therein.

Section 16.10      Severability. Whenever possible, each provision of this Agreement will be interpreted in such manner as to be effective and valid under applicable Law, but if any provision of this Agreement is held to be invalid, illegal or unenforceable in any respect under any applicable Law or rule in any jurisdiction, such invalidity, illegality or unenforceability will not affect any other provision or the effectiveness or validity of any provision in any other jurisdiction, and this Agreement will be reformed, construed and enforced in such jurisdiction as if such invalid, illegal or unenforceable provision had never been contained herein.

Section 16.11      Further Action. The parties shall execute and deliver all documents, provide all information and take or refrain from taking such actions as may be reasonably necessary or appropriate to achieve the purposes of this Agreement.

Annex B-45

Section 16.12      Delivery by Electronic Transmission. This Agreement and any signed agreement or instrument entered into in connection with this Agreement or contemplated hereby, and any amendments hereto or thereto, to the extent signed and delivered by means of an electronic transmission, including by a facsimile machine or via email, shall be treated in all manner and respects as an original agreement or instrument and shall be considered to have the same binding legal effect as if it were the original signed version thereof delivered in person. At the request of any party hereto or to any such agreement or instrument, each other party hereto or thereto shall re-execute original forms thereof and deliver them to all other parties. No party hereto or to any such agreement or instrument shall raise the use of electronic transmission by a facsimile machine or via email to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through such electronic transmission as a defense to the formation of a contract and each such party forever waives any such defense.

Section 16.13      Right of Offset. Whenever the Partnership is to pay any sum (other than pursuant to Article IV) to any Partner, any amounts that such Partner owes to the Partnership which are not the subject of a good faith dispute may be deducted from that sum before payment. For the avoidance of doubt, the distribution of Units to the Corporation shall not be subject to this Section 16.13.

Section 16.14      Effectiveness. This Agreement shall be effective immediately upon the Closing (the “Effective Time”). The Fifth A&R Partnership Agreement shall govern the rights and obligations of the Partnership and the other parties to this Agreement in their capacity as Partners prior to the Effective Time.

Section 16.15      Confidentiality. To the extent any Limited Partner is not a party to the Investor and Registration Rights Agreement or such Investor and Registration Rights Agreement shall no longer be effective, each Partner agrees to execute a confidentiality agreement containing confidentiality provisions that are no more onerous to the recipient of information than those in Section 3.07 (Confidentiality) of the Investor and Registration Rights Agreement, including in connection with, and as a condition to, any Transfer contemplated by this Agreement.

Section 16.16      Corporate Expense Reimbursement.

(a)         The Limited Partners acknowledge and agree that (x) all services, work, actions, activities and omissions of the directors, officers, managers, employees, consultants, independent contractors, advisors and other service providers of the Corporation (the “Services Personnel”) and (y) the performance of all obligations pursuant to the terms of any contracts, agreements, leases, subleases, licenses, sublicenses, purchase orders, indentures, notes, bonds, operating agreements, subscriptions, insurance policies, and all other arrangements or undertakings that are binding on the Corporation (collectively, the “Services”), in each case, are for the benefit of the Partnership and its Subsidiaries. In furtherance of the foregoing, the Partnership shall reimburse the Corporation for all costs, expenses, taxes, liabilities, obligations and expenditures incurred by the Corporation in connection with the provision of the Services, including but not limited, to (the “Reimbursable Expenses”):

(i)          salaries, wages, fees, commissions, bonuses and other compensation and all employment benefits, perquisites and expenses of the Services Personnel (including any payroll taxes), plus general and administrative expenses to the extent associated with the Services Personnel (including the cost of workers’ compensation coverage, unemployment insurance and any other work-related insurance related coverages with respect to periods in which the Services Personnel are providing the Services); provided, however, that Reimbursable Expenses shall not include any equity-based compensation, which is addressed in Section 3.04(a) and Section 3.10;

(ii)         any payments or expenses incurred for insurance coverage, including allocable portions of premiums, and negotiated instruments (including surety bonds and performance bonds) provided by underwriters with respect to the assets or the business of the Corporation and its Subsidiaries, including the Partnership;

(iii)        any taxes directly relating to the performance of the Services or receipt of payments under this Agreement and other direct operating expenses paid by the Corporation for the benefit of the Partnership and its Subsidiaries; and

(iv)        any interest, penalties, and other payments required in the performance of the Services.

Annex B-46

For the avoidance of doubt, the Partnership shall be liable for any and all Reimbursable Expenses, whether they arise, relate to, or otherwise occur prior to, on or after the date of this Agreement, including periods prior to the formation of the Partnership.

(b)         Reimbursable Expenses shall be for actual costs incurred by the Corporation and shall be charged to the Partnership “at cost” without mark-up or premium. The Partnership shall pay or cause to be paid, on behalf of the Corporation, all Reimbursable Expenses. The Partnership shall also promptly reimburse the Corporation for any Reimbursable Expenses paid by the Corporation. For the avoidance of doubt, any Reimbursable Expenses, paid by, caused to be paid by or reimbursed by the Partnership on behalf of or to the Corporation shall not be a Distribution under this Agreement. Payments of Reimbursable Expenses shall be made by wire transfer of immediately available funds.

(c)         The Partnership shall, in its sole discretion, have the authority to make all employment-related decisions with respect to the Service Personnel in connection with their provision of Services hereunder (the “Partnership Directives”), including (i) directing the general scope, manner and method of activities that the Service Providers will perform on behalf of the Partnership and its Subsidiaries, (ii) directing and managing the Service Personnel in connection with such Services, (iii) setting policies and procedures and codes of conduct applicable with respect to the Service Personnel in connection with the provision of the Services, to the extent such policies and procedures are not already maintained by the Corporation, and (iv) requesting that the Corporation terminate any particular Service Personnel’s Services hereunder (in which case the Corporation shall terminate the employment or service of such Service Personnel within five Business Days following receipt of such request (and, for the avoidance of doubt, the Partnership shall reimburse the Corporation as a Reimbursable Expense for any and all termination or severance obligations and any other costs or liabilities (other than equity-based compensation) incurred by the Corporation or related to such Service Personnel’s termination)).

(d)         To the maximum extent permitted by applicable Law, in no event shall the Corporation have any liability or obligation under any provision of this Agreement, including any liability or obligation for consequential or other indirect damages, including for any loss of profits, revenue, business reputation or opportunity, any diminution of value, or any damages (each of which is hereby disclaimed), arising from or related to the Service Personnel, Partnership Directives, the Services provided hereunder or otherwise under this Agreement, and the Partnership shall indemnify, defend and hold harmless the Corporation from any and all liabilities and obligations that arise from or are related to the Service Personnel, Partnership Directives, the Services or to any actions or omissions of the Partnership in connection with the Services provided hereunder (including any action or omission by the Corporation at the direction of the Partnership in accordance with this Agreement). The Corporation does not guarantee or warrant the Services to be provided hereunder, the Services shall be provided on an “as is” and “with all faults” basis and there are no, and the Partnership is not relying on any, express or implied warranties or guarantees of any kind, including any warranty of merchantability, non-infringement or fitness for a particular purpose, and all such warranties not expressly set forth herein are expressly disclaimed.

Section 16.17      Entire Agreement. This Agreement and those documents expressly referred to herein (including the Investor and Registration Rights Agreement and the Contribution Agreement) embody the complete agreement and understanding among the parties and supersede and preempt any prior understandings, agreements or representations by or among the parties, written or oral, which may have related to the subject matter hereof in any way. For the avoidance of doubt, the Fifth A&R Partnership Agreement is superseded by this Agreement as of the Effective Time and shall be of no further force and effect thereafter.

Section 16.18      Remedies. Each Partner shall have all rights and remedies set forth in this Agreement and all rights and remedies which such Person has been granted at any time under any other agreement or contract and all of the rights which such Person has under any Law. Any Person having any rights under any provision of this Agreement or any other agreements contemplated hereby shall be entitled to enforce such rights specifically (without posting a bond or other security), to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights granted by Law.

Section 16.19      Descriptive Headings; Interpretation. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular form of nouns, pronouns and verbs shall include the plural and vice versa. The use of the word “including” in this Agreement shall be by way of example rather than by limitation. Reference to any agreement, document or

Annex B-47

instrument means such agreement, document or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and if applicable hereof. Without limiting the generality of the immediately preceding sentence, no amendment or other modification to any agreement, document or instrument that requires the consent of any Person pursuant to the terms of this Agreement or any other agreement will be given effect hereunder unless such Person has consented in writing to such amendment or modification. Wherever required by the context, references to a Fiscal Year shall refer to a portion thereof. The use of the words “or,” “either” and “any” shall not be exclusive. The serial comma is sometimes included and sometimes omitted. Its inclusion or omission shall not affect the interpretation of any phrase. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. Wherever a conflict exists between this Agreement and any other agreement, this Agreement shall control but solely to the extent of such conflict.

[Signature Pages Follow]

Annex B-48

IN WITNESS WHEREOF, the undersigned have executed or caused to be executed on their behalf this Sixth Amended and Restated Agreement of Limited Partnership as of the date first written above.

GENERAL PARTNER:
SUMMIT MIDSTREAM GP, LLC
By:
Name:	[William J. Mault]
Title:	[Executive Vice President and Chief Financial Officer]

[Signature Page to Sixth Amended and Restated Agreement of Limited Partnership]

Annex B-49

LIMITED PARTNERS:
SUMMIT MIDSTREAM CORPORATION
By:
Name:	[•]
Title:	[•]
TALL OAK MIDSTREAM HOLDINGS, LLC
By:
Name:	[•]
Title:	[•]

[Signature Page to Sixth Amended and Restated Agreement of Limited Partnership]

Annex B-50

SCHEDULE 1*

SCHEDULE OF LIMITED PARTNERS

Effective as of [_____] [•], 2024

Partner	Common Units		Percentage Interest		Series A Preferred Units	Additional Cash Capital Contributions	Additional Non-Cash Capital Contributions
Summit Midstream Corporation**	[•]	(1)	[•]	%	[•][1]	—	—
Tall Oak Midstream Holdings, LLC	[•]	(1)	[•]	%	—	—	—

Total:	[•].[•]		100.00%		—	—	—

(1)      THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”), OR ANY STATE SECURITIES LAW AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION UNLESS A TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO, REGISTRATION. THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUMMIT MIDSTREAM PARTNERS, LP, DATED AS OF [______] [•], 2024, AS MAY BE AMENDED AND MODIFIED FROM TIME TO TIME, (2) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED AS OF [______] [•], 2024, BY AND AMONG THE CORPORATION AND THE OTHER PARTIES THERETO, AND (3) THE AMENDED AND RESTATED CERTIFICATE OF INCORPORATION OF SUMMMIT MIDSTREAM CORPORATION, AS AMENDED (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE CORPORATION AND SHALL BE PROVIDED FREE OF CHARGE TO ANY UNITHOLDER MAKING A REQUEST THEREFOR). SUMMIT MIDSTREAM PARTNERS, LP RESERVES THE RIGHT TO REFUSE THE TRANSFER OF SUCH SECURITIES UNTIL SUCH CONDITIONS HAVE BEEN FULFILLED WITH RESPECT TO ANY TRANSFER. A COPY OF SUCH CONDITIONS SHALL BE FURNISHED BY SUMMIT MIDSTREAM PARTNERS, LP TO THE HOLDER HEREOF UPON WRITTEN REQUEST AND WITHOUT CHARGE.

*        This Schedule of Limited Partners shall be updated from time by the General Partner to time to reflect any adjustment with respect to any subdivision (by Unit split or otherwise) or any combination (by reverse Unit split or otherwise) of any outstanding Common Units, or to reflect any additional issuances of Common Units or Transfers of Common Units pursuant to this Agreement.

**      The number of Common Units issued to the Corporation on the date of this Agreement reflects the issued and outstanding shares of common stock of the Corporation as of [_____] [•] 2024, including all awards under certain of the Corporation’s Equity Plans.

____________

1       NTD: To be equal to the sum of (i) the number of shares of Series A Preferred Stock outstanding at the Corporation as of Closing, plus (ii) the amount of accrued but unpaid distributions on the Series A Preferred Stock at Closing divided by $1,000.

Annex B-51

Exhibit A

FORM OF JOINDER AGREEMENT

This JOINDER AGREEMENT, dated as of _____________, 20__ (this “Joinder”), is delivered pursuant to that certain Sixth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP (the “Partnership”), dated as of [_____] [•], 2024 (as amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “Partnership Agreement”). Capitalized terms used but not otherwise defined herein have the respective meanings set forth in the Partnership Agreement.

(A)        Joinder to the Partnership Agreement. Upon the execution of this Joinder by the undersigned and delivery hereof to the General Partner, the undersigned hereby is and hereafter will be a Limited Partner under the Partnership Agreement and a party thereto, with all the rights, privileges and responsibilities of a Limited Partner thereunder. The undersigned hereby agrees that it shall comply with and be fully bound by the terms of the Partnership Agreement as if it had been a signatory thereto as of the date thereof.

(B)         Incorporation by Reference. All terms and conditions of the Partnership Agreement are hereby incorporated by reference in this Joinder as if set forth herein in full.

(C)         Address. All notices under the Partnership Agreement to the undersigned shall be direct to:

[Name]
[Address]
[City, State, Zip Code]
Attn:
E-mail:

IN WITNESS WHEREOF, the undersigned has duly executed and delivered this Joinder as of the day and year first above written.

[NAME OF NEW PARTNER]
By: _______________________________________
Name:
Title:

Annex B-52

Acknowledged and agreed as of the date first set forth above:

SUMMIT MIDSTREAM GP, LLC
By: _______________________________________
Name:
Title:

Annex B-53

Annex C

INVESTOR AND REGISTRATION RIGHTS AGREEMENT

This Investor and Registration Rights Agreement (including all exhibits hereto and as may be amended, supplemented or amended and restated from time to time in accordance with the terms hereof, this “Agreement”) is made and entered into as of [•], 2024, by and among Summit Midstream Corporation, a Delaware corporation (the “Company”), and each of the Holders party hereto.

WHEREAS, this Agreement is entered into in connection with the issuance and sale by the Company of a number of shares of its common stock, par value $0.01 per share, designated as Class B Common Stock (the “Class B Common Stock”), and the issuance of a corresponding number of Common Units of Summit Midstream Partners, L.P., a Delaware limited partnership and a subsidiary of the Company (the “Partnership”) to Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak”), in exchange for the contribution of all of the issued and outstanding member interests in Tall Oak Midstream Operating, LLC, a Delaware limited liability company (the “Contribution Agreement”);

WHEREAS, the Company has agreed to provide the registration and other rights set forth in this Agreement for the benefit of the Investor and each of the Holders; and

WHEREAS, as a condition to the obligations of Tall Oak and the Company under the Contribution Agreement, the parties hereto hereby agree to execute and deliver this Agreement.

NOW, THEREFORE, IN CONSIDERATION of the mutual covenants contained in this Agreement, and for other good and valuable consideration, the receipt and adequacy of which are hereby acknowledged, the parties hereto hereby agree as follows:

Article I
DEFINITIONS

Section 1.01        Definitions. As used in this Agreement, the terms set forth below shall have the following meanings:

“Affiliate” means, with respect to any Person, any other Person that directly or indirectly controls, is controlled by, or is under common control with, such Person. The term “control” (including the terms “controlled by” and “under common control with”) as used in this definition means the possession, directly or indirectly (including through one or more intermediaries), of the power or authority to direct or cause the direction of management, whether through the ownership of voting securities, by contract or otherwise. Notwithstanding the foregoing, and for the avoidance of doubt, Management Aggregator shall not be deemed an Affiliate of Tailwater.

“beneficially own” (and related terms such as “beneficial ownership” and “beneficial owner”) shall have the meaning given to such term in Rule 13d-3 under the Exchange Act, and any Person’s beneficial ownership of securities shall be calculated in accordance with the provisions of such Rule. For the avoidance of doubt, a Holder will be deemed to beneficially own such shares of Common Stock for which the Company or the Partnership, as applicable, may redeem or exchange for such Holder’s Common Units and shares of Class B Common Stock.

“Board” means the Board of Directors of the Company.

“Business Day” means any day, other than a Saturday or Sunday or a day on which commercial banks in New York City are required by law to be closed.

“Certificate of Designation” means the certificate of designation establishing the Class B Common Stock.

“Certificate of Incorporation” means the Amended and Restated Certificate of Incorporation of the Company, dated as of August 1, 2024, as such certificate of incorporation may be amended, supplemented or amended and restated from time to time in accordance with the terms thereof.

“Chief Executive Officer” means the executive holding the position of Chief Executive Officer of the Company.

“Closing Date” means the date of consummation of the transactions contemplated by the Contribution Agreement.

Annex C-1

“Commission” means the Securities and Exchange Commission.

“Common Stock” means “Common Stock” as defined in the Certificate of Incorporation and does not include “Blank Check Common Stock” as defined in the Certificate of Incorporation.

“Common Units” means the common units representing limited partner interests in the Partnership.

“Counsel to the Holders” means with respect to any Underwritten Offering or Piggyback Offering, the counsel selected by the Required Holders.

“Effective Date” means the date that a Registration Statement filed pursuant to this Agreement is first declared effective by the Commission.

“Effectiveness Period” means the period beginning on the Effective Date for a Registration Statement and ending at the time all Registrable Securities covered by such Registration Statement (or if such Registration Statement becomes unavailable, another Registration Statement) have ceased to be Registrable Securities.

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“Form S-1” means Form S-1 under the Securities Act, or any other form hereafter adopted by the Commission for the general registration of securities under the Securities Act.

“Form S-3” means Form S-3 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-3.

“Form S-4” means Form S-4 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-4.

“Form S-8” means Form S-8 under the Securities Act, or any other form hereafter adopted by the Commission having substantially the same usage as Form S-8.

“Governance Committee” means the Nominating and Governance Committee of the Board.

“Holder” or “Holders” means Tall Oak and any additional parties identified on the signature pages of any joinder agreement executed and delivered pursuant to Section 2.13. A Person shall cease to be a Holder hereunder at such time as it ceases to hold any Registrable Securities.

“Independent Director” means a director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Common Stock is then listed or trading.

“Investor” or “TW” means, Tailwater and its successors and permitted assigns in accordance with this Agreement, the Limited Partnership Agreement and the Certificate of Designation.

“Investor Group” means the Investor and its controlled Affiliates.

“Limited Partnership Agreement” means the Sixth Amended and Restated Agreement of Limited Partnership, dated as of the date hereof, of the Partnership, as the same may be amended or supplemented from time to time.

“Management Aggregator” means Tall Oak Midstream Investments, LLC, a Delaware limited liability company.

“NYSE” means the New York Stock Exchange.

“Other Holder” means any holder of Common Stock other than a Holder.

“Permitted Class B Owners” is defined in Section 2 of the Certificate of Designation.

“Permitted Transferee” of a Holder means any Person who is permitted to be a transferee pursuant to a “Permitted Transfer” under Section 10.02 of the Limited Partnership Agreement as though such Holder were a Limited Partner for purposes thereof.

Annex C-2

“Person” means an individual or corporation, partnership, limited partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“Portfolio Company” means any entity (existing and future) managed or advised by Tall Oak or any affiliate of Tall Oak’s ultimate parent.

“Proceeding” means an action, claim, suit, investigation or proceeding (including, without limitation, an investigation or partial proceeding, such as a deposition), whether commenced or threatened.

“Prospectus” means the prospectus included in a Registration Statement (including, without limitation, a prospectus that includes any information previously omitted from a prospectus filed as part of an effective registration statement in reliance upon Rule 430A promulgated under the Securities Act), as amended or supplemented by any prospectus supplement, with respect to the terms of the offering of any portion of the Registrable Securities covered by a Registration Statement, and all other amendments and supplements to the Prospectus, including post-effective amendments, and all material incorporated by reference or deemed to be incorporated by reference in such Prospectus.

“Registration Expenses” means all fees and expenses incident to the Company’s performance under or compliance with this Agreement to effect the registration of Registrable Securities on a Registration Statement pursuant to Section 2.01 or an Underwritten Offering covered under this Agreement, including, without limitation, all registration, filing, securities exchange listing and Nasdaq fees, all registration, filing, qualification and other fees and expenses of complying with securities or blue sky laws, fees of the Financial Industry Regulatory Authority, fees of transfer agents and registrars, reasonable fees and expenses incurred in connection with any “road show” for an Underwritten Offering, all word processing, duplicating and printing expenses, any transfer taxes not otherwise attributable to the sale of Registrable Securities, the fees and disbursements of counsel and independent public accountants for the Company, including the expenses of any special audits or “comfort” letters required by or incident to such performance and compliance.

“Registrable Securities” means, collectively, (a) the Common Stock issued or that may be issuable to a Holder upon redemption or exchange of the Common Units owned by such Holder pursuant to the terms of the Limited Partnership Agreement and (b) any additional shares of Common Stock paid, issued or distributed in respect of any such shares by way of a stock dividend, stock split or distribution, or in connection with a combination of shares, and any security into which such Common Stock shall have been converted or exchanged in connection with a recapitalization, reorganization, reclassification, merger, consolidation, exchange, distribution or otherwise; provided, however, that as to any Registrable Securities, such securities shall cease to constitute Registrable Securities upon the earliest to occur of: (i) when a Registration Statement covering such Registrable Securities becomes or has been declared effective by the Commission and such Registrable Securities have been sold or disposed of pursuant to such effective Registration Statement; (ii) when such Registrable Securities have been sold or disposed of pursuant to Rule 144 under the Securities Act (or any successor or similar provision adopted by the Commission then in effect); (iii) when such Registrable Securities have been sold or disposed of in a private transaction in which the transferor’s rights under this Agreement are not assigned to the transferee of such securities pursuant to Section 2.13; or (iv) such Registrable Securities are no longer outstanding.

“Registration Statement” means any one or more registration statements of the Company filed under the Securities Act that covers the resale of any of the Registrable Securities pursuant to the provisions of this Agreement (including without limitation any registration statement relating to the offer and sale of Registrable Securities by Holders on a continuous or delayed basis pursuant to Rule 415), including the Prospectus, amendments and supplements to such registration statements, post-effective amendments, and all exhibits and all reports incorporated by reference or deemed to be incorporated by reference in such registration statements.

“Required Holders” means the Holder or collective Holders of greater than 50% of the Registrable Securities.

“Rule 144” means Rule 144 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 158” means Rule 158 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

Annex C-3

“Rule 415” means Rule 415 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Rule 424” means Rule 424 promulgated by the Commission pursuant to the Securities Act, as such Rule may be amended from time to time, or any similar rule or regulation hereafter adopted by the Commission having substantially the same effect as such Rule.

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Selling Expenses” means all (a) underwriting fees, discounts and selling commissions allocable to the sale of Registrable Securities, and (b) transfer taxes allocable to the sale of the Registrable Securities.

“Selling Holder” means a Holder who is selling Registrable Securities under a Registration Statement pursuant to the terms of this Agreement.

“Selling Shareholder Questionnaire” means a selling shareholder questionnaire reasonably adopted by the Company from time to time.

“Step Down Event” means the First Step Down Event, Second Step Down Event, Third Step Down Event, or Fourth Step Down Event, each as defined in Section 3.01.

“Subject Policy” means (a) the Company’s Corporate Governance Guidelines, the Company’s Code of Business Conduct and Ethics, and the Company’s Insider Trading Policy, in each case, in effect as of the date hereof (as each may be amended, supplemented or restated after the date hereof) and (b) each subsequent policy of the Board, in the case of each of clauses (a) and (b), as required by applicable law that is in effect and applicable to all non-employee directors serving on the Board.

“Tailwater” means, collectively, Tailwater Capital LLC and any funds, portfolio companies and investment vehicles managed by or affiliated with Tailwater Capital LLC, expressly including VM Arkoma Stack Holdings, LLC, a Delaware limited liability company, and Connect Midstream, LLC, a Delaware limited liability company, and expressly excluding Management Aggregator.

“Trading Day” means a day during which trading in the Common Stock occurs in the Trading Market, or if the Common Stock is not listed on a Trading Market, a Business Day.

“Trading Market” means the NYSE or whichever national securities exchange on which the Common Stock is listed or quoted for trading on the date in question.

“TW Affiliated Director” means a director designated by the Investor who is an Affiliate, or is employed by or otherwise serves as an officer or director (or equivalent position), of any affiliate of Tall Oak.

“TW Director” means a Class B Director as defined in the Certificate of Designation.

“TW Holders” means the Holders that are part of the Investor Group and their Permitted Transferees.

“TW Non-Affiliated Directors” means a director who qualifies as “independent” under the rules of the NYSE or the rules of such other national securities exchange on which the Common Stock is then listed or trading and who is not (i) a TW Affiliated Director or (ii) otherwise an Affiliate of the Investor Group, or employed by or otherwise serves as an officer or director of a member (or Affiliate) of the Investor Group.

Annex C-4

The terms set forth below shall have the meanings ascribed to them in the following sections of this Agreement:

Defined Term	Section Reference
Advice	Section 2.16
Agreement	Preamble
Class B Common Stock	Recitals
Contribution Agreement	Recitals
Board Designation Expiration Date	Section 3.01(e)
Company	Preamble
Election Meeting	Section 3.01(b)(i)
Grace Period	Section 2.03(a)
Indemnified Party	Section 2.10
Indemnifying Party	Section 2.10
Independent Interests	Section 3.08
Information	Section 3.08
Legal Expenses	Section 2.06
Losses	Section 2.08
Opt-Out Notice	Section 2.18
Other Investments	Section 3.06
Partnership	Preamble
Piggyback Notice	Section 2.04(a)
Piggyback Offering	Section 2.04(a)
Post-Offering Lock-up Period	Section 2.07(a)
Representatives	Section 3.08
Required Information	Section 3.01(c)
Tall Oak	Recitals
Underwritten Offering	Section 2.02(a)

Article II
REGISTRATION RIGHTS

Section 2.01        Shelf Registration.

(a)         Within 90 days of the Closing Date or within 30 days of the filing of the Company’s annual report on Form 10-K for the fiscal year ending December 31, 2024, whichever occurs later, the Company shall use its reasonable best efforts to prepare and file a Registration Statement with the Commission covering the resale of all Registrable Securities that are not covered by an existing Registration Statement for an offering to be made on a continuous basis pursuant to Rule 415.

(b)         The Registration Statement filed with the Commission pursuant to this Section 2.01 shall be on Form S-3 or, if Form S-3 is not then available to the Company, on Form S-1, which Form S-1 shall be converted to a Form S-3 at such time as the Company becomes so eligible, or such other form of registration statement as is then available to effect a registration for resale of the Registrable Securities, covering the Registrable Securities, and shall contain a Prospectus in such form as to permit any selling Holder covered by such Registration Statement to sell such Registrable Securities pursuant to Rule 415 at any time beginning on the Effective Date for such Registration Statement. The Company shall use reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to be declared effective as soon as reasonably practicable thereafter.

(c)          During the Effectiveness Period, the Company shall use its reasonable best efforts to cause a Registration Statement filed pursuant to this Section 2.01 to remain effective, and to be supplemented and amended to the extent necessary to ensure that such Registration Statement is available or, if not available, that another Registration Statement is available for the resale of the Registrable Securities without interruption until all Registrable Securities have ceased to be Registrable Securities. As soon as practicable following the Effective Date of a Registration Statement, but in any event within three Business Days of such date, the Company shall notify the Holders of the effectiveness of such Registration Statement. At the time it becomes effective, a Registration Statement (including the documents incorporated therein by reference) will comply as to form in all material respects with all applicable requirements of

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the Securities Act and the Exchange Act and will not contain an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading (in the case of any prospectus contained in such Registration Statement, in the light of the circumstances under which a statement is made).

(d)         A Registration Statement shall provide for the distribution or resale pursuant to any method or combination of methods legally available to, and requested by, the Holders.

Section 2.02        Procedures For Underwritten Offerings.

(a)         At any time and from time to time after the effectiveness of a Registration Statement filed in accordance with Section 2.01, the TW Holders may request to sell all or any portion of their Registrable Securities included thereon in an underwritten offering that is registered pursuant to such Registration Statement (an “Underwritten Offering”); provided that the TW Holders shall not be entitled to request more than five Underwritten Offerings with each Underwritten Offering to include an aggregate number of Registrable Securities reasonably expected to result in gross offering proceeds of at least $35 million.

(b)         In connection with an Underwritten Offering, the Investor shall select one or more investment banking firms of national standing to be the managing underwriter or underwriters with the consent of the Company, which consent shall not be unreasonably withheld, conditioned or delayed.

(c)         As a condition for inclusion of a Selling Holder’s Registrable Securities in an Underwritten Offering, the Selling Holder shall agree to enter into an underwriting agreement with the underwriters and complete and execute all questionnaires, powers of attorney, indemnities and other documents reasonably required under the terms of such underwriting agreement; provided, that the underwriting agreement is in customary form and reasonably acceptable to the Selling Holders; and provided further, that no Selling Holder shall be required to make any representations or warranties to the Company or the underwriters (other than representations and warranties regarding (i) such Selling Holder’s ownership of its Registrable Securities to be sold or transferred, (ii) such Selling Holder’s power and authority to effect such transfer and (iii) such matters pertaining to compliance with securities laws as may be reasonably requested). If any Selling Holder disapproves of the terms of an underwriting, such Selling Holder may elect to withdraw therefrom by notice to the Company and the managing underwriter; provided, that any such withdrawal must be made no later than the time of pricing of such Underwritten Offering. If all Selling Holders withdraw from an Underwritten Offering prior to the pricing of such Underwritten Offering or if the Registration Statement relating to an Underwritten Offering is suspended pursuant to Section 2.03, then such abandoned or suspended, as applicable, Underwritten Offering will not be considered an Underwritten Offering under this Section 2.02.

(d)         If the managing underwriter or underwriters for an Underwritten Offering advises the Company that the total amount of Registrable Securities or other shares of Common Stock to be included in such Underwritten Offering is such as to materially adversely affect the success of such Underwritten Offering, the number of Registrable Securities or other shares of Common Stock to be included in such offering will be reduced as follows: first, the Company shall reduce or eliminate the Common Stock to be included by any Person other than a Selling Holder, if any; second, the Company shall reduce or eliminate any Common Stock to be included by the Company; and third, the Company shall reduce the number of Registrable Securities to be included by Selling Holders on a pro rata basis based on the total number of Registrable Securities requested by the Selling Holders to be included in the Underwritten Offering.

(e)         The Company will not be required to undertake an Underwritten Offering pursuant to this Section 2.02 if:

(i)          the Company has undertaken an Underwritten Offering, pursuant to Section 2.02 of this Agreement, within 90 days preceding the date of the request for such Underwritten Offering pursuant to this Section 2.02 is given to the Company; and

(ii)         the number of Underwritten Offerings previously made pursuant to this Section 2.02 and not abandoned in the immediately preceding 12-month period shall exceed two.

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Section 2.03        Grace Periods.

(a)         Notwithstanding anything to the contrary herein, the Company shall be entitled to postpone the filing or effectiveness of, or, at any time after a Registration Statement has been declared effective by the Commission suspend the use of, a Registration Statement (including the Prospectus included therein) if in the good faith judgment of the Board, (A) such registration, offering or use would reasonably be expected to materially affect in an adverse manner, or materially interfere with any bona fide material financing of the Company or any material transaction under consideration by the Company (provided, however, that to the extent the Company undertakes an underwritten public offering in connection with such transaction, Holders shall be entitled to the rights set forth in Section 2.04) or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public and the premature disclosure of which would materially affect the Company in an adverse manner; (B) the Company is in possession of material non-public information, the disclosure of which would not be, in the good faith opinion of the Board, in the best interests of the Company; (C) the Company must amend or supplement the affected registration statement or the related prospectus so that such registration statement or prospectus shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the case of the prospectus in light of the circumstances under which they were made, not misleading; or (D) such registration or continued registration would render the Company unable to comply with the requirements of the Securities Act or Exchange Act (the period of a postponement or suspension as described in clause (A) and/or a delay described in clause (B),(C) or this clause (D), a “Grace Period”); provided however, that in the event such Registration Statement relates to an Underwritten Offering pursuant to Section 2.02, then the Holders initiating such Underwritten Offering shall be entitled to withdraw the request for the Underwritten Offering and, if such request is withdrawn, it shall not count against the limits imposed pursuant to Section 2.02 and the Company shall pay all Registration Expenses in connection with such registration.

(b)         The Company shall promptly, and no later than three calendar days following the occurrence of an event giving rise to the Grace Period, (i) notify the Holders in writing of the existence of the Grace Period (provided that the Company shall not disclose the content of such material non-public information to any Holder, without the express consent of such Holder) or the need to file a post-effective amendment, as applicable, and the date on which such Grace Period began or will begin, and (ii) notify the Holders promptly, and no later than three calendar days following the conclusion of an event giving rise to the Grace Period, in writing of the date on which the Grace Period ends.

(c)         The duration of any one Grace Period shall not exceed 45 days, and the aggregate of all Grace Periods in total during any 365-day period shall not exceed 60 days. For purposes of determining the length of a Grace Period, the Grace Period shall be deemed to begin on and include the date the Holders receive the notice referred to in clause (i) of Section 2.03(b) and shall end on and include the later of the date the Holders receive the notice referred to in clause (ii) of Section 2.03(b) and the date referred to in such notice.

Section 2.04        Piggyback Registration.

(a)         If at any time, and from time to time, the Company proposes to conduct an underwritten offering of Common Stock for its own account or for the account of owners of Common Stock (including any Holders or Other Holders of Common Stock) entitled to participate in such offering, then the Company shall give written notice (the “Piggyback Notice”) of such underwritten offering to the Holders at least ten Business Days prior to the earlier of the date of filing of the registration statement or the date of filing of the preliminary prospectus supplement for such underwritten offering. Such Piggyback Notice shall include the number of shares of Common Stock to be offered, the proposed date of such underwritten offering, any proposed means of distribution of such shares of Common Stock, any proposed managing underwriter of such shares of Common Stock and a good faith estimate by the Company of the proposed maximum offering price of such shares of Common Stock (as such price would appear on the front cover page of a registration statement), and shall offer the Holders the opportunity to sell such amount of Registrable Securities as such Holders may request on the same terms and conditions as the Company or such Other Holders (a “Piggyback Offering”). Subject to Section 2.04(b), the Company will include in each Piggyback Offering all Registrable Securities for which the Company has received written requests for inclusion within five Business Days after the date the Piggyback Notice is given; provided, however, that in the case of a “takedown” of Common Stock registered under a shelf registration statement previously filed by the Company, such Registrable

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Securities are covered by an existing and effective Registration Statement that may be utilized for the offering and sale of the Registrable Securities requested to be offered. Except as provided in Section 2.17, the Company shall not grant piggyback registration rights to any holders of its Common Stock or securities that are convertible into its Common Stock that are senior to the rights of the Holders set forth in this Section 2.04(a).

(b)         The Company will cause the managing underwriter or underwriters of the proposed offering to permit the Selling Holders that have requested Registrable Securities to be included in the Piggyback Offering to include all such Registrable Securities on the same terms and conditions as any similar securities, if any, of the Company or the Other Holders. Notwithstanding the foregoing, if the managing underwriter or underwriters of such underwritten offering advises the Company and the Selling Holders in writing that, in its view, the total amount of shares of Common Stock that the Company, such Selling Holders and any Other Holders propose to include in such offering is such as to materially adversely affect the success of such underwritten offering, then:

(i)          if such Piggyback Offering is an underwritten primary offering by the Company for its own account, the Company will include in such Piggyback Offering: (A) first, all shares of Common Stock to be offered by the Company; (B) second, the shares of Common Stock requested to be included in such Piggyback Offering by each of the Holders, pro rata among the Holders based on the number of shares of Common Stock requested to be included by the Holders; and (C) third, the shares of Common Stock requested to be included in such Piggyback Offering by each of the Other Holders, pro rata among the Other Holders based on the number of shares of Common Stock requested to be included by the Other Holders; or

(ii)         if such Piggyback Offering is an underwritten secondary offering for the account of Other Holders exercising “demand” rights pursuant to a registration rights agreement, the Company will include in such registration: (A) first, on a pro rata basis, (x) the shares of Common Stock of the Other Holders exercising “demand” rights requested to be included therein and (y) the shares of Common Stock requested to be included in such Piggyback Offering by the Holders (pro rata among such Other Holders and Holders based in each case on the number of shares of Common Stock each requested to be included); and (B) second, the shares of Common Stock proposed to be included in such underwritten offering by the Company; and

in each case, the total amount of securities to be included in such Piggyback Offering is the full amount that, in the view of such managing underwriter, can be sold without materially adversely affecting the success of such Piggyback Offering.

(c)         If at any time after giving the Piggyback Notice and prior to the time sales of securities are confirmed pursuant to the Piggyback Offering, the Company determines for any reason to delay a Piggyback Offering initiated by the Company, the Company may, at its election, give notice of its determination to the Selling Holders, and in the case of such a determination, will be relieved of its obligation to register any Registrable Securities in connection with the abandoned or delayed Piggyback Offering, without prejudice.

(d)         Any Selling Holder may withdraw its request for inclusion of any or all of its Registrable Securities in a Piggyback Offering by giving written notice to the Company, at least one Business Day prior to the anticipated date of the filing by the Company of a prospectus supplement under Rule 424 (which shall be the preliminary prospectus supplement, if one is used in the “takedown”) with respect to such offering, of its intention to withdraw from that registration; provided, however, that (i) the Holder’s request be made in writing and (ii) the withdrawal will be irrevocable and, after making the withdrawal, the Holder will no longer have any right to include its Registrable Securities in that Piggyback Offering.

Section 2.05        Registration Procedures. If and when the Company is required to effect any registration under the Securities Act as provided in Section 2.01 or any Underwritten Offering as provided in Section 2.02, the Company shall use commercially reasonable efforts to:

(a)         prepare and file with the Commission the requisite Registration Statement to effect such registration and thereafter use its reasonable best efforts to cause such Registration Statement to become and remain effective, subject to the limitations contained herein;

(b)         prepare and file with the Commission such amendments and supplements to such Registration Statement and the Prospectus used in connection therewith as may be necessary to keep such Registration Statement effective and to comply with the provisions of the Securities Act and the Exchange Act with respect to

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the disposition of all Registrable Securities covered by such Registration Statement until such time as all of such Registrable Securities have been disposed of in accordance with the method of disposition set forth in such Registration Statement, subject to the limitations contained herein;

(c)         (i) before filing a Registration Statement or Prospectus or any amendments or supplements thereto, at the Company’s expense, furnish to each Holder whose securities are covered by such Registration Statement copies of all such documents, other than documents that are incorporated by reference into such Registration Statement or Prospectus, proposed to be filed and such other documents reasonably requested by such Holders (which may be furnished by email), and afford Counsel to the Holders a reasonable opportunity to review and comment on such documents and (ii) in connection with the preparation and filing of each such Registration Statement pursuant to this Agreement, (A) upon reasonable advance notice to the Company and subject to the confidentiality obligations set forth in Section 3.08, give each of the foregoing such reasonable access to all financial and other records, corporate documents and properties of the Company as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act, and (B) upon reasonable advance notice to the Company and subject to the confidentiality obligations set forth in Section 3.08, during normal business hours, provide such reasonable opportunities to discuss the business of the Company with its officers, directors, employees and the independent public accountants who have certified its financial statements as shall be necessary, in the reasonable opinion of Counsel to the Holders and such underwriters, to conduct a reasonable due diligence investigation for purposes of the Securities Act and the Exchange Act;

(d)         notify each Holder, promptly after the Company receives notice thereof, of (i) any correspondence from the Commission relating to such Registration Statement or Prospectus, (ii) the time when such Registration Statement has been declared effective, and (iii) the time when a supplement to any Prospectus forming a part of such Registration Statement has been filed;

(e)         with respect to any offering of Registrable Securities furnish to each Selling Holder, without charge, such number of copies of the applicable Registration Statement, each amendment and supplement thereto, the Prospectus included in such Registration Statement (including each preliminary Prospectus, final Prospectus, and any other Prospectus (including any Prospectus filed under Rule 424, Rule 430A or Rule 430B promulgated under the Securities Act and any “issuer free writing prospectus” as such term is defined under Rule 433 promulgated under the Securities Act)), all exhibits and other documents filed therewith and such other documents as such Selling Holder may reasonably request including in order to facilitate the disposition of the Registrable Securities owned by such Selling Holder a copy of any and all comment letters, transmittal letters or other correspondence to or received from, the Commission or any other governmental authority relating to such Registration Statement, Prospectus or offer;

(f)          (i) register or qualify all Registrable Securities covered by such Registration Statement under such other securities or blue sky laws of such states or other jurisdictions of the United States of America as the Holders covered by such Registration Statement shall reasonably request in writing, (ii) keep such registration or qualification in effect for so long as such Registration Statement remains in effect and (iii) take any other action that may be necessary or reasonably advisable to enable the Holders to consummate the disposition in such jurisdictions of the securities to be sold by the Holders, except that the Company shall not for any such purpose be required to qualify generally to do business as a foreign corporation in any jurisdiction wherein it would not but for the requirements of this subsection (f) be obligated to be so qualified, to subject itself to taxation in such jurisdiction or to consent to general service of process in any such jurisdiction;

(g)         cause all Registrable Securities included in such Registration Statement to be registered with or approved by such other federal or state governmental agencies or authorities as necessary upon the opinion of counsel to the Company or Counsel to the Holders of Registrable Securities included in such Registration Statement to enable such Holder or Holders thereof to consummate the disposition of such Registrable Securities in accordance with their intended method of distribution thereof;

(h)         with respect to any Underwritten Offering, obtain a signed:

(i)          opinion of counsel for the Company (including a customary 10b-5 statement), dated the date of the closing under the underwriting agreement and addressed to the underwriters, reasonably satisfactory (based on the customary form and substance of opinions of issuers’ counsel customarily given in such an offering) in form and substance to such underwriters, if any;

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(ii)         “comfort” letter, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters and signed by the independent public accountants who have certified the Company’s financial statements included or incorporated by reference in such Registration Statement, reasonably satisfactory (based on the customary form and substance of “cold comfort” letters of issuers’ independent public accountants customarily given in such an offering) in form and substance to such underwriters covering substantially the same matters with respect to such Registration Statement (and the Prospectus included therein) as are customarily covered in accountants’ comfort letters delivered to underwriters in such types of offerings of securities; and

(iii)        certificate of the chief financial officer or other appropriate executive officer of the Company, dated the date of the underwriting agreement and another dated the date of the closing under the underwriting agreement and addressed to the underwriters, if reasonably requested by the underwriters for the purpose of certifying certain financial information not addressed in the comfort letter referred to in clause (ii) immediately above;

(i)          notify each Holder of Registrable Securities included in such Registration Statement at any time when a Prospectus relating thereto is required to be delivered under the Securities Act, upon discovery that, or upon the happening of any event as a result of which, the Prospectus included in such Registration Statement, as then in effect, includes an untrue statement of a material fact or omits to state any material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made and for which the Company chooses to suspend the use of the Registration Statement and Prospectus in accordance with the terms of this Agreement, at the written request of any such Holder, promptly prepare and furnish to it a reasonable number of copies of a supplement to or an amendment of such Prospectus as may be necessary so that, as thereafter delivered to the purchasers of such securities, such Prospectus, as supplemented or amended, shall not include an untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein not misleading in the light of the circumstances under which they were made;

(j)          notify the Holders of Registrable Securities included in such Registration Statement promptly of any request by the Commission for the amending or supplementing of such Registration Statement or Prospectus or for additional information relating thereto;

(k)         advise the Holders of Registrable Securities included in such Registration Statement promptly after the Company receives notice or obtains knowledge of any order suspending the effectiveness of a Registration Statement relating to the Registrable Securities and promptly use commercially reasonable efforts to obtain the withdrawal;

(l)          otherwise comply with all applicable rules and regulations of the Commission and any other governmental agency or authority having jurisdiction over the offering of Registrable Securities, and make available to its shareholders, as soon as reasonably practicable, an earnings statement covering the period of at least 12 months, but not more than 18 months, beginning with the first full calendar month after the Effective Date of such Registration Statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Securities Act and Rule 158 and which requirement will be deemed satisfied if the Company timely files complete and accurate information on Form 10-Q and Form 10-K and Current Reports on Form 8-K under the Exchange Act and otherwise complies with Rule 158;

(m)        provide and cause to be maintained a transfer agent and registrar for the Registrable Securities included in a Registration Statement no later than the Effective Date thereof;

(n)         enter into such agreements (including an underwriting agreement in customary form) and take such other actions as the Holders beneficially owning a majority of the Registrable Securities included in a Registration Statement or the underwriters, if any, shall reasonably request in order to expedite or facilitate the disposition of such Registrable Securities, including customary indemnification, and provide reasonable cooperation, including causing at least one (1) executive officer and a senior financial officer to attend and participate in “road shows” and other information meetings organized by the underwriters, if any, as reasonably requested; provided, however, that the Company shall have no obligation to participate in more than three “road shows” in any 12-month period and such participation shall not unreasonably interfere with the business operations of the Company;

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(o)         if requested by the managing underwriter(s) or the Holders beneficially owning a majority of the Registrable Securities being sold in connection with an Underwritten Offering, promptly incorporate in a prospectus supplement or post-effective amendment such information relating to the plan of distribution for such shares of Registrable Securities provided to the Company in writing by the managing underwriters and the Holders of a majority of the Registrable Securities being sold and that is required to be included therein relating to the plan of distribution with respect to such Registrable Securities, including without limitation, information with respect to the number of Registrable Securities being sold to such underwriters, the purchase price being paid therefor by such underwriters and with respect to any other terms of the Underwritten Offering of the Registrable Securities to be sold in such offering, and make any required filings with respect to such information relating to the plan of distribution as soon as practicable after notified of the information;

(p)         if reasonably required by the Company’s transfer agent, promptly deliver any authorizations, certificates and directions required by the transfer agent which authorize the transfer agent to transfer such Registrable Securities without legend upon sale by the Holder of such Registrable Securities under the Registration Statement; and

(q)         otherwise use commercially reasonable efforts to take all other steps necessary to effect the registration of such Registrable Securities contemplated hereby.

In addition, at least 10 Trading Days prior to the first anticipated filing date of a Registration Statement for any registration under this Agreement, the Company will notify each Holder of the information the Company requires from that Holder, including any update to or confirmation of the information contained in the Selling Shareholder Questionnaire, if any, which shall be completed and delivered to the Company promptly upon request and, in any event, within five Trading Days prior to the applicable anticipated filing date. Each Holder further agrees that it shall not be entitled to be named as a selling securityholder in the Registration Statement or use the Prospectus for offers and resales of Registrable Securities at any time, unless such Holder has returned to the Company a completed and signed Selling Shareholder Questionnaire and a response to any requests for further information as described in the previous sentence and, if an Underwritten Offering, entered into an underwriting agreement with the underwriters in accordance with Section 2.02(c) and Section 2.07. If a Holder of Registrable Securities returns a Selling Shareholder Questionnaire or a request for further information, in either case, after its respective deadline, the Company shall be permitted to exclude such Holder from being a selling security holder in the Registration Statement or any pre-effective or post-effective amendment thereto. Each Holder acknowledges and agrees that the information in the Selling Shareholder Questionnaire or request for further information as described in this Section 2.05 will be used by the Company in the preparation of the Registration Statement and hereby consents to the inclusion of such information in the Registration Statement.

Section 2.06        Registration Expenses. The Company shall pay all reasonable Registration Expenses, including, in the case of an Underwritten Offering, the Registration Expenses of an Underwritten Offering, regardless of whether any sale is made pursuant to such Underwritten Offering. Each Selling Holder shall pay its pro rata share of all Selling Expenses in connection with any sale of its Registrable Securities hereunder. In connection with each Underwritten Offering and each Piggyback Offering, the Company shall reimburse the TW Holders of Registrable Securities included in such registration for the reasonable fees and disbursements of one counsel retained by the TW Holders in connection with such offering (“Legal Expenses”); provided, however, that the Company’s obligation to reimburse Legal Expenses under this Agreement shall not exceed $100,000 for any single Underwritten Offering or Piggyback Offering and shall not exceed $400,000 in the aggregate. For the avoidance of doubt, each Selling Holder’s pro rata allocation of Selling Expenses shall be the percentage derived by dividing (i) the number of Registrable Securities sold by such Selling Holder in connection with such sale by (ii) the aggregate number of Registrable Securities sold by all Selling Holders in connection with such sale.

Section 2.07        Post-Offering Lock-up.

(a)          In connection with any Underwritten Offering, Piggyback Offering or other underwritten public offering of equity securities by the Company, except with the written consent of the underwriters managing such offering, no Holder who participates in such offering or who beneficially owns 5% or more of the outstanding shares of Common Stock at such time shall (a) offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, give, assign, hypothecate, pledge, encumber, grant a security interest in, sell any option or contract to purchase, purchase any option or contract to sell, grant any option, right or warrant to purchase, lend or otherwise transfer or dispose of (including through any hedging or other similar transaction) any economic, voting or other rights in or to any equity securities of the Company, or otherwise transfer or dispose of any equity securities of the

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Company, directly or indirectly, or (b) enter into any swap or other agreement that transfers, in whole or in part, any of the economic consequences of ownership of equity securities of the Company (any such transaction described in clause (a) or (b) above, a “Transfer”), without prior written consent from the Company, during the seven (7) days prior to and the 90-day period beginning on the date of closing of such offering(or such shorter period as agreed to by any of the Company, its executive officers or the Board) (the “Post-Offering Lock-up Period”), except as part of such offering; provided, that nothing herein will prevent any Holder from making a Transfer of Registrable Securities to a Permitted Transferee that is otherwise in compliance with the applicable securities laws, so long as such Permitted Transferee agrees to be bound by the restrictions set forth in this Section 2.07(a). Each such Holder agrees to execute a lock-up agreement in favor of the Company’s underwriters to such effect and, in any event, that the Company’s underwriters in any relevant offering shall be third party beneficiaries of this Section 2.07(a). The provisions of this Section 2.07(a) will no longer apply to a Holder once such Holder ceases to hold Registrable Securities.

(b)         In connection with any Underwritten Offering, the Company, and each of the Company’s directors and officers, shall not effect any Transfer of equity securities of the Company, or any securities convertible into or exchangeable or exercisable for such securities, without prior written consent from the Selling Holders, during the Post-Offering Lock-up Period, except as part of such offering. The Company agrees to execute a lock-up agreement, and to call for the Company’s directors and officers to execute a lock-up agreement, in favor of the Selling Holders’ underwriters to such effect and, in any event, that the Selling Holders’ underwriters in any relevant offering shall be third party beneficiaries to this Section 2.07(b). Notwithstanding the foregoing, the Company may (i) effect a public sale or distribution of securities of the type described above and during the periods described above if such sale or distribution is made pursuant to registrations on Form S-4 or Form S-8 or as part of any registration of securities offering and sale to employees, directors or consultants of the company and its subsidiaries pursuant to any employee stock plan or other employee benefit plan arrangement and (ii) Transfer shares of Preferred Stock and issue shares of Common Stock in connection with the redemption or exchange of Common Units at any time in accordance with the terms of the Limited Partnership Agreement.

Section 2.08         Indemnification by the Company. The Company shall, notwithstanding any termination of this Agreement, indemnify, defend and hold harmless each Holder, the officers, directors, agents, partners, members, managers, stockholders, Affiliates, employees and investment managers of each of them, each Person who controls any such Holder (within the meaning of Section 15 of the Securities Act or Section 20 of the Exchange Act) and the officers, directors, partners, members, managers, stockholders, agents and employees of each such controlling Person, to the fullest extent permitted by applicable law, from and against any and all losses, claims, damages, liabilities, costs (including, without limitation, reasonable costs of preparation and investigation and reasonable attorneys’ fees) and expenses (collectively, “Losses”), to which any of them may become subject, that arise out of or are based upon (a) any untrue or alleged untrue statement of a material fact contained in any Registration Statement contemplated herein, any Prospectus or any form of prospectus or in any amendment or supplement thereto or in any preliminary prospectus thereto or (b) any omission or alleged omission to state a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus or form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading, except to the extent, but only to the extent, that (i) such untrue statements, alleged untrue statements, omissions or alleged omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein, or to the extent that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use in the Registration Statement, such Prospectus or such form of Prospectus or in any amendment or supplement thereto, or (ii) in the case of an occurrence of an event of the type specified in Section 2.05(i), related to the use by a Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated and defined in Section 2.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Company may otherwise have.

Section 2.09        Indemnification by Holders. Each Holder shall, severally and not jointly, indemnify and hold harmless the Company, its respective directors, officers, agents and employees, each Person who controls the Company (within the meaning of Section 15 of the Securities Act and Section 20 of the Exchange Act), and the directors, officers, agents or employees of such controlling Persons, to the fullest extent permitted by applicable law, from and against all Losses, as incurred, arising out of or based upon any untrue or alleged untrue statement of a material fact contained in any Registration Statement, any Prospectus, or any form of prospectus, or in any

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amendment or supplement thereto or in any preliminary prospectus, or arising out of or relating to any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein (in the case of any Prospectus, or any form of prospectus or supplement thereto, in light of the circumstances under which they were made) not misleading (a) to the extent, but only to the extent, that such untrue statements or omissions are based upon information regarding such Holder furnished in writing to the Company by such Holder expressly for use therein; (b) to the extent, but only to the extent, that such information relates to such Holder or such Holder’s proposed method of distribution of Registrable Securities and was provided by such Holder expressly for use therein or (c) in the case of an occurrence of an event of the type specified in Section 2.05(i), to the extent, but only to the extent, related to the use by such Holder of an outdated or defective Prospectus after the Company has notified such Holder in writing that the Prospectus is outdated or defective and prior to the receipt by such Holder of the Advice contemplated in Section 2.16, but only if and to the extent that following the receipt of the Advice the misstatement or omission giving rise to such Loss would have been corrected. In no event shall the liability of any Selling Holder hereunder be greater in amount than the dollar amount of the net proceeds received by such Selling Holder upon the sale of the Registrable Securities giving rise to such indemnification obligation. Such indemnity shall remain in full force and effect regardless of any investigation made by or on behalf of an Indemnified Party, shall survive the transfer of the Registrable Securities by the Holders, and shall be in addition to any liability which the Holder may otherwise have.

Section 2.10        Conduct of Indemnification Proceedings.

(a)         If any Proceeding shall be brought or asserted against any Person entitled to indemnity under this Section 2.10 (an “Indemnified Party”), such Indemnified Party shall promptly notify the Person from whom indemnity is sought (the “Indemnifying Party”) in writing, and the Indemnifying Party shall have the right to assume the defense thereof, including the employment of counsel reasonably satisfactory to the Indemnified Party and the payment of all reasonable fees and expenses incurred in connection with defense thereof; provided, that the failure of any Indemnified Party to give such notice shall not relieve the Indemnifying Party of its obligations or liabilities pursuant to this Agreement, except (and only) to the extent that such failure shall have materially and adversely prejudiced the Indemnifying Party.

(b)         An Indemnified Party shall have the right to employ separate counsel in any such Proceeding and to participate in the defense thereof, but the fees and expenses of such counsel shall be at the expense of such Indemnified Party or Parties unless: (a) the Indemnifying Party has agreed in writing to pay such fees and expenses; (b) the Indemnifying Party shall have failed promptly to assume the defense of such Proceeding and to employ counsel reasonably satisfactory to such Indemnified Party in any such Proceeding; or (c) the named parties to any such Proceeding (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party, and such Indemnified Party shall have been advised by counsel that in the reasonable judgment of such counsel a conflict of interest exists if the same counsel were to represent such Indemnified Party and the Indemnifying Party; provided, that the Indemnifying Party shall not be liable for the reasonable and documented fees and expenses of more than one separate firm of attorneys at any time for all Indemnified Parties. The Indemnifying Party shall not be liable for any settlement of any such Proceeding effected without its written consent, which consent shall not be unreasonably withheld, delayed or conditioned. No Indemnifying Party shall, without the prior written consent of the Indemnified Party, effect any settlement of any pending Proceeding in respect of which any Indemnified Party is a party, unless such settlement includes an unconditional release of such Indemnified Party from all liability on claims that are the subject matter of such Proceeding.

(c)         Subject to the terms of this Agreement, all reasonable and documented fees and expenses of the Indemnified Party (including reasonable and documented fees and expenses to the extent incurred in connection with investigating or preparing to defend such Proceeding in a manner not inconsistent with this Section 2.10) shall be paid to the Indemnified Party, as incurred, with reasonable promptness after receipt of written notice thereof to the Indemnifying Party; provided, that the Indemnified Party shall promptly reimburse the Indemnifying Party for that portion of such fees and expenses applicable to such actions for which such Indemnified Party is finally judicially determined not to be entitled to indemnification hereunder. The failure to deliver written notice to the Indemnifying Party within a reasonable time of the commencement of any such action shall not relieve such Indemnifying Party of any liability to the Indemnified Party under this Section 2.10, except to the extent that the Indemnifying Party is materially and adversely prejudiced in its ability to defend such action.

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Section 2.11        Contribution.

(a)         If a claim for indemnification under Section 2.08 or Section 2.09 is unavailable to an Indemnified Party or insufficient to hold an Indemnified Party harmless for any Losses, then each Indemnifying Party, in lieu of indemnifying such Indemnified Party, shall contribute to the amount paid or payable by such Indemnified Party as a result of such Losses, in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party and Indemnified Party in connection with the actions, statements or omissions that resulted in such Losses as well as any other relevant equitable considerations. The relative fault of such Indemnifying Party and Indemnified Party shall be determined by reference to, among other things, whether any action in question, including any untrue or alleged untrue statement of a material fact or omission or alleged omission of a material fact, has been taken or made by, or relates to information supplied by, such Indemnifying Party or Indemnified Party, and the parties’ relative intent, knowledge, access to information and opportunity to correct or prevent such action, statement or omission.

(b)         The parties hereto agree that it would not be just and equitable if contribution pursuant to this Section 2.11 were determined by pro rata allocation or by any other method of allocation that does not take into account the equitable considerations referred to in the immediately preceding paragraph. Notwithstanding the provisions of this Section 2.11, no Holder shall be required to contribute, in the aggregate, any amount in excess of the amount by which the net proceeds actually received by such Holder from the sale of the Registrable Securities subject to the Proceeding exceeds the amount of any damages that such Holder has otherwise been required to pay by reason of such untrue or alleged untrue statement or omission or alleged omission. No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the Securities Act) shall be entitled to contribution from any Person who was not guilty of such fraudulent misrepresentation.

Section 2.12        Rule 144 and Rule 144A; Other Exemptions. With a view to making available to the Holders of Registrable Securities the benefits of Rule 144 and Rule 144A promulgated under the Securities Act and other rules and regulations of the Commission that may at any time permit a Holder of Registrable Securities to sell securities of the Company without registration, until the earlier of (a) such time as when no Registrable Securities remain outstanding and (b) such time as the Company is no longer subject to the reporting requirements of Section 13 or 15(d) of the Exchange Act, the Company covenants that it will (i) file in a timely manner all reports and other documents required, if any, to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted thereunder or (ii) make available information necessary to comply with Rule 144 and Rule 144A, if available with respect to resales of the Registrable Securities under the Securities Act, at all times, all to the extent required from time to time to enable such Holder to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (A) Rule 144 and Rule 144A promulgated under the Securities Act (if available with respect to resales of the Registrable Securities), as such rules may be amended from time to time or (B) any other rules or regulations now existing or hereafter adopted by the Commission. Upon the reasonable request of any Holder of Registrable Securities, the Company will deliver to such Holder a written statement as to whether it has complied with such information requirements, and, if not, the specific reasons for non-compliance.

Section 2.13        Transfer of Registration Rights. The rights of the Holders to cause the Company to register Registrable Securities under this Article II may not be transferred or assigned, in whole or in part, without the written consent of the Company; provided, however, that a Holder may assign such rights pursuant to this Article II in connection with a transfer of Registrable Securities to a Permitted Transferee so long as (a) such transfer or assignment is effected in accordance with applicable securities laws, (b) the transferee executes a joinder to this Agreement pursuant to which such transferee agrees to be bound by the terms set forth in this Article II, and (c) the Company is given written notice prior to such transfer or assignment, stating the name and address of each such transferee or assignee and identifying the Registrable Securities with respect to which such registration rights are being transferred or assigned; provided, however, that any rights assigned hereunder shall apply only in respect of the Registrable Securities that are transferred or assigned and not in respect of any other securities that the transferee or assignee may hold.

Section 2.14        Cooperation by Holders. The Company shall have no obligation to include Registrable Securities of a Holder in any Registration Statement or Underwritten Offering if such Holder has failed to timely furnish such information as the Company may, from time to time, reasonably request in writing regarding such Holder and the distribution of such Registrable Securities that the Company determines, after consultation with its counsel, is reasonably required in order for any Registration Statement, Prospectus or prospectus supplement, as applicable, to comply with the Securities Act.

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Section 2.15        Compliance. Each Holder covenants and agrees that it will comply with the prospectus delivery requirements of the Securities Act as applicable to it (unless an exemption therefrom is available) in connection with sales of Registrable Securities pursuant to any Registration Statement and shall sell the Registrable Securities only in accordance with a method of distribution described in such Registration Statement.

Section 2.16        Discontinued Disposition. By its acquisition of Registrable Securities, each Holder agrees that, upon receipt of a notice from the Company of the occurrence of a Grace Period or any event of the kind described in Section 2.05(i), such Holder will forthwith discontinue disposition of such Registrable Securities under a Registration Statement until it is advised in writing (the “Advice”) by the Company that the use of the applicable Prospectus (as it may have been supplemented or amended) may be resumed. The Company may provide appropriate stop orders to enforce the provisions of this Section 2.16.

Section 2.17        Preservation of Rights. The Company shall not grant any registration rights to third parties which are more favorable than or inconsistent with the rights granted hereunder unless any such more favorable rights are concurrently added to the rights granted hereunder.

Section 2.18        Opt-Out Notices. Any Holder may deliver written notice (an “Opt-Out Notice”) to the Company requesting that such Holder not receive notice from the Company of any proposed Underwritten Offering, the withdrawal of any Underwritten Offering or any event that would lead to a suspension or delay as contemplated by Section 2.03(a); provided, however, that such Holder may later revoke any such Opt-Out Notice in writing. Following receipt of an Opt-Out Notice from a Holder (unless subsequently revoked), the Company shall not deliver any notice to such Holder pursuant to Section 2.04, and such Holder shall no longer be entitled to the rights associated with any such notice.

Article III
GOVERNANCE

Section 3.01        Board Designees and Composition. The rights of the Investor as the holder of Class B Common Stock are as set forth in Section 3 of the Certificate of Designation.

(a)         The Investor shall provide to the Company such information about the TW Directors at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities laws (the “Required Information”). The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Holders beneficially own the number of shares of Common Stock and/or Common Units that would be required to elect the number of TW Directors pursuant to the Certificate of Designation then serving on the Board or then being elected to the Board in connection with the Certificate of Designation.

(b)         The Investor agrees to give prompt notice to the Company if the Total Class B Ownership is no longer equal to at least 10%.

(c)         From and after the Closing Date until the Board Designation Expiration Date (as defined in Section 3.01(e) below), the Company shall take all necessary actions within its control so as to cause to be elected to the Board and to cause to continue in office the TW Director(s) entitled to be designated by the Investor hereunder and otherwise to reflect the Board composition contemplated by Section 3 of the Certificate of Designation.

(d)         Neither the Company nor the Board (subject to the fiduciary duties that the Company’s directors may owe in such capacity) shall be permitted to increase or decrease the number of individuals comprising the Board or amend or modify the designation rights set forth in this Section 3.01 without first having received the affirmative vote of a majority of the Independent Directors then on the Board; provided, that the designation rights granted to the Investor Group pursuant to Section 3(b) of the Certificate of Designation shall increase to the extent necessary such that the Investor Group’s percentage representation on the Board is no less than the Total Class B Ownership percentage of the Total Shares at that time; and provided further, that the foregoing shall not prohibit any decreases to the number of individuals comprising the Board as set forth in Section 3(b) of the Certificate of Designation.

(e)         On the earlier to occur of (i) the Fourth Step Down Event and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3.01 to the Company (which shall be irrevocable) (the “Board Designation Expiration Date”), the Investor will have no further rights under this Section 3.01.

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(f)          At all times while a TW Director is serving as a member of the Board, and following any such TW Director’s death, disability, resignation or removal or disqualification, such TW Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board. Each TW Non-Affiliated Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. The Company shall enter into its standard form of director indemnification agreement with each TW Director prior to such TW Director commencing service on the Board.

Section 3.02        Selection of TW Directors; Committees.

(a)         The parties hereto agree that the TW Directors listed on Exhibit A to this Agreement are qualified for service pursuant to the requirements of this Agreement.

(b)         On the Closing Date and during the term of this Agreement, the Company will take all necessary action such that the composition of each special committee of the Board (including, for the avoidance of doubt, any new committees formed from and after the date hereof) shall include one TW Director; provided, that the composition of the committees of the Board shall comply with applicable law and stock exchange rules (including with respect to director independence requirements and conflicts of interest provisions required by Delaware law).

(c)         Notwithstanding anything to the contrary herein, no Person shall be entitled to serve on the Board (and the Company shall have no obligation to nominate a Person) if the Board or the Governance Committee reasonably determines that (i) the election of such Person to the Board would cause the Company not to be in compliance with applicable law or such Person does not satisfy all applicable Securities and Exchange Commission and stock exchange requirements regarding service as a regular director of the Company or (ii) such Person has been involved in any of the events that would be required to be disclosed in a registration statement on Form S-1 pursuant to Item 401(f) of Regulation S-K under the Securities Act or is subject to any order, decree or judgment of any governmental entity prohibiting service as a director of any public company. In any such case described in clauses (i) or (ii) of the immediately preceding sentence, the designation of such proposed TW Director shall be withdrawn and, subject to the requirements of this Section 3.02(c), the Investor or the Board, as applicable, shall be permitted to designate a replacement therefor (which replacement will also be subject to the requirements of this Section 3.02(c)). The Company hereby agrees that the Persons listed on Exhibit A to this Agreement would not be prohibited from serving on the Board pursuant to clause (i) or clause (ii) of the first sentence of this Section 3.02(c) as of the date hereof.

(d)         The Investor Group shall cause each TW Director to agree to, and be subject to, each Subject Policy. For the avoidance of doubt, no Subject Policy shall modify any of the rights and obligations of the parties to this Agreement, the Contribution Agreement, or any other agreement entered into between the parties hereto or the Certificate of Designation in connection with the transactions contemplated by this Agreement, the Contribution Agreement, or the Certificate of Designation.

Section 3.03        Voting With Respect to Election Meetings. From the date of this Agreement until immediately after the Company’s 2025 annual meeting of the shareholders and subject to Section 3.02(c), the Investor Group agrees to (i) cause all voting securities of the Company held by such Persons or over which any such Person otherwise has voting discretion or control to be present at any Election Meeting either in person or by proxy; and (ii) vote such voting securities beneficially owned by such Person or over which such Person otherwise has voting discretion or control (A) in favor of all director nominees nominated by the Board (including, for the avoidance of doubt, nominations recommended by the Governance Committee with respect to the Chief Executive Officer and the initial TW Directors serving on the Board as of the date hereof (or if any such individual is no longer serving on the Board, such individual’s replacement), (B) against any other nominees, and (C) against the removal of any director (other than a TW Director), unless the Governance Committee so recommends in favor of such removal (such recommendation not to be made without the approval of a majority of the Independent Directors).

Section 3.04        Related Party Transaction Policy. The Investor acknowledges the Company’s Related Person Transaction Policies and Procedures as in effect as of the date hereof or as may be amended, supplemented or restated after the date hereof to the extent required by applicable law.

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Section 3.05        Information Rights. From and after the date hereof until the Board Designation Expiration Date:

(a)         the Company shall permit the Investor and its Representatives to visit and inspect the Company’s properties, to examine its books of accounts and records and to discuss its affairs, finances and accounts with the officers of the Company, upon reasonable advance request, during normal business hours, for a proper purpose reasonably related to the investment of the Investor’s and its Affiliates’ in the Company; provided, that any such information shall be subject to Section 3.08. Any expenses incurred by the Investor pursuant to this Section 3.05(a) shall be borne 100% by the Investor; and

(b)         the TW Directors shall be permitted to disclose to the Investor and the Investor’s Affiliates and Representatives on a need to know basis the Information disclosed to the TW Directors as members of the Board; provided, that such ability to disclose Information shall in all circumstances be subject to such TW Directors’ fiduciary duties as directors, which duties shall include, without limitation, a restriction on sharing Information regarding information subject to confidentiality by the Company with third parties if the Company has identified to the TW Directors or the Board that such information is confidential and the disclosure thereof by the TW Directors would cause a breach of such confidentiality obligation and any such Representative shall, enter into a customary and reasonable mutually acceptable confidentiality agreement with the Company. The Investor agrees to be liable to the Company for any breach of confidentiality or use of Information by its Affiliates and Representatives.

Section 3.06        Waiver of Corporate Opportunities. The Company, on behalf of itself and the Company subsidiaries, to the fullest extent permitted by applicable law:

(a)          To the extent allowed by law, the doctrine of corporate opportunity, or any other analogous doctrine, shall not apply with respect to the Company or any of its officers or directors, or any of their respective Affiliates, and the Company renounces any expectancy that any of the directors or officers of the Company will offer any such corporate opportunity of which he or she may become aware to the Company, except that the doctrine of corporate opportunity shall apply with respect to any of the directors or officers of the Company only with respect to a corporate opportunity (i) that was offered to such person solely in his or her capacity as a director or officer of the Company, (ii) that is one the Company is legally and contractually permitted to undertake and would otherwise be reasonable for the Company to pursue and (iii) to the extent the director or officer is permitted to refer such opportunity to the Company without violating any legal obligation (such a corporate opportunity, a “Subject Opportunity”);

(b)         In furtherance of the foregoing, in recognition and anticipation that (i) certain directors, principals, officers, employees or other representatives of the Investor Group may serve as directors, officers or agents of the Company, and (ii) the Investor Group and its respective Affiliates may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage and (iii) the TW Directors (who are not employees of the Company) may now engage and may continue to engage in the same or similar activities or related lines of business as those in which the Company, directly or indirectly, may engage or other business activities that overlap with or compete with those in which the Company, directly or indirectly, may engage, the provisions of this Section 3.06 are set forth to regulate and define the conduct of certain affairs of the Company with respect to certain classes or categories of business opportunities as they may involve any of the Investor Group, the TW Directors or their respective Affiliates and the powers, rights, duties and liabilities of the Company and its directors, officers and stockholders in connection therewith;

(c)         None of the Investor Group or any TW Director (each, an “Identified Person”) shall, to the fullest extent permitted by law, have any duty to refrain from directly or indirectly (1) engaging in the same or similar business activities or lines of business in which the Company or any of its Affiliates now engages or proposes to engage or (2) otherwise competing with the Company or any of its Affiliates, and, to the fullest extent permitted by law, no Identified Person shall be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty solely by reason of the fact that such Identified Person engages in any such activities. To the fullest extent permitted by law, the Company hereby renounces any interest or expectancy in, or right to be offered an opportunity to participate in, any business opportunity that may be a corporate opportunity for an Identified Person and the Company or any of its Affiliates, except as provided in Section 3.06(d). Subject to Section 3.06(d), in the event that any Identified Person acquires knowledge of a potential transaction or other business opportunity that may be a corporate opportunity for itself, herself or himself and the Company or any of its Affiliates, such Identified Person shall, to the fullest extent permitted by law, have no duty to communicate or offer such transaction or other business

Annex C-17

opportunity to the Company or any of its Affiliates and, to the fullest extent permitted by law, shall not be liable to the Company or its stockholders or to any Affiliate of the Company for breach of any fiduciary duty as a stockholder, director or officer of the Company solely by reason of the fact that such Identified Person pursues or acquires such corporate opportunity for itself, herself or himself, or offers or directs such corporate opportunity to another Person;

(d)         The Company does not renounce its interest in any Subject Opportunity offered to any TW Director and the provisions of Section 3.06(c) and Section 3.06(e) shall not apply to any such Subject Opportunity; and

(e)         In addition to and notwithstanding the foregoing provisions of this Section 3.06, a corporate opportunity shall not be deemed to be a potential corporate opportunity for the Company if it is a business opportunity that (i) the Company is neither financially or legally able, nor contractually permitted to undertake, (ii) from its nature, is not in the line of the Company’s business or is of no practical advantage to the Company or (iii) is one in which the Company has no interest or reasonable expectancy.

Section 3.07        Recusal. The Investor Group shall cause the recusal of each TW Affiliated Director, in such director’s exercise of the applicable fiduciary duties of care and loyalty in case of a potential conflict (as applicable, for the whole meeting or for the portion of the meeting which primarily related to such conflict), and the Investor shall notify SMC promptly if the Investor becomes aware of any potential transaction or event that in the Investor’s good faith judgment would be reasonably expected to result in a conflict. In this context, the Investor shall agree to adhere to any reasonable conflicts determinations made by a majority of the Independent Directors (excluding the TW Affiliated Directors) in good faith. The Investor shall implement appropriate internal procedures to ensure proper recusal of the TW Directors and the TW Directors shall be subject to a duty of loyalty and shall refrain from misappropriating information in accordance with Delaware law.

Section 3.08        Confidentiality. The Investor shall hold, and cause the Investor Group and its and their respective directors, managers, officers, employees, agents, consultants, accountants, attorneys, and financial advisors (“Representatives”) to hold, in strict confidence, unless disclosure to a regulatory authority is necessary in connection with any necessary regulatory approval, examination or inspection or unless disclosure is required by judicial or administrative process or by other requirement of law or the applicable requirements of any regulatory agency or relevant stock exchange (in which case, other than in connection with a disclosure in connection with a routine audit or examination by, or document request from, a regulatory or self-regulatory authority, bank examiner or auditor, the party disclosing such information shall provide the other party with prior written notice of such permitted disclosure), all non-public information of the Company (whether such information is oral, written or electronic), including records, books, contracts, instruments, computer data, analyses, summaries, notes, forecasts, studies, documents and other data, in whatever form maintained (collectively, “Information”), concerning the Company or any of its subsidiaries furnished to it or the TW Directors by or on behalf of the Company or any of its subsidiaries (except to the extent that such information can be shown by the party receiving such Information to have been (a) already in the Investor Group’s possession prior to it being furnished to the Investor Group by or on behalf of the Company, provided that such information is not known by the Investor Group, after reasonable inquiry, to be subject to a legal, contractual or fiduciary obligation of confidentiality to the Company, (b) generally available to the public other than as a result of a disclosure by the Investor Group or its Representatives in violation of the terms hereof, (c) available to the Investor Group from a source other than Company, provided that such source is not known by the Investor Group to be bound by a legal, contractual or fiduciary obligation of confidentiality to the Company or (d) is developed by the Investor Group or its Representatives without reliance on or use of any Information) and no such party shall release or disclose such Information to any other person, except its Representatives, or use such Information other than in connection with evaluating and taking actions with respect to such Person’s ownership interest in the Company. Notwithstanding the foregoing in this Section 3.08, the Company understands and acknowledges that members of the Investor Group and their Representatives (x) are actively engaged in the business of midstream operations in various locations throughout the United States, (y) presently own (or represent entities that own) oil and gas interests or have leads, prospects, information, or ideas on properties or leaseholds that may relate to or involve all or some portion of the Information, or lands adjacent or adjoining to such properties which have been or may be acquired by a member of the Investor Group and/or its Representatives independently of the Company and the Information (the “Independent Interests”), and (z) who review the Information may retain mental impressions of such Information, which are indistinguishable from generalized industry knowledge, and that the use of such mental impressions in connection with the Independent Interests is not prohibited by this Section 3.08; provided, that the Investor acknowledges that the intent of this Section 3.08 is to ensure the confidentiality of Information and to preclude use of or reliance on Information other than for the purpose permitted in this Section 3.08. For purposes of clarification, no Portfolio Company shall be deemed to have been provided with Information solely as a result of any TW Director (whether such Person has been provided with or has knowledge of

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Information) serving on the board or as an officer of such Portfolio Company so long as any such TW Director does not provide Information to any director, officer or employee of such Portfolio Company that is not also a TW Director and any such director, officer or employee of such Portfolio Company does not act at the direction of or with the encouragement from such TW Director with respect to such Information.

Section 3.09        Transfer of Article III Rights. The rights of the Investor pursuant to this Article III may not be transferred or assigned, in whole or in part, without the written consent of the Company.

Section 3.10        General Lock Up. In addition to the transfer restrictions contained in Section 10.01 of the Limited Partnership Agreement:

(a)         The Investor Group shall be prohibited, prior to the first anniversary of the Closing Date, without the prior written consent (“Written Consent”) of the Company as approved by a majority of the Independent Directors from engaging in the Transfer (other than to Permitted Transferees) of any shares of Common Stock issuable upon the conversion or exchange of any Common Units and associated shares of Class B Common Stock held by the Investor Group.

(b)         In addition, the Investor Group shall be prohibited, during the period ending on the second anniversary of the Closing Date, without Written Consent, from engaging in the Transfer (other than to Permitted Transferees) of more than 50% of the Common Stock issuable upon conversion or exchange for any Common Units and associated shares of Class B Common Stock held by the Investor Group.

(c)         Management Aggregator shall be prohibited, prior to the expiration of the six month period following the Closing Date, without the prior Written Consent of the Company as approved by a majority of the Independent Directors from engaging in the Transfer (other than to Permitted Transferees) of any shares of Common Stock issuable upon the conversion or exchange of any Common Units and associated shares of Class B Common Stock held by Management Aggregator.

(d)         In addition, Management Aggregator shall be prohibited, during the period ending on the first anniversary of the Closing Date, without Written Consent, from engaging in the Transfer (other than to Permitted Transferees) of more than 50% of the Common Stock issuable upon conversion or exchange for any Common Units and associated shares of Class B Common Stock held by Management Aggregator.

Section 3.11        Non-Solicitation. Prior to the redemption in full or exchange of all Common Units for Common Stock by any Permitted Class B Owner pursuant to the Limited Partnership Agreement, or until the termination of the Certificate of Designation or such time as no shares of Class B Common Stock remain outstanding, such Permitted Class B Owner may not, directly or indirectly:

(a)         acquire, offer to acquire, or agree to acquire, directly or indirectly, by purchase or otherwise, any equity securities or direct or indirect rights to acquire any equity securities of the Company or any subsidiary thereof (other than the Common Stock issuable of the exchange of the upon the conversion or exchange of any Common Units and associated shares of Class B Common Stock);

(b)         make, or in any way participate in, directly or indirectly, any “solicitation” of “proxies” (as such terms are used in the rules of the Securities and Exchange Commission) to vote, or seek to advise or influence any Person or entity with respect to the voting of, any voting securities of the Company or any subsidiary thereof;

(c)         make any public announcement with respect to, or submit a proposal for, or offer of (with or without conditions) any merger, consolidation, business combination, tender or exchange offer, restructuring, recapitalization or other extraordinary transaction of or involving the Company or any subsidiary thereof, in each case other than any confidential proposals made to the Board;

(d)         form, join or in any way participate in a “group” (as defined in Rule 13d-3 promulgated under the Securities Exchange Act of 1934, as amended) in connection with any voting securities of the Company;

(e)         otherwise act, alone or in concert with others, to seek to control or influence the management, Board or policies of the Company or any subsidiary thereof; or

(f)          have any discussions or enter into any arrangements, understandings or agreements (whether written or oral) with, or advise, assist or encourage, any other Persons in connection with any of the foregoing. Neither Tall Oak nor its controlled Affiliates shall, directly or indirectly, make any proposal, statement or inquiry, or disclose any intention, plan or arrangement, whether written or oral, inconsistent with the foregoing, or request the Company or any of its representatives, directly or indirectly, to amend, waive or terminate any provision of this Section 3.11.

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Article IV
MISCELLANEOUS

Section 4.01        Further Assurances. Each of the parties hereto shall execute all such further instruments and documents and take all such further action as any other party hereto may reasonably require in order to effectuate the terms and purposes of this Agreement.

Section 4.02        Remedies. Any Person having rights under any provision of this Agreement shall be entitled to enforce such rights specifically to recover damages caused by reason of any breach of any provision of this Agreement and to exercise all other rights granted by law. The parties hereto agree and acknowledge that money damages may not be an adequate remedy for any breach of the provisions of this Agreement and that any party may in its sole discretion apply to any court of law or equity of competent jurisdiction (without posting any bond or other security) for specific performance and for other injunctive relief in order to enforce or prevent violation of the provisions of this Agreement.

Section 4.03        No Inconsistent Agreements. The Company shall not hereafter enter into any agreement with respect to its securities which is inconsistent with, abrogates or violates the rights granted to the Investor or any Holders in this Agreement, without the consent of the Investor or such Holders.

Section 4.04        Amendments and Waivers. The provisions of this Agreement, including the provisions of this sentence, may not be amended, modified or supplemented, or waived unless the same shall be in writing and signed by the Company (and approved by the majority of the TW Directors if such amendment, modification, supplement or waiver is sought prior to the First Step Down Event) and the Investor (or solely for purposes of Article II, the Required Holders); provided, however, that no amendment, modification, supplement, or waiver of any provision of Article II that disproportionately and adversely affects, alters, or changes the interests of any Holder pursuant to Article II shall be effective against such Holder without the prior written consent of such Holder; and provided, further, that the waiver of any provision with respect to any Registration Statement or offering may be given by any Holder entitled to participate in such offering or, if such offering shall have been commenced, having elected to participate in such offering. No waiver of any terms or conditions of this Agreement shall operate as a waiver of any other breach of such terms and conditions or any other term or condition, nor shall any failure to enforce any provision hereof operate as a waiver of such provision or of any other provision hereof. No written waiver hereunder, unless it by its own terms explicitly provides to the contrary, shall be construed to effect a continuing waiver of the provisions being waived and no such waiver in any instance shall constitute a waiver in any other instance or for any other purpose or impair the right of the party against whom such waiver is claimed in all other instances or for all other purposes to require full compliance with such provision. The failure of any party hereto to enforce any provision of this Agreement shall not be construed as a waiver of such provision and shall not affect the right of such party thereafter to enforce each provision of this Agreement in accordance with its terms.

Section 4.05        Notices. Any notice or other communication required or which may be given hereunder shall be in writing and shall be sent by certified or regular mail, by private national courier service (return receipt requested, postage prepaid), by personal delivery, by electronic mail or by facsimile transmission. Such notice or communication shall be deemed given (i) if mailed, two days after the date of mailing, (ii) if sent by national courier service, one Business Day after being sent, (iii) if delivered personally, when so delivered, (iv) if sent by electronic mail, on the Business Day such electronic mail is transmitted, or (v) if sent by facsimile transmission, on the Business Day such facsimile is transmitted, in each case as follows:

(a)         If to the Company:

Summit Midstream Corporation
910 Louisiana Street, Suite 4200
Houston, Texas 77002
Attn:         Legal Department
E-mail:     legal@summitmidstream.com

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with a copy (which shall not constitute notice) to:

Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attn:         H. William Swanstrom; Jennie Simmons
E-mail:     bswanstrom@lockelord.com; jennie.simmons@lockelord.com

(b)         If to the Investor or any Holder:

Tailwater Capital LLC.
2021 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attn:         Jason Downie; Stephen Lipscomb
E-mail:     jdownie@tailwatercapotal.com; slipscomb@tailwatercapital.com with a copy (which shall not constitute notice) to:

Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attn:         Kevin. T. Crews, P.C.; Adam Garmezy
E-mail:     kevin.crews@kirkland.com; adam.garmezy@kirkland.com

If any time period for giving notice or taking action hereunder expires on a day which is a Saturday, Sunday or legal holiday in the State of New York or the jurisdiction in which the Company’s principal office is located, the time period shall automatically be extended to the Business Day immediately following such Saturday, Sunday or legal holiday.

Section 4.06        Successors and Assigns. Subject to Section 2.13, this Agreement shall be binding upon and inure to the benefit of and be enforceable by the parties hereto and their respective successors and assigns (including any trustee in bankruptcy). No assignment or delegation of any of the Company’s rights, interests or obligations under Article II shall be effective against any Holder without the prior written consent of the Required Holders.

Section 4.07        Execution and Counterparts. This Agreement may be executed in two or more counterparts, all of which when taken together shall be considered one and the same agreement and shall become effective when counterparts have been signed by each party and delivered to each other party, it being understood that the parties need not sign the same counterpart. In the event that any signature is delivered by facsimile transmission or by e-mail delivery of a “.pdf” format data file, such signature shall create a valid and binding obligation of the party executing (or on whose behalf such signature is executed) with the same force and effect as if such facsimile or .pdf signature page were an original thereof.

Section 4.08        Governing Law. All questions concerning the construction, validity, enforcement and interpretation of this Agreement shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflicts of law thereof. Each party agrees that all legal proceedings concerning the interpretations, enforcement and defense of the transactions contemplated by this Agreement (whether brought against a party hereto or its respective affiliates, directors, officers, stockholders, partners, members, employees or agents) shall be commenced exclusively in the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof. Each party hereby irrevocably submits to the exclusive jurisdiction of the Court of Chancery of the State of Delaware and any appellate court thereof, or, if the Court of Chancery of the State of Delaware or the Delaware Supreme Court determines that the Court of Chancery does not have or should not exercise subject matter jurisdiction over such matter, any Delaware state court or any federal court located in the State of Delaware and any appellate court thereof for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of any such court, that such suit, action or proceeding is improper or is an inconvenient venue for such proceeding. Each party hereby irrevocably waives personal service

Annex C-21

of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Agreement and agrees that such service shall constitute good and sufficient service of process and notice thereof. Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by law. If either party shall commence an action, suit or proceeding to enforce any provisions of this Agreement, then the prevailing party in such action, suit or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred with the investigation, preparation and prosecution of such action or proceeding.

Section 4.09        Waiver of Jury Trial.

(a)         EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES, TO THE FULLEST EXTENT PERMITTED BY APPLICABLE LAW, ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.

(b)         To the extent that any party has or hereafter may acquire any immunity from jurisdiction of any court or from any legal process (whether through service or notice, attachment prior to judgment, attachment in aid of execution, execution or otherwise) with respect to itself or its property, each such party hereby irrevocably waives such immunity in respect of its obligations with respect to this Agreement; provided, however, that this provision does not, and shall not be deemed to, modify the exclusive jurisdiction provisions in Section 4.08.

Section 4.10        Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction to be invalid, illegal, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions set forth herein shall remain in full force and effect and shall in no way be affected, impaired or invalidated, and the parties hereto shall use their commercially reasonable efforts to find and employ an alternative means to achieve the same or substantially the same result as that contemplated by such term, provision, covenant or restriction. It is hereby stipulated and declared to be the intention of the parties that they would have executed the remaining terms, provisions, covenants and restrictions without including any of such that may be hereafter declared invalid, illegal, void or unenforceable.

Section 4.11        Descriptive Headings. Interpretation; No Strict Construction. The descriptive headings of this Agreement are inserted for convenience only and do not constitute a substantive part of this Agreement. Whenever required by the context, any pronoun used in this Agreement shall include the corresponding masculine, feminine or neuter forms, and the singular forms of nouns, pronouns, and verbs shall include the plural and vice versa. Reference to any agreement, document, or instrument means such agreement, document, or instrument as amended or otherwise modified from time to time in accordance with the terms thereof, and, if applicable, hereof. The words “include”, “includes” or “including” in this Agreement shall be deemed to be followed by “without limitation”. The use of the words “or,” “either” or “any” shall not be exclusive. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. If an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto, and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any of the provisions of this Agreement. All references to laws, rules, regulations and forms in this Agreement shall be deemed to be references to such laws, rules, regulations and forms, as amended from time to time or, to the extent replaced, the comparable successor thereto in effect at the time. All references to agencies, self-regulatory organizations or governmental entities in this Agreement shall be deemed to be references to the comparable successors thereto from time to time.

Section 4.12        Entire Agreement. This Agreement and any certificates, documents, instruments and writings that are delivered pursuant hereto, and the Certificate of Designation constitutes the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and supersedes all prior understandings, agreements or representations by or among the parties hereto, written or oral, to the extent they relate in any way to the subject matter hereof.

Section 4.13        Termination.

(a)         The rights and obligations of the Company and any Holder under Article II (other than those set forth in Section 2.07 (Post-Offering Lock-Up), which shall terminate at the expiration of the time periods set forth therein) shall terminate on the date such Holder no longer beneficially owns any Registrable Securities.

Annex C-22

(b)         The rights and obligations of the Company and the Investor Group under Article III shall terminate on the Board Designation Expiration Date.

(c)         The terms of this Article IV shall not be terminable.

(d)         Notwithstanding anything to the contrary in this Section 4.13, this Agreement (or any article or provision herein) may be terminated upon the mutual written consent of the parties hereto.

Section 4.14        Independent Nature of Holders’ Obligations and Right. The rights and obligations of each Holder hereunder are several and not joint with the rights and obligations of any other Holder hereunder. No Holder shall be responsible in any way for the performance of the obligations of any other Holder hereunder, nor shall any Holder have the right to enforce the rights or obligations of any other Holder hereunder. The obligations of each Holder hereunder are solely for the benefit of, and shall be enforceable solely by, the Company. The decision of each Holder to enter into this Agreement has been made by such Holder independently of any other Holder. Nothing contained herein or in any other agreement or document delivered at any closing, and no action taken by any Holder pursuant hereto or thereto, shall be deemed to constitute the Holders as a partnership, an association, a joint venture or any other kind of entity, or create a presumption that the Holders are in any way acting in concert or as a group with respect to such rights or obligations or the transactions contemplated by this Agreement, and the Company acknowledges that the Holders are not acting in concert or as a group and will not assert any such claim with respect to such rights or obligations or the transactions contemplated hereby.

[REMAINDER OF PAGE INTENTIONALLY LEFT BLANK]

Annex C-23

IN WITNESS WHEREOF, the parties hereto have executed this Investor and Registration Rights Agreement as of the date first written above.

SUMMIT MIDSTREAM CORPORATION
By:
Name:
Title:

Signature Page to Investor and Registration Rights Agreement

Annex C-24

TALL OAK MIDSTREAM HOLDINGS, LLC
By:
Name:
Title:

Signature Page to Investor and Registration Rights Agreement

Annex C-25

Exhibit A

Board of Directors

TW Directors/Class Designation

[Insert 4 TW Directors]

Independent Directors

James J. Cleary
Lee Jacobe
Robert J. McNally
Rommel M. Oates
Jerry L. Peters
Marguerite Woung-Chapman

Chief Executive Officer

Heath Deneke

Exhibit A to Investor and Registration Rights Agreement

Annex C-26

Annex D

FORM OF CERTIFICATE OF DESIGNATION OF
CLASS B COMMON STOCK,
PAR VALUE $0.01 PER SHARE, OF
SUMMIT MIDSTREAM CORPORATION

(Effective [•], 2024)

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

SUMMIT MIDSTREAM CORPORATION, a corporation organized and existing under the laws of the State of Delaware (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (the “Certificate of Incorporation”), and in accordance with the provisions of Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors of the Company has duly approved and adopted the following resolution on [•], 2024, and the resolution was adopted by all necessary action on the part of the Company:

RESOLVED, that pursuant to the authority vested in the Board of Directors by the Certificate of Incorporation and Section 151 of the General Corporation Law of the State of Delaware, the Board of Directors does hereby designate, create, authorize and, out of the authorized but unissued shares of Blank Check Common Stock (as defined in the Certificate of Incorporation) provide for the issue of a series of [•] shares of Class B Common Stock, par value $0.01 per share, having the terms, powers and relative, participating, optional or other special rights of such shares, and the qualifications, limitations and restrictions thereof that are set forth in this resolution of the Board of Directors pursuant to authority expressly vested in it by the provisions of the Certificate of Incorporation, with this Certificate of Designation hereby effective as of [•], 2024, at 12:01 a.m. (Eastern Time), and hereby constituting an amendment to the Certificate of Incorporation as follows:

Section 1. Designation. The designation of the series of Blank Check Common Stock of the Company is “Class B Common Stock,” par value $0.01 per share (the “Class B Common Stock”). Each share of the Class B Common Stock shall be identical in all respects to every other share of the Class B Common Stock.

Section 2. Number of Shares; Permitted Owners. The authorized number of shares of Class B Common Stock is [•]. Shares of the Class B Common Stock may be issued only to, and registered in the name of, Tall Oak Midstream Holdings, LLC (the “Investor”), Connect Midstream, LLC and Tall Oak Midstream Investments, LLC, and their respective successors and permitted assigns in accordance with Section 10.02 of the Sixth Amended and Restated Agreement of Limited Partnership of Summit Midstream Partners, LP, a Delaware limited partnership (the “Partnership”), dated on or around [•], 2024 (as such agreement may be further amended, restated, amended and restated, supplemented or otherwise modified from time to time the “Limited Partnership Agreement”) (together with all such subsequent successors and permitted assigns, collectively, the “Permitted Class B Owners”).

Section 3. Board Designation Rights.

(a)         On the Closing Date, the Investor shall cause up to four individuals designated by the Investor (in such capacity, each a “TW Director” and together with any other person designated to replace any such person in accordance with the terms of this Section 3, and including both TW Affiliated Directors and TW Non-Affiliated Directors, the “TW Directors”), as specified in Section 3(b)(i) below, to be elected by written consent or other written instrument delivered to the Company, as set forth in Exhibit A hereto.

(b)          For so long as the holders of Class B Common Stock are entitled, separately as a series, to elect directors pursuant to this Certificate of Designation, the Investor shall have the right to designate, subject to Section 3(b)(ii), Persons to serve as such separately elected directors as follows:

(i)          In connection with each annual or special meeting of shareholders of the Company at which directors are to be elected (each such annual or special meeting, an “Election Meeting”):

(A)        up to four TW Directors, until such time as (X) the number of shares of Common Stock then issuable to the Permitted Class B Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, plus (Y) the aggregate number

Annex D-1

of shares of Common Stock then held by the Permitted Class B Owners (such sum, the “Total Class B Ownership”) continuously held is less than or equal to 32% of (1) the number of shares of Common Stock then issuable to the Permitted Class B Owners upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement plus (2) the number of shares of Common Stock then outstanding (such sum, the “Total Shares”) (the “First Step Down Event”);

(B)         up to three TW Directors, until such time as the Total Class B Ownership continuously held is less than 28% of the Total Shares (the “Second Step Down Event”);

(C)         up to two TW Directors, until such time as the Total Class B Ownership continuously held is less than 20% of the Total Shares (the “Third Step Down Event”); and

(D)        up to one TW Director, until such time as the Total Class B Ownership continuously held is less than 10% of the Total Shares (the “Fourth Step Down Event”).

(ii)         The Investor shall only have the right to designate a Person pursuant to Section 3(b)(i) if such Person agrees to deliver to the Company, upon election to the Board, a resignation letter specifying that such Person shall resign as a director of the Company effective upon a Step Down Event. Upon the occurrence of a Step Down Event, the corresponding right to designate directors pursuant to the applicable subsection of Section 3(b)(i) shall automatically terminate.

(iii)        The Company shall take all actions within its power (subject to the fiduciary duties that the Company’s directors may owe in such capacity) to cause all Persons designated pursuant to and in accordance with Section 3(b) (including, without limitation, Section 3(b)(ii)) to be included in the slate of nominees recommended by the Board for election as directors at each annual or special meeting called for the purpose of electing directors (and/or in connection with any election by written consent). For the avoidance of doubt, the TW Directors elected pursuant to this Section 3 shall be elected by the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a series and to the exclusion of the Common Stock and any other class or series of capital stock of the Company, and may be so elected either (i) by written consent or (ii) at annual or special meetings called for the purpose of electing directors.

(iv)         Without the approval or consent of the holders of a majority of the shares of Class B Common Stock then outstanding, the Board shall not (subject to the fiduciary duties that the Company’s directors may owe in such capacity) decrease the size of the Board in a manner that would limit such election rights.

(v)          Each TW Director elected pursuant to this Section 3 shall serve until his or her successor is designated or his or her earlier death, disability, resignation or removal or until such person ceases to be qualified to serve as a director upon a Step Down Event. Any vacancy in the position of a Class B Director may be filled only by the holders of a majority of the shares of Class B Common Stock then outstanding, and may be filled with immediate effect by written consent of the holders of Class B Common Stock. Subject to Section 3, each Class B Director may, during his or her term of office, be removed at any time, with or without cause, by and only by the holders of a majority of the shares of Class B Common Stock then outstanding.

(vi)        At all times while a TW Director is serving as a member of the Board, and following any such TW Director’s death, disability, resignation or removal or disqualification, such TW Director shall be entitled to all rights to indemnification and exculpation as are then made available to any other member of the Board. Each TW Non-Affiliated Director shall be also entitled to any retainer, equity compensation or other fees or compensation paid to the non-employee directors of the Company for their services as a director, including any service on any committee of the Board. The Company shall enter into its standard form of director indemnification agreement with each TW Director prior to such TW Director commencing service on the Board.

Annex D-2

(vii)        Upon the occurrence of any Step Down Event, such TW Directors then serving on the Board in excess of the entitled number pursuant to this Section 3 shall resign from the Board effective upon the applicable Step Down Event and the number of directors comprising the Board shall automatically be reduced, such that:

(A)        upon the occurrence of the First Step Down Event (but prior to the Second Step Down Event), if there are four TW Directors then serving on the Board, one TW Director shall resign effective upon the First Step Down Event, and the size of the Board shall automatically be reduced by one director;

(B)         upon the occurrence of the Second Step Down Event (but prior to the Third Step Down Event), if there are three TW Directors then serving on the Board, one TW Director shall resign effective upon the Second Step Down Event, and the size of the Board shall automatically be reduced by one director;

(C)         upon the occurrence of the Third Step Down Event (but prior to the Fourth Step Down Event), if there are two TW Directors then serving on the Board, one TW Director shall resign effective upon the Third Step Down Event, and the size of the Board shall automatically be reduced by one director; and

(D)        upon the occurrence of the Fourth Step Down Event, if there is a TW Director then serving on the Board, that remaining TW Director shall resign from the Board effective upon the Fourth Step Down Event (unless the Independent Directors, by a majority vote, determine otherwise), and the size of the Board shall automatically be reduced by one director.

(c)         The Investor shall provide to the Company such information about the TW Directors at such times as the Company may reasonably request in order to ensure compliance with the applicable stock exchange rules and the applicable securities laws (the “Required Information”). The Investor shall also provide to the Company, upon reasonable request from the Company and in connection with providing the Required Information, evidence reasonably satisfactory to the Company that the Holders beneficially own the number of shares of Common Stock and/or Common Units that would be required to elect the number of TW Directors pursuant to the Certificate of Designation then serving on the Board or then being elected to the Board in connection with the Certificate of Designation.

(d)         The Investor agrees to give prompt notice to the Company if the Total Class B Ownership is no longer equal to at least 10%.

(e)         From and after the Closing Date until the Board Designation Expiration Date (as defined in Section 3(g) below), the Company shall take all necessary actions within its control so as to cause to be elected to the Board and to cause to continue in office the TW Director(s) entitled to be designated by the Investor hereunder and otherwise to reflect the Board composition contemplated by Section 3(b).

(f)          Neither the Company nor the Board (subject to the fiduciary duties that the Company’s directors may owe in such capacity) shall be permitted to increase or decrease the number of individuals comprising the Board or amend or modify the designation rights set forth in this Section 3 without first having received the affirmative vote of a majority of the Independent Directors then on the Board; provided, that the designation rights granted to the Investor Group pursuant to Section 3(b) shall increase to the extent necessary such that the Investor Group’s percentage representation on the Board is no less than the Total Class B Ownership percentage of the Total Shares at that time; and provided further, that the foregoing shall not prohibit any decreases to the number of individuals comprising the Board as set forth in Section 3(b).

(g)         On the earlier to occur of (i) the Fourth Step Down Event and (ii) such date that the Investor delivers a written waiver of its rights under this Section 3 to the Company (which shall be irrevocable) (the “Board Designation Expiration Date”), the Investor will have no further rights under this Section 3.

Annex D-3

Section 4. Voting.

(a)         Each share of Class B Common Stock shall entitle the holder thereof to one vote on all matters submitted to a vote of the holders of Common Stock, as defined in the Certificate of Incorporation (the “Common Stock”), as adjusted to account for any subdivision (by stock split, subdivision, exchange, stock dividend, reclassification, recapitalization or otherwise) or combination (by reverse stock split, exchange, reclassification, recapitalization or otherwise) or similar reclassification or recapitalization of the outstanding shares of Common Stock into a greater or lesser number of shares of Common Stock occurring after the effective date of this Certificate of Designation. Except as otherwise provided herein, the Certificate of Incorporation, or by applicable law, the holders of shares of Class B Common Stock, the holders of shares of Common Stock, and the holders of any other class or series of capital stock of the Corporation entitled to vote generally together with the Common Stock shall vote together as one class on all matters submitted to a vote of the holders of such Common Stock.

(b)         Except as otherwise required by law or this Certificate of Designation, for so long as any shares of Class B Common Stock shall remain outstanding, the Company shall not, without the prior vote or written consent of the holders of a majority of the shares of Class B Common Stock then outstanding, voting separately as a single class, amend, alter or repeal any provision of this Certificate of Designation, whether by merger, consolidation or otherwise, if such amendment, alteration or repeal would adversely alter or change the powers, preferences or relative, participating, optional or other or special rights of the Class B Common Stock.

(c)         Any action required or permitted to be taken by the holders of Class B Common Stock, voting separately as a series, may be taken without a meeting, without prior notice and without a vote, if a consent or consents in writing, setting forth the action so taken, shall be signed by the holders of the outstanding Class B Common Stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares of Class B Common Stock were present and voted and shall be delivered to the Company by delivery to its registered office in the State of Delaware, its principal place of business, or an officer or agent of the Company having custody of the book in which minutes of proceedings of stockholders are recorded. Delivery made to the Company’s registered office shall be made in the manner provided by Section 228 of the Delaware General Corporation Law. If such action by consent has been taken by holders of Class B Common Stock by less than unanimous consent, prompt notice of the taking of the action by consent shall be given to those holders of Class B Common Stock as of the record date for the action by consent who have not consented and who would have been entitled to notice of the meeting if the action had been taken at a meeting and the record date for the notice of the meeting were the record date for the action by consent. Such notice may be provided by a notice which constitutes a notice of internet availability of proxy materials under rules promulgated under the Securities Exchange Act of 1934, 15 U.S.C. § 78a et seq.

(d)         The holders of Class B Common Stock shall not have any voting rights except as set forth in this Certificate of Designation or as provided by applicable law.

Section 5. Dividends; Non-Economic Interest. Notwithstanding anything to the contrary in this Certificate of Designation, dividends and distributions shall not be declared or paid on the Class B Common Stock and the Class B Common Stock shall otherwise be non-economic interests in the Company in all respects.

Section 6. 5 of Class B Common Stock.

(a)         Subject to paragraph (b) below, a holder of Class B Common Stock may surrender shares of Class B Common Stock to the Company for no consideration at any time. Following the surrender of any shares of Class B Common Stock to the Company, the Company will take all actions necessary to retire such shares and such shares shall not be re-issued by the Company.

(b)         A holder of Class B Common Stock may transfer shares of Class B Common Stock to any transferee (other than the Company) only if, and only to the extent, (i) such transfer would be permitted by the Limited Partnership Agreement and (ii) such holder also simultaneously transfers one Common Unit (as defined below) for each share of Class B Common Stock transferred to such transferee in compliance with the Limited Partnership Agreement. The transfer restrictions described in this Section 6(b) are referred to as the “Restrictions.”

Annex D-4

(c)         Any purported transfer of shares of Class B Common Stock in violation of the Restrictions shall be null and void. If, notwithstanding the Restrictions, a person shall, voluntarily or involuntarily, purportedly become or attempt to become, the purported owner (“Purported Owner”) of shares of Class B Common Stock in violation of the Restrictions, then the Purported Owner shall not obtain any rights in and to such shares of Class B Common Stock (the “Restricted Shares”), and the purported transfer of the Restricted Shares to the Purported Owner shall not be recognized by the Company or the Company’s transfer agent (the “Transfer Agent”).

(d)         Upon a determination by the Board of Directors that a person has attempted or may attempt to transfer or to acquire Restricted Shares in violation of the Restrictions, the Company may take such action as it deems advisable to refuse to give effect to such transfer or acquisition on the books and records of the Company, including, without limitation, to cause the Transfer Agent or the Secretary of the Company, as applicable, to not record the Purported Owner as the record owner of the Restricted Shares, and to institute proceedings to enjoin or rescind any such transfer or acquisition.

(e)         The Board of Directors may, to the extent permitted by law, from time to time establish, modify, amend or rescind, by bylaw or otherwise, regulations and procedures that are consistent with the provisions of this Section 6 for determining whether any transfer or acquisition of shares of Class B Common Stock would violate the Restrictions and for the orderly application, administration and implementation of the provisions of this Section 6. Any such procedures and regulations shall be kept on file with the Secretary of the Company and with its Transfer Agent and shall be made available for inspection by any prospective transferee and, upon written request, shall be mailed to holders of shares of Class B Common Stock.

Section 7. Conversion; Redemption; Cancellation of Class B Common Stock.

(a)         The Class B Common Stock is not convertible into any other security of the Company.

(b)         To the extent that any Permitted Class B Owner exercises its right pursuant to the Limited Partnership Agreement to have its common units representing limited partner interests in the Partnership (“Common Units”) redeemed by the Partnership in accordance with the Limited Partnership Agreement, then simultaneously with the payment of the consideration due under the Limited Partnership Agreement to such Permitted Class B Owner, the Company shall cancel for no consideration a number of shares of Class B Common Stock registered in the name of the redeeming or exchanging Permitted Class B Owner equal to the number of Common Units held by such Permitted Class B Owner that are redeemed or exchanged in such redemption or exchange transaction. The Company will at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of issuance upon redemption or exchange of the Common Units for Common Stock pursuant to the Limited Partnership Agreement, such number of shares of Common Stock that shall be issuable upon any such redemption or exchange pursuant to the Limited Partnership Agreement; provided that nothing contained herein shall be construed to preclude the Company from satisfying its obligations in respect of any such redemption of Common Units pursuant to the Limited Partnership Agreement by delivering to the holder of Common Units upon such redemption cash in lieu of shares of Common Stock in the amount permitted by and as provided in the Limited Partnership Agreement. All shares of Common Stock that shall be issued upon any such redemption or exchange will, upon issuance in accordance with the Limited Partnership Agreement, be validly issued, fully paid and nonassessable.

(c)         In the event that no Permitted Class B Owner owns any Common Units that are redeemable or exchangeable pursuant to the Limited Partnership Agreement, then all shares of Class B Common Stock will be cancelled for no consideration, and the Company will take all actions necessary to retire such shares and such shares shall not be re-issued by the Company.

Section 8. Restrictive Legend. Unless otherwise determined by the Board of Directors, shares of the Class B Common Stock shall be issued in book-entry form and shall not be certificated. All book entries representing shares of Class B Common Stock shall bear a legend substantially in the following form (or in such other form as the Board of Directors may determine):

THE SECURITIES REPRESENTED BY THIS BOOK ENTRY HAVE NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE “SECURITIES ACT”) OR ANY STATE SECURITIES LAWS AND MAY NOT BE REOFFERED, SOLD, ASSIGNED, TRANSFERRED, PLEDGED, ENCUMBERED OR OTHERWISE DISPOSED OF IN THE ABSENCE OF SUCH REGISTRATION OR UNLESS SUCH TRANSACTION IS EXEMPT FROM, OR NOT SUBJECT TO,

Annex D-5

REGISTRATION. THE SECURITIES REPRESENTED BY THIS BOOK ENTRY ARE ALSO SUBJECT TO THE RESTRICTIONS (INCLUDING RESTRICTIONS ON TRANSFER) SET FORTH IN (1) THE CERTIFICATE OF DESIGNATION FOR THE CLASS B COMMON STOCK, PAR VALUE $0.01 PER SHARE, OF SUMMIT MIDSTREAM CORPORATION (A COPY OF WHICH IS ON FILE WITH THE SECRETARY OF THE COMPANY AND SHALL BE PROVIDED FREE OF CHARGE TO ANY STOCKHOLDER MAKING A REQUEST THEREFOR), (2) THE SIXTH AMENDED AND RESTATED AGREEMENT OF LIMITED PARTNERSHIP OF SUMMIT MIDSTREAM PARTNERS, LP, DATED ON OR AROUND [•], 2024, AND (3) THE INVESTOR AND REGISTRATION RIGHTS AGREEMENT, DATED ON OR AROUND [•], 2024, BY AND AMONG THE COMPANY AND THE OTHER PARTIES THERETO.

Section 9. Cancellation. At any time when there are no longer any shares of Class B Common Stock outstanding, this Certificate of Designation automatically will be deemed null and void.

Section 10. Liquidation, Dissolution or Winding Up of the Company. In the event of any voluntary or involuntary liquidation, dissolution or winding up of the Company, after payment or provision for payment of the debts and other liabilities of the Company, the holders of the Class B Common Stock shall be entitled to receive, out of the assets of the Company or proceeds thereof available for distribution to stockholders of the Company, before any distribution of such assets or proceeds is made to or set aside for the holders of Common Stock of the Company and any other stock of the Company ranking junior to the Class B Common Stock as to such distribution, payment in full in an amount equal to $0.01 per share of Class B Common Stock. To the extent a holder owns a number of shares of Class B Common Stock that is not an integer multiple of 100 shares, the number of shares of Class B Common Stock, such holder’s number of shares of Class B Common Stock will be rounded up to the next integer multiple of 100 shares, solely for purposes of this Section 10.

Section 11. Other Rights. The shares of Class B Common Stock shall not have any rights, preferences, privileges or voting powers or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than as set forth herein, in this Certificate of Designation or as provided by applicable law.

Section 12. Reclassification. The Class B Common Stock may not be subdivided, split, consolidated, reclassified, or otherwise changed unless contemporaneously therewith the other class of Common Stock and the Common Units are subdivided, consolidated, reclassified, or otherwise changed in the same proportion and in the same manner.

Section 13. Record Holders. To the fullest extent permitted by applicable law, the Company and its Transfer Agent may deem and treat any Class B Common Stockholder as the true, lawful, and absolute owner of the applicable Class B Common Stock for all purposes, and neither the Company nor the Transfer Agent shall be affected by any notice to the contrary, except as otherwise provided by law or any applicable rule, regulation, guideline or requirement of any national securities exchange on which the Class B Common Stock may be listed or admitted to trading, if any.

Section 14. Notices. All notices or communications in respect of the Class B Common Stock shall be sufficiently given if given in writing and delivered in person or by first class mail, postage prepaid, or if given in such other manner as may be permitted in this Certificate of Designation, in the Certificate of Incorporation or Bylaws or by applicable law or regulation. Notwithstanding the foregoing, if the Class B Common Stock is issued in book-entry form through the Depositary or any similar facility, such notices may be given to the holders of the Class B Common Stock in any manner permitted by such facility.

Section 15. Other Rights; Fiduciary Duties. The Class B Common Stock and the Permitted Class B Owners, in their capacity as such, shall not have any designations, preferences, rights, powers, duties or obligations, other than as set forth in the Certificate of Incorporation (including this Certificate of Designation) or as provided by applicable law.

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IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be signed by J. Heath Deneke, its President and Chief Executive Officer, this [•] day of [•], 2024.

SUMMIT MIDSTREAM CORPORATION
By:
Name:	J. Heath Deneke
Title:	President and Chief Executive Officer

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Annex E

Final Form

TRANSITION SERVICES AGREEMENT

This TRANSITION SERVICES AGREEMENT (this “Agreement”) is entered into on [_____], 2024 (the “Execution Date”), by and between TALL OAK MIDSTREAM MANAGEMENT, LLC, a Delaware limited liability company (“Provider”), and SUMMIT MIDSTREAM HOLDINGS, LLC, a Delaware limited liability company (“Recipient”). Each of Provider and Recipient is sometimes referred to herein as a “Party” and collectively as the “Parties.”

RECITALS

WHEREAS, Tall Oak Midstream Holdings, LLC, a Delaware limited liability company (“Tall Oak Parent”), Summit Midstream Corporation, and Summit Midstream Partners, LP, a Delaware limited partnership (“SMLP”), have entered into that certain Business Contribution Agreement, dated as of October 1, 2024 (as the same may be amended, the “Contribution Agreement”), pursuant to which Tall Oak Parent contributed to SMLP, and SMLP acquired from Tall Oak Parent, all of the issued and outstanding Equity Interests of Tall Oak Midstream Operating, LLC;

WHEREAS, this Agreement is being executed contemporaneously with the Closing, as set forth in Section 2.5(a)(x) and Section 2.5(b)(xiii) of the Contribution Agreement;

WHEREAS, for continuity and ease in transition of operations and business support, upon Closing, in accordance with the Contribution Agreement and the consummation of the transactions contemplated therein, the Parties desire that Provider provide to Recipient certain transition services, substantially consistent with the services previously provided by Provider to the Target Companies in order to assist in the transition to Recipient of certain business functions that were provided by Provider to the Target Companies prior to the Closing Date, and Provider agrees to provide such services pursuant to the terms and conditions set forth herein; and

WHEREAS, capitalized terms used but not defined herein shall have the meaning given such terms in the Contribution Agreement.

AGREEMENT

For good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

1.             Scope of Services. On the terms and subject to the conditions of this Agreement, during the Term, as requested by Recipient, Provider shall provide or cause to be provided, when requested, for the benefit of Recipient, the services described on Exhibit A attached hereto (the “Services”) and any other services as may be mutually agreed in writing by the Parties in accordance with the terms of this Agreement. The Parties acknowledge and agree that it may not be practicable to describe each and every aspect of a particular Service in detail in Exhibit A, and if any functions, responsibilities or other components of work for any such Service are not specifically described in Exhibit A, but were previously provided to the Target Companies by Provider or an Affiliate of Provider (in each case, including through a subcontractor) in the ordinary course of such Service and are reasonably required for proper performance or provision of such Service in the reasonable judgment of Provider, they shall be deemed to be included as part of such Services for all purposes hereof even if not specifically described on Exhibit A; provided that the Parties will negotiate in good faith to adjust upward the Service Fee. If Recipient determines that it requires Provider to provide it with any additional services not set forth in Exhibit A, it shall notify Provider of its request (it being understood that Provider shall have no obligation whatsoever to agree to or accept the addition of any such additional services), and the Parties may thereafter discuss and agree on the terms of such additional business services, if any; provided that prior to the provision of any service other than the Services identified on Exhibit A, the Parties shall enter into a written agreement with respect to such additional services, including an upward adjustment of the Service Fee. For the avoidance of doubt, Provider shall not be obligated to agree to provide (or cause any Affiliate of Provider to provide) any services other than the Services. Any such additional services agreed upon by the Parties and set forth in a written agreement between the Parties after the execution and delivery of this Agreement shall be considered “Services” for purposes of this Agreement.

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2.             Employees. Provider shall use commercially reasonable efforts to retain the employees and provide the facilities and equipment, in each case, necessary to perform the Services and, to the extent reasonable and practical, will utilize those employees to provide the Services that previously provided those Services to the Target Companies; provided, however, that the Parties acknowledge and agree that (i) the employees of Provider and its Affiliates providing the Services have, and will have, responsibilities with respect to the businesses of Provider and its Affiliates other than the Services to be performed hereunder, to which said employees are required to devote substantial time and (ii) certain personnel of Provider and/or its Affiliates may leave the employment of such Persons or terminate their employment or contract with such Persons during the term of this Agreement; provided, further, that Provider and its Affiliates shall not be obligated to hire or engage additional people or expend money in order to retain or replace such employee(s). In providing the Services, Provider may arrange for the provision of services of Third Parties to the extent such Third Parties have provided such services to or with respect to the Target Companies in the past or are routinely utilized to provide similar services to others or are reasonably necessary or useful for the efficient performance of any of such Services; provided that such Third Party costs and expenses are included in the Service Fees and are not separate Reimbursable Expenses unless otherwise agreed to in writing by Recipient. Provider shall direct its personnel and such Third Parties in each case that provide the applicable Services to reasonably cooperate with the employees of Recipient to the extent required for effective delivery of the Services. Subject to the terms and provisions herein, Provider shall use good faith and commercially reasonable efforts to reasonably cooperate with Recipient in all matters relating to the provision of the Services, including timely responding to reasonable information requests and exchanging information used in connection with the Services.

3.             Limitation on the Services. Provider’s obligation to provide the Services shall be conditioned upon and subject to this Agreement and any prohibitions or restrictions regarding such Services under applicable Laws. If the provision of any Services requires consents, waivers or approvals from certain third parties under permits, licenses or agreements to which Provider or one of its Affiliates is a party (“Third Party License”) to enable the provision of such Services, Provider will use commercially reasonable efforts to obtain such consent, waiver or approval of such Third Party License.

4.             Term; Extension of Term. This Agreement commences on the Execution Date and, subject to Section 21, will terminate on the earlier to occur of (a) 5:00 p.m. central time on the date that is six (6) months from the Execution Date, (b) written notice from Recipient to Provider of its intent to terminate this Agreement, in which case such termination shall be effective as of the last day of the calendar month in which such notice is provided (provided that such notice is provided no later than the fifteenth (15th) day of such calendar month and provided, further, that Recipient may not terminate this Agreement pursuant to this clause (b) prior to the date which is set forth on Exhibit A as the “minimum term”) or (c) pursuant to Section 29 (the “Term”). If Recipient desires and Provider agrees to continue to perform any of the Services after the end of the Term, the Parties shall negotiate in good faith to determine the applicable extension period and terms with respect to the Service Fee and Reimbursable Expenses. Any Services so performed by Provider after the end of the Term shall continue to constitute Services under this Agreement and be subject in all respects to the provisions of this Agreement for the duration of such Services.

5.             Service Fees; Third Party Costs/Expenses. In exchange for Provider’s performance of the Services, Recipient shall pay Provider each calendar month an aggregate monthly fee equal to the amount set forth on Exhibit A as the “service fee” (the “Service Fee”, and collectively, the “Service Fees”), which Service Fee represents a reasonable allocation of all employee-related, overhead, general and administrative monthly expenses related directly to the Services; provided, that (i) for the avoidance of doubt, there shall be no separate charge by Provider relating to its overhead and the Service Fees to be paid by Recipient to Provider under this Section 5 is intended to compensate Provider in full for its overhead, (ii) the Service Fees are exclusive of any applicable taxes; and (iii) the Service Fees shall be prorated for any partial months in which the Services are provided. In addition to the Service Fees, Recipient shall reimburse Provider for all reasonable, direct and documented out-of-pocket expenses paid to Third Parties by Provider in providing the Services during the Term (all such costs and expenses, “Reimbursable Expenses”); provided that prior written approval from Recipient shall be required prior to Provider incurring any such Reimbursable Expenses in excess of 10,000 for any single expenditure and in excess of $25,000 for aggregate expenditures to any one Third Party; provided, further, if Recipient fails to provide any such requested approval within five (5) Business Days of the date of Provider’s request and Provider cannot reasonably perform the Services in accordance with this Agreement as a result of Recipient’s failure to approve such Reimbursable Expenses, the Parties shall discuss their respective issues and concerns and shall use commercially reasonable and good faith efforts to resolve the matter and if the Parties are unable to resolve such matter within five (5) Business Days thereafter, Provider shall be released from its obligation to provide those Service(s) to the extent directly related to Recipient’s failure to provide approval of such Reimbursable Expenses.

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6.             Invoice. On or before the 25th day of each month, Provider shall deliver to Recipient a statement or invoice for the Reimbursable Expenses for the Services provided during the preceding month and setting forth the basis, in reasonable detail, for the calculation of the charges, including invoices for any Reimbursable Expenses incurred if not billed directly to Recipient. Provider shall also furnish to Recipient such documents relating to any statement or invoice or the amounts reflected thereon that Recipient may reasonably request and are reasonably available to Provider. Recipient shall pay the amounts reflected on such invoice on or before the date such amount is due pursuant to Section 7. Recipient shall notify Provider of any good faith disagreements regarding the amounts reflected on any invoice within ten (10) Business Days of Recipient’s receipt of the relevant invoice and Recipient and Provider shall work in good faith to resolve such disagreements.

7.             Payment.

(a)          The payment of the Service Fee for the Services to be provided during each calendar month shall be made fifty percent (50%) (i.e., $400,000) on the first calendar day of such month and fifty percent (50%) (i.e., $400,000) on the fifteenth calendar day of such month; provided, that payment of the Service Fee for the first calendar month following the Execution Date shall be made by Recipient to Provider on the Execution Date, along with any prorated Service Fee for a partial month in which the Closing occurs.

(b)          The payment of the amounts reflected on any invoice provided by Provider to Recipient pursuant to Section 6 shall be made by Recipient each month within ten (10) days of Recipient’s receipt of such invoice.

(c)          Recipient shall have no obligation to pay any Person other than Provider (or any of its assignees) under this Agreement.

8.             Taxes.

(a)          All amounts to be paid to Provider as consideration with respect to the Services under this Agreement or otherwise pursuant to this Agreement are exclusive of any sales, use, excise, value-added, service, goods and services, consumption or similar Taxes imposed on or in connection with the provision of the Services to Recipient hereunder. The Parties shall cooperate in good faith with each other in determining the extent to which any Tax is due and owing to the applicable Governmental Authority under the circumstances, and Recipient shall provide and make available to Provider any resale certificate, information regarding out-of-state use of materials, services or sale and other exemption certificates or information reasonably requested by Provider.

(b)          Each Party shall pay and be responsible for its own taxes imposed on such Party in connection with the provision of Services under this Agreement. Any and all payments made under this Agreement by Recipient shall be made free and clear of, and without deduction or withholding for or on account of, any Taxes; provided, that if Recipient shall be required by applicable Law to deduct or withhold any Taxes from or with respect to such payments, then Recipient shall (a) make such deduction or withholding as is required by applicable Law, (b) timely pay the full amount so deducted or withheld to the appropriate Governmental Authority, (c) promptly provide Provider with evidence of such payment to the appropriate Government Authority and (d) pay, in addition to and at the same time as the amounts otherwise payable to Provider under this Agreement, such additional amounts as are necessary to ensure that the net amount received by Provider equals the full amount Provider would have received had no such deduction or withholding been made.

9.             Independent Contractor. Provider shall perform the Services in accordance with the terms of this Agreement, under the general direction of and after consulting with Recipient, but in all events Provider shall be an independent contractor of Recipient. Recipient shall look to Provider for results only and shall have no right at any time to direct or supervise Provider or its servants or employees as to the manner, means or method in which the Services are performed. The detailed manner and method of performing the Services shall be under the control of Provider. Provider shall be responsible for the payment of federal income tax, social security tax, workers’ compensation insurance, unemployment tax and other similar payments, if any, relating to Provider’s business and employees, and Recipient shall not withhold any amounts for such purposes from payments made to Provider. The Parties acknowledge and mutually agree that no employee, consultant or contractor of Provider or its Affiliates providing the Services will be an employee of any of Recipient or any of its Affiliates or entitled to any of the rights or benefits to which any employee of Recipient or any of its Affiliates would be entitled.
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10.           No Agency, Ownership or Liens.

(a)          Provider shall not be deemed to be the agent or attorney-in-fact of Recipient. Unless specified in writing in advance by Recipient, Provider shall have no authority, unless otherwise expressly agreed or directed in writing by Recipient, to (i) negotiate, amend, modify or waive compliance with any Contracts, (ii) undertake to negotiate new agreements or submit transaction proposals to other parties, (iii) pledge, mortgage, hypothecate, encumber, lease, sell or convey any part of or interest in the Assets or the property of Recipient or the Target Companies, (iv) grant any waivers on behalf of Recipient or any Target Company, (v) grant any extension of time, approve any additional costs or provide notices of default or termination on behalf of Recipient or any Target Company under any Contract to which it is a party; (vi) settle, compromise, assign, pledge, transfer, release or consent to do the same of any claim, suit, debt, or judgment against or due by Recipient or any Target Company, or subject any such claim, dispute or controversy to arbitration or judicial process or stipulate to a judgment, or consent to the same; or (vii) have any authority to sign any checks on behalf of Recipient or any Target Company or withdraw any money or other property from any bank, brokerage or other account of Recipient or any Target Company. Nothing contained in this Agreement shall be deemed or construed to create a relationship between Recipient and Provider of partnership, joint venture, agency or other relationship creating fiduciary, quasi-fiduciary or similar duties or obligations inter se, or that would otherwise subject Recipient and Provider to joint and several or vicarious liability in favor of any other person.

(b)          Title to the Assets shall at all times remain vested in the Target Companies and, indirectly, Recipient and at no time shall title or ownership rights thereto become vested in Provider or its assigns. Further, Provider acknowledges and agrees that Recipient reserves all rights in connection with the Target Companies and the Assets to the extent not specifically granted to Provider hereunder.

(c)          Provider shall not create or permit to be created or to remain, and shall promptly remove and discharge, at its sole cost and expense, any Lien created by Provider, its Affiliates or any other Person claiming by, through or under Provider upon the Assets.

11.           Standard of Performance. During the Term, Provider shall perform the Services in a good, workmanlike and professional manner, in material compliance with all applicable Laws and with substantially the same standard of attention, skill, quality, diligence and care as historically provided to, or provided on behalf of, the Target Companies during the twelve (12)-month period prior to the Closing Date, in each case with regard to timing, quality, nature and manner (the “Standard of Performance”).

12.           Indemnification.

(a)          SUBJECT TO SECTION 12(b), PROVIDER SHALL INDEMNIFY, DEFEND AND HOLD HARMLESS RECIPIENT AND ITS RESPECTIVE AFFILIATES (INCLUDING THE TARGET COMPANIES) AND ALL OF THEIR RESPECTIVE EQUITY HOLDERS, PARTNERS, MEMBERS (EXCLUDING, IN EACH CASE, SUCH EQUITY HOLDERS, PARTNERS OR MEMBERS THAT ARE EQUITY HOLDERS, PARTNERS OR MEMBERS OF RECIPIENT OR ANY OF ITS OR THEIR RESPECTIVE AFFILIATES SOLELY BY VIRTUE OF THEIR HOLDING PUBLICLY TRADED SHARES, UNITS OR PARTNERSHIP INTERESTS), DIRECTORS, OFFICERS, MANAGERS, EMPLOYEES, AGENTS AND REPRESENTATIVES (COLLECTIVELY, THE “RECIPIENT GROUP”) FROM AND AGAINST ANY AND ALL LOSSES, WHICH ARE SUFFERED OR INCURRED BY THE RECIPIENT GROUP, AT LAW OR IN EQUITY, AND WHETHER BASED ON CONTRACT, TORT OR PURSUANT TO ANY APPLICABLE LAWS, RULES, OR REGULATIONS, IN CONNECTION WITH OR ARISING OUT OF THIS AGREEMENT RESULTING FROM ANY MEMBER OF THE PROVIDER GROUP’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT IN CONNECTION WITH THE PROVISION OF, OR FAILURE TO PROVIDE, ANY SERVICES TO RECIPIENT, SUCH LOSSES INCLUDING BUT NOT LIMITED TO (I) ANY AND ALL CLAIMS FOR PERSONAL INJURY OR DEATH ASSERTED BY OR ON BEHALF OF ANY EMPLOYEE OF PROVIDER ARISING FROM THE PERFORMANCE OF THE SERVICES, AND (II) ANY CLAIM FOR WORKERS COMPENSATION BENEFITS OR AWARDS FILED BY OR CONCERNING ANY EMPLOYEE OF PROVIDER, EXCEPT TO THE EXTENT (A) SUCH LOSSES ARE ACTUALLY RECOVERED BY THE RECIPIENT GROUP (AFTER REASONABLE EFFORTS TO RECOVER) FROM THE INSURANCE MAINTAINED BY THE RECIPIENT GROUP IN ACCORDANCE WITH THIS AGREEMENT OR (B) SUCH LOSSES ARE CAUSED BY ANY MEMBER OF THE RECIPIENT GROUP’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT

Annex E-4

OR MATERIAL BREACH OF THIS AGREEMENT. FOR THE PURPOSES OF THIS AGREEMENT, “PROVIDER GROUP” SHALL MEAN PROVIDER AND ITS AFFILIATES, AND EACH OF THEIR RESPECTIVE EQUITY HOLDERS, PARTNERS, MEMBERS, OFFICERS, DIRECTORS, EMPLOYEES, ATTORNEYS, PROVIDERS, AGENTS OR OTHER REPRESENTATIVES.

(b)          SUBJECT TO SECTION 12(a), RECIPIENT SHALL DEFEND, INDEMNIFY AND HOLD HARMLESS ANY MEMBER OF THE PROVIDER GROUP FROM AND AGAINST ANY AND ALL LOSSES IN CONNECTION WITH ANY THIRD PARTY CLAIMS WHICH ARE THREATENED, SUFFERED OR INCURRED BY, THE PROVIDER GROUP, AT LAW OR IN EQUITY, AND WHETHER BASED ON CONTRACT, TORT OR PURSUANT TO ANY APPLICABLE LAWS, RULES, OR REGULATIONS, IN CONNECTION WITH OR ARISING OUT OF THE SERVICES PURSUANT TO THIS AGREEMENT, EXCEPT TO THE EXTENT SUCH DAMAGES ARE CAUSED BY PROVIDER’S FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OR MATERIAL BREACH OF THIS AGREEMENT IN CONNECTION WITH THE PROVISION OF, OR FAILURE TO PROVIDE, ANY SERVICES.

(c)          THE INDEMNITY PROVISIONS PROVIDED FOR IN THIS AGREEMENT SHALL BE APPLICABLE REGARDLESS OF FAULT, MEANING WITHOUT REGARD TO THE CAUSE OR CAUSES OF ANY CLAIM, INCLUDING, EVEN THOUGH A CLAIM IS CAUSED IN WHOLE OR IN PART BY: (i) THE NEGLIGENCE (WHETHER SOLE, JOINT, CONCURRENT, COMPARATIVE, CONTRIBUTORY, ACTIVE OR PASSIVE), STRICT LIABILITY OR OTHER FAULT OF PROVIDER GROUP, RECIPIENT GROUP, INVITEES AND/OR THIRD PARTIES; AND/OR (ii) A PRE-EXISTING DEFECT, WHETHER PATENT OR LATENT, OF THE PREMISES OF RECIPIENT’S PROPERTY OR THE PROPERTY OF PROVIDER GROUP, INVITEES AND/OR THIRD PARTIES, EXCEPTING, IN EACH CASE, ONLY CLAIMS TO THE EXTENT ARISING FROM OR CAUSED BY THE FRAUD, GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF ANY MEMBER OF THE PROVIDER GROUP OR THE RECIPIENT GROUP, AS APPLICABLE.

(d)          The Parties acknowledge and agree that the provisions contained in this Agreement that are set out in all capital letters satisfy the requirement of the “express negligence rule” and any other requirement at law or in equity that provisions contained in a contract be conspicuously marked or highlighted.

(e)          NOTWITHSTANDING ANYTHING TO THE CONTRARY IN THIS AGREEMENT, NEITHER PROVIDER NOR RECIPIENT SHALL BE LIABLE TO THE OTHER, AND EACH PARTY HEREBY RELEASES THE OTHER PARTY, FOR ANY INDIRECT, INCIDENTAL OR CONSEQUENTIAL LOSSES OR DAMAGES, SPECIAL OR PUNITIVE DAMAGES, OR FOR LOST PROFITS, WHICH ARISE OUT OF OR RELATE TO THIS AGREEMENT OR THE PERFORMANCE OR BREACH HEREOF WHETHER IN CONTRACT, TORT OR OTHERWISE; PROVIDED, HOWEVER, THAT THE LIMITATION ON LIABILITY SET FORTH IN THIS SECTION 12(e) SHALL NOT LIMIT EITHER PARTY’S RESPECTIVE INDEMNITY OBLIGATIONS HEREUNDER FOR ANY LIABILITIES SUFFERED OR ASSERTED BY THIRD PARTY CLAIMS WHICH ARE INDEMNIFIED PURSUANT TO THIS AGREEMENT, AS EXPRESSLY PROVIDED HEREIN.

13.           Exclusive Remedy. Except for the remedies otherwise expressly provided herein, or as otherwise agreed in writing between the Parties and except for recoveries for actual fraud, gross negligence or willful misconduct of this Agreement, the remedies set forth in Section 12 are the exclusive legal and equitable remedies for any claim or controversy arising under or in connection with this Agreement or the Services, whether sounding in contract, negligence, other tort, breach of warranty, deceptive trade practice, other statutory or common law cause of action, strict liability, product liability or other theory of liability. The indemnification obligations in Section 12 are intended to comply with applicable Law. To the extent such indemnification provisions are found to violate any applicable Law, or in the event any applicable Law is enacted or amended so as to cause these provisions to be in violation therewith, this Agreement shall automatically be amended to provide that the indemnification provided hereunder shall extend only to the maximum extent permitted by the applicable Law.

14.           Assignability. This Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors and assigns. Notwithstanding the preceding sentence, neither Party shall assign this Agreement without the other Party’s prior written consent; provided, however, that each Party may assign all or any portion of this Agreement to any Affiliate of such Party without the consent of the other Party, provided that such assignment shall not relieve the assigning Party from its obligations hereunder. Any assignment made in violation of this provision shall be null and void.

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15.           Ownership of Data. All records, reports, forms and other data and information with respect to the Target Companies or the Assets which are received, developed, produced, used or stored pursuant to this Agreement are the exclusive property of Recipient to the extent not prohibited by existing contractual obligations with Third Parties. Upon termination of this Agreement, Provider shall furnish, to the extent not prohibited by existing contractual obligations with Third Parties, all of such records, reports, forms and other data and other information received, developed, produced, used or stored pursuant to this Agreement, to Recipient, provided Provider may retain copies of the same to comply with its internal record keeping policies or as required by Law (provided further, such copies shall be deemed confidential information and subject to the requirements of Section 16). Upon request of Recipient at any time or times while this Agreement is in effect, Provider shall, to the extent not prohibited by existing contractual obligations with Third Parties, immediately deliver to Recipient any or all of the records, data and other information held or maintained by Provider pursuant to this Agreement. Provider will not furnish any information or reports used in connection with Provider rendering the Services hereunder to any Third Party except to the extent same is necessary for Provider to comply with its obligations hereunder.

16.           Confidentiality.

(a)          Provider agrees that any information not generally known to the public relating to Recipient or its Affiliates (including the Target Companies) or their respective businesses that is (i) provided by Recipient to Provider in connection with the Provider’s provision of the Services or (ii) received by Provider or its Affiliates or representatives from Recipient or any of its Affiliates relating to the Services (the “Recipient Confidential Information”) will be used by Provider and its Affiliates or representatives solely in connection with the performance of the Services and Provider’s duties hereunder. Notwithstanding the foregoing, Recipient Confidential Information shall not include any information that: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault, or negligence on the part of Provider or its Affiliates or representatives; (b) can be demonstrated by documentation or other competent proof to have been in Provider’s possession prior to disclosure by or on behalf of Recipient without any obligation of confidentiality with respect to said information; provided, however, that the foregoing exception shall not apply with respect to Recipient Confidential Information in Provider’s possession prior to the Execution Date; (c) is subsequently received by the Provider from a third party who is not bound by any obligation of confidentiality with respect to said information; or (d) can be demonstrated by documentation or other competent evidence to have been independently developed by or for Provider without reference to Recipient’s Confidential Information. For a period of two (2) years from and after the termination of this Agreement, Provider agrees not to disclose or communicate such Recipient Confidential Information to any Person other than Recipient and its Affiliates or otherwise use such Recipient Confidential Information without the prior written consent of Recipient; provided, however, that the Provider may disclose such Recipient Confidential Information as required by Law (provided that Provider shall (1) if permitted by Law, give Recipient prompt notice of such requirement and the Recipient Confidential Information proposed to be disclosed pursuant thereto and (2) use its commercially reasonable efforts to cooperate with Recipient, at Recipient’s sole expense and as permitted by Law, to seek confidential treatment of such information as reasonably requested by Recipient).

(b)          Recipient agrees that any information not generally known to the public relating to Provider or its Affiliates or their respective businesses that is (i) obtained by the Recipient or its Affiliates or representatives in connection with the Provider’s provision of the Services or (ii) received by the Recipient or its Affiliates and representatives from the Provider or any of its Affiliates relating to the Services and not otherwise transferred to Recipient in connection with the transactions contemplated by the Contribution Agreement shall be confidential information (the “Provider Confidential Information”). Notwithstanding the foregoing, Provider Confidential Information shall not include any information that: (a) is or hereafter becomes part of the public domain by public use, publication, general knowledge or the like through no wrongful act, fault, or negligence on the part of Recipient or its Affiliates or representatives; (b) can be demonstrated by documentation or other competent proof to have been in Recipient’s possession prior to disclosure by or on behalf of Provider without any obligation of confidentiality with respect to said information; provided, however, that the foregoing exception shall not apply with respect to Provider Confidential Information in Recipient’s possession prior to the Execution Date; (c) is subsequently received by the Recipient from a third party who is not bound by any obligation of confidentiality with respect to said information; or (d) can be demonstrated by documentation or other competent evidence to have been independently developed by or for Recipient without reference to Provider’s Confidential Information. For a period of two (2) years from and after the termination of this Agreement, Recipient agrees not to, and to cause its Affiliates and representatives not to, disclose or communicate such Provider Confidential Information to any Person other than the Provider and its Affiliates or otherwise use such Provider Confidential Information without the prior written consent of the Provider;

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provided, however, that Recipient may disclose such Provider Confidential Information as required by Law (provided that Recipient shall (1) if permitted by Law, give Provider prompt notice of such requirement of Law and Provider Confidential Information proposed to be disclosed pursuant thereto and (2) use its commercially reasonable efforts to cooperate with the Provider, at the Provider’s sole expense and as permitted by Law, to seek confidential treatment of such information as reasonably requested by Provider).

17.           System Security.

(a)          If any Party is given access to the other Party’s computer systems or software (collectively, the “Systems”) in connection with the Services, the Party given access (the “Availed Party”) shall comply with all of the other Party’s system security policies, procedures and requirements that have been provided to the Availed Party in advance and in writing (collectively, the “Security Regulations”), and shall not tamper with, compromise or circumvent any security or audit measures employed by such other Party. The Availed Party shall access and use only those Systems of the other Party for which it has been granted the right to access and use.

(b)          Each Party shall use commercially reasonable efforts to (i) ensure that only those of its personnel who are specifically authorized to have access to the Systems of the other Party gain such access and (ii) prevent unauthorized access, use, destruction, alteration or loss of information contained therein, including notifying its personnel of the restrictions set forth in this Agreement and of the Security Regulations.

(c)          If, at any time, the Availed Party determines that (i) any of its personnel has sought to circumvent, or has circumvented, the Security Regulations, (ii) any unauthorized Availed Party personnel has accessed the Systems, or (iii) any of its personnel has engaged in activities that may lead to the unauthorized access, use, destruction, alteration or loss of data, information or software of the other Party, then, in each case, the Availed Party shall promptly terminate any such person’s access to the Systems and promptly notify the other Party. In addition, such other Party shall have the right to deny personnel of the Availed Party access to its Systems upon notice to the Availed Party in the event that the other Party reasonably believes that such personnel have engaged in any of the activities set forth above in this Section 17(c) or otherwise pose a security concern. The Availed Party shall use commercially reasonable efforts to cooperate with the other Party in investigating any apparent unauthorized access to such other Party’s Systems.

18.           Notices.

(a)          Any notice, request, instruction, waiver or other communication to be given hereunder by any Party shall be in writing and shall be considered duly delivered if personally delivered, mailed by certified mail with the postage prepaid (return receipt requested), sent by messenger or overnight delivery service, or sent by e-mail (without notice of failed delivery) to the addresses of the Parties as follows:

If to Recipient, to:
c/o Summit Midstream Corporation 910 Louisiana Street, Suite 4200
Houston, TX 77002 Attention: Legal Department
Email: Legal@summitmidstream.com
With copies (which shall not constitute notice) to:
Locke Lord LLP
600 Travis Street, Suite 2800
Houston, Texas 77002
Attention: H. William Swanstrom and Jennie Simmons
Email: BSwanstrom@lockelord.com and Jennie.Simmons@lockelord.com

Annex E-7

If to Provider to:
Tall Oak Midstream Management, LLC 2575 Kelley Pointe Parkway, Suite 340
Edmond, Oklahoma 73013 Attention: Max J. Myers
Email: mmyers@talloakmidstream.com
and
Tailwater Capital LLC
2021 McKinney Avenue, Suite 1250
Dallas, Texas 75201
Attention: Jason Downie; Stephen Lipscomb
Email: jdownie@tailwatercapital.com; slipscomb@tailwatercapital.com
With copies (which shall not constitute notice) to:
Kirkland & Ellis LLP
4550 Travis Street
Dallas, Texas 75205
Attention: Kevin T. Crews, P.C.; Adam Garmezy
E-mail: kevin.crews@kirkland.com; adam.garmezy@kirkland.com

or at such other address as a Party may designate by written notice to the other Party in the manner provided in this Section 18. Notice by mail shall be deemed to have been given and received on the third day after posting. Notice by messenger, overnight delivery service or personal delivery shall be deemed given on the date of actual delivery. Notice by email transmission shall be deemed given on the date of actual delivery when transmitted between 12:01 a.m. and 6:00 p.m. Houston, Texas time on a Business Day, or at 8:00 a.m. on the following Business Day if transmitted after 6:00 p.m.

19.           Amendment; Waivers. This Agreement may be amended, superseded or otherwise modified only by a written instrument duly executed by each Party, specifically stating that it amends, supersedes or otherwise modifies this Agreement. Any of the terms of this Agreement and any condition to a Party’s obligations hereunder may be waived only in writing by the Party entitled to the benefit of such term or condition specifically stating that it waives such term or condition hereof. No waiver by a Party of any one or more conditions or defaults by the other in performance of any of the provisions of this Agreement shall operate or be construed as a waiver of any future conditions or defaults, whether of a like or different character, nor shall a waiver constitute a continuing waiver unless otherwise expressly provided in writing. Unless otherwise specified in this Agreement, no failure on the part of any Party to exercise, and no delay in exercising, any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of such right, power or remedy by such Party preclude any other or further exercise thereof or the exercise of any other right, power or remedy.

20.           Governing Law; Jurisdiction.

(a)          Governing Law. THIS AGREEMENT AND THE PERFORMANCE OF THE TRANSACTIONS AND OBLIGATIONS OF THE PARTIES UNDER THIS AGREEMENT WILL BE INTERPRETED AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE. ANY AND ALL CLAIMS, CONTROVERSIES AND CAUSES OF ACTION ARISING OUT OF OR RELATING TO THIS AGREEMENT, WHETHER ARISING IN CONTRACT, TORT, EQUITY OR STATUTE AND ANY AND ALL PROCEEDINGS RELATED THERETO, SHALL BE GOVERNED BY THE LAWS OF THE STATE OF DELAWARE, INCLUDING ITS STATUTES OF LIMITATIONS, WITHOUT GIVING EFFECT TO ANY CONFLICT-OF-LAWS OR OTHER RULES THAT WOULD RESULT IN THE APPLICATION OF THE LAWS OR STATUTES OF LIMITATIONS OF A DIFFERENT JURISDICTION.

(b)          Consent to Jurisdiction. The Parties irrevocably submit to the exclusive jurisdiction of the Delaware Chancery Courts located in Wilmington, Delaware, or, if such court shall not have jurisdiction, any federal court of the United States or other Delaware state court located in Wilmington, Delaware, and appropriate appellate courts therefrom, over any dispute and/or Proceeding arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement, and each Party irrevocably agrees that all claims in respect of such dispute may be heard and determined in such courts. The Parties irrevocably waive, to the fullest extent permitted by

Annex E-8

applicable Law, any objection which they may now or hereafter have to the laying of venue of any dispute arising out of or relating to this Agreement or any of the transactions contemplated by this Agreement brought in such courts or any defense of inconvenient forum for the maintenance of such dispute. Each of the Parties agrees that a judgment in any such dispute may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by Law. Each of the Parties consents to process being served by any Party to this Agreement in any Proceeding of the nature specified in this Section 20(b) in the manner specified by the provisions of Section 18.

(c)          Waiver of Jury Trial. EACH OF THE PARTIES ACKNOWLEDGES AND AGREES THAT ANY CONTROVERSY THAT MAY ARISE UNDER THIS AGREEMENT IS LIKELY TO INVOLVE COMPLICATED AND DIFFICULT ISSUES, AND, THEREFORE, EACH OF THE PARTIES KNOWINGLY AND INTENTIONALLY, IRREVOCABLY AND UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY PROCEEDING UNDER, ARISING OUT OF, OR IN CONNECTION WITH THIS AGREEMENT AND FOR ANY COUNTERCLAIM THEREIN.

(d)          Settlement Proceedings. All aspects of any voluntary resolution or settlement of any Proceeding relating to this Agreement in any way, including the negotiations, communications, offers, statements and/or other documents provided to a mediator or otherwise used during mediation, and any executed settlement agreements, if any, pursuant to this Section 20 shall be held confidential, except to the extent required by applicable Law and except that the Parties may disclose such terms to their respective Representatives as necessary in connection with the ordinary conduct of their respective businesses (so long as such Persons agree to keep the terms of any settlement confidential), by each Party and shall be treated as compromise and settlement negotiations for the purposes of the federal and state rules of evidence.

21.           Survival. Section 5 (Service Fees; Third Party Costs/Expenses), Section 6 (Invoice), Section 7 (Payment), Section 8 (Taxes), Section 9 (Independent Contractor), Section 10 (No Agency, Ownership or Liens), Section 12 (Indemnification), Section 15 (Ownership of Data), Section 16 (Confidentiality), Section 18 (Notices), Section 20 (Governing Law; Jurisdiction), this Section 21 (Survival), Section 23 (Counterparts), Section 24 (Entire Agreement), Section 25 (Contribution Agreement), Section 27 (Conspicuousness), Section 28 (Invalid Provisions), Section 29 (Default) and Section 30 (No Third Party Beneficiaries) and the definitions of all capitalized terms shall survive any expiration or termination of this Agreement.

22.           Force Majeure. In the event a Party is rendered unable, wholly or in part, by Force Majeure to carry out its obligations under this Agreement, other than the obligation to make payments then or thereafter due hereunder, then such Party shall promptly give notice and reasonably full particulars of such Force Majeure, including the date and extent of such suspension, the cause thereof, the anticipated duration of such event (to the extent then known) and any action being taken to avoid or minimize the effect of such event of the affected Party’s performance obligations, in writing to the other Party promptly after the occurrence of the cause relied on. The obligations of the Party giving such notice, so far as and to the extent that they are affected by such Force Majeure, shall be suspended during the continuance of any inability so caused, but for no longer period, and such cause shall so far as reasonably possible be remedied with all reasonable dispatch by the Party claiming Force Majeure. During any period of Service interruption, delay or failure resulting from such a Force Majeure event, for so long as the Services are suspended as a result of such Force Majeure event, Recipient shall be required to pay for such Services solely to the extent Provider is incurring expenses in connection with the provision of such Services during such suspension. The term “Force Majeure” as used in this Agreement means acts of God, strikes, lockouts or other industrial disturbances, acts of the public enemy, acts of terror, sabotage, wars, blockades, military action, insurrections, riots, epidemics or pandemics, landslides, subsidence, lightning, earthquakes, fires, storms or storm warnings, crevasses, floods, washouts, civil disturbances, explosions, or any action or restraint by any Governmental Authority.

23.           Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original and all of which shall together constitute one and the same instrument. This Agreement may be executed and delivered by email or other electronic transmission (including in portable document format (.pdf)), and delivery of the executed signature page by such method will be deemed to have the same effect as if an original signature had been delivered to the other Parties.

24.           Entire Agreement. This Agreement (together with any Exhibits hereto) and the Contribution Agreement (together with any Exhibits and Schedules thereto) contain the entire understanding of the Parties with respect to the transactions contemplated hereby and supersede all prior agreements, arrangements and understandings relating to the subject matter hereof.

Annex E-9

25.           Contribution Agreement. This Agreement is made and accepted subject to all of the terms, provisions and conditions of the Contribution Agreement. In the event of a conflict between the terms, provisions and conditions of this Agreement and the terms, provisions and conditions of the Contribution Agreement (including as to any matter that is addressed in the Contribution Agreement and not in this Agreement), the terms, provisions and conditions of the Contribution Agreement shall take precedence.

26.           Miscellaneous. It is the express intention of the Parties that this Agreement shall not, and shall not be interpreted to, expand or reduce the rights or obligations of any party to the Contribution Agreement, except as and solely to the extent expressly provided herein. Section 9.10 of the Purchase Agreement are hereby incorporated into and made a part of this Agreement, mutatis mutandis.

27.           Conspicuousness. THE PARTIES AGREE THAT PROVISIONS IN THIS AGREEMENT IN “BOLD” OR “ALL CAPS” TYPE SATISFY ANY REQUIREMENTS OF THE “EXPRESS NEGLIGENCE RULE” AND ANY OTHER REQUIREMENTS AT LAW OR IN EQUITY THAT PROVISIONS BE CONSPICUOUSLY MARKED OR HIGHLIGHTED.

28.           Invalid Provisions. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal or incapable of being enforced by any rule of law or public policy, all other terms, provisions and conditions of this Agreement shall nevertheless remain in full force and effect. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible to the fullest extent permitted by applicable Law in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

29.           Default. If either Party (the “Defaulting Party”) shall become Bankrupt or fail to perform or default in the performance of any of its obligations under this Agreement in any material respects (including if Recipient fails to pay any invoiced Service Fees or Reimbursable Expenses provided pursuant to this Agreement in accordance with the provisions of Section 6, Section 7 and Section 8, as applicable, on the date such amounts becomes due), the other Party (the “Non-Defaulting Party”) may give written notice to the Defaulting Party specifying the nature of such failure or default and stating that the Non-Defaulting Party intends to terminate this Agreement if such failure or default is not cured within ten (10) Business Days of receipt by the Defaulting Party of such written notice. If, within ten (10) Business Days after receipt of such written notice, the Defaulting Party has not cured such default, or if such default is of a nature that cannot be cured within such period of time, has not commenced with diligence to cure such default within a reasonable period of time, the Non-Defaulting Party shall have the right to suspend the performance of its obligations under this Agreement until such time as the default is cured; provided that if this Agreement is suspended for more than ten (10) days as a result of such default, the Non-Defaulting Party shall have the right to immediately terminate this Agreement without any further obligation and shall have the right to collect any amount due it hereunder or any damage or loss suffered by it and such action shall not waive any other remedy in law or equity to which the Non-Defaulting Party may be entitled for breach of this Agreement. Notwithstanding the foregoing, neither this Agreement nor any Service (in whole or in part) shall be terminated due to a default in accordance with this Section 29 by the Defaulting Party if such default is primarily and directly attributable to a breach of this Agreement by the Non-Defaulting Party. Upon termination of this Agreement, Recipient shall be responsible for, and shall pay to Provider, all fees and other amounts due hereunder as of the date of termination, including any costs incurred by Provider as a result of the termination of a Service, function, process or task. Notwithstanding anything in this Agreement to the contrary, including in this Section 29 or in Section 6, if Recipient terminates this Agreement pursuant to this Section 29 prior to the conclusion of the full Term, the Service Fees for the month during which this Agreement is terminated shall be pro-rated based on the remaining Term that is not utilized. Upon the termination of any Service (in whole or in part by any service category or specific services within a service category) pursuant to this Section 29 or Section 5, Provider shall reasonably cooperate with Recipient in Recipient’s transition of such Service to Recipient, including by delivering all records and data relating to the provision of the Service to Recipient, at Recipient’s sole cost and expense. For purposes of this Section 29, “Bankrupt” shall mean any Party or its ultimate parent entity (i) files a petition in bankruptcy, (ii) becomes or is declared insolvent, or becomes the subject of any proceedings (not dismissed within sixty (60) days) related to its liquidation, insolvency, or the appointment of a receiver, (iii) makes an assignment on behalf of its creditors, or (iv) takes any corporate action for its winding up or dissolution.

Annex E-10

30.           No Third Party Beneficiaries. Nothing in this Agreement shall be deemed to create a joint venture, partnership, Tax partnership or agency relationship between or among the Parties. This Agreement shall not confer upon any Person other than the Parties any rights (including third-party beneficiary rights or otherwise) or remedies under this Agreement.

31.           Insurance. Throughout the Term, Provider shall maintain insurance coverage in an amount and type sufficient for Provider’s provision of the Services and for Provider to otherwise meet its obligations hereunder, including workers compensation insurance covering all employees of Provider providing the Services as required by applicable Law. The obligations of Provider, with respect to the maintenance of insurance under this Agreement are in support of, but separate and apart from, Provider’s indemnification obligations under this Agreement, and such indemnification obligations shall not be limited in amount or scope to coverages provided by the insurance required by this Section 31.

[Signature Pages Follow]

Annex E-11

The Parties have caused their duly authorized representatives to execute this Agreement as of the day and year first set forth above.

RECIPIENT:
SUMMIT MIDSTREAM HOLDINGS, LLC
By:
Name:
Title:

Signature Page to Transition Services Agreement

Annex E-12

PROVIDER:
TALL OAK MIDSTREAM MANAGEMENT, LLC
By:
Name:
Title:

Signature Page to Transition Services Agreement

Annex E-13

Annex F

Guggenheim Securities, LLC 330 Madison Avenue New York, New York 10017 GuggenheimPartners.com

October 1, 2024

The Board of Directors

Summit Midstream Corporation
901 Louisiana Street, Suite 4200
Houston, TX 77002

Members of the Board:

We understand that (i) Summit Midstream Corporation (“SMC”) directly owns 100% of the Common Units of Summit Midstream Partners, LP (“SMLP”) and (ii) Tall Oak Midstream Holdings, LLC (“Tall Oak Parent”), an affiliate of Tailwater Capital LLC (“Tailwater”), directly owns 100% of the equity interests of Tall Oak Midstream Operating, LLC (collectively with its direct and indirect subsidiaries, “Tall Oak,” and such equity interests, the “Tall Oak Interests”). We further understand that SMC, SMLP and Tall Oak Parent intend to enter into a Business Contribution Agreement, to be dated as of October 1, 2024 (the “Agreement”), pursuant to which Tall Oak Parent will contribute the Tall Oak Interests to SMLP (the “Transaction”) in exchange for Tall Oak Parent receiving 7,471,008 Common Units of SMLP, representing a 39.45% equity interest in SMLP (the “Consideration to be Paid”), and up to $180 million cash (including up to $25 million of contingent payments, collectively the “Earnout Payment”), along with a corresponding amount of 7,471,008 newly issued shares of Class B Common Stock of SMC, representing a 39.45% non-economic voting interest in SMC, each contingent upon the terms and conditions of the Transaction as set forth in more detail in the Transaction Agreements (as defined below), with SMC retaining a 60.55% interest in SMLP. We also understand that the Consideration to be Paid will be subject to adjustment as provided in the Agreement based on the Target Company Transaction Expense Amount (the “Adjustment”). The terms and conditions of the Transaction are more fully set forth in the Transaction Agreements, and capitalized terms used but not otherwise defined herein shall have the meanings given them in the Transaction Agreements.

You have asked us to render our opinion as to whether the Consideration to be Paid by SMC to Tall Oak Parent in exchange for the Tall Oak Interests is fair, from a financial point of view, to SMC.

In connection with rendering our opinion, we have:

•        Reviewed a draft of the Agreement dated as of October 1, 2024;

•        Reviewed a draft of the A&R Partnership Agreement dated as of October 1, 2024;

•        Reviewed drafts of the Assignment Agreement dated as of October 1, 2024, the Investor and Registration Rights Agreement dated as of October 1, 2024, the Restrictive Covenant Agreements dated as of October 1, 2024 and the Transition Services Agreement dated as of October 1, 2024 (collectively with the Agreement and the A&R Partnership Agreement, the “Transaction Agreements”);

•        Reviewed certain publicly available business and financial information regarding each of SMC and SMLP;

•        Reviewed certain non-public business and financial information regarding Tall Oak and its business and future prospects (including certain financial projections for Tall Oak on a stand-alone basis for the years ending December 31, 2025 through December 31, 2028 (the “Tall Oak-Provided Financial Projections”) and certain other estimates and other forward-looking information), all as prepared by and discussed with Tall Oak’s senior management (collectively, the “Tall Oak Information”);

Annex F-1

The Board of Directors

Summit Midstream Corporation

October 1, 2024

•       Reviewed (i) certain non-public business and financial information regarding SMC (including SMLP) and its business and future prospects (including a balance sheet as of December 31, 2024 and certain financial projections for SMC for the years ending December 31, 2025 through December 31, 2028 reflecting three illustrative scenarios identified to us by SMC as the “Base Case,” the “Upside Case” and the “Downside Case” (collectively, the “SMC Financial Projections”) and certain other estimates and other forward-looking information) and (ii) certain non-public business and financial information regarding Tall Oak and its business and future prospects (including a balance sheet as of December 31, 2024 and certain financial projections for Tall Oak on a stand-alone basis for the years ending December 31, 2025 through December 31, 2028 reflecting three illustrative scenarios identified to us by SMC as the “Upside Case” (which is identical to the Tall Oak-Provided Financial Projections, which SMC management has reviewed, including the assumptions used, and found to be reasonable as the Tall Oak Upside Case), the “Base Case” and the “Downside Case” (collectively, the “Tall Oak Financial Projections” and, together with the SMC Financial Projections, the “Financial Projections”) and certain other estimates and other forward-looking information, including assumptions regarding the potential Earnout Payment and timing thereof), all of the foregoing information in clauses (i) and (ii) as prepared by, discussed with and approved for our use by SMC’s senior management (all of the foregoing information in clauses (i) and (ii) collectively with the Synergy Estimates (as defined below), the “SMC-Provided Information”);

•        Reviewed certain estimated operating and financial synergies expected to result from the Transaction and estimated costs to achieve the same (collectively, the “Synergy Estimates” or the “Synergies”), all as prepared by, discussed with and approved for our use by SMC’s senior management;

•        Discussed with SMC’s senior management their strategic and financial rationale for the Transaction as well as their views of SMC’s, SMLP’s and Tall Oak’s respective businesses, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the midstream oil and gas sector;

•        Discussed with Tall Oak’s senior management their views of Tall Oak’s business, operations, historical and projected financial results and future prospects and the commercial, competitive and regulatory dynamics in the midstream oil and gas sector;

•        Performed discounted cash flow analyses based on the Financial Projections;

•        Reviewed the valuation and financial metrics of certain precedent mergers and acquisitions that we deemed relevant in evaluating the Transaction;

•        Reviewed the historical prices, trading multiples and trading activity of the Common Stock of SMC and the Common Units of SMLP;

•        Compared the financial performance of SMC and SMLP and the trading multiples and trading activity of the Common Stock of SMC and the Common Units of SMLP with corresponding data for certain publicly traded companies that we deemed relevant in evaluating SMC and SMLP, compared the financial performance of Tall Oak with that of certain publicly traded companies that we deemed relevant in evaluating Tall Oak and reviewed the trading multiples of such publicly traded companies;

•        Reviewed the pro forma financial results, financial condition and capitalization of SMC and SMLP giving effect to the Transaction, all as prepared by, discussed with and approved for our use by SMC’s senior management; and

•       Conducted such other studies, analyses, inquiries and investigations as we deemed appropriate.

Annex F-2

The Board of Directors

Summit Midstream Corporation

October 1, 2024

With respect to the information used in arriving at our opinion:

•        We have relied upon and assumed the accuracy, completeness and reasonableness of all industry, business, financial, legal, regulatory, tax, accounting, actuarial and other information provided by or discussed with SMC or Tall Oak (including, without limitation, the SMC-Provided Information and the Tall Oak-Provided Information) or obtained from public sources, data suppliers and other third parties.

•        We (i) do not assume any responsibility, obligation or liability for the accuracy, completeness, reasonableness, achievability or independent verification of, and we have not independently verified, any such information (including, without limitation, the SMC-Provided Information or the Tall Oak-Provided Information), (ii) express no view or opinion regarding (a) the reasonableness or achievability of the Financial Projections, the Synergy Estimates, any other estimates or any other forward-looking information provided by SMC or Tall Oak or the assumptions upon which any of the foregoing are based or (b) the likelihood or probability of the achievement or satisfaction of the well connections necessary for the Earnout Payment to be paid in accordance with the earnout provisions of the Agreement and (iii) have relied upon the assurances of SMC’s senior management that they are (in the case of the SMC-Provided Information) and have assumed that Tall Oak’s senior management are (in the case of the Tall Oak-Provided Information) unaware of any facts or circumstances that would make the SMC-Provided Information or the Tall Oak-Provided Information incomplete, inaccurate or misleading.

•        We (i) have been advised by SMC’s senior management, and have assumed, that (a) the Financial Projections and the Synergy Estimates have been (y) reasonably prepared on bases reflecting the best currently available estimates and judgments of SMC’s senior management as to the expected future performance of SMC, SMLP and Tall Oak and the expected amounts and realization of the Synergies and (z) reviewed by SMC’s Board of Directors with the understanding that such information will be used and relied upon by us in connection with rendering our opinion and (b) the probability and the timing of achieving the Earnout Payment reflect the best currently available estimates and judgments of SMC’s senior management, (ii) have assumed that the Tall Oak-Provided Financial Projections have been reasonably prepared on bases reflecting the best currently available estimates and judgments of Tall Oak’s senior management as to the expected future performance of Tall Oak on a stand-alone basis and (iii) have assumed that any financial projections/forecasts, any other estimates and/or any other forward-looking information obtained from public sources, data suppliers and other third parties are reasonable and reliable.

•        We have been advised by SMC’s Board of Directors and SMC’s senior management to rely on and utilize for purposes of our analyses and opinion (i) the Base Case, Downside Case and Upside Case for SMC as reflected in the SMC Financial Projections and (ii) the Base Case, Downside Case and Upside Case for Tall Oak as reflected in the Tall Oak Financial Projections. In considering the value of the SMC equity included in the Consideration to be Paid, we have been advised by SMC’s Board of Directors and SMC’s senior management to rely on and utilize only the Upside Case of SMC when evaluating the Upside Case of Tall Oak, only the Base Case of SMC when evaluating the Base Case of Tall Oak and only the Downside Case of SMC when evaluating the Downside Case of Tall Oak.

In arriving at our opinion, we have not performed or obtained any independent appraisal of the assets or liabilities (including any contingent, derivative or off-balance sheet assets and liabilities) of SMC, SMLP, Tall Oak or any other entity or the solvency or fair value of SMC, SMLP, Tall Oak or any other entity, nor have we been furnished with any such appraisals. We are not legal, regulatory, tax, consulting, accounting, appraisal or actuarial experts and nothing in our opinion should be construed as constituting advice with respect to such matters; accordingly, we have relied on the assessments of SMC’s senior management, Tall Oak’s senior management and SMC’s other professional advisors with respect to such matters. We have

Annex F-3

The Board of Directors

Summit Midstream Corporation

October 1, 2024

assumed that the Transaction will be characterized for US federal income tax purposes as a contribution and exchange governed by Section 721 of the Internal Revenue Code of 1986, as amended, and the regulations promulgated by the United States Department of the Treasury thereunder. We are not expressing any view or rendering any opinion regarding the tax consequences of the Transaction to SMC or Tall Oak Parent, their respective securityholders or any other person or entity.

In rendering our opinion, we have assumed that, in all respects meaningful to our analyses, (i) the final executed forms of the Transaction Agreements will not differ from the drafts that we have reviewed, (ii) SMC, SMLP and Tall Oak Parent will comply with all terms and provisions of the Transaction Agreements and (iii) the representations and warranties of SMC, SMLP, Tall Oak Parent and Tall Oak contained in the Agreement are true and correct and all conditions to the obligations of each party to the Agreement to consummate the Transaction will be satisfied without any waiver, amendment or modification thereof. We also have assumed that (i) the Transaction will be consummated in a timely manner in accordance with the terms of the Agreement and in compliance with all applicable legal and other requirements, without any delays, limitations, restrictions, conditions, waivers, amendments or modifications (regulatory, tax-related or otherwise) that would have an effect on SMC, SMLP, Tall Oak or the Transaction (including its contemplated benefits) in any way meaningful to our analyses or opinion, (ii) the Adjustment will not result in any adjustment to the Consideration to be Paid that would be meaningful to our analyses and opinion and (iii) the conditions for the payment of the Earnout Payment will occur as and to the extent contemplated in the Financial Projections and the full amount of the Earnout Payment will be paid to Tall Oak Parent as provided in the Agreement.

In rendering our opinion, we do not express any view or opinion as to (i) the prices at which the Common Stock of SMC, the Common Units of SMLP or the other securities or financial instruments of or relating to SMC, SMLP or Tall Oak may trade otherwise be transferable at any time, (ii) the potential effects of volatility in the credit, financial or equity markets on SMC, SMLP or Tall Oak, their respective securities or other financial instruments, the Transaction or the financing thereof or (iii) the impact of the Transaction on the solvency or viability of SMC, SMLP or Tall Oak or the ability of SMC, SMLP or Tall Oak Parent to pay their respective obligations when they come due. In considering the value of the SMC equity included in the Consideration to be Paid, we focused on the relative value of SMC and Tall Oak.

We have acted as a financial advisor to SMC in connection with the Transaction and will receive a customary fee for such services, a substantial portion of which is payable upon successful consummation of the Transaction and a portion of which is payable upon the rendering of our opinion. In addition, SMC has agreed to reimburse us for certain expenses and to indemnify us against certain liabilities arising out of our engagement.

As previously disclosed, we are currently and during the past two years have previously been engaged by SMC and SMLP to provide certain financial advisory or investment banking services in connection with matters unrelated to the Transaction, for which we have received (or expect to receive) customary fees. Specifically, during the past two years, we have performed the following financial advisory or investment banking services for SMLP: we served as SMLP’s financial advisor in connection with (i) its December 2022 acquisition of Sterling Energy Investments LLC and (ii) its August 2024 sale of its Utica assets. During the past two years, we have not been engaged by Tall Oak Parent or Tailwater to provide financial advisory or other investment banking services for which we received fees. We may seek to provide SMC, SMLP, Tall Oak Parent, Tailwater and their respective affiliates, investment funds and portfolio companies with financial advisory and investment banking services unrelated to the Transaction in the future, for which services we would expect to receive compensation.

Annex F-4

The Board of Directors

Summit Midstream Corporation

October 1, 2024

We and our affiliates and related entities engage in a wide range of financial services activities for our and their own accounts and the accounts of customers, including but not limited to: asset, investment and wealth management; insurance services; investment banking, corporate finance, mergers and acquisitions and restructuring; merchant banking; fixed income and equity sales, trading and research; and derivatives, foreign exchange and futures. In the ordinary course of these activities, we and our affiliates and related entities may (i) provide such financial services to SMC, SMLP, Tall Oak Parent, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies, for which services we and our affiliates and related entities would expect to receive compensation and (ii) directly and indirectly hold long and short positions, trade and otherwise conduct such activities in or with respect to loans, debt and equity securities and derivative products of or relating to SMC, SMLP, Tall Oak Parent, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies. Furthermore, our affiliates’ and related entities’ respective directors, officers, employees, consultants and agents may make investments in SMC, SMLP, Tall Oak Parent, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies.

Consistent with applicable legal and regulatory guidelines, we have adopted certain policies and procedures to establish and maintain the independence of our research departments and personnel. As a result, our research analysts may hold views, make statements or investment recommendations and publish research reports with respect to SMC, SMLP, Tall Oak Parent, Tailwater, other participants in the Transaction and their respective affiliates, investment funds and portfolio companies and the Transaction that differ from the views of our investment banking personnel.

Our opinion has been provided to SMC’s Board of Directors (in its capacity as such) for its information and assistance in connection with its evaluation of the Consideration to be Paid. Our opinion may not be disclosed publicly, made available to third parties or reproduced, disseminated, quoted from or referred to at any time, in whole or in part, without our prior written consent; provided, however, that this letter may be included in its entirety in any proxy statement/prospectus to be distributed to the holders of Common Stock of SMC in connection with the Transaction.

Our opinion and any materials provided in connection therewith do not constitute a recommendation to SMC’s Board of Directors with respect to the Transaction, nor does our opinion or any summary of our underlying analyses constitute advice or a recommendation to any holder of Common Stock of SMC as to how to vote or act in connection with the Transaction or otherwise. Our opinion does not address SMC’s underlying business or financial decision to pursue or effect the Transaction, the relative merits of the Transaction as compared to any alternative business or financial strategies that might exist for SMC or SMLP, the financing or funding of the Transaction by SMC or the effects of any other transaction in which SMC or SMLP might engage. Our opinion addresses only the fairness, from a financial point of view and as of the date hereof, of the Consideration to be Paid by SMC to Tall Oak Parent in exchange for the Tall Oak Interests to the extent expressly specified herein. We do not express any view or opinion as to (i) any other term, aspect or implication of (a) the Transaction (including, without limitation, the form or structure of the Transaction) or the Transaction Agreements or (b) any other agreement, transaction document or instrument contemplated by the Transaction Agreements or to be entered into or amended in connection with the Transaction or any distribution of the Consideration to be Paid or the cash payment after the closing of the Transaction or (ii) the fairness, financial or otherwise, of the Transaction to, or of any consideration to be paid to or received by, the holders of any class of securities, creditors or other constituencies of SMC, SMLP, Tall Oak, Tall Oak Parent or Tailwater. Furthermore, we do not express any view or opinion as to the fairness, financial or otherwise, of the amount or nature of any compensation payable to or to be received by any of SMC’s, SMLP’s, Tall Oak’s, Tall Oak Parent’s or Tailwater’s directors, officers or employees, or any class of such persons, in connection with the Transaction relative to the Consideration to be Paid or otherwise.

Annex F-5

The Board of Directors

Summit Midstream Corporation

October 1, 2024

Our opinion has been authorized for issuance by our Fairness Opinion and Valuation Committee. Our opinion is subject to the assumptions, limitations, qualifications and other conditions contained herein and is necessarily based on economic, business, capital markets, commodities markets and other conditions, and the information made available to us, as of the date hereof. We assume no responsibility for updating or revising our opinion based on facts, circumstances or events occurring after the date hereof.

Based on and subject to the foregoing, it is our opinion that, as of the date hereof, the Consideration to be Paid by SMC to Tall Oak Parent in exchange for the Tall Oak Interests is fair, from a financial point of view, to SMC.

Very truly yours,

GUGGENHEIM SECURITIES, LLC

Annex F-6

Annex G

SPECIAL MEETING OF STOCKHOLDERS OF SUMMIT MIDSTREAM CORPORATION November 29, 2024 GO GREEN e-Consent makes it easy to go paperless. With e-Consent, you can quickly access your proxy material, statements and other eligible documents online, while reducing costs, clutter and paper waste. Enroll today via https://equiniti.com/us/ast-access to enjoy online access. NOTICE OF INTERNET AVAILABILITY OF PROXY MATERIALS: Our proxy statement is available at http://www.astproxyportal.com/ast/29242 Please sign, date and mail your proxy card in the envelope provided as soon as possible. Please detach along perforated line and mail in the envelope provided 00030003000000000100 6 112924 THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSALS 1 AND 2. PLEASE SIGN, DATE AND RETURN PROMPTLY IN THE ENCLOSED ENVELOPE. PLEASE MARK YOUR VOTE IN BLUE OR BLACK INK AS SHOWN HERE x 1. Issuance Proposal - To consider and vote upon a proposal to approve, for purposes of complying with NYSE rules, the issuance of up to 7,471,008 shares of the Company’s Class B common stock, together with up to 7,471,008 common units of Summit Midstream Partners, LP, pursuant to the Business Contribution Agreement dated as of October 1, 2024, by and among the Company, Summit Midstream Partners, LP and Tall Oak Midstream Holdings, LLC. 2. Adjournment Proposal - To consider and vote upon a proposal to approve the adjournment of the Special Meeting to a later date or dates, if necessary or appropriate, to permit further solicitation and vote of proxies if there are insufficient votes for, or otherwise in connection with, the approval of the Issuance Proposal. In their discretion, the proxies are authorized to vote upon such other business as may properly come before the Special Meeting and any postponements or adjournments thereof. This proxy when properly executed will be voted as directed herein by the undersigned. If no direction is made, this proxy will be voted FOR Proposals 1 and 2. FOR AGAINST ABSTAIN FOR AGAINST ABSTAIN To change the address on your account, please check the box at right and indicate your new address in the address space above. Please note that changes to the registered name(s) on the account may not be submitted via this method. Signature of Stockholder Date: Signature of Stockholder Date: Note: Please sign exactly as your name or names appear on this Proxy. When shares are held jointly, each holder should sign. When signing as executor, administrator, attorney, trustee or guardian, please give full title as such. If the signer is a corporation, please sign full corporate name by duly authorized officer, giving full title as such. If signer is a partnership, please sign in partnership name by authorized person.

Annex G-1

SUMMIT MIDSTREAM CORPORATION Proxy for Special Meeting of Stockholders on November 29, 2024 Solicited on Behalf of the Board of Directors The undersigned hereby appoints William J. Mault, James D. Johnston and Matthew B. Sicinski, and each of them, with full power of substitution and power to act alone, as proxies to vote all of the shares of common stock which the undersigned would be entitled to vote if personally present and acting at the Special Meeting of Stockholders of Summit Midstream Corporation, to be held November 29, 2024 at 2:00 PM CST, and at any postponements or adjournments thereof, as follows: (Continued and to be signed on the reverse side)

Annex G-2